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S–4 TABLE OF CONTENTS
Annex A Table of Contents
Annex B TABLE OF CONTENTS
Annex F—Liberty Entertainment, Inc., LMC Entertainment and Liberty Media Corporation Financial Statements

Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-159810

TO THE STOCKHOLDERS OF
THE DIRECTV GROUP, INC.

DIRECTV MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

        After careful consideration, and upon the recommendation of a special committee of independent directors of The DIRECTV Group, Inc., the board of directors of DIRECTV has approved an agreement and plan of merger among DIRECTV, Liberty Media Corporation, Liberty Entertainment, Inc. and several wholly-owned subsidiaries of DIRECTV. If completed, the transactions contemplated by the merger agreement will result in the creation of a new public holding company named "DIRECTV", which we refer to as "Holdings". Holdings will be owned by the holders of DIRECTV common stock and the holders of Liberty Entertainment, Inc. common stock immediately prior to the mergers contemplated by the merger agreement. We refer to Liberty Entertainment, Inc. as "LEI". These mergers are very important transactions for DIRECTV and a special meeting of our stockholders is being called to vote on the merger agreement and related transactions. Information about the DIRECTV special meeting and the specifics of the proposed transactions is contained in this proxy statement/prospectus. We urge you to read this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus carefully and in their entirety. In particular, see "Risk Factors" beginning on page 26.

        Liberty is planning to execute a split-off transaction that would result in the redemption of 90% of the outstanding shares of both series of its Liberty Entertainment common stock in exchange for all of the outstanding shares of two series of common stock of LEI. LEI will hold Liberty's entire interest in DIRECTV (currently approximately 57% of the economic interest and approximately 48% of the voting interest), 100% of Liberty Sports Holdings LLC, 65% of Game Show Network, LLC and approximately $80 million in cash and cash equivalents, together with approximately $2 billion of indebtedness related to Liberty's acquisition of DIRECTV common stock in April 2008. The mergers can only be completed if the split-off transaction occurs, and the split-off transaction is subject to approval by the holders of Liberty's Liberty Entertainment common stock.

        The merger agreement provides for two mergers that result in DIRECTV and LEI becoming wholly owned subsidiaries of Holdings. In one merger, DIRECTV common stockholders (other than direct or indirect subsidiaries of LEI) will receive one share of Holdings Class A common stock for each share of DIRECTV common stock that they own. In the other merger, holders of outstanding shares of LEI Series A common stock and LEI Series B common stock (other than LEI or Holdings) will receive a number of shares of Holdings Class A common stock equal to the LEI exchange ratio for each share of LEI common stock that they own. The LEI exchange ratio is a fixed exchange ratio equal to 1.11111 shares of Holdings common stock for each share of LEI common stock, subject to certain adjustments as provided in the merger agreement.

        Immediately after completion of the split-off, John C. Malone (the Chairman of DIRECTV and Liberty), his wife and certain trusts for the benefit of their children will own approximately 92% of the LEI Series B common stock. Immediately prior to the mergers, the Malones, pursuant to a voting and right of first refusal agreement, will exchange each of their shares of LEI Series B common stock for a number of shares of Holdings Class B common stock equal to the LEI exchange ratio. Holdings Class B common stock will have fifteen votes per share and certain limited consent rights and Holdings Class A common stock will have one vote per share. Upon completion of the mergers, the Malones will be the only holders of Holdings Class B common stock.

        Upon completion of the transactions contemplated by the merger agreement, DIRECTV's former stockholders (other than Liberty or LEI) will collectively own approximately 45% of the common stock of

Holdings, and LEI's former stockholders will collectively own approximately 55% of the common stock of Holdings. LEI's former stockholders in the aggregate will control approximately 66% of the total voting power of Holdings common stock as a result of the high vote stock being issued to the Malones and DIRECTV's former stockholders (other than Liberty or LEI) will collectively control approximately 34% of the total voting power of Holdings, compared to their prior voting control of approximately 52% of DIRECTV. However, after the mergers, DIRECTV's former stockholders (other than Liberty or LEI) and LEI's public stockholders (other than the Malones) will, in the aggregate, control approximately 76% of the total voting power of Holdings common stock, as compared to approximately 52% controlled by DIRECTV stockholders (other than Liberty or LEI) prior to the mergers. Holdings Class A common stock is expected to be listed on the NASDAQ Global Select Market under DIRECTV's current ticker symbol, "DTV". The Holdings Class B common stock will not be listed on any stock exchange or automated dealer quotation system.

        The mergers are conditioned upon, among other things, the consummation of the split-off and the receipt of a number of approvals of both DIRECTV stockholders and holders of Liberty Entertainment common stock, including approval of a majority of disinterested stockholders, each of which is described in detail in this proxy statement/prospectus.

        Upon receipt of the recommendation of the special committee, the board of directors of DIRECTV approved, and declared it advisable and in the best interests of DIRECTV and its stockholders (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) to consummate, the DIRECTV merger. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure that your shares are represented at that meeting. If you do not vote, it will have the same effect as voting against the merger proposal.

        The DIRECTV board of directors, upon the recommendation of the special committee, has approved and declared advisable the merger agreement and the Malone Agreement and recommends that you vote FOR the adoption of the merger agreement and FOR the approval of the Malone Agreement.

Sincerely,
Larry D. Hunter Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated October 20, 2009, and is first being mailed to stockholders of DIRECTV on or about October 21, 2009.

THE DIRECTV GROUP, INC.
2230 East Imperial Highway, El Segundo, California 90245

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 19, 2009

To the Stockholders of The DIRECTV Group, Inc.:

        A special meeting of the stockholders of The DIRECTV Group, Inc. ("DIRECTV") will be held at Sheraton New York Hotel and Towers, 811 7th Avenue (53rd Street), New York, NY 10019, on November 19, 2009 at 11:00 a.m., local time, for the following purposes:

          1.     to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of May 3, 2009 and as amended as of July 29, 2009 and October 2, 2009, by and among Liberty Media Corporation, a Delaware corporation, Liberty Entertainment, Inc., a Delaware corporation, The DIRECTV Group, Inc., a Delaware corporation, DIRECTV, a Delaware corporation, DTVG One, Inc., a Delaware corporation and DTVG Two, Inc., a Delaware corporation;

          2.     to consider and vote upon the approval of the Voting and Right of First Refusal Agreement, dated as of May 3, 2009 and as amended as of July 29, 2009 and October 2, 2009, by and among The DIRECTV Group, Inc., Liberty Entertainment, Inc., DIRECTV, John C. Malone, Leslie Malone, The Tracy L. Neal Trust A and the Evan D. Malone Trust A; and

          3.     to consider and vote upon an adjournment of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the proposals described above in accordance with the merger agreement.

        Please note that Proposals 1 and 2 are dependent upon one another, and the mergers will not be completed unless both proposals are approved by the requisite vote of the DIRECTV stockholders as described below. Accordingly, you should be aware that a vote "against" either such item is effectively a vote against the completion of the mergers.

        We have included a copy of the Agreement and Plan of Merger as Annex A, a copy of Amendment No. 1 and Amendment No. 2 to the Agreement and Plan of Merger as Annex A-1 and Annex A-2, respectively, a copy of the Voting and Right of First Refusal Agreement as Annex B and a copy of Amendment No. 1 and Amendment No. 2 to the Voting and Right of First Refusal Agreement as Annex B-1 and Annex B-2, respectively, to the accompanying proxy statement/prospectus. The proxy statement/prospectus further describes the matters to be considered at the special meeting.

        Adoption of the merger agreement requires the affirmative vote of holders of record, as of the record date for the DIRECTV special meeting, voting together as a single class, of a majority of the outstanding shares of DIRECTV common stock in favor of adoption of the merger agreement. In addition to the foregoing, the affirmative votes of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Voting and Right of First Refusal Agreement are closing conditions to the mergers.

        The board of directors of DIRECTV recommends that you vote FOR the adoption of the Agreement and Plan of Merger, FOR the approval of the Voting and Right of First Refusal Agreement at the special meeting and FOR the approval of the adjournment of the meeting, if necessary or appropriate, to solicit additional proxies.

        Only stockholders of record on October 9, 2009 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Please complete and return the enclosed proxy card or voting instruction card or submit your voting instruction by telephone or through the Internet. You may also cast your vote in person at the special meeting. Please submit your proxy or voting instructions promptly whether or not you expect to attend the special meeting.

By Order of the Board of Directors,
Larry D. Hunter Chief Executive Officer

October 20, 2009

PLEASE SUBMIT A PROXY FOR YOUR SHARES PROMPTLY.

YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL INNISFREE M&A INCORPORATED AT 877-750-5836 (TOLL FREE) IF YOU ARE A STOCKHOLDER OR 212-750-5833 IF YOU ARE A BANK OR BROKER.

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement/prospectus or other information about the companies that is filed with the Securities and Exchange Commission (the "SEC") under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

For information about DIRECTV or Holdings:		For information about Liberty or LEI:
By Mail:	The DIRECTV Group, Inc.	By Mail:	Liberty Media Corporation
	DIRECTV		Liberty Entertainment, Inc.
	2230 East Imperial Highway		12300 Liberty Boulevard
	El Segundo, California 90245		Englewood, Colorado 80112
	Attention: Office of Investor Relations		Attention: Office of Investor Relations
By Telephone:	(310) 964-0808	By Telephone:	(720) 875-5408
By Internet:	www.directv.com	By Internet:	www.libertymedia.com

        IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY NOVEMBER 12, 2009 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

        For additional information on documents incorporated by reference in this proxy statement/prospectus, please see "Where You Can Find More Information."

Page
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION	v
SUMMARY	1
THE COMPANIES	1
The DIRECTV Group, Inc	1
Liberty Entertainment, Inc	2
DIRECTV	2
DTVG One, Inc.	2
DTVG Two, Inc.	2
RECENT DEVELOPMENTS	3
THE MERGERS	5
Effect of the Mergers	5
DIRECTV Common Stockholders to Receive Shares of Holdings Class A Common Stock	6
LEI Common Stockholders to Receive Shares of Holdings Common Stock	6
NASDAQ Listing and Stock Prices	7
Receipt of Shares of Holdings Class A Common Stock in DIRECTV Merger is Structured to Be Nontaxable to DIRECTV Stockholders	7
DIRECTV's Board of Directors Recommends that DIRECTV Stockholders Vote to Approve the Proposals to Adopt the Merger Agreement and to Approve the Malone Agreement and to Approve the Adjournment of the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies	8
DIRECTV's Reasons for the Merger	8
Opinion of the Special Committee's Financial Advisor	8
Liberty's Reasons for the Merger	9
DIRECTV Stockholder Vote Required	9
Liberty Stockholder Vote Required	10
Interests of Certain Persons in the DIRECTV Merger	10
The Malone Agreement	11
The Liberty May 2009 Agreement	11
The DIRECTV Loan to LEI	12
The Reorganization Agreement	12
The Tax Sharing Agreement	12
Comparison of Stockholder Rights	12
No Appraisal Rights	13
Board of Directors and Management After the Mergers	13
Legal Proceedings Regarding the Mergers	14
Regulatory Approvals and Conditions to Completion of the Mergers	14
Termination of the Merger Agreement; Fees Payable	16
THE SPECIAL MEETING	17
Special Meeting	17
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA	18
How the Financial Data Was Prepared	18
Selected Historical Financial Data of DIRECTV	18

i

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

        The questions and answers below highlight only selected information from this proxy statement/prospectus. They do not contain all of the information that may be important to you. You should read carefully the entire proxy statement/prospectus and the additional documents incorporated by reference into this proxy statement/prospectus to fully understand the proposed transactions and the voting procedures for the special meeting in deciding how to vote.

Q.    What is the proposed transaction for which I am being asked to vote?

A.
You, as a stockholder of The DIRECTV Group, Inc., are being asked to vote to adopt an Agreement and Plan of Merger, dated as of May 3, 2009 and amended as of July 29, 2009 and October 2, 2009, which we refer to in this proxy statement/prospectus as the "merger agreement," entered into by and among Liberty Media Corporation, Liberty Entertainment, Inc., The DIRECTV Group, Inc., DIRECTV, DTVG One, Inc. and DTVG Two, Inc. and to approve a Voting and Right of First Refusal Agreement, dated as of May 3, 2009 and amended as of July 29, 2009 and October 2, 2009, which we refer to in this proxy statement/prospectus as the "Malone Agreement", entered into by and among Liberty Entertainment, Inc., The DIRECTV Group, Inc., DIRECTV, John C. Malone, Mrs. Leslie Malone and certain trusts for the benefit of their children. In this proxy statement/prospectus, we refer to Liberty Media Corporation as "Liberty," Liberty Entertainment, Inc. as "LEI," The DIRECTV Group, Inc. as "DIRECTV," DIRECTV as "Holdings," DTVG One, Inc. as "Merger Sub One" and DTVG Two, Inc. as "Merger Sub Two."

  Subject to the terms and conditions of the merger agreement, Merger Sub One (a wholly owned subsidiary of Holdings) will merge with and into DIRECTV, with DIRECTV as the surviving corporation (which we refer to as the "DIRECTV merger"), and Merger Sub Two (a wholly owned subsidiary of Holdings) will merge with and into LEI, with LEI as the surviving corporation (which we refer to as the "LEI merger"). We refer to the DIRECTV merger and the LEI merger together as the "mergers"; neither merger will occur unless both do. Following the mergers, DIRECTV and LEI will be wholly owned subsidiaries of Holdings and Holdings will become an independent publicly traded company. Immediately prior to the completion of the mergers, Liberty will complete a transaction, which we refer to as the "Split-Off", that will result in the redemption of 90% of the outstanding shares of Liberty's Series A Liberty Entertainment common stock and Series B Liberty Entertainment common stock in exchange for all of the outstanding shares of LEI. LEI will hold Liberty's entire interest in DIRECTV (which is currently approximately 57%), a 100% interest in Liberty Sports Holdings LLC, a 65% interest in Game Show Network, LLC and approximately $80 million in cash and cash equivalents, together with approximately $2 billion of indebtedness relating to Liberty's incremental acquisition of DIRECTV shares in April 2008. The foregoing cash amount increased from the previously disclosed $50 million to $80 million as a result of recent exercises of outstanding options for Series A Liberty Entertainment common stock, the aggregate exercise prices of which will be retained for the benefit of LEI pursuant to the merger agreement.

  The Malone Agreement provides, among other things, that after the Split-Off, but immediately prior to the mergers, the Malones will exchange each of their outstanding shares of LEI Series B common stock (carrying 10 votes per share, having certain limited consent rights and being subject to certain other conditions) for a number of shares of Holdings Class B common stock (carrying 15 votes per share, having certain limited consent rights and being subject to certain other conditions) equal to the LEI exchange ratio, which we refer to as the "Malone Contribution". Immediately after the mergers, it is estimated that the Malones will hold approximately 3,127,315 shares of Holdings Class A common stock and approximately 21,806,138 shares of Holdings Class B common stock. This will give the Malones an approximate 3% economic interest in Holdings and 24.2% of the voting power of Holdings common stock (due to the Holdings Class B common stock carrying 15 votes per share and after giving effect to the 24% cap on the voting power of Holdings

v

  Class B common stock held by the Malones). The shares of Holdings Class A common stock that are anticipated to be owned by the Malones would represent approximately 0.2% of the total voting power of Holdings common stock immediately after the completion of the mergers and the shares of Holdings Class B common stock that are anticipated to be owned by the Malones would represent approximately 26.7% of the total voting power of Holdings common stock immediately after completion of the mergers. However, pursuant to the Malone Agreement, the Malones have agreed to limit their voting rights with respect to their Holdings Class B common stock to 24% of the total voting power of Holdings common stock. As a result, through their ownership of Holdings Class A common stock and Holdings Class B common stock, the Malones will hold approximately 24.2% of the total voting power of Holdings common stock immediately after completion of the mergers.

  You are also being asked to vote to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement in accordance with its terms and to approve the Malone Agreement.

Q.    Why is DIRECTV proposing the mergers?

A.
DIRECTV believes that substantial benefits to its stockholders can be obtained as a result of the mergers, including:

•
elimination of the approximate 54% concentration of ownership (and reduction of the concentration of voting power in a single stockholder or group of affiliated stockholders from approximately 48% to approximately 24%), as of May 3, 2009, of DIRECTV common stock held by Liberty (or post Split-Off, held by LEI), resulting in greater liquidity of Holdings common stock, greater operating and governance independence for Holdings and elimination of the risk that Liberty could transfer control of DIRECTV without the DIRECTV public stockholders participating in any control premium;

•
elimination of a single stockholder, or group of stockholders, with the ability to veto change of control transactions, providing Holdings more flexibility to pursue strategic transactions;

•
reducing the level of influence that the Malones can exert over Holdings as compared with the level of influence the Malones currently possess with regard to Liberty and, through Liberty, DIRECTV;

•
elimination of share arbitrage opportunities created by the ability to acquire an interest in DIRECTV through the purchase of either Liberty Entertainment common stock or DIRECTV common stock;

•
mitigation of the risk of a third party gaining effective control of DIRECTV without paying a premium to all DIRECTV stockholders by (i) buying shares of Liberty Entertainment common stock (prior to, but in anticipation of, the Split-Off) or LEI stock (after the Split-Off) from Mr. Malone or in the open market or (ii) acquiring LEI; and

•
increasing share liquidity by 115%, potentially creating additional index fund demand (S&P 500 and NASDAQ).

  DIRECTV also considered a number of potentially countervailing factors and risks, including the following:

  •
  the risk that the transactions might not be consummated in a timely manner or at all;

  •
  the fact that DIRECTV, on a consolidated basis, will assume approximately $2 billion in debt, and associated equity collars, owed by LEI to Bank of America and the risk that some or all of such debt, and associated loss (or gain) related to the equity collars, may be required to be repaid at or shortly after the closing of the mergers;

  •
  the fact that DIRECTV officers and employees have expended and will expend extensive efforts attempting to complete the transactions and have experienced and will experience significant distractions from their work during the pendency of the transactions, and that DIRECTV has incurred and will incur substantial transaction costs in connection with the transactions even if the transactions are not consummated;

  •
  the risk that LEI and Holdings could become liable for substantial transaction related taxes pursuant to the Tax Sharing Agreement with Liberty;

  •
  the requirement to provide the Malones with Holdings Class B common stock which carries 15 votes per share, and the attendant risk that the Malones' 24.2% voting power of Holdings common stock (after giving effect to the 24% cap on the voting power of Holdings Class B common stock held by the Malones) could make stockholder approval in a subsequent transaction more difficult to obtain without the approval of the Malones;

  •
  the premium DIRECTV will pay to LEI stockholders of approximately 5.6% of LEI's net asset value and approximately 20.7% of Liberty Entertainment's common stock market value as of May 1, 2009;

  •
  the risk that a third party seeking to acquire DIRECTV in a subsequent transaction might not pay the same premium to all DIRECTV stockholders, as such party could offer to pay a greater premium to the Malones than the holders of the Holdings Class A common stock to either purchase the Malones' Holdings Class B common stock or obtain the approval of the Malones for such transaction; and

  •
  the dilution of the voting power of DIRECTV stockholders (other than Liberty or LEI) from approximately 52% of the voting power of DIRECTV pre-mergers to approximately 34% of the voting power of Holdings post-mergers.

  DIRECTV also considered, among other things, the following factors in making its decision to recommend to the stockholders of DIRECTV both the adoption of the merger agreement and the approval of the Malone Agreement:

  •
  the fact that the special committee of DIRECTV's board of directors received an opinion from Morgan Stanley & Co. Incorporated, its financial advisor, that, as of the date of such opinion, and based upon and subject to various considerations, assumptions and limitations set forth in the opinion, the DIRECTV exchange ratio, pursuant to and as defined in the merger agreement, was fair, from a financial point of view, to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates), taking into account the transactions contemplated by the merger agreement (including the exhibits thereto) and the other transaction agreements referred to in the merger agreement. However, Morgan Stanley was not asked to express an opinion regarding, and Morgan Stanley's opinion did not address, the relative fairness of the consideration to be received by the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) as compared with the consideration to be received by Liberty, LEI, Mr. Malone, any of their respective affiliates or the holders of LEI common stock in the transactions; and

  •
  the terms and conditions of the merger agreement and related documents including among other things, the (i) limited number and nature of the conditions to Liberty's and LEI's obligations to close the mergers, (ii) fact that the DIRECTV merger is subject to approval by a majority of DIRECTV stockholders excluding Liberty, directors or officers of Liberty, Mr. Malone and any of Mr. Malone's affiliates, and (iii) conclusion of the DIRECTV board of directors that the $450 million termination fee, and the circumstances under which such fee may be payable to (or by) DIRECTV, were reasonable in light of the benefits of the mergers and commercial practice.

  For additional information, see "The Mergers—DIRECTV's Reasons for the DIRECTV Merger; Recommendation of the DIRECTV Merger by the DIRECTV Board of Directors" beginning on page 8.

Q.    What will I receive for my DIRECTV shares in the DIRECTV merger?

A.
You will receive one share of Holdings Class A common stock for each share of DIRECTV common stock.

Q.    What stockholder approvals are needed for DIRECTV?

A.
Approval of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of DIRECTV common stock in favor of adoption of the merger agreement. Pursuant to a voting, standstill, non-competition and non-solicitation agreement among DIRECTV, Liberty, LEI and certain of their affiliates, Liberty has agreed to cause all shares of DIRECTV common stock beneficially owned by it, currently representing approximately 57% of the outstanding shares of DIRECTV common stock, to be voted in favor of the adoption of the merger agreement. However, due to an existing standstill agreement between DIRECTV and Liberty, Liberty is only permitted to exercise its discretionary voting power with respect to approximately 48% of the outstanding shares of DIRECTV common stock, and must vote any additional shares it owns in the same manner, and in the same proportion to, the votes of all DIRECTV stockholders other than Liberty.

  In addition, the affirmative votes of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Malone Agreement are closing conditions to the mergers.

  Each holder of DIRECTV common stock is entitled to one vote per share.

  As of October 9, 2009, the record date for determining stockholders entitled to vote at the special meeting, there were 957,755,991 shares of DIRECTV common stock outstanding.

  The affirmative vote of a majority of the votes cast at the special meeting is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement or to approve the Malone Agreement by the votes described above.

Q.    Why is the board of directors of DIRECTV seeking the adoption of the merger agreement and the approval of the Malone Agreement by disinterested holders of DIRECTV common stock?

A.
The adoption of the merger agreement and the approval of the Malone Agreement by the affirmative vote of the holders of record of a majority of the outstanding shares of DIRECTV common stock held by disinterested holders is not required by either the terms of DIRECTV's amended and restated certificate of incorporation or by Delaware law. DIRECTV has decided, however, to give the disinterested holders of DIRECTV common stock the power to determine whether the various transactions contemplated by the merger agreement and the Malone Agreement are acceptable to them. Adoption of the merger agreement and approval of the Malone Agreement in each case by holders of a majority of the outstanding shares of the DIRECTV common stock held by disinterested holders are conditions to completion of the mergers. Although the merger agreement permits the waiver of certain conditions to completion of the mergers, the merger agreement prohibits DIRECTV from waiving the condition that in order to consummate the mergers DIRECTV must receive the prior approval of a majority of the outstanding shares of DIRECTV common stock held by persons other than Liberty or its affiliates, its directors or officers, Mr. Malone or any affiliate of Mr. Malone.

  DIRECTV believes, among other things, that the adoption of the merger agreement and the approval of the Malone Agreement by such disinterested holders of DIRECTV common stock should constitute ratification of the transactions contemplated by such agreements. Ratification is an expression of approval by the stockholders of one or more matters for which their approval is not necessarily required as a matter of law. In general, ratification by stockholders may be effective to approve actions taken by a corporation and its board of directors, even if the actions are challenged by some of the stockholders, provided that such actions are not against public policy (such as actions involving waste, fraud, or similar egregious conduct). The Delaware case law relating to the legal effect of stockholder ratification and whether the doctrine of stockholder ratification will be applicable to the adoption of the merger agreement and approval of the Malone Agreement by disinterested stockholders is not entirely clear. Recent Delaware case law suggests that the ability of stockholder ratification to extinguish claims may be available only in limited circumstances. That recent case law also suggests that the doctrine of stockholder ratification is not applicable if the stockholder vote approving the particular transaction is a vote required under Delaware law or a corporation's charter to authorize the transaction.

  Because the adoption of the merger agreement and the approval of the Malone Agreement by a majority of the outstanding shares of the DIRECTV common stock held by disinterested holders is not so required, DIRECTV believes that the adoption of the merger agreement and the approval of the Malone Agreement will have certain beneficial effects under Delaware law. If any holder of DIRECTV common stock commences litigation against DIRECTV or its directors challenging the fairness of these transactions to the holders of the DIRECTV common stock or alleging any deficiency or breach of fiduciary duty in the process of developing the terms of these transactions or in the consideration or approval of these transactions by the DIRECTV board of directors, DIRECTV believes that the adoption of the merger agreement and the approval of the Malone Agreement by such disinterested holders of DIRECTV common stock would be evidence in any such litigation of the fairness of the transactions contemplated by such agreements. In addition, DIRECTV believes that the adoption of the merger agreement and the approval of the Malone Agreement by such disinterested holders of DIRECTV common stock could also have additional substantive and procedural effects that could benefit DIRECTV and its directors in connection with the defense of any such stockholder litigation, including the litigation described in the "The Mergers—Legal Proceedings Regarding the Mergers" section on page 14. DIRECTV believes that such approval would be a factor under Delaware law in invoking a standard of judicial review or burden of proof that is more favorable to DIRECTV and its directors than the standard of judicial review or burden of proof that might otherwise apply in the absence of such approval. Even though the Delaware case law addressing the circumstances in which stockholder ratification may result in the extinguishment of breach of fiduciary duty claims is not entirely clear, DIRECTV believes that a Delaware court could conclude that adoption of the merger agreement and approval of the Malone Agreement by a majority of the outstanding shares of DIRECTV common stock held by disinterested holders operates to extinguish some or all of the claims in any such litigation.

Q.    Are Liberty Entertainment stockholders being asked to vote on the proposed transactions?

A.
Yes. Approval of holders of record, as of the record date for the Liberty special meeting, of a majority of the aggregate voting power of the shares of Liberty Entertainment common stock that are present (in person or by proxy) and entitled to vote at such meeting, voting together as a single class, is required to approve the Split-Off. We refer to this approval as the "Liberty Class Approval". In addition, the affirmative vote of the holders of record, as of the record date for the Liberty special meeting, voting together as a separate class, of a majority of the aggregate voting power of the outstanding shares of Liberty Entertainment common stock, excluding all shares of Liberty Entertainment common stock beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone, or any director or officer of Liberty, in favor of (i) the Split-Off and the transactions contemplated thereby, (ii) the Malone Agreement, and (iii) the merger agreement and the transactions contemplated thereby, is a closing condition to the mergers. Holders of Liberty Entertainment common stock are being separately solicited to vote on these matters at the Liberty special meeting. The sole stockholder of LEI prior to the Split-Off voted in favor of the adoption of the merger agreement at a meeting of the sole stockholder of LEI.

Q.    Why are there two classes of common stock of Holdings?

A.
After the Split-Off, there will be two classes of common stock of LEI. LEI Series A common stock will carry one vote per share, and LEI Series B common stock will carry 10 votes per share. In order to induce the Malones to execute the Malone Agreement in which they agreed to vote their shares in favor of the mergers and to certain restrictions on their shares, DIRECTV agreed to create a high/low vote structure. As a result, immediately prior to the mergers, the Malones will exchange all of their shares of LEI Series B common stock (carrying 10 votes per share, having certain limited consent rights and being subject to certain other restrictions), representing 92% of the outstanding shares of LEI Series B common stock, for shares of Holdings Class B common stock (carrying 15 votes per share, having certain limited consent rights and being subject to certain other restrictions) at the LEI exchange ratio. After the exchange and completion of the mergers, the Malones will hold an approximate 3% economic ownership interest in Holdings common stock, and approximately 24.2% of the voting power of Holdings common stock (after giving effect to the 24% cap on the voting power of Holdings Class B common stock held by the Malones with any voting power attributable to such shares in excess of 24% to be voted on a pro rata basis in the same manner as the votes of the non-Malone stockholders of Holdings). After that exchange, all of the remaining outstanding shares of LEI Series B common stock as well as all of the outstanding shares of LEI Series A common stock (other than, in each case, those shares owned directly or indirectly by LEI or Holdings) and DIRECTV common stock (other than those shares owned directly or indirectly by DIRECTV, LEI or any subsidiaries of LEI) will be converted into the right to receive Holdings Class A common stock in the mergers. DIRECTV negotiated this structure primarily to assist in the preservation of the tax-free treatment of the transactions, but also based on DIRECTV's desire to have only one class of publicly traded common stock. DIRECTV determined that it would be impractical to negotiate such restrictions with the public holders of the Series B Liberty Entertainment common stock and impractical for Holdings to enforce such restrictions.

  Shares of Holdings Class A common stock are expected to be listed on the NASDAQ Global Select Market under DIRECTV's current ticker symbol, "DTV". Shares of Holdings Class B common stock, which will be held entirely by the Malones and their permitted transferees following the mergers, will not be publicly traded and will be subject to transfer restrictions as set forth in the Malone Agreement.

Q.    Will the two classes of common stock of Holdings have different per share values?

A.
Holdings cannot predict what the value per share of either class of Holdings common stock will be after completion of the mergers. Holdings, however, has the right to redeem, upon the death of Mr. Malone, either (a) all of the outstanding shares of Holdings Class B common stock held by the Malones and certain related persons of the Malones, or (b) all of the outstanding shares of Holdings Class B common stock held by any person(s) (other than certain exempt transferees) provided that Holdings also redeems all of the shares of Holdings Class B common stock held by the Malones and certain related persons of the Malones, in each case, for 110% of the per share market price of the Holdings Class A common stock at such time. Holdings Class A common stock is not subject to any right of redemption.

x

Q.    Why are the Malones the only holders of LEI Series B common stock to receive shares of high-vote Holdings common stock in the contemplated transactions?

A.
Mr. Malone, in his capacity as a Liberty Entertainment stockholder and on behalf of the other Malones, was willing to enter into the Malone Agreement if he and the other Malones received high-vote stock in the Malone Contribution. Although DIRECTV was willing to issue high-vote stock in the Malone Contribution, it required that all recipients of Holdings high-vote stock be subject to significant restrictions on their shares similar to those to which the Malones agreed to be subject (other than the voting obligations), in order to assist in the preservation of the tax-free treatment of the transactions and to enable Holdings over time to reduce the number of outstanding Holdings Class B shares. These restrictions include a lock-up, which includes a prohibition against having substantial negotiations with a person regarding a sale or purchase of shares, for one year following the Split-Off and a right of first refusal in favor of Holdings thereafter. DIRECTV determined that it would be impractical to negotiate such restrictions with the public holders of the Series B Liberty Entertainment common stock and impractical for Holdings to enforce such restrictions. Accordingly, it was decided that the Malones would be the only holders of LEI Series B shares to receive Holdings Class B shares in the contemplated transactions.

Q.    Why is Robert R. Bennett, a director of Liberty and LEI who will hold options to acquire shares of LEI Series B common stock, receiving additional consideration as a result of the contemplated transactions?

A.
In connection with the execution of the merger agreement, the parties determined that the ownership by Mr. Bennett of certain Liberty Entertainment equity securities and his acquisition or sale of those securities could affect the tax consequences of the Split-Off. To address these concerns, DIRECTV required that Liberty and LEI execute a letter agreement with Mr. Bennett pursuant to which Mr. Bennett agreed to specified limitations on his ability to transfer or acquire certain securities of Liberty, LEI and DIRECTV, including a prohibition on the exercise of any of his options or stock appreciation rights in respect of Liberty Entertainment common stock prior to the Split-Off or LEI common stock following the Split-Off. In addition, Mr. Bennett agreed that his options to acquire shares of LEI Series B common stock would be adjusted in the contemplated transactions to be exercisable for shares of Holdings Class A common stock only. In order to induce Mr. Bennett to enter into this agreement, Liberty agreed to grant him immediately exercisable options to acquire 500,000 shares of Liberty Entertainment Series A common stock and the right to receive an additional grant of immediately exercisable options to acquire 50,000 shares of Liberty Entertainment Series A common stock on November 1, 2009 if the Split-Off was not completed by that date (which it will not be) and on the 1st day of each month thereafter until the Split-Off is completed. By way of example, the aggregate intrinsic value of the initial 500,000 share option grant would be approximately $1.6 million, assuming, among other things, the mergers had closed on October 15, 2009, these options were exercised immediately after the closing, and the closing price for the Holdings Class A common stock on the exercise date was $26.53 (which was the closing price of DIRECTV common stock on October 15, 2009).

Q.    How is the LEI exchange ratio calculated?

A.
Liberty and DIRECTV agreed upon a fixed exchange ratio in the LEI merger, which means that the number of shares of Holdings common stock issued in the LEI merger will not be adjusted based on the trading price of a share of DIRECTV common stock or LEI common stock. Rather, the exchange ratio is based on the number of shares of LEI common stock outstanding at the time of the LEI merger. The exchange ratio is calculated by dividing (x) the number of shares of Liberty Entertainment tracking stock issued and outstanding as of February 28, 2009 (which was 518,325,335) by (y) the number of shares of LEI common stock issued and outstanding immediately prior to the mergers. The exchange ratio will be adjusted, however, for equity awards that have been or may be granted by Liberty (with respect to Liberty Entertainment shares prior to the Split-Off) or LEI, in each case, on or after March 1, 2009 (other than certain awards granted to Robert R. Bennett, a director of Liberty, pursuant to an agreement entered into among Mr. Bennett, Liberty and LEI in connection with the execution of the merger agreement). To the extent any such equity awards were or are granted by Liberty or LEI after March 1, 2009, the denominator in the exchange ratio will be increased by a number of shares equal to 90% of the number of shares of Liberty Entertainment common stock underlying equity awards made prior to the Split-Off plus 100% of the number of shares underlying LEI equity awards made after the Split-Off and prior to the mergers. In addition, the denominator of the exchange ratio will be reduced by a number of shares equal to (x) 90% of the number of shares of Liberty Entertainment tracking stock issued after March 1, 2009 and prior to the Split-Off pursuant to the exercise or settlement of Liberty Entertainment equity awards and (y) 100% of the number of shares of LEI common stock issued after the Split-Off pursuant to the exercise or settlement of LEI equity awards. Assuming there are no grants of any equity awards by Liberty or LEI from March 1, 2009 until the time of the mergers (excluding any awards to Mr. Bennett described above), and there are no changes in the number of outstanding shares of Liberty Entertainment tracking stock between March 1, 2009 and the completion of the Split-Off or the number of outstanding shares of LEI common stock from the Split-Off to the closing of the mergers, the number of shares of LEI common stock issued and outstanding immediately prior to the mergers should be equal to 90% of 518,325,335 (based on the 90% redemption ratio in the Split-Off), which would result in an exchange ratio equal to 1.11111 (518,325,335 divided by 90% of 518,325,335).

Q.    How does the value of the LEI assets relate to the exchange ratio?

A.
Liberty and DIRECTV agreed that LEI stockholders would receive 518,325,335 shares of Holdings common stock in the LEI merger (subject to adjustment as provided in the merger agreement), which represents an implied premium of approximately 5.6% to the net asset value of LEI, as further described in the "Opinion of the Financial Advisor to the Liberty Transaction Special Committee" section on page 68. The implied premium to LEI stockholders based on the market values of Liberty Entertainment common stock and DIRECTV common stock as of May 1, 2009 was approximately 20.7%. These calculations take into account the mutually agreed cash amount to be retained by LEI at the time of the Split-Off (approximately $30 million as of May 3, 2009), the value of the LEI options and other equity rights to be assumed by Holdings (approximately $175 million as determined by DIRECTV as of March 2009), the approximately $2.0 billion principal amount of debt Liberty Entertainment had outstanding as of March 31, 2009 that Holdings, on a consolidated basis, will become responsible for repayment of in connection with the transactions contemplated by the merger agreement and certain other agreed upon values. As described in the preceding question and answer, the exchange ratio in the LEI merger is 1.11111, subject to adjustment in the event that equity awards have been or are granted by Liberty (with respect to Liberty Entertainment common stock prior to the Split-Off) or LEI (with respect to LEI common stock after the Split-Off), in each case, on or after March 1, 2009, and to reflect changes in outstanding share numbers of Liberty Entertainment common stock prior to the Split-Off or LEI common stock following the Split-Off. The adjustment will not occur with respect to certain awards granted to Robert R. Bennett, a director of Liberty, pursuant to an agreement entered into among Mr. Bennett, Liberty and LEI in connection with the execution of the merger agreement. The exchange ratio resulted from a series of negotiations between DIRECTV and Liberty relating to the value that should be attributed to the LEI assets, including whether there should be a premium attributed to the shares of DIRECTV common stock owned by Liberty. During their negotiations, Liberty and DIRECTV agreed that, for purposes of determining the number of shares of Holdings common stock to be issued in the LEI merger to former LEI stockholders, the exchange ratio would include a 5% premium attributed to the number of shares of DIRECTV common stock owned by Liberty. As a result, for purposes of determining the exchange ratio, LEI was effectively treated as holding approximately 576.2 million shares of DIRECTV common stock (rather than its actual holdings of approximately 548.7 million shares of DIRECTV common stock). DIRECTV and LEI also agreed on a reference price of $22.00 per share, to be used in determining the number of shares of Holdings common stock attributed to the other assets and liabilities of LEI. The value ascribed to these other assets (i.e., Liberty Sports Holdings, LLC and LEI's 65% interest in Game Show Network, LLC) by DIRECTV was approximately $877 million. Taking into account the mutually agreed cash amount to be retained by LEI at the time of the Split-Off (approximately $50 million), the value of the LEI options and other equity rights to be assumed by Holdings (approximately $175 million as determined by DIRECTV) and the approximately $2.0 billion principal amount of debt LEI had outstanding as of March 31, 2009 to be assumed by Holdings, Liberty and DIRECTV agreed that LEI stockholders would receive 518,325,335 shares of Holdings common stock in the LEI merger which represents an implied premium of 5.6% to the net asset value of LEI. The valuation of LEI is further described in the "Opinion of the Financial Advisor to the Liberty Transaction Special Committee" section on page 68.

Q.    What is the Malone Agreement?

A.
The Malone Agreement is an agreement among Mr. Malone, his wife and trusts for the benefit of their children, on the one hand, and DIRECTV, LEI and Holdings, on the other hand. The Malone Agreement provides that after the Split-Off, but immediately prior to the mergers, the Malones will exchange each of their outstanding shares of LEI Series B common stock for a number of shares of Holdings Class B common stock equal to the LEI exchange ratio. In addition, pursuant to the Malone Agreement, the Malones have agreed, subject to the terms and conditions thereof, among other things:

•
to vote their shares of Liberty Entertainment common stock in favor of the Split-Off and the LEI merger;

•
to limit their voting rights, only with respect to their shares of Holdings Class B common stock, to 24% of the total voting power of Holdings common stock (with any voting power attributable to such shares in excess of 24% to be voted on a pro rata basis in the same manner as the votes of the non-Malone stockholders of Holdings);

•
not to acquire any additional shares (with certain exceptions) of Liberty Entertainment common stock (only until the Split-Off), LEI common stock (until the first to occur of the effective time of the mergers, the day after the first anniversary of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof) or Holdings common stock (until the day after the first anniversary of the Split-Off or the earlier termination of the Malone Agreement in accordance with the terms thereof);

•
to restrictions on transfer of certain shares of Liberty Entertainment Series A common stock and all of their shares of Liberty Entertainment Series B common stock (only until the Split-Off) as well as certain shares of LEI Series A common stock and all of their shares of LEI Series B common stock (until the first to occur of the effective time of the mergers, the day after the first anniversary of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof) and certain shares of Holdings Class A common stock and all of their shares of Holdings Class B common stock (until the day after the first anniversary of the Split-Off or the earlier termination of the Malone Agreement in accordance with the terms thereof);

•
to grant to Holdings a right of first refusal with respect to certain transfers of the Malones' shares of Holdings Class B common stock and to be bound by certain redemption and other provisions in the Holdings amended and restated certificate of incorporation; and

  •
  that the LEI Series B options held by the Malones immediately prior to the LEI merger will be adjusted as a result of the LEI merger into options exercisable for shares of Holdings Class A common stock.

Q.    What is the Liberty May 2009 Agreement?

A.
Liberty, Holdings, DIRECTV, LEI, Greenlady Corporation, which we refer to as "Greenlady", and Greenlady II, LLC have entered into a Voting, Standstill, Non-Competition and Non-Solicitation Agreement, dated as of May 3, 2009 (attached as Annex I to this proxy statement/prospectus) and amended as of July 29, 2009, which we refer to as the "Liberty May 2009 Agreement". Under the Liberty May 2009 Agreement, Liberty has agreed, subject to the terms and conditions thereof, among other things:

•
to vote shares of DIRECTV common stock controlled by Liberty in favor of the adoption of the merger agreement;

•
not to solicit for employment (with certain exceptions) for two years after consummation of the mergers any executive officer or other member of senior management of Holdings or its subsidiaries;

•
not to hire (with certain exceptions) for two years after consummation of the mergers any individual who was an executive officer or other member of senior management of DIRECTV, the business to be transferred to LEI in connection with the Split-Off (the "LEI business") or any of their subsidiaries during the twelve month period preceding the consummation of the mergers; and

•
not to compete (with certain exceptions) for three years after consummation of the mergers with the current business of DIRECTV or the LEI business and not to acquire (with certain exceptions) equity securities of Holdings for a period of three years after the consummation of the mergers.

Q:    What is the Greenlady Debt Restructuring and why is it important?

A:
Prior to the closing of the mergers, Liberty and LEI will use their reasonable best efforts to assist DIRECTV, and to provide DIRECTV all cooperation reasonably requested by it, to cause Bank of America to amend the approximately $2 billion principal amount of debt Greenlady II, LLC, an indirect wholly owned subsidiary of Liberty, had outstanding as of June 30, 2009, which we refer to as the "Greenlady Debt", in a manner reasonably satisfactory to DIRECTV, including a release of any and all liens held by Bank of America on the shares of DIRECTV common stock held by Greenlady II, which we refer to as the "Greenlady Debt Restructuring". Greenlady II incurred the Greenlady Debt in April 2008 in connection with the increase of its holdings of DIRECTV common stock from approximately 41% to approximately 48% of the then outstanding shares. The approximately $2 billion used to purchase these additional shares was obtained under a credit facility that is secured by a pledge of the put components of a "cashless collar" transaction (consisting of a series of six puts and calls) and 170 million shares of DIRECTV stock owned by Greenlady II. If the parties are unable to effect the Greenlady Debt Restructuring by the time all other conditions to the merger agreement are satisfied (other than those which by their terms can only be satisfied at the closing of the mergers), then at or shortly after the closing DIRECTV will repay the Greenlady Debt in full, without any cost or liability to Liberty, LEI or any of their respective subsidiaries.

  In the event that, at or prior to the closing of the mergers, Bank of America does not approve the release of any and all liens held by it on the shares of DIRECTV common stock owned by Greenlady II, then, if instructed by DIRECTV in its sole discretion, each share of DIRECTV common stock owned by Greenlady II will, rather than remain outstanding following the

  DIRECTV merger, be converted into the right to receive one share of Holdings Class A common stock.

Q.    Why is DIRECTV loaning up to $650 million to Greenlady?

A.
DIRECTV has agreed to lend amounts aggregating (together with prior advances) up to $650 million to a wholly-owned subsidiary of LEI following the Split-Off to refinance amounts advanced under existing credit arrangements between Liberty and Greenlady and to fund Greenlady II's ongoing obligations pursuant to the Bank of America credit facility relating to the equity collar. In April 2008, Greenlady II, an indirect wholly owned subsidiary of Liberty, entered into an equity collar with respect to 110 million shares of DIRECTV common stock and a related credit facility against the present value of the put value of such collar. The collar transaction is separated into six tranches and the tranches terminate approximately every six months beginning on December 30, 2009. The amounts outstanding under the credit facility relating to each tranche is payable over the six month period prior to the termination of the related tranche of the collar transaction and is based upon a formula that factors in several variables including the market price of DIRECTV common stock. Since Holdings, upon completion of the mergers, on a consolidated basis, will become responsible for repayment of the Greenlady Debt, all amounts drawn-down under the $650 million facility will serve to reduce, on a dollar-for-dollar basis, the liability for which Holdings is responsible and therefore will not increase the aggregate liability associated with the assumption of the Greenlady Debt. The terms of the loans were based on the terms of the existing credit agreement between Greenlady and Bank of America. For additional information regarding the Greenlady Debt, see "The Merger Agreement—Greenlady Debt" beginning on page 114.

Q.    When and where is the special meeting?

A.
The special meeting will be held at Sheraton New York Hotel and Towers, 811 7th Avenue (53rd Street) New York, NY 10019, on November 19, 2009 at 11:00 a.m., local time.

Q.    What is the record date for the special meeting?

A.
The record date for the special meeting is October 9, 2009

Q.    What is the recommendation of the DIRECTV board of directors?

A.
The DIRECTV board of directors recommends a vote FOR the proposal to adopt the merger agreement, a vote FOR the proposal to approve the Malone Agreement and a vote FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.    Are there risks associated with the mergers that I should consider in deciding how to vote?

A.
Yes. There are a number of risks related to the merger and the other transactions contemplated by the merger agreement that are discussed in this proxy statement/prospectus and in other documents incorporated by reference or referred to in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in "Risk Factors" beginning on page 26 and in the DIRECTV SEC filings referred to in "Where You Can Find More Information" beginning on page 157.

Q.    What do I need to do now?

A.
After carefully reading and considering the information contained in this proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed postage-paid envelope or by submitting your voting instruction by telephone or through the Internet, as soon as possible so that your shares may be represented and voted at the special meeting. If you hold shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee has enclosed or will provide a voting instruction card for use in directing your broker, bank or other nominee how to vote those shares.

Q.    Should I send in my stock certificates with my proxy card?

A.
Please DO NOT send your DIRECTV stock certificates with your proxy card.

  After the completion of the DIRECTV merger you will receive a letter of transmittal to use in surrendering any DIRECTV stock certificates you have at that time.

Q.    If my shares are held in "street name" by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A
If you hold your shares in "street name" and do not provide voting instructions to your broker, bank or nominee your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Generally, your broker, bank or other nominee does not have discretionary authority to vote on the merger proposal. Accordingly, your broker, bank or other nominee will vote your shares held by it in "street name" only if you provide voting instructions to it on how to vote. You should follow the directions your broker, bank or other nominee provides. Shares that are not voted because you do not properly instruct your broker, bank or other nominee will have the effect of a vote against the proposal to adopt the merger agreement and against the proposal to approve the Malone Agreement. Broker non-votes will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.    If I beneficially own DIRECTV shares held pursuant to any DIRECTV Plan, will I be able to vote on the adoption of the merger agreement and approval of the Malone Agreement?

A.
If your shares are held through the DIRECTV Thrift and Savings Plan or the DIRECTV Savings Plus Plan, which we refer to in this proxy statement/prospectus collectively as the "DIRECTV Plans," you must instruct your plan administrator on how to vote your shares. If you hold shares through any DIRECTV Plan and you do not instruct the trustee how to vote, your shares in the plan may be voted by the trustee as explained in this proxy statement/prospectus under "The Special Meeting—Voting and Elections by Participants in the DIRECTV Plans" beginning on page 42.

Q.    What if I don't vote?

A.
If you fail to respond with a vote on the proposals to adopt the merger agreement and approve the Malone Agreement, or if you respond and indicate that you are abstaining from voting, it will have the same effect as a vote against each of the proposals to adopt the merger agreement and to approve the Malone Agreement. A non-response or abstention will have no effect with respect to the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of approving each of the proposals to adopt the merger agreement and to approve the Malone Agreement and a vote in favor of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you hold shares through any DIRECTV Plan and you do not instruct the trustee how to vote, your shares in the plan may be voted by the trustee as explained in this proxy statement/prospectus under "The Special Meeting—Voting and Elections by Participants in the DIRECTV Plans" beginning on page 42.

Q.    Can I vote for the adoption of the merger agreement and against the approval of the Malone Agreement, or vice versa?

A.
Adoption of the merger agreement and approval of the Malone Agreement, in each case by holders of record of a majority of the outstanding shares of DIRECTV common stock held by disinterested holders, are both conditions to completion of the mergers. As a result, you should be aware that a vote "against" the adoption of the merger agreement or a vote "against" the approval of the Malone Agreement is effectively a vote against the completion of the mergers. So even if the requisite vote is obtained for adoption of the merger agreement, if the requisite vote is not obtained for approval of the Malone Agreement, the transactions will not be completed.

Q.    Can I change my vote after I have delivered my proxy or voting instruction?

A.
Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a holder of record, you can do so by:

•
filing a written notice of revocation with the Secretary, The DIRECTV Group, Inc., 2230 East Imperial Highway, El Segundo, California 90245;

•
submitting a new proxy before the special meeting; or

•
attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

  For shares held beneficially by you, you may change your vote only by submitting new voting instructions to your bank, broker or nominee. If you submit your voting instruction through the Internet or by telephone, you can change your vote by submitting a voting instruction at a later date, in which case your later-submitted voting instruction will be recorded and your earlier voting instruction will be revoked. If the special meeting is postponed or adjourned and no new record date is set, it will not affect the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy or voting instruction using the methods described above. Your revised voting instructions must be provided with sufficient time for your vote to be processed and received prior to the closing of the polls at the special meeting.

Q.    What does it mean if I receive more than one proxy card or more than one email instructing me to vote?

A.
If you receive more than one proxy card or more than one email instructing you to vote, your shares are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each proxy card, and respond to each email, to ensure that all your shares are voted.

Q.    What does it mean if multiple members of my household are stockholders but we received only one set of proxy materials?

A.
If you hold shares in "street name," in accordance with a notice sent to certain brokers, banks or other nominees, we are sending only one proxy statement/prospectus to an address unless we received contrary instructions from any stockholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs.

Q.    Am I entitled to appraisal rights?

A.
No. Under the General Corporation Law of the State of Delaware, DIRECTV stockholders are not entitled to appraisal rights in connection with the DIRECTV merger.

Q.    What are the tax consequences to DIRECTV stockholders of the mergers?

A.
Assuming that the mergers and the Malone Contribution are completed in accordance with the merger agreement and the Malone Agreement, we expect that the exchange of shares by a DIRECTV stockholder solely for Holdings Class A common stock will be nontaxable to such stockholder for U.S. federal income tax purposes.

  You should be aware that the tax consequences to you of the DIRECTV merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the DIRECTV merger. For more information regarding the tax consequences of the mergers, please see "The Mergers—Material United States Federal Income Tax Consequences of the DIRECTV Merger" beginning on page 89.

Q.    When are the mergers expected to be completed?

A.
We expect to complete the mergers in the fourth calendar quarter of 2009. Because the mergers are subject to various conditions, including approval by the Federal Communications Commission, we cannot predict the exact timing of their completion. Either DIRECTV or LEI may terminate the merger agreement by written notice to the other party if the transactions contemplated by the merger agreement are not completed by December 29, 2009 provided that the terminating party shall not have taken any action or failed to take any action that resulted in the failure of the closing to occur by such date.

Q.    Who can help answer my questions?

A.
If you have any questions about the mergers or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Toll Free: 877-750-5836
Banks and Brokers Call Collect: 212-750-5833

SUMMARY

         This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the transaction fully and to obtain a more complete description of the legal terms of the merger agreement, you should carefully read this entire proxy statement/prospectus, including the Annexes, and the documents to which we refer you. Please see "Where You Can Find More Information."

 THE COMPANIES

The DIRECTV Group, Inc.

2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000

        DIRECTV is a leading provider of digital television entertainment in the United States and Latin America. Our two business segments, DIRECTV U.S. and DIRECTV Latin America, which are differentiated by their geographic location, are engaged in acquiring, promoting, selling and/or distributing digital entertainment programming via satellite to residential and commercial subscribers.

  DIRECTV U.S.    DIRECTV Holdings LLC and its subsidiaries, which we refer to as DIRECTV U.S., is the largest provider of direct-to-home, or DTH, digital television services and the second largest provider in the multi-channel video programming distribution, or "MVPD", industry in the United States. As of June 30, 2009, DIRECTV U.S. had over 18.3 million subscribers.

  DIRECTV Latin America.    DIRECTV Latin America, or DTVLA, is a leading provider of DTH digital television services throughout Latin America. DTVLA is comprised of: PanAmericana, which provides services in Venezuela, Argentina, Chile, Colombia, Puerto Rico and certain other countries in the region through our wholly-owned subsidiary, DIRECTV Latin America, LLC, or DLA LLC; our 74% owned subsidiary, Sky Brasil Servicos Ltda., which we refer to as Sky Brazil; and our 41% equity method investment in Innova, S. de R.L. de C.V., or Sky Mexico. As of June 30, 2009, PanAmericana had approximately 2.4 million subscribers, Sky Brazil had approximately 1.7 million subscribers and Sky Mexico had approximately 1.8 million subscribers.

        On February 27, 2008, Liberty Media Corporation ("Liberty") indirectly acquired News Corporation's approximately 41% interest in DIRECTV (the "News/Liberty Transaction"). On April 3, 2008, Liberty announced that it had purchased an additional 78.3 million shares of our common stock in a private transaction. Currently, Liberty owns approximately 57% of our outstanding common stock; however, Liberty has agreed to limit its voting rights in respect of our common stock to approximately 48%.

        Liberty has announced that it will seek stockholder approval for a redemption proposal which would allow Liberty to redeem a portion of the outstanding shares of its Liberty Entertainment common stock, a tracking stock, in exchange for shares of LEI, a newly formed, wholly owned subsidiary of Liberty (the "Split-Off"). If that proposal is approved and completed, LEI will hold Liberty's entire interest in DIRECTV (which is currently approximately 57%), a 100% interest in Liberty Sports Holdings LLC, a 65% interest in Game Show Network, LLC and approximately $80 million in cash and cash equivalents, together with approximately $2 billion of indebtedness relating to Liberty's acquisition of an additional 78.3 million shares of DIRECTV common stock in April 2008. The redemption proposal is subject to the satisfaction of various conditions including, but not limited to, an effective registration statement, the receipt of a tax ruling and certain tax opinions and the requisite stockholder approval. Successful implementation of the redemption proposal will result in the split-off of LEI which will only separately trade as a public company if the merger agreement is terminated.

        DIRECTV was incorporated in Delaware in 1977, and its common stock trades on the NASDAQ Global Select Market under the ticker symbol "DTV."

Liberty Entertainment, Inc.

12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

        LEI is a wholly owned subsidiary of Liberty formed for the purpose of effecting the Split-Off. LEI has not conducted any activities other than those incident to its formation, the preparation of applicable filings under the federal securities and communications laws and execution of the merger agreement. References to "LEI" in this proxy statement/prospectus refer to Liberty Entertainment, Inc.

DIRECTV

c/o The DIRECTV Group, Inc.
2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000

        DIRECTV, or "Holdings", is a newly-formed Delaware corporation that is currently a wholly owned subsidiary of The DIRECTV Group, Inc., but, upon completion of the mergers, will become a publicly traded holding company that will own all the outstanding equity interests in The DIRECTV Group, Inc. and LEI. Holdings was formed solely in contemplation of the mergers, has not commenced any operations, has only nominal assets and has no liabilities or contingent liabilities, nor any outstanding commitments other than pursuant to the merger agreement and the related transactions. The Class A common stock of Holdings is expected to be listed on the NASDAQ Global Select Market under DIRECTV's current ticker symbol, "DTV".

DTVG One, Inc.

c/o The DIRECTV Group, Inc.
2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000

        DTVG One, Inc. is a wholly owned subsidiary of Holdings formed solely to effect the DIRECTV merger, and has not conducted and will not conduct any business during any period of its existence. Pursuant to the merger agreement, DTVG One, Inc. will merge with and into DIRECTV, with DIRECTV continuing as the surviving corporation and a wholly owned subsidiary of Holdings. References to "Merger Sub One" in this proxy statement/prospectus refer to DTVG One, Inc.

DTVG Two, Inc.

c/o The DIRECTV Group, Inc.
2230 East Imperial Highway
El Segundo, California 90245
(310) 964-5000

        DTVG Two, Inc. is a wholly owned subsidiary of Holdings formed solely to effect the LEI merger, and has not conducted and will not conduct any business during any period of its existence. Pursuant to the merger agreement, DTVG Two, Inc. will merge with and into LEI, with LEI continuing as the surviving corporation and a wholly owned subsidiary of Holdings. References to "Merger Sub Two" in this proxy statement/prospectus refer to DTVG Two, Inc.

 RECENT DEVELOPMENTS

Resignation of DIRECTV CEO

        Chase Carey, the former President and Chief Executive Officer of DIRECTV, resigned effective July 1, 2009, and became Deputy Chairman and Chief Operating Officer of News Corporation. The DIRECTV board has accepted his resignation and has formed a committee of directors tasked with searching for a new President and Chief Executive Officer. In the interim, Larry Hunter is serving as Chief Executive Officer in addition to his current responsibilities as Executive Vice President of Legal, Human Resources, and Administration. The DIRECTV board has amended the DIRECTV by-laws to ensure that the immediate successor to Mr. Carey will require the approval of at least 80% of the directors then serving on the DIRECTV board, with any fractional number being rounded up to the next whole number. A similar requirement will apply to the Holdings board if Mr. Carey's successor is appointed after the mergers. This amendment was agreed to by DIRECTV in connection with the execution of Amendment No. 1 to the merger agreement and Amendment No. 1 to the Malone Agreement (as described below). An effect of this amendment is to require at least one of Messrs. Malone, Maffei or Gould (or their respective successors) to approve a successor Chief Executive Officer of DIRECTV.

Amendment No. 1 to the merger agreement and Amendment No. 1 to the Malone Agreement

        With the approval of the DIRECTV and Liberty boards, on July 29, 2009, the parties executed Amendment No. 1 to the merger agreement, which eliminates LEI's right to terminate the merger agreement if Liberty does not receive, prior to July 31, 2009, a private letter ruling from the IRS addressing certain tax considerations relating to the automatic conversion feature of Holdings Class B common stock. The merger agreement as amended provides that LEI has the right to terminate the merger agreement after the second business day following Liberty's notice to DIRECTV of receipt of the tax ruling relating to the qualification of the Split-Off as a tax-free transaction under Section 355 and 368(a)(1)(D) of the Internal Revenue Code unless DIRECTV either notifies LEI that certain tax matters in the ruling are reasonably acceptable to it or, alternatively, DIRECTV waives the related tax closing condition or delivers a certificate acknowledging receipt of a tax opinion in lieu of the requested rulings as well as a modification of the related closing condition. Amendment No. 1 also (i) provides for the addition of supermajority voting requirements at the DIRECTV board with respect to approval of the new CEO and expansion of the board beyond 12 members, (ii) refers to the replacement of Mark Carleton, Senior Vice President of Liberty, on the DIRECTV board with an independent director who must qualify as independent for stock exchange purposes and be mutually acceptable to Liberty and DIRECTV and who would serve on both the Nominating and Corporate Governance Committee and Compensation Committee of DIRECTV, contingent upon the resignation of Mr. Carleton and (iii) provides for a supermajority voting requirement at the DIRECTV board with respect to the independent director who would fill the existing vacancy on the DIRECTV board. These rights would be preserved at Holdings through the limited use of supermajority voting requirements for a specified period of time following the closing of the transactions contemplated by the merger agreement. The supermajority requirement for increasing the board beyond 12 members will only apply until the first annual stockholder meeting after the merger effective time.

        The parties also executed Amendment No. 1 to the Malone Agreement on July 29, 2009, which corrects typographical errors and contains conforming changes based on the final provisions of the Holdings amended and restated certificate of incorporation.

Amendment No. 2 to the merger agreement and Amendment No. 2 to the Malone Agreement

        With the approval of the DIRECTV and Liberty boards, on October 2, 2009, the parties executed Amendment No. 2 to the merger agreement, which provides, among other things: (i) for certain revisions to the form of the Holdings amended and restated certificate of incorporation and form of the Holdings by-laws pursuant to the terms of the Stipulation of Settlement (as defined in the "The Mergers—Legal Proceedings Regarding the Mergers" section on page 93); (ii) that Liberty and LEI will not consummate the Split-Off until the first to occur of (x) all of the conditions precedent set forth in the merger agreement (other than certain specified conditions precedent related to the completion of the reorganization and Split-Off, the occurrence of the Malone Contribution and those conditions precedent that may only be satisfied at closing) having been satisfied or, to the extent permissible, waived, and the parties to the merger agreement shall have confirmed that the closing will occur subject only to the satisfaction of those conditions precedent related to the completion of the restructuring and Split-Off, the occurrence of the Malone Contribution and those conditions precedent that may only be satisfied at closing and (y) the termination of the merger agreement; (iii) that either DIRECTV or LEI may terminate the merger agreement by written notice to the other party if the transactions contemplated by the merger agreement are not completed by December 29, 2009; and (iv) that DIRECTV is prohibited from exercising its right to waive the DIRECTV Stockholder Approval condition to the merger agreement.

        The parties also executed Amendment No. 2 to the Malone Agreement on October 2, 2009, to amend certain definitions in the Malone Agreement.

 THE MERGERS

Effect of the Mergers

        The organization of DIRECTV, LEI and Holdings before the Split-Off, before the mergers, and after the Malone Contribution and the mergers is illustrated below.

Before the Split-Off

After the Split-Off and Before the Mergers

 After the Malone Contribution and the Mergers

DIRECTV Common Stockholders to Receive Shares of Holdings Class A Common Stock (see page 44)

        Upon satisfaction or waiver of each of the conditions to the merger agreement, Merger Sub One will merge with and into DIRECTV (the "DIRECTV merger"). In the DIRECTV merger, DIRECTV common stockholders (other than DIRECTV, LEI or direct and indirect subsidiaries of LEI) will receive one share of Holdings Class A common stock per share of DIRECTV common stock.

LEI Common Stockholders to Receive Shares of Holdings Common Stock (see page 44)

        Upon satisfaction or waiver of each of the conditions to the merger agreement, Merger Sub Two will merge with and into LEI (the "LEI merger", together with the DIRECTV merger, the "mergers"). In the LEI merger, (i) each outstanding share of LEI Series A common stock (other than shares owned by LEI and Holdings) will be exchanged for 1.11111 shares of Holdings Class A common stock and (ii) each outstanding share of LEI Series B common stock (other than shares owned by LEI or Holdings) will be exchanged for 1.11111 shares of Holdings Class A common stock, in each case subject to adjustment and the payment of cash in lieu of fractional shares. Immediately prior to the mergers, Mr. Malone, his wife and trusts for the benefit of their children (the "Malones") will exchange each of their shares of LEI Series B common stock, representing 92% of the outstanding shares of LEI Series B common stock (carrying 10 votes per share, having certain limited consent rights and being subject to certain other restrictions), for 1.11111 shares of Holdings Class B common stock (carrying 15 votes per share, having certain limited consent rights and being subject to certain other restrictions) (the "Malone Contribution"), subject to adjustments and the payment of cash in lieu of fractional shares. The exchange ratio of 1.11111 for both the LEI Series A common stock and LEI Series B common stock described above will be adjusted to reflect (i) changes in the number of outstanding shares of Liberty Entertainment common stock from March 1, 2009 through the completion of the Split-Off and LEI common stock from the completion of the Split-Off through the completion of the LEI merger and (ii) certain grants of incentive awards during that period.

        DIRECTV negotiated this structure primarily to assist in the preservation of the tax-free treatment of the transactions, but also based on DIRECTV's desire to have only one class of publicly traded common stock. In this connection, DIRECTV determined that restrictions on the transfer and limitations on the convertibility of the Holdings Class B common stock would be advisable to assist in the preservation of the tax-free treatment of the transactions but that it would be impractical to negotiate such restrictions with the public holders of the Series B Liberty Entertainment common stock and impractical for Holdings to enforce such restrictions.

NASDAQ Listing and Stock Prices (see pages 25, 101 and 131)

        Holdings Class A common stock is currently not traded or quoted on a stock exchange or quotation system. However, upon consummation of the mergers, it is expected that Holdings Class A common stock will be traded on the NASDAQ Global Select Market under the ticker symbol "DTV". Although DIRECTV stockholders will receive one share of Holdings Class A common stock for each share of DIRECTV common stock in the DIRECTV merger, the market value of the Holdings Class A common stock that DIRECTV stockholders receive may vary significantly from that implied by current trading prices for DIRECTV common stock.

        DIRECTV common stock trades on the NASDAQ Global Select Market under the symbol "DTV." If the Split-Off occurs before all the conditions to the merger agreement have been satisfied or, to the extent permissible, waived, then after the Split-Off, LEI Series A common stock and LEI Series B common stock will trade on the NASDAQ Global Select Market under the symbols "LMDIA" and "LMDIB" respectively, until the completion of the mergers. The table below shows the pro forma equivalent per share value of DIRECTV common stock at the close of the regular trading session on May 1, 2009, the last trading day before the public announcement of the mergers, and October 15, 2009, the most recent trading day for which information was available.

Date	DIRECTV Closing Price	DIRECTV Pro Forma Equivalent(1)
May 1, 2009	$24.57	$24.57
October 15, 2009	$26.53	$26.53

    (1)
    The pro forma equivalent per share value of DIRECTV common stock is calculated by multiplying the DIRECTV closing price by the DIRECTV exchange ratio of 1.0.

Receipt of Shares of Holdings Class A Common Stock in the DIRECTV Merger is Structured to Be Nontaxable to DIRECTV Stockholders (see page 89)

        DIRECTV has received an opinion of its tax counsel, Weil, Gotshal & Manges LLP, to the effect that the exchange of DIRECTV common stock for Holdings Class A common stock pursuant to the DIRECTV merger, taken together with the LEI merger and the Malone Contribution, will be treated for United States federal income tax purposes as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, subject to the limitations and qualifications described in "The Mergers—Material United States Federal Income Tax Consequences of the DIRECTV Merger" below, holders of DIRECTV common stock who receive Holdings Class A common stock will not recognize any gain or loss in the DIRECTV merger.

        The United States federal income tax consequences described above may not apply to all holders of DIRECTV common stock, including certain holders specifically referred to in the section titled "The Mergers—Material United States Federal Income Tax Consequences of the DIRECTV Merger." In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. Your tax consequences will depend on your own situation. You should consult your tax advisor to fully understand the tax consequences of the DIRECTV merger to you.

DIRECTV's Board of Directors Recommends that DIRECTV Stockholders Vote to Approve the Proposals to Adopt the Merger Agreement and to Approve the Malone Agreement and to Approve the Adjournment of the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies (see page 65)

        The DIRECTV board of directors has declared advisable and recommends that the DIRECTV stockholders vote FOR the proposal to adopt the merger agreement, FOR the proposal to approve the Voting and Right of First Refusal Agreement by and among LEI, DIRECTV, Holdings, John C. Malone, Mrs. Leslie Malone and certain trusts for the benefit of their children, dated as of May 3, 2009 and as amended on July 29, 2009 and October 2, 2009 (the "Malone Agreement"), and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement in accordance with its terms and approve the Malone Agreement.

        The adoption of the merger agreement and the approval of the Malone Agreement by the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty, or beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, is not required by either the terms of DIRECTV's certificate of incorporation or Delaware law, but Liberty and DIRECTV have agreed that DIRECTV will seek these approvals. Although the merger agreement permits the waiver of certain conditions to completion of the mergers, the merger agreement prohibits DIRECTV from waiving the condition that in order to consummate the mergers, DIRECTV must receive the prior approval of a majority of the outstanding shares of DIRECTV common stock held by persons other than Liberty or its affiliates, its directors or officers, Mr. Malone or any affiliate of Mr. Malone. As further described elsewhere in this proxy statement/prospectus, DIRECTV believes that such approvals by disinterested holders of DIRECTV common stock should constitute ratification of the transactions contemplated by the merger agreement and the Malone Agreement by such holders.

DIRECTV's Reasons for the Merger (see page 65)

        In the course of reaching its decision to approve the merger agreement and the transactions contemplated thereby, the DIRECTV board of directors considered a number of factors in its deliberations. Those factors are described in "The Mergers—DIRECTV's Reasons for the DIRECTV Merger; Recommendation of the DIRECTV Merger by the DIRECTV Board of Directors" beginning on page 65.

Opinion of the Special Committee's Financial Advisor (see page 68)

        In connection with the transactions contemplated by the merger agreement, the special committee of independent directors of DIRECTV received a written opinion from Morgan Stanley & Co. Incorporated ("Morgan Stanley"), its financial advisor, as to the fairness, from a financial point of view taking into account the transactions contemplated by the merger agreement (including the exhibits thereto) and the other transaction agreements referred to in the merger agreement (collectively referred to as the "transactions"), of the DIRECTV exchange ratio pursuant to, and as defined in, the merger agreement to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates). The full text of the written opinion of Morgan Stanley, dated May 3, 2009, is included as Annex E to this proxy statement/prospectus and is incorporated herein by reference. You should read the opinion carefully in its entirety for a description of the assumptions made, procedures followed, the matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley addressed its opinion to the special committee of the board of directors of DIRECTV, and the opinion does not constitute a recommendation to any stockholder of DIRECTV or Liberty as to how to vote at the stockholders' meetings to be held in connection with the transactions. Morgan Stanley was not asked to express an opinion regarding, and Morgan Stanley's opinion did not address, the relative fairness of the consideration to be received by the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) as compared with the consideration to be received by Liberty, LEI, Mr. Malone, any of their respective affiliates or the holders of LEI common stock in the transactions. In addition, Morgan Stanley's opinion did not in any manner address the prices at which the Holdings Class A common stock will trade following the consummation of the transactions. DIRECTV agreed to pay fees to Morgan Stanley in connection with the transactions, including a $2 million opinion fee that became due and payable following the rendering by Morgan Stanley of its fairness opinion and a $10 million transaction fee that is contingent upon the consummation of the transactions. DIRECTV has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred in performing its services.

Liberty's Reasons for the Merger (see page 82)

        In the course of reaching its decision to approve and declare advisable the merger agreement and the transactions contemplated thereby, the LEI board of directors considered a number of factors in its deliberations. Those factors are described in "The Mergers—Liberty's Reasons for the Mergers" beginning on page 82.

DIRECTV Stockholder Vote Required (see page 38)

        Adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of DIRECTV common stock outstanding on the record date for the DIRECTV special meeting in favor of adoption of the merger agreement (the "DIRECTV General Approval"). Pursuant to a voting agreement among DIRECTV and Holdings, on the one hand, and Liberty and certain of its subsidiaries, on the other hand, the Liberty affiliated entities have agreed to vote shares of DIRECTV common stock beneficially owned by them, currently representing approximately 57% of the outstanding shares of DIRECTV common stock, in favor of the adoption of the merger agreement. However, due to an existing standstill agreement between DIRECTV and Liberty, Liberty is only permitted to exercise its discretionary voting power with respect to approximately 48% of the outstanding shares of DIRECTV common stock, and must vote any additional shares it owns in the same manner as, and in the same proportion to, the votes of all DIRECTV stockholders other than Liberty. In addition, the mergers are conditioned upon the receipt of the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Malone Agreement (the "DIRECTV Minority Approval", and together with the DIRECTV General Approval, the "DIRECTV Stockholder Approval"). None of the disinterested holders of DIRECTV common stock have committed to vote in favor of the adoption of the merger agreement or the approval of the Malone Agreement.

        As further described elsewhere in this proxy statement/prospectus, DIRECTV believes that adoption of the merger agreement and approval of the Malone Agreement by disinterested holders of DIRECTV common stock should constitute ratification of the transactions contemplated by such agreements.

Liberty Stockholder Vote Required

        Approval of the Split-Off requires the affirmative vote by holders of record, as of the record date for the Liberty special meeting, of a majority of the aggregate voting power of the shares of Liberty Entertainment common stock that are present (in person or by proxy) and entitled to vote at such meeting, voting together as a separate class (the "Liberty Class Approval"). In addition, the mergers are conditioned upon receipt of the affirmative vote of the holders of record, as of the record date for the Liberty special meeting, voting together as a single class, of a majority of the aggregate voting power of the outstanding shares of Liberty Entertainment common stock, excluding all shares of Liberty Entertainment common stock beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone, or any director or officer of Liberty, in favor of (i) the Split-Off and the transactions contemplated thereby, (ii) the Malone Agreement and the transactions contemplated thereby, and (iii) the merger agreement and the transactions contemplated thereby (the "Liberty Minority Approval," and together with the Liberty Class Approval, the "Liberty Stockholder Approval"). Holders of Liberty Entertainment common stock are being separately solicited to vote on these matters at the Liberty special meeting. The sole stockholder of LEI prior to the Split-Off voted in favor of the adoption of the merger agreement at a meeting of the sole stockholder of LEI.

Interests of Certain Persons in the DIRECTV Merger (see page 83)

        You should be aware that some of the directors and executive officers of DIRECTV have interests in the DIRECTV merger that are different from, or are in addition to, the interests of stockholders of DIRECTV. These interests include, but are not limited to: the issuance of high vote Holdings Class B common stock (carrying 15 votes per share, having certain limited consent rights and being subject to certain other restrictions) to the Malones following the Split-Off in exchange for their shares of LEI Series B common stock (carrying 10 votes per share, having limited consent rights and being subject to certain other restrictions), pursuant to the Malone Agreement; the continued employment of DIRECTV's executive officers as Holdings' executive officers and the continued service to Holdings by DIRECTV's directors as Holdings' directors; the indemnification of officers and directors of Liberty, LEI and DIRECTV by Holdings for their services as such up to the time of the consummation of the mergers; the treatment of LEI equity awards held by certain directors of DIRECTV in the mergers (including (a) the accelerated vesting of all such directors' outstanding LEI restricted shares (approximately 592,000 shares) upon the conversion of the LEI restricted shares to shares of Holdings Class A common stock and (b) the vesting of such directors' Holdings stock options and stock appreciation rights which upon acceleration is estimated to result in such directors, as of October 15, 2009, receiving an aggregate intrinsic value of approximately $27.3 million based on the Holdings Class A common stock immediately after the completion of the mergers trading at $26.53, which was the closing price of DIRECTV common stock on October 15, 2009, and assuming for this purpose that (i) the mergers are completed on such date, (ii) the awards are exercised immediately after the completion of the transactions contemplated by the merger agreement, and (iii) the exercise price or base price, as applicable, for the underlying LEI stock award will be the exercise or base price prior to the mergers divided by the exchange ratio (1.11111) subject to adjustment for the corresponding Holdings award); and the fact that John Malone, Gregory Maffei and Mark Carleton, members of the DIRECTV board of directors at the time the merger agreement and Malone Agreement were initially approved, are the Chairman, President and CEO and a Senior Vice President, respectively, of Liberty, which currently beneficially owns approximately 57% of the outstanding common stock of DIRECTV. The DIRECTV board of directors accepted the resignation of Mark D. Carleton (Senior Vice President of Liberty), as a director of DIRECTV effective August 5, 2009. Subsequently on August 5, 2009, at a regularly scheduled meeting of the board, the DIRECTV board of directors elected Paul A. Gould, a former director of Liberty, as a director filling the vacancy created by the resignation of Mr. Carleton. Based on a review of answers submitted by Mr. Gould and interviews with Mr. Gould by the Nominating and Corporate Governance Committee of the board of directors of DIRECTV and with other members of the board of directors, it was determined by the DIRECTV board of directors that Mr. Gould will qualify as an independent director as that term is defined by the U.S. Securities and Exchange Commission, the NASDAQ stock market rules and the policies of DIRECTV. The board of directors also appointed Mr. Gould to serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the board of directors. All members of the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors. Mr. Gould will participate in the compensation arrangements available to all independent directors on the DIRECTV board of directors. The transactions will not have any effect on any severance or employment agreements of DIRECTV's officers and directors in their capacities as such.

The Malone Agreement (see page 123)

        The Malone Agreement provides that after the Split-Off, but immediately prior to the mergers, the Malones will exchange each of their outstanding shares of LEI Series B common stock for a number of shares of Holdings Class B common stock equal to the LEI exchange ratio. In addition, pursuant to the Malone Agreement, the Malones have agreed, subject to the terms and conditions thereof, among other things:

  •
  to vote their shares of Liberty Entertainment common stock in favor of the Split-Off and the LEI merger;

  •
  to limit their voting rights, only with respect to their shares of Holdings Class B common stock, to 24% of the total voting power of Holdings common stock (with any voting power attributable to such shares in excess of 24% to be voted on a pro rata basis in the same manner as the votes of the non-Malone stockholders of Holdings), which has the effect of providing the Malones with 24.2% of Holdings' voting power as of the completion of the transactions contemplated by the merger agreement in respect of their approximate 3% economic interest in Holdings;

  •
  not to acquire any additional shares (with certain exceptions) of Liberty Entertainment common stock (only until the Split-Off), LEI common stock (until the first to occur of the effective time of the mergers, the day after the first anniversary of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof) or Holdings common stock (until the day after the first anniversary of the Split-Off or the earlier termination of the Malone Agreement in accordance with the terms thereof);

  •
  to restrictions on transfer of certain shares of Liberty Entertainment Series A common stock and all of their shares of Liberty Entertainment Series B common stock (only until the Split-Off), certain shares of LEI Series A common stock and all of their shares of LEI Series B common stock (until the first to occur of the effective time of the mergers, the day after the first anniversary of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof) and certain shares of Holdings Class A common stock and all of their shares of Holdings Class B common stock (until the day after the first anniversary of the Split-Off or the earlier termination of the Malone Agreement in accordance with the terms thereof);

  •
  to grant to Holdings a right of first refusal with respect to certain transfers of the Malones' shares of Holdings Class B common stock and to be bound by certain redemption and other provisions in the Holdings amended and restated certificate of incorporation; and

  •
  that the LEI Series B options held by the Malones immediately prior to the LEI merger will be adjusted as a result of the LEI merger into options exercisable for shares of Holdings Class A common stock.

The Liberty May 2009 Agreement (see page 124)

        Liberty, Holdings, DIRECTV, LEI, Greenlady Corporation ("Greenlady") and Greenlady II, LLC have entered into a Voting, Standstill, Non-Competition and Non-Solicitation Agreement, dated as of

May 3, 2009 (the "Liberty May 2009 Agreement"). Under the Liberty May 2009 Agreement, Liberty has agreed, subject to the terms and conditions thereof, among other things:

  •
  to vote shares of DIRECTV common stock controlled by Liberty in favor of the adoption of the merger agreement;

  •
  not to solicit for employment (with certain exceptions) for two years after consummation of the mergers any executive officer or other member of senior management of Holdings or its subsidiaries;

  •
  not to hire (with certain exceptions) for two years after completion of the mergers any individual who was an executive officer or other member of senior management of DIRECTV, the LEI business or any of their subsidiaries during the twelve month period preceding the completion of the mergers; and

  •
  not to compete (with certain exceptions) for three years after completion of the mergers with the current business of DIRECTV or the LEI business and not to acquire (with certain exceptions) equity securities of Holdings for a period of three years after the completion of the mergers.

        However, due to an existing standstill agreement between DIRECTV and Liberty, in connection with the votes to be taken at the DIRECTV special meeting, Liberty is only permitted to exercise its discretionary voting power with respect to approximately 48% of the outstanding shares of DIRECTV common stock, and Liberty must vote any additional shares it owns in the same manner as, and in the same proportion to, the votes of all DIRECTV stockholders other than Liberty.

The DIRECTV Loan to LEI (see page 130)

        DIRECTV is providing a $650 million credit facility to Greenlady following the Split-Off to refinance amounts advanced under existing credit arrangements between Liberty and Greenlady and to fund Greenlady's ongoing obligations pursuant to a Credit Agreement dated as of April 9, 2008, between Bank of America, N.A. and Greenlady II, LLC, which is a wholly owned subsidiary of Greenlady, and certain equity collar transactions.

The Reorganization Agreement (see page 125)

        Prior to the Split-Off, LEI will enter into a reorganization agreement with Liberty (the "Reorganization Agreement") to provide for, among other things, the principal corporate transactions required to effect the Split-Off, certain conditions to the Split-Off and provisions governing the relationship between LEI and Liberty with respect to and resulting from the Split-Off. Pursuant to the merger agreement, as of the completion of the mergers, Holdings will become jointly and severally liable with LEI for LEI's obligations under the Reorganization Agreement.

Tax Sharing Agreement (see page 126)

        Prior to the effective time of the Split-Off, LEI will enter into a tax sharing agreement with Liberty (the "Tax Sharing Agreement") that governs Liberty's and LEI's respective rights, responsibilities and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters. Pursuant to the merger agreement, as of the completion of the mergers, Holdings will become jointly and severally liable with LEI for LEI's obligations under the Tax Sharing Agreement.

Comparison of Stockholder Rights (see page 145)

        The rights of DIRECTV stockholders are currently governed by the General Corporation Law of the State of Delaware (the "DGCL") and DIRECTV's amended and restated certificate of incorporation and amended and restated by-laws. Upon completion of the transaction, DIRECTV stockholders will receive Holdings Class A common stock in the DIRECTV merger and your rights will be governed by the DGCL and Holdings' amended and restated certificate of incorporation and by-laws, which are attached hereto as Annexes C and D, respectively.

No Appraisal Rights (see page 101)

        Under the DGCL, DIRECTV stockholders are not entitled to appraisal rights in connection with the DIRECTV merger.

Board of Directors and Management After the Mergers (see page 88)

        The board of directors of Holdings from and after the time immediately prior to the Malone Contribution will be comprised of:

  •
  John C. Malone (Chairman of the Boards of Liberty and DIRECTV), Gregory B. Maffei (President and Chief Executive Officer of Liberty) and Paul A. Gould (a former director of Liberty), unless (x) any of those individuals does not serve on the LEI board immediately prior to the Malone Contribution or (y) none of those individuals qualifies as an independent director of Holdings for NASDAQ purposes, in which case, LEI will designate replacement individuals who are reasonably acceptable to Holdings (the "LEI Designees");

  •
  seven individuals that serve on the DIRECTV board of directors immediately prior to the Malone Contribution as designated by DIRECTV's board of directors (the "DTV Designees"); and

  •
  one additional independent director serving on the DIRECTV board of directors who was appointed with the approval of at least 80% of the directors then serving on the DIRECTV board (unless no such independent director was appointed, in which case one additional independent director may be appointed to the Holdings board of directors following the effective time of the mergers with the approval of at least 80% of the directors then serving on the Holdings board of directors, with any fractional number being rounded up to the next whole number). The foregoing supermajority voting requirement was agreed upon in connection with the parties' entry into Amendment No. 1 to the merger agreement, and has the effect of requiring that at least one of Messrs. Malone, Maffei or Gould (or their successors) must approve the appointment of an independent director to the board of directors of Holdings.

        The entire board of directors of Holdings at the effective time of the mergers will be up for reelection at the first annual meeting of stockholders of Holdings after the effective time of the mergers. That meeting will occur during the first full calendar year following the year in which the effective times of the mergers occur. Pursuant to the amended and restated certificate of incorporation of Holdings, at such first annual meeting, the board of directors of Holdings will be classified into three classes, as is currently the case for the board of directors of DIRECTV. In connection with this classification of the Holdings board of directors, the LEI Designees (or their successors) will be placed in separate classes with the designation of each class to be made in accordance with a resolution of the LEI board of directors to be delivered to Holdings prior to the effective time of the mergers.

        The board of directors of DIRECTV accepted the resignation of Mark D. Carleton (Senior Vice President of Liberty) as a director of DIRECTV effective August 5, 2009. Subsequently, on August 5, 2009, at a regularly scheduled meeting of the board, the DIRECTV board of directors elected Paul A. Gould, a former director of Liberty, as a director filling the vacancy created by the resignation of Mr. Carleton. Based on a review of answers submitted by Mr. Gould and interviews with Mr. Gould by the Nominating and Corporate Governance Committee of the board of directors of DIRECTV and with other members of the board of directors, it was determined by the DIRECTV board of directors that Mr. Gould will qualify as an independent director as that term is defined by the U.S. Securities and Exchange Commission, the NASDAQ stock market rules and the policies of DIRECTV. The board of directors also appointed Mr. Gould to serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the board of directors. All members of the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors. Mr. Gould will participate in the compensation arrangements available to all independent directors on the DIRECTV board of directors.

        In addition, immediately prior to the Malone Contribution, the Holdings board of directors will appoint the initial members of each of the nominating and governance committee and the compensation committee of Holdings. Each such committee will be composed of three or four members with each such committee including an LEI Designee who qualifies as an independent director for purposes of NASDAQ Stock Market rules and regulations. Alternatively, each such committee may be comprised of five members if the one additional qualifying independent director described above (i) is then serving on the board of directors of Holdings and (ii) is appointed to serve as the fifth member of such committee.

        The executive officers of DIRECTV immediately prior to the effective time of the DIRECTV merger are expected to be the initial executive officers of Holdings.

Legal Proceedings Regarding the Mergers (see page 93)

        There are multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery and California State Court. Four stockholder class action complaints were brought in Delaware Chancery Court from May 12, 2009 to May 19, 2009, all of which were subsequently consolidated on May 22, 2009 (the "Delaware Action"). One stockholder class action complaint was brought in California State Court on May 29, 2009 (the "California Action"). The Delaware and California Actions are purported class actions on behalf of the public stockholders of DIRECTV. The consolidated Delaware complaint and the California complaint allege, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement.

        On October 16, 2009, DIRECTV and Liberty entered into the Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation of Settlement") with the plaintiffs in the multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery that were brought on behalf of the public stockholders of DIRECTV alleging, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement. In the event that final court approval of the Stipulation of Settlement is not obtained by June 30, 2010, the terms of the Stipulation of Settlement and the related changes to the Holdings amended and restated certificate of incorporation and by-laws, with certain limited exceptions, will become null and void. For a description of the terms of the Stipulation of Settlement, see the "The Mergers—Legal Proceedings Regarding the Mergers" section on page 93.

Regulatory Approvals and Conditions to Completion of the Mergers (see page 92)

        The mergers are not subject to the reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). However, holders of DIRECTV common stock who, as a result of the merger, will hold voting securities of Holdings valued in excess of $65.2 million may be required to comply with the notice and waiting period requirements of the HSR Act prior to acquiring beneficial ownership of voting securities of Holdings.

        Pursuant to the Communications Act of 1934, as amended, and the rules and regulations and published orders of the Federal Communications Commission ("FCC") thereunder, the transfer of control of a company holding or controlling FCC radio licenses requires prior FCC approval. DIRECTV and its subsidiaries directly or indirectly hold or control various classes of FCC licenses. As a result of the Split-Off, control of DIRECTV and its subsidiaries will pass from Liberty to LEI.

Accordingly, on January 27, 2009, Liberty and LEI filed applications with the FCC for its consent to the transfer of control over the licenses and other authorizations held by DIRECTV and its subsidiaries in connection with the Split-Off. The FCC granted the pro forma transfer applications for the satellite and earth station licenses held by DIRECTV and its subsidiaries in an order released on April 9, 2009 and consented to the pro forma transfer applications for the wireless licenses held by DIRECTV and its subsidiaries in April, May and July 2009. The mergers will result in another transfer of control, under FCC rules and regulations, over DIRECTV and its subsidiaries. Thus, on May 21, 2009, Liberty and Holdings filed a consolidated application with the FCC for its consent to the transfer of control over the DIRECTV licenses and other authorizations in connection with the mergers. The mergers cannot be completed until the companies have received the approvals of the FCC (the "FCC Approvals") for the merger transactions. On October 1, 2009, the companies received FCC Approvals for the merger transactions.

        In addition to the FCC Approvals, the completion of the mergers depends upon the satisfaction of a number of conditions described in this proxy statement/prospectus, including, among other things:

  •
  the Liberty Stockholder Approval;

  •
  completion of the Split-Off;

  •
  the DIRECTV Stockholder Approval, which DIRECTV has agreed not to waive; and

  •
  absence of any legal prohibition on completion of the transaction.

        In addition, the completion of the mergers depends upon the satisfaction or waiver of a number of conditions described in this proxy statement/prospectus, including, among other things:

  •
  receipt by DIRECTV of an opinion from Weil, Gotshal & Manges LLP to DIRECTV or receipt by Liberty of a private letter ruling from the Internal Revenue Service (the "IRS") to the effect that the exchanges of DIRECTV common stock for Holdings Class A common stock pursuant to the DIRECTV merger will qualify as an exchange described in Section 351 of the Code;

  •
  (i) receipt by Liberty of a private letter ruling from the IRS (the "Split-Off Ruling") and receipt by Liberty and LEI of a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, substantially to the effect that the Split-Off and the contribution of businesses and assets to LEI in preparation for the Split-Off (the "LEI Contribution") will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code and (ii) receipt by Liberty and LEI of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the Split-Off will not affect the tax-free treatment under Sections 355 and/or 368(a)(1)(D) of the Code of, and will not cause Section 355(e) of the Code to apply to, the News/Liberty Transaction (or related internal restructuring transactions), which rulings and opinions shall not have been withdrawn, invalidated or modified in an adverse manner;

  •
  receipt by Liberty and LEI of a private letter ruling from the IRS or receipt by LEI of a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in each case substantially to the effect that the LEI merger and the Malone Contribution, taken together, will qualify as a reorganization under Section 368 of the Code, and the LEI merger and the Malone Contribution, taken together with the DIRECTV merger, will be treated as exchanges described in Section 351 of the Code; and

  •
  material accuracy, as of the closing, of the representations and warranties made by the parties and material compliance by the parties with their respective obligations under the merger agreement.

        In the event that a material condition to the merger agreement is waived, DIRECTV intends to resolicit stockholder approval of the merger agreement and the Malone Agreement. Although the merger agreement permits the waiver of certain conditions to completion of the mergers, the merger agreement prohibits DIRECTV from waiving the condition that in order to consummate the mergers DIRECTV must receive the prior approval of a majority of the outstanding shares of DIRECTV common stock held by persons other than Liberty or its affiliates, its directors or officers, Mr. Malone or any affiliate of Mr. Malone.

Termination of the Merger Agreement; Fees Payable (see pages 120, 121 and 122)

        DIRECTV and LEI may jointly agree to terminate the merger agreement at any time. Either of DIRECTV or LEI also may terminate the merger agreement in various circumstances, including failure to receive the required stockholder approvals or certain regulatory approvals. LEI may also terminate the merger agreement if the DIRECTV board of directors effects a change in its recommendation or if DIRECTV breaches certain obligations in the merger agreement and does not cure such breach within a specified period of time. DIRECTV may also terminate the merger agreement if the Liberty board of directors effects a change in its recommendation or if Liberty and/or LEI breaches certain of their respective obligations in the merger agreement and does not cure such breach within a specified period of time. LEI has the right to terminate at any time after the second business day following the date on which Liberty provides written notice to DIRECTV that Liberty has received the Split-Off Ruling from the IRS (together with a copy of such ruling(s)), unless prior to such time DIRECTV has delivered to Liberty (i) written notice that the ruling(s) as to certain specified tax matters are reasonably acceptable to DIRECTV, (ii) a written waiver of a condition to closing related to receipt of a ruling with respect to such specified tax matters, or (iii) an officer's certificate to the effect that DIRECTV has received an opinion of its tax counsel with respect to such specified tax matters and the receipt of such ruling(s) is waived by DIRECTV as a condition to the completion of the mergers and replaced with a different condition regarding an absence of a change in applicable law.

        In some circumstances, including those involving a change in the DIRECTV board's recommendation in favor of the merger agreement or a third party acquisition proposal, DIRECTV may become obligated to pay a termination fee to LEI of $450 million and an expense reimbursement of up to $10 million. DIRECTV may also be obligated to pay LEI the same termination fee if the merger agreement is terminated because the DIRECTV Stockholder Approval is not obtained and a third party acquisition proposal is made prior to such termination and (i) within nine months of the termination DIRECTV enters into a third party acquisition proposal and the transactions contemplated by the acquisition proposal are consummated or (ii) DIRECTV otherwise consummates an acquisition proposal within nine months of the termination. DIRECTV may also be obligated to pay LEI the expense reimbursement if a third party acquisition proposal is made known and the requisite DIRECTV Stockholder Approval is not obtained.

        In some circumstances, including those involving a change in the Liberty board's recommendation in favor of the Split-Off and the merger agreement or a third party acquisition proposal, LEI may become obligated to pay DIRECTV a termination fee of $450 million and an expense reimbursement of up to $10 million. LEI may also be obligated to pay DIRECTV the same termination fee if the merger agreement is terminated because the Liberty Stockholder Approval is not obtained and a third party acquisition proposal is made prior to such termination and (i) within nine months of the termination Liberty or LEI enters into a third party acquisition proposal and the transactions contemplated by the acquisition proposal are consummated or (ii) Liberty or LEI otherwise consummates an acquisition proposal within nine months of the termination. LEI may also be obligated to pay DIRECTV the expense reimbursement if a third party acquisition proposal is made known and the requisite Liberty Stockholder Approval is not obtained.

 THE SPECIAL MEETING

Special Meeting (see page 38)

        The special meeting will be held at Sheraton New York Hotel and Towers, 811 7th Avenue (53rd Street) New York, NY 10019 on November 19, 2009, starting at 11:00 a.m., local time.

        You may vote at the special meeting if you owned shares of DIRECTV common stock on October 9, 2009, the record date for the special meeting. On that date there were 957,755,991 shares of DIRECTV common stock outstanding and entitled to vote at the special meeting.

        You may cast one vote for each share of DIRECTV common stock you owned as of the record date. Adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of DIRECTV common stock outstanding on the record date for the DIRECTV special meeting in favor of adoption of the merger agreement. In addition, the affirmative votes of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Malone Agreement are closing conditions to the mergers.

        The affirmative vote of a majority of the votes cast at the special meeting is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to constitute: (i) the adoption of the merger agreement by the affirmative vote of holders of a majority of the shares of DIRECTV common stock outstanding on the record date for the DIRECTV special meeting or (ii) the adoption of the merger agreement and the approval of the Malone Agreement by the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty.

        As of the record date, DIRECTV directors and executive officers owned and were entitled to vote 887,958 shares of DIRECTV common stock, or less than 1% of the outstanding shares of DIRECTV common stock. John Malone and Gregory Maffei, members of the DIRECTV board of directors, are the Chairman and President and CEO, respectively, of Liberty Media Corporation, which currently beneficially owns approximately 57% of the outstanding common stock of DIRECTV.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

How the Financial Data was Prepared

        The following selected financial data have been derived from, and should be read in conjunction with, DIRECTV's consolidated financial statements. The consolidated statements of operations data for each of the three years in the period ended December 31, 2008 and the consolidated balance sheet data as of December 31, 2007 and 2008 have been derived from DIRECTV's consolidated financial statements which are incorporated by reference into this proxy statement/prospectus, and have been audited by Deloitte & Touche LLP, DIRECTV's independent registered public accountants. The consolidated statement of operations data for the year ended December 31, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004, 2005 and 2006 have been derived from DIRECTV's audited consolidated financial statements which have not been incorporated into this prospectus. The consolidated statements of operations data for the six months ended June 30, 2008 and 2009, and the consolidated balance sheet data as of June 30, 2009 have been derived from DIRECTV's unaudited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring items, necessary to present fairly such data. The unaudited consolidated financial statements and notes thereto as of and for the six months ended June 30, 2008 and 2009 are incorporated by reference into this proxy statement/prospectus. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results of operations which may be expected for the full 2009 fiscal year.

        You should read the following financial information in conjunction with the sections entitled "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business," and our audited and unaudited consolidated financial statements set forth in DIRECTV's Current Report on Form 8-K filed with the SEC on June 1, 2009, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, each of which is incorporated by reference into this proxy/statement prospectus. See "Where You Can Find More Information" for reference to the financial statements and other information incorporated by reference into this proxy statement/prospectus.

Selected Historical Financial Data of DIRECTV

	Years Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(Dollars in Millions, Except Per Share Amounts)
Consolidated Statements of Operations Data:
Revenues	$11,360	$13,164	$14,755	$17,246	$19,693	$9,398	$10,119
Total operating costs and expenses	13,479	12,531	12,398	14,760	16,998	7,940	8,993

Operating profit (loss)	$(2,119)	$633	$2,357	$2,486	$2,695	$1,458	$1,126

Income (loss) from continuing operations before cumulative effect of accounting changes	$(1,069)	$308	$1,433	$1,445	$1,607	$851	$630
Income (loss) from discontinued operations, net of taxes	(582)	31	—	17	6	—	—
Cumulative effect of accounting changes, net of taxes	(311)	—	—	—	—	—	—

Net income (loss)	(1,962)	339	1,433	1,462	1,613	851	630
Less: Net (income) loss attributable to noncontrolling interests	13	(3)	(13)	(11)	(92)	(25)	(22)

Net income (loss) attributable to The DIRECTV Group, Inc.	$(1,949)	$336	$1,420	$1,451	$1,521	$826	$608

	Years Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(Dollars in Millions, Except Per Share Amounts)
Basic earnings (loss) attributable to The DIRECTV Group, Inc. per common share:
Income (loss) from continuing operations before cumulative effect of accounting changes attributable to The DIRECTV Group, Inc. common shareholders	$(0.77)	$0.22	$1.13	$1.20	$1.36	$0.72	$0.60
Income (loss) from discontinued operations, net of taxes attributable to The DIRECTV Group, Inc. common shareholders	(0.42)	0.02	—	0.01	0.01	—	—
Cumulative effect of accounting changes, net of taxes attributable to The DIRECTV Group, Inc. common shareholders	(0.22)	—	—	—	—	—	—

Net income (loss) attributable to The DIRECTV Group, Inc. common shareholders	$(1.41)	$0.24	$1.13	$1.21	$1.37	$0.72	$0.60

Diluted earnings (loss) attributable to The DIRECTV Group, Inc. per common share:
Income (loss) from continuing operations before cumulative effect of accounting changes attributable to The DIRECTV Group, Inc. common shareholders	$(0.77)	$0.22	$1.12	$1.20	$1.36	$0.72	$0.60
Income (loss) from discontinued operations, net of taxes attributable to The DIRECTV Group, Inc. common shareholders	(0.42)	0.02	—	0.01	0.01	—	—
Cumulative effect of accounting changes, net of taxes attributable to The DIRECTV Group, Inc. common shareholders	(0.22)	—	—	—	—	—	—

Net income (loss) attributable to The DIRECTV Group, Inc. common shareholders	$(1.41)	$0.24	$1.12	$1.21	$1.37	$0.72	$0.60

Weighted average number of common shares outstanding (in millions):
Basic	1,385	1,388	1,262	1,195	1,110	1,144	1,012
Diluted	1,385	1,395	1,270	1,202	1,114	1,149	1,015
Amounts attributable to The DIRECTV Group, Inc. common shareholders:
Income (loss) from continuing operations	$(1,056)	$305	$1,420	$1,434	$1,515	$826	$608
Income (loss) from discontinued operations, net of taxes	(582)	31	—	17	6	—	—
Cumulative effect of accounting changes, net of taxes	(311)	—	—	—	—	—	—

Net income (loss) attributable to The DIRECTV Group, Inc.	$(1,949)	$336	$1,420	$1,451	$1,521	$826	$608

	As of December 31,					As of June 30,
	2004	2005	2006	2007	2008	2009
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,307	$3,701	$2,499	$1,083	$2,005	$2,272
Total current assets	4,771	6,096	4,556	3,146	4,044	4,282
Total assets	14,324	15,630	15,141	15,063	16,539	16,411
Obligations under capital leases	108	80	91	57	584	587
Long-term debt	2,410	3,405	3,395	3,347	5,725	5,604
Total stockholders' equity	7,555	7,989	6,473	6,013	4,631	4,569

	Years Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
Other data:
Net cash flows provided by operating activities	$229	$1,172	$3,162	$3,645	$3,910	$1,953	$2,040
Net cash flows provided by (used in) investing activities	887	(723)	(1,536)	(2,822)	(2,388)	(1,104)	(1,035)
Net cash flows (used in) provided by financing activities	(243)	945	(2,828)	(2,239)	(600)	1,905	(738)
Depreciation and amortization expense	838	853	1,034	1,684	2,320	1,081	1,345
Capital expenditures	1,023	889	1,976	2,692	2,229	1,036	1,033

        In 2004, total operating costs and expenses include a $1.466 billion charge recorded for the impairment of SPACEWAY assets. Also in 2004, DIRECTV recorded income from discontinued operations related to the results of operations and the sale of our PanAmSat Corporation and Hughes Software Systems Limited businesses, which DIRECTV sold in 2004. The $311 million cumulative effect of accounting change, net of taxes, in 2004 was due to changing our method of accounting for subscriber acquisition, upgrade and retention costs.

Selected Historical Financial Data of LMC Entertainment

        The following tables present selected combined financial statement information of LEI, which includes certain video programming and distribution subsidiaries and assets of Liberty. The selected historical information relating to LMC Entertainment's combined financial condition and results of operations is presented for each of the years in the five-year period ended December 31, 2008. The financial data for the three years ended December 31, 2008 has been derived from LMC Entertainment's audited combined financial statements for the respective periods. The consolidated statements of operations data for the six months ended June 30, 2008 and 2009, and the consolidated balance sheet data as of June 30, 2009 have been derived from LMC Entertainment's unaudited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring items, necessary to present fairly such data. The unaudited consolidated financial statements and notes thereto as of and for the six months ended June 30, 2009 are included elsewhere in this prospectus. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results of operations which may be expected for the full 2009 fiscal year.

        The data should be read in conjunction with LMC Entertainment's combined financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Annex F.

	Years Ended December 31,					Six Months Ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(Dollars in Millions, Except Per Share Amounts)
Consolidated Statements of Operations Data:
Net revenues	$—	$—	$21	$45	$267	$116	$140
Operating income (loss)(1)	(2)	(1)	(102)	(20)	11	(8)	14
Share of earnings (losses) of affiliates(4)	(1)	3	8	6	429	201	196
Net earnings (loss) from continuing operations attributable to LMC Entertainment shareholders(1)(2)(3)	596	(167)	(42)	44	5,821	5,470	120

	As of December 31,					As of June 30,
	2004	2005	2006	2007	2008	2009
Consolidated Balance Sheet Data:
Current assets	$—	$—	$13	$13	$141	$99
Investment in News Corporation	9,667	8,171	11,158	10,647	—	—
Investment in The DIRECTV Group	—	—	—	—	13,085	13,226
Total assets	9,939	8,448	11,618	11,138	14,260	14,340
Current liabilities	—	—	32	18	280	629
Long-term debt	—	—	—	—	1,730	1,403
Parent's investment	6,873	5,944	7,933	7,695	10,492	10,539

(1)
Includes impairment of goodwill and intangible assets of $76 million for the year ended December 31, 2006.

(2)
Includes an other than temporary decline in fair value of investment of $352 million for the year ended December 31, 2005.

(3)
Includes a gain of $3.7 billion related to the News Exchange, as well as a $1.8 billion income tax benefit on such gain, for the six months ended June 30, 2008 and the year ended December 31, 2008. See note 12 in the LMC Entertainment combined financial statements included in Annex F.

(4)
Includes earnings recorded for investment in DIRECTV using the equity method of accounting in 2008 and 2009.

 Selected Pro Forma Condensed Combined Financial Data of Holdings

        In the table below, we provide you with selected unaudited pro forma condensed combined financial data for Holdings as if the merger transactions involving DIRECTV and LEI had been completed on January 1, 2008 for statement of operations purposes and on June 30, 2009 for balance sheet purposes.

        The selected unaudited pro forma condensed combined financial data are derived from the more detailed unaudited pro forma financial statements appearing later in this proxy statement/prospectus and should be read together with (i) the historical financial statements and accompanying notes for the assets and businesses to be owned by LEI upon completion of the Split-Off included in Annex F (under the heading "LMC Entertainment") and (ii) the historical financial statements of DIRECTV, which we incorporate by reference into this proxy statement/prospectus. The selected unaudited pro forma financial data are presented for comparative purposes only and are not necessarily indicative of the future financial position or results of operations of Holdings or of the financial position or the results of operations that would have been achieved had the merger transactions involving DIRECTV and LEI been completed during the periods or as of the dates for which the pro forma information is presented or after completion of the mergers. In the opinion of DIRECTV management, all adjustments necessary to fairly present such selected unaudited pro forma condensed combined financial data have been made based upon the proposed terms of the merger and related transactions. For more information about the assumptions made in determining the pro forma data, see the notes to "Holdings Pro Forma Condensed Combined Financial Statements" appearing later in this proxy statement/prospectus.

	For the year ended December 31, 2008	As of and for the six months ended June 30, 2009
	Pro Forma Giving Effect to the merger transactions involving The DIRECTV Group and LEI	Pro Forma Giving Effect to the merger transactions involving The DIRECTV Group and LEI
	(Dollars in Millions, Except Per Share Amounts)
Statement of Operating Data:
Revenues	$19,905	$10,224
Total operating costs and expenses	17,179	9,084

Operating profit	$2,726	$1,140

Income from continuing operations	$1,671	$540

Income from continuing operations attributable to common shareholders	$1,579	$518

Basic and diluted income from continuing operations attributable to common shareholders per common share	$1.46	$0.53

Balance Sheet Data:
Total assets		$17,503
Long-term debt		7,007
Stockholders' equity		3,425

 UNAUDITED COMPARATIVE PER SHARE INFORMATION

        We present below per common share data regarding the income, cash dividends declared and book value of DIRECTV and LMC Entertainment on historical consolidated bases. You should read the information below in conjunction with the financial statements and accompanying notes of DIRECTV that are incorporated by reference into this document and LMC Entertainment included elsewhere in this proxy statement/prospectus. In addition, we present below pro forma per share information for Holdings common stock after giving effect to the mergers.

DIRECTV Common Stock Historical Per Share Data

        This table shows historical per share information for DIRECTV common stock.

	As of and for the six months ended June 30, 2009	As of and for the year ended December 31, 2008
Basic and diluted earnings per share from continuing operations attributable to The DIRECTV Group, Inc.	$0.60	$1.36
Cash dividends per share	—	—
Book value per share	4.59	4.74

LMC Entertainment Common Stock Pro Forma Per Share Data—Series A and Series B

        The table shows pro forma per share information for LMC Entertainment, which represents the assets and businesses to be contributed to LEI in connection with the Split-Off. The pro forma per share information is based on 466,711,029 common shares for the six months ended June 30, 2009 and 465,266,193 common shares for the year ended December 31, 2008, which is the aggregate number of shares of Series A and Series B common stock that would have been issued on June 30, 2009 and December 31, 2008, respectively, if the Split-Off had been completed on such dates.

	As of and for the six months ended June 30, 2009	As of and for the year ended December 31, 2008
Earnings per share from continuing operations per share attributable to LMC Entertainment shareholders—(Series A and Series B)	$0.26	$12.51
Cash dividends per share (Series A and Series B)	—	—
Book value per share (Series A and Series B)	22.58	22.55

 LMC Entertainment Common Stock Equivalent Pro Forma Per Share Data

        This table shows equivalent pro forma per share data for LMC Entertainment, which represents the assets and businesses to be owned by LEI upon completion of the Split-Off, calculated by multiplying the pro forma combined amounts for Holdings by the exchange ratio of about 1.11111 shares of Holdings Class A or B common stock for each share of LEI common stock.

	As of and for the six months ended June 30, 2009	As of and for the year ended December 31, 2008
Basic earnings per common share from continuing operations per share attributable to LMC Entertainment shareholders—(Series A and Series B)	$0.59	$1.62
Diluted earnings per common share from continuing operations per share attributable to LMC Entertainment shareholders—(Series A and Series B)	$0.59	$1.61
Cash dividends per share (Series A and Series B)	—	—
Book value per share (Series A and Series B)	$3.94

Holdings Common Stock Pro Forma Per Share Data

        This table shows pro forma per share information for Holdings common stock after giving effect to the DIRECTV and LEI mergers and has been derived from the pro forma information included elsewhere in this proxy statement/prospectus.

	As of and for the six months ended June 30, 2009	For the year ended December 31, 2008
Basic and diluted earnings per share from continuing operations attributable to common shareholders (Class A and Class B)	$0.53	$1.46
Cash dividends per share (Class A and Class B)	—	—
Book value per share (Class A and Class B)	3.55

        The above pro forma earnings per share data was calculated based on the historical weighted average number of DIRECTV common shares outstanding adjusted to exclude the 548.7 million DIRECTV common shares owned by LMC Entertainment and include the 518.6 million common shares to be issued to LEI stockholders as a result of the LEI merger. The book value per share as of June 30, 2009 was calculated based on the number of DIRECTV common shares outstanding on that date, adjusted as if the mergers had been completed on that date to exclude the 548.7 million DIRECTV common shares owned by LMC Entertainment and include the 518.6 million common shares to be issued to LEI stockholders as a result of the LEI merger.

COMPARATIVE PER SHARE DATA

DIRECTV Common Stock Price

        Our common stock is publicly traded on The NASDAQ Global Select Market under the symbol "DTV." Prior to December 3, 2007 our common stock was publicly traded on the New York Stock Exchange, or NYSE, under the symbol "DTV." The following table sets forth for the quarters indicated the high and low sales prices for our common stock, as reported on the NYSE Composite Tape for the period January 1, 2006 to December 2, 2007 and the NASDAQ Global Select Market for the period December 3, 2007 to October 15, 2009.

2009	High	Low
Fourth Quarter (through October 15, 2009)	$27.88	$26.37
Third Quarter	27.99	22.81
Second Quarter	26.00	21.47
First Quarter	24.28	18.81

2008	High	Low
Fourth Quarter	$26.52	$17.70
Third Quarter	28.83	23.65
Second Quarter	29.10	24.26
First Quarter	26.82	18.20

2007	High	Low
Fourth Quarter	$27.73	$22.68
Third Quarter	25.46	20.73
Second Quarter	24.77	22.10
First Quarter	26.09	21.65

2006	High	Low
Fourth Quarter	$25.57	$19.50
Third Quarter	19.98	16.32
Second Quarter	18.04	15.88
First Quarter	16.40	13.28

        As of May 1, 2009, the last trading day prior to the public announcement of the mergers, DTV closed at $24.57. As of October 15, 2009, the most recent practicable date prior to the mailing of this proxy statement/prospectus, DTV closed at $26.53.

Dividends Declared

        No dividends on DIRECTV's common stock have been declared by DIRECTV's board of directors for more than five years.

RISK FACTORS

        In addition to the other information included in, incorporated by reference in and found in the Annexes attached to, this proxy statement/prospectus, including the matters addressed in the "Information Regarding Forward-Looking Statements" on page 36, you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement. In addition, you should read and consider the risks associated with the business of DIRECTV. Risks relating to DIRECTV can be found in Item 1A—Risk Factors, in DIRECTV's Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the SEC and is incorporated by reference in this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference in this proxy statement/prospectus. Please see "Where You Can Find More Information" on page 157. Additional risks and uncertainties not presently known to DIRECTV or LEI or that are not currently believed to be important also may adversely affect the transaction and Holdings following the mergers.

Risk Factors Relating to the Mergers.

Because the exchange ratio is fixed, the market value of Holdings common stock issued to you may be less than the value of your shares of DIRECTV common stock.

        DIRECTV stockholders who receive shares of Holdings Class A common stock in the DIRECTV merger will receive a fixed number of shares of Holdings Class A common stock rather than a number of shares with a particular value. The market value of the Holdings Class A common stock issued in the DIRECTV merger may vary significantly from the market value of the DIRECTV common stock on the date the merger agreement was executed, the date of this proxy statement/prospectus and the date on which DIRECTV stockholders vote on the DIRECTV merger. Stock price changes may result from a variety of factors, including changes in the businesses and operations of DIRECTV or LEI, and other factors that are beyond the control of DIRECTV or LEI, including changes in their business prospects, regulatory considerations and general and industry specific market and economic conditions. Neither DIRECTV nor LEI is permitted to terminate the merger agreement solely because of changes in the market price of either party's common stock.

Officers and directors of DIRECTV have certain interests in the DIRECTV merger that are different from, or in addition to, the interests of DIRECTV stockholders. These interests may be perceived to have affected their decision to support or approve the DIRECTV merger.

        DIRECTV officers and directors have certain interests in the mergers that are different from, or in addition to, interests of stockholders of DIRECTV. These interests include, but are not limited to: the issuance of high vote Holdings Class B common stock (carrying 15 votes per share, having certain limited consent rights and being subject to certain other restrictions) to the Malones in exchange for LEI Series B common stock (carrying 10 votes per share, having certain limited consent rights and being subject to certain other conditions) following the Split-Off pursuant to the Malone Agreement which will give the Malones approximately 24.2% of Holdings' voting power after completion of the mergers; the continued employment of DIRECTV's executive officers as Holdings' executive officers and the continued service to Holdings by DIRECTV's directors as Holdings' directors; the indemnification of officers and directors of Liberty, LEI and DIRECTV by Holdings for their services as such up to the time of the consummation of the mergers; the treatment of LEI equity awards held by certain directors of DIRECTV in the mergers (including the acceleration and survival of equity awards such persons may have that relate to LEI common stock); the fact that John Malone, Gregory Maffei and Mark Carleton, members of the DIRECTV board of directors at the time the merger was initially approved (Mr. Carleton, however, resigned from the DIRECTV board of directors effective August 5, 2009), are the Chairman, President and CEO and a Senior Vice President, respectively, of Liberty, which currently beneficially owns approximately 57% of the outstanding common stock of

DIRECTV; and the fact that three LEI Designees (which designees may include at least two of these Liberty officers) will serve as directors of Holdings following the completion of the mergers with one of these designees serving on the Holdings nominating and corporate governance committee (provided the applicable independence criteria are satisfied). DIRECTV stockholders should be aware of these interests when considering the DIRECTV board of directors' recommendation to adopt the merger agreement and approve the Malone Agreement. Please see "The Mergers—Interests of Certain Persons in the DIRECTV Merger."

The costs of the mergers could adversely affect Holdings' short term operating results.

        DIRECTV estimates the total merger-related costs, exclusive of employee benefit costs, to be approximately $37 million, primarily consisting of investment banking, legal and accounting fees and financial printing and other related charges. The payment of costs related to the mergers will adversely affect the short-term operating results and cash flows of Holdings. The foregoing estimate is preliminary and subject to change. In addition, the combined company will incur certain expenses in connection with the integration of DIRECTV's and LEI's businesses.

The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of what Holdings' actual financial position or results of operations would have been.

        The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Holdings' actual financial position or results of operations would have been had the mergers been completed on the dates indicated. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to LEI's net assets. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and fair value of the assets and liabilities of LEI as of the date of the completion of the mergers. In addition, subsequent to the completion of the mergers, there may be further refinements of the purchase price allocation as additional information becomes available. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus.

Following the Mergers, John C. Malone may have significant influence over corporate matters considered by Holdings and its stockholders.

        Mr. Malone, Chairman of the board of directors of Liberty, LEI and DIRECTV, will be the Chairman of Holdings' board of directors. Following the mergers, and pursuant to the Malone Agreement, Mr. Malone, his wife and certain trusts for the benefit of their children will own shares of Holdings common stock, which will represent approximately 24.2% of the total voting power of the outstanding shares of Holdings common stock immediately after the mergers and after giving effect to the restrictions set forth in the Malone Agreement. Holdings will have two classes of common stock, the Class A common stock entitling holders to one vote per share and the Class B common stock entitling holders to 15 votes per share. The shares of Holdings Class B common stock will also have certain limited consent rights with respect to certain share distributions and certain amendments to the Holdings amended and restated certificate of incorporation. By virtue of such power as well as Mr. Malone's position as Holdings' Chairman of the board of directors, Mr. Malone may have significant influence over the outcome of any corporate transaction or other matters submitted to Holdings stockholders for approval, including the election of directors, mergers, consolidations and the sale of all or substantially all of Holdings' assets. Mr. Malone's rights to vote his Holdings shares, however, are subject to the 24% voting cap on the Malones' shares of Holdings Class B common stock under the Malone Agreement.

DIRECTV and LEI may not be able to obtain the regulatory approvals required to consummate the mergers unless they agree to material restrictions or conditions.

        Completion of the mergers is conditioned upon the receipt of certain governmental consents and authorizations, including under the Communications Act. DIRECTV and LEI intend to pursue all of these consents and authorizations as required by and in accordance with the terms of the merger agreement. Complying with requests from governmental agencies, including requests for additional information and documents, could delay consummation of the mergers. In connection with granting these consents and authorizations, governmental authorities may require divestitures of DIRECTV or LEI assets or seek to impose conditions on Holdings' operations after completion of the mergers. Such divestitures or conditions, if agreed to, may jeopardize or delay completion of the mergers or adversely affect Holdings' operations and revenues or earnings. Please see "The Mergers—Regulatory Matters," "The Merger Agreement—Conditions to Completion of the Mergers" and "The Merger Agreement—Additional Agreements."

The merger agreement contains provisions that could affect the decision of a third party considering making an alternative acquisition proposal to the DIRECTV merger.

        Under the terms of the merger agreement, DIRECTV may be required to pay a termination fee to LEI of $450 million in each of the following circumstances: (a) if LEI terminates the merger agreement as a result of the DIRECTV board of directors withdrawing or modifying, in a manner adverse to Liberty or LEI, its approval and recommendation of the merger agreement and the transactions contemplated thereby, or the DIRECTV board of directors approving or recommending, or proposing publicly to approve or recommend, any DIRECTV takeover proposal (a "DIRECTV Adverse Recommendation Change"); or (b) if a DIRECTV takeover proposal shall have been made known to DIRECTV or its stockholders generally or any person shall have publicly announced its intention to make a DIRECTV takeover proposal prior to termination of the merger agreement and (i) DIRECTV enters into an agreement with respect to any DIRECTV takeover proposal within nine months of the date on which the merger agreement is terminated as a result of failure to obtain the DIRECTV Stockholder Approval, and the transactions contemplated by such agreement are consummated or (ii) DIRECTV consummates any DIRECTV takeover proposal within nine months of the date on which the merger agreement is terminated as a result of failure to obtain DIRECTV Stockholder Approval. The merger agreement also provides that DIRECTV will be required to reimburse LEI for certain expenses up to $10 million if LEI terminates the merger agreement as a result of the occurrence of a DIRECTV Adverse Recommendation Change. The $10 million expense reimbursement is also payable by DIRECTV to LEI in the event that a DIRECTV takeover proposal shall have been made known to DIRECTV or its stockholders generally or any person shall have publicly announced its intention to make a DIRECTV takeover proposal and the merger agreement is terminated as a result of the failure to obtain the DIRECTV Stockholder Approval, except that, in such case, DIRECTV will not be obligated to reimburse LEI for costs or expenses related solely to the Split-Off. In addition, the merger agreement limits the ability of DIRECTV to initiate, solicit, encourage or facilitate certain acquisition or merger proposals from a third party. These provisions could affect the decision by a third party to make a competing acquisition proposal, including the structure, pricing and terms proposed by a third party seeking to acquire or merge with DIRECTV. Please see "The Merger Agreement—Termination Fees" and "The Merger Agreement—No Solicitation of Alternative Transactions."

Former DIRECTV stockholders who become stockholders of Holdings will be governed by the amended and restated certificate of incorporation and by-laws of Holdings.

        DIRECTV stockholders will become Holdings stockholders in the DIRECTV merger and their rights as stockholders will be governed by the amended and restated certificate of incorporation and by-laws of Holdings. As a result, there will be material differences between the current rights of

DIRECTV stockholders and the rights they can expect to have as Holdings stockholders. These differences include among other things, that (a) Holdings will have a class of common stock that carries 15 votes per share, all of which will initially be owned by the Malones, providing the Malones with voting power in excess of their economic interest in Holdings, (b) Holdings will be subject to Section 203 of the DGCL, which would place certain limitations on the ability of any non-approved transferee of the high vote Holdings Class B common stock held by the Malones to engage in a business combination transaction involving Holdings without obtaining approval from the board of directors of Holdings and the disinterested stockholders of Holdings, and (c) subject to the rights of any preferred stock, holders of Holdings common stock cannot act by written consent (except that holders of Class B common stock may act by written consent solely in instances where the consent of the Class B common stockholders, as a class, is required).

Please see "Comparison of Stockholder Rights."

The excess share provision in the Holdings charter has the effect of placing limitations on the shares held by certain stockholders, which may make it difficult for a third party to acquire Holdings.

        The excess share provision of the Holdings charter is designed to prevent transfers of stock of Holdings that could cause potentially adverse tax effects relating to the Split-Off. Accordingly, subject to certain exceptions, if during the first year after the Split-Off there is a purported transfer or non-transfer event that meets certain requirements, including causing a person to become, actually or constructively, the owner of 10% or more of any class of Holdings' capital stock, then that acquisition will be null and void to the intended holder, such shares of Holdings common stock will be transferred to a trust for the exclusive benefit of a charitable beneficiary, and the purported transferee will have no rights in such shares, except to receive the lesser of (i)(A) the amount the transferee paid for such shares or (B) in the case of a non-transfer event or a purported transfer in which value was not given for the shares, the fair market value of the stock on the date of such event or transfer and (ii) the net proceeds of the sale described in the next sentence. The trust is required to sell the Holdings excess shares to a permitted transferee who will not trigger the application of the excess share provision. Holdings also has the right to redeem Holdings excess shares held by the trust. These provisions may make it difficult for a third party to make an offer to acquire Holdings.

The fairness opinion obtained by the special committee of the board of directors of DIRECTV from Morgan Stanley will not reflect changes in circumstances between signing the merger agreement and consummation of the mergers.

        DIRECTV has not obtained an updated opinion as of the date of this proxy statement/prospectus from Morgan Stanley, financial advisor to the special committee of the board of directors of DIRECTV. The opinion is based on financial, economic, market and other conditions in existence on, and the information available to Morgan Stanley as of May 3, 2009, the date the opinion was delivered. Changes in the operations and prospects of DIRECTV or LEI, general market and economic conditions and other factors which may be beyond the control of DIRECTV could alter such information and the opinion. The opinion will, however, not be updated as of the time the mergers will be completed. The special committee of the board of directors of DIRECTV does not anticipate asking its financial advisor to update its opinion, and the opinion, which was given at the time the merger agreement was signed, does not address the fairness of the DIRECTV exchange ratio (as defined in the merger agreement), from a financial point of view, at the time of the special meeting or at the time the mergers are completed.

Integrating DIRECTV and LEI may divert management's attention away from our operations.

        Successful integration of DIRECTV's and LEI's organizations, procedures and operations may place a significant burden on the managements of DIRECTV and LEI and their internal resources.

The integration efforts could divert management's focus and resources from other strategic opportunities and from operational matters during the integration process.

DIRECTV is a party to pending lawsuits in connection with the mergers.

        There are multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery and the California State Court. The Delaware and California Actions are purported class actions on behalf of the public stockholders of DIRECTV. The consolidated Delaware complaint and the California complaint allege, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement.

        On October 16, 2009, DIRECTV and Liberty entered into the Stipulation of Settlement with the plaintiffs in the multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery that were brought on behalf of the public stockholders of DIRECTV alleging, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement. In the event that final court approval of the Stipulation of Settlement is not obtained by June 30, 2010, the terms of the Stipulation of Settlement and the related changes to the Holdings amended and restated certificate of incorporation and by-laws, with certain limited exceptions, will become null and void. For a description of the terms of the Stipulation of Settlement, see the "Legal Proceedings Regarding the Mergers" section on page 93.

At the closing of the mergers, DIRECTV may have to pay the Greenlady Debt in full, without any cost or liability to Liberty, LEI or any of their respective subsidiaries, if the parties are unable to effect the Greenlady Debt Restructuring.

        Prior to the closing of the mergers, DIRECTV intends to seek to cause Bank of America to amend the approximately $2 billion principal amount of debt LEI had outstanding as of June 30, 2009 (the "Greenlady Debt") in a manner reasonably satisfactory to DIRECTV, including a release of any and all liens held by Bank of America on the shares of DIRECTV common stock held by Greenlady II (the "Greenlady Debt Restructuring"). If DIRECTV is unable to complete the Greenlady Debt Restructuring by the time all other conditions to the merger agreement are satisfied (other than those which by their terms can only be satisfied at the closing of the mergers), then at the closing DIRECTV will be obligated to repay the Greenlady Debt in full, without any cost or liability to Liberty, LEI or any of their respective subsidiaries. If DIRECTV is unable to repay the Greenlady Debt in full at closing, it will be in breach of a covenant in the merger agreement. Liberty has indicated that it intends to seek the termination of its guaranty with respect to the equity collars associated with Greenlady Debt not later than the effective time of the Split-Off and thus a guaranty of LEI may be substituted for its guaranty. The repayment of that debt could adversely affect the financial position, short term operating results and cash flows of Holdings.

The Split-Off could result in significant tax liability to Liberty and to holders of Liberty Entertainment common stock, and LEI may have a significant indemnity obligation to Liberty, which is not limited in amount or subject to any cap, if the Split-Off is treated as a taxable transaction. If the mergers are consummated, Holdings will become jointly and severally liable for LEI's indemnity obligations to Liberty.

        Liberty has requested a private letter ruling from the IRS to the effect that, among other things, the Split-Off will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The Split-Off is conditioned upon the receipt by Liberty of such private letter ruling and the receipt by Liberty and LEI of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), tax counsel to Liberty, to the effect that, among other things, the Split-Off will qualify as a tax-free transaction to Liberty and to the holders of Liberty Entertainment common stock (except with respect to the receipt of cash in lieu of fractional shares) for

U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. It is a condition to DIRECTV's obligation to consummate the DIRECTV merger that the ruling and tax opinion be in form and substance reasonably acceptable to DIRECTV and not have been withdrawn, invalidated or modified in an adverse manner and that the ruling address certain additional specified matters.

        Although a private letter ruling relating to the qualification of the Split-Off under Sections 355 and 368(a)(1)(D) of the Code will generally be binding on the IRS, the continuing validity of such ruling will be subject to the accuracy of factual representations and certain assumptions. Also, as part of the IRS's general policy with respect to rulings on split-off transactions under Section 355 of the Code, a private letter ruling obtained by Liberty will not represent a determination by the IRS that certain requirements which are necessary to obtain tax-free treatment under Sections 355 and 368(a)(1)(D) of the Code have been satisfied. Rather, such private letter ruling will be based upon representations by Liberty that these requirements have been satisfied, and any inaccuracy in such representations could invalidate the ruling. As a result of this IRS policy, Liberty has made it a condition to the Split-Off that Liberty and LEI obtain the opinion of counsel described above. The opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by Liberty and LEI. Any inaccuracy in the representations or assumptions upon which such tax opinion is based, or failure by Liberty or LEI to comply with any undertakings made in connection with such tax opinion, could alter the conclusions reached in such opinion. Opinions of counsel are not binding on the IRS or the courts. As a result, the conclusions expressed in the opinion of counsel could be challenged by the IRS and a court could sustain such a challenge.

        Even if the Split-Off otherwise qualifies for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Code, the Split-Off would result in a significant U.S. federal income tax liability to Liberty (but not holders of Liberty Entertainment common stock) under Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Liberty or LEI (including indirectly through acquisitions of Holdings common stock) as part of a plan or series of related transactions that includes the Split-Off. Current law generally creates a presumption that any acquisitions of the stock of Liberty or LEI within two years before or after the Split-Off are part of a plan that includes the Split-Off, although the parties may be able to rebut that presumption. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. DIRECTV does not expect that the mergers, by themselves, will cause Section 355(e) to apply to the Split-Off and, as part of the private letter ruling process, Liberty will seek certain rulings from the IRS regarding the manner in which certain other transactions are taken into account for these purposes. However, notwithstanding the opinion of counsel described above or any IRS rulings that may be obtained, Liberty, LEI or Holdings might inadvertently cause or permit a prohibited change in the ownership of Liberty or LEI to occur, thereby triggering a tax liability to Liberty. If the Split-Off is determined to be taxable to Liberty, Liberty would recognize gain equal to the excess of the fair market value of the LEI common stock held by it immediately before the Split-Off over Liberty's tax basis therein.

        If it is subsequently determined, for whatever reason, that the Split-Off does not qualify for tax-free treatment, holders of Liberty Entertainment common stock immediately prior to the Split-Off, LEI and/or Liberty could incur significant tax liabilities. Under the Tax Sharing Agreement, LEI (and, following the mergers, Holdings) will be obligated to indemnify Liberty, its subsidiaries and certain related persons for any losses and taxes resulting from the failure of the Split-Off to be a tax-free transaction described under Sections 355 and 368(a)(1)(D) of the Code, except for any such losses and taxes that (i) result primarily from, individually or in the aggregate, the breach of certain covenants made by Liberty, (ii) result from the Liberty Entertainment common stock not being treated as stock of Liberty for U.S. federal income tax purposes, or (iii) result from Section 355(e) of the Code applying to the Split-Off as a result of the Split-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50% or greater interest in the stock of Liberty. If LEI and/or

Holdings is or are required to indemnify Liberty, its subsidiaries or certain related persons under the circumstances set forth in the Tax Sharing Agreement, LEI and/or Holdings may be subject to substantial liabilities not limited in amount or subject to any cap, which could materially adversely affect its or their financial position.

        Pursuant to applicable Treasury Regulations, each member of Liberty's federal consolidated tax group, including LEI and certain of its subsidiaries, will be severally liable to the IRS for the taxes of the entire group for each taxable year in which it was a member of the group. Under the Tax Sharing Agreement, Liberty will be obligated to indemnify LEI, its subsidiaries and certain related persons for losses and taxes resulting from the circumstances described in clauses (i) through (iii) above. In such circumstances, Liberty's indemnification obligations to LEI may be significant, and there can be no assurance that Liberty would be able to satisfy such obligations.

Holdings and LEI may have a significant indemnity obligation to Liberty, which is not limited in amount or subject to any cap, if the News/Liberty Transaction or certain restructuring transactions related to the News/Liberty Transaction are treated as taxable transactions as a result of the Split-Off.

        Liberty entered into a tax matters agreement with News Corporation in connection with the News/Liberty Transaction, pursuant to which Liberty agreed, among other things, to indemnify News Corporation, its affiliates and certain related persons for taxes resulting from actions taken by Liberty or its affiliates that cause the News/Liberty Transaction (or related restructuring transactions) not to qualify as tax-free transactions described in Sections 355 and/or 368(a)(1)(D) of the Code. Liberty's indemnification obligations to News Corporation, its affiliates and certain related persons are not limited in amount or subject to any cap.

        Under the Tax Sharing Agreement, LEI, and following the mergers, Holdings, will be obligated to indemnify Liberty, its subsidiaries and certain related persons for any losses and taxes of Liberty and its subsidiaries (including any losses resulting from Liberty's indemnity obligations to News Corporation), resulting from Section 355(e) of the Code applying to the News/Liberty Transaction or to any of the internal distributions of the stock of Greenlady that were effected by subsidiaries of News in connection with the News/Liberty Transaction as a result of the Split-Off, any actions taken by LEI or its subsidiaries following the Split-Off, or any change in ownership (by vote or value) of LEI stock following the Split-Off (except to the extent that such losses or taxes result primarily from, individually or in the aggregate, the breach of certain covenants made by Liberty). In addition, in the Tax Sharing Agreement, LEI has agreed to indemnify Liberty, its subsidiaries and certain related persons for any losses and taxes of Liberty and its subsidiaries resulting primarily from, individually or in the aggregate, any breach by LEI of certain covenants (applicable to actions or failures to act by LEI and its subsidiaries following the completion of the Split-Off) that relate to the qualification of the News/Liberty Transaction and related restructuring transactions as tax-free transactions.

        It is a condition to the Split-Off that Liberty and LEI shall have received an opinion of Skadden Arps to the effect that for U.S. federal income tax purposes, the Split-Off will not affect the tax-free treatment under Sections 355 and/or 368(a)(1)(D) of the Code of, and will not cause Section 355(e) of the Code to apply to, the News/Liberty Transaction or any of the internal distributions of the stock of Greenlady that were effected by subsidiaries of News in connection with the News/Liberty Transaction. Further, it is a condition to DIRECTV's obligation to consummate the DIRECTV merger that such opinion be in form and substance reasonably acceptable to DIRECTV and not have been withdrawn, invalidated or modified in an adverse manner. In rendering such opinion, Skadden Arps may rely upon factual representations and assumptions, as well as certain undertakings made by Liberty and LEI. Any inaccuracy in the representations or assumptions upon which such tax opinion is based, or failure by Liberty or LEI to comply with any undertakings made in connection with such tax opinion, could alter the conclusions reached in such opinion. Opinions of counsel are not binding on the IRS or the courts, and neither Liberty nor LEI has requested a ruling from the IRS as to the effect, if any, that the Split-Off would have on the News/Liberty Transaction (or any related restructuring transactions).

Therefore, there can be no assurance that the IRS or any court will agree with the conclusions in such opinion. If LEI and/or Holdings is required to indemnify Liberty, its subsidiaries or certain related persons under the circumstances set forth in the Tax Sharing Agreement, LEI and/or Holdings may be subject to substantial liabilities not limited in amount or subject to any cap, which could materially adversely affect its or their financial position.

Holdings may determine to forgo certain transactions in order to avoid the risk of incurring significant tax-related liabilities.

        In the Tax Sharing Agreement, Holdings will covenant that following the mergers it will not take any action, or fail to take any action, which action or failure to act is inconsistent with the Split-Off or the News/Liberty Transaction qualifying for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Code. Further, the Tax Sharing Agreement will require that Holdings generally indemnify Liberty for any taxes or losses incurred by Liberty resulting from breaches of such covenants or resulting from Section 355(e) of the Code applying to the Split-Off because of acquisitions of a 50-percent or greater interest in LEI that are part of a plan that includes the Split-Off. As a result, Holdings might determine to forgo certain transactions that might have otherwise been advantageous in order to preserve the tax-free treatment of the Split-Off and the News/Liberty Transaction.

        In particular, Holdings might determine to continue to operate certain of its business operations for the foreseeable future even if a liquidation or sale of such business might have otherwise been advantageous. Moreover, in light of the mergers as well as certain other transactions that might be treated as part of a plan that includes the Split-Off for Section 355(e) purposes (as discussed above), Holdings might determine to forgo certain transactions, including share repurchases, stock issuances, asset dispositions or other strategic transactions for some period of time following the mergers so as not to run afoul of the 50-percent limitation. Liberty is seeking a ruling from the IRS with respect to the manner in which any Holdings' open market purchases of its shares following the mergers would be treated for purposes of Section 355(e) of the Code. However, there can be no assurance that Liberty will obtain such ruling. In addition, Holdings' potential indemnity obligation under the Tax Sharing Agreement might discourage, delay or prevent a change of control transaction for some period of time following the Split-Off.

Risk Factors Relating to LEI and its Businesses.

LEI does not have (and Holdings will not have) the right to control GSN, which means neither LEI nor Holdings will be able to cause the Businesses to operate in a manner that may be preferred by LEI or Holdings.

        Although LEI (or after completion of the mergers, Holdings) may exercise influence over the management and policies of GSN, LEI does not have the right to control the businesses or affairs of GSN. Even though LEI owns a majority stake in GSN, by agreement with GSN and Sony, LEI's rights take the form of representation on the board of managers and possession of veto rights over significant or extraordinary actions. Although LEI's rights may enable it to prevent the sale of material assets or prevent the investee from paying dividends or making distributions to its stockholders or partners, these rights will not enable LEI to cause these actions to be taken.

LEI could be unable in the future to obtain cash in amounts sufficient to service its debt.

        As of June 30, 2009, Greenlady II, LLC, an indirect wholly owned subsidiary of Liberty, had outstanding approximately $2 billion principal amount of debt. This Greenlady Debt was incurred in connection with Liberty's incremental acquisition of DIRECTV shares in April 2008, is secured by (x) a pledge of the put components of a "cashless collar" transaction (consisting of a series of 6 puts and calls) Liberty effected with an affiliate of the bank holding such debt on 98.75 million shares of DIRECTV common stock and (y) a pledge of 170 million shares of DIRECTV common stock. The

Greenlady Debt amortizes over a period commencing in 2009 and ending in 2012. LEI's ability to meet this financial obligation will depend upon its ability to access cash. LEI's sources of cash include its $300 million revolving credit facility from Liberty, its $650 million credit facility with DIRECTV, its available cash balances, net cash from operating activities, distributions from its investees, borrowings against its DIRECTV shares not otherwise encumbered, proceeds from equity issuances and proceeds from asset sales. Each of the Liberty and DIRECTV credit facilities will provide funds for LEI to repay scheduled maturities and certain other amounts that may become due under the Greenlady Debt. The Liberty credit facility will be available to LEI prior to the Split-Off, and the DIRECTV credit facility will be available to LEI only after the Split-Off. The Liberty credit facility will terminate, and be repayable with borrowings under the DIRECTV credit facility, at the time of the Split-Off unless the merger agreement has previously been terminated. Absent the ability to borrow under the Liberty credit facility or the DIRECTV credit facility, there are no assurances that LEI will have access to sufficient cash to service or refinance its debt obligations, absent borrowings against or sales of its unencumbered DIRECTV shares or other assets. If LEI defaults under the Greenlady Debt, the bank holding this debt could accelerate its maturity after the expiration of any required grace period, set-off any amount due to LEI from the bank's affiliate under the collar transaction and make up any short-fall in principal amount through the sale of the pledged DIRECTV shares. For more information about the DIRECTV credit facility, see "The Mergers—DIRECTV Credit Facility" below.

Rapid technological advances could render the products and services offered by LEI's subsidiaries and business affiliates obsolete or non-competitive.

        LEI's subsidiaries and business affiliates must stay abreast of rapidly evolving technological developments and offerings to remain competitive and increase the utility of their services. These subsidiaries and business affiliates must be able to incorporate new technologies into their products in order to address the needs of their customers. There can be no assurance that they will be able to compete with advancing technology, and any failure to do so could result in customers seeking alternative service providers, thereby adversely impacting LEI's revenue and operating income.

Certain of LEI's subsidiaries and business affiliates depend on their relationships with third party distribution channels, suppliers and advertisers and any adverse changes in these relationships could adversely affect LEI's results of operations.

        An important component of the success of LEI's subsidiaries and business affiliates will be their ability to maintain their existing, as well as build new, relationships with third party distribution channels, suppliers and advertisers, among other parties. Adverse changes in existing relationships or the inability to enter into new arrangements with these parties on favorable terms, if at all, could negatively impact LEI's revenue, ability to acquire quality programming content and operating margins.

Adverse events or trends in the industries in which LEI's subsidiaries and business affiliates operate could adversely affect its results of operations.

        In general, LEI's subsidiaries and business affiliates could be sensitive to trends and events that are outside their control. For example, adverse trends or events, such as general economic downturns, decreases in consumer spending and natural or other disasters, among other adverse events and trends, could decrease LEI's revenue and/or increase LEI's expenses.

LEI's businesses are subject to risks of adverse government regulation.

        Programming services, cable television systems, the Internet, and providers of DTH services and satellite carriers are subject to varying degrees of regulation in the United States by the FCC and other entities and in foreign countries by similar entities. Such regulation and legislation are subject to the political process and have been in constant flux over the past decade. Moreover, substantially every foreign country in which LEI's subsidiaries or business affiliates will have, or may in the future make an investment, regulates, in varying degrees, the distribution, content and ownership of programming services and foreign investment in programming companies and wireline and wireless cable communications, satellite and telephony services and the Internet. Further material changes in the law and regulatory requirements must be anticipated, and there can be no assurance that LEI's subsidiaries and business affiliates will not become subject to increased expenses or more stringent restrictions as a result of any future legislation, new regulation or deregulation.

LEI and certain of its subsidiaries, including DIRECTV, are subject to additional FCC conditions.

        In connection with approving the acquisition of an ownership interest in DIRECTV by a Liberty subsidiary in February 2008, the FCC imposed a number of regulatory conditions on Liberty, its subsidiaries, and DIRECTV. More specifically, the FCC imposed program carriage conditions, intended to prevent discrimination against unaffiliated programmers, program access conditions, intended to ensure non-discriminatory access to programming, and other conditions, including the elimination of overlapping attributable interests in cable and satellite distribution systems in Puerto Rico by February 2009. In order to comply with the FCC's condition regarding overlapping attributable interests in cable and satellite distribution systems in Puerto Rico, effective February 25, 2009, DIRECTV placed its interests in the Puerto Rico systems into a trust and appointed a trustee who is required to oversee the management and operation of the system in accordance with a trust agreement that has been submitted to the FCC.

The success of certain of LEI's subsidiaries and business affiliates whose businesses involve the Internet depends on maintaining the integrity of their systems and infrastructure.

        A fundamental requirement for online communications is the secure transmission of confidential information, such as credit card numbers or other personal information, over public networks. If the security measures of any of LEI's subsidiaries or business affiliates engaged in online communications were to be compromised, it could have a detrimental effect on their reputation and adversely affect their ability to attract web traffic.

        Computer viruses transmitted over the Internet have significantly increased in recent years, thereby increasing the possibility of disabling attacks on and damage to websites of LEI's subsidiaries and business affiliates whose businesses will be dependent on the Internet. In addition, certain of LEI's subsidiaries and business affiliates rely on third-party computer systems and service providers to facilitate and process a portion of their transactions. Any interruptions, outages or delays in these services, or a deterioration in their performance, could impair the ability of these subsidiaries and business affiliates to process transactions for their customers and the quality of service they can offer to them.

The success of certain of LEI's subsidiaries and business affiliates depends on audience acceptance of their programs and programming services which is difficult to predict.

        Entertainment content production is an inherently risky business because the revenue derived from the production and distribution of a cable program depends primarily upon its acceptance by the public, which is difficult to predict. The commercial success of a cable program depends on the quality and acceptance of other competing programs released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, many of which are difficult to predict. Audience sizes for cable programming are important factors when cable and DTH satellite video providers negotiate affiliation agreements with cable programmers and, in the case of cable programming, when advertising rates are negotiated. Consequently, low public acceptance of cable programs could hurt the ability of LEI's subsidiaries and business affiliates to maintain rates charged to affiliates, subscribers and advertisers.

No assurance can be made that LEI will be successful in integrating any acquired businesses.

        LEI's businesses and those of its subsidiaries may grow through acquisitions (apart from the mergers) in selected markets. Integration of new businesses may present significant challenges, including: realizing economies of scale in programming and network operations; eliminating duplicative overheads; and integrating networks, financial systems and operational systems. No assurances can be made that, with respect to any acquisition, LEI will realize anticipated benefits or successfully integrate any acquired business with its existing operations. In addition, while LEI intends to implement appropriate controls and procedures as it integrates acquired companies, LEI may not be able to certify as to the effectiveness of these companies' disclosure controls and procedures or internal control over financial reporting (as required by U.S. federal securities laws and regulations) until LEI has fully integrated them.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains "forward-looking statements". These statements may be made directly in this proxy statement/prospectus or they may be made a part of this proxy statement/prospectus by appearing in other documents filed with the SEC by DIRECTV and incorporated by reference in this proxy statement/prospectus. These statements may include statements regarding the period following completion of the mergers.

        Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "objective," "goal," "should" and words and terms of similar substance used in connection with any discussion of future operating or financial performance of DIRECTV, LEI or Holdings or the mergers identify forward-looking statements. All forward-looking statements are management's present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors relating to the mergers discussed under the caption "Risk Factors" beginning on page 26 above, the following risks related to the businesses of DIRECTV, LEI and Holdings, among others, could cause actual results to differ materially from those described in the forward-looking statements:

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  the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the transactions contemplated by the merger agreement and the Malone Agreement;

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  the possibility that problems may arise in successfully integrating the businesses of LEI with DIRECTV;

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  the possibility that the transactions contemplated by the merger agreement and the Malone Agreement may involve unexpected costs;

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  the possibility that the businesses may suffer as a result of uncertainty surrounding the transactions contemplated by the merger agreement and the Malone Agreement;

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  the possibility that the industry may be subject to future regulatory or legislative actions;

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  the outcome of pending legal proceedings;

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  changes in interest rates;

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  pricing;

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  increasing healthcare costs;

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  availability of qualified personnel;

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  changes in, or failure or inability to comply with, government regulations, including, without limitation, regulations of the FCC, conditions imposed by the FCC in license transfer proceedings or otherwise and adverse outcomes from regulatory proceedings;

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  changes in the nature of key strategic relationships with partners and joint venturers;

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  general economic and business conditions and industry trends, including the current economic downturn;

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  consumer spending levels, including the availability and amount of individual consumer debt;

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  the regulatory and competitive environment of the industries in which DIRECTV and LEI, and the entities in which they have interests, operate;

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  changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders, video on demand and IP television and their impact on advertising revenue;

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  increased digital TV penetration and the impact on channel positioning of LEI's networks;

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  rapid technological changes;

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  capital spending for the acquisition and/or development of telecommunications networks and services;

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  threatened terrorist attacks and ongoing military action in the Middle East and other parts of the world;

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  fluctuations in foreign currency exchange rates and political unrest in international markets; and

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  other risks and uncertainties.

        We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference in this proxy statement/prospectus in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, none of DIRECTV, LEI or Holdings has any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.

        For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the annual reports on Form 10-K and the quarterly reports on Form 10-Q that DIRECTV has filed with the SEC as described under "Where You Can Find More Information" on page 157.

        We expressly qualify in their entirety all forward-looking statements attributable to DIRECTV, LEI or Holdings or any person acting on our behalf by the cautionary statements contained or referred to in this section.

THE SPECIAL MEETING

Proxy Statement/Prospectus

        This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by DIRECTV's board of directors in connection with the special meeting of stockholders.

        This proxy statement/prospectus is first being mailed to DIRECTV stockholders on or about October 21, 2009.

Date, Time and Place of the Special Meeting

        The special meeting will be held at Sheraton New York Hotel and Towers, 811 7th Avenue (53rd Street) New York, NY 10019, local time, on November 19, 2009, at 11:00 a.m.

Purpose of the Special Meeting

        At the special meeting, DIRECTV's stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement and approve the Malone Agreement and a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement in accordance with its terms or approve the Malone Agreement.

Record Date for the Special Meeting

        The board of directors of DIRECTV has fixed October 9, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting of stockholders.

        On the record date, there were 957,755,991 shares of DIRECTV common stock outstanding and entitled to vote at the special meeting, held by approximately 61,953 holders of record. Shares that are held in DIRECTV's treasury are not entitled to vote at the special meeting.

Votes Required

        A majority of the outstanding shares of DIRECTV common stock must be represented, either in person or by proxy, to constitute a quorum at the special meeting. Adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of DIRECTV common stock outstanding on the record date for the DIRECTV special meeting in favor of adoption of the merger agreement. In addition, the board of directors of DIRECTV is seeking the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Malone Agreement.

        The affirmative vote of a majority of the votes cast at the special meeting is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve: (i) adoption of the merger agreement by the affirmative vote of holders of a majority of the shares of DIRECTV common stock outstanding on the record date for the DIRECTV special meeting or (ii) adoption of the merger agreement and approval of the Malone Agreement by the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty. At the special meeting, each holder of DIRECTV common stock is entitled to one vote for each share of DIRECTV common stock held as of the record date on all matters properly submitted to the DIRECTV stockholders.

        The adoption of the merger agreement and the approval of the Malone Agreement by a majority of disinterested stockholders is not required by either the terms of DIRECTV's amended and restated certificate of incorporation or by Delaware law. DIRECTV has decided, however, that it is appropriate to seek the adoption of the merger agreement and approval of the Malone Agreement by a majority of disinterested stockholders, in order to ensure that the disinterested holders of DIRECTV common stock have the power to determine whether the various transactions contemplated by the merger agreement and the Malone Agreement are fair to and in the best interests of such holders.

        DIRECTV believes, among other things, that such approval of the transactions by vote of the disinterested holders of DIRECTV common stock should constitute ratification of the transactions contemplated by the merger agreement and the Malone Agreement. Ratification is an expression of approval by the stockholders of one or more matters for which their approval is not necessarily required as a matter of law. In general, ratification by stockholders may be effective to approve actions taken by a corporation and its board of directors, even if the actions are challenged by some of the stockholders, provided that such actions are not against public policy (such as actions involving waste, fraud, or similar egregious conduct). The Delaware case law relating to the legal effect of stockholder ratification and whether the doctrine of stockholder ratification will be applicable to the adoption of the merger agreement and approval of the Malone Agreement by disinterested stockholders is not entirely clear. Recent Delaware case law suggests that the ability of stockholder ratification to extinguish claims may be available only in limited circumstances. That recent case law also suggests that the doctrine of stockholder ratification is not applicable if the stockholder vote approving the particular transaction is a vote required under Delaware law or a corporation's charter to authorize the transaction.

        Because the adoption of the merger agreement and the approval of the Malone Agreement by a majority of the outstanding shares of the DIRECTV common stock held by disinterested holders is not so required, DIRECTV believes that the adoption of the merger agreement and the approval of the Malone Agreement will have certain beneficial effects under Delaware law. If any holder of DIRECTV common stock commences litigation against DIRECTV or its directors challenging the fairness of these transactions to the holders of the DIRECTV common stock or alleging any deficiency or breach of fiduciary duty in the process of developing the terms of these transactions or in the consideration or approval of these transactions by DIRECTV's board of directors, DIRECTV believes that adoption of the merger agreement and approval of the Malone Agreement by the disinterested holders of DIRECTV common stock would be evidence in any such litigation of the fairness of the transactions contemplated by such agreements. In addition, DIRECTV believes that approval of such agreements by the disinterested holders of DIRECTV common stock could also have additional substantive and procedural effects that could benefit DIRECTV and its directors in connection with the defense of any such stockholder litigation including the litigation described in the "Legal Proceedings Regarding the Mergers" section on page 93. DIRECTV believes that such approval would be a factor under Delaware law in invoking a standard of judicial review or burden of proof that is more favorable to DIRECTV and its directors than the standard of judicial review or burden of proof that might otherwise apply in the absence of such approval. Even though the Delaware case law addressing the circumstances in which stockholder ratification may result in the extinguishment of breach of fiduciary duty claims is not entirely clear, DIRECTV believes that a Delaware court could conclude that adoption of the merger agreement and approval of the Malone Agreement by a majority of the outstanding shares of DIRECTV common stock held by disinterested holders operates to extinguish some or all of the claims in any such litigation.

        As of the record date, DIRECTV directors and executive officers owned and were entitled to vote 887,958 shares of DIRECTV common stock, or less than 1% of the outstanding shares of DIRECTV common stock. John Malone and Gregory Maffei, members of the DIRECTV board of directors, are the Chairman and President and CEO, respectively, of Liberty, which currently beneficially owns approximately 57% of the outstanding common stock of DIRECTV, subject to the existing standstill agreement described below, which limits the exercise of its discretionary voting power to approximately 48% of the outstanding shares of DIRECTV common stock.

        Pursuant to the Liberty May 2009 Agreement, Liberty and certain of its subsidiaries have agreed to vote certain shares of DIRECTV common stock beneficially owned by them in favor of adoption of the merger agreement. While Liberty currently owns approximately 57% of the outstanding shares of DIRECTV common stock, Liberty is only permitted to exercise its discretionary voting power with respect to approximately 48% of the outstanding shares of DIRECTV common stock, due to an existing standstill agreement between DIRECTV and Liberty, and must vote any additional shares it owns in the same manner as, and in the same proportion to, the votes of all DIRECTV stockholders other than Liberty. Further information concerning the Liberty May 2009 Agreement can be found under "The Mergers—The Liberty May 2009 Agreement" on page 124.

Proxies

        All shares of DIRECTV common stock represented by properly executed proxies or voting instructions (including those voting instructions given through electronic voting through the Internet or by telephone) received before or at the DIRECTV special meeting prior to the closing of the polls will, unless revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR adoption of the merger agreement, FOR approval of the Malone Agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your DIRECTV common stock represented by the proxy or voting instruction will be considered present at the applicable special meeting for purposes of determining a quorum, but will have the same effect as a vote against adoption of the merger agreement and a vote against the approval of the Malone Agreement. We urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.

        If your shares are held in an account at a broker, bank or other nominee, or through the DIRECTV Thrift and Savings Plan or the DIRECTV Savings Plus Plan (collectively, the "DIRECTV Plans") you must instruct the broker, bank, nominee or plan administrator on how to vote your shares. If an executed proxy card returned by a broker, bank, nominee or plan administrator holding shares indicates that the broker, bank, nominee or plan administrator does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will have the same effect as a vote against the adoption of the merger agreement and a vote against the approval of the Malone Agreement. This is called a broker non-vote. Your broker, bank or plan administrator will vote your shares over which it does not have discretionary authority only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank, nominee or plan administrator. If you hold shares through any DIRECTV Plan, your shares in the plan may be voted even if you do not instruct the trustee how to vote, as explained in your voting instructions.

        Because the adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of DIRECTV common stock, abstentions, failures to vote and broker non-votes will have the same effect as votes against adoption of the merger agreement. Abstentions, failures to vote and broker non-votes will have no effect with respect to the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

        Because the adoption of the merger agreement and the approval of the Malone Agreement by the affirmative votes of the holders of a majority of the outstanding shares, excluding all shares owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty are closing conditions to the mergers, abstentions, failures to vote and broker non-votes by or on behalf of such disinterested holders will have the same effect as a vote against adoption of the merger agreement and a vote against the approval of the Malone Agreement. Abstentions, failures to vote and broker non-votes will have no effect with respect to the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

        DIRECTV does not expect that any matter other than the proposal to adopt the merger agreement, the proposal to approve the Malone Agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies will be presented at the special meeting.

        You may revoke your proxy at any time before it is voted at the special meeting. If you are a holder of record you may do so by:

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  filing a written notice of revocation with the Secretary, The DIRECTV Group, Inc., 2230 East Imperial Highway, El Segundo, California 90245;

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  submitting a new proxy before the special meeting; or

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  attending the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

        For shares held beneficially by you, you may revoke your voting instruction only by submitting new voting instructions to your bank, broker or nominee. If you submit your voting instruction through the Internet or by telephone, you can change your voting instruction by submitting a voting instruction at a later date, in which case your later-submitted voting instruction will be recorded and your earlier voting instruction will be revoked. If the special meeting is postponed or adjourned and no new record date is set, it will not affect the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy or voting instruction using the methods described above.

Giving Voting Instructions Electronically or by Telephone

        Many stockholders who hold their shares through a broker, bank or other holder of record will have the option to submit their voting instructions electronically through the Internet or by telephone. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

Delivery of Documents to Stockholders Sharing an Address

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement/prospectus addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A single proxy statement/prospectus will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement/

prospectus, please notify your broker, direct your written request to The DIRECTV Group, Inc., Investor Relations, 2230 East Imperial Highway, El Segundo, California 90245 or contact investor relations at (310) 964-0808. Stockholders who currently receive multiple copies of the proxy statement/prospectus at their address and would like to request "householding" of their communications should contact their broker.

Solicitation of Proxies

        DIRECTV will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, DIRECTV has retained Innisfree M&A Incorporated for a fee of up to $35,000 plus reimbursement of expenses to assist in the solicitation of proxies. DIRECTV and its proxy solicitors will also request banks, brokers and other intermediaries holding shares of DIRECTV common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and Internet, advertisements and personal solicitation by the directors, officers or employees of DIRECTV. No additional compensation will be paid to our directors, officers or employees for solicitation.

Voting and Elections by Participants in the DIRECTV Plans

        Participants in the DIRECTV Plans will be able to direct how they want DIRECTV shares allocated to their accounts as of the record date to be voted. All voting instructions submitted by DIRECTV Plan participants are confidential and will not be disclosed to DIRECTV management.

        After the voting instructions with respect to the DIRECTV Plans are tabulated, the results will be given to the plan trustee. Your instructions on how to vote on the adoption of the merger agreement and approval of the Malone Agreement will be subject, in the case of all DIRECTV Plans, to the plan trustee's fiduciary duties under ERISA. If you are a participant in the DIRECTV Plans, please follow the instructions that you receive for voting with respect to the shares allocated to your account.

        As of the DIRECTV record date, the DIRECTV Plans held approximately 0.7% of the then outstanding shares of DIRECTV common stock.

        Participants in the DIRECTV Plans will be able to direct their shares to be voted at the special meeting in the following ways: vote for or against adoption of the merger agreement and approval of the Malone Agreement, or abstain from voting. Please note that the plan trustee will take the following steps with respect to shares held in a DIRECTV Plan account, subject to its fiduciary duties under ERISA:

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  If you fail to properly provide any instructions as to how you want the shares allocated to your plan account to be voted, the plan trustee shall vote the shares credited to each DIRECTV Plan participant, and shall vote the shares for which instructions are not timely received in the best interests of the participants, as the trustee determines in its discretion.

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  If you return a properly signed voting instruction but do not specifically indicate how you want your shares to be voted on the adoption of the merger agreement and approval of the Malone Agreement, the plan trustee shall vote the shares credited to each such DIRECTV Plan participant in the best interests of the participant, as the trustee determines in its discretion.

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  If you indicate you wish to abstain, your shares will not be voted, which will have the same effect as a vote AGAINST the adoption of the merger agreement and approval of the Malone Agreement.

THE MERGERS

        This section of the proxy statement/prospectus describes material aspects of the proposed mergers, including the merger agreement and any amendments thereto. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the full text of the merger agreement, which is attached as Annex A, the full text of Amendment No. 1 and Amendment No. 2 to the merger agreement, which is attached as Annex A-1 and Annex A-2, respectively, and the other documents we refer you to for a more complete understanding of the mergers. In addition, important business and financial information about LEI is included in the Annexes hereto and important business and financial information about DIRECTV is incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information."

 Effect of the Malone Contribution

        Pursuant to the Malone Agreement, the Malones, holders of approximately 92% of the outstanding shares of Series B Liberty Entertainment common stock, have agreed that after the Split-Off but immediately prior to the mergers, they will exchange each of their outstanding shares of LEI Series B common stock for a number of shares of Holdings Class B common stock equal to the LEI exchange ratio. Each share of Holdings Class B common stock will entitle the holder thereof to fifteen votes on all matters on which stockholders are generally entitled to vote. Accordingly, upon completion of the Malone Contribution and consummation of the mergers, we estimate that DIRECTV's former stockholders will own approximately 45%, and former LEI stockholders will own approximately 55%, of the common stock of Holdings. Former LEI stockholders, however, will own approximately 66% of the voting power of Holdings due to the impact of the Malone Contribution and the issuance of the high vote Holdings Class B common stock (which have 15 votes per share) to the Malones. After the mergers, DIRECTV's former stockholders (other than Liberty or LEI) will collectively control approximately 34% of the total voting power of Holdings, as compared to their prior control of approximately 52% of the total voting power of DIRECTV. However, after the mergers, DIRECTV's former stockholders (other than Liberty or LEI) and LEI's public stockholders (other than the Malones) will, in the aggregate, control approximately 76% of the total voting power of Holdings common stock, as compared to 52% controlled by DIRECTV stockholders (other than Liberty or LEI) prior to the mergers. Pursuant to the Malone Agreement, the Malones have agreed to limit their voting rights, only with respect to their Holdings Class B common stock, to 24% of the total voting power of Holdings common stock. Immediately after the mergers, through their ownership of Holdings Class A common stock and Holdings Class B common stock, the Malones will hold approximately 24.2% of the total voting power of Holdings common stock after giving effect to the restrictions set forth in the Malone Agreement. The Malone Agreement also provides for certain transfer restrictions and other limitations on the shares of Holdings Class B common stock to be received by the Malones in the Malone Contribution, including a right of first refusal in favor of Holdings. See "—Malone Agreement" for more information.

        Immediately after the mergers, it is estimated that the Malones will hold approximately 2.9 million shares of Holdings Class A common stock and approximately 21.8 million shares of Holdings Class B common stock. The shares of Holdings Class A common stock that are anticipated to be owned by the Malones would represent approximately 0.2% of the total voting power of Holdings common stock immediately after the completion of the mergers and the shares of Holdings Class B common stock that are anticipated to be owned by the Malones would represent approximately 26.7% of the total voting power of Holdings common stock immediately after completion of the mergers. However, pursuant to the Malone Agreement, the Malones have agreed to limit their voting rights with respect to their Holdings Class B common stock to 24% of the total voting power of Holdings common stock. As a result, through their ownership of Holdings Class A common stock and Holdings Class B common stock, the Malones will hold approximately 24.2% of the total voting power of Holdings common stock immediately after completion of the mergers. The Malones' ownership of Holdings common stock collectively is anticipated to represent an approximate 3% economic interest in Holdings.

Effect of the DIRECTV Merger; What DIRECTV Stockholders Will Receive in the DIRECTV Merger

        Upon satisfaction or waiver of each of the conditions to the merger agreement, Merger Sub One will merge with and into DIRECTV. DIRECTV will be the surviving corporation in the DIRECTV merger.

        In the DIRECTV merger, each outstanding share of DIRECTV common stock (other than shares owned by DIRECTV, and LEI, including Greenlady and Greenlady II, LLC ("Greenlady II")) will be converted into the right to receive one share of Holdings Class A common stock. Each share of DIRECTV common stock owned by DIRECTV will be cancelled without consideration. Each share of DIRECTV common stock owned by Greenlady and Greenlady II will remain issued and outstanding and will be unaffected by the DIRECTV merger; provided, however, in the event that, at or prior to the closing of the mergers, Bank of America does not approve the release of any and all liens held by it on the shares of DIRECTV common stock owned by Greenlady II, then, if instructed by DIRECTV, each share of DIRECTV owned by Greenlady II will be converted into the right to receive one share of Holdings Class A common stock.

        The rights pertaining to Holdings Class A common stock will be different from the rights pertaining to DIRECTV common stock, because the amended and restated certificate of incorporation and by-laws of Holdings will be different from the amended and restated certificate of incorporation and amended and restated by-laws of DIRECTV. The Holdings Class B common stock will carry 15 votes per share, have certain limited consent rights and will be subject to certain restrictions. In addition, the holders of Holdings Class A common stock and Holdings Class B common stock will be subject to certain limitations imposed by the excess share provisions in the amended and restated certificate of incorporation of Holdings. A description of the rights pertaining to Holdings common stock and Holdings' amended and restated certificate of incorporation and by-laws is further described under "Description of Holdings Capital Stock—Common Stock" on page 140 and "Comparison of Stockholders Rights" on page 145.

Effect of the LEI Merger; What LEI Stockholders Will Receive in the LEI Merger

        Upon satisfaction or waiver of each of the conditions to the merger agreement, Merger Sub Two will merge with and into LEI. LEI will be the surviving corporation in the LEI merger.

        In the LEI merger, after giving effect to the Malone Contribution, each outstanding share of LEI Series A or Series B common stock (other than shares owned by LEI or Holdings) will be converted into a number of shares of Holdings Class A common stock equal to the LEI exchange ratio. The LEI exchange ratio is fixed pursuant to the merger agreement and will not be adjusted to reflect stock price changes prior to the date of the LEI merger. It will, however, be adjusted to reflect (i) changes in the number of outstanding shares of Liberty Entertainment common stock from March 1, 2009 through the completion of the Split-Off and changes in the number of outstanding shares of LEI common stock from the completion of the Split-Off through the completion of the LEI merger and (ii) certain grants of incentive awards during that period. Each share of LEI common stock owned by LEI or Holdings will be cancelled without consideration.

        The rights pertaining to Holdings Class A common stock will be different from the rights pertaining to LEI Series A common stock or LEI Series B common stock, because the amended and restated certificate of incorporation and by-laws of Holdings will be different from the restated certificate of incorporation and restated by-laws of LEI. A description of the rights pertaining to Holdings common stock and Holdings' amended and restated certificate of incorporation and by-laws is further described under "Description of Holdings Capital Stock—Common Stock" on page 140 and "Comparison of Stockholders Rights" on page 145.

Effects of the Transactions

        Neither of the mergers will occur unless both do, and following the mergers, DIRECTV and LEI will be wholly owned subsidiaries of Holdings. Consummation of the mergers is conditioned on the Split-Off, but the mergers are not a condition of the Split-Off.

        Upon completion of the transactions, we estimate that DIRECTV's former stockholders (other than LEI stockholders) will collectively own approximately 45%, and former LEI stockholders (including the Malones) will collectively own approximately 55%, of the common stock of Holdings. Former LEI stockholders (including the Malones) will collectively own approximately 66% of the voting power of Holdings, and DIRECTV former stockholders (other than Liberty or LEI) will own approximately 34% of the voting power of Holdings. Immediately after the mergers, through their ownership of Holdings Class A common stock and Holdings Class B common stock, the Malones will hold approximately 24.2% of the total voting power of the Holdings common stock after giving effect to the restrictions set forth in the Malone Agreement.

Impact of Mergers on Holdings' Results of Operations and Liquidity and Capital Resources

        DIRECTV will be treated as the acquiring corporation for accounting and financial reporting purposes; accordingly, the historical financial statements of DIRECTV will become the historical financial statements of Holdings. As a result, following the closing of the transactions contemplated by the merger agreement, we anticipate a modest increase in the consolidated revenues and operating profits of Holdings as compared to the pre-transaction consolidated revenues and operating profits of DIRECTV, primarily due to the operations of the RSNs.

        As part of the mergers, Holdings will assume, on a consolidated basis, through its acquisition of Greenlady II, LLC, the Greenlady Debt (including the related equity collar), which had an outstanding unpaid balance at June 30, 2009 of approximately $2 billion. Portions of the Greenlady Debt become due as the corresponding six tranches of the equity collar terminate during the period from June 2009 through August 2012. Each tranche is repayable during a six-month period based upon a formula that factors in several variables, including the market price of DIRECTV (or, after completion of the mergers, Holdings) common stock. Interest on the Greenlady Debt accrues at an effective weighted average interest rate of 3.5% and is due and payable as each tranche matures.

        The Greenlady Debt contains a provision that allows the counterparty to accelerate repayment of a portion of the Greenlady Debt. As of June 30, 2009, the counterparty had not made this election. Prior to the close of the mergers, Liberty and LEI will use their reasonable best efforts to assist DIRECTV to cause Bank of America to amend the Greenlady Debt in a manner reasonably satisfactory to DIRECTV. However, if the parties are unable to affect a restructuring of the Greenlady Debt by the time all other conditions to the merger agreement are satisfied (other than those which by their terms can only be satisfied at the closing of the mergers), then at the closing of the mergers, Holdings will repay the Greenlady Debt in full and settle the related equity collar. Depending on these stock price movements, Holdings may choose to repay the Greenlady Debt and settle the equity collar earlier than required under the existing terms using available cash on hand, cash provided by operations or new borrowings.

        Additionally, DIRECTV entered into a loan agreement with Greenlady Corporation to fund up to $650 million of debt repayments under the Greenlady Debt after the Split-Off and prior to the closing of the mergers, including amounts owing to Liberty under its $300 million loan agreement with Greenlady Corporation. We anticipate funding these amounts using available cash on hand and cash provided by operations.

        We expect to account for the equity collar pursuant to accounting guidance for derivative instruments and hedging activities, which requires us to record all derivatives at fair value on the balance sheet, whether or not designated as a hedge. The equity collar is not designated as a hedge, and therefore changes in the fair value of the derivative are recognized in earnings.

Background of the Mergers

The GM/News Transactions

        From 1984 until December 2003, DIRECTV or its predecessor (then named "Hughes Electronics Corporation" or "GM Hughes Electronics Corporation") was a wholly-owned subsidiary of General Motors Corporation ("GM"). Also during this period, the GM Class H common stock (NYSE: GMH, a "tracking stock" of GM) was used to provide holders of such stock with financial returns intended to reflect the financial performance of DIRECTV. Beginning in mid-2000, GM and DIRECTV considered various strategic alternatives and, in October 2001, agreed to pursue a proposed separation of DIRECTV from GM and the subsequent combination of the businesses of DIRECTV with EchoStar Corporation ("EchoStar", which has since restructured and changed its name to "Dish Network Corporation"). That proposed transaction was terminated in December 2002, as a result of the failure to obtain requisite regulatory approvals, and at that time the GMH stock traded at approximately $11.00 per share.

        Following termination of the proposed transaction with EchoStar, GM and DIRECTV engaged in a process to evaluate DIRECTV's business strategy and the then-existing ownership structure, and to explore alternative possible transactions in which GM could divest some or all of its retained economic interest in DIRECTV in order to address GM's liquidity and business objectives at the time. Several third parties (including News Corporation, Liberty and SBC Communications Inc.) expressed varying degrees of interest in the possibility of a strategic transaction involving DIRECTV, but after due diligence, discussions and negotiations, only News Corporation was willing to engage in such a transaction on terms acceptable to GM.

        Consequently, in April 2003, News Corporation, GM and DIRECTV entered into agreements pursuant to which, on December 22, 2003, GM distributed DIRECTV's common stock to the holders of GM's GMH shares in exchange for such GMH shares in a tax-free transaction, and News Corporation acquired 470,420,752 shares of DIRECTV's common stock, representing approximately 34% of DIRECTV's then outstanding common stock. In connection with these transactions (collectively, the "GM/News Transactions"), DIRECTV's certificate of incorporation was amended and restated to include the following provisions (among others): (1) a classified board of directors, with the initial board consisting of six named independent directors (four of whom continue to serve on DIRECTV's board of directors), three named executives of News Corporation and two members of DIRECTV's senior management (including Chase Carey, a former News Corporation executive officer and at that time the newly-appointed president and chief executive officer of DIRECTV); (2) various requirements that were intended to assure that News Corporation would not be able to unilaterally dictate the composition of the board of directors nor the terms of related party transactions and would not be able to increase its ownership to 50% or more of the common stock without approval of the independent directors of DIRECTV or without offering to purchase the shares of common stock it did not beneficially own; and (3) opting out of the protections which would otherwise have been afforded to non-controlling stockholders of DIRECTV by Section 203 of the DGCL. Immediately after consummation of the GM/News Transactions, DIRECTV's common stock, which was then listed on the New York Stock Exchange, traded at $16.90 per share.

        Concurrently with or shortly after the consummation of the GM/News Transactions, various members of senior management of DIRECTV or its subsidiaries were replaced by members of senior management of News Corporation or its subsidiaries. These new members of management, together with continuing members of management of DIRECTV or its subsidiaries, with authorization of DIRECTV's newly-formed board of directors, initiated or oversaw various significant changes in DIRECTV's business or operations, including the following: (1) adopting a singular focus on being the leader in television entertainment; (2) elimination of unnecessary internal processes, thereby making DIRECTV more nimble and improving its ability to compete in its core business; (3) disposition of non-core businesses and assets; (4) termination of an exclusive distribution arrangement and acquisition of rights to offer DIRECTV's service in various areas in the United States; (5) emergence of DTVLA from its Chapter 11 bankruptcy proceedings and subsequent consolidation with the Sky businesses in Latin America; (6) re-deployment of Ka-band spectrum and Spaceway satellites, and investment in new-generation satellites, to enable DIRECTV U.S. to develop and provide an industry-leading high definition channel offering; (7) adopting a unified approach to set-top box technology and branding, rather than permitting consumer electronics companies or other third parties to make such decisions; and (8) building leadership in content, with a particular focus on sports. Also, beginning in 2005, DIRECTV's management and board of directors began ongoing analyses and discussions regarding possible investments in or alliances with wireless broadband businesses.

        Early in 2006, DIRECTV's management and board of directors recognized that the various initiatives discussed above, together with other business, operating and financial improvements, were resulting in actual and expected cash flow, significantly in excess of anticipated capital requirements for DIRECTV's core business. As a result, in February 2006, DIRECTV's board of directors approved, and DIRECTV announced, a $3 billion share repurchase program, which was completed in February 2007. Immediately after announcement of this repurchase program, DIRECTV's common stock was trading at $17.12 per share. In connection with the approval of the share repurchase program, DIRECTV's board of directors considered, among other things, the increase in News Corporation's percentage share ownership that would necessarily result from such repurchase, since News Corporation was not then selling its shares.

The News/Liberty Transaction

        Also beginning in early 2006, based on information subsequently provided by News Corporation, News Corporation management had begun to explore various strategic alternatives with respect to its investment in DIRECTV, and News Corporation management had begun to discuss financial terms of a possible transaction involving the repurchase of the News Corporation shares owned by Liberty. Mr. Carey was informed of the possibility of a transaction in which Liberty would exchange its News Corporation shares for certain assets of News Corporation including, possibly, the DIRECTV shares held by News Corporation and he advised DIRECTV's board of directors of this possibility in August 2006. In light of this potential transaction, DIRECTV's board of directors formed a Special Committee consisting of certain independent directors (the "News Transaction Special Committee"). The News Transaction Special Committee retained independent counsel (Simpson Thacher & Bartlett LLP, or "Simpson Thacher") and authorized DIRECTV to enter into a confidentiality agreement with Liberty in August 2006.

        The News Transaction Special Committee was kept informed of ongoing developments with respect to the potential transactions between News Corporation and Liberty. However, since application of Section 203 of the DGCL to DIRECTV had been waived by amendment of DIRECTV's certificate of incorporation in connection with the GM/News Transactions, and because neither management of DIRECTV nor the News Transaction Special Committee foresaw any particular negative implication to DIRECTV or its stockholders which would reasonably be expected to result from swapping one large stockholder (News Corporation) for another (Liberty), the News Transaction Special Committee and DIRECTV management did not attempt to take any action to prevent or otherwise affect such a transaction, but did, as described below, negotiate and enter into certain agreements with News Corporation and Liberty in connection with these transactions.

        On December 22, 2006, News Corporation and Liberty executed definitive agreements for, and announced, a share exchange transaction, which we refer to as the News/Liberty Transaction, pursuant to which News Corporation would exchange 100% of the stock of Greenlady Corp., which at closing of that transaction would own the DIRECTV shares then held by News Corporation, the three regional sports networks and cash, for all the shares of News Corporation capital stock held by Liberty. In connection with those agreements, with the approval of the News Transaction Special Committee, each of News Corporation and Liberty entered into certain agreements negotiated with management of DIRECTV, including: (a) acknowledgement by Liberty that it would be a "Purchaser Successor" and consequently subject to the restrictions on News Corporation in DIRECTV's certificate of incorporation; and (b) an expense reimbursement, non-solicitation, non-competition and confidentiality agreement with News Corporation.

        On February 25, 2008, the requisite approval of the FCC to consummate the News/Liberty Transaction was received, subject to certain conditions. As one of the conditions (the "FCC Puerto Rico Condition"), the FCC required that, within one year, all of the attributable interests connecting the separate operations in Puerto Rico of a subsidiary of DTVLA operating in Puerto Rico ("DTVPR") and a subsidiary of Liberty Global Inc. ("LGI") operating in Puerto Rico, must be severed through divestiture or by otherwise making the interest non-attributable, in accordance with applicable FCC regulations. LGI was not a party to the application filed by News Corporation, Liberty and DIRECTV in connection with the News/Liberty Transaction, but John Malone was deemed to have an attributable interest (under FCC regulations) in both LGI and Liberty, and, upon completion of the News/Liberty Transaction, was also deemed to have such an attributable interest in, and was deemed, for purposes of FCC regulations, to have "de facto" control of, DIRECTV, due to his direct or indirect ownership interests, and positional interests, in each company.

        Since neither News Corporation nor Liberty was able to satisfy the FCC Puerto Rico Condition in accordance with its terms, they requested DIRECTV agree to do so, and the parties negotiated the Separation Agreement summarized below. In this connection, the News Transaction Special Committee retained Morgan Stanley to provide advice and valuation analysis with respect to the potential divestiture of DTVPR and related matters.

        With the approval of the News Transaction Special Committee and the DIRECTV Audit Committee, DIRECTV and News Corporation entered into a Separation Agreement dated as of February 26, 2008 (the "Separation Agreement"). Pursuant to the Separation Agreement, Greenlady Corp. agreed to make a capital contribution to DIRECTV in cash in the amount of $160 million. In addition, at the closing of the News/Liberty Transaction, the parties entered into the other arrangements provided for in the Separation Agreement, including cost reimbursement, indemnities and commercial arrangements relating to the separation of DIRECTV from News Corporation. Also, DIRECTV agreed, subject to applicable laws, that the FCC Puerto Rico Condition would be satisfied, modified or waived within the one year period required by the FCC. The News/Liberty transaction closed on February 27, 2008. Subsequently, DTVLA attempted to divest DTVPR, in order to comply with the FCC Puerto Rico Condition.

        As part of the News/Liberty Transaction, each of the three executive officers of News Corporation resigned from DIRECTV's board of directors effective February 27, 2008. Subsequently, on the recommendation of DIRECTV's nominating and corporate governance committee, John Malone and Gregory Maffei were elected by DIRECTV's board of directors to fill two of the three vacancies created by such resignations, and Mr. Malone was appointed Chairman of the Board (in a non-executive role). The other members of the board of directors and senior management, none of whom had any significant relationship with Liberty or John Malone, continued to serve on DIRECTV's board of directors and as senior management, respectively. In June 2008, Mark D. Carleton was elected by the DIRECTV board of directors to fill the third vacancy on the DIRECTV board of directors at the request of Liberty and on the recommendation of DIRECTV's nominating and corporate governance committee.

        During the pendency of the News/Liberty Transaction, DIRECTV continued to repurchase shares of its common stock, including additional announced share repurchase authorizations of $1.0 billion each in February and August 2007, and $1.0 billion in January 2008. Also during that period, DIRECTV's financial and operating results continued to improve and its competitive position in the MVPD business in the U.S. and DTVLA's primary markets in Latin America had also improved. In addition, the market price for DIRECTV's common stock had increased from $19.83 per share on September 3, 2006 (the day before the date a possible News/Liberty Transaction was first publicly discussed in the financial press) to $26.49 per share on February 27, 2008.

        However, also during this period, the primary cable companies in the U.S. had continued to upgrade their broadband and bundled offerings, and each of Verizon and AT&T (the two largest regional Bell operating companies ("RBOCs")) had expanded their bundled offering of broadband, video and telephony through fiber-to-the-home (in the case of Verizon, marketed as "FiOS") or fiber-to-the-node (in the case of AT&T, marketed as "U-Verse"). In addition, AT&T had completed its acquisition of Bell South and terminated the co-marketing agreement with DIRECTV U.S. in the Bell South territories effective March 1, 2008, as required by AT&T's marketing agreement with DISH Network, with which AT&T then had an exclusive relationship for bundling broadband, direct-to-home satellite video and telephony services.

        While DIRECTV's management and board of directors had, during this period, curtailed substantive discussions of a significant investment in a wireless broadband business because of, among other things, spectrum capacity and integration difficulties as well as financial considerations, there were ongoing discussions between senior management of DIRECTV and senior management of the RBOCs regarding the most effective means of improving bundled offerings, both in the short-term and long-term. DIRECTV's management and board of directors recognized that these discussions were necessarily limited in scope, primarily in light of the uncertainties regarding DIRECTV's principal stockholder (News Corporation or Liberty) and its objectives, as well as tax or other constraints.

        After completion of the News/Liberty Transaction, in early March 2008, Mr. Carey met with Messrs. Malone and Maffei at Liberty's offices in Denver to discuss Liberty's views regarding strategic alternatives for DIRECTV. Following that discussion, on March 21, 2008, the independent directors of DIRECTV held a meeting with Mr. Carey and Larry D. Hunter, DIRECTV's general counsel and secretary, to review general strategic issues facing DIRECTV. At that meeting, Mr. Carey reviewed with the independent directors (without the participation of Liberty's board designees) a possible combination of DIRECTV with Liberty, which would involve replacing the DIRECTV asset-backed stock with Liberty's tracking stock. The independent directors concurred with Mr. Carey's view that such a transaction would not be in the best interests of DIRECTV's stockholders and DIRECTV. This view was based on a number of factors, including (among others), the following: (1) past experience of certain members of DIRECTV management and the board of directors with tracking stocks; (2) declining use of tracking stocks generally and an apparent discount to actual asset value at which such stocks traded; (3) potential differences of opinion with Liberty regarding the strategic alternatives and capitalization of DIRECTV; and (4) difficulty of attracting and retaining experienced operating management for DIRECTV and its subsidiaries if DIRECTV were to become a wholly-owned subsidiary of Liberty with tracking stock as a form of long-term incentive compensation for management. Other alternatives, including strategic transactions with the RBOCs or diversification of DIRECTV through international expansion or by acquiring content businesses, were also discussed. No conclusions were reached at this meeting.

        Subsequently, in early April 2008, without prior discussion with DIRECTV's board of directors or management, Liberty purchased 78.3 million additional DIRECTV shares in a private transaction, increasing Liberty's ownership of DIRECTV at that time to approximately 48% of the then outstanding shares. At the same time, Liberty entered into a "cashless collar" transaction on 110 million shares of DIRECTV's common stock. The transaction consisted of six sets of puts and calls entered into with Bank of America, N.A., which expire at approximately six-month intervals beginning in December 2009. The approximately $2 billion used to purchase these additional shares was obtained using a credit facility provided by Bank of America, N.A. that is secured by a pledge of the cashless collar transaction and 170 million DIRECTV shares owned by Liberty, which we refer to herein as the Greenlady Debt.

        Upon receiving notice of the above-described transaction (the "Liberty April 2008 Transaction"), DIRECTV suspended its previously-announced share repurchase program (other than completing open-market repurchases which were then in process). Liberty's ownership could otherwise have increased to greater than 50% in a transaction approved by a majority of DIRECTV's independent directors if DIRECTV had not suspended its share repurchase program, in which event Liberty would have ceased to be subject to the restrictions under DIRECTV's certificate of incorporation and by-laws.

        After negotiations with Liberty and with the approval of the independent directors of DIRECTV, on May 6, 2008, Liberty, two of its wholly-owned subsidiaries and DIRECTV entered into an agreement (the "Liberty May 2008 Agreement") which imposed certain voting and other limitations on Liberty. Under the Liberty May 2008 Agreement, Liberty agreed to, among other things, the following:

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  Liberty would continue to be subject to the provisions of Sections 5 and 6 of Article V of the certificate of incorporation as well as other applicable provisions of the certificate of incorporation, the by-laws and the Related Party Policy and Procedures in effect from time to time, without regard to the increase in Liberty's beneficial ownership in DIRECTV's common stock as a result of DIRECTV's share repurchase programs.

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  Liberty's voting power would be limited to its voting interest at the time of the Liberty May 2008 Agreement (47.888%), and shares owned by it in excess of such maximum percentage would be required to be voted in the same manner as the shares owned by DIRECTV's stockholders other than Liberty.

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  Liberty would not be permitted to purchase additional shares of DIRECTV's common stock to increase its percentage ownership in excess of 47.888%, except in the following circumstances:

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  any member of the Purchaser Group (which, for these purposes, included Liberty and its Subsidiaries, agents and other persons acting in concert with Liberty with respect to DIRECTV's common stock) commenced a tender or exchange offer for all DIRECTV's outstanding voting securities (at a price at least equal to the market price thereof immediately prior to the earlier of the public announcement or commencement thereof) or entered into an agreement to acquire all of such voting securities pursuant to a merger or other business combination transaction with DIRECTV;

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  the Purchaser Group acquired shares in a transaction that was approved by an affirmative vote of a majority of DIRECTV's independent directors; or

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  a person not affiliated with any member of the Purchaser Group acquired, or announced its intention to acquire, 25% or more of DIRECTV's outstanding voting securities or announced its intention to effect a merger or other business combination transaction with DIRECTV as a result of which such party would become the beneficial owner of 25% or more of the outstanding voting securities of the company surviving the merger or business combination, which merger or other business combination had been approved by DIRECTV's board of directors.

        The Liberty May 2008 Agreement terminates if:

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    a majority of DIRECTV's independent directors so determines;

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    the Purchaser Group acquires shares in a tender or exchange offer, merger, business combination transaction or other transaction under the circumstances described in the first two sub items above and, following such acquisition, owns 50% or more of DIRECTV's outstanding voting securities; or

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    the Purchaser Group acquires an aggregate of 80% or more of DIRECTV's outstanding voting securities.

        In determining the above percentages, any shares acquired by DIRECTV in its repurchase programs will be considered to remain outstanding.

        In connection with the Liberty May 2008 Agreement, DIRECTV also announced, on May 3, 2008, a new share repurchase program of up to $3 billion. This $3 billion repurchase program was completed in January 2009. Subsequently, DIRECTV's board of directors authorized, and DIRECTV announced on January 12, 2009, an additional $2 billion share repurchase program. From January 15, 2009 through May 28, 2009, DIRECTV repurchased an aggregate of approximately 22 million shares, at an average price of $21.94 per share (approximately $492 million in aggregate repurchases) under this most recent share repurchase program.

        In making these repurchases (and the other repurchases since February 2006), DIRECTV's board of directors was aware of the increasing percentage ownership to DIRECTV's principal stockholder (News Corporation, until February 2008; and subsequently Liberty), resulting from the non-participation of the principal stockholder in such repurchases. Following the GM/News Transaction, DIRECTV's management and independent directors believed that the interests of the principal stockholder and DIRECTV were generally aligned, and that the provisions in DIRECTV's certificate of incorporation and by-laws provided adequate assurance that any transaction by which News Corporation (and, subsequently, Liberty) acquired effective control of DIRECTV, including changes in the board of directors or obtaining majority stock ownership, would not disadvantage the other stockholders. However, with Liberty's increase in ownership to approximately 48% as part of the Liberty April 2008 Transaction, there was an increased possibility that, if the interests of Liberty and DIRECTV diverged, Liberty could attempt to undertake one or more transactions affecting DIRECTV which might not be in the best interests of the other stockholders.

        In addition, as a result of Liberty's restructuring of its tracking stocks to provide for two series of stock designated as Liberty Entertainment Series A common stock and Liberty Entertainment Series B common stock in March 2008, and particularly after the Liberty April 2008 Transaction, DIRECTV's management observed fluctuations in DIRECTV's stock price which did not seem to be attributable to DIRECTV's operating results and prospects. Instead, certain analysts (and investors in DIRECTV's common stock) noted possible arbitrage opportunities available to investors willing to invest in the Liberty Entertainment tracking stock. Also, the collar transactions included in the Liberty April 2008 Transaction were believed by DIRECTV management to have some effect on the market price of DIRECTV's common stock, unrelated to DIRECTV's performance and prospects.

        DIRECTV's operating results and financial condition continued to improve subsequent to the completion of the News/Liberty Transaction. Among other developments, in September 2008, AT&T and DIRECTV U.S. announced a long-term agreement for the marketing and sale of DIRECTV video service bundled with AT&T broadband and telephony products, in all markets served by AT&T fixed-line service, including the former Bell South territories, effective February 1, 2009, following expiration of AT&T's exclusive marketing agreement with DISH Network. DIRECTV also began exploring, with each of AT&T and Verizon, future opportunities for making mobile services a part of the overall DIRECTV experience.

The Split-Off and the Mergers

        On September 3, 2008, Liberty announced that its board of directors had authorized Liberty's management to pursue a plan for the split-off of certain businesses and other assets attributed to the Liberty Entertainment tracking stock group (including Liberty's ownership interest in DIRECTV common stock), which businesses would be contributed to LEI.

        On September 11, 2008, the DIRECTV board of directors discussed the possible implications for DIRECTV if Liberty were to pursue such a split-off. Mr. Maffei confirmed at this meeting that Liberty was in the process of developing the split-off plan for consideration by the Liberty board of directors. It was noted at this meeting that the interests of DIRECTV and its stockholders, other than Liberty, might be different than the interests of Liberty and its stockholders. For this reason, the DIRECTV board of directors decided to form a special committee, comprised of Neil R. Austrian, Chase Carey, Ralph F. Boyd, Jr., James M. Cornelius, Charles R. Lee, Peter A. Lund, Nancy S. Newcomb and Haim Saban (the "Liberty Transaction Special Committee"), to evaluate the potential effects of the split-off proposed by Liberty and any potential transaction involving DIRECTV in connection with or after the split-off and granted it the power and authority to evaluate, negotiate and, if appropriate and to the extent permitted by law, reject, approve or recommend a transaction to the DIRECTV board of directors and its stockholders.

        After the meeting of the DIRECTV board of directors on September 11, 2008, the initial meeting of the Liberty Transaction Special Committee was convened. At this meeting, the members of the Liberty Transaction Special Committee and DIRECTV management discussed alternative forms of a potential transaction with Liberty, including a merger of DIRECTV and LEI (following its split-off from Liberty). Mr. Carey identified the fundamental challenges to pursuing a merger with Liberty as being valuation and the governance following any such transaction, including the possibility that Mr. Malone might maintain significant voting and governance rights in any merged company. The Liberty Transaction Special Committee also discussed the need to enter into a confidentiality agreement so the parties could conduct due diligence. Another alternative transaction which Liberty representatives had indicated to DIRECTV's senior management might be considered, and which was discussed with the Liberty Transaction Special Committee, was an exchange of DTVLA and cash for the shares of DIRECTV's common stock held by Liberty (the "DTVLA Exchange"). The Liberty Transaction Special Committee determined that it should retain a financial advisor and discussed various alternative firms or individuals, and authorized Messrs. Austrian and Carey to conduct discussions with such firms or individuals and retain such a firm or individual on behalf of the Liberty Transaction Special Committee. The Liberty Transaction Special Committee also agreed to retain Simpson Thacher as its independent legal counsel.

        On September 15, 2008, DIRECTV and Liberty entered into a mutual confidentiality agreement to facilitate the exchange of due diligence materials.

        On September 26, 2008, certain members of DIRECTV's senior management met with certain members of Liberty's senior management in New York for an initial due diligence review of DIRECTV's DTVLA operations. Following this meeting, other due diligence material relating to DTVLA was made available, pursuant to the confidentiality agreement.

        In September and October 2008, Messrs. Austrian and Carey interviewed several investment banking firms and discussed the results of the interviews with the other members of the Liberty Transaction Special Committee. Also during this period, Mr. Carey had various discussions with Mr. Malone and Mr. Maffei regarding the possible split-off and potential transactions with DIRECTV or its subsidiaries, including a possible DTVLA Exchange, a possible merger transaction involving the Liberty Entertainment group (following its split-off from Liberty) and DIRECTV or acquisition of a significant equity stake in DIRECTV by a strategic investor or other third party, to provide funding for the DTVLA Exchange or otherwise as part of a restructuring of DIRECTV ownership. In those discussions, there were significant disparities between Mr. Carey and Messrs. Malone and Maffei with regard to valuation issues (including with respect to the valuation of STARZ Entertainment) and governance issues (including voting rights for Mr. Malone). For example, Liberty management initially took the position that, in any transaction involving its DIRECTV equity stake, Liberty should receive a premium in recognition of Liberty's effective control block position. Liberty management also suggested that the capital structure of any combined entity should replicate Liberty's dual class capital structure. Mr. Carey expressed DIRECTV's disagreement with these positions and discussed alternatives which might be acceptable to DIRECTV.

        On October 30, 2008, at a meeting of the Liberty Transaction Special Committee with representatives of senior management and Simpson Thacher present, the Liberty Transaction Special Committee retained Morgan Stanley as its financial advisor. At that meeting, Mr. Carey also updated the other members of the Liberty Transaction Special Committee with respect to his discussions with each of Mr. Malone and Mr. Maffei regarding possible transactions involving DIRECTV and LEI. Representatives of Morgan Stanley provided to the Liberty Transaction Special Committee an overview of certain considerations relevant to a possible transaction involving DIRECTV and LEI, including relevant considerations for DIRECTV and its stockholders (other than Liberty) as well as considerations likely to be taken into account by Liberty and its stockholders. Morgan Stanley also discussed considerations associated with a possible DTVLA Exchange transaction and an alternative transaction in which, following the previously announced split-off, Liberty Entertainment and DIRECTV would merge. However, shortly before this meeting, Liberty had announced a delay in implementing the proposed split-off, which would delay DIRECTV's consideration of these or other strategic alternatives. After discussion, the Liberty Transaction Special Committee authorized DIRECTV management to continue to have discussions with Messrs. Malone and Maffei regarding a possible transaction.

        In November and early December 2008, at the direction of the Liberty Transaction Special Committee, Mr. Carey had various telephonic discussions with either Mr. Malone or Mr. Maffei, and on December 2, 2008, Mr. Carey met and had discussions with Mr. Malone at his office in Denver, Colorado. All these discussions were concerned primarily with the effects on Liberty and on the markets generally of the turmoil in the financial markets during October and November 2008, and possible structural changes to the proposed split-off as well as the possible funding limitations to DIRECTV if it attempted to pursue the DTVLA Exchange or another strategic transaction requiring a significant amount of cash funding from third parties. Based on these discussions and the market conditions, neither the DTVLA Exchange nor any other strategic transaction requiring a significant amount of cash financing was considered to be feasible, so discussions regarding these alternatives effectively ceased. Messrs. Carey, Malone and Maffei also had discussions regarding possible alternative transactions involving DIRECTV, including a transaction which would result in a merger of DIRECTV with Liberty Entertainment following its split-off, with Mr. Malone to resign as a director of DIRECTV and with his voting interests to be equal to his economic interest in the surviving company, thereby satisfying the FCC Puerto Rico Condition as well as achieving various other considerations believed to be beneficial to DIRECTV and its stockholders (other than Liberty). Although these discussions were inconclusive, Mr. Carey believed, based on such discussions, that Liberty, and Mr. Malone individually, might be willing to evaluate a series of transactions which would result in the elimination of a dual public company ownership structure. However, Messrs. Malone and Maffei advised Mr. Carey that such transactions would need to be at fair value for the assets to be acquired by DIRECTV and would need to include a premium to Liberty's stockholders, in respect of the resulting diffusion of the control block position in DIRECTV shares, and also a payment to Mr. Malone individually, to obtain his agreement to relinquish his individual stockholder rights and thereby resolve the FCC Puerto Rico Condition. In this regard, Messrs. Malone and Maffei suggested that a control premium in respect of Liberty's majority ownership interest in DIRECTV could be justified, and that Mr. Malone may be willing to give up his high vote stock in exchange for a cash payment (which would include a control premium).

Mr. Carey discussed these parameters with individual members of the Liberty Transaction Special Committee and with Morgan Stanley, beginning in early December 2008.

        On December 11, 2008, the Liberty Transaction Special Committee held a meeting at which representatives of senior management, Simpson Thacher and Morgan Stanley were present. Mr. Carey provided the other members of the Liberty Transaction Special Committee with an update on his discussions with Mr. Malone and Mr. Maffei. Specifically, he reported that he and Messrs. Malone and Maffei discussed the possibility of Liberty changing the composition of assets and businesses to be included in the split-off company, the possibility that Liberty and Mr. Malone would agree to a single class common stock structure for Holdings, the possibility of a premium in respect of the DIRECTV shares held by Liberty and a possible payment to Mr. Malone and his possible willingness to resign from the board of directors of DIRECTV to accommodate certain regulatory concerns (including the FCC Puerto Rico Condition), as well as his possible willingness to accept low vote stock rather than high vote stock. Mr. Carey discussed the possible benefits to DIRECTV of engaging in a transaction with Liberty, including the removal of a controlling stockholder of DIRECTV, as well as the potential risks and implications of pursuing a transaction with Liberty at this time. The Liberty Transaction Special Committee discussed the FCC implications of pursuing a transaction with Liberty, as well as the increased flexibility to pursue strategic alternatives following any such transaction. Representatives of Morgan Stanley discussed with the Liberty Transaction Special Committee their preliminary analysis of the financial impact of a transaction based on terms outlined by Mr. Carey, as well as the benefits and risks associated with such a transaction. Representatives of Simpson Thacher advised the members of the Liberty Transaction Special Committee of their fiduciary duties associated with any such transaction involving Liberty and Mr. Malone. The Liberty Transaction Special Committee expressed its support for DIRECTV management to continue to engage in discussions with Liberty and Mr. Malone regarding a possible transaction.

        On December 12, 2008, Liberty issued a press release announcing that its board of directors had decided to change the composition of assets and businesses to be included in the split-off company and, with such change, to proceed with the split-off of LEI. The press release stated that LEI would be comprised of approximately 52% of DIRECTV, 50% of GSN, 100% of FUN Technologies and 100% of Liberty Sports Holdings, LLC, which holds three regional sports networks. LEI would be the obligor on approximately $2 billion in debt incurred to acquire 78.3 million additional DIRECTV shares in April 2008. On January 22, 2009, Liberty filed with the SEC a preliminary proxy statement relating to a stockholder meeting to be held to obtain stockholder approval for such split-off.

        Subsequent to December 11, 2008 and continuing through early February 2009, with the concurrence of the Liberty Transaction Special Committee, Mr. Carey had various telephonic discussions or meetings with Messrs. Malone or Maffei regarding Liberty's proposed split-off and possible transactions with DIRECTV. Mr. Carey periodically briefed the members of the Liberty Transaction Special Committee regarding his discussions during this time.

        During these discussions, DIRECTV, its advisors and the advisors to the Liberty Transaction Special Committee initiated a due diligence review of LEI, pursuant to the mutual confidentiality agreement entered into in September 2008. Also during this period, Liberty's position, as expressed by Messrs. Malone and Maffei, was that LEI should receive a premium of not less than 5%, in respect of its control block position in the DIRECTV stock. Liberty also took the position that the other LEI assets had a value of approximately $1.1 billion and that additional value should be ascribed to the Greenlady Debt and associated equity collar arrangements. Mr. Carey expressed DIRECTV's position that, while a 5% premium to eliminate Liberty's control block position might be acceptable, DIRECTV's initial assessment of the value of the other LEI assets was approximately $800 million; and that no value should be ascribed to the Greenlady Debt and associated equity collar. Also during this period, Mr. Malone indicated his willingness to consider the transaction with DIRECTV then under discussion, if he received additional consideration in exchange for, among other things, his agreement to relinquish his 30% voting position at LEI and thereby resolve the FCC Puerto Rico Condition.

        On February 19, 2009, the Liberty Transaction Special Committee held a meeting at which representatives of senior management, Simpson Thacher and Morgan Stanley were present. Before this meeting, James M. Cornelius had resigned from DIRECTV's board of directors (due to his expanded executive responsibilities at Bristol-Meyers Squibb and Mead Johnson) and consequently was no longer a member of the Liberty Transaction Special Committee. Mr. Carey provided the other members of the Liberty Transaction Special Committee with a further update on his discussions with each of Mr. Malone and Mr. Maffei, including an update with respect to the possible payment to be made to Mr. Malone. Mr. Carey informed the Liberty Transaction Special Committee that DIRECTV, its advisors and the advisors to the Liberty Transaction Special Committee had begun their due diligence review of LEI. The Liberty Transaction Special Committee, together with DIRECTV management and Morgan Stanley, discussed the benefits to DIRECTV of eliminating Liberty's majority stake in DIRECTV and reducing Mr. Malone's high-vote position. Representatives of Morgan Stanley then provided the Liberty Transaction Special Committee with an update regarding the financial implications of the transaction, the financial due diligence process and key transaction developments. Representatives of Morgan Stanley also discussed the terms of the Greenlady Debt. The Liberty Transaction Special Committee then discussed with representatives of senior management and Morgan Stanley the proposed valuation of LEI and the premium to implied net asset value and the implied stock price of the Liberty Entertainment tracking stock that was being considered based on the proposed transaction economics. At this meeting, Mr. Carey reconfirmed management's view that the completion of a merger transaction involving LEI, following its split-off from Liberty, would facilitate the possibility of DIRECTV engaging in strategic transactions with other third parties in the future, in addition to providing the other benefits which had been discussed previously by the Liberty Transaction Special Committee. The Liberty Transaction Special Committee discussed the potential change of control premium that could be obtained for DIRECTV's stockholders in a possible future strategic transaction and the potential risks of possible future transactions involving Liberty. In particular, the Liberty Transaction Special Committee discussed the possibility that Liberty (or LEI, following the split-off) could seek to acquire the portion of DIRECTV's common stock that it did not then own, or a possible sale of the then-controlling stockholder's stake in DIRECTV to a third party at a premium that would be realized solely by Liberty (or LEI) or its stockholders, including Mr. Malone individually. Following this discussion, the Liberty Transaction Special Committee approved the continuation of discussions with Liberty regarding a possible transaction and further due diligence on LEI and delivery by DIRECTV management of a non-binding term sheet to Liberty consistent with the terms discussed at this meeting.

        Subsequently, on February 25, 2009, and with the approval of the independent directors, DIRECTV placed the shares of DTVPR into a trust and appointed an independent trustee who is overseeing the management and operations of DTVPR, and who has the authority, subject to certain conditions, to divest ownership of DTVPR. This action was taken after discussions with the FCC staff, as a result of DIRECTV's inability to divest DTVPR on acceptable terms.

        On March 5, 2009, DIRECTV management sent Liberty management a non-binding term sheet outlining the proposed terms for merger transactions involving DIRECTV and LEI. In this term sheet, DIRECTV did not include its valuation of LEI nor the payment to be made to Mr. Malone, but instead left these amounts blank. Over the course of the next two weeks, representatives of DIRECTV and the Liberty Transaction Special Committee continued their due diligence review and representatives of Liberty management and DIRECTV management discussed a number of aspects of the transaction as set forth in the term sheet, including the following: Holdings would have only one class of common stock authorized; Liberty would be subject to an agreement to vote in favor of the transaction, a standstill with respect to the acquisition of equity securities of Holdings, a non-compete with respect to the businesses of Holdings and a non-solicit regarding senior management of Holdings, in each case subject to certain customary exceptions. In addition, Messrs. Maffei and Carleton would agree to resign from the DIRECTV board of directors in the event that their presence would result in Liberty or Mr. Malone continuing to have an attributable interest in Holdings under applicable FCC regulations. Liberty management and DIRECTV management also discussed the possible premium to be attributed to the DIRECTV shares held by Liberty, the value of the other assets and liabilities of LEI and the resulting exchange ratio to be used in the LEI Merger. During these discussions, the parties tentatively agreed to a negotiated 5% premium to be attributed to the DIRECTV shares held by Liberty so that, for purposes of determining the exchange ratio in the LEI Merger, LEI would be effectively treated as holding approximately 576.2 million DIRECTV shares rather than 548.7 million shares. The negotiated 5% premium resulted from preliminary discussions between Liberty, which had sought an 8-10% premium, and DIRECTV, which was insisting on a lower premium. The parties also discussed a possible reference price to value the DIRECTV shares held by Liberty and to establish the number of shares of Holdings common stock to be issued in the LEI Merger. After discussions, the parties tentatively agreed to a reference price of $22 per share. The parties also discussed the Liberty options and other equity rights to be assumed by LEI in the split-off (and Holdings in the LEI Merger), including matters related to the terms of such options and equity rights and ranges of valuation (using intrinsic and Black-Scholes values, under different assumptions).

        On March 20, 2009, the Liberty Transaction Special Committee held a meeting with representatives of senior management present. Mr. Carey provided the other members of the Liberty Transaction Special Committee with an update on DIRECTV's discussions with Liberty. Mr. Carey noted that DIRECTV valued the three regional sports networks, the Game Show Network, FUN Technologies and the Greenlady Debt at amounts $200 to $300 million below the valuations ascribed by Liberty. Mr. Carey also described Liberty's proposal that all options and other equity rights issued by Liberty to its employees and directors, preliminarily valued at $150 to $200 million, which would be assumed by LEI in connection with the split-off, would vest and be exercisable for their remaining terms upon the consummation of any merger transaction. Mr. Carey indicated that the value of the options and equity rights should be viewed as a further reduction in the value of LEI. The Liberty Transaction Special Committee discussed the valuation gaps regarding the businesses of LEI as well as the impact of the Greenlady Debt and the vesting of the options and assumption of the related liabilities. The Liberty Transaction Special Committee then discussed possible alternatives regarding the governance and capital structure of Holdings. The Liberty Transaction Special Committee also instructed DIRECTV management to continue negotiations with Liberty regarding a potential transaction.

        On March 23, 2009, DIRECTV management delivered a revised term sheet to Liberty management based on their ongoing discussions and the due diligence review. The revised term sheet provided, among other things, that additional consideration of $160 million to Mr. Malone would be paid in the form of Holdings common stock (approximately 7.2 million additional shares of Holdings common stock), that obtaining the consent of certain unaffiliated third party programming providers to LEI's regional sports networks would be a closing condition to the Mergers and that the outstanding equity awards issued by Liberty to its employees and directors would vest and be exercisable for their remaining terms. The amount of $160 million was a negotiated amount arrived at in consideration of the agreements Mr. Malone would have been required to execute in connection with the contemplated transaction, including his agreement not to serve on the board of directors of Holdings, his agreement to receive low-vote Holdings stock in exchange for his high-vote LEI common stock and the fact that the contemplated transactions would likely resolve the FCC Puerto Rico Condition, thereby eliminating the possibility that DIRECTV could be required to divest DTVPR at less than its fair value. No particular value was ascribed by the parties to any one of the foregoing factors. Also in formulating this term sheet, DIRECTV tentatively valued the assets and liabilities of LEI as follows: the three regional sports networks and LEI's interest in the Game Show Network and FUN Technologies-approximately

$870 million; the Greenlady debt and associated equity collar-$2.0 billion (the approximate unpaid principal balance of the debt); and the options and other equity rights to be assumed by LEI-$175 million. Pursuant to the proposal, the number of shares of Holdings common stock that holders of LEI common stock would receive in the merger was to be fixed at 517 million, subject to adjustment in certain circumstances. That number of shares was calculated by applying a premium to the DIRECTV shares owned by Liberty of 5%, and subtracting from that amount the liabilities that the parties agreed would be owed by LEI at the time of the mergers, net of the value of assets (other than DIRECTV shares) that the parties agreed would be held by LEI at the time of the mergers. The reduction in the number of shares was calculated by dividing the total net liability agreed to by the parties by $22, which was within the range of sale prices of DIRECTV stock on March 20, 2009, the trading day preceding the date on which DIRECTV made its revised proposal. Also on March 23, 2009, Mr. Maffei met with Mr. Carey at his offices in El Segundo, California, to discuss the proposed transactions, including the valuation of LEI's assets and liabilities.

        On March 26, 2009, Liberty management sent a revised term sheet back to DIRECTV. Liberty's revised term sheet provided for, among other things, an aggregate of 518.3 million shares of Holdings common stock to be issued to LEI stockholders (subject to certain adjustments), the removal of the closing condition of obtaining certain third-party consents, the addition of a majority of the minority stockholder approval condition for Liberty, and the removal of certain pre-closing covenants regarding the working capital of each of the LEI businesses. DIRECTV raised concerns regarding certain terms proposed by Liberty, including the condition to the transaction proposed by Liberty that a majority of the non-Malone affiliated stockholders of Liberty approve the transactions and Liberty's requirement that it be permitted to proceed with the Split-Off as quickly as possible. DIRECTV's concern regarding the special non-Malone vote arose because such vote created an additional condition to closing the transaction. Liberty, however, insisted on the special non-Malone stockholder vote because it believed that the non-Malone stockholders of Liberty should be given the opportunity to determine whether the transaction should occur and that the non-Malone vote would have certain procedural and substantive benefits under Delaware Law. With respect to the timing of the Split-Off and the mergers, DIRECTV's preferred structure was for the mergers to immediately follow the Split-Off. This would decrease the risk of LEI incurring separate liabilities while it was a public company and would also reduce the possibility that a third party could attempt to acquire a significant block of LEI shares on the open market prior to the mergers. Liberty insisted that it be entitled to complete the Split-Off prior to the mergers because of its concern regarding potential delays in closing the mergers and concern that the mergers may not ultimately be completed. Believing the benefits of the overall transaction outweighed these structural risks, DIRECTV agreed to accept the special non-Malone voting requirement and that Liberty would be entitled to proceed with the Split-Off and would not have to delay the effectiveness of the Split-Off to coincide with the closing of the mergers. LEI would be a party to the merger agreement and thus would remain obligated to complete the transactions following the Split-Off. At this point, DIRECTV and Liberty management decided to cease continued negotiations of a term sheet and instead to proceed with negotiating and drafting definitive documentation. DIRECTV management then instructed Weil, Gotshal & Manges LLP ("Weil Gotshal"), counsel to DIRECTV, to begin drafting definitive documents.

        In late-March 2009, in connection with the proposed split-off, Liberty management delivered a draft tax sharing agreement and reorganization agreement to DIRECTV management, which Liberty advised DIRECTV were the forms of those agreements which Liberty proposed to use in the split-off.

        On April 2, 2009, the Liberty Transaction Special Committee held a meeting at which representatives of senior management, Morgan Stanley and Simpson Thacher were present. At the start of the meeting, Mr. Hunter informed the members of the Liberty Transaction Special Committee that Mr. Carey was resigning as a member of the Liberty Transaction Special Committee, so that the committee would be comprised entirely of independent directors. Mr. Carey then provided the Liberty Transaction Special Committee with an update on the negotiations with Liberty and Mr. Malone.

Specifically, Mr. Carey reviewed the proposed timing of the transaction as discussed with Liberty, the status of the due diligence on the LEI businesses and the status of the discussions regarding the valuation of the LEI businesses. Mr. Carey also discussed DIRECTV management's view on the possible benefits and value of the individual LEI businesses in relation to DIRECTV's business. Mr. Carey then discussed the Liberty Entertainment stock options and other equity-based rights and the valuation of such options and rights, and the rationale for reducing the estimated Liberty Entertainment net asset value by $175 million to take into account the assumption by DIRECTV of such options and equity rights. Mr. Carey also discussed the discrepancy in the positions of DIRECTV and Liberty with regard to the number of shares to be used in establishing the exchange ratio (517 million or 518.3 million), noting that DIRECTV's position would be that, if the higher number is to be used, Liberty would have to provide additional value by leaving an equivalent amount of cash at LEI (approximately $30 million). The Liberty Transaction Special Committee discussed with representatives of senior management and Morgan Stanley the premium to implied net asset value and the implied stock price of the Liberty Entertainment tracking stock that was being considered based on the proposed transaction economics. Members of the Liberty Transaction Special Committee and Mr. Carey then discussed the impact of the Greenlady Debt and the equity collars and the possibility that such debt would have to be paid off at closing and the equity collars unwound. Members of the Liberty Transaction Special Committee and Mr. Carey then discussed the governance issues in the transaction, including whether Messrs. Maffei and Carleton would continue as board members of Holdings. Mr. Hunter then discussed certain tax issues associated with the transaction and responded to questions from the Liberty Transaction Special Committee. The Liberty Transaction Special Committee then authorized DIRECTV management to distribute draft definitive agreements based on the draft term sheet and the terms and conditions reviewed with the Liberty Transaction Special Committee, to negotiate such agreements with Liberty and Mr. Malone and to negotiate with Bank of America regarding transferring the Greenlady Debt to Holdings.

        On April 2, 2009 and April 3, 2009, representatives of Weil Gotshal distributed a draft merger agreement and certain other transaction documents to Baker Botts L.L.P. ("Baker Botts"), counsel to Liberty.

        On April 8, 2009, Mr. Carey had separate telephonic discussions with each of Mr. Malone and Mr. Maffei, during which Mr. Malone indicated he was considering an alternative transaction structure in which he would retain high vote stock and not resign from DIRECTV's board of directors, and Mr. Carey suggested that it would be inappropriate to pay a premium to all holders of LEI common stock if shares of high vote stock were issued in the transaction. However, after further discussion with each of Mr. Malone and Mr. Maffei, Mr. Carey believed that Liberty and Mr. Malone remained committed to pursuing the transaction then being negotiated.

        On April 11, 2009, Baker Botts provided Weil Gotshal with a revised draft merger agreement.

        On April 14, 2009 and April 15, 2009, representatives of Liberty, Baker Botts, DIRECTV, Morgan Stanley, Simpson Thacher and Weil Gotshal met at Weil Gotshal's office in New York City to negotiate terms of the merger agreement and related agreements.

        Also on April 14, 2009, the Liberty Transaction Special Committee held a meeting with representatives of DIRECTV senior management and Simpson Thacher present. Mr. Carey provided the Liberty Transaction Special Committee with a further update on his discussions with each of Mr. Malone and Mr. Maffei. Messrs. Carey and Hunter provided the Liberty Transaction Special Committee with an update on the expected timing of the transaction as well as certain due diligence, tax and FCC considerations regarding the transaction. Mr. Carey also informed the Liberty Transaction Special Committee that Mr. Malone had expressed an interest in pursuing a transaction using an alternative structure during the telephonic discussion outlined above. Mr. Carey and the Liberty Transaction Special Committee then discussed the form of the proposed alternative transaction structure, which would include Holdings having high vote/low vote common stock and Mr. Malone retaining an approximate 24% to 30% voting interest in Holdings in respect of his high vote shares. The Liberty Transaction Special Committee members discussed the possible blocking and control rights and ongoing Board representation which might be requested by Liberty or Mr. Malone in connection with such an alternative transaction structure, and the ongoing effect it would have on DIRECTV and its stockholders. After discussion, the members of the Liberty Transaction Special Committee expressed their support for management to continue to pursue a transaction with Liberty, while recognizing that the terms had not been finalized nor agreed upon by the parties.

        Negotiations among representatives of Liberty, Baker Botts, DIRECTV, Weil Gotshal and Simpson Thacher continued with the exchange of drafts of the various agreements on April 15 and 16, 2009.

        On April 17, 2009, Liberty management advised DIRECTV management that Liberty was terminating negotiations with regard to the proposed merger transaction outlined above, primarily due to reluctance to proceed with a transaction involving the proposed additional consideration of $160 million (in the form of Holdings stock) to Mr. Malone for his stock. As a result, the parties ceased all negotiations. Liberty management also informed DIRECTV management that it intended to continue with the split-off independent of the proposed transaction with DIRECTV.

        On April 20, 2009, Mr. Maffei and Mr. Carey had a telephone conversation to discuss Liberty's reasons for ceasing negotiations and possible alternative transactions. Mr. Maffei proposed to Mr. Carey a revised set of transaction terms, including a proposed high vote, single vote and no vote capital structure for Holdings which would result in Mr. Malone maintaining at least 24% of the voting power of Holdings but not including any additional consideration to Mr. Malone. Following this discussion, Mr. Carey contacted members of the Liberty Transaction Special Committee to update such members on the proposed revised transaction terms and sought the guidance of the Liberty Transaction Special Committee members as to whether management should explore such an alternative with Liberty. The individual members of the Liberty Transaction Special Committee contacted by Mr. Carey agreed with Mr. Carey that DIRECTV's management should pursue discussion of such an alternative transaction with a high vote/single vote structure, but not a third class of no vote stock. DIRECTV then scheduled a meeting of the Liberty Transaction Special Committee to be held on April 23, to further discuss the new proposed structure. However, on April 21, Mr. Malone contacted Mr. Carey and advised him that, primarily due to timing considerations, Liberty had decided to proceed with its split-off, and defer, until after completion of the split-off, further discussions of a transaction with DIRECTV. Mr. Hunter received a similar message from Liberty's general counsel, Charles Y. Tanabe. As a result, the scheduled April 23 meeting of the Liberty Transaction Special Committee was cancelled.

        On April 23, Mr. Carey had a telephonic discussion with Mr. Malone, and subsequently Messrs. Malone, Maffei and Tanabe had telephonic discussions with Messrs. Carey and Hunter regarding the restructured merger proposal, which would involve high vote and low vote stock to be issued by Holdings, with Mr. Malone's voting interest in the high vote shares limited to approximately 24%, but with no other blocking or special rights attributable to the high vote shares. The potential timing to complete required documents for such a transaction, and Liberty's stated timing constraints, were also discussed. Following these discussions, management of Liberty and of DIRECTV directed their respective counsel to begin drafting the required transaction documents for the revised transaction structure.

        Over the course of the next few days, representatives of Liberty management and DIRECTV management further discussed a revised set of terms, including having Mr. Malone agree to vote in favor of the transactions, a right of DIRECTV to purchase the high vote stock owned by Mr. Malone and his family (including trusts associated therewith) on Mr. Malone's death, a right of first refusal with respect to Mr. Malone's and his family's (including trusts associated therewith) high vote stock, and certain covenants required to preserve the tax-free treatment of the transactions. Representatives of Liberty management and DIRECTV management also agreed that Liberty would be subject to a voting, standstill, non-competition and non-solicitation agreement on terms consistent with those previously discussed. Various tax considerations associated with this new transaction structure were also identified by DIRECTV management and its advisors.

        On April 27, 2009, Messrs. Malone, Maffei, Carey, Hunter and Patrick T. Doyle, DIRECTV's chief financial officer, met at a dinner meeting in New York, at which certain issues associated with the proposed transaction were discussed. At this meeting, Mr. Malone suggested that certain of the tax issues might be ameliorated if the high vote stock included an automatic conversion feature on transfer, so that each high vote share would automatically convert to 1.1 shares of low vote stock. After consideration of this proposal and discussion with advisors to DIRECTV and the Liberty Transaction Special Committee, management advised Mr. Malone that this proposed change would not be acceptable to DIRECTV.

        On April 28, 2009, the Liberty Transaction Special Committee held a meeting with representatives of senior management; Morgan Stanley; Simpson Thacher; Weil Gotshal; Richards, Layton & Finger, P.A., Delaware counsel to the Liberty Transaction Special Committee ("Richards Layton"); and Harris, Wiltshire & Grannis LLP, FCC counsel ("Harris Wiltshire"); all of whom were present in person or by phone. At the beginning of the meeting, representatives of Simpson Thacher advised the members of the Liberty Transaction Special Committee of their fiduciary duties associated with a transaction involving Liberty. Mr. Carey then provided the members of the Liberty Transaction Special Committee with an update on the transaction terms under discussion, including the premium to be paid to LEI stockholders, and reminded the members of the Liberty Transaction Special Committee of the change in the proposed transaction terms, including the high vote/low vote common stock structure and retaining Mr. Malone as the largest voting stockholder in Holdings, with approximately 24% voting power. Mr. Carey then discussed the material issues that remained unresolved, noting that these issues largely related to the tax structuring of the transaction, particularly in light of the potential tax exposure that Liberty was asking DIRECTV to assume in connection with the transaction. In addition, the proposed composition of the Holdings' board of directors was discussed. Mr. Hunter then discussed a proposal by Liberty to have Holdings indemnify the directors and officers of LEI and Liberty for all Liberty Entertainment and/or LEI stockholder claims related to the approval of the transactions, if the Mergers occurred. A discussion then ensued among the members of the Liberty Transaction Special Committee and the representatives of management, Simpson Thacher, Richards Layton and Weil Gotshal regarding such an indemnity. Mr. Carey then provided the Liberty Transaction Special Committee with an update on due diligence, including the status of the discussions with Bank of America regarding the Greenlady Debt, and stated that several issues remained unresolved with respect to the $2 billion Greenlady Debt and the related equity collar. Mr. Carey noted that discussions with Bank of America to obtain its consent were ongoing but that if such consent was not obtained, then DIRECTV would be required to repay the outstanding balance of the indebtedness at closing. Representatives of Morgan Stanley then provided an update on the proposed transaction, including a description of the proposed financial and governance terms, the pro forma ownership structure and the proposed arrangements with Mr. Malone and Liberty. The Liberty Transaction Special Committee then discussed with members of senior management, Morgan Stanley, Simpson Thacher, Weil Gotshal and Richards Layton certain issues relating to the control of DIRECTV if Liberty pursued the Split-Off in the absence of the proposed merger transactions, including the ability of LEI to deliver control of DIRECTV to a third party without the DIRECTV stockholders (other than LEI) receiving any premium. This was compared to the currently contemplated transaction in which Mr. Malone will receive approximately 24.2% of the voting power but cannot alone block a subsequent change of control transaction both because of the absence of any veto rights and because DIRECTV has the opportunity to obtain the requisite vote for any such subsequent transaction even without Mr. Malone's approval. It was noted that Mr. Malone effectively would be unable to transfer his 24% voting stake to a third party who could then try to acquire Holdings because following the proposed transaction, Holdings would be subject to Section 203 of the Delaware General Corporation Law, which does not apply to DIRECTV today. Section 203 generally prohibits "interested stockholders" (stockholders who acquire more than a 15% interest without prior board approval) from engaging in a subsequent business combination transaction for a three-year period without both board and two-thirds disinterested stockholder approval. This would enable the board of Holdings to have a say in any such transaction. Additional benefits, such as the fact that the transaction would more than double DIRECTV's public float and that the transaction would eliminate the single controlling shareholder with veto rights, thereby transferring voting control to DIRECTV's and LEI's public shareholders and eliminating the existence of arbitrage opportunities that would otherwise continue, were also discussed.

        The Liberty Transaction Special Committee was then apprised by Weil Gotshal of the principal tax considerations associated with the proposed transaction, the related requirements for the transaction to be tax-free and an explanation of the potential tax liabilities and the proposed allocation of those liabilities and risks between the parties. Weil Gotshal discussed the tax opinions and IRS rulings expected to be obtained but informed the Committee that as a matter of policy, the IRS does not address certain of the requirements that must be met to qualify the Split-Off for tax-free treatment and that those requirements will be specifically addressed by the Skadden Arps opinion, the receipt of which (together with the IRS rulings) would be conditions to DIRECTV's obligation to proceed with the proposed transaction. Representatives of senior management then discussed the financial and accounting implications of the transaction and reviewed management's assessment of the implications for DIRECTV if the split-off were completed without an associated transaction with DIRECTV and management's view of the benefits of the transaction. Mr. Hunter also discussed the various regulatory implications of the transaction, including a description of the FCC and other approvals that would be required. Following the presentations from senior management, Morgan Stanley, Simpson Thacher, Richards Layton and Weil Gotshal, a discussion ensued in which members of the Liberty Transaction Special Committee asked questions to members of senior management, Morgan Stanley, Simpson Thacher, Richards Layton, Weil Gotshal and Harris Wiltshire. DIRECTV management then summarized, and discussed with the Liberty Transaction Special Committee, the terms of programming agreements which were being negotiated by DIRECTV management with management of Liberty or its subsidiaries on an arm's-length basis separate and apart from the DIRECTV/Liberty transaction. Although these agreements were being negotiated in the ordinary course to replace existing month-to-month agreements then in effect, management of each of DIRECTV and Liberty believed it was in the best interests of each company to complete and fully document these agreements at this time. Following this discussion, the Liberty Transaction Special Committee authorized DIRECTV management to continue negotiating definitive documents with Liberty in light of the revised proposed transaction terms.

        On April 30, 2009, representatives of Weil Gotshal distributed a revised draft merger agreement along with certain other transaction documents to Baker Botts. Over the course of the next few days, the parties negotiated the draft merger agreement, the Malone Agreement, the agreement with Liberty and other transaction documents (including the terms of the reorganization agreement and tax sharing agreement proposed to be entered into by Liberty and LEI at the time of the split-off). These negotiations included discussions regarding, and the exchange of drafts and comments on, the merger agreement and the other transaction documents. Among other changes, during this period DIRECTV and its advisors concluded: that high vote shares would only be issued to those holders (i.e., Mr. Malone and his family, including trusts) that agreed to the restrictions on transfer set forth in the Malone Agreement; that it would be impractical to negotiate agreements containing such restrictions with the public holders of Liberty Entertainment high vote stock; that accordingly such high vote stock would not be publicly tradable and such high vote stock would automatically convert into low vote stock (share for share) in the event of a non-private sale. Further, DIRECTV and its advisors concluded, and advised Liberty, that a director of Liberty (Robert Bennett), who held options for LMDIB shares, needed to agree to various restrictions on his exercise of such options and on other transactions in stock of Liberty, LEI, DIRECTV or Holdings. These proposed restrictions were intended to assist in the preservation of the tax-free treatment of the transactions.

        On May 3, 2009, the Liberty Transaction Special Committee held a telephonic meeting with all members present (except for Mr. Saban) and with representatives of senior management, Morgan Stanley, Simpson Thacher, Weil Gotshal and Richards Layton also present. Mr. Carey provided the members of the Liberty Transaction Special Committee with an update regarding the transaction. Mr. Carey informed the members of the Liberty Transaction Special Committee that a potential impasse had been reached with Liberty regarding certain tax-related issues and the applicability of Section 203 of the DGCL to Holdings. During the meeting, Mr. Hunter received a telephone call from Mr. Tanabe. Mr. Tanabe communicated a proposed revision to the transaction terms that would resolve outstanding tax issues and also provide for Section 203 of the DGCL to apply to Holdings. Mr. Hunter communicated this proposal to the Liberty Transaction Special Committee, and a discussion ensued. Representatives of Weil Gotshal discussed Liberty's revised proposal with the Liberty Transaction Special Committee and DIRECTV management. A representative of Simpson Thacher then discussed with the Liberty Transaction Special Committee its fiduciary duties as more fully reviewed with the Liberty Transaction Special Committee at its meeting held on April 28, 2009. Representatives of Weil Gotshal then made a presentation outlining the terms of the transaction and the various transaction documents, including the addition of a credit facility that would be made available by DIRECTV after the split-off to fund the scheduled maturities of the Greenlady Debt. Representatives of Morgan Stanley provided an updated review and analysis of the transaction and rendered its oral opinion, subsequently confirmed in writing, to the Liberty Transaction Special Committee that, as of the date of such opinion, and based upon and subject to various considerations, assumptions and limitations set forth in the opinion, taking into account the transactions, the DIRECTV exchange ratio pursuant to, and as defined in, the merger agreement was fair from a financial point of view to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates). Following the presentation, all representatives of DIRECTV management and Weil Gotshal left the meeting and a discussion ensued among the members of the Liberty Transaction Special Committee with their advisors. Following that discussion, the members of the Liberty Transaction Special Committee present at the meeting unanimously determined that the merger agreement, the other related transaction agreements and the transactions contemplated thereby were advisable and in the best interests of DIRECTV and its stockholders (other than Liberty, LEI, Mr. Malone and their respective affiliates) and recommended the merger agreement, the other related transaction agreements and the transactions contemplated thereby for approval by the entire board of directors of DIRECTV. The Liberty Transaction Special Committee also separately approved the proposed programming agreements with subsidiaries of Liberty, as discussed at the meeting of the Liberty Transaction Special Committee on April 28, 2009. Immediately after the Liberty Transaction Special Committee meeting, a meeting of the board of directors of DIRECTV was convened to vote on the transaction, with Messrs. Malone, Maffei and Carleton recusing themselves and Mr. Saban not present. Those members of the DIRECTV board of directors present unanimously determined that the merger agreement, the other related transaction agreements and the transactions contemplated thereby were advisable and in the best interests of DIRECTV and its stockholders (other than Liberty, LEI, Mr. Malone and their respective affiliates) and recommended that the stockholders adopt the merger agreement.

        On May 3, 2009, the parties executed and delivered the merger agreement; the Malone Agreement; the voting, standstill, non-competition and non-solicitation agreement with Liberty; the revolving credit facility between Liberty and LEI; and the credit facility between DIRECTV and LEI. The definitive programming agreements were also executed and delivered early in the morning of May 4, 2009. The parties issued a joint press release announcing the transaction on the morning of May 4, 2009 prior to the commencement of trading.

        Within the first month following the execution of the merger agreement, the President and Chief Executive Officer of DIRECTV, Chase Carey, announced that he would be resigning effective July 1, 2009 to accept a position as Vice Chairman, President and Chief Operating Officer of News Corporation. A committee of the DIRECTV board was tasked with finding a replacement for

Mr. Carey, and Larry Hunter, the Executive Vice President and General Counsel of DIRECTV, was appointed interim Chief Executive Officer. Also within this period, a number of lawsuits were filed by or on behalf of the stockholders of DIRECTV relating to the transactions contemplated by the merger agreement.

        In early July, DIRECTV's tax advisors informed DIRECTV that, based on information provided by Liberty's tax counsel following discussions with the IRS, it was unlikely that the tax ruling relating to Liberty's July 31, 2009 termination right would be obtained by July 31, 2009. Mr. Hunter contacted members of the Liberty Transaction Special Committee and discussed the issue with them. Following these discussions, Mr. Hunter contacted Charles Tanabe, General Counsel of Liberty, and discussed the matter with him, indicating to Mr. Tanabe that DIRECTV would not waive the closing condition with respect to receipt of the ruling and requesting that Liberty extend the July 31, 2009 date. Mr. Tanabe indicated that Liberty was unlikely to agree to such an extension but would proceed with the mergers while preserving its termination right. Mr. Hunter suggested that if Liberty would not extend the July 31, 2009 date, it should make the determination at this time to terminate the merger agreement so that the parties could eliminate costs and uncertainties.

        Following these discussions, on July 17, 2009, Mr. Hunter met with Messrs. Malone, Maffei and Tanabe in Denver and they described generally to Mr. Hunter the conditions under which Liberty would agree to extend the July 31, 2009 termination date. Mr. Hunter discussed Liberty's proposal with individual members of the Liberty Transaction Special Committee during the period from July 18 to July 20. On July 22, 2009 DIRECTV and its advisors received from counsel to Liberty a summary outline of Liberty's proposal to which DIRECTV responded on July 23.

        On July 23, 2009, the Liberty Transaction Special Committee held a telephonic meeting with all members present and with representatives from Simpson Thacher and Weil, Gotshal present. Mr. Hunter updated the members of the Liberty Transaction Special Committee on the discussions with Liberty and the terms of Liberty's proposal. After discussion, the Liberty Transaction Special Committee recommended that the DIRECTV board of directors approve the proposals outlined below. Immediately following the meeting of the Liberty Transaction Special Committee, the DIRECTV board of directors met with all members present except Mr. Malone. Mr. Hunter updated the DIRECTV board of directors as to the discussions with Liberty and the recommendation of the Liberty Transaction Special Committee and, following discussion, the DIRECTV board of directors approved the following, contingent upon Liberty's agreement to extend or eliminate the July 31 termination date: (i) the addition of supermajority voting requirements at the Holdings board with respect to approval of the new CEO and an additional independent director to fill the existing vacancy on the board, and expansion of the board beyond 12 members (the latter supermajority requirement only to apply before the first annual stockholder meeting after the merger effective time), and (ii) the replacement of Mark Carleton, Senior Vice President of Liberty, on the DIRECTV board with an independent director who must qualify as independent for stock exchange purposes and be mutually acceptable to Liberty and DIRECTV and who would serve on both the Nominating and Corporate Governance Committee and Compensation Committee of DIRECTV, contingent upon the resignation of Mr. Carleton. These rights would be preserved at Holdings through the limited use of supermajority voting requirements for a specified period of time following the closing of the transactions contemplated by the merger agreement. Thereafter, Mr. Hunter and outside counsel updated the board of directors as to the overall status of the transaction.

        With the approval of the DIRECTV board (with Messrs. Maffei and Carleton not voting) on July 29, 2009, the parties executed Amendment No. 1 to the merger agreement, which eliminates the July 31st deadline and instead provides that LEI has the right to terminate the merger agreement after the second business day following Liberty's notice to DIRECTV of receipt of the tax ruling relating to the qualification of the Split-Off as a tax-free transaction under Section 355 and 368(a)(1)(D) of the Internal Revenue Code unless DIRECTV either notifies LEI that certain tax matters in the ruling are reasonably acceptable to it or alternatively, DIRECTV waives the related tax closing condition or delivers a certificate acknowledging receipt of a tax opinion in lieu of the requested rulings as well as a modification of the related closing condition. Amendment No. 1 to the merger agreement also provides for the foregoing governance arrangements and a number of agreed-upon ministerial changes.

        The parties also executed Amendment No. 1 to the Malone Agreement on July 29, 2009, which corrects typographical errors and contains conforming changes based on the final provisions of the Holdings amended and restated certificate of incorporation.

        During June and July of 2009, counsel for all of the parties in the DIRECTV stockholder litigation, including counsel for each of Liberty and DIRECTV, engaged in settlement discussions with counsel for the class action plaintiffs. In the last half of August 2009, counsel for all parties held an in-person settlement meeting at which counsel discussed the substantive terms of a potential settlement and agreed to draft a term sheet upon which a settlement agreement could be based. Following the settlement meeting, counsel circulated a draft term sheet regarding a number of issues, including a separate class vote for the holders of Holdings Class A common stock under certain circumstances, the removal of a provision in the Holdings amended and restated certificate of incorporation in which Holdings renounced certain corporate opportunities, a standstill arrangement by John Malone and certain affiliated persons for an additional period of time, a right for holders of 10% or more of the Holdings Class A common stock to call a special stockholders meeting, certain modifications to this Registration Statement, of which the DIRECTV proxy statement forms a part, and heightened independence standards applicable to a majority of the Holdings directors. The settlement terms remained subject to further negotiation, as well as the agreement of the boards of each of Liberty and DIRECTV and, as to the Malone standstill arrangement, Mr. Malone and certain affiliated persons. Over the next six weeks, counsel for all parties exchanged confidential drafts of a term sheet and related documentation, while representatives of Liberty and DIRECTV continued to discuss the timing of the transactions and various amendments to the transaction agreements needed to effectuate any such settlement. At the end of this six week period, Liberty and DIRECTV reached an agreement in principle with the plaintiffs with respect to a proposed settlement of the DIRECTV stockholder litigation.

        On October 1, 2009, the DIRECTV board held a telephonic meeting with all members present, except for Charles Lee, Gregory Maffei and John Malone, and with representatives from Simpson Thacher and Weil, Gotshal present. Mr. Hunter provided the board with an update on the status of the transaction with Liberty, including the status of FCC approval, SEC review and the IRS rulings. The meeting of the DIRECTV board was then adjourned and a meeting of the Liberty Transaction Special Committee was convened with all members present, except for Charles Lee, and with representatives from Simpson Thacher and Weil, Gotshal present. Mr. Hunter continued to update the members of the Liberty Transaction Special Committee on the status of the transaction with Liberty, including the proposed Amendment No. 2 to the merger agreement and the other amendments to the transaction documents. Mr. Hunter informed the members of the Liberty Transaction Special Committee that the purpose of Amendment No. 2 to the merger agreement and the other amendments to the transaction documents was to, among other things, (i) reflect the terms of the settlement reached with the stockholder plaintiffs in the Delaware Action, (ii) reflect that the Split-Off would only occur immediately prior to the mergers (unless the merger agreement was terminated) and (iii) change the termination date under the merger agreement to December 29, 2009. After discussion, the Liberty Transaction Special Committee recommended that the DIRECTV board approve the proposed amendments. A meeting of the DIRECTV board was then convened with all members present, except for Paul Gould, Charles Lee, Gregory Maffei and John Malone, at which the DIRECTV board approved the amendments to the transaction documents.

        With the approval of the DIRECTV and Liberty boards, on October 2, 2009, the parties executed Amendment No. 2 to the merger agreement and made revisions to certain other transaction documents. In addition, the parties also executed Amendment No. 2 to the Malone Agreement on October 2, 2009 to amend certain definitions in the Malone Agreement.

DIRECTV's Reasons for the DIRECTV Merger; Recommendation of the DIRECTV Merger by the DIRECTV Board of Directors

        At a meeting held on May 3, 2009, the Liberty Transaction Special Committee recommended approval of, and the board of directors approved, the merger agreement and the transactions contemplated thereby, including the transactions contemplated by the Malone Agreement and the recommendation that DIRECTV stockholders vote to adopt the merger agreement. In reaching its conclusion to make its recommendation to the board of directors, the Liberty Transaction Special Committee, after consultation with its financial and legal advisors and DIRECTV management, considered the following factors:

  •
  Morgan Stanley's oral opinion on May 3, 2009, subsequently confirmed in writing as of the same date, to the Liberty Transaction Special Committee that, as of the date of such opinion, and based upon and subject to various considerations, assumptions and limitations set forth in the opinion, taking into account the transactions, the DIRECTV exchange ratio pursuant to, and as defined in the merger agreement was fair from a financial point of view to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) (the written opinion of Morgan Stanley is attached as Annex E to this proxy statement/prospectus and discussed in detail under "The Mergers—Opinion of the Financial Advisor to the Liberty Transaction Special Committee" beginning on page 68);

  •
  that the transactions eliminate the approximate 54% concentration of ownership (and reduce the concentration of voting power in a single stockholder or group of affiliated stockholders from approximately 48% to approximately 24%), as of May 3, 2009, of DIRECTV common stock held by Liberty (or post Split-Off, held by LEI), resulting in greater liquidity of Holdings common stock, greater operating and governance independence for Holdings and elimination of the risk that Liberty could transfer control of DIRECTV without the DIRECTV public stockholders participating in any control premium;

  •
  the absence of special veto rights associated with the Holdings Class B common stock to be acquired by the Malones, the right of first refusal and redemption right on the Malones' shares of Holdings Class B common stock in favor of DIRECTV, the applicability to Holdings of Section 203 of the DGCL and the reduction in voting power for the Malones relative to their current voting power in Liberty, all of which reduce the level of influence that the Malones can exert over Holdings as compared with the level of influence they currently possess with regard to Liberty and, through Liberty, DIRECTV;

  •
  that the transactions will eliminate share arbitrage opportunities created by the ability to acquire an interest in DIRECTV through the purchase of either Liberty Entertainment common stock or DIRECTV common stock;

  •
  that with an increased public float, and no single stockholder or group holding a blocking right as to significant transactions, DIRECTV will have more flexibility to pursue strategic opportunities, thereby creating the potential for obtaining a control premium for all DIRECTV stockholders in a future transaction;

  •
  that the transactions mitigate the risk of a third party gaining effective control of DIRECTV by (i) buying shares of Liberty Entertainment common stock (prior to, but in anticipation of, the Split-Off) or LEI (after the Split-Off) from Mr. Malone or in the open market without paying a premium to all DIRECTV stockholders or (ii) acquiring all of LEI without paying a premium to all DIRECTV stockholders;

  •
  that the transactions mitigate the risk that Liberty may attempt to purchase the remaining shares of DIRECTV common stock for a low premium (or no premium);

  •
  that the transactions result in DIRECTV share liquidity increasing by 115% (currently only approximately 44% of DIRECTV's common stock is publicly held, whereas after the mergers are completed, approximately 97% of the Holdings common stock will be publicly held), thereby potentially creating additional index fund demand (S&P 500 and NASDAQ); and

  •
  the terms and conditions of the merger agreement and related documents, including:

  •
  the limited number and nature of the conditions to Liberty's and LEI's obligations to close the mergers;

  •
  the fact that the DIRECTV merger is subject to approval by a majority of DIRECTV stockholders excluding Liberty, directors or officers of Liberty, Mr. Malone and any of Mr. Malone's affiliates;

  •
  the conclusion of the DIRECTV board of directors that the $450 million termination fee, and the circumstances under which such fee may be payable to (or by) DIRECTV, were reasonable in light of the benefits of the mergers and commercial practice; and

  •
  the ability which DIRECTV retains to provide confidential due diligence information to, and engage in discussions with, a third party that makes an unsolicited bona fide written proposal to engage in a business combination transaction, and the ability of the DIRECTV board of directors in response thereto to change its recommendation to the DIRECTV stockholders regarding the merger agreement, provided in each case that the DIRECTV board of directors determines in good faith, after consulting with its outside legal counsel and a financial advisor of nationally recognized reputation, that such proposal constitutes, or would reasonably be expected to lead to, a superior proposal.

        The Liberty Transaction Special Committee and the DIRECTV board of directors also considered a number of potentially countervailing factors and risks. These countervailing factors and risks included the following:

  •
  the risk that the transactions might not be consummated in a timely manner or at all;

  •
  the fact that DIRECTV, on a consolidated basis, will assume approximately $2 billion in debt, and associated equity collars, owed by LEI to Bank of America and the risk that some or all of such debt, and associated loss (or gain) related to the equity collars, may be required to be prepaid at or shortly after the closing of the mergers;

  •
  the fact that DIRECTV officers and employees have expended and will expend extensive efforts attempting to complete the transactions and have experienced and will experience significant distractions from their work during the pendency of the transactions and DIRECTV has incurred and will incur substantial transaction costs in connection with the transactions even if the transactions are not consummated;

  •
  the risk that LEI and Holdings could become liable for substantial transaction related taxes pursuant to the Tax Sharing Agreement with Liberty;

  •
  the requirement to provide the Malones with Holdings Class B common stock which carries 15 votes per share, and the attendant risk that the Malones' 24.2% voting power of Holdings common stock (after giving effect to the 24% cap on the voting power of Holdings Class B common stock held by the Malones) could make stockholder approval in a subsequent transaction more difficult to obtain without the approval of the Malones;

  •
  the premium DIRECTV will pay to LEI stockholders of 5.6% of LEI's net asset value and 20.7% of Liberty Entertainment's common stock market value as of May 1, 2009;

  •
  the risk that a third party seeking to acquire DIRECTV in a subsequent transaction might not pay the same premium to all DIRECTV stockholders, as such party could offer to pay a greater premium to the Malones than the holders of the Holdings Class A common stock to either purchase the Malones' Holdings Class B common stock or obtain the approval of the Malones for such transaction; and

  •
  the dilution of the voting power of DIRECTV stockholders (other than Liberty or LEI) from approximately 52% of the voting power of DIRECTV pre-mergers to approximately 34% of the voting power of Holdings post-mergers.

        The Liberty Transaction Special Committee and the DIRECTV board of directors also considered the following factors, which although theoretically adverse to DIRECTV and its stockholders, were not considered to be significant countervailing factors in light of Liberty's approximate 57% equity interest and 48% voting interest in DIRECTV and the consequent inability of DIRECTV as a practical matter to engage in any alternative transaction without the approval of Liberty (or LEI), which approval may be influenced by John Malone individually in light of his position with and voting power over Liberty (and his position with and anticipated voting power over LEI):

  •
  the fact that under the terms of the merger agreement, DIRECTV is restricted in its ability to solicit other acquisition proposals;

  •
  the fact that under the terms of the merger agreement, DIRECTV is subject to certain restrictions during the period between the signing of the merger agreement and the completion of the mergers;

  •
  the $450 million termination fee payable to LEI upon the occurrence of certain events (none of which is believed to be likely to occur), and the potential effect of such termination fee on the decision by a third party to make a competing proposal that may be more advantageous to DIRECTV stockholders (which, as a practical matter, could not occur unless Liberty, LEI and Mr. Malone individually were supporting such a competing proposal); and

  •
  the fact that under the terms of the merger agreement, DIRECTV is required to hold a meeting of DIRECTV stockholders to approve the merger agreement, including under circumstances where an alternative transaction has been proposed that may be more advantageous to DIRECTV stockholders.

        This discussion of the information and factors considered by the Liberty Transaction Special Committee and the DIRECTV board of directors in making their decisions is not intended to be exhaustive but includes all material factors considered by the Liberty Transaction Special Committee and the DIRECTV board of directors. In view of the wide variety of factors and risks considered in connection with the evaluation of the DIRECTV merger and the complexity of these matters, the Liberty Transaction Special Committee and the DIRECTV board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors and risks. In considering the factors and risks described above, individual members of the Liberty Transaction Special Committee and the DIRECTV board of directors may have given different weight to different factors. The Liberty Transaction Special Committee and the DIRECTV board of directors conducted an overall analysis of the factors described above, including discussions with, and questioning of, DIRECTV's management and their respective legal and financial advisors, and considered the factors overall to be favorable to, and to support, their determinations.

        The DIRECTV board of directors approved and declared advisable the merger agreement. The DIRECTV board recommends that DIRECTV stockholders vote "FOR" the proposal to adopt the merger agreement and approve the Malone Agreement.

 Opinion of the Financial Advisor to the Liberty Transaction Special Committee

        The Liberty Transaction Special Committee retained Morgan Stanley to provide financial advisory services and a financial fairness opinion to it in connection with the transactions. The Liberty Transaction Special Committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise, reputation and knowledge of the business of DIRECTV. At the meeting of the Liberty Transaction Special Committee on May 3, 2009, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing as of the same date, that, taking into account the transactions, the DIRECTV exchange ratio pursuant to, and as defined in, the merger agreement was fair from a financial point of view to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates).

        The full text of Morgan Stanley's written opinion, dated May 3, 2009, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion, is attached as Annex E to this proxy statement/prospectus. The summary of Morgan Stanley's fairness opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Stockholders should read this opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the Liberty Transaction Special Committee, and addresses only, taking into account the transactions, the fairness from a financial point of view of the DIRECTV exchange ratio pursuant to, and as defined in, the merger agreement to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) as of the date of the opinion. Morgan Stanley's opinion does not constitute a recommendation to any stockholder of DIRECTV or Liberty Entertainment tracking stock as to how such stockholder should vote at the stockholders' meetings to be held in connection with the transactions. Morgan Stanley was not asked to express an opinion regarding, and Morgan Stanley's opinion did not address, the relative fairness of the consideration to be received by the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) as compared with the consideration to be received by Liberty, LEI, Mr. Malone, any of their respective affiliates or the holders of LEI common stock in the transactions. In addition, Morgan Stanley's opinion does not in any manner address the prices at which the Holdings Class A common stock will trade following the consummation of the transactions.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  (a)
  Reviewed certain publicly available financial statements and other business and financial information regarding the assets of Liberty Entertainment's tracking stock group ("Liberty Entertainment") that will be transferred to LEI (other than the shares of DIRECTV beneficially owned by Liberty, the "Liberty Entertainment Assets");

  (b)
  Reviewed certain other financial statements and other financial and operating data concerning the Liberty Entertainment Assets;

  (c)
  Reviewed certain financial projections regarding the Liberty Entertainment Assets prepared by the managements of Liberty and DIRECTV, respectively;

  (d)
  Discussed the past and current operations and financial condition and the prospects of the Liberty Entertainment Assets with senior executives of Liberty;

  (e)
  Discussed certain information relating to strategic, operational and financial benefits anticipated from the transactions and the strategic rationale for the transactions with senior executives of DIRECTV;

  (f)
  Reviewed the pro forma impact of the transactions on certain financial ratios of DIRECTV;

  (g)
  Reviewed the reported prices and trading activity for the DIRECTV common stock and the Liberty Entertainment tracking stock;

  (h)
  Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (i)
  Participated in certain discussions and negotiations among representatives of DIRECTV and Liberty Entertainment and their financial and legal advisors;

  (j)
  Reviewed the merger agreement, the amended and restated certificate of incorporation of Holdings, in the form attached as Exhibit A-1 to the merger agreement, the by-laws of Holdings, in the form attached as Exhibit A-2 to the merger agreement, the Reorganization Agreement, in the form attached as Exhibit B to the merger agreement, the Tax Sharing Agreement, in the form attached as Exhibit M to the merger agreement, the Joinder Agreement, in the form attached as Exhibit G to the merger agreement, the Malone Agreement, the Liberty May 2009 Agreement, the Services Agreement, in the form attached as Exhibit I to the merger agreement, the Liberty Revolving Credit Facility, in the form attached as Exhibit E to the merger agreement, and the DIRECTV Credit Facility, in the form attached as Exhibit F to the merger agreement; and

  (k)
  Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by DIRECTV and Liberty, and that formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Liberty and DIRECTV of the future financial performance of LEI. In addition, Morgan Stanley assumed that the transactions will be consummated in accordance with the terms set forth in the merger agreement (including the exhibits thereto) and the other transaction agreements referred to in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that (i) the exchange of LEI common stock and DIRECTV common stock for Holdings common stock pursuant to the mergers and the Malone Contribution will be treated as tax-free to DIRECTV, LEI, Holdings and, except for cash received in lieu of fractional shares, the stockholders of DIRECTV and LEI, (ii) the Contribution (as defined in the Reorganization Agreement) and the Split-Off will be tax-free to Liberty, LEI and, except for cash received in lieu of fractional shares, the holders of Liberty Entertainment common stock and (iii) the Split-Off will not adversely affect the tax-free treatment of the distribution of the stock of Greenlady by News Corporation to Liberty in exchange for stock of News Corporation. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed transactions. Morgan Stanley took into account the terms of the transactions as well as the impact of the restructuring contemplated by the Reorganization Agreement, the Split-Off, the Malone Contribution, the DIRECTV merger and the LEI merger. However, Morgan Stanley's opinion only addressed, taking into account the transactions, the fairness, from a financial point of view, of the DIRECTV exchange ratio pursuant to, and as defined in, the merger agreement to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates). Furthermore, Morgan Stanley's opinion did not address the relative merits of the DIRECTV merger, together with the other transactions, as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of DIRECTV and Liberty and their legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting or regulatory matters. Morgan Stanley's opinion did not express any opinion with respect to the fairness of the amount or nature of the compensation to any of the respective officers, directors or employees, or any class of such persons, of DIRECTV or Liberty, relative to the consideration to be received by the holders of shares of DIRECTV common stock or of the Liberty Entertainment tracking stock. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of DIRECTV or Liberty Entertainment, nor was it furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, May 3, 2009. Events occurring after May 3, 2009 may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

        In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving DIRECTV, nor did Morgan Stanley negotiate with any parties with respect to any such transaction. The opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion of May 3, 2009 and the preparation of its written opinion of the same date. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. The companies and transactions utilized in the precedent transaction analyses were not directly comparable to DIRECTV, Liberty Entertainment, LEI or the transactions, in particular as a result of the relatively unique nature of the transactions and differences between the Other LEI Businesses (as defined below) and the target companies in the precedent transactions.

Overview of Financial Analyses

        Following the transactions, Holdings and its subsidiaries will own not only the assets owned by DIRECTV and its subsidiaries prior to the transactions but also the three Regional Sports Networks and the 65% interest in GSN (and its wholly-owned subsidiary, FUN Technologies) that are to be transferred to LEI (collectively, the "Other LEI Businesses") and other assets and liabilities, including cash, debt, and obligations under outstanding equity awards. The holders of DIRECTV common stock and LEI common stock prior to the mergers will receive Holdings common stock as consideration in the mergers.

        In order to determine whether, taking into account the transactions, the DIRECTV exchange ratio pursuant to, and as defined in, the merger agreement was fair from a financial point of view to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) as of the date of its opinion, Morgan Stanley considered estimated values of the additional assets and liabilities that will be owned by Holdings and its subsidiaries following the transactions. Morgan Stanley also took into account the premiums paid in certain types of precedent transactions and the premium implied by the LEI exchange ratio.

Valuation of the Other LEI Businesses

        To provide background information and perspective with respect to the valuation of the Other LEI Businesses, Morgan Stanley prepared a discounted cash flow analysis, a comparable company analysis and a precedent transaction analysis. Morgan Stanley also prepared an equity research sum-of-the-parts analysis for the Other LEI Businesses. Discounted cash flow analyses, comparable company analyses, precedent transaction analyses and equity research analyses are commonly-used analyses for estimating the values of companies and assets. Equity research sum-of-the-parts analyses are commonly used when a company has segments in different industries and there are publicly-available analyses that separately value the segments. A description of these four analyses is provided below:

        Discounted Cash Flow Analysis.    As part of its analysis of the valuation of the Other LEI Businesses, and in order to estimate the present value of the Other LEI Businesses, Morgan Stanley performed a separate discounted cash flow analysis for each of the three Regional Sports Networks, GSN and FUN Technologies. A discounted cash flow analysis is designed to provide insight into the value of a company based on the present value of its estimated future cash flows over a period of several years and of its terminal value, which is the estimated value of the company at the end of the period over which the cash flows were estimated. Morgan Stanley concluded that because (i) there were not closely comparable companies or transactions to use for the comparable company analysis or the precedent transaction analysis and (ii) Morgan Stanley did not prepare or have access to the assumptions used and judgments made by the equity analysts in connection with the equity sum-of-the-parts analysis, the discounted cash flow analysis was the appropriate analysis to focus on.

        In order to perform the discounted cash flow analysis for each of the three Regional Sports Networks, GSN and FUN Technologies, Morgan Stanley had to determine several variables to be used in the analysis, including estimated cash flows over a period of several years, an estimated terminal value at the end of the period over which cash flows were estimated, and a discount rate to be applied to the estimated cash flows and terminal value. Morgan Stanley also used the mid-year convention of cash flows, which means that operating cash flows were assumed to occur in the middle of the year (July 1). Morgan Stanley calculated estimated terminal values by multiplying the assumed EBITDA for the final year in the estimation period by a range of multiples. For valuation purposes, Morgan Stanley used discount rates and EBITDA multiples at the midpoint of estimated ranges. Morgan Stanley's discounted cash flow analysis of the Other LEI Businesses was based on the following sets of financial projections and assumptions:

        Regional Sports Networks (RSNs).    The management of Liberty Sports Holdings provided financial projections for each of the three Regional Sports Networks (FSN Northwest, FSN Rocky Mountain and FSN Pittsburgh) for the period from January 1, 2009 through December 31, 2012. In addition to the projections provided by Liberty Sports Holdings, DIRECTV, with guidance from the management of Liberty Sports Holdings and assistance from Morgan Stanley, forecasted additional years of operations for each RSN for the period from January 1, 2013 through December 31, 2016 for valuation purposes. For each of the RSNs, a discounted cash flow analysis was performed using a midpoint discount rate of 10.0% and a midpoint terminal forward EBITDA multiple of 10.0x. Due to the cyclical nature of cash flows at the RSNs, which results from the timing of payments associated with the broadcasting rights paid to sports teams, the terminal value of each RSN was based on a normalized terminal-year EBITDA. Morgan Stanley calculated the normalized terminal-year EBITDA by assuming that revenue would continue to grow at the same annual rate as it had in the year preceding the final year for which annual cash flows were projected and then applied an EBITDA margin equal to the average of the respective EBITDA margins during the full period for which the cash flows were estimated.

        Game Show Network (GSN).    The management of GSN provided financial projections for GSN for the period from January 1, 2009 through December 31, 2009. Based on further discussions with GSN management, DIRECTV, with assistance from Morgan Stanley, created additional projections for the period from January 1, 2010 through December 31, 2016 for valuation purposes. A discounted cash flow analysis was performed using a midpoint discount rate of 11.0% and a midpoint terminal-year forward EBITDA multiple of 7.0x.

        FUN Technologies (FUN).    The management of GSN provided financial projections for FUN Technologies for the period from January 1, 2009 through December 31, 2009. Based on further discussions with GSN management, DIRECTV, with assistance from Morgan Stanley, created additional projections for the period from January 1, 2010 through December 31, 2016 for valuation purposes. A discounted cash flow analysis was performed on the projections using a midpoint discount rate of 13.0%, and a midpoint terminal forward EBITDA multiple of 7.0x.

        Based on the respective discount rate and terminal-year forward EBITDA multiple assumptions, the midpoint of the implied discounted cash flow valuations for each asset as of December 31, 2008 were as follows (the "Implied DCF Values"):

	DCF Asset Valuation(a)	Estimated Cash	Equity Value
RSNs	$601 MM	~$25 MM	$626 MM
GSN (65% stake)	$151 MM	~$25 MM	$176 MM
FUN (65% stake)	$61 MM	~$10 MM	$71 MM
Total	$812 MM	~$60 MM	$872 MM

    (a)
    Represents asset value (no cash or debt is assumed).

        Morgan Stanley noted the 2009 EBITDA multiples implied by the Implied DCF Values for the Other LEI Businesses. The $601 million Implied DCF Value for the RSNs equates to a 2009 EBITDA multiple of approximately 13.1x. The $151 million Implied DCF Value for the 65% stake in GSN equates to a 2009 EBITDA multiple of approximately 6.4x. The $71 million Implied DCF Value for the 65% stake in FUN equates to a 2009 EBITDA multiple of approximately 7.1x.

        Equity Research Sum-of-the-Parts.    As part of its analysis of the valuation of the Other LEI Businesses, and in order to have a valuation against which to compare its discounted cash flow analysis, Morgan Stanley performed an equity research sum-of-the-parts analysis for the Other LEI Businesses. Morgan Stanley noted the average asset valuation estimate for the Other LEI Businesses based on publicly-available 2009 Wall Street equity research estimates (from Morgan Stanley, Collins Stewart, Merrill Lynch/Bank of America, Wunderlich Securities, Gabelli and Barclays Capital):

Sum-of-the-Parts by Equity Research	Average Asset Valuation(a)
RSNs	$443 MM
GSN (65% stake)(b)	$272 MM
FUN (65% stake)(c)	$108 MM
Total Asset Value for the Other LEI Businesses	$823 MM

    (a)
    Represents asset value (no cash or debt is assumed).

    (b)
    Wall Street Research valuations adjusted to represent 65% stake.

    (c)
    Wall Street Research valuations adjusted to represent 65% stake and to exclude the value of FUN Sports (assumes $10 million valuation for FUN Sports).

        Comparable Company Analysis.    Morgan Stanley reviewed and analyzed certain financial data and calculated selected public market trading metrics for selected comparables of the Other LEI Businesses. Although companies were selected to compare to the Other LEI Businesses for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is directly comparable to any of the Other LEI Businesses because of differences between the business mix, regulatory environment, operations and other characteristics of the Other LEI Businesses and the comparable companies. Morgan Stanley noted that the differences between the Other LEI Businesses and the comparable companies that Morgan Stanley identified were in many cases substantial and that no adequate public comparable companies were identified for the RSNs. Thus, while the results of the comparable company analysis were noted by Morgan Stanley and presented to the Liberty Transaction Special Committee, Morgan Stanley did not focus on this analysis for the valuation of the Other LEI Businesses.

        Morgan Stanley calculated the aggregate market value (public equity market value plus total book value of debt, total book value of preferred stock and minority interest, less cash, other short term investments and unconsolidated assets) divided by estimated 2009 EBITDA (based on publicly-available 2009 Wall Street equity research estimates) for the selected comparable companies. Morgan Stanley calculated these metrics for the comparable companies based on publicly available financial data and share prices as of April 23, 2009.

        In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Other LEI Businesses, including the impact of competition on the businesses of the Other LEI Businesses and on their industries generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Other LEI Businesses, their industries or the markets generally. Mathematical analysis (for example, determining the average or median) is not in itself a meaningful method of using comparable company data.

        RSNs.    Due to the unique nature of the businesses and industries in which FSN Northwest, FSN Rocky Mountain and FSN Pittsburgh operate, Morgan Stanley determined that there were not adequate public comparable companies on which to base an analysis.

        GSN.    Morgan Stanley deemed the following publicly traded corporations providing Cable Networks services as sharing some relevant characteristics with GSN:

  •
  Discovery Holding Company

  •
  Scripps Networks Interactive, Inc.

  •
  Viacom Inc.

        A summary of the reference range of market trading multiples for comparables selected for the valuation of GSN is set forth below:

Reference Range
Aggregate Value / 2009 estimated EBITDA	6.1x - 9.2x

        FUN.    Morgan Stanley identified the following online gaming companies that had businesses that were similar to those of FUN:

  •
  CJ Internet Corporation

  •
  Gravity Co., Ltd.

  •
  NCsoft Corporation

  •
  Neowiz Corp.

  •
  NetEase.com, Inc.

  •
  NHN Corporation

  •
  Perfect World Entertainment Inc.

  •
  Shanda Interactive Entertainment Limited

  •
  The9 Limited

  •
  Webzen, Inc.

        Given the meaningful growth trajectory forecasted at FUN for 2009, Morgan Stanley focused principally on trading multiples based on 2008 statistics obtained from Institutional Brokers Estimate System and publicly-available Wall Street research estimates. A summary of the reference range of market trading multiples for comparables selected for the valuation of FUN is set forth below:

Reference Range
Aggregate Value / 2008 estimated Revenue	1.5x - 11.0x
Aggregate Value / 2008 estimated EBITDA	7.3x - 14.0x

        Precedent Transactions Analysis.    Morgan Stanley reviewed and analyzed publicly available information, including the transaction values and certain financial information of the target companies, relating to selected precedent transactions involving other companies in related industries, and calculated certain valuation multiples implied by such information. Morgan Stanley chose transactions based on similarities between the respective target companies and the Other LEI Businesses.

        The companies and transactions utilized in the precedent transaction analyses were not directly comparable to DIRECTV, Liberty Entertainment, LEI or the transactions, in particular as a result of the relatively unique nature of the transactions and differences between the Other LEI Businesses and the target companies in the precedent transactions. In addition, a number of the precedent transactions used for the analysis occurred during a period when market valuations were generally much higher. Thus, while the results of the precedent transactions analysis were noted by Morgan Stanley and presented to the Liberty Transaction Special Committee, Morgan Stanley did not focus on this analysis for the valuation of the Other LEI Businesses.

        In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters which are beyond the control of DIRECTV and Liberty, such as the impact of competition on the business of DIRECTV or the industry generally, industry growth and the absence of any adverse material change in the financial condition of DIRECTV, Liberty Entertainment, the industry or the financial markets in general, which could affect the public trading value of the companies and assets and the aggregate value of the transactions to which they are being compared.

        RSNs.    Morgan Stanley reviewed precedent transactions involving cable networks and sports cable networks. The multiples analyzed for these transactions included the ratio of the respective transaction aggregate values to the forward EBITDA and the transaction aggregate values to the subscribers acquired through the respective transactions. In total, 37 precedent transactions announced over the period from August 1994 through January 2009 were analyzed, nine of which involved sports cable networks:

	Mean / Median of All Transactions	Mean / Median of Sports Cable Networks Transactions
Aggregate Value / forward EBITDA	18.0x / 16.8x	19.1x / 17.1x
Aggregate Value / subscribers	$28.02 / $20.32	$53.90 / $45.18

        GSN.    Morgan Stanley reviewed precedent transactions involving cable networks. The multiples analyzed for these transactions included the ratio of the respective transaction aggregate values to the forward EBITDA and the transaction aggregate values to the subscribers acquired through the respective transactions. In total, 37 precedent transactions announced over the period from August 1994 through January 2009 were analyzed:

Mean / Median of All Transactions
Aggregate Value / forward EBITDA	18.0x / 16.8x
Aggregate Value / subscribers	$28.02 / $20.32

        FUN.    Morgan Stanley reviewed precedent transactions of casual gaming companies. The multiples analyzed for these transactions included the ratio of the respective transaction aggregate values to trailing revenue and to forward revenue. In total, 21 precedent transactions announced over the period from June 1997 through February 2008 were analyzed:

Mean / Median of All Transactions
Aggregate Value / trailing revenue	3.2x / 2.3x
Aggregate Value / forward revenue	2.7x / 2.1x

Premium Analysis

        Morgan Stanley noted that, as a consequence of the transactions, the concentration of ownership by Liberty (54% at that time) would be eliminated and no single Holdings stockholder (or group of stockholders) would have any special approval or blocking rights. Thus, in the resulting ownership structure, DIRECTV would gain greater strategic, operating and governance flexibility and would meaningfully reduce the influence associated with the voting interest of the Malones. Additionally, Morgan Stanley noted that following the transactions the former public stockholders of DIRECTV would be less likely to be the subject of a squeeze-out transaction by Liberty or any person who acquired Liberty or its interest in DIRECTV and thus more likely to participate in a premium or increase in value resulting from any future strategic transaction. These factors were considered as part of Morgan Stanley's conclusion as to the fairness from a financial point of view of the DIRECTV exchange ratio pursuant to, and as defined in, the merger agreement to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) as of the date of its opinion.

        To provide background and perspective with respect to the premium implied by the LEI exchange ratio, which is described below under "—Premium Paid to Net Asset Value", "—DIRECTV Historical Share Price Analysis" and "—Premium Paid to the Current Market Value of Liberty Entertainment", Morgan Stanley performed a premiums paid analysis and considered the premiums paid in certain types of precedent transactions.

        Premiums Paid in Precedent Transactions.    Morgan Stanley looked at the premiums paid in two distinct sets of precedent transactions:

  (a)
  Strategic Transactions involving a change of control of the target, which DIRECTV could potentially enter into in the future following the transactions as described in this proxy statement/prospectus.

  (b)
  Squeeze-Out Transactions involving the acquisition of shares not owned by a controlling stockholder group, which DIRECTV stockholders could potentially be subject to in the future if DIRECTV did not enter into the transactions as described in this proxy statement/prospectus.

        Strategic Transactions.    By removing its controlling stockholder, Liberty Entertainment, DIRECTV has created the flexibility to potentially pursue a strategic transaction more easily in the future. To understand the potential value associated with a strategic transaction, Morgan Stanley considered precedent U.S.-based transactions which had total values of $5 billion or greater and were announced between January 1, 2003 and April 23, 2009 (transactions in the real estate, financial and insurance industries were excluded). Morgan Stanley analyzed the transactions to determine the premium paid for the target determined based on the stock price four weeks prior to the announcement date. Based on this analysis, Morgan Stanley determined that the average premium paid in a change of control transaction by a strategic acquirer was 28% and the median premium was 26%.

        Squeeze-Out Transactions.    As the controlling stockholder of DIRECTV, Liberty or, after the Split-Off, LEI could have potentially attempted a squeeze-out transaction of the public stockholders of DIRECTV common stock if DIRECTV did not enter into the transactions as described in this proxy statement/prospectus. To understand the potential value associated with a squeeze-out transaction, Morgan Stanley considered precedent U.S.-based transactions which had total values of $1 billion or greater and were announced between January 1, 2003 and April 23, 2009 (transactions in the real estate, financial and insurance industries were excluded). Morgan Stanley analyzed the transactions to determine the premium paid to the minority stockholders determined based on the stock price four weeks prior to the announcement date. Based on this analysis, Morgan Stanley determined that the average premium paid in a squeeze-out transaction was 18% and the median premium was 16%.

        Morgan Stanley noted that the average and median premiums paid differed by approximately 10% between the strategic transactions and the squeeze-out transactions it analyzed. Morgan Stanley considered the increased likelihood of former public stockholders of DIRECTV receiving a premium as a result of a strategic transaction as compared to a lower premium as a result of a squeeze-out transaction as part of its overall analysis of whether, taking into account the transactions, the DIRECTV exchange ratio pursuant to, and as defined in, the merger agreement was fair from a financial point of view to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) as of the date of its opinion.

        Premium Paid to Net Asset Value.    To provide background information and perspective on the premium to LEI's net asset value implied by the LEI exchange ratio, Morgan Stanley calculated the net asset value of LEI according to the following:

  •
  The sum of values for:

  •
  Liberty's 549 million DIRECTV shares, valued at the DIRECTV transaction reference share price of $22.00 per share agreed to by DIRECTV and Liberty;

  •
  (DIRECTV and Liberty agreed that the LEI exchange ratio would be based on a 5.0% premium to the agreed $22.00 DIRECTV transaction reference share price.)

  •
  the Other LEI Businesses (including $60 million of assumed cash at closing), valued at $877 million as derived based on the other values agreed to by DIRECTV and Liberty; and

  •
  (As a point of comparison, Morgan Stanley noted that the implied valuation based on the total of the Implied DCF Values it calculated was $872 million.)

  •
  the additional $30 million of cash assumed as of May 3, 2009 to be contributed to LEI prior to the closing of the transactions, as described in this proxy statement/prospectus;

  •
  minus values for:

  •
  the options transferred from LEI to DIRECTV as described in this proxy statement/prospectus, valued at $175 million as agreed to by DIRECTV and Liberty; and

  •
  (For purposes of estimating the value of these options, Morgan Stanley approximated both their intrinsic value and their Black-Scholes value and estimated values from $106 million to $271 million based on the agreed DIRECTV transaction reference share price of $22.00 and the DIRECTV share price of $24.86 as of April 23, 2009.)

    •
    the principal value of the debt associated with Liberty's equity collar on DIRECTV shares of $2,005 million as of April 30, 2009.

  •
  The DIRECTV equity collar derivative was valued at zero, as agreed to by DIRECTV and Liberty.

  •
  (For purposes of estimating the value of the equity collar, Morgan Stanley calculated the value underlying the DIRECTV equity collar based on certain DIRECTV share prices. Based on the agreed DIRECTV transaction reference share price of $22.00, the value underlying the DIRECTV equity collar was estimated to be $216 million. Based on the DIRECTV share price of $24.86 as of April 23, 2009, the value underlying the DIRECTV equity collar was estimated to be $2 million. Based on a DIRECTV share price of $25.00 per share, the value of the collar was estimated to be negative $7.7 million.)

        Morgan Stanley calculated a net asset value for LEI of $10,799 million based on the above. Morgan Stanley noted that adding the agreed premium of $604 million (5.0% on Liberty Entertainment's 549 million DIRECTV shares at the agreed $22.00 DIRECTV transaction reference share price) to the $10,799 million net asset value it calculated as set forth above resulted in a net acquisition value for LEI of $11,403 million. This implied a premium to net asset value of 5.6%. Morgan Stanley noted that the implied premium to net asset value of 5.6% is lower than the difference of approximately 10% between the average and median premiums paid in the strategic and the squeeze-out transactions analyzed by Morgan Stanley as described above.

        DIRECTV Historical Share Price Analysis.    To provide background information and perspective with respect to the relative historical share prices of DIRECTV compared to the agreed DIRECTV transaction reference share price of $22.00 and additional perspective and understanding on the implied premium to LEI's net asset value, Morgan Stanley reviewed the stock price performance and trading volumes and prices of DIRECTV during various periods ending on May 1, 2009 (the last trading day before the meeting of the Liberty Transaction Special Committee at which the transaction was approved).

        Morgan Stanley calculated the volume-weighted average closing prices of the DIRECTV common stock over one-week, two-week, one-month, two-month, three-month, six-month and one-year periods. Morgan Stanley then calculated and compared the implied discount of the agreed $22.00 DIRECTV transaction reference share price over the average daily closing prices of common stock for the selected periods prior to May 1, 2009. Morgan Stanley also calculated the implied premium to the net asset value of LEI if LEI's net asset value was calculated based on these historical DIRECTV share prices (and otherwise using the values set forth above under "—Premium Paid to Net Asset Value"). The results of these calculations are summarized below:

Trading Period	Closing Market Price of DIRECTV Common Stock ($/share)	Implied Discount of $22.00 Per Share Reference Price on Closing Market Price of Common Stock (%)	Implied Premium to LEI's Net Asset Value (%)
Current (May 1, 2009)	$24.57	10.5%	5.0%
One-Week Average(a)	$24.94	11.8%	4.9%
Two-Week Average(b)	$24.96	11.9%	4.9%
One-Month Average(c)	$24.73	11.0%	5.0%
Two-Month Average(d)	$22.80	3.5%	5.4%
Three-Month Average(e)	$22.49	2.2%	5.5%
Six-Month Average(f)	$22.05	0.2%	5.6%
One-Year Average(g)	$23.74	7.3%	5.2%

(a)
One-week average incorporates the trading days from 4/25/2009 through 5/1/2009.

(b)
Two-week average incorporates the trading days from 4/18/2009 through 5/1/2009.

(c)
One-month average incorporates the trading days from 4/2/2009 through 5/1/2009.

(d)
Two-month average incorporates the trading days from 3/2/2009 through 5/1/2009.

(e)
Three-month average incorporates the trading days from 2/2/2009 through 5/1/2009.

(f)
Six-month average incorporates the trading days from 11/2/2008 through 5/1/2009.

(g)
One-year average incorporates the trading days from 5/2/2008 through 5/1/2009.

        Morgan Stanley noted that the higher historical volume weighted average prices shown in the table imply a lower implied premium to LEI's net asset value than the 5.6% premium implied using the agreed $22.00 DIRECTV transaction reference share price. This is because a lower agreed reference share price for the DIRECTV shares owned by Liberty Entertainment leads to a lower implied premium to LEI's net asset value when the shares are valued at the higher historical volume weighted average prices shown in the table. Morgan Stanley also noted that the lower the agreed reference share price for the DIRECTV shares owned by Liberty the lower the pro forma ownership of the LEI stockholders would be following the transactions.

        Premium Paid to the Current Market Value of Liberty Entertainment.    Morgan Stanley computed the implied premium paid based on the current market value of Liberty Entertainment, based on the Liberty Entertainment tracking stock share price as of May 1, 2009. For this analysis, Morgan Stanley derived a sum-of-the-parts valuation to calculate the package value delivered to a holder of LEI common stock as a result of the Split-Off. For the analysis, the value of the assets included in the Liberty Entertainment tracking stock that would not be contributed to LEI (and thus were excluded for purposes of computing the implied premium based on Liberty Entertainment's market value) were valued as follows using publicly-available 2009 Wall Street equity research estimates:

  •
  Starz Entertainment: $1,821 million

  •
  Wildblue (Liberty's 37% ownership stake): $114 million

  •
  $706 million of cash and $52 million of subsidiary debt

        Morgan Stanley noted that the implied premium based on the current market value of Liberty Entertainment was 20.7%. To provide perspective on the implied premium of 20.7% to the Liberty Entertainment tracking stock's market value, Morgan Stanley observed the trading dynamics associated with the Liberty Entertainment tracking stock. Through its analysis, Morgan Stanley noted that the Liberty Entertainment tracking stock was trading at a significant discount to its estimated sum-of-the-parts based on publicly-available 2009 Wall Street equity research estimates. The table below presents a sample calculation for the implied discount to the sum-of-the-parts as of May 1, 2009, as computed by Morgan Stanley based on publicly-available 2009 Wall Street equity research estimates:

Implied Discount to Sum-of-the-Parts	Value ($MM)
Liberty's stake in DIRECTV(a)	$13,482
Plus: Starz(b)	1,821
Plus: RSNs(b)	443
Plus: 50% of GSN(b)	209
Plus: FUN Technologies(b)	177
Plus: Wildblue(b)	114
Total Asset Value	$16,246
Less: Net Debt(c)	(1,316)
Implied Equity Value(d)	$14,930
Trading Value(e)	$12,700
Discount to Sum-of-the-Parts	14.9%

    (a)
    Based on Liberty's ownership of 548.7 million DIRECTV shares and DIRECTV share price of $24.57 as of May 1, 2009.

    (b)
    Based on Wall Street research consensus; aggregate value calculated using average of available 2009 research.

    (c)
    Includes loans related to DIRECTV equity collar based on accrued balance as of March 31, 2009, subsidiary debt and estimated cash balance at Liberty Entertainment.

    (d)
    No value attributed to Liberty's DIRECTV equity collar.

    (e)
    Based on Liberty treasury-stock method fully-diluted shares outstanding of 522.0 million and the share price of Series A Liberty Entertainment common stock of $24.33 as of May 1, 2009.

        Morgan Stanley also noted that the Liberty Entertainment tracking stock had traded at a meaningful discount to its sum-of-the-parts value based on publicly-available Wall Street equity research estimates since its launch on March 3, 2008. The implied discount has ranged from 11% - 60% since the creation of the tracking stock.

        The table below presents the implied discount to sum-of-the-parts value, based on publicly-available Wall Street equity research estimates, for specified dates since the launch of the tracking stock on March 3, 2008.

Implied Discount to Sum-of-the-Parts

Date	Implied Discount to SOTP	Description of Key Dates
3-Mar-08	14.0%	Launch of LMDIA tracker.
4-Mar-08	18.1%
13-Mar-08	21.5%
18-Mar-08	27.3%
3-Apr-08	19.6%	Liberty acquires 78.3 million shares of DIRECTV increasing stake to 48%.
25-Apr-08	11.6%
7-May-08	17.4%	DIRECTV announces plan to raise up to $2.5 billion in debt which will be available to fund share repurchase program.

Date	Implied Discount to SOTP	Description of Key Dates
8-May-08	18.6%	Liberty announces first quarter 2008 results.
18-Jun-08	16.0%
30-Jun-08	20.6%
18-Jul-08	22.8%
11-Aug-08	20.8%	Liberty announces second quarter 2008 results.
3-Sep-08	14.4%	Liberty announces that its board of directors authorized management to proceed with the development of a plan to split-off businesses and assets attributed to the Liberty Entertainment group.
15-Sep-08	17.4%
20-Oct-08	30.3%
30-Oct-08	39.2%	Liberty announces third quarter 2008 results and delay in split-off.
10-Nov-08	44.7%
20-Nov-08	47.6%
8-Dec-08	60.0%
12-Dec-08	52.7%	Liberty announces plan to split-off majority of Liberty Entertainment (excluding Starz and WildBlue).
15-Dec-08	41.3%
18-Dec-08	32.0%
1-Jan-09	36.1%
21-Jan-09	31.8%	Liberty files preliminary proxy statement for split-off.
3-Feb-09	26.9%
25-Feb-09	29.9%	Liberty announces results for fourth quarter and full year 2008.
25-Mar-09	26.9%
17-Apr-09	20.9%
1-May-09	14.9%

        As a result of this significant and unusual dynamic associated with the market value of the Liberty Entertainment tracking stock, the implied premium to the current market value of the Liberty Entertainment group was not considered by Morgan Stanley as meaningful as the premium to net asset value.

General

        In connection with the review of the transactions by the Liberty Transaction Special Committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that selecting any portion of its analyses exclusively, without considering all analyses performed by Morgan Stanley, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, both as described above and otherwise, and may have deemed various assumptions more or less probable than other assumptions. Also, Morgan Stanley based its valuations in part on values agreed to by DIRECTV and Liberty for purposes of the transactions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of DIRECTV, the Liberty Entertainment Assets or LEI. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of DIRECTV and Liberty. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis, taking into account the transactions, of the fairness from a financial point of view of the DIRECTV exchange ratio pursuant to, and as defined in, the merger agreement to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) and in connection with the delivery of its opinion to the Liberty Transaction Special Committee. These analyses do not purport to be appraisals or to reflect the prices at which the Holdings Class A common stock might actually trade.

        The terms of the transactions were determined through negotiations between DIRECTV, including the Liberty Transaction Special Committee, and Liberty and were approved by the Liberty Transaction Special Committee. Morgan Stanley provided advice to the Liberty Transaction Special Committee during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to the Liberty Transaction Special Committee or that any specific exchange ratio constituted the only appropriate exchange ratio for the transactions.

        The opinion of Morgan Stanley was one of the many factors taken into consideration by the Liberty Transaction Special Committee in making its determination to approve the transactions. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Liberty Transaction Special Committee with respect to the transactions or of whether DIRECTV's board of directors would have been willing to agree to a transaction. The foregoing summary does not purport to be a complete description of all of the analyses performed by Morgan Stanley.

        Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities of DIRECTV, Liberty and their affiliates for its own accounts or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities.

        Pursuant to an engagement letter, Morgan Stanley provided the Liberty Transaction Special Committee with financial advisory services and a financial opinion in connection with the transactions. DIRECTV agreed to pay fees to Morgan Stanley in connection with the transactions including a $2 million opinion fee that became due and payable following the rendering by Morgan Stanley of its fairness opinion and a $10 million transaction fee that is contingent upon the consummation of the transactions. DIRECTV has also agreed to reimburse Morgan Stanley for its reasonable expenses incurred performing its services. In addition, DIRECTV has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services for DIRECTV, Liberty and certain of their affiliates. Morgan Stanley and its affiliates have received net fees of approximately $4.9 million in the aggregate for such services since 2007.

 Liberty's Reasons for the Mergers

        In coming to its conclusion that the mergers are advisable and in the best interests of Liberty and its stockholders, the Liberty board of directors considered the following material factors:

  •
  The mergers would eliminate the post Split-Off public holding company structure in which LEI's principal consolidated asset will be its interest in another public company (DIRECTV), thereby avoiding the holding company discount that has historically been applied by the investment community to similar structures while also eliminating the costs of operating LEI as a separate public company.

  •
  That the LEI stockholders will obtain a premium for their shares in the mergers based upon the relative market values of the Liberty Entertainment common stock and DIRECTV common stock immediately prior to the initial public announcement by Liberty and DIRECTV of their entrance into the merger agreement.

  •
  The opinion of Goldman, Sachs & Co., financial advisor to Liberty, rendered to the Liberty board that, as of May 3, 2009 and based upon and subject to the factors and assumptions set forth in the written opinion, the LEI exchange ratio pursuant to the merger agreement was fair from a financial point of view to those holders (other than the Malones and their respective affiliates) of shares of Liberty Entertainment common stock who receive shares of LEI common stock as a result of the Split-Off, taken in the aggregate.

  •
  The consummation of the mergers would eliminate any potential competition between LEI and DIRECTV, including the pursuit of acquisition opportunities and capital raising activities.

  •
  The Liberty board of director's expectation that the consummation of the mergers will generally be tax-free to LEI and its stockholders.

  •
  The review by Liberty's board of directors with Liberty's legal and financial advisors of the structure and terms of the merger agreement and ancillary agreements including the parties' representation, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of the consummation of the transaction and the board's evaluation of the likely time period necessary to close.

        The Liberty board of directors weighed these factors against various risks associated with the mergers, including, among other things:

  •
  That, while the mergers are expected to be completed, there is no assurance that all conditions to the parties' obligations to complete the transactions contemplated by the merger agreement will be satisfied or, to the extent permissible, waived, and as a result, it is possible that the transactions contemplated by the merger agreement might not be completed.

  •
  The interests of Liberty's board of directors and executive officers and the interests of DIRECTV's directors and executive officers in the merger agreement;

  •
  Risks of the type and nature described under the section entitled "Risk Factors."

        After deliberation of the foregoing, the Liberty board of directors determined that the anticipated benefits of the mergers outweighed the risks and costs and approved the mergers. In light of the number, variety and complexity of the factors that the Liberty board of directors considered in determining to effect the mergers, the Liberty board of directors did not believe it to be practicable to assign relative weights to the factors it considered. Rather, the Liberty board of directors conducted an overall analysis of the factors described above. In doing so, different members of the Liberty board of directors may have given different weight to different factors.

 Interests of Certain Persons in the DIRECTV Merger

Interests of DIRECTV Directors and Executive Officers.

        In considering the recommendation of the board of directors of DIRECTV to vote for the proposal to adopt the merger agreement and to approve the Malone Agreement, stockholders of DIRECTV should be aware that members of the DIRECTV board of directors and members of DIRECTV's executive management have relationships, agreements or arrangements that provide them with interests in the DIRECTV merger that may be in addition to or differ from those of DIRECTV's stockholders, including, but not limited to: the issuance of high vote Holdings Class B common stock (carrying 15 votes per share, having certain limited consent rights and being subject to certain other restrictions) to the Malones in exchange for their LEI Series B common stock following the Split-Off pursuant to the Malone Agreement; the continued employment of DIRECTV's executive officers as Holdings' executive officers and the continued service to Holdings by DIRECTV's directors as Holdings' directors; the indemnification of officers and directors of Liberty, LEI and DIRECTV by Holdings for their services as such up to the time of the consummation of the mergers; the treatment of LEI equity awards held by certain directors of DIRECTV in the mergers (including (a) the accelerated vesting of all such directors' outstanding LEI restricted shares (approximately 592,000 shares) upon the conversion of the LEI restricted shares to shares of Holdings Class A common stock and (b) the vesting of such directors' Holdings stock options and stock appreciation rights which upon acceleration is estimated to result in such directors, as of October 15, 2009, receiving an aggregate intrinsic value of approximately $27.3 million based on the Holdings Class A common stock immediately after the completion of the mergers trading at $26.53, which was the closing price of DIRECTV common stock on October 15, 2009, and assuming for this purpose that (i) the mergers are completed on such date, (ii) that the awards are exercised immediately after the completion of the transactions contemplated by the merger agreement, and (iii) that the exercise price or base price, as applicable, for the underlying Liberty Entertainment stock award will be the same for the corresponding LEI award); and the fact that John Malone and Gregory Maffei, members of the DIRECTV board of directors are the Chairman and President and CEO, respectively, of Liberty, which currently beneficially owns approximately 57% of the outstanding common stock of DIRECTV. At the time of the entry into the merger agreement and the Malone Agreement, Mark Carleton, a Senior Vice President of Liberty, was also a member of the DIRECTV board of directors. Mr. Carleton resigned from the board effective August 5, 2009. The DIRECTV board of directors was aware of these relationships, agreements and arrangements during its deliberations on the merits of the DIRECTV merger and in making its decision to recommend to the DIRECTV stockholders that they vote to adopt the merger agreement and approve the Malone Agreement.

DIRECTV Director and Executive Officer Common Stock Ownership and Stock Options

        The following should be read together with the excerpts from the Proxy Statement on Schedule 14A filed by DIRECTV on April 20, 2009 which is attached as Annex G to this proxy statement/prospectus. The beneficial ownership as of September 30, 2009 of DIRECTV common stock for each current director, each named executive officer, and all current directors and officers as a group is shown in the following table. Each of the individuals listed below holds less than 1% of the outstanding shares and voting power of DIRECTV common stock.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares Beneficially Owned		Deferred Stock Units(2)		Stock Options(3)
Neil R. Austrian	10,000		13,620		0
Ralph F. Boyd, Jr.	4,598		5,660		0
Chase Carey	530,892	(4)	0		0
Paul A. Gould	0		0		0
Charles R. Lee	50,000		13,620		0
Peter A. Lund	23,620		12,334	(5)	5,000	(5)
Gregory B. Maffei(6)	5,660		0		0
John C. Malone(6)	5,660		0		0
Nancy S. Newcomb	18,620		0		0
Haim Saban	9,660		11,960		0
Bruce B. Churchill	28,638		0		0
Patrick T. Doyle	66,454	(4)	0		265,000
Larry D. Hunter	82,449	(4)	0		525,000
Michael W. Palkovic	12,527	(4)	0		125,000
All Directors and Executive Officers as a group (17 persons)	887,931	(4)	57,194		920,000

(1)
This table does not include any shares of DIRECTV common stock that may be held by pension and profit-sharing plans of other corporations or endowment funds of education and charitable institutions for which various directors and executive officers may serve as directors or trustees. The address for all directors and executive officers of DIRECTV is c/o The DIRECTV Group, Inc., 2230 E. Imperial Highway, El Segundo, CA 90245. Unless otherwise indicated, beneficial ownership of common stock represents both sole voting and sole investment power.

(2)
Does not include unvested and undistributed restricted stock units.

(3)
Includes all options exercisable, whether or not having current value, within 60 days of August 31, 2009.

(4)
Includes shares held in trust by State Street Bank and Trust Company, as Trustee of the DIRECTV Thrift and Savings Plan as of May 29, 2009. Shares are owned pursuant to a Rule 16b-3 exempt employee savings plan.

(5)
Issued under the Hughes Electronics Corporation Plan for Non-Employee Directors.

(6)
Mr. Malone is Chairman and Mr. Maffei is President and Chief Executive Officer of Liberty which currently beneficially owns approximately 57% of the outstanding DIRECTV common stock.

Pro Forma Security Ownership of Certain Beneficial Owners

        The following table sets forth information, to the extent known by DIRECTV or ascertainable from public filings of Liberty and DIRECTV, with respect to the estimated beneficial ownership of each person or entity (other than persons who will serve as directors or executive officers of Holdings, whose pro forma ownership information follows) who is expected to beneficially own more than five percent of the outstanding shares of any class of Holdings common stock.

        The security ownership information for Holdings common stock has been estimated based upon pro forma outstanding stock information for LEI common stock as of September 30, 2009 (which is based on outstanding stock information for Liberty Entertainment common stock as of such date), and outstanding stock information for DIRECTV common stock as of September 30, 2009. The percentage ownership information, has been estimated based upon 908,719,431 shares of Holdings Class A common stock and 21,806,138 shares of Holdings Class B common stock estimated to be issuable in the mergers (assuming an LEI exchange ratio of 1.11132 and a DIRECTV exchange ratio of 1).

        So far as is known to DIRECTV, the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class (%)	Voting Power (%)
Southeastern Asset Management, Inc.	Class A	59,983,561	(1)	6.6	4.9
6410 Poplar Ave., Suite 900	Class B	—		—
Memphis, TN 38119

(1)
Based on 59,972,287 shares of LMDIA held by Southeastern Asset Management, Inc. The number of shares of LMDIA is based upon the Amendment No. 3 to Schedule 13G, dated June 4, 2009, filed by Southeastern, Longleaf and O. Mason Hawkins with respect to shares of LMDIA. All of the 59,972,287 shares of LMDIA reported by Southeastern in the Schedule 13G/A are owned by Southeastern's investment advisory clients and none is owned directly or indirectly by Southeastern. Mr. Hawkins could be deemed to be a controlling person of Southeastern but disclaims the existence of such control. Mr. Hawkins does not own directly or indirectly any securities covered by the Schedule 13G/A. Southeastern and Mr. Hawkins disclaim beneficial ownership of the shares covered by the Schedule 13G/A pursuant to Rule 13d-4. The Schedule 13G/A states that Southeastern has sole voting power over 32,831,693 shares of LMDIA, shared voting power over 20,395,715 shares of LMDIA and no voting power over 6,744,879 shares of LMDIA. Longleaf has shared voting power over 20,395,715 shares of LMDIA.

Pro Forma Security Ownership of Management

        The following table sets forth information with respect to the estimated beneficial ownership by each person who is expected to serve as a director of Holdings, a named executive officer, and all such persons as a group with respect to shares of Holdings.

        The security ownership information for Holdings common stock has been estimated based upon pro forma outstanding stock information for LEI common stock as of September 30, 2009 (which is based on outstanding stock information for Liberty Entertainment common stock as of such date), the outstanding DIRECTV common stock owned by each person as of September 30, 2009, and the aggregate outstanding DIRECTV common stock as of September 30, 2009. The percentage ownership information, has been estimated based upon 908,719,431 shares of Holdings Class A common stock, and 21,806,138 shares of Holdings Class B common stock estimated to be issuable in the mergers (assuming an LEI exchange ratio of 1.11132 and a DIRECTV exchange ratio of 1).

        For the purpose of estimating the pro forma share ownership of Holdings common stock of each person, shares issuable upon exercise or conversion of options, warrants and convertible securities held by such person that would have been exercisable or convertible on or within, in case of LEI common stock, 60 days of September 30, 2009 and in case of DIRECTV common stock held by such person, 60 days of September 30, 2009, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        So far as is known to DIRECTV, the persons indicated below would have sole voting power with respect to the shares estimated to be owned by them, except as otherwise stated in the notes to the table.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (in thousands)		Percent of Class (%)	Voting Power (%)
John C. Malone	Class A	6,033	(1)	*	*
Chairman of the Board	Class B	21,806	(2)	100	24.2**
Chase Carey	Class A	531		*	*
Director and Former DIRECTV Chief Executive Officer	Class B	—
Neil R. Austrian	Class A	24	(3)	*	*
Director	Class B	—
Ralph F. Boyd, Jr.	Class A	10	(4)	*	*
Director	Class B	—
Paul A. Gould	Class A	453	(5)	*	*
Director	Class B	—
Charles R. Lee	Class A	64	(6)	*	*
Director	Class B	—
Peter A. Lund	Class A	41	(7)(8)	*	*
Director	Class B	—
Gregory B. Maffei	Class A	2,246	(9)	*	*
Director	Class B	—
Nancy S. Newcomb	Class A	19		*	*
Director	Class B	—
Haim Saban	Class A	22	(10)	*	*
Director	Class B	—
Bruce B. Churchill	Class A	29	(11)	*	*
Executive Vice President	Class B	—
Patrick T. Doyle	Class A	333	(11)	*	*
Executive Vice President	Class B	—
Larry D. Hunter	Class A	607	(11)	*	*
Chief Executive Officer	Class B	—
Michael W. Palkovic	Class A	138	(11)(14)	*	*
Executive Vice President—Operations	Class B	—
All directors and executive officers as a group (16 persons)	Class A	10,577	(15)	1.2	24.6	%**
	Class B	21,806	(1)	100

*
Less than one percent

**
Immediately after the mergers, it is estimated that the Malones will hold approximately 2.9 million shares of Holdings Class A common stock and approximately 21.8 million shares of Holdings Class B common stock. The shares of Holdings Class A common stock that are anticipated to be owned by the Malones would represent approximately 0.2% of the total voting power of Holdings common stock immediately after the completion of the mergers and the shares of Holdings Class B common stock that are anticipated to be owned by the Malones would represent approximately 26.7% of the total voting power of Holdings common stock immediately after completion of the mergers, in each case, without giving effect to outstanding stock options owned by Mr. Malone (which options are included in the table due to his beneficial ownership of the underlying shares in accordance with Section 13(d) of the Exchange Act). However, pursuant to the Malone Agreement, the Malones have agreed to limit their voting rights with respect to their Holdings Class B common stock to 24% of the total voting power of Holdings common stock. As a result, through their ownership of Holdings Class A common stock and Holdings Class B common stock, the Malones will hold approximately 24.2% of the total voting power of Holdings common stock immediately after completion of the mergers.

(1)
See footnotes (a), (b), (c), (d), (e), (f) and (g) in the "Additional Footnotes" section below.

(2)
See footnotes (a) and (f) in the "Additional Footnotes" section below.

(3)
Includes beneficial ownership of 13,620 vested and distributed Deferred Stock Units.

(4)
Includes beneficial ownership of 5,660 vested and distributed Deferred Stock Units.

(5)
Includes beneficial ownership of 36,946 shares of Holdings Class A common stock that may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after September 30, 2009.

(6)
Includes beneficial ownership of 13,620 vested and distributed Deferred Stock Units.

(7)
Includes beneficial ownership of 12,334 vested and distributed Deferred Stock Units.

(8)
Includes beneficial ownership of 5,000 shares that may be acquired upon exercise of options exercisable within 60 days of September 30, 2009.

(9)
See footnotes (b), (d) and (e) in the "Additional Footnotes" section below.

(10)
Includes beneficial ownership of 11,960 vested and distributed Deferred Stock Units.

(11)
Includes shares held in trust by State Street Bank and Trust Company, as Trustee of the DIRECTV Thrift and Savings Plan as of September 30, 2009. Shares are owned pursuant to a Rule 16b-3 exempt employee savings plan.

(12)
Includes beneficial ownership of 265,000 shares that may be acquired upon exercise of options exercisable within 60 days of September 30, 2009.

(13)
Includes beneficial ownership of 525,000 shares that may be acquired upon exercise of options exercisable within 60 days of September 30, 2009.

(14)
Includes beneficial ownership of 125,000 shares that may be acquired upon exercise of options exercisable within 60 days of September 30, 2009.

(15)
See footnotes (1) and (3) through (14) above.

Additional Footnotes:

(a)
Includes 301,008 shares of Series A Liberty Entertainment common stock ("LMDIA") and 681,884 shares of Series B Liberty Entertainment common stock ("LMDIB") held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(b)
Includes shares held in the Liberty 401(k) Savings Plan as follows:

LMDIA
John C. Malone	1,320
Gregory B. Maffei	4,785

Total	6,105

(c)
Includes 660 LMDIA held by a trust with respect to which Mr. Malone is the sole trustee and, with his wife, retains a unitrust interest in the trust.

(d)
Includes restricted shares, none of which is vested, as follows:

LMDIA
John C. Malone	274,658
Gregory B. Maffei	376,143

Total	650,801

(e)
Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options and stock appreciation rights exercisable within 60 days after August 31, 2009. Mr. Malone has the right to convert the options to purchase LMDIB shares into options to purchase LMDIA shares.

	LMDIA	LMDIB
John C. Malone	401,669	2,657,080
Gregory B. Maffei	1,825,550	—

Total	2,227,219	2,657,080

(f)
Includes 102,800 shares of LMDIA and 367,156 shares of LMDIB held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by the trusts.

(g)
Includes 2,421,082 shares of LMDIA pledged to Fidelity Brokerage Services, LLC (Fidelity) in connection with a margin loan facility extended by Fidelity to Mr. Malone.

Board of Directors and Management after the Mergers

        The board of directors of Holdings from and after the time immediately prior to the Malone Contribution will be comprised of:

  •
  the LEI Designees;

  •
  the DTV Designees; and

  •
  one additional independent director serving on the DIRECTV board of directors who was appointed with the approval of at least 80% of the directors then serving on the DIRECTV board (unless no such independent director was appointed, in which case one additional independent director may be appointed to the Holdings board of directors following the effective time of the mergers with the approval of at least 80% of the directors then serving on the Holdings board of directors, with any fractional number being rounded up the next whole number).

        The entire board of directors of Holdings at the effective time of the mergers will be up for reelection at the first annual meeting of stockholders of Holdings after the effective time of the mergers. That meeting will occur during the first full calendar year following the year in which the effective times of the mergers occur. Pursuant to the amended and restated certificate of incorporation of Holdings, at such first annual meeting, the board of directors of Holdings will be classified into three classes, as is currently the case for the board of directors of DIRECTV. In connection with this classification of the Holdings board of directors, the LEI Designees (or their successors) will be placed in separate classes with the designation of each class to be made in accordance with a resolution of the LEI board of directors to be delivered to Holdings prior to the effective time of the mergers.

        The board of directors of DIRECTV accepted the resignation of Mark D. Carleton (Senior Vice President of Liberty) as a director of DIRECTV effective August 5, 2009. Subsequently, on August 5, 2009, at a regularly scheduled meeting of the board, the DIRECTV board of directors elected Paul A. Gould as a director filling the vacancy created by the resignation of Mr. Carleton. Based on a review of answers submitted by Mr. Gould and interviews with Mr. Gould by the Nominating and Corporate Governance Committee of the board of directors of DIRECTV and with other members of the DIRECTV board of directors, it was determined by the DIRECTV board of directors that Mr. Gould will qualify as an independent director as that term is defined by the U.S. Securities and Exchange Commission, the NASDAQ stock market rules and the policies of DIRECTV. The board of directors also appointed Mr. Gould to serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the board of directors. All members of the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors. Mr. Gould will participate in the compensation arrangements available to all independent directors on the DIRECTV board of directors.

        In addition, immediately prior to the Malone Contribution, the Holdings board of directors will appoint the initial members of each of the nominating and governance committee and the compensation committee of Holdings. Each such committee will be composed of three or four members with each such committee including an LEI Designee who qualifies as an independent director for purposes of NASDAQ Stock Market rules and regulations. Alternatively, each such committee may be comprised of five members if the one additional qualifying independent director described above (i) is then serving on the board of directors of Holdings and (ii) is appointed to serve as the fifth member of such committee.

        The executive officers of DIRECTV immediately prior to the effective time of the DIRECTV merger will be the initial executive officers of Holdings. Following the mergers, the officers of Holdings are expected to be the same as the DIRECTV officers immediately prior to the effective time of the DIRECTV merger.

        Additional information about Holdings' directors and officers may be found in DIRECTV's proxy statement for its 2009 annual meeting of stockholders, relevant excerpts from which are attached as Annex G hereto.

Material United States Federal Income Tax Consequences of the DIRECTV Merger

        The following is a discussion of the material United States federal income tax consequences of the DIRECTV merger to U.S. holders (as defined below) of DIRECTV common stock.

        This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect. This discussion assumes that the mergers and the Malone Contribution will be completed in accordance with the terms of the merger agreement and the Malone

Agreement. No ruling has been or will be sought from the IRS as to the United States federal income tax consequences of the DIRECTV merger, and the following summary is not binding on the IRS or the courts. As a result, the IRS could adopt a contrary position, and such a contrary position could be sustained by a court.

        For purposes of this discussion, a "U.S. holder" is a beneficial owner of a share of DIRECTV common stock that is:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust if (1) in general, the trust is subject to the supervision of a court within the United States, and one or more U.S. persons have the authority to control all significant decisions of the trust or (2) has a valid election in effect to be treated as a U.S. person.

        This discussion does not purport to be a complete analysis of all potential United States federal income tax consequences of the DIRECTV merger, and, in particular, does not address United States federal income tax considerations applicable to stockholders subject to special treatment under United States federal income tax law (including, for example, non-U.S. holders, brokers or dealers in securities, financial institutions, mutual funds, real estate investment trusts, insurance companies, tax-exempt entities, holders who hold DIRECTV common stock as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy, holders who acquired DIRECTV common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders which are partnerships or other pass-through entities or investors in partnerships or other pass-through entities and U.S. holders liable for the alternative minimum tax). In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the DIRECTV merger (whether or not such transactions occur in connection with the DIRECTV merger), including, without limitation, the Split-Off, the related restructuring transactions that precede the Split-Off, the LEI merger, the Malone Contribution or any exercise of an option or the acquisition or disposition of shares of DIRECTV common stock other than pursuant to the mergers. Also, this discussion does not address United States federal income tax considerations applicable to holders of options or warrants to purchase DIRECTV common stock. No information is provided herein with respect to the tax consequences of the DIRECTV merger under applicable state, local or non-United States laws or under any proposed Treasury regulations that have not taken effect as of the date of this proxy statement/prospectus. This discussion only addresses U.S. holders who hold shares of DIRECTV common stock as capital assets within the meaning of Section 1221 of the Code.

        HOLDERS OF DIRECTV COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DIRECTV MERGER TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

        Neither DIRECTV nor Liberty intends to seek a ruling from the IRS regarding the tax consequences of the DIRECTV merger. Accordingly, the obligations of DIRECTV to consummate the DIRECTV merger are conditioned on, among other things, the receipt of an opinion of its tax counsel, Weil, Gotshal & Manges LLP, dated the effective date of the mergers, to the effect that the exchange of DIRECTV common stock for Holdings common stock pursuant to the DIRECTV merger, taken together with the LEI merger and the Malone Contribution, will be treated for United States federal income tax purposes as an exchange described in Section 351 of the Code. In connection with the filing of this proxy statement/prospectus, DIRECTV has received an opinion of its tax counsel, Weil,

Gotshal & Manges LLP, to the effect that the exchange of DIRECTV common stock for Holdings common stock pursuant to the DIRECTV merger, taken together with the LEI merger and the Malone Contribution, will be treated for United States federal income tax purposes as an exchange described in Section 351 of the Code and that, accordingly:

  •
  a U.S. holder who exchanges DIRECTV common stock for Holdings common stock will not recognize any gain or loss, for United States federal income tax purposes, upon the exchange;

  •
  such holder will have a tax basis in the Holdings common stock received equal to the tax basis of the DIRECTV common stock surrendered therefor, provided either that the DIRECTV common stock exchanged does not have a tax basis that exceeds its fair market value or, if it does, that an election under Section 362(e)(2)(C) of the Code to reduce the tax basis of the Holdings common stock received to its fair market value is not made; and

  •
  the holding period for the Holdings common stock received will include the holding period for the DIRECTV common stock surrendered therefor.

        The opinion of Weil, Gotshal & Manges LLP is, and the foregoing opinion required to be delivered as a condition to consummation of the DIRECTV merger will be, subject to customary qualifications and assumptions, including that the mergers and the Malone Contribution will be completed according to the terms of the merger agreement and the Malone Agreement. In rendering such tax opinions, Weil, Gotshal & Manges LLP may require and rely upon certain representations, covenants and assumptions, including representations made by officers of DIRECTV and LEI. If any of those representations, covenants or assumptions is inaccurate, the tax consequences of the DIRECTV merger could differ from those described above. Opinions of counsel do not bind the IRS or the courts nor preclude the IRS from adopting a contrary position. Accordingly, there can be no assurance that the IRS or the courts will not challenge such conclusions or that a court will not sustain such a challenge.

        Information on the DIRECTV Merger to Be Filed with DIRECTV Stockholders' Returns.    U.S. holders who receive Holdings common stock, and following the effective time of the mergers own Holdings common stock representing at least 5% of the total combined voting power or value of the total outstanding Holdings common stock, are required to attach to their tax returns for the year in which the mergers are consummated, and maintain a permanent record of, a complete statement that contains the information listed in Treasury Regulation Section 1.351-3. Such statement must include the holder's aggregate fair market value and tax basis of the DIRECTV common stock surrendered in the exchange.

        Tax matters are very complicated, and the tax consequences of the DIRECTV merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local, or foreign income or other tax consequences to you of the DIRECTV merger.

Accounting Treatment

        The mergers will be accounted for using the acquisition method of accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 141(revised 2007), "Business Combinations", or SFAS 141R. DIRECTV will be treated as the acquiring corporation for accounting and financial reporting purposes; accordingly, the historical financial statements of DIRECTV will become the historical financial statements of Holdings. Under SFAS 141R, the acquisition date fair value of consideration paid by DIRECTV for LEI (excluding its investment in DIRECTV), will be allocated to LEI's other tangible and intangible assets acquired and liabilities assumed based on their estimated acquisition date fair values, with any excess being treated as goodwill. A final determination of required acquisition accounting adjustments, including the allocation of the consideration to the assets acquired and liabilities assumed based on their respective fair values, has not been made. Accordingly, the acquisition accounting adjustments made in connection with the development of the pro forma condensed combined financial statements of Holdings appearing elsewhere in this proxy statement/prospectus are preliminary and have been made solely for the purposes of developing the pro forma condensed combined financial information. Holdings will undertake to determine the fair value of certain of LEI's assets and liabilities and will make appropriate acquisition accounting adjustments upon completion of that determination. The assets, liabilities and results of operations of LEI will be consolidated into the assets, liabilities and results of operations of DIRECTV as of the acquisition date, the closing date of the mergers.

        Costs incurred to complete the transaction including legal, accounting, financial printing and investment banking fees, will be expensed as incurred pursuant to SFAS 141R. As an incentive to the LEI stockholders to enter into the merger transactions, the exchange ratio described elsewhere in this document was determined in a manner such that LEI stockholders as a group will receive a premium in the form of a slightly larger economic interest in Holdings than would have been otherwise determined based on the relative fair values of DIRECTV and LEI. This premium, calculated as the fair value of the economic interest to be distributed to LEI stockholders in excess of the fair value of the assets and liabilities of LEI will be expensed as a disproportionate distribution upon completion of the mergers. In addition, as part of the mergers, Holdings will grant common stock options and stock appreciation rights (stock based awards) to replace stock based awards of LEI. Pursuant to SFAS 141R, any incremental fair value of the replacement awards over the fair value of the replaced LEI awards must also be expensed. Had the merger been completed on June 30, 2009, we estimate that we would have recorded an expense of approximately $244 million on that date for the costs of the transaction, the premium to LEI stockholders, and the incremental fair value of the stock based awards. However, we anticipate the actual amounts to be recorded will change as they will be determined based on acquisition date fair values.

        Since many of the LEI replacement stock based awards are held by individuals who will remain employees of Liberty and not become employees of Holdings, they will be reported as a liability at fair value by Holdings in accordance with accounting standards for non-employee awards. Also, Holdings will continue to account for the derivative financial instruments of the equity collar acquired as a result of the mergers as a net asset or liability at fair value. Adjustments to the fair values of the stock based awards and the equity collar each reporting period will be recorded in non-operating earnings in the consolidated statements of operations of Holdings.

Regulatory Approvals

        The mergers are not subject to the reporting requirements of the HSR Act. However, holders of DIRECTV common stock who, as a result of the DIRECTV merger, will hold voting securities of Holdings valued in excess of $65.2 million may be required to comply with the notice and waiting period requirements of the HSR Act prior to acquiring beneficial ownership of voting securities of Holdings.

        Pursuant to the Communications Act of 1934, as amended, and the rules and regulations and published orders of the FCC thereunder, the transfer of control of a company holding or controlling FCC licenses requires prior FCC approval. DIRECTV and its subsidiaries directly or indirectly hold or control various classes of FCC licenses. As a result of the Split-Off, control of DIRECTV and its subsidiaries will pass from Liberty to LEI. Accordingly, on January 27, 2009, Liberty and LEI filed applications with the FCC for its consent to the transfer of control over the licenses and other authorizations held by DIRECTV and its subsidiaries in connection with the Split-Off. The FCC granted the pro forma transfer applications for the satellite and earth station licenses held by DIRECTV and its subsidiaries in an order released on April 9, 2009 and consented to the pro forma transfer applications for the wireless licenses held by DIRECTV and its subsidiaries in April and May 2009. The mergers will result in another transfer of control over DIRECTV and its subsidiaries under

FCC rules and regulations. Thus, on May 21, 2009, Liberty and Holdings filed a consolidated application with the FCC for its consent to the transfer of control over the DIRECTV licenses and other authorizations in connection with the mergers. The mergers cannot be completed until the companies have received the FCC Approvals for the merger transactions. On October 1, 2009, the companies received FCC Approvals for the merger transactions.

        There can likewise be no assurance that regulatory authorities will not attempt to challenge the mergers on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. See "The Merger Agreement—Conditions to Completion of the Mergers" beginning on page 117.

Legal Proceedings Regarding the Mergers

        There are multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery and the California State Court. Four stockholder class action complaints were brought in Delaware Chancery Court from May 12, 2009 to May 19, 2009, all of which were subsequently consolidated on May 22, 2009 (the "Delaware Action"). One stockholder class action complaint was brought in California State Court on May 29, 2009 (the "California Action"). The Delaware and California Actions are purported class actions on behalf of the disinterested stockholders of DIRECTV. The consolidated Delaware complaint and the California complaint allege, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement. Specifically, the complaints allege, among other things, that the transactions contemplated by the merger agreement are unfair to DIRECTV stockholders because: (i) Mr. Malone has exploited his position as Chairman of both Liberty and DIRECTV to force an unfavorable transaction on DIRECTV's board and stockholders and (ii) Mr. Malone will receive a unique benefit of 15:1 super voting shares that represents an unjustified personal premium in the form of increased and disproportionate voting power in Holdings.

        In addition, the stockholder plaintiffs in the Delaware Action allege that (i) the voting rights of DIRECTV minority stockholders will be diluted unfairly from 52% pre-mergers to 35% post-mergers; and (ii) Holdings will assume, following the mergers, the $2 billion Greenlady Debt that Liberty acquired to increase its holdings of DIRECTV to 48%, rather than having Liberty pay off that debt first (which could have caused Liberty to reduce its ownership of DIRECTV stock by 7% to 8%). Further, the stockholder plaintiffs in the Delaware Action allege that the transactions contemplated by the merger agreement are unfair to DIRECTV stockholders because the DIRECTV minority will pay to LEI stockholders an unwarranted implied 38% premium to the net asset value of LEI (i.e., stockholder plaintiffs allege that Holdings is paying approximately $2.18 billion (comprised of approximately $2 billion in Greenlady Debt and $175 million of LEI options and other equity rights) for approximately $1.59 billion in assets (comprised of approximately $870 million in operating assets, $80 million in cash and $692 million as a result of a reduction in Holdings shares outstanding)) as opposed to an implied 5.6% premium to net asset value as calculated by DIRECTV and Morgan Stanley based on the agreed transaction reference share price of $22.00 per share and other values agreed to by DIRECTV and Liberty as further described in the "Opinion of the Financial Advisor to the Liberty Transaction Special Committee" section on page 68. Furthermore, the complaints allege that the process by which the transaction was negotiated and recommended was unfair because the special committee of DIRECTV's board of directors did not consider the relative fairness of the transaction to the DIRECTV public stockholders as compared with Liberty or Malone and because the DIRECTV board of directors delegated responsibilities for negotiating the transaction to Mr. Carey, whose loyalty to DIRECTV allegedly became suspect upon his negotiation for and acceptance of an executive position at his former employer, News Corporation.

        The consolidated complaint in the Delaware Action also alleges that the preliminary Form S-4 filed on June 8, 2009 did not accurately disclose, among other things, that: (i) the DIRECTV board of directors may elect to waive the requirement for approval of the transaction by a majority of DIRECTV's minority stockholders; (ii) in the aggregate, LEI stockholders will increase their voting interest from 48% to 65%; (iii) DIRECTV stockholders are paying a control premium in connection with the mergers in excess of 5%; and (iv) based on the holdings of Malone and his family in Liberty Entertainment and DIRECTV, Malone currently has beneficial interest in approximately only 16-17% of the outstanding stock of DIRECTV.

        After filing their consolidated complaint, the stockholder plaintiffs in the Delaware Action engaged in expedited discovery into the transactions. The stockholder plaintiffs served comprehensive document requests on DIRECTV, DIRECTV's directors, Liberty and their respective financial advisors. The parties engaged in a meet and confer process to address the scope of discovery, and this led to the defendants making an initial document production in excess of 250,000 pages of documents beginning in July. The stockholder plaintiffs in the Delaware Action also negotiated with DIRECTV and Liberty a timetable for the conduct of expedited fact and expert depositions in anticipation of a preliminary injunction hearing, and issued notices of depositions and testimony subpoenas. Several depositions had been scheduled to occur in late August 2009 and early September 2009 prior to the time the parties reached a settlement.

        At the end of June, counsel for DIRECTV and Liberty met with counsel for the stockholder plaintiffs in the Delaware Action to present their view of the transactions and the benefits to DIRECTV shareholders. Subsequently, the stockholder plaintiffs provided a list of demands and held a series of telephone conversations regarding a possible resolution of the litigation. On August 18, 2009, counsel met to discuss a possible resolution and reached preliminary agreement regarding the elements thereof, subject to further negotiation, satisfactory documentation, and client approval.

        On October 16, 2009, DIRECTV and Liberty entered into the Stipulation of Settlement with the plaintiffs (the "Settlement") in the multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery that were brought on behalf of the public stockholders of DIRECTV alleging, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement. In the event that final court approval of the Stipulation of Settlement is not obtained by June 30, 2010 ("Approval Deadline"), the terms of the Stipulation of Settlement and the related changes to the amended and restated certificate of incorporation and by-laws, unless otherwise noted below, will become null and void.

        The Settlement contemplates certain changes to the terms of the mergers and the transaction agreements as follows:

  •
  the merger agreement will be amended to add a provision to the amended and restated certificate of incorporation of Holdings to the effect that any future merger, consolidation or sale of all or substantially all of the assets which requires stockholder approval but provides for payment of per share consideration to be made to the holders of Holdings Class B common stock that is different in form or amount from the per share consideration to be paid to holders of Holdings Class A common stock will require a separate vote of holders of Holdings Class A common stock (almost entirely non-Malone holders at the time of the mergers), voting as a separate class;

  •
  the elimination of certain provisions in the amended and restated certificate of incorporation of Holdings that were intended to exculpate the directors and officers of Holdings who also serve as directors or officers of other entities for any potential breach of fiduciary duty arising out of the allocation of business opportunities not presented to such persons in their capacity as directors or officers of Holdings;

  •
  the Malones' ability to seek control of Holdings through future purchases of Holdings common stock will be restricted by their agreement to a 3-year standstill (the "Malone Standstill"),

    attached as Annex H hereto, commencing upon the completion of the mergers. The Stipulation of Settlement will provide that the Malones may, however, acquire shares of Holdings Class A common stock: (i) pursuant to the merger agreement, (ii) from another Malone, (iii) pursuant to the grant, exercise or vesting of any equity incentive awards, (iv) as a result of any stock dividend, stock split or other distribution so long as such dividend or distribution is made on a pro rata basis to all holders of Holdings common stock, (v) pursuant to the exercise of any rights, warrants or other securities issued or distributed to all holders of Holdings common stock on a pro rata basis, (vi) received in exchange for shares of Holdings Class B common stock so long as the aggregate voting power of the Malones (as a group) does not increase as a result of such exchange, (vii) upon the redemption of Holdings Class B common stock following the death of Mr. Malone in accordance with the provisions of the Holdings amended and restated certificate of incorporation and (viii) commencing on the first anniversary of the effective time of the Split-Off, in an amount not to exceed 1% of the fully diluted shares outstanding immediately following the effective time of the mergers; provided that the Malones will not acquire more than 50% of the number of shares permitted to be acquired pursuant to this clause (viii) prior to the second anniversary of the effective time of the Split-Off and provided further that shares acquired by any Malone pursuant to clauses (i) through (vii) above will not be counted against acquisitions permitted pursuant to this clause (viii). The Malone Standstill cannot be modified without either (i) the approval of the board of directors of Holdings (which must include the unanimous approval of the Qualifying Directors (as defined in the sixth bullet below) then serving on the board of directors of Holdings) or (ii) the approval of the holders of a majority of the outstanding Holdings Class A common stock (other than shares held by the Malones);

  •
  that the merger agreement and the disclosure thereof in this proxy statement/prospectus will be amended (and will remain in effect regardless of whether or not final court approval of the Stipulation of Settlement is obtained by the Approval Deadline) to reflect that DIRECTV will not waive the closing condition that in order to consummate the mergers DIRECTV must receive the prior approval of a majority of the outstanding shares of DIRECTV common stock held by persons other than Liberty or its affiliates, its directors or officers, Mr. Malone or any affiliate of Mr. Malone;

  •
  that the organizational documents of Holdings will provide holders of 10% or more of the outstanding shares of Holdings Class A common stock with the right to call a special meeting;

  •
  that the Holdings by-laws will provide that a majority of the board of directors be Qualifying Directors and that at least 50% of the audit committee, compensation committee and any special transaction committee established by the board of directors be comprised of Qualifying Directors. Such requirements cannot be amended without either (i) the approval of the board of directors of Holdings (which must include the unanimous approval of the Qualifying Directors then serving on the board of directors of Holdings) or (ii) the approval of the holders of a majority of the outstanding Holdings Class A common stock (other than shares held by the Malones); provided, however that no such amendment by the board of directors pursuant to the preceding clause (i) may be made prior to the third anniversary of the mergers. A "Qualifying Director" is a director who (i) is not currently, and within the last five years has not been, employed by Holdings or a Holdings affiliate, (ii) has not received during any 12-month period in the last three years more than $50,000 in direct compensation from Holdings or a Holdings affiliate (excluding director and committee fees, bona fide expense reimbursements, payments arising solely from investments in securities of Holdings or a Holdings affiliate, payments in respect of a pension or other form of deferred compensation for prior service pursuant to plans or arrangements of Holdings or a Holdings affiliate), (iii) is neither currently employed as an executive officer, nor is an affiliate, of a company that provides advisory services to Holdings or a Holdings affiliate that has received more than $250,000 from Holdings or such affiliate during any 12-month period in the last two years, (iv) is neither currently employed as an executive officer, nor is an affiliate, of (x) a customer or supplier of Holdings or a Holdings affiliate that has made payments to, or received payments from, Holdings or such affiliate that exceed the greater of $200,000 or 1% of such other company's consolidated gross revenues in the most recent full fiscal year or (y) a debtor or creditor of Holdings or a Holdings affiliate where the amount owed to or by Holdings or such affiliate exceeds the greater of $200,000 or 1% of such company's assets, determined at the end of the most recently completed fiscal year of such other company, (v) is neither currently employed as an executive officer nor an affiliate of a not-for-profit entity (including charitable organizations) that receives annual contributions from Holdings or a Holdings affiliate that exceed $200,000, (vi) is not, and for the past five years has not been, an executive officer of a for-profit company in which the CEO or another executive officer of Holdings serves on the board, and (vii) is not an immediate family member of an individual who has had any of the relationships described above within the time periods described above;

  •
  that this proxy statement/prospectus filed in connection with Amendment No. 2 to the merger agreement will be amended (and will remain in effect regardless of whether or not final court approval is obtained by the Approval Deadline) to incorporate certain modifications proposed by the stockholder plaintiffs; and

  •
  that the provisions in the first, third and sixth bullet points, including the Malone Standstill referred to in the third bullet point, terminate upon the earliest to occur of (i) Mr. Malone's death and (ii) the time at which the Malones, in the aggregate, do not own shares of Holdings Class B common stock representing at least 10% of the combined voting power of Holdings Class A common and Holdings Class B common stock.

        The amendments to the merger agreement contemplated by the Settlement are reflected in Amendment No. 2 to the merger agreement. The revised disclosures to the Holdings proxy statement/prospectus contemplated by the Settlement are reflected in the proxy statement/prospectus filed with the SEC on October 2, 2009.

        Pursuant to a scheduling order entered by the Delaware Court of Chancery on October 19, 2009, any member of the stockholder class who objects to the certification of the stockholder class, the terms of the Settlement, the judgment to be entered in the Delaware Action, and/or the stockholder class plaintiffs' counsel's application for a legal fee (which, pursuant to the parties' agreement, shall be an application for no more than $7,000,000), or who otherwise wishes to be heard, may appear personally or by counsel at a hearing on November 25, 2009 before the Delaware Court of Chancery and present evidence or argument. To be heard by the Delaware Court of Chancery, any objecting stockholder class member shall submit no later than November 11, 2009, copies of (a) a written notice of intention to appear, identifying the name, address, and telephone number of the objector and, if represented, their counsel, (b) a written detailed statement of such person's specific objections to any matter before the Delaware Court of Chancery, (c) a written statement certifying that the objector is a member of the stockholder class, (d) the grounds for such objections and any reasons for such person's desiring to appear and be heard, and (e) all documents and writings such person desires the Delaware Court of Chancery to consider, (collectively, the "Objection") with the Register in Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801, and serve copies of the Objection electronically or by hand or overnight mail upon the following counsel:

    Stuart M. Grant
    GRANT & EISENHOFFER P.A.
    1201 N. Market Street
    Wilmington, Delaware 19801
    Telephone: (302) 622-7000

    Collins J. Seitz, Jr.
    CONNOLLY, BOVE, LODGE & HUTZ LLP
    The Nemours Building
    1007 North Orange Street
    P.O. Box 2207
    Wilmington, Delaware 19899

    Michael B. Tumas
    POTTER, ANDERSON & CORROON LLP
    1313 North Market Street
    Wilmington, Delaware 19801
    Telephone: (302) 984-6000

    Raymond G. DiCamillo
    RICHARDS, LAYTON & FINGER, P.A.
    One Rodney Square
    Wilmington, Delaware 19801
    Telephone: (302) 651-7700

        For a copy of the Stipulation of Settlement and more information relating to the settlement, see DIRECTV's website at www.directv.com or Exhibit A to Annex H of this proxy statement/prospectus.

Exchange of DIRECTV and LEI Shares

        As provided for in the merger agreement, Holdings has appointed Computershare Trust Company, N.A. as exchange agent (the "Exchange Agent") for the purpose of exchanging shares of Holdings common stock for outstanding shares of DIRECTV's common stock and outstanding shares of LEI's common stock. Promptly after the closing date of the mergers, the Exchange Agent will send to each record holder of certificated shares of DIRECTV common stock and LEI common stock a letter of transmittal and instructions for exchanging their certificates for the applicable merger consideration. For additional information regarding the treatment of certificated shares, see "The Merger Agreement—Conversion of Shares; Exchange of Certificates" below.

        Accounts holding shares of DIRECTV common stock or LEI common stock in book-entry form will be debited as of the Merger Effective Time, and promptly thereafter credited with the applicable class and number of shares of Holdings common stock. No letters of transmittal will be delivered to holders of shares in book-entry form, and holders of book-entry shares of DIRECTV common stock or LEI common stock will not need to take any action to receive their shares of Holdings common stock in the mergers.

Treatment of Stock Options and Other Equity-Based Awards

        In the DIRECTV merger, each option to purchase shares of DIRECTV common stock granted under any DIRECTV stock plan that is outstanding immediately prior to the consummation of the DIRECTV merger (each, a "DIRECTV Stock Option") will be converted into an option (each, a "DIRECTV Adjusted Option") to purchase a number of shares of Holdings Class A common stock equal to the number of shares of DIRECTV common stock subject to such DIRECTV Stock Option immediately prior to the consummation of the DIRECTV merger, at an exercise price per share of Holdings Class A common stock equal to the exercise price for each such share of DIRECTV common stock subject to such DIRECTV Stock Option immediately prior to the consummation of the DIRECTV merger, and otherwise on the same terms and conditions (including applicable vesting requirements) as applied to each such DIRECTV Stock Option immediately prior to the consummation of the DIRECTV merger.

        In the DIRECTV merger, each outstanding restricted stock unit with respect to shares of DIRECTV common stock granted under a DIRECTV stock plan (each, a "DIRECTV RSU") will be converted into a restricted stock unit (each, a "DIRECTV Adjusted RSU") with respect to the number of shares of Holdings Class A common stock that is equal to the number of shares of DIRECTV common stock subject to such DIRECTV RSU immediately prior to the consummation of the DIRECTV merger, and on the same terms and conditions (including applicable vesting requirements) as applied to each such DIRECTV RSU immediately prior to the consummation of the DIRECTV merger. However, subject to approval by the Compensation Committee of the board of directors of Holdings, the performance targets applicable to the DIRECTV RSUs may be adjusted to appropriately reflect (or exclude) the effects of the mergers on the applicable operating performance of DIRECTV or Holdings, if necessary to preserve the intended incentives and benefits of such DIRECTV RSUs.

        As of the date of the Split-Off, each outstanding option to purchase shares of Liberty Entertainment common stock (an "Outstanding Liberty Entertainment Option") will be split, automatically, into two option awards: (a) an option award (an "LEI Option") to purchase the number and series of whole shares of LEI common stock which the holder would have received on the date of the Split-Off with respect to the shares of Liberty Entertainment common stock subject to such Outstanding Liberty Entertainment Option if the holder had exercised such Outstanding Liberty Entertainment Option immediately prior to the date of the Split-Off, with any fraction of a share rounded down to the nearest whole number; and (b) an adjusted option award (an "Adjusted Liberty Entertainment Option") to purchase the number and series of whole shares of Liberty Entertainment common stock which the holder would have retained following the Split-Off had the holder exercised such Outstanding Liberty Entertainment Option immediately prior to the date of the Split-Off, with any fraction of a share rounded down to the nearest whole number. The aggregate intrinsic value of each Outstanding Liberty Entertainment Option will be allocated between the LEI Option related to the corresponding series of shares of LEI common stock, and the Adjusted Liberty Entertainment Option, in each case, with any fraction of a cent in the resulting exercise price rounded up, based upon the relative volume weighted average prices (each, a "VWAP") of (x) Liberty Entertainment Series A common stock over the 3-trading day period ending on (and including) the last trading day before the date of the Split-Off (the "pre-closing valuation period") and (y) LEI Series A common stock (or if the mergers are completed, Holdings Class A common stock (as adjusted)) and Liberty Entertainment Series A common stock over the 3-trading day period beginning on the first day on which the stock trades in the "regular way" market following the redemption date, unless the mergers are completed prior to such third trading day, in which case over the 3-trading day period beginning on which the first day on which the Holdings Class A common stock trades in the "regular way" (the applicable 3-trading day period, the "Post-Closing Valuation Period"). All other terms of the LEI Options and related Adjusted Liberty Entertainment Options (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Outstanding Liberty Entertainment Option, except (i) as described above and (ii) that the options will continue to vest so long as the holder provides service (whether as an employee, consultant or nonemployee director, as the case may be) to Liberty, LEI or certain other subsidiaries of Liberty.

        As of the date of the Split-Off, each outstanding stock appreciation right related to Liberty Entertainment common stock (an "Outstanding Liberty Entertainment SAR") will be split, automatically, into two stock appreciation right awards: (a) a stock appreciation right award (an "LEI SAR") related to the number and series of whole shares of LEI common stock which the holder would have received on the date of the Split-Off with respect to the shares of Liberty Entertainment common stock subject to such Outstanding Liberty Entertainment SAR had the holder owned such shares of Liberty Entertainment common stock immediately prior to the date of the Split-Off, with any fraction of a share rounded down to the nearest whole number; and (b) an adjusted stock appreciation right award (an "Adjusted Liberty Entertainment SAR") related to the number and series of whole shares of Liberty Entertainment common stock which the holder would have retained following the Split-Off had the holder owned the number and series of shares of Liberty Entertainment common stock subject to such Outstanding Liberty Entertainment SAR immediately prior to the date of the Split-Off, with any fraction of a share rounded down to the nearest whole number. The aggregate intrinsic value of each Outstanding Liberty Entertainment SAR will be allocated between the LEI SAR related to the corresponding series of shares of LEI common stock, and the Adjusted Liberty Entertainment SAR, in each case, with any fraction of a cent in the resulting base price rounded up, based upon the relative VWAPs of (x) Liberty Entertainment Series A common stock over the pre-closing valuation period and (y) LEI Series A common stock (or if the mergers are completed, Holdings Class A common stock (as adjusted)) and Liberty Entertainment Series A common stock over the Post-Closing Valuation Period. All other terms of a holder's LEI SARs and related Adjusted Liberty Entertainment SARs (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding Outstanding Liberty Entertainment SAR, except (i) as described above and (ii) that the SARs will continue to vest so long as the holder provides service (whether as an employee, consultant or nonemployee director, as the case may be) to Liberty, LEI or certain other subsidiaries of Liberty.

        As of the date of the Split-Off, shares of Liberty Entertainment common stock subject to restricted stock awards will be redeemed in the same proportion as outstanding, unrestricted shares of Liberty Entertainment common stock. As a result, (i) 0.9 of each outstanding restricted share of Series A Liberty Entertainment common stock will be redeemed for 0.9 of a restricted share of LEI Series A common stock, and the remaining 0.1 of each restricted share of Series A Liberty Entertainment common stock will be retained by the holder and (ii) 0.9 of each outstanding restricted share of Series B Liberty Entertainment common stock will be redeemed for 0.9 of a restricted share of LEI Series B common stock, and the remaining 0.1 of each restricted share of Series B Liberty Entertainment common stock will be retained by the holder, subject to cash, in each case, in lieu of fractional shares. The terms of the LEI restricted shares (including, for example, the vesting terms thereof) will, in all material respects, be the same as those of the corresponding shares of Liberty Entertainment common stock, except that the LEI restricted shares will continue to vest so long as the holder provides service (whether as an employee, consultant or nonemployee director, as the case may be) to Liberty, LEI or certain other subsidiaries of Liberty.

        In the LEI merger, each outstanding option to purchase shares of LEI common stock granted under any LEI stock plan that is outstanding immediately prior to the consummation of the LEI merger (each, a "LEI Stock Option") will be converted into an option (each, a "LEI Adjusted Option") to purchase the number of whole shares of Holdings Class A common stock that is equal to the product (rounded down to the nearest whole share) of (a) the number of shares of LEI Series A common stock or LEI Series B common stock, as applicable, subject to such LEI Stock Option immediately prior to the consummation of the LEI merger and (b) the LEI exchange ratio, at an exercise price per share of Holdings Class A common stock equal to the quotient (rounded up to the nearest whole cent) obtained from dividing (c) the exercise price for each such share of LEI Series A common stock or LEI Series B common stock, as applicable, subject to such LEI Stock Option as determined in accordance with the Reorganization Agreement by (d) the LEI exchange ratio, and otherwise on the same terms and conditions as applied to each such LEI Stock Option immediately prior to the consummation of the LEI merger. Additionally, each LEI adjusted option (i) will fully vest upon the consummation of the LEI merger and (ii) will remain exercisable for the full term of the corresponding LEI Stock Option (notwithstanding any contrary term, condition or early termination provision applicable to the corresponding LEI Stock Option). Liberty and LEI have obtained each applicable option holder's consent to convert LEI Stock Options that may be exercised to purchase shares of LEI Series B common stock to LEI Adjusted Options, and to refrain from exercising any LEI Stock Options for shares of LEI Series B common stock prior to the consummation of the mergers.

        In the LEI merger, each LEI SAR that is outstanding immediately prior to the consummation of the LEI merger will be converted into a stock appreciation right (each a "LEI Adjusted SAR") with respect to the number of shares of Holdings Class A common stock that is equal to the product

(rounded down to the nearest whole share) of (a) the number of LEI Series A common stock or LEI Series B common stock, as applicable, subject to such LEI SAR immediately prior to the consummation of the LEI merger and (b) the LEI exchange ratio, at a base price per share of Holdings Class A common stock equal to the quotient (rounded up to the nearest whole cent) obtained from dividing (c) the base price for each such of LEI Series A common stock or LEI Series B common stock, as applicable, subject to such LEI SAR as determined in accordance with the Reorganization Agreement by (d) the LEI exchange ratio, and otherwise on the same terms and conditions as applied to each LEI SAR immediately prior the consummation of the LEI merger. Additionally, each LEI Adjusted SAR (i) will fully vest upon the consummation of the LEI merger and (ii) will remain exercisable for the full term of the corresponding LEI SAR notwithstanding any contrary term, condition or early termination provision applicable to the corresponding LEI SAR.

        In the LEI merger, each outstanding restricted share award of LEI common stock granted under any LEI stock plan (each, a "LEI Restricted Share") shall be converted into a restricted share (each a "LEI Adjusted Restricted Share") with respect to the number of shares of Holdings Class A common stock that is equal to the product (rounded to the nearest whole share) of (a) the number of LEI restricted shares immediately prior to the consummation of the LEI merger and (b) the LEI exchange ratio, and otherwise on the same terms and conditions as applied to each such LEI restricted share immediately prior to the consummation of the LEI merger. Each LEI adjusted restricted share will fully vest upon the consummation of the LEI merger.

Restrictions on Sales of Shares by Affiliates of DIRECTV and LEI

        The shares of Holdings common stock to be issued in connection with the mergers and the Malone Agreement will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be freely transferable under the Securities Act, except for shares of Holdings common stock issued to any person who is deemed to be an "affiliate" of Holdings following the mergers. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either DIRECTV or LEI and may include our executive officers and directors, as well as our significant stockholders. Affiliates may not sell their shares of Holdings common stock acquired in connection with the mergers except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  in compliance with Rule 144 under the Securities Act; or

  •
  any other applicable exemption under the Securities Act.

        This proxy statement/prospectus does not cover resales of Holdings common stock by affiliates of DIRECTV, LEI or Holdings.

        Resales of the Malones' Holdings Class B common stock are also subject to transfer restrictions in the Malone Agreement. In addition, the Holdings Class B common stock will not be listed on any securities exchange or automated dealer quotation system.

Delivery of Excess Shares in the LEI Merger

        Under the LEI restated certificate of incorporation, shares of LEI common stock could be treated as excess shares that are transferred to a trust for the benefit of a charity in connection with certain prohibited acquisitions. The Holdings amended and restated certificate of incorporation will provide that if at the time of the mergers LEI excess shares are outstanding, then the Holdings common stock received in exchange for LEI excess shares in the LEI merger will be deemed to be excess shares subject to the excess share provisions of the Holdings charter. For a description of the treatment of excess shares, see "Description of Holdings Capital Stock—Restrictions on Ownership; Transfer of Excess Shares to a Trust," beginning on page 142.

Listing of Holdings Common Stock; Delisting of DIRECTV Common Stock after the DIRECTV Merger

        It is a condition to the DIRECTV merger that the shares of Holdings Class A common stock to be issued in the mergers and Holdings Class A common stock to be reserved for issuance in connection with the mergers shall have been authorized for listing on the NASDAQ Global Select Market. Holdings Class B common stock will not be listed on any securities exchange or automated dealer quotation system. If the DIRECTV merger is completed, DIRECTV common stock will cease to be listed on the NASDAQ Global Select Market and will be deregistered under the Securities and Exchange Act of 1934 (the "Exchange Act").

No Appraisal Rights

        Under the DGCL, DIRECTV stockholders are not entitled to appraisal rights in connection with the DIRECTV merger.

The Merger Agreement

        The following summary describes the material provisions of the merger agreement, including the material provisions of Amendment No. 1 to the merger agreement executed on July 29, 2009 and Amendment No. 2 to the merger agreement executed on October 2, 2009, and is qualified in its entirety by reference to the complete text of the merger agreement and any amendments thereto, a copy of which is attached as Annex A, Annex A-1 and Annex A-2 to, and is incorporated by reference in, this proxy statement/prospectus. The provisions of the merger agreement are extensive and not easily summarized. Accordingly, this summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety for a more complete understanding of the merger agreement.

        The merger agreement and this summary of its terms have been included with this proxy statement/prospectus to provide you with information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about DIRECTV or LEI from the public reports filed with the SEC or otherwise. The representations and warranties contained in the merger agreement have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the mergers if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders. Furthermore, you should not rely on the covenants relating to the conduct of Liberty, LEI or DIRECTV's businesses during the pendency of the transaction in the merger agreement as actual limitations on the respective businesses of Liberty, LEI and DIRECTV, because any party may take certain actions that are either expressly permitted in the confidential disclosures to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public.

Structure of the Mergers

        To effect the combination of LEI and DIRECTV, Holdings was formed as a wholly owned subsidiary of DIRECTV, with two wholly-owned subsidiaries, Merger Sub One and Merger Sub Two. At the effective time of the respective mergers:

  •
  Merger Sub One will merge with and into DIRECTV, and DIRECTV will be the surviving corporation in that merger; and

  •
  Merger Sub Two will merge with and into LEI, and LEI will be the surviving corporation in that merger.

        As a result of the mergers described above, and the conversion and exchange of securities described below (see "The Mergers—Conversion of Shares; Exchange of Certificates"), DIRECTV and LEI will each become a wholly-owned subsidiary of Holdings, with Holdings as the new public parent company of DIRECTV and LEI.

Effective Time and Completion of the Mergers

        DIRECTV and LEI will file certificates of merger with the Delaware Secretary of State no later than the second business day after the date on which the last condition to completing the mergers is satisfied or, where permissible, waived or at such other time as DIRECTV and LEI may agree. The DIRECTV merger and the LEI merger will become effective at the time and on the date on which those documents are filed, or later if the parties so agree and specify in those documents, provided that the DIRECTV merger will become effective immediately after the completion of the Malone Contribution, and the LEI merger will become effective immediately after the DIRECTV merger. The time that the DIRECTV merger becomes effective is referred to as the "DIRECTV Effective Time". The time that the LEI merger becomes effective is referred to as the "Merger Effective Time".

        We cannot assure you when, or if, all the conditions to completion of the mergers will be satisfied or, where permissible, waived. See "The Mergers—Conditions to Completion of the Mergers" below. The parties intend to complete the mergers as promptly as practicable, subject to receipt of the requisite stockholder and regulatory approvals.

Directors and Officers of Holdings after Completion of the Mergers

        The board of directors of Holdings from and after the time immediately prior to the Malone Contribution will be comprised of: (i) the LEI Designees; (ii) the DTV Designees; and (iii) one additional independent director serving on the DIRECTV board of directors who was appointed with the approval of at least 80% of the directors then serving on the DIRECTV board (unless no such independent director was appointed, in which case one additional independent director may be appointed to the Holdings board of directors following the effective time of the mergers with the approval of at least 80% of the directors then serving on the Holdings board of directors, with any fractional number being rounded up to the next whole number). The entire board of directors of Holdings at the effective time of the mergers will be up for reelection at the first annual meeting of stockholders of Holdings after the effective time of the mergers. That meeting will occur during the first full calendar year following the year in which the effective times of the mergers occur. Pursuant to the amended and restated certificate of incorporation of Holdings, at such first annual meeting, the board of directors of Holdings will be classified into three classes, as is currently the case for the board of directors of DIRECTV. In connection with this classification of the Holdings board of directors, the LEI Designees (or their successors) will be placed in separate classes with the designation of each class to be made in accordance with a resolution of the LEI board of directors to be delivered to Holdings prior to the effective time of the mergers.

        Mark D. Carleton (Senior Vice President of Liberty) resigned from the DIRECTV board of directors effective August 5, 2009.

        In addition, immediately prior to the Malone Contribution, the Holdings board of directors will appoint the initial members of each of the nominating and governance committee and the compensation committee of Holdings. Each such committee will be composed of three or four members with each such committee including an LEI Designee who qualifies as an independent director for purposes of NASDAQ Stock Market rules and regulations. Alternatively, each such committee may be comprised of five members if the one additional qualifying independent director described above (i) is then serving on the board of directors of Holdings and (ii) is appointed to serve as the fifth member of such committee.

        The executive officers of DIRECTV immediately prior to the effective time of the DIRECTV merger are expected to be the initial executive officers of Holdings.

Certificate of Incorporation and By-Laws of Holdings

        The certificate of incorporation and by-laws of Holdings will be amended immediately prior to the Malone Contribution, and such certificate of incorporation and by-laws shall be the certificate of incorporation and by-laws of Holdings until thereafter amended as provided therein or by applicable Law. Additional information about the certificate of incorporation and by-laws of Holdings that will be in effect immediately after the mergers are completed can be found in the section "Comparison of Stockholder Rights" beginning on page 145.

LEI Exchange Ratio

        The LEI exchange ratio will be equal to the quotient (rounded to the nearest five decimal places) obtained by dividing 518,325,335 (which is equal to the number of outstanding shares of Liberty Entertainment common stock as of February 28, 2009) by an amount equal to:

  •
  the aggregate number of shares of LEI common stock outstanding immediately prior to the Merger Effective Time (as reduced for the exercise or settlement of any stock options and stock appreciation rights referred to in the following two bullets); plus

  •
  ninety percent of the aggregate number of shares of Liberty Entertainment common stock underlying Liberty Entertainment stock options and stock appreciation rights that were awarded on or after March 1, 2009 (other than stock options granted pursuant to the letter agreement, dated May 3, 2009, pursuant to which Robert R. Bennett agreed to specific limitations on his ability to transfer or acquire certain securities of Liberty, LEI or DIRECTV (the "Bennett Agreement")) and prior to the effective time of the Split-Off; plus

  •
  the aggregate number of shares of LEI common stock underlying LEI stock options and stock appreciation rights that were awarded after the effective time of the Split-Off and prior to the Merger Effective Time (but not including any such stock options and stock appreciation rights that were awarded in connection with any adjustment to any Liberty Entertainment equity awards as a result of the Split-Off).

        Based on the number of shares of Liberty Entertainment common stock that were outstanding on February 28, 2009), the LEI exchange ratio would be 1.11111.

Conversion of Shares; Exchange of Certificates

        At the DIRECTV Effective Time:

  •
  each share of DIRECTV common stock issued and outstanding immediately prior to the DIRECTV Effective Time (other than (a) each issued share of DIRECTV common stock that is owned by DIRECTV which will be canceled and (b) the DIRECTV common stock owned by Liberty or LEI which will remain issued and outstanding) will be converted into the right to receive one share of Holdings Class A common stock; and

  •
  each share of Merger Sub One common stock issued and outstanding immediately prior to the DIRECTV Effective Time will be, in the aggregate, converted into that number of shares of common stock of DIRECTV as the surviving corporation in the DIRECTV merger equal to the number of shares of DIRECTV common stock that are outstanding immediately prior to the DIRECTV Effective Time (other than (a) each issued share of DIRECTV common stock that is owned by DIRECTV which will be canceled and (b) the DIRECTV common stock owned by Liberty or LEI which will remain issued and outstanding).

        At the Merger Effective Time:

  •
  each share of LEI Series A common stock and LEI Series B common stock (other than LEI common stock that is owned directly or indirectly by LEI or Holdings immediately prior to the Merger Effective Time (including the shares of LEI Series B common stock acquired in the Malone Contribution) which will be canceled) issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive a number of shares of Holdings Class A common stock equal to the LEI exchange ratio; and

  •
  each share of Merger Sub Two common stock issued and outstanding immediately prior to the Merger Effective Time will be converted into one share of LEI Series A common stock as the surviving corporation in the LEI merger.

        For information on the treatment of stock options and other stock based awards for DIRECTV and LEI, see "The Mergers—Treatment of Stock Options and Other Equity-Based Awards" beginning on page 97.

        Notwithstanding the foregoing, in the event that, at or prior to the closing of the mergers, Bank of America does not approve the release of any and all liens held by it on the shares of DIRECTV common stock owned by Greenlady II, then, if instructed by DIRECTV, each share of DIRECTV owned by Greenlady II will be converted into the right to receive one share of Holdings Class A common stock.

        Promptly after the Merger Effective Time, the Exchange Agent will mail a letter of transmittal to each holder of record of a stock certificate which immediately prior to the DIRECTV Effective Time or the Merger Effective Time, as applicable, represented outstanding shares of DIRECTV common stock (other than the shares of DIRECTV common stock owned by Liberty or LEI) or of LEI common stock (other than the shares of LEI Series B common stock exchanged by the Malones immediately prior to the LEI merger for shares of Holdings Class B common stock), which at the DIRECTV Effective Time or the Merger Effective Time, as applicable, were converted into the right to receive the applicable merger consideration. This mailing will contain instructions on how to surrender shares of DIRECTV common stock or LEI common stock in exchange for the applicable merger consideration the holder is entitled to receive under the merger agreement. When you deliver your DIRECTV stock certificates or LEI stock certificates to the Exchange Agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be canceled.

        No dividends or other distributions with respect to Holdings common stock with a record date after the Merger Effective Time will be paid to the holder of any unsurrendered stock certificates with respect to the shares of Holdings common stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Holdings common stock will be paid to any such holder, in each case until the holder of such stock certificate surrenders such stock certificate.

        Following surrender of any stock certificate, the record holder will receive, without interest:

  •
  promptly following the time of such surrender, the amount of cash payable in lieu of any fractional shares of Holdings common stock to which such holder is entitled and the amount of dividends or other distributions, payable with respect to that number of whole shares of Holdings common stock issuable in exchange for such stock certificate, with a record date after the Merger Effective Time and paid with respect to Holdings common stock prior to such surrender; and

  •
  at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Holdings common stock.

        For a description of the treatment of shares of DIRECTV common stock and LEI common stock held in book-entry form, see "Exchange of DIRECTV and LEI Shares" above.

Representations and Warranties.

        The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

  •
  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to Liberty, LEI or DIRECTV in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement;

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

  •
  were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

        Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Reciprocal Representations and Warranties

        The representations and warranties made by Liberty, LEI and DIRECTV relate to, among other things:

  •
  corporate organization and similar corporate matters;

  •
  capital structure; and

  •
  authorization of the merger agreement, absence of conflicts and voting requirements.

Liberty Representations and Warranties

        In addition, the representations and warranties made by Liberty relate to, among other things:

  •
  documents filed with the SEC;

  •
  information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part and Liberty's proxy statement/prospectus and the registration statement of which it is part;

  •
  brokers and other advisors;

  •
  ownership by Liberty of DIRECTV common stock

  •
  indemnification claims under that certain agreement by and between News Corporation and Liberty, dated as of December 22, 2006 (the "Share Exchange Agreement");

  •
  LEI Takeover Proposals;

  •
  sale of assets;

  •
  solvency of Liberty and its subsidiaries;

  •
  applicable state takeover laws;

  •
  opinion of financial advisor; and

  •
  investigation, reliance.

LEI Representations and Warranties

        In addition, the representations and warranties made by LEI relate to, among other things:

  •
  financial statements, absence of certain changes and absence of liabilities;

  •
  legal proceedings;

  •
  compliance with applicable laws;

  •
  permits;

  •
  tax matters;

  •
  employee benefits;

  •
  labor matters;

  •
  environmental matters;

  •
  contracts;

  •
  real estate;

  •
  intellectual property;

  •
  affiliate transactions;

  •
  absence of operations, sufficiency of assets; and

  •
  operations of LEI business.

DIRECTV Representations and Warranties

        In addition, the representations and warranties made by DIRECTV relate to, among other things:

  •
  documents filed with the SEC, financial statements included in those documents, absence of certain changes and absence of liabilities;

  •
  information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part and Liberty's proxy statement/prospectus and the registration statement of which it is part;

  •
  brokers and other advisors;

  •
  applicable state takeover laws;

  •
  DIRECTV Takeover Proposals;

  •
  legal proceedings;

  •
  compliance with applicable laws;

  •
  tax matters;

  •
  opinion of financial advisor;

  •
  no interest in Liberty Entertainment common stock;

  •
  no interest in LEI;

  •
  absence of operations regarding Holdings, Merger Sub One and Merger Sub Two; and

  •
  investigation; reliance.

Conduct of Business Pending the Mergers.

        Under the merger agreement, Liberty and LEI agreed that, during the period before completion of the mergers, except as expressly contemplated or permitted by the merger agreement, or to the extent that DIRECTV consents in writing, each of Liberty (only with respect to the LEI business) and its subsidiaries and LEI and its subsidiaries will carry on their respective businesses in the ordinary course consistent in all material respects with past practice, comply in all material respects with all applicable material laws and the material requirements of all material contracts of LEI, use reasonable best efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees so that its goodwill and ongoing businesses are unimpaired, and keep in full force and effect all material insurance policies maintained, other than changes to such policies made in the ordinary course of business.

        Liberty (only with respect to the LEI business) and LEI have agreed not to, and not to permit their respective subsidiaries to (subject to certain exceptions specified in the merger agreement), among other things, undertake the following actions without the consent of DIRECTV:

  •
  issue shares, securities, equity interests or capital stock of Liberty (with respect to Liberty Entertainment), LEI or any of its subsidiaries, other than in connection with the exercise of existing stock based awards;

  •
  declare or pay dividends or redeem any equity interest of any LEI subsidiary;

  •
  incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Liberty, LEI or any of their respective subsidiaries, other than borrowings from LEI by a direct or indirect wholly-owned subsidiary of LEI in the ordinary course of business consistent with past practice;

  •
  sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its or its subsidiary's properties to any person, except for immaterial dispositions of assets in the ordinary course of business consistent with past practice;

  •
  make any capital expenditure involving the purchase of real property or not contemplated in the 2009 budget; provided that in respect of capital expenditures in 2010, the aggregate amount shall not exceed $2,500,000;

  •
  directly or indirectly acquire any person or division, business or equity interest of any person;

  •
  make any investment in, or loan or advance to, any person (other than certain investments, loans or advances in subsidiaries of LEI);

  •
  (i) amend, modify or terminate any material contract of LEI, (ii) enter into a material LEI contract (other than in the ordinary course of business), (iii) amend or modify the Liberty engagement letters, (iv) enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, completion of the transactions, or result in the acceleration of any obligation or the vesting of any benefit as a result of the completion of the transactions or (v) release any person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

  •
  increase in any manner the compensation of any of the directors, officers, employees, and individual consultants of LEI or its subsidiaries or enter into, establish, amend or terminate any compensation or benefit arrangement, agreement or plan in respect of, any stockholder, director, officer, other employee, consultant or affiliate of LEI;

  •
  relating to LEI and each entity that will be a subsidiary of LEI at the time of the Split-Off, make, change or revoke any tax election, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, settle or compromise any tax liability, change any method of accounting, tax practice or policy or enter into an agreement relating to taxes with a taxing authority, subject, in each case, to certain limited exceptions;

  •
  amend organizational documents of LEI or any of its subsidiaries;

  •
  adopt a plan or agreement of liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

  •
  settle or compromise any material litigation, proceeding or investigation;

  •
  pay, discharge or satisfy liabilities, other than in the ordinary course of business consistent with past practices;

  •
  cancel any material indebtedness or waive or assign any material claims, other than in the ordinary course of business consistent with past practices;

  •
  dispose of or grant any rights to any material owned or licensed intellectual property, other than in the ordinary course of business consistent with past practices;

  •
  make any changes in the capital structure of LEI or any of its subsidiaries;

  •
  dispose of or encumber any of the shares of DIRECTV beneficially owned by Liberty;

  •
  amend, modify or enter into any contract between LEI or any of its subsidiaries and Liberty or any of its affiliates (other than LEI or any of its subsidiaries), other than any contract to which DIRECTV or any of its subsidiaries is a party;

  •
  amend, modify or terminate any contract entered into in connection with the increase of Liberty's indirect ownership interest in Game Show Network, LLC pursuant to the contribution of FUN Technologies ULC (formerly known as FUN Technologies Inc., "Fun Technologies") to Game Show Network, LLC;

  •
  amend, modify or terminate the Share Exchange Agreement or any ancillary agreement to the Share Exchange Agreement in a manner that would adversely affect the rights to be assigned; or

  •
  agree to take any of the foregoing actions.
        DIRECTV has agreed not to, and not to permit its respective subsidiaries to (subject to certain exceptions specified in the merger agreement), among other things, undertake the following actions without the consent of LEI:

  •
  issue shares, securities, equity interests or capital stock of DIRECTV or any of its subsidiaries, other than in connection with the exercise of existing stock based awards;

  •
  directly or indirectly acquire any person if such acquisition would reasonably be expected to materially impede or delay the ability of the parties to satisfy the conditions to the mergers;

  •
  make any investment in any person if such investment would reasonably be expected to materially impede or delay the ability of the parties to satisfy the conditions to the mergers;

  •
  enter into any contract that would be breached or would result in the acceleration of any obligation or vesting of any benefit as a result of the completion of the transactions; or

  •
  release any person from or modify or waive any provision of any confidentiality, standstill or similar agreement that would reasonably be expected to cause a DIRECTV material adverse effect.

        Liberty, LEI and DIRECTV have further agreed that (subject to certain exceptions specified in the merger agreement) it is their understanding and intention, among other things, that:

  •
  prior to the Split-Off, LEI will not conduct any operations outside of its obligations of the merger agreement and prior to the completion of the mergers, LEI will be operated consistently with its status as a publicly traded holding company;

  •
  from April 1, 2009 to the completion of the mergers, each subsidiary of LEI has operated and will operate its business on a stand-alone basis in the ordinary course of business consistent with past practice;

  •
  from April 1, 2009 to the completion of the mergers, no subsidiary of LEI will dividend, distribute or advance funds or assets to either Liberty or LEI;

  •
  Liberty and LEI will provide DIRECTV with regular access to books and records of LEI and its subsidiaries as is reasonably necessary to confirm LEI and its subsidiaries, compliance with its above obligations; and

  •
  Liberty, until the completion of the Split-Off, and LEI shall use commercially reasonable efforts to seek the approval of the members of Game Show Network, LLC who are not subsidiaries of Liberty or LEI to comply with any covenants or agreements in the merger agreement requiring (i) Game Show Network, LLC or any of its subsidiaries to take any action or refrain from taking any action or (ii) Liberty, LEI or any of their respective subsidiaries to cause Game Show Network, LLC or any of its subsidiaries to take any action or refrain from taking any action.

No Solicitation of Alternative Transactions.

        The merger agreement contains detailed provisions prohibiting Liberty and LEI, on the one hand, and DIRECTV, on the other hand, from seeking an alternative transaction to the mergers. Under these "no solicitation" provisions, DIRECTV, Liberty and LEI have agreed that neither it nor any of its subsidiaries may, directly or indirectly:

  •
  solicit, initiate, cause, facilitate or encourage any inquires or proposals that constitute, or could reasonably be expected to lead to, a "Takeover Proposal" (as defined below);

  •
  participate in any discussions or negotiate with any third party regarding any Takeover Proposal;

  •
  enter into any letter of intent, agreement, arrangement or other understanding related to any Takeover Proposal;

  •
  take any action to make the provisions of any anti-takeover statute or regulation or any restrictive provision of any applicable anti-takeover provision in its certificate of incorporation or by-laws, inapplicable to any transactions contemplated by a Takeover Proposal; or

  •
  resolve, propose or agree to do any of the foregoing.

        For purposes of the merger agreement, the term "Takeover Proposal" means any inquiry, proposal or offer from any third party (other than (i) DIRECTV and its subsidiaries with respect to an LEI Takeover Proposal and (ii) Liberty, LEI and their respective subsidiaries with respect to a DIRECTV Takeover Proposal) relating to any:

  •
  direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the LEI business (with respect to an LEI Takeover Proposal) or DIRECTV and its subsidiaries (with respect to a DIRECTV Takeover Proposal) (including securities of subsidiaries) equal to 10% or more of the respective assets or to which 10% or more of the respective business' revenues or earnings on a consolidated basis are attributable;

  •
  direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership of any shares of DIRECTV beneficially owned by Liberty (solely with respect to an LEI Takeover Proposal) or 10% or more of any class of equity securities of DIRECTV (with respect to a DIRECTV Takeover Proposal) or LEI (with respect to an LEI Takeover Proposal);

  •
  tender offer or exchange offer that if consummated would result in any person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 10% or more of any class of equity securities of DIRECTV (with respect to a DIRECTV Takeover Proposal) or LEI (with respect to an LEI Takeover Proposal); or

  •
  merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving DIRECTV and any of its subsidiaries (with respect to a DIRECTV Takeover Proposal) or the LEI business, LEI or any of LEI's subsidiaries (with respect to an LEI Takeover Proposal); in each case, other than the transactions contemplated by the merger agreement.

        Notwithstanding the restrictions described above, at any time prior to obtaining the Liberty Stockholder Approval (with respect to an LEI Takeover Proposal) or the DIRECTV Stockholder Approval (with respect to a DIRECTV Takeover Proposal), in response to an unsolicited bona fide written Takeover Proposal, Liberty or DIRECTV, as applicable, may engage in discussions with and provide non-public information to the person making such Takeover Proposal if and only to the extent that:

  •
  the board of directors of Liberty (with respect to an LEI Takeover Proposal) or DIRECTV (with respect to a DIRECTV Takeover Proposal) concludes in good faith, after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, that the Takeover Proposal constitutes a "Superior Proposal" (as defined below) or would reasonably be expected to lead to a Superior Proposal;

  •
  prior to providing confidential information, Liberty (with respect to an LEI Takeover Proposal) or DIRECTV (with respect to a DIRECTV Takeover Proposal) enters into a confidentiality agreement with such person, having terms that are no less favorable to such party than those in the confidentiality agreement between Liberty and DIRECTV, provided that Liberty (with respect to an LEI Takeover Proposal) or DIRECTV (with respect to a DIRECTV Takeover Proposal) concurrently discloses any non-public information to the other that had not been provided previously to such party; and

  •
  the party receiving such Takeover Proposal provides the other party to the merger agreement not less than forty-eight (48) hours written notice of its intention to take such actions.

        For purposes of the merger agreement, the term "Superior Proposal" means a bona fide written offer (obtained after the date of the merger agreement and not in breach of the merger agreement, any standstill agreement and (only with respect to an LEI Superior Proposal) the other transaction agreements) to acquire, directly or indirectly:

  •
  all of the equity securities of LEI (with respect to an LEI Takeover Proposal) or DIRECTV (with respect to a DIRECTV Takeover Proposal);

  •
  all or substantially all of the LEI assets (including all of the shares of DIRECTV beneficially owned by Liberty (with respect to an LEI Takeover Proposal));

  •
  all or substantially all of the assets of DIRECTV and its subsidiaries (with respect to a DIRECTV Takeover Proposal); or

  •
  all of the Liberty owned shares of DIRECTV (with respect to an LEI Takeover Proposal),

  in each case, made by a third party, for which the board of directors of Liberty (with respect to an LEI Superior Proposal) or DIRECTV (with respect to a DIRECTV Superior Proposal) determines in good faith financing is reasonably likely to be obtained and which is otherwise on terms and conditions which the respective board of directors determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable to its stockholders from a financial point of view than the transactions, taking into account at the time of determination any changes to the terms of the merger agreement that as of that time had been proposed by DIRECTV (with respect to an LEI Takeover Proposal) and Liberty and LEI (with respect to a DIRECTV Takeover Proposal) and the ability of the person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing, the expected timing of closing and the expectation of obtaining required approvals).

Board Recommendation and Adverse Recommendation Change.

  DIRECTV Adverse Recommendation Change

        The merger agreement also provides that DIRECTV's board of directors will not:

  •
  withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Liberty or LEI, its approval and recommendation of the merger agreement and the transactions contemplated thereby, or approve or recommend, or propose publicly to approve or recommend, any DIRECTV Takeover Proposal (such actions referred to as a "DIRECTV Adverse Recommendation Change"); or

  •
  approve or recommend, or publicly propose to approve or recommend, or permit any of its subsidiaries to execute or enter into, any agreement related to any DIRECTV Takeover Proposal other than a confidentiality agreement.

        However, in connection with a DIRECTV Takeover Proposal, at any time prior to obtaining the DIRECTV Stockholder Approval, the board of directors of DIRECTV may make a DIRECTV Adverse Recommendation Change if it determines, in good faith, after consulting with outside legal counsel and a financial advisor of nationally recognized reputation, that such DIRECTV Takeover Proposal constitutes a DIRECTV Superior Proposal and that the failure to take such action would result in a violation of its fiduciary duties to DIRECTV and the DIRECTV stockholders under applicable law. No action may be taken until after the third business day following the receipt by Liberty and LEI of written notice from DIRECTV advising Liberty and LEI that DIRECTV has received a DIRECTV Superior Proposal and the board of directors of DIRECTV intends to make such DIRECTV Adverse Recommendation Change and specifying the terms and conditions of such DIRECTV Superior Proposal, it being understood and agreed that during such three business day period, DIRECTV must negotiate in good faith with Liberty and LEI and that any amendment to the financial terms or other material terms of such DIRECTV Superior Proposal will require a new notice and a new three business day period. In determining whether to make a DIRECTV Adverse Recommendation Change, the board of directors of DIRECTV will take into account any changes to the terms of the merger agreement proposed by Liberty and LEI in determining whether such third party DIRECTV Takeover Proposal still constitutes a DIRECTV Superior Proposal.

  Liberty Adverse Recommendation Change

        The merger agreement also provides that Liberty's board of directors will not:

  •
  withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to DIRECTV, its approval of the Split-Off and the transactions contemplated thereby, the Malone Agreement and the transactions contemplated thereby, and the merger agreement and the transactions contemplated thereby, or approve or recommend, or propose publicly to approve or recommend, any LEI Takeover Proposal (such actions referred to as a "Liberty Adverse Recommendation Change"); or

  •
  approve or recommend, or publicly propose to approve or recommend, or permit any of its subsidiaries to execute or enter into, any agreement related to any LEI Takeover Proposal other than a confidentiality agreement.

        However, in connection with an LEI Takeover Proposal, at any time prior to obtaining the Liberty Stockholder Approval, the board of directors of Liberty may make a Liberty Adverse Recommendation Change if it determines, in good faith, after consulting with outside legal counsel and a financial advisor of nationally recognized reputation, that such LEI Takeover Proposal constitutes an LEI Superior Proposal and that the failure to take such action would result in a violation of its fiduciary duties under applicable law. No action may be taken until after the third business day following DIRECTV's receipt of written notice from Liberty advising DIRECTV that Liberty has received an LEI Superior Proposal and the board of directors of Liberty intends to make such Liberty Adverse Recommendation Change and specifying the terms and conditions of such LEI Superior Proposal, it being understood and agreed that during such three business day period, Liberty must negotiate in good faith with DIRECTV and that any amendment to the financial terms or other material terms of such LEI Superior Proposal will require a new notice and a new three business day period. In determining whether to make a Liberty Adverse Recommendation Change, the board of directors of Liberty will take into account any changes to the terms of the merger agreement proposed by DIRECTV in determining whether such third party LEI Takeover Proposal still constitutes an LEI Superior Proposal.

Additional Agreements.

        DIRECTV, Liberty and LEI have agreed to cooperate with each other and to, among other things, use reasonable best efforts to:

  •
  take all actions necessary under the merger agreement and applicable laws to consummate the mergers as soon as practicable; and

  •
  as promptly as practicable, supply any information or materials required by applicable laws or applicable regulatory authorities.

        The merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, consultation regarding transition matters, access to information, confidentiality, notification of certain matters and public announcements.

Special Meetings.

        As soon as practicable following the date of the merger agreement, DIRECTV will call and hold a special meeting of its stockholders for the purpose of obtaining the DIRECTV Stockholder Approval. The obligation to call and hold such stockholders meeting will not be affected by, among other things:

  •
  the commencement, public proposal, public disclosure or communication to DIRECTV of any DIRECTV Takeover Proposal; or

  •
  the withdrawal or modification of (x) DIRECTV's board of directors' approval and recommendation of the transactions or (y) the fairness opinion issued by Morgan Stanley to the Liberty Transaction Special Committee.

        As soon as practicable following the date of the merger agreement, Liberty will call and hold a meeting of the holders of Liberty Entertainment common stock for the purpose of obtaining the

Liberty Stockholder Approval. The obligation to call and hold such stockholders meeting will not be affected by, among other things:

  •
  the commencement, public proposal, public disclosure or communication to Liberty of any LEI Takeover Proposal; or

  •
  the withdrawal or modification of (x) Liberty's board of directors' approval and recommendation of the transactions or (y) the fairness opinion issued by Goldman Sachs to Liberty.

Restructuring and Split-Off.

        Prior to the Split-Off, Liberty and LEI will enter into the Reorganization Agreement and the Tax Sharing Agreement. A description of these agreements is included at the end of this section, entitled "The Reorganization Agreement" and "The Tax Sharing Agreement".

        Liberty and LEI have agreed to use their respective reasonable best efforts, and cause their respective subsidiaries to use their respective reasonable best efforts, (i) to complete the restructuring (the "Restructuring") pursuant to which all of Liberty's interests in DIRECTV, GSN, Liberty Sports and approximately $80 million in cash and cash equivalents will be transferred to LEI, directly or indirectly, prior to the Split-Off, on and subject to the terms and conditions of the Reorganization Agreement, (ii) to execute and deliver the other agreements related to the Restructuring at or prior to the Split-Off and (iii) to effect the Split-Off at or prior to the closing of the mergers in accordance with the certificate of incorporation of Liberty and the Reorganization Agreement.

        Prior to the closing of the mergers, each of Liberty and LEI will not, and will cause their subsidiaries and the other parties to the transaction agreements contemplated by the mergers not to, amend, modify, terminate or abandon any of the transaction agreements (other than the merger agreement) or the Liberty May 2009 Agreement or to agree to amend, modify, terminate or abandon the Restructuring or any agreement or instrument entered into in accordance therewith or to waive any term or condition applicable thereto without the prior written consent of DIRECTV.

        In addition, Liberty and LEI will not consummate the Split-Off until the first to occur of (i) all of the conditions precedent to the completion of the mergers (other than the completion of the Split-Off and the Malone Contribution and those conditions precedent that by their nature are to be satisfied at closing) having been satisfied or, to the extent permitted, waived, and the parties have confirmed that the closing will occur subject only to the completion of the Split-Off and the Malone Contribution and those conditions precedent that by their nature are to be satisfied at closing, and (ii) the termination of the merger agreement.

Benefits Matters.

        Effective as of the closing of the mergers, each employee of LEI and its subsidiaries who will by virtue of the transactions be employed by a subsidiary of Holdings following the completion of the mergers (the "Transferred Employees") will be employed in a substantially comparable position to the position in which such employee was employed immediately prior to the closing of the mergers. As of and for no less than one year following the closing of the mergers, Holdings will, and will cause its subsidiaries to, provide Transferred Employees who remain employed with Holdings and its subsidiaries with the same rate of base salary and wages and commissions and with employee benefit and compensation plans, programs and arrangements substantially equivalent in the aggregate to those provided to similarly situated employees of Holdings and its subsidiaries.

Indemnification.

        From and after the DIRECTV Effective Time, Holdings will indemnify the individuals who at or prior to the DIRECTV Effective Time were directors or officers of DIRECTV with respect to all acts or omissions by them in their capacities as such at any time prior to the DIRECTV Effective Time, to the fullest extent (i) required by the DIRECTV organizational documents as in effect on the date of the merger agreement, (ii) required by any indemnification agreement between DIRECTV and any such director or officer as in effect on the date of the merger agreement or as of the DIRECTV Effective Time and (iii) permitted under applicable Law.

        From and after the Merger Effective Time, Holdings will indemnify the individuals who at or prior to the Merger Effective Time were directors or officers of Liberty or LEI with respect to third party actions brought by stockholders of Liberty Entertainment common stock or, after the effective time of the Split-Off, LEI common stock, for acts taken or omissions by them in their capacities as directors or officers of Liberty or LEI in connection with the approval of the transactions, including the Split-Off and the mergers, at any time prior to the Merger Effective Time (other than claims brought relating to the percentage of Liberty Entertainment common stock excluded from the redemption of 90% of the outstanding Liberty Entertainment common stock in exchange for all of the outstanding shares of LEI), to the fullest extent (i) required by the Liberty organizational documents as in effect on the date of the merger agreement, (ii) required by the LEI organizational documents as in effect upon the effective time of the Split-Off, (iii) required by any indemnification agreement (x) between Liberty and any such director or officer as in effect on the date of the merger agreement (or entered into after the date thereof) and in the form publicly filed by Liberty prior to the date thereof, or (y) between LEI and any such director or officer entered into after the date of the merger agreement and in the form attached as an exhibit to the merger agreement, and (iv) permitted under applicable law. Those indemnification obligations of Holdings regarding directors or officers of Liberty or LEI shall only apply to losses relating to actions brought by holders of (i) Liberty Entertainment common stock regardless of whether such holders own other classes of Liberty tracking stock and (ii) LEI common stock.

Greenlady Debt.

        In connection with the execution of the merger agreement, Liberty and Greenlady entered into a revolving credit facility (the "Liberty Revolving Credit Facility") in order to provide loans to Greenlady for pre-Split-Off repayments of debt issued pursuant to that certain Credit Agreement, dated as of April 9, 2008, by and between Greenlady II, LLC and Bank of America, and the equity collars associated therewith (the "Greenlady Debt"). DIRECTV also entered into a secured credit facility with Greenlady (the "DIRECTV Credit Facility") in order to provide funds sufficient for Greenlady to repay the Liberty Revolving Credit Facility (up to a maximum of $300 million) immediately following the effective time of the Split-Off. The DIRECTV Credit Facility will enable Greenlady to borrow amounts aggregating (together with prior advances) up to $650 million after the effective time of the Split-Off (subject to the conditions therein) in order for Greenlady to make additional permitted payments prior to the Merger Effective Time. Those permitted payments include scheduled maturities under the Greenlady Debt and other amounts that become due by virtue of the exercise by Bank of America of certain unwind rights in the associated equity collars that relate to actions of DIRECTV. The DIRECTV Credit Facility and the Liberty Revolving Credit Facility will be repaid and be subject to such terms and conditions as are provided therein.

        Prior to the closing of the mergers, Liberty and LEI will use their reasonable best efforts to assist DIRECTV, and to provide DIRECTV all cooperation reasonably requested by it, to cause Bank of America to amend the Greenlady Debt in a manner reasonably satisfactory to DIRECTV, including a release of any and all liens held by Bank of America on the shares of DIRECTV common stock held by Greenlady II (the "Greenlady Debt Restructuring"). Nothing will require Liberty, LEI or any of their respective subsidiaries to pay any fee or incur any other liability in connection with the Greenlady Debt Restructuring. If the parties are unable to effect the Greenlady Debt Restructuring by the time all other conditions to the merger agreement are satisfied (other than those which by their terms can only be satisfied at the closing of the mergers), then at the closing DIRECTV will repay the Greenlady Debt in full, without any cost or liability to Liberty, LEI or any of their respective subsidiaries. Liberty and LEI have agreed not to amend, terminate, modify or abandon any agreement, document or arrangement relating to the Greenlady Debt without the prior written consent of DIRECTV. Liberty has indicated that it intends to seek the termination of its guaranty with respect to the equity collars associated with Greenlady Debt not later than the effective time of the Split-Off and thus a guaranty of LEI may be substituted for its guaranty.

        In the event that, at or prior to the closing of the mergers, Bank of America does not approve the release of any and all liens held by it on the shares of DIRECTV common stock owned by Greenlady II, then, if instructed by DIRECTV in its sole discretion, the shares of DIRECTV owned by Greenlady II will not be unaffected by the DIRECTV merger and each such share will be converted into the right to receive one share of Holdings Class A common stock.

Certain Restricted Acquisitions.

        From and after the date of the merger agreement and prior to the first to occur of the effective time of the LEI merger and the termination of the merger agreement:

  •
  DIRECTV will not acquire, directly or indirectly, any shares, options, or other rights to purchase or receive shares of Liberty Entertainment common stock or LEI common stock (including derivative contracts, hedges or other similar transactions that have the effect of providing DIRECTV with the economic benefits, voting rights or risks of ownership of any shares of Liberty Entertainment common stock); and

  •
  Liberty will not (i) acquire, directly or indirectly, any additional shares of DIRECTV common stock or any other rights to purchase or receive additional shares of DIRECTV common stock or (ii) enter into or acquire, directly or indirectly, any derivative contract with respect to any shares of DIRECTV common stock or enter into any other hedging or other similar transaction that has the effect of providing Liberty, directly or indirectly, with the economic benefits, voting rights or risks of ownership of any shares of DIRECTV common stock (other than in each case any acquisition from or contract entered into with DIRECTV or any of its subsidiaries).

        From and after the effective time of the Split-Off and prior to the first to occur of the effective time of the LEI merger and the termination of the merger agreement, Liberty will not acquire, directly or indirectly, any LEI interest.

Fees and Expenses.

        Whether or not the mergers are completed, all fees and expenses incurred in connection with the merger agreement and the completion of the transactions will be paid by the party incurring such fees and expenses. Notwithstanding that, Liberty and DIRECTV agreed that:

  •
  Liberty will be responsible for paying all fees and expenses incurred by Liberty and LEI in connection with the merger agreement and the completion of the transactions and DIRECTV will be responsible for paying all fees and expenses incurred by DIRECTV, Holdings, Merger Sub One and Merger Sub Two;

  •
  DIRECTV will pay for the portion of the SEC filing fee applicable to the Form S-4 of which this proxy statement/prospectus forms a part, which is attributable to the shares of Holdings common stock to be distributed to the holders of DIRECTV common stock in the DIRECTV merger;

  •
  LEI will pay for the portion of the SEC filing fee applicable to the Form S-4 of which this proxy statement/prospectus forms a part, which is attributable to the shares of Holdings common stock to be distributed (i) to the holders of LEI common stock in the LEI merger and (ii) in connection with the Malone Contribution; and

  •
  Liberty will pay the entire SEC filing fee applicable to the LEI Form S-4.

LEI Cash Amount.

        Liberty will cause LEI to possess, directly or indirectly, at the effective time of the Split-Off an amount of cash or cash equivalents equal to at least the LEI Cash Amount; provided that under no circumstances will such amount be held by Fox Sports Net Northwest, LLC, Fox Sports Net Rocky Mountain, LLC, Fox Sports Net Pittsburgh, LLC, Game Show Network, LLC or FUN Technologies or any of their subsidiaries. The "LEI Cash Amount" is an amount of cash equal to approximately $29.7 million, plus cash received in connection with the exercise of certain Liberty Entertainment or LEI stock options, plus 90% of the grant date fair value of any options granted pursuant to the Bennett Agreement.

Parent Undertaking.

        From the date of the merger agreement to the completion of the Split-Off, Liberty will (i) cause LEI and its subsidiaries to perform in all material respects their respective obligations under the merger agreement and (ii) be responsible for any liability arising out of a breach of any representation or warranty made by LEI in the merger agreement and for the failure of LEI to perform any of its covenants, agreements or obligations under the merger agreement. After the Split-Off, Liberty will be released from its obligations under the merger agreement, other than certain specified obligations and liabilities set forth in the merger agreement, as described below.

Assignment of Liberty's Right; Release of Liberty.

        At the effective time of the Split-Off:

  •
  Liberty will assign to LEI its rights under the Share Exchange Agreement and certain agreements entered into in connection therewith;

  •
  Liberty will assign its rights under the merger agreement, other than specified rights, to LEI and LEI will agree to be bound by all of Liberty's obligations under the merger agreement and to perform such obligations in accordance with the terms of the merger agreement;

  •
  DIRECTV, LEI, Holdings, Merger Sub One and Merger Sub Two will release Liberty from any obligations and liabilities, other than certain specified obligations and liabilities, under the merger agreement (including any such liabilities relating to any breach by Liberty or LEI of any representation or warranty made by either of them or the failure of Liberty or LEI to perform any covenant under the merger agreement); and

  •
  Liberty will release each of DIRECTV, LEI, Holdings, Merger Sub One and Merger Sub Two from any obligations and liabilities, other than certain specified obligations and liabilities, relating to any breach by such party of any representation or warranty made by such party under the merger agreement or its failure to perform in all material respects any covenant to be performed by it under the merger agreement.

        From and after the effective time of the Split-Off:

  •
  DIRECTV, Holdings, Merger Sub One and Merger Sub Two will look solely to LEI with respect to the performance of LEI's and Liberty's covenants, agreements and obligations under the merger agreement, whether such agreement or obligation arises before or after the effective time of the Split-Off; and

  •
  Holdings will not initiate, join in or otherwise support any proceeding seeking (directly or indirectly) relief of any kind against Liberty or its subsidiaries or representatives, pursuant to an indemnification agreement among DIRECTV, News Corporation and Liberty, which was entered into in connection with Liberty's indirect acquisition of a 41% stake in DIRECTV in February 2008.

Holdings Joinder.

        Holdings has agreed to become jointly and severally liable with LEI at the Merger Effective Time for LEI's obligations under the Reorganization Agreement and the Tax Sharing Agreement.

Conditions to Completion of the Mergers.

        DIRECTV, Liberty and LEI may not complete the mergers unless each of the following conditions is satisfied or mutually waived:

  •
  the Liberty Stockholder Approval has been obtained;

  •
  the Restructuring and Split-Off have been completed in accordance with the certificate of incorporation of Liberty, the Reorganization Agreement and applicable law;

  •
  the DIRECTV Stockholder Approval has been obtained, which DIRECTV has agreed not to waive;

  •
  all regulatory approvals necessary for the completion of the mergers have been obtained and are in full force and effect;

  •
  approval of the mergers has been obtained by Liberty, DIRECTV and LEI under the Communications Act of 1934, as amended (and the rules, regulations and published orders of the FCC thereunder);

  •
  no law, injunction, judgment or ruling prohibiting the completion of the mergers or making the completion of the mergers illegal is in effect;

  •
  the Form S-4 and the LEI Form S-4 in each case, of which this proxy statement/prospectus forms a part, have been declared effective by the SEC and are not subject to any stop order or initiated or threatened proceedings seeking a stop order; and

  •
  the shares of Holdings Class A common stock deliverable to certain stockholders of LEI and DIRECTV have been approved for listing on NASDAQ or the New York Stock Exchange.

        DIRECTV's obligations to complete the DIRECTV merger are also subject to the satisfaction or waiver of each of the following additional conditions:

  •
  truthfulness and correctness of the representations and warranties of Liberty and LEI that would not, individually or in the aggregate, have an LEI material adverse effect (subject to certain exceptions);

  •
  Liberty's performance in all material respects of all obligations that are required by the merger agreement to be performed on or prior to the closing of the mergers;

  •
  LEI's performance in all material respects of all obligations that are required by the merger agreement to be performed on or prior to the closing of the mergers;

  •
  there is no action, proceeding or litigation by any governmental authority reasonably likely to: (i) prohibit or restrain Holdings from exercising full ownership of DIRECTV and LEI, (ii) prohibit or restrain Holdings from owning or operating all or any portion of the businesses or assets of DIRECTV or its subsidiaries (taken as a whole) or, as a result of the transactions, of LEI and its subsidiaries (taken as a whole), (iii) as a result of the transactions, compel Holdings to dispose of any shares of DIRECTV or LEI or to dispose of or hold separate any material portion of the businesses or assets of DIRECTV and its subsidiaries (taken as a whole) or (iv) impose damages on Holdings, LEI or DIRECTV or any of their respective subsidiaries as a result of the transactions in amounts material in relation to Holdings or the transactions. In addition, there are no restraints that could reasonably be expected to result in any of the effects referred to above;

  •
  DIRECTV shall have received resignation letters from Liberty representatives who hold director or officer positions at LEI or any of its subsidiaries and representatives of DIRECTV shall have been appointed to the management committee of the Game Show Network, LLC to fill the vacancies created by the resignations of the Liberty representatives;

  •
  DIRECTV shall have received a certificate signed by Mr. Malone on which tax counsel will rely in connection with certain tax opinions delivered pursuant to the merger agreement;

  •
  each of the parties (other than DIRECTV and its subsidiaries) to the transaction agreements (other than the Liberty credit facility) and the Bennett Agreement shall have performed in all material respects all obligations required to be performed by such party under such agreement and each such agreement shall be in effect;

  •
  DIRECTV shall have received an opinion from Weil, Gotshal & Manges LLP or Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner)), in either case, in form and substance reasonably satisfactory to DIRECTV, to the effect that the exchange of DIRECTV common stock for Holdings common stock pursuant to the DIRECTV merger, taken together with the LEI merger and the Malone Contribution, will be treated for federal income tax purposes as a transaction described in Section 351 of the Code;

  •
  Liberty shall have received a private letter ruling or rulings from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) addressing the application of Section 355(e) of the Code to shifts in voting power among Holdings stockholders as a result of the automatic conversion feature of Holdings Class B common stock;

  •
  (i) Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) (the "Split-Off Ruling") and Liberty and LEI shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in each case, in form and substance reasonably acceptable to DIRECTV, substantially to the effect that the LEI Contribution and the Split-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code; (ii) Liberty or LEI shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) or LEI shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in each case, in form and substance reasonably acceptable to DIRECTV, substantially to the effect that the LEI merger and the Malone Contribution, taken together, will qualify as a reorganization under Section 368 of the Code or that the LEI merger and the Malone Contribution, taken together with the DIRECTV merger, will be treated as exchanges described in Section 351 of the Code; and (iii) Liberty and LEI shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to DIRECTV, to the effect that the Split-Off will not affect the tax-free treatment under Sections 355 and/or 368(a)(1)(D) of the Code of, and will not cause Section 355(e) of the Code to apply to, (I) the News/Liberty Transaction or (II) any of the internal distributions of the stock of Greenlady that were effected by subsidiaries of News Corporation in connection with the News/Liberty Transaction; and

  •
  the Malone Contribution shall have occurred in accordance with the terms of the Malone Agreement.

        Liberty's and LEI's obligations to complete the LEI merger are also subject to the satisfaction or waiver of each of the following additional conditions:

  •
  truthfulness and correctness of the representations and warranties of DIRECTV that would not, individually or in the aggregate, have a DIRECTV material adverse effect (subject to certain exceptions);

  •
  DIRECTV's and Holdings' performance in all material respects of all obligations that are required by the merger agreement to be performed on or prior to the closing of the mergers;

  •
  there is no action, proceeding or litigation by any governmental authority reasonably likely to: (i) prohibit or restrain Liberty from owning or operating all or any portion of the businesses or assets of Liberty or its subsidiaries (excluding the LEI business), (iii) as a result of the transactions contemplated by the merger agreement, compel Liberty to dispose of any portion of any of the businesses or assets of Liberty or its subsidiaries (excluding the LEI business) or (iii) impose damages on Liberty or any of its subsidiaries (excluding the LEI business) as a result of the transactions contemplated by the merger agreement. In addition, there are no restraints that could reasonably be expected to result in any of the effects referred to above;

  •
  the Joinder Agreement whereby Holdings will be jointly and severally liable for LEI's indemnification of Liberty will be in full force and shall not have been repudiated by any party thereto; and

  •
  (i) Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) and Liberty and LEI shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in each case, in form and substance reasonably acceptable to Liberty and LEI, substantially to the effect that the LEI Contribution and the Split-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code; (ii) Liberty or LEI shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) or LEI shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in each case, in form and substance reasonably acceptable to Liberty and LEI, substantially to the effect that the LEI merger and the Malone Contribution, taken together, will qualify as a reorganization under Section 368 of the Code and that the LEI merger and the Malone Contribution, taken together with the DIRECTV merger, will be treated as exchanges described in Section 351 of the Code; and (iii) Liberty and LEI shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to Liberty and LEI, to the effect that the Split-Off will not affect the tax-free treatment under Sections 355 and/or 368(a)(1)(D) of the Code of, and will not cause Section 355(e) of the Code to apply to, (I) the News/Liberty Transaction or (II) any of the internal distributions of the stock of Greenlady that were effected by subsidiaries of News Corporation in connection with the News/Liberty Transaction.

        For purposes of the merger agreement, the term "material adverse effect" means, with respect to any party, any material adverse effect on, or change, event, occurrence, development, condition or state of facts materially adverse to:

  •
  the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole, other than any effect, change, event, occurrence, development, condition or state of facts occurring after the date of the merger agreement (i) relating to the United States economy in general or (ii) relating to the industry in which such person operates in general and (in each case under (i) and (ii)) not specifically relating to (or disproportionately affecting) such person, or

  •
  such party's ability to, in a timely manner, perform its obligations under the merger agreement or consummate the transactions contemplated by the merger agreement.

        For purposes of any determination as to the existence of a "material adverse effect" with respect to LEI, LEI's assets shall be deemed to consist of (i) only the LEI business and shall exclude the shares of DIRECTV beneficially owned by Liberty and, (ii) solely for purposes of the closing condition described in the first bullet under DIRECTV's obligations to complete the DIRECTV merger above, the LEI business and the shares of DIRECTV beneficially owned by Liberty.

        No effect, change, event, occurrence, development, condition or state of facts arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been, a material adverse effect:

  •
  the announcement or performance of the merger agreement and the transactions contemplated by the merger agreement, including, to the extent arising therefrom, any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the LEI business or DIRECTV (in each case, other than in respect of required consents and approvals);

  •
  acts of war or terrorism or natural disasters;

  •
  changes in any laws or regulations or applicable accounting regulations or principles or the interpretations thereof;

  •
  the fact, in and of itself (and not the underlying causes thereof) that LEI or any of its subsidiaries or DIRECTV failed to meet any projections, forecasts, or revenue or earnings predictions for any period; or

  •
  any change, in and of itself (and not the underlying causes thereof) in the stock price of the Liberty Entertainment common stock or DIRECTV common stock.

Termination

        DIRECTV and LEI may terminate the merger agreement at any time prior to the completion of the mergers by mutual written consent.

        Either DIRECTV or LEI may (subject to certain exceptions set forth in the merger agreement) terminate the merger agreement by written notice to the other party:

  •
  if the transactions contemplated by the merger agreement are not completed by December 29, 2009;

  •
  if any final, nonappealable order or injunction prohibits the completion of the transactions contemplated by the merger agreement or a law or regulation makes the completion of such transactions illegal;

  •
  if the Liberty Stockholder Approval is not obtained at the Liberty Stockholders Meeting or at any adjournment or postponement thereof; or

  •
  if the DIRECTV Stockholder Approval is not obtained at the DIRECTV Stockholders Meeting or at any adjournment or postponement thereof.

        DIRECTV may terminate the merger agreement by written notice to LEI if:

  •
  there has been a breach by Liberty and/or LEI of any of its representations, warranties, covenants or agreements such that the related closing conditions would not be satisfied unless Liberty or LEI cures such breach within thirty (30) calendar days;

  •
  any final, nonappealable restraint imposes material damages on Holdings, LEI or DIRECTV or any of their respective subsidiaries as a result of the transactions; or

  •
  a Liberty Adverse Recommendation Change shall have occurred.

        LEI may terminate the merger agreement by written notice to DIRECTV if:

  •
  there has been a breach by DIRECTV of any of its representations, warranties, covenants or agreements such that the related closing conditions would not be satisfied unless DIRECTV cures such breach within thirty (30) calendar days;

  •
  if any final, nonappealable restraint imposes material damages on Liberty or any of its subsidiaries as a result of the transactions; or

  •
  a DIRECTV Adverse Recommendation Change shall have occurred.

        Pursuant to Amendment No. 1 to the merger agreement, dated as of July 29, 2009, LEI has the right to terminate at any time after the second business day following the date on which Liberty provides written notice to DIRECTV that Liberty has received the Split-Off Ruling from the IRS (together with a copy of such ruling), unless prior to such time DIRECTV has delivered to Liberty (i) written notice that the ruling(s) as to certain specified tax matters are reasonably acceptable to DIRECTV, (ii) a written waiver of a condition to closing related to receipt of a ruling with respect to such specified tax matters, or (iii) an officer's certificate to the effect that DIRECTV has received an opinion of its tax counsel with respect to such specified tax matters and the receipt of such ruling(s) is waived by DIRECTV as a condition to the completion of the mergers and replaced with a different condition regarding an absence of a change in applicable law. Prior to such amendment, LEI had the right to terminate the merger agreement after July 31, 2009 if, prior to such time, Liberty had not received a private letter ruling from the IRS as to certain specified tax matters and DIRECTV had not submitted the officer's certificate discussed in clause (iii) above.

Effect of Termination.

        In the event the merger agreement is terminated as described above, the merger agreement will become null and void and none of DIRECTV, Liberty, LEI, Holdings, Merger Sub One or Merger Sub Two or their respective directors, officers and affiliates, will have any liability under the merger agreement except that nothing shall relieve any party from liability for fraud or any willful breach of the merger agreement. Certain designated provisions of the merger agreement, including the payment of fees and expenses, non-survival of the representations and warranties and confidentiality restrictions and, under certain circumstances, the payment of the termination fee described below, will survive the termination of the merger agreement.

Termination Fees and Expense Reimbursement.

        The merger agreement provides that LEI will be required to pay a termination fee to DIRECTV of $450 million in each of the following circumstances:

  •
  if DIRECTV terminates the merger agreement as a result of the occurrence of a Liberty Adverse Recommendation Change; or

  •
  if Liberty, LEI or any of their respective subsidiaries receives an LEI Takeover Proposal prior to termination of the merger agreement and (i) enters into an agreement with respect to an LEI Takeover Proposal within nine months of the date at which DIRECTV terminated the merger agreement as a result of the failure to obtain the Liberty Stockholder Approval and the transactions contemplated by such agreement are consummated or (ii) consummates any LEI Takeover Proposal within nine months of the date on which DIRECTV terminated the merger agreement as a result of the failure to obtain the Liberty Stockholder Approval.

        The merger agreement provides that LEI will be required to pay an expense reimbursement to DIRECTV of up to $10 million if DIRECTV terminates the merger agreement as a result of the occurrence of a Liberty Adverse Recommendation Change or in the event that an LEI Takeover Proposal shall have been made known to Liberty or its stockholders generally or any person shall have publicly announced its intention to make an LEI Takeover Proposal and the merger agreement is terminated as a result of the failure to obtain the Liberty Stockholder Approval.

        The merger agreement provides that DIRECTV will be required to pay a termination fee to LEI of $450 million in each of the following circumstances:

  •
  if LEI terminates the merger agreement as a result of a DIRECTV Adverse Recommendation Change; or

  •
  if DIRECTV or any of its subsidiaries receives a DIRECTV Takeover Proposal prior to termination of the merger agreement and (i) enters into an agreement with respect to any DIRECTV Takeover Proposal within nine months of the date on which the merger agreement is terminated as a result of failure to obtain the DIRECTV Stockholder Approval, and the transactions contemplated by such agreement are consummated or (ii) consummates any DIRECTV Takeover Proposal within nine months of the date at which the merger agreement is terminated as a result of failure to obtain DIRECTV Stockholder Approval.

        The merger agreement provides that DIRECTV will be required to pay an expense reimbursement to LEI of up to $10 million if LEI terminates the merger agreement as a result of the occurrence of a DIRECTV Adverse Recommendation Change. The $10 million expense reimbursement is also payable by DIRECTV to LEI in the event that a DIRECTV Takeover Proposal shall have been made known to DIRECTV or its stockholders generally or any person shall have publicly announced its intention to make a DIRECTV Takeover Proposal and the merger agreement is terminated as a result of the failure to obtain the DIRECTV Stockholder Approval, except that, in such case, DIRECTV will not be obligated to reimburse LEI for costs or expenses related solely to the Split-Off.

        For purposes of determining whether a termination fee or expense reimbursement is payable, all references to "10% or more" in the definition of DIRECTV Takeover Proposal and LEI Takeover Proposal are deemed to be references to "50% or more".

Amendment, Extension and Waiver.

        The merger agreement may be amended in writing by action taken or authorized by DIRECTV's, Liberty's and LEI's respective boards of directors, at any time before or after receipt of the Liberty Stockholder Approval or the DIRECTV Stockholder Approval. Following approval of the transactions by the holders of Liberty Entertainment common stock, the stockholders of DIRECTV or the sole stockholder of LEI, however, there cannot be any amendment which by law would require further approval by such stockholders without such approval.

        At any time before the completion of the mergers, DIRECTV, Liberty or LEI may, by written action taken or authorized by their respective boards of directors, to the extent legally allowed:

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement;

  •
  extend the time for the performance of any of the obligations or other acts provided for in the merger agreement; and

  •
  waive compliance with any of the agreements or conditions contained in the merger agreement.

 The Malone Agreement

        The Malones have entered into the Malone Agreement with DIRECTV, LEI and Holdings. The Malone Agreement provides that after the Split-Off but immediately prior to the mergers, the Malones will exchange each of the outstanding shares of LEI Series B common stock held of record by them for a number shares of Holdings Class B common stock equal to the LEI exchange ratio.

        In addition, under the Malone Agreement, the Malones have agreed, subject to the terms and conditions thereof, among other things:

  •
  to vote their shares of Liberty Entertainment common stock (i) in favor of the Split-Off and any other proposals related to the transactions contemplated by the Split-Off or the mergers, submitted with the recommendation of the board of directors of Liberty, (ii) against any action or agreement that would result in a breach by Liberty of its non-solicitation obligations under the merger agreement, (iii) against any LEI Takeover Proposal and (iv) against any action or agreement that would reasonably be expected to prevent, prohibit or materially delay the completion of the Split-Off or the mergers; and to grant DIRECTV irrevocable proxies to enforce the foregoing;

  •
  to limit their voting rights, only with respect to their shares of Holdings Class B common stock, to 24% of the total voting power of Holdings common stock (with any voting power attributable to such shares in excess of 24% to be voted on a pro rata basis in the same manner as the votes of the non-Malone stockholders of Holdings) and to grant Holdings irrevocable proxies to enforce the foregoing;

  •
  not to acquire, directly or indirectly, and not to enter into any agreement, arrangement, understanding or substantial negotiations to acquire, any additional shares, other than through the exercise of Series A or Class A options, as applicable, and certain other specified circumstances, of (i) Liberty Entertainment common stock from signing until the first to occur of the completion of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof, (ii) LEI common stock from the completion of the Split-Off until the first to occur of the day after the first anniversary of the Split-Off, the completion of the mergers or the termination of the Malone Agreement in accordance with the terms thereof, and (iii) Holdings Class A common stock or Holdings Class B common stock after the completion of the mergers and until the first to occur of the day after the first anniversary of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof;

  •
  to restrictions on transfer, and restrictions on entering into any agreement, arrangement, understanding or substantial negotiations to transfer, other than in certain specified circumstances, (i) of all of their shares of Liberty Entertainment Series B common stock from signing until the first to occur of the completion of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof, (ii) of all of their shares of LEI Series B common stock from the completion of the Split-Off until the first to occur of the day after the first anniversary of the Split-Off, the completion of the mergers or the termination of the Malone Agreement in accordance with the terms thereof, and (iii) of all of their shares of Holdings Class B common stock after the completion of the mergers and until the first to occur of the day after the first anniversary of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof;

  •
  solely with respect to Mr. Malone, to restrictions on transfer and restrictions on entering into any agreement, arrangement, understanding or substantial negotiations to transfer, other than in certain specified circumstances, of an aggregate of (i) 750,000 shares of Liberty Entertainment Series A common stock from signing until the first to occur of the completion of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof, (ii) 675,000 shares of LEI Series A common stock from the completion of the Split-Off until the first to occur of the day after the first anniversary of the Split-Off, the completion of the mergers or the termination of the Malone Agreement in accordance with the terms thereof, and (iii) 750,000 shares of Holdings Class A common stock after the completion of the mergers and until the first to occur of the day after the first anniversary of the Split-Off or the termination of the Malone Agreement in accordance with the terms thereof;

  •
  to grant to Holdings a right of first refusal exercisable in the event of certain proposed transfers of their shares of Holdings Class B common stock;

  •
  to be bound by a provision in the Holdings amended and restated certificate of incorporation pursuant to which Holdings has the right to redeem, at a 10% premium to the market price of a share of Holdings Class A common stock, shares of Holdings Class B common stock held by the Malones (and those transferees of the Malones who become party to the Malone Agreement) at the time of Mr. Malone's death;

  •
  that the Malone Agreement will terminate automatically upon the termination of the merger agreement in accordance with its terms and that following the effective time of the LEI merger, the Malone Agreement will terminate automatically, without further action of the parties hereto, (i) with respect to any Malone or any of their transferees who becomes a party to the Malone Agreement, upon the first to occur of: (w) all such person's shares having been purchased by Holdings pursuant to the redemption right under the Holdings charter, (x) Holdings failing to purchase the shares called for redemption within the time period prescribed by the Holdings amended and restated certificate of incorporation (and after giving effect to a 5-business day post-notice cure period) notwithstanding such person's compliance with its obligations under the Holdings amended and restated certificate of incorporation, (y) upon the transfer of all such person's shares in accordance with the Malone Agreement, or (z) the redemption right ceases to apply to the shares held by such person, and (ii) with respect to all Malones and their transferees who are parties to the Malone Agreement, upon the first to occur of: (x) the redemption right in the Holdings charter having expired unexercised as to all such persons' shares, or (y) upon the completion of a change of control with respect to Holdings; provided that in the case of clause (i) or clause (ii)(x), and absent the earlier termination of the Malone Agreement, in no event shall the standstill or transfer restriction provisions terminate prior to the day following the first anniversary of the Split-Off; and

  •
  that the LEI Series B options held by the Malones immediately prior to the LEI merger will be adjusted as a result of the LEI merger into options exercisable for shares of Holdings Class A common stock.

        This summary is qualified by reference to the full text of the Malone Agreement, including Amendment No. 1 to the Malone Agreement executed on July 29, 2009 and Amendment No. 2 to the Malone Agreement executed on October 2, 2009, a copy of which is attached as Annex B-1 and Annex B-2, respectively, hereto, and is incorporated by reference in this proxy statement/prospectus.

The Liberty May 2009 Agreement

        Liberty, DIRECTV, Holdings, LEI, Greenlady and Greenlady II, LLC have entered into the Liberty May 2009 Agreement (attached as Annex I to this proxy statement/prospectus). Under the Liberty May 2009 Agreement, Liberty has agreed, subject to the terms and conditions thereof, among other things:

  •
  to vote shares of DIRECTV common stock controlled by Liberty:

  •
  in favor of the adoption of the merger agreement;

    •
    against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Liberty or LEI in the merger agreement;

    •
    against any DIRECTV Takeover Proposal; and

    •
    against any action or agreement that would reasonably be expected to prevent, prohibit or materially delay the completion of the DIRECTV merger;

  •
  not to solicit for employment (with certain exceptions) for two years after completion of the mergers any executive officer or other member of senior management of Holdings or its subsidiaries;

  •
  not to hire (with certain exceptions) for two years after completion of the mergers any individual who was an executive officer or other member of senior management of DIRECTV, the LEI business or any of their subsidiaries during the twelve month period preceding the completion of the mergers;

  •
  not to compete for a period of three years after the closing of the mergers with the provision of direct-to-home delivery of video services by satellite, the provision of programming consisting of live coverage of regional and local sports in certain geographic areas, and the provision of programming or on-line skill-based games of the nature produced, carried, offered or hosted by Game Show Network, LLC or its subsidiary, FUN Technologies; and

  •
  not to, directly or indirectly, acquire, other than pursuant to certain specified exceptions, equity securities of Holdings, for a period of three-years from and after the closing of the mergers.

        Except as provided in the next sentence, the Liberty May 2009 Agreement will terminate upon the first to occur of (i) the completion of the mergers and (ii) the termination of the merger agreement in accordance with its terms. The non-solicitation, non-competition, standstill and confidentiality provisions, however, will survive the completion of the mergers.

The Reorganization Agreement

        Prior to the Split-Off, LEI will enter into a Reorganization Agreement with Liberty to provide for, among other things, the principal corporate transactions required to effect the Split-Off, certain conditions to the Split-Off and provisions governing the relationship between LEI and Liberty with respect to and resulting from the Split-Off (the "Reorganization Agreement"). Pursuant to the merger agreement, as of the completion of the mergers, Holdings will become jointly and severally liable with LEI for LEI's obligations under the Reorganization Agreement.

        The Reorganization Agreement will provide that, prior to the Split-Off, Liberty will transfer to LEI, or cause its other subsidiaries to transfer to LEI, directly or indirectly, all of Liberty's interests in DIRECTV, GSN, Liberty Sports and approximately $80 million in cash and cash equivalents. The Reorganization Agreement will also provide for mutual indemnification obligations, which are designed to make LEI financially responsible for substantially all liabilities that may exist relating to the businesses included in LEI at the time of the Split-Off together with certain other specified liabilities, as well as for all liabilities incurred by LEI after the Split-Off, and to make Liberty financially responsible for all potential liabilities of LEI which are not related to LEI's businesses, including, for example, any liabilities arising as a result of LEI having been a subsidiary of Liberty, together with certain other specified liabilities. These indemnification obligations exclude any matters relating to taxes. For a description of the allocation of tax-related obligations, please see "The Mergers—The Tax Sharing Agreement" below.

        In addition, the Reorganization Agreement will provide for each of LEI and Liberty to preserve the confidentiality of all confidential or proprietary information of the other party for the longer of five years following the Split-Off or three years following the disclosure of such information, subject to customary exceptions, including disclosures required by law, court order or government regulation.

        Pursuant to the terms of Amendment No. 2 to the merger agreement executed on October 2, 2009, the Reorganization Agreement has been amended so that Liberty's obligation to effect the redemption is subject to, among other things, the condition that: either: (i) all of the conditions precedent set forth in the merger agreement (other than certain specified conditions precedent related to the completion of the restructuring and Split-Off, the occurrence of the Malone Contribution and those conditions precedent that may only be satisfied at closing) shall have been satisfied or, to the extent permissible, waived, and the parties to the merger agreement shall have confirmed that the closing will occur subject only to the satisfaction of (x) those conditions precedent that may only be satisfied at closing and (y) those conditions precedent related to the completion of the restructuring and Split-Off and the occurrence of the Malone Contribution or (ii) the merger agreement shall have been terminated in accordance with its terms.

The Tax Sharing Agreement

        Prior to the effective time of the Split-Off, LEI will enter into a Tax Sharing Agreement with Liberty that governs Liberty's and LEI's respective rights, responsibilities and obligations with respect to taxes, the filing of tax returns, the control of audits and other tax matters. Pursuant to the merger agreement, as of the completion of the mergers, Holdings will become jointly and severally liable with LEI for LEI's obligations under the Tax Sharing Agreement.

        References in this summary description of the Tax Sharing Agreement to the terms "tax" or "taxes" mean U.S. federal, state, local and foreign taxes as well as any interest, penalties, additions to tax or additional amounts in respect of such taxes. In addition, references to the "LEI group" mean: with respect to any tax year (or portion thereof) ending at or before the effective time of the Split-Off, LEI and each of its subsidiaries at the effective time of the Split-Off, and with respect to any tax year (or portion thereof) beginning after the effective time of the Split-Off, LEI and its subsidiaries during such tax year (or portion thereof); and references to the "Liberty Media group" mean, with respect to any tax year (or portion thereof), Liberty and its subsidiaries, other than any person that is a member of the LEI group, during such tax year (or portion thereof). References to "Tax-related losses" refer to losses arising from the failure of the Split-Off and related restructuring transactions to be tax-free; and references to "News Tax-related losses" refer to losses arising from the failure of the News/Liberty Transaction and related restructuring transactions to be tax-free. Finally, references to "Compensatory equity interest" refer to options, stock appreciation rights, restricted stock, stock units or other rights with respect to Liberty stock or LEI stock that are granted on or prior to the Split-Off date by Liberty, LEI or any of their respective subsidiaries in connection with employee or director compensation or other employee benefits.

        LEI and eligible members of the LEI group currently join with Liberty in the filing of a consolidated return for U.S. federal income tax purposes and also join with Liberty in the filing of certain consolidated, combined, and unitary returns for state, local, and foreign tax purposes. However, generally for tax periods beginning after the Split-Off, LEI and the members of its group will not join with Liberty in the filing of federal, state, local or foreign consolidated, combined or unitary tax returns.

        Under the Tax Sharing Agreement, except as described below, (i) Liberty will be allocated all taxes attributable to the members of the Liberty Media group, and all taxes attributable to the members of the LEI group for a pre-Split-Off period, that are reported on any consolidated, combined or unitary tax return that includes one or more members of the Liberty Media group and one or more members of the LEI group, and (ii) each of Liberty and LEI will be allocated all taxes attributable to the members of its respective group that are reported on any tax return (including any consolidated, combined or unitary tax return) that includes only the members of its respective group. Special rules apply, however, as follows:

  •
  LEI will be allocated any taxes and Tax-related losses that result from the Split-Off and related restructuring transactions, except that Liberty will be allocated any such taxes or Tax-related losses that (i) result primarily from, individually or in the aggregate, a breach by Liberty of any of its covenants relating to the Split-Off and related restructuring transactions as described below, (ii) result from the Liberty Entertainment common stock not being treated as stock of Liberty for U.S. federal income tax purposes, or (iii) result from Section 355(e) of the Code applying to the Split-Off as a result of the Split-Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest in the stock of Liberty;

  •
  Liberty will be allocated any taxes and News Tax-related losses resulting from the News/Liberty Transaction and related restructuring transactions, except that LEI will be allocated any such taxes or News Tax-related losses that (i) result primarily from, individually or in the aggregate, a breach by LEI of any of its covenants relating to the News/Liberty Transaction and related restructuring transactions as described below, or (ii) result from Section 355(e) of the Code applying to the News/Liberty Transaction, or to any of the internal distributions of the stock of Greenlady Corp. that were effected by subsidiaries of News Corporation in connection with the News/Liberty Transaction, as a result of the Split-Off, actions taken by LEI or its subsidiaries following the Split-Off, or any change in ownership (by vote or value) of LEI stock following the Split-Off (except to the extent that such losses result primarily from, individually or in the aggregate, a breach by Liberty of any of its covenants relating to the News/Liberty Transaction and related restructuring transactions as described below); and

  •
  Liberty and LEI will each be allocated 50 percent of any transfer taxes arising from the Split-Off and related restructuring transactions.

        Liberty will be responsible for preparing and filing all tax returns which include one or more members of the Liberty Media group and one or more members of the LEI group. Liberty will generally be required to prepare such returns in a manner consistent with its practices used prior to the date of the merger agreement, or if such practices are no longer permissible under applicable law, in accordance with reasonable practices selected by Liberty, with the consent of LEI, unless certain exceptions apply.

        In addition to the foregoing, each of Liberty and LEI will be responsible for preparing and filing any tax returns that include only members of its respective group. On any tax return that LEI is responsible for filing, LEI and the members of the LEI group must allocate tax items between any tax returns for which LEI is responsible and any related tax return for which Liberty is responsible that are filed with respect to the same tax year in a manner that is consistent with the reporting of such tax items on the tax return prepared by Liberty. All tax returns are required to be filed by the parties in a manner consistent with the IRS private letter ruling and tax opinions obtained in connection with the Split-Off. Further, under the Tax Sharing Agreement, amended tax returns with respect to the LEI group may only be filed by the party responsible for filing the original tax return and the consent of the other party is required with respect to the filing of any amended tax return that is likely to increase the taxes or indemnity obligations of the other party by more than a de minimis amount (unless the party filing such return otherwise agrees to pay such incremental taxes or obligations).

        To the extent permitted by applicable law, income tax deductions with respect to the issuance, exercise, vesting or settlement after the date of the Split-Off of any Compensatory equity interests must be claimed: (i) in the case of any active employee, solely by the group that employs such person at the time of such issuance, exercise, vesting or settlement (as applicable), (ii) in the case of any former employee, solely by the group that was the last to employ such person, and (iii) in the case of a director or former director (who is not an employee or former employee), (x) solely by LEI if such income tax deductions arise with respect to any series of LEI stock (or options, stock appreciation rights, restricted stock, stock units or other rights with respect thereto) and such person is or was a director of any member of the LEI group at any time following the Split-Off date, and (y) solely by Liberty in all other cases. The party whose group is allocated the foregoing income tax deductions (the "employing party") is required to satisfy all applicable tax reporting obligations and satisfy all liabilities for taxes imposed in connection with such Compensatory equity interests; however, if the corporation that is the issuer or the obligor under the applicable Compensatory equity interest is a member of a different group than the employing party, such issuing corporation is required to remit to the employing party the amount required to be withheld in respect of any withholding taxes upon settlement of such Compensatory equity interest.

        Generally, each of Liberty and LEI will be entitled to any refunds, credits, or offsets relating to taxes allocated to and paid by its respective group under the Tax Sharing Agreement. LEI must waive its right to carryback any tax attribute to a pre-Split-Off tax period to the extent permitted by applicable law. If LEI is unable to elect to forego such carryback, Liberty must take reasonable measures to obtain a refund, credit or offset of taxes with respect to such carryback; however, LEI will only be entitled to such refund, credit or offset of taxes attributable (on a last dollar basis) to such carryback, and such amount will be net of any out-of-pocket costs, expenses, or increase in taxes incurred by Liberty with respect to the receipt or accrual thereof.

        Each of Liberty and LEI will generally have the authority to respond to and control all tax proceedings, including tax audits, involving any taxes reported on tax returns for which it is responsible for preparing and filing, and the other company will have the right to participate, at its own cost and expense, in such tax proceedings to the extent such proceedings could result in a tax liability for which such other company may be liable under the Tax Sharing Agreement. Notwithstanding the foregoing, Liberty and LEI will have the authority to jointly control all proceedings, including tax proceedings, involving any taxes, Tax-related losses or News Tax-related losses arising from the Split-Off, the News/Liberty Transaction, or related restructuring transactions. The Tax Sharing Agreement further provides for the exchange of information for tax matters (and confidentiality protections related to such exchanged information), the retention of records that may affect the tax liabilities of the parties to the agreement, and cooperation between Liberty and LEI with respect to tax matters and in obtaining any supplemental private letter ruling from the IRS related to the Split-Off that may be reasonably requested by a party.

        To the extent permitted by applicable tax law, LEI and Liberty must treat any payments made under the Tax Sharing Agreement as a capital contribution or distribution (as applicable) immediately prior to the Split-Off. However, if any indemnity payment causes, directly or indirectly, an increase in the taxable income of the recipient (or its group), the payor's payment obligation must be grossed up to take into account the taxes owed by the recipient (or its group). Payments that are not made within the time period prescribed by the Tax Sharing Agreement will bear interest until they are made.

        Finally, each of Liberty and LEI will be restricted by certain covenants related to the Split-Off, the News/Liberty Transaction and related restructuring transactions. These restrictive covenants require that neither Liberty, LEI nor any member of their respective groups take, or fail to take, any action following the Split-Off if such action, or failure to act:

  •
  would be inconsistent with or prohibit certain restructuring transactions related to the Split-Off from qualifying for tax-free treatment for U.S. federal income tax purposes to Liberty and its subsidiaries;

  •
  would be inconsistent with or prohibit the Split-Off from qualifying as a tax-free transaction under Sections 355, 368(a) and 361 of the Code to Liberty, its subsidiaries and the holders of Liberty Entertainment common stock (except with respect to cash received in lieu of fractional shares);

  •
  would be inconsistent with or prohibit the News/Liberty Transaction and related restructuring transactions from qualifying as tax-free transactions under Sections 355, 368(a) and/or 361 of the Code to News Corporation, Liberty and their respective subsidiaries;

  •
  would be inconsistent with, or otherwise cause any person to be in breach of, any representation, covenant, or material statement made in connection with (i) any private letter ruling (or supplemental private letter ruling, if any) obtained from the IRS or the tax opinions delivered to Liberty and LEI, in each case relating to the qualification of the Split-Off as a tax-free transaction described under Sections 355 and 368(a) of the Code or (ii) the tax opinions delivered to Liberty and LEI to the effect that the Split-Off will not affect the tax-free treatment under Sections 355 and/or 368(a) of the Code of, and will not cause Section 355(e) of the Code to apply to, the News/Liberty Transaction or related restructuring transactions; or

  •
  would be inconsistent with, or otherwise cause any person to be in breach of, (i) any representation, covenant or material statement made in connection with the private letter rulings and tax opinions obtained by Liberty and News Corporation relating to the qualification of the News/Liberty Transaction and related transactions as tax-free transactions described under Sections 355 and/or 368(a) of the Code, or (ii) any representation or covenant made in the tax matters agreement entered into between Liberty and News Corporation in connection with the News/Liberty Transaction.

        Further, each party will be restricted from taking any position for tax purposes that is inconsistent with the IRS private letter ruling or the tax opinions obtained in connection with the Split-Off.

        The parties must indemnify each other for taxes and losses allocated to them under the Tax Sharing Agreement and for taxes and losses arising from a breach by them of their respective covenants and obligations under the Tax Sharing Agreement. Liberty must also partially assign certain of its rights under its tax matters agreement with News Corporation to LEI to the extent those rights relate to taxes or losses allocated to LEI under the Tax Sharing Agreement.

        Notwithstanding the Tax Sharing Agreement, under U.S. Treasury Regulations, each member of a consolidated group is severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Accordingly, with respect to periods prior to the Split-Off in which LEI (or its subsidiaries) have been included in Liberty's consolidated group or another company's consolidated group, LEI (or its subsidiaries) could be liable to the U.S. government for any U.S. federal income tax liability incurred, but not discharged, by any other member of such consolidated group. However, if any such liability were imposed, LEI would generally be entitled to be indemnified by Liberty for tax liabilities allocated to Liberty under the Tax Sharing Agreement.

Withholding Arrangement Side Letter

        Liberty and LEI have entered into an arrangement (the "Withholding Arrangement Side Letter") with DIRECTV and Holdings with respect to the settlement of the withholding obligations due in connection with the accelerated vesting of all outstanding LEI equity awards at the effective time of the LEI merger. Pursuant to this agreement, to the extent a holder of LEI restricted shares elects to have his or her tax withholding obligation satisfied with shares of Holdings Class A common stock, Holdings will deduct from each such award following its conversion to shares of Holdings Class A common stock, a number of shares of Holdings Class A common stock required to satisfy the tax withholding obligation, which will be based on the average of the high and low sale prices of Holdings common stock on the first trading day after completion of the mergers. Holdings will then pay to Liberty cash in the aggregate dollar value of all such amounts withheld under the arrangement and Liberty will satisfy the tax withholding obligation with such cash.

        This summary is qualified by reference to the full text of the Withholding Arrangement Side Letter, attached as Annex J to this proxy statement/prospectus.

 Holdings Amended and Restated Certificate of Incorporation and By-laws

        Upon completion of the mergers, the amended and restated certificate of incorporation of Holdings will be substantially in the form set forth in Annex C to this proxy statement/prospectus, and the amended and restated by-laws of Holdings will be substantially in the form set forth in Annex D to this proxy statement/prospectus. For a summary of the material provisions of Holdings' amended and restated certificate of incorporation and by-laws, see the section entitled "Comparison of Stockholder Rights" beginning on page 145 and the section entitled "Description of Holdings Capital Stock" beginning on page 140.

DIRECTV Credit Facility

        Following the Split-Off, DIRECTV will provide a $650 million credit facility to Greenlady pursuant to the DIRECTV credit facility (the "DIRECTV Credit Facility"). Borrowings under the DIRECTV Credit Facility are subject to certain conditions precedent, including the occurrence of the effective time of the Split-Off, and the DIRECTV Credit Facility will mature on the earlier of the closing of the mergers and the termination of the merger agreement.

        The DIRECTV Credit Facility will be secured by a pledge of and first priority security interest in 53 million shares of DIRECTV common stock owned beneficially by Greenlady, subject to certain adjustments.

        Borrowings under the DIRECTV Credit Facility will bear interest at a rate equal to 3.5% per annum until December 31, 2009 and thereafter at a rate per annum equal to LIBOR plus 5.0%. If Greenlady defaults under the DIRECTV Credit Facility, it will be obligated to pay default interest equal to the rate otherwise applicable plus 2.00% per annum.

        The DIRECTV Credit Facility contains negative covenants that, among other things, restrict, subject to certain exceptions, Greenlady's and its subsidiaries' ability to incur indebtedness; grant liens and modify the Liberty loan agreement or the collar transaction. The DIRECTV Credit Facility also contains affirmative covenants that, among other things, require Greenlady and its subsidiaries to comply with laws; pay taxes; maintain insurance; preserve existence; permit visitations; keep books and maintain properties and report certain events.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

DIRECTV Common Stock Price

        Our common stock is publicly traded on The NASDAQ Global Select Market under the symbol "DTV." Prior to December 3, 2007 our common stock was publicly traded on the New York Stock Exchange, or NYSE, under the symbol "DTV." The following table sets forth for the quarters indicated the high and low sales prices for our common stock, as reported on the NYSE Composite Tape for the period January 1, 2006 to December 2, 2007 and the NASDAQ Global Select Market for the period December 3, 2007 to October 15, 2009.

2009	High	Low
Fourth Quarter (through October 15, 2009)	$27.88	$26.37
Third Quarter	27.99	22.81
Second Quarter	26.00	21.13
First Quarter	24.28	18.81

2008	High	Low
Fourth Quarter	$26.52	$17.70
Third Quarter	28.83	23.65
Second Quarter	29.10	24.26
First Quarter	26.82	18.20

2007	High	Low
Fourth Quarter	$27.73	$22.68
Third Quarter	25.46	20.73
Second Quarter	24.77	22.10
First Quarter	26.09	21.65

2006	High	Low
Fourth Quarter	$25.57	$19.50
Third Quarter	19.98	16.32
Second Quarter	18.04	15.88
First Quarter	16.40	13.28

        As of May 1, 2009, the last trading day prior to the public announcement of the mergers, DTV closed at $24.57. As of October 15, 2009, the most recent practicable date prior to the mailing of this proxy statement/prospectus, DTV closed at $26.53.

Dividends Declared

        No dividends on DIRECTV's common stock have been declared by DIRECTV's board of directors for more than five years.

HOLDINGS PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined financial statements of Holdings show the pro forma impact of the proposed merger transactions as of and for the six months ended June 30, 2009 and for the year ended December 31, 2008. Additional information about the merger transactions involving DIRECTV and LEI is provided in this document at "The Mergers". The pro forma condensed combined financial statements have been derived from the audited historical financial statements of DIRECTV and LMC Entertainment for the year ended December 31, 2008 and the unaudited historical consolidated financial statements of DIRECTV and LMC Entertainment as of and for the six month period ended June 30, 2009.

        The pro forma condensed combined financial statements are provided for informational purposes only and this financial information is not necessarily indicative of the future financial position or results of operations of the combined businesses of DIRECTV and LEI, or the financial position or the results of operations that would have been realized had the merger transactions between DIRECTV and LEI been consummated during the periods or as of the dates for which pro forma information is presented. In the opinion of DIRECTV's management, all adjustments necessary to fairly present such pro forma condensed combined financial statements have been made based upon the terms of the proposed merger transaction. Certain pro forma adjustments described in the accompanying notes are based on estimates and various assumptions that DIRECTV believes are reasonable under the circumstances based on currently available information. The actual recorded amounts of the acquisition consideration transferred, the recognized amounts of assets acquired and liabilities assumed, and related depreciation and amortization periods will be based on final appraisals, evaluation and estimations of fair value as of the acquisition date. As a result, actual asset and liability values established and related operating results, including actual depreciation and amortization expense, could differ from those reflected in the pro forma condensed combined financial statements.

        The LMC Entertainment consolidated financial statements include the business to be contributed to LEI and split-off from Liberty pursuant to the Split-Off. The Split-Off includes Liberty's redemption of a portion of the outstanding shares of Liberty Entertainment common stock, a tracking stock, using shares of LEI. LEI will be comprised of (i) approximately 57% of the common stock of DIRECTV, (ii) Liberty Sports Holdings, which owns three regional sports networks (RSNs), (iii) a 65% interest in Game Show Network (GSN) which in turn owns 100% of FUN Technologies (FUN), (iv) approximately $80 million in cash and cash equivalents to be contributed by Liberty prior to the Split-Off, and (v) the approximately $2 billion of Greenlady Debt and the related equity collar.

        The pro forma condensed combined financial statements have been prepared assuming that the lending financial institution will allow DIRECTV to assume the Greenlady Debt and associated equity collar. No adjustment has been made for changes to the terms of the Greenlady Debt that may be required, if any, or the complete or partial repayment of the debt and unwinding of the equity collar at the time of the merger, if DIRECTV is unable to assume the Greenlady Debt with its existing terms.

        The mergers will be accounted for using the acquisition method of accounting, with DIRECTV treated as the acquiring corporation for accounting purposes. Additional information about the accounting treatment of the mergers between DIRECTV and LEI is provided at "The Mergers—Accounting Treatment".

        The pro forma condensed combined statements of operations reflect adjustments as if the mergers and the additional transactions discussed below had occurred as of January 1, 2008. However, the pro forma condensed combined statement of operations do not include adjustments to record expenses of the mergers as discussed below in notes (h) and (i). The pro forma condensed combined balance sheets reflect adjustments as if the adjustments discussed below had occurred on June 30, 2009.

        News/Liberty Transaction.    On February 27, 2008, Liberty and News Corporation completed the News/Liberty Transaction, in which Liberty acquired News Corporation's approximately 41% interest in DIRECTV and three regional sports television networks (RSNs), and certain other assets

        GSN/FUN Transactions.    In March 2009, LMC Entertainment sold the fantasy sports subsidiary of FUN, FUN Sports, to Liberty and in April 2009 Liberty completed transactions which resulted in FUN becoming a wholly owned subsidiary of GSN and increased LMC Entertainment's ownership interest in GSN from 50% to 65%. As a result of these transactions, LMC Entertainment now owns a 65% equity interest, and a 50% voting interest, in GSN. Due to voting arrangements which limit LMC Entertainment's ability to control GSN, LMC Entertainment will account for this investment under the equity method of accounting.

        The pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the audited consolidated financial statements of DIRECTV for the year ended December 31, 2008 included in our Current Report on Form 8-K filed with the SEC on June 1, 2009, the unaudited consolidated financial statements of DIRECTV included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 7, 2009, the audited and unaudited consolidated financial statement of LMC Entertainment included in Annex F in this proxy statement/prospectus and Current Reports on Form 8-K filed by DIRECTV through the date of this report.

        Certain historical LMC Entertainment amounts have been combined to conform to DIRECTV's presentation.

HOLDINGS

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2009

(Unaudited)

	The DIRECTV Group Historical	LMC Entertainment Historical	GSN/FUN transactions(b)	Pro Forma Merger Adjustments(a)		Holdings
	(Dollars in Millions)
Revenues	$10,119	$140	$(15)	$(20	)(c)	$10,224
Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense	5,020	95	(9)	(20	)(c)	5,086
Selling, general and administrative expenses, exclusive of depreciation and amortization expense	2,628	23	(4)	—		2,647
Depreciation and amortization expense	1,345	8	(2)	—		1,351

Total operating costs and expenses	8,993	126	(15)	(20)		9,084

Operating profit	1,126	14	—	—		1,140
Interest income	16	—	—	—		16
Interest expense	(203)	(35)	—	—		(238)
Other, net	57	136	(52)	(148	)(d)
			1
			2	(8	)(e)	(12)

Income before income taxes	996	115	(49)	(156)		906
Income tax (expense) benefit	(366)	5	(1)	(4	)(f)	(366)

Income from continuing operations	$630	$120	$(50)	$(160)		$540

Basic and diluted income from continuing operations attributable to common shareholders per common share	$0.60					$0.53

Weighted average number of common shares outstanding (in millions)
Basic	1,012					982
Diluted	1,015					985
Amounts attributable to common shareholders:
Income from continuing operations	$630					$540
Less: Income attributable to noncontrolling interest	(22)					(22)

Income from continuing operations attributable to common shareholders	$608					$518

The accompanying notes are an integral part of these
Pro Forma Condensed Combined Financial Statements.

HOLDINGS

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(Unaudited)

	The DIRECTV Group Historical	LMC Entertainment	News/Liberty Transaction(g)	GSN/FUN Transaction(b)	Pro Forma Merger Adjustments(a)		Holdings
	(Dollars in Millions)
Revenues	$19,693	$267	$36	$(59)	$(32	)(c)	$19,905
Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense	9,948	181	19	(32)	(32	)(c)	10,084
Selling, general and administrative expenses, exclusive of depreciation and amortization expense	4,730	53	3	(22)	—		4,764
Depreciation and amortization expense	2,320	23	1	(13)	—		2,331

Total operating costs and expenses	16,998	257	23	(67)	(32)		17,179

Operating profit	2,695	10	13	8	—		2,726
Interest income	81	—	—	—	—		81
Interest expense	(360)	(52)	—	—	—		(412)
Other, net	55	4,320	(3,665)	7	(404	)(d)
					(13	)(e)	300

Income before income taxes	2,471	4,278	(3,652)	15	(417)		2,695
Income tax (expense) benefit	(864)	1,543	(1,797)	(3)	97	(f)	(1,024)

Income from continuing operations	$1,607	$5,821	$(5,449)	$12	$(320)		$1,671

Basic and diluted income from continuing operations attributable to common shareholders per common share	$1.36						$1.46
Weighted average number of common shares outstanding (in millions):
Basic	1,110						1,079
Diluted	1,114						1,084
Amounts attributable to common shareholders:
Income from continuing operations	$1,607						$1,671
Less: Income attributable to noncontrolling interest	(92)						(92)

Income from continuing operations attributable to common shareholders	$1,515						$1,579

The accompanying notes are an integral part of these
Pro Forma Condensed Combined Financial Statements.

HOLDINGS

PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AS OF JUNE 30, 2009

(Unaudited)

	The DIRECTV Group Historical	LMC Entertainment	Proforma Merger Transaction Adjustments(a)		Holdings
	(Dollars in Millions)
ASSETS
Current assets
Cash and cash equivalents	$2,272	$30	$80	(h)
			(32	)(i)	$2,350
Other current assets	2,010	69	—		2,079

Total current assets	4,282	99	48		4,429
Satellites, net	2,388	—	—		2,388
Property and equipment, net	4,117	5	—		4,122
Goodwill	3,774	266	134	(h)	4,174
Intangible assets, net	1,014	119			1,133
Investments and other assets	836	13,851	(13,226	)(j)
			(204	)(h)	1,257

Total assets	$16,411	$14,340	$(13,248)		$17,503

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$3,669	$629	$—		$4,298
Long-term debt	5,604	1,403	—		7,007
Deferred income taxes	543	1,768	(1,629)	(j)
			(57	)(k)	625
Other liabilities and deferred credits	1,701	1	121	(h)	1,823
Commitments and contingencies
Redeemable noncontrolling interest	325	—	—		325
Total stockholders' equity	4,569	10,539	(11,683	)(l)	3,425

Total liabilities and stockholders' equity	$16,411	$14,340	$(13,248)		$17,503

The accompanying notes are an integral part of these
Pro Forma Condensed Combined Financial Statements.

HOLDINGS

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008

FOR THE SIX MONTHS ENDED AND AS OF JUNE 30, 2009

(Unaudited)

The following adjustments are included in the Holdings pro forma condensed combined financial statements:

(a)
The pro forma condensed combined financial statements were prepared with DIRECTV treated as the acquiring corporation for purposes of applying the acquisition method of accounting.

(b)
The pro forma condensed combined statements of operations include adjustments to deconsolidate 100% of the results of operations and financial position of FUN, to record 65% of the earnings of GSN and FUN under the equity method of accounting as a result of the GSN/FUN transactions and to reverse a $52 million gain recognized by LEI as part of the GSN/FUN transaction.

(c)
Adjusted to reflect the elimination of broadcast programming payments from DIRECTV to LEI.

(d)
Adjustment to reverse the earnings recorded by LEI using the equity method of accounting for its investment in DIRECTV during the period presented and to reverse a charge recorded by LEI related to its investment in DIRECTV.

(e)
Based on a preliminary valuation, we estimate the fair value of the 65% equity interest in the combined GSN/FUN to be approximately $247 million as of June 30, 2009. The book value of 65% of the net assets of GSN as of June 30, 2009 was $36 million; therefore, our preliminary estimate of the excess of fair value over the book value of the 65% equity interest in GSN is $211 million. For purposes of the pro forma condensed combined financial statements, we estimated that 50% of the excess of the fair value over the book value will be allocated to goodwill, which has an indefinite life, and 50% of the excess of the fair value over the book value will be allocated to amortizable intangible assets with an average life of 5 years. Both the goodwill and intangible assets will be allocated to memo accounts used for equity method accounting and will therefore not appear in the pro forma condensed combined balance sheets. Under the equity method of accounting, equity earnings recorded for our investment in GSN will be recorded net of the amortization expense associated with this intangible asset. The pro forma amortization of this intangible asset, which is presented in "Other, net" in the pro forma condensed combined statements of operations, has been estimated in the amount of $8 million, net of taxes for the six months ended June 30, 2009 and $13 million, net of taxes for the year ended December 31, 2008.

(f)
Adjusted for the estimated income tax effects of the pro forma merger adjustments using a statutory tax rate of 38.2% for the six months ended June 30, 2009 and a pro forma statutory tax rate of 38% for the year ended December 31, 2008.

(g)
Adjustments to: (i) reverse the $3,665 million gain and related tax benefit recognized by LMC Entertainment as a result of the News/Liberty Transaction, (ii) reflect the historical results of operations for the RSNs acquired as part of the News/Liberty Transaction for the two months ended February 2008 as if the transaction had been completed as of January 1, 2008 and (iii) record amortization of RSN intangible assets as if the acquisition of the RSNs had occurred on January 1, 2008.

(h)
Adjusted to record the acquisition consideration in the mergers. The actual acquisition consideration will be determined based on fair values at the time of the transaction close.

  As an incentive to the LEI stockholders to enter into the mergers, the exchange ratio described elsewhere in this document was determined in a manner such that LEI stockholders as a group will receive a premium in the form of a slightly larger economic interest in Holdings than would have been otherwise determined based on the relative fair values of DIRECTV and LEI. This premium, calculated as the fair value of the economic interest to be distributed to LEI stockholders in excess of the fair value of the assets acquired and liabilities assumed of LEI (excluding LEI's interest in DIRECTV) will be expensed as a disproportionate distribution upon completion of the mergers. In addition, as part of the mergers, Holdings will grant common stock options and stock appreciation rights (stock based awards) to replace stock based awards of LEI. Pursuant to SFAS 141R, the incremental fair value of the replacement awards in excess of the fair value of the replaced LEI awards must also be expensed. Had the merger been completed on June 30, 2009, we estimate that we would have recorded an expense of approximately $225 million on that date for the premium to the former LEI stockholders, and the incremental fair value of the stock based awards. However, the actual amounts to be recorded are likely to change as they will be determined based on acquisition date fair values.

  Since a portion of the LEI replacement stock based awards are held by individuals who will remain employees of Liberty and not become employees of Holdings, they will be reported as a liability at fair value by Holdings in accordance with accounting standards for non-employee awards. The estimated fair value of the LEI replacement stock based awards is $210 million, of which $121 million is recorded as a liability related to non-employee awards and $89 million is recorded as equity related to employee awards.

  The exchange ratio described in the mergers results in a net reduction in the number of Holdings shares outstanding compared to the number of DIRECTV shares outstanding prior to the mergers. This reduction in shares outstanding is reflective of the fact that, excluding LMC Entertainment's 57% ownership interest in DIRECTV and the related deferred income taxes, and after giving effect to the GSN/FUN transactions and the $80 million in cash to be contributed by Liberty, LMC Entertainment's liabilities exceed the book value of its assets by approximately $1,008 million.

  The acquisition consideration is calculated below as: 1) the fair value of the reduction in the shares outstanding resulting from the mergers, 2) plus the fair value of stock based awards to be issued as replacements to current LEI stock based award holders, and 3) less the premium to be expensed as discussed above. For purposes of the pro forma condensed combined balance sheets, fair values are estimated as of June 30, 2009, including the share price of DIRECTV common stock of $24.71, the closing price on that date.

  For purposes of the accompanying pro forma condensed combined financial statements, we determined the fair value of the acquisition consideration as follows:

(Dollars in Millions)
Fair value of net reduction in shares outstanding as consideration for the acquisition of the net liabilities of LEI	$(996)
Plus: Fair value stock based awards to be issued by Holdings to LEI award holders	210
Less: Premium to be expensed in merger	(212)

Total consideration	(998)

Net book value of LMC Entertainment	10,539
Add: Cash to be contributed by Liberty Media	80
Less: Adjustments to eliminate book value of LMC Entertainment investment in The DIRECTV Group and related deferred income taxes	(11,597)

Adjusted net book value (deficit) of LMC Entertainment	(978)

Excess of adjusted net book value of LMC Entertainment over total consideration	$(20)

  The preliminary allocation of the excess of adjusted net book value of LMC Entertainment over the total consideration is as follows:

(Dollars in Millions)
Goodwill	$134
Investment in GSN/FUN	(154)

Excess of adjusted net book value of LMC Entertainment over total consideration	$(20)

  The pro forma preliminary adjustment shown above is subject to change based on a valuation of the fair value of assets acquired to be performed following the close of the transaction. The final valuation and acquisition accounting are expected to be finalized within one year after the completion of the mergers.

(i)
Adjusted to reflect cash payments of an estimated $32 million of transaction costs incurred to consummate the mergers, which we will expense pursuant to SFAS No. 141R.

(j)
Adjustment to eliminate LMC Entertainment's investment in DIRECTV and related deferred tax liabilities.

(k)
Deferred income taxes recorded as a result of the mergers.

(l)
Adjusted to reflect the following:

(Dollars in Millions)
Fair value of net reduction in shares outstanding as consideration for the acquisition of the net liabilities of LEI	(996)
Fair value of stock based awards to be issued by Holdings to LEI award holders	89
Adjusted net book value (deficit) of LMC Entertainment	978
Premium to be expensed in merger	(212)

Subtotal: Excess of the adjusted net book value of LMC Entertainment over equity consideration	(141)
Adjustments to eliminate LMC Entertainment's book value of investment in The DIRECTV Group and related deferred income taxes	(11,597)
Cash contributed by Liberty Media	80
Transaction costs	(32)
Deferred income taxes related to the mergers	7

Total adjustments to equity	$(11,683)

DESCRIPTION OF HOLDINGS CAPITAL STOCK

        The following summary is a description of the material terms of Holdings' capital stock and is not complete. You should also refer to the form of Holdings' amended and restated certificate of incorporation, which is included as Annex C to this proxy statement/prospectus, and the form of Holdings' by-laws, which is included as Annex D to this proxy statement/prospectus, and the applicable provisions of the DGCL.

 Common Stock

        As of the effective time of the mergers, Holdings will have the authority to issue 4,000,000,000 shares of capital stock, consisting of (i) 3,500,000,000 shares of Class A common stock, par value $0.01 per share (the "Class A common stock"), (ii) 30,000,000 shares of Class B common stock, par value $0.01 per share (the "Class B common stock"), and (iii) 420,000,000 shares of Class C common stock, par value $0.01 per share (the "Class C common stock", and together with the Class A common stock and the Class B common stock, "Holdings common stock").

        Holders of Holdings common stock will be entitled to receive dividends when, as and if declared by Holdings' board of directors out of funds legally available for payment, subject to the rights of holders of the Holdings preferred stock.

        Each holder of Class A common stock will be entitled to one vote per share. Each holder of Class B common stock will be entitled to fifteen (15) votes per share. The Class C common stock will be non-voting, except as, and only to the extent, required by applicable law. If a vote or consent of the holders of Class C common stock should at any time be required under Delaware law, the holders of Class C common stock will be entitled to 1/100th of a vote for each share of Class C common stock held. Subject to the rights, if any, of the holders of any series of preferred stock if and when issued and subject to applicable law, all voting rights are vested in the holders of shares of Holdings common stock. Holders of shares of Holdings common stock do not have cumulative voting rights.

        The Class A common stock, Class B common stock and any preferred stock (but only to the extent such series of preferred stock is designated a voting security) will vote their respective shares together as one class. Except as required by applicable law, holders of Holdings common stock will not be entitled to vote on any amendment to the certificate of incorporation that relates solely to the preferred stock if the holders of outstanding shares of preferred stock are entitled to vote thereon. Under the DGCL, voting by classes is required for amendments to the certificate of incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Under the terms of the amended and restated certificate of incorporation of Holdings, the number of authorized shares of any preferred stock or any class of Holdings common stock may be increased or decreased (but not below the authorized number of shares then outstanding or then issuable pursuant to any convertible securities of Holdings) by the affirmative vote of the holders of a majority in voting power of the stock of Holdings irrespective of the class vote requirements of the DGCL.

        The Class B common stock will be entitled to a class vote in the event of certain share distributions, including share distributions of convertible securities of Holdings, share distributions of voting securities on Class C common stock, and a share distributions that would not provide the holders of the Class B common stock the same relative voting power of the Class B common stock versus the other classes of Holdings common stock. The Class B common stock will also be entitled to a class vote in respect of certain amendments to the amended and restated certificate of incorporation of Holdings, including amendments of provisions of the certificate of incorporation relating to (i) the consent rights of the holders of the Class B common stock, the voting rights of the Holdings common stock, the terms for automatic conversion of the Class B common stock into Class A common stock, the terms of distributions or dividends (including share distributions), liquidation, dissolution or winding-up, the exemption of the Malones and certain transferees from the terms of the provisions relating to excess shares, the consideration received in certain corporate transactions by holders of Class B common stock not being less than that received by holders of Class A common stock, Holdings' right to redeem the Class B common stock upon the death of Mr. Malone, the requirement that the corporation reclassify the Holdings common stock on an equal per share basis, and (ii) any amendment resulting in a reclassification or recapitalization pursuant to which holders of Class C common stock would receive voting securities or that does not provide the holders of the Class B common stock, among other things, the same relative voting power of the Class B common stock versus the other classes of Holdings common stock. Such class vote of holders of Class B common stock requires the prior consent or affirmative vote of the holders of at least 50% of the outstanding shares of Class B common stock, voting as a separate class, which consent or affirmative vote may be obtained at an annual or special meeting of stockholders of Holdings or by written consent pursuant to Holdings' amended and restated certificate of incorporation. However, no consent of the Class B common stock will be required for Holdings to enter into certain transactions with non-affiliates of Holdings, regardless of whether such transactions will result in the amendment of any of the provisions referred to in clauses (i) or (ii) above.

        Holdings will not reclassify, subdivide or combine one class of Holdings common stock without reclassifying, subdividing or combining each other class of Holdings common stock on an equal per share basis.

        In the event of a voluntary or involuntary liquidation, dissolution or winding up of Holdings, the holders of Holdings common stock will be entitled to share equally in any of the assets available for distribution after Holdings has paid in full all of its debts and subject to the payment or provision for payment of preferential or other amounts, if any, to which holders of Preferred Stock, if any, are entitled.

        Holders of shares of Holdings common stock will not be entitled to preemptive rights.

        Shares of Holdings Class B common stock are not convertible into shares of Class A common stock at the election of the holder. However, if a transfer of shares of Class B common stock is made to a transferee that is not an affiliate of the transferor and is effected through a public transfer, then each such share of Class B common stock will automatically convert into one fully paid and non assessable shares of Class A common stock in the hands of the transferee. For this purpose, a "public transfer" means a transfer that (i) is effected on any stock exchange, in the over-the-counter market, or on any electronic screen-based or automated securities trading market and (ii) which involves a broker, dealer or market maker.

        Except with respect to certain holders of common stock, Holdings has the right to redeem, upon the death of Mr. Malone, (x) all of the outstanding shares of Holdings Class B common stock held by the Malones and certain related persons of the Malones and (y) all of the outstanding shares of Holdings Class B common stock held by any person (other than a Malone or a related person of a Malone and certain exempt holders) so long as Holdings also redeems all of the outstanding shares of Holdings Class B common stock held by the Malones and certain related persons of the Malones. Such redemption right will only exist during the period commencing on the later of the death of Mr. Malone and the effective time of the mergers and ending at the close of business on the later of (x) the 50th day after the date on which any legal action that may be required to confirm the appointment of the personal representative for Mr. Malone's estate or for the estate to act through its personal representative has been completed and (y) the 10th day after the effective time of the mergers. The consideration payable for each share of Holdings Class B common stock subject to such redemption will be 110% of the per share market price for the Holdings Class A common stock at such time. The consideration will be payable in cash and/or in shares of Holdings Class A common stock, or any combination of the foregoing, at the election of the holder.

        Computershare Trust Company, N.A. will be the transfer agent, registrar and dividend disbursement agent for the Holdings common stock.

 Restrictions on Ownership; Transfer of Excess Shares to a Trust

Ownership Limitations

        The Holdings amended and restated certificate of incorporation will contain restrictions on the transfer of Holdings common stock during the first year after completion of the Split-Off. These provisions are designed to protect Holdings and its stockholders from, among other things, liability for potential adverse effects under Section 355(e) of the Code that could result from certain changes in ownership of shares of Holdings common stock in light of Holdings participating in the mergers.

        The excess share provision of the Holdings amended and restated certificate of incorporation will provide that, subject to certain exceptions, during the period beginning on the effective date of the Split-Off and ending one year and one day from such date (the "restriction period"), no person may acquire, actually or constructively by virtue of certain of the attribution and aggregation provisions of the Code and Treasury Regulations, any shares of Holdings common stock to the extent such acquisition would (i) cause such person to own, actually or constructively, 10% or more of any class of Holdings common stock (a "10% shareholder") or, if such person actively participates in management of Holdings, 5% or more of any class of Holdings common stock (a "controlling shareholder") or (ii) increase the amount of Holdings stock treated as owned by a 10% shareholder or controlling shareholder. In addition, the excess share provisions will provide that during such restriction period, certain "prohibited persons" may not acquire actually or constructively by virtue of certain of the attribution and aggregation provisions of the Code and Treasury Regulations any shares of Holdings common stock if such acquisition would not be protected by the so called "public trading" safe harbor contained in the Treasury Regulations under Section 355(e) of the Code. For these purposes, a prohibited person is any person that had an agreement, understanding, arrangement, or engaged in substantial negotiations regarding an acquisition of stock of Holdings, Liberty, LEI or DIRECTV during the two-year period preceding the Split-Off, and persons who would be aggregated with, or from whom ownership of such stock would be attributed to, such person under Section 355(e) of the Code and the Treasury Regulations. Acquisitions of Holdings common stock described in this paragraph are referred to as "prohibited acquisitions." If a prohibited person enters into an agreement, understanding or arrangement, or engaged in substantial negotiations regarding a prohibited acquisition prior to the day after the first anniversary of the Split-Off and such prohibited person prior to the Split-Off entered into an agreement, understanding or arrangement, or engaged in substantial negotiations regarding the prohibited acquisition (or a similar acquisition within the meaning of the Treasury Regulations under Section 355(e) of the Code), the restriction period will be extended with respect to such prohibited person until the later of the first day after the second anniversary of the Split-Off or six months and one day after the date that the prohibited acquisition was consummated or terminated.

        The excess share provisions were included in the Holdings amended and restated certificate of incorporation in order to induce DIRECTV to enter into the merger agreement and the transactions contemplated thereby.

Remedies

        Any purported prohibited acquisition occurring during the first year after completion of the Split-Off will be null and void to the intended holder. The stock will be treated in accordance with the excess share provisions of the Holdings amended and restated certificate of incorporation. At the closing of the mergers, Holdings will create a trust for the exclusive benefit of a charitable beneficiary. The trustee of the trust will be designated by the audit committee of Holdings' board of directors and will not be affiliated with Holdings or the intended holder. Excess shares will be transferred to the trustee of the trust for the exclusive benefit of the charitable beneficiary until such time as the excess shares are transferred to a person whose ownership will not violate the restrictions on ownership. While the excess shares are held in trust, dividend and distributions on the shares will be paid to the trust for the benefit of the charitable beneficiary. The trustee will have the right to vote the excess shares (one vote per share for Holdings Class A common stock and 15 votes per share for Holdings Class B common stock). If the excess shares have already been voted by the intended owner, the trustee shall have the discretion to rescind and recast any such vote unless Holdings will have already taken irreversible corporate action based on such vote.

        The excess shares will be sold by the trustee for cash to a transferee whose ownership would not violate the restrictions described above. The intended holder who purported to acquire the shares in violation of the restrictions described above will receive proceeds from the sale of the excess shares equal to the lesser of:

  •
  the price paid by the intended holder for the excess shares, or, if no consideration was paid, the fair market value on the day of the event causing the excess shares to be held in trust; and

  •
  the net proceeds received by the trustee from the sale or other disposition of the excess shares held in trust.

        Any proceeds in excess of the amount payable to the intended holder will be paid to the charitable beneficiary.

        In addition, the excess shares held in trust are subject to purchase by Holdings for a 30-day period at a purchase price equal to the price paid by the intended holder for the excess shares, or, if no consideration was paid, the fair market value on the day of the event causing the excess shares to be held in trust.

        The intended holder of excess shares will cease to be entitled to distributions (other than liquidating distributions up to an amount equal to the amount the holder would have received upon a repurchase by Holdings, as described above), voting rights or any other benefits with respect to the excess shares except the right to payment on the transfer of the excess shares as described above. Any dividend or distribution paid to an intended holder on excess shares must be repaid to Holdings upon demand, and Holdings will pay any such amounts to the trust for the benefit of the charitable beneficiary. However, if Holdings distributes stock in connection with a stock dividend, stock split, reclassification or recapitalization, the excess share provisions will continue to apply, with appropriate adjustments, to both the excess shares with respect to which the distribution was made as well as the stock that was distributed.

Exceptions

        Except as described below, these excess shares provisions will not apply to acquisitions of stock from Holdings or in connection with the mergers. In addition, the excess share provisions will not apply to certain shares held by the Malones.

Waivers

        These ownership restrictions may not be waived by the Holdings board of directors except in the event of an inadvertent violation of the provisions. Any waiver must be conditioned upon the intended holder promptly disposing of a sufficient number of shares that cures the violation.

Issuance of Excess Shares in the Merger

        The LEI restated certificate of incorporation will also contain similar excess share provisions. The Holdings amended and restated certificate of incorporation will provide that if at the time of the mergers LEI excess shares are outstanding, then the Holdings common stock received in exchange for LEI excess shares in the LEI merger will be deemed to be excess shares subject to the excess share provision of the Holdings amended and restated certificate of incorporation. With certain necessary conforming adjustments, such excess shares will generally be treated similar to that described above with respect to excess shares transferred to a trust in connection with a prohibited acquisition.

Miscellaneous

        All certificates representing Holdings common stock will bear a legend referring to the restrictions described above.

        The ownership provisions described above could have the effect of delaying, deferring or preventing a change in control of Holdings during the first year after the completion of the transactions. That could deter potential acquirors from making an offer to stockholders of Holdings and limit any opportunity to realize premiums over prevailing market prices for Holdings common stock in connection therewith.

Preferred Stock

        Under Holdings' amended and restated certificate of incorporation, the Holdings board of directors will be authorized, without further stockholder action, to issue up to 50,000,000 shares of preferred stock, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of each series. As of the date of this proxy statement/prospectus, Holdings has not issued any preferred stock.

        Subject to the determination of the Holdings board of directors in any certificate of designations for a series of preferred stock, Holdings preferred stock would generally have preference over Holdings common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of Holdings.

COMPARISON OF STOCKHOLDER RIGHTS

        The rights of stockholders of a corporation are governed by the laws of the state in which the corporation is incorporated, as well as the certificate (or articles) of incorporation and by-laws of the corporation. DIRECTV and Holdings are both organized under the laws of the state of Delaware, and therefore differences in the rights of holders of DIRECTV common stock and Holdings common stock arise from their respective certificates of incorporation and by-laws. After the DIRECTV merger is completed, the rights of DIRECTV stockholders who become Holdings stockholders will be governed by Holdings' amended and restated certificate of incorporation and by-laws and the DGCL.

        This section of the proxy statement/prospectus summarizes certain material differences between the rights of DIRECTV stockholders and Holdings stockholders immediately following completion of the mergers. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders or of Delaware corporate law.

        All DIRECTV stockholders are urged to read carefully the relevant provisions of the DGCL, as well as the amended and restated certificate of incorporation and amended and restated by-laws of DIRECTV and the amended and restated certificate of incorporation and by-laws of Holdings (which will be substantially in the form attached as Annex C and Annex D to this proxy statement/prospectus). Copies of the amended and restated certificate of incorporation and amended and restated by-laws of DIRECTV are available to DIRECTV stockholders upon request. See "Where You Can Find More Information" on page 157.

 Authorized Capital Stock

        DIRECTV.    DIRECTV has the authority to issue 4,084,000,000 shares of capital stock, consisting of (i) 3,000,000,000 shares of common stock, par value $0.01 per share, and 275,000,000 shares of Class B common stock, par value $0.01 per share, (ii) 800,000,000 shares of excess stock, par value $0.01 per share, and (iii) 9,000,000 shares of preferred stock, par value $0.01 per share, issuable in series.

        Holdings.    Holdings will have the authority to issue 4,000,000,000 shares of capital stock, consisting of (i) 3,500,000,000 shares of Class A common stock, par value $0.01 per share (the "Class A common stock"), (ii) 30,000,000 shares of Class B common stock, par value $0.01 per share (the "Class B common stock"), (iii) 420,000,000 shares of Class C common stock, par value $0.01 per share (the "Class C common stock", and together with the Class A common stock and the Class B common stock, the "Holdings common stock"), and (iv) 50,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), issuable in series.

Stockholder Rights Plan

        DIRECTV.    DIRECTV has not adopted a rights plan.

        Holdings.    Holdings currently does not intend to adopt a rights plan prior to the effective time of the mergers. Under the DGCL, a corporation may create and issue rights entitling the holders of the rights to purchase from the corporation shares of any class or series of capital stock, subject to any provisions in its certificate of incorporation.

Preemptive Rights

        DIRECTV.    DIRECTV's amended and restated certificate of incorporation does not provide holders of common stock with preemptive rights.

        Holdings.    Same as DIRECTV.

 Stockholder Voting

  DIRECTV.

        General.    Subject to the rights of any outstanding series of preferred stock to vote as a separate class, each share of DIRECTV common stock is entitled to one vote per share on all matters submitted to the stockholders. Generally, corporate actions taken by vote of DIRECTV's stockholders are authorized upon receiving the affirmative vote of a majority of the votes cast at the stockholders' meeting on the subject matter unless otherwise required by law. The election of directors is determined by a plurality vote, and thus the nominees receiving the highest number of votes cast by DIRECTV stockholders will be elected to DIRECTV's board of directors.

        Quorum.    A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a stockholders' meeting.

        Cumulative Voting.    Holders of DIRECTV common stock do not have cumulative voting rights.

        Class Voting.    Under the DGCL, voting by classes is only required for amendments to the certificate of incorporation that would increase or decrease the aggregate number of authorized shares of such class (unless the certificate of incorporation provides otherwise), increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. No other specific class voting right is provided under the amended and restated certificate of incorporation or amended and restated by-laws of DIRECTV.

  Holdings.

        General.    Each share of the Class A common stock will be entitled to one vote per share on all matters submitted to the stockholders, each share of the Class B common stock will be entitled to 15 votes per share on all matters submitted to the stockholders, and each share of the Class C common stock will be non-voting, except as, and only to the extent, required by applicable law. If a vote or consent of the holders of Class C common stock should at any time be required under Delaware law, the holders of Class C common stock will be entitled to 1/100th of a vote for each share of Class C common stock held. Generally, corporate actions taken by vote of Holdings stockholders will be authorized upon receiving the affirmative vote of a majority of the votes cast by all Holdings stockholders present at the meeting, in person or by proxy, and entitled to vote on such action voting as one class unless otherwise required by law. The election of directors will be determined by a plurality vote, and thus the nominees receiving the highest number of votes cast by Holdings stockholders will be elected to Holdings' board of directors.

        Quorum.    In general, a majority of the outstanding shares, represented in person or by proxy, at a stockholders' meeting duly called will constitute a quorum for the transaction of business.

        Cumulative Voting.    Holders of Holdings common stock will not have cumulative voting rights.

        Class Voting.    Subject to the below, the Class A common stock, Class B common stock and the Preferred Stock (but only to the extent such series of Preferred Stock is designated a voting security) will vote their respective shares together as one class. Except as required by applicable law, holders of Holdings common stock will not be entitled to vote on any amendment to the certificate of incorporation that relates solely to the Preferred Stock if the holders of outstanding shares of Preferred Stock are entitled to vote thereon. Under the DGCL, voting by classes is required for amendments to the certificate of incorporation that would increase or decrease the aggregate number of authorized shares of such class (unless the certificate of incorporation provides otherwise), increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Under the terms of the amended and restated certificate of incorporation of Holdings, the number of authorized shares of any preferred stock or any class of Holdings common stock may be increased or decreased (but not below the authorized number of shares then outstanding or then issuable pursuant to any convertible securities of Holdings) by the affirmative vote of the holders of a majority in voting power of the outstanding stock of Holdings irrespective of the class vote requirements of the DGCL. The Class B common stock will be entitled to a class vote in the event of certain share distributions (including distributions of convertible securities of Holdings) including a share distribution that would not provide the holders of the Class B common stock the same relative voting power of the Class B common stock versus the other classes of Holdings common stock and in the event of certain charter amendments. Also, see "Comparison of Stockholder Rights—Amendment to Governing Documents" for additional consent rights of the Class B common stock in respect of amendments to Holdings' amended and restated certificate of incorporation.

        Pursuant to the terms of the Stipulation of Settlement, the Class A common stock will be entitled to a class vote in the event that Holdings proposes to engage in a merger, consolidation or sale of all or substantially all of its assets in which the effectiveness of such a transaction would (i) require the approval of the holders of the common stock of Holdings and (ii) result in the holders of Class A common stock receiving consideration per share different in form or amount than that to be received by holders of Class B common stock. In such instance, the approval by the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class, will be required. Such separate voting right shall, however, cease to be of any force or effect and will be automatically repealed upon the earliest to occur of: (i) Mr. Malone's death, (ii) the time at which the Malones, in the aggregate, do not own shares of Holdings Class B common stock representing at least 10% of the combined voting power of Holdings Class A common stock and Holdings Class B common stock and (iii) the Approval Deadline, if final court approval of the Stipulation of Settlement is not obtained as of such date.

        No other specific class voting rights will be provided under the amended and restated certificate of incorporation or by-laws of Holdings.

Action by Written Consent

        DIRECTV.    The amended and restated certificate of incorporation of DIRECTV provides that stockholder actions can be taken by written consent by the holders of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

        Holdings.    The amended and restated certificate of incorporation of Holdings will, subject to the rights of any series of preferred stock, prohibit stockholder actions taken by written consent; provided that holders of Class B common stock will be entitled to take action by written consent but solely in instances where the consent of the Class B common stockholders, as a class, is required.

Notice of Stockholders' Meeting

        DIRECTV.    DIRECTV's amended and restated by-laws provide that, unless otherwise required by applicable law, written notice of the time, place and purposes of a meeting of stockholders must be delivered not less than 10 nor more than 60 days before the date of the meeting, by mail postage prepaid, to each stockholder of record entitled to vote at such meeting.

        Holdings.    Same as DIRECTV.

Record Date

        DIRECTV.    DIRECTV's amended and restated by-laws provide that for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in any other lawful action, the board of directors may fix a record date which shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed, the record date for determining the stockholders entitled to notice of or to vote at a meeting shall be at the close of business on the day next preceding the day of the meeting, and for determining the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or for any other purpose, the record date shall be at the close of business on the day on which the board adopts a resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided that the board may fix a new record date for the adjourned meeting.

        Holdings.    Same as DIRECTV.

Inspection of Stockholder Lists

        DIRECTV.    DIRECTV's amended and restated by-laws provide that a complete list of the stockholders entitled to vote at a meeting of stockholders shall be available for inspection by stockholders, for any purpose germane to the meeting and during ordinary business hours, for a period of at least 10 days prior to and at stockholder meetings.

        Holdings.    Holdings' by-laws will provide that a complete list of the stockholders entitled to vote at the meeting shall be available for inspection by stockholders, at least 10 days before every meeting of stockholders and for any purpose germane to the meeting, during ordinary business hours at the principal place of business of the corporation, or on a reasonably accessible electronic network, and at stockholder meetings.

Ability to Call Special Meetings of Stockholders

        DIRECTV.    Special meetings of the stockholders may be called at any time by (a) the board pursuant to a resolution approved by a majority of the board, (b) the chairman or a vice chairman or (c) any stockholder who beneficially owns 10% or more of DIRECTV's voting securities then outstanding. Only such business as is stated in the notice of meeting may be acted upon at a special meeting.

        Holdings.    Except as otherwise required by law and subject to the rights of the holders of any outstanding series of preferred stock, special meetings of stockholders of Holdings may be called only by or at the direction of the board, and may not be called by any other person or persons. Pursuant to the terms of the Stipulation of Settlement, the holders of 10% or more of the outstanding shares of Class A common stock will be permitted to cause the board of directors of Holdings to call and hold a special meeting of stockholders; provided, that in the event that the Stipulation of Settlement does not receive final court approval by the Approval Deadline, such by-law provision will become null and void.

Amendment to Governing Documents

  DIRECTV.

        Amendment of Certificate of Incorporation.    Under the DGCL, unless a greater vote is required by the corporation's certificate of incorporation, an amendment to the certificate of incorporation requires the approval of the corporation's board of directors and the approval of the holders of a majority of the outstanding common stock entitled to vote on the amendment and the holders of a majority of the outstanding stock of each class entitled to vote as a class on such amendment. In addition, the sections of DIRECTV's amended and restated certificate of incorporation relating to excess stock, independent directors, related party transactions, and amendments to the certificate of incorporation, may not be amended without (x) the affirmative vote of at least a majority of the directors, including at least a majority of independent directors on the board, and (y) the affirmative vote of the holders of at least

75% of the voting power of all of the then outstanding shares entitled to vote generally on matters requiring approval of stockholders.

        Amendment of By-laws.    The amended and restated by-laws of DIRECTV provide that the board has the power to adopt, alter, amend or repeal the by-laws, and the stockholders may adopt, alter, amend or repeal the by-laws by the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of capital stock of all classes and series of the corporation, voting as a single class, subject to the following. The by-laws may only be amended, altered or repealed with respect to certain provisions relating to the board of directors (including term, number, removal and appointment of directors), committees (including the powers, authorities and responsibilities of committees), officers and amendments by: (i) the affirmative vote of at least a majority of the directors (including at least a majority of independent directors then serving on the board), (ii) the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares entitled to vote generally on matters requiring approval of stockholders, voting together as a single class, but excluding such shares beneficially owned by News Corporation, or (iii) the board or by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares entitled to vote generally on all matters requiring approval of stockholders (in the event any person, together with its affiliates, shall have acquired ownership of 65% or more of DIRECTV's voting securities then outstanding).

        Prior to the first annual meeting of the stockholders of DIRECTV occurring after July 29, 2009 any amendment made by the board of directors with respect to the following by-law provisions requires the affirmative vote of not less than 80% of the directors then serving on the board (with any fractional number being rounded up to the next whole number):

  •
  Any increase to the number of directors of DIRECTV in excess of twelve (12) directors that would become effective prior to the first annual meeting of the stockholders occurring after July 29, 2009 requires the affirmative vote of not less than 80% of the directors then serving on the board (with any fractional number being rounded up to the next whole number).

  •
  The next individual appointed by the board to serve as an independent director (for NASDAQ purposes) and to fill the vacancy existing on the DIRECTV board on May 3, 2009 (the "Additional Director") requires the affirmative vote of not less than 80% of the directors then serving on the board (with any fractional number being rounded up to the next whole number).

        Before the vacancy in the office of President and Chief Executive Officer of DIRECTV created by the resignation of Mr. Carey (and without regard to the appointment of Mr. Hunter as Interim Chief Executive Officer) has been filled, any amendment made by the board of directors with respect to the following by-law provision requires the affirmative vote of not less than 80% of the directors then serving on the board (with any fractional number being rounded up to the next whole number):

  •
  To fill the vacancy in the office of President and Chief Executive Officer of DIRECTV created by the resignation of Mr. Carey (and without regard to the appointment of Mr. Hunter as interim Chief Executive Officer) requires the affirmative vote of not less than 80% of the number of directors then serving on the board (with any fractional number being rounded up to the next whole number).

  Holdings.

        Amendment of Certificate of Incorporation.    Subject to the DGCL, any amendments to the amended and restated certificate of incorporation are subject to compliance with the consent rights of the holders of Class B common stock with respect to (i) amendments of provisions of the amended and restated certificate of incorporation relating to the consent rights of the holders of the Class B common stock, the voting rights of the Holdings common stock, the terms for automatic conversion, the terms for distributions or dividends (including share distributions), liquidation, dissolution or winding-up, the exemption of the Malones and certain transferees from the terms of the provisions relating to excess shares, the consideration received in certain corporate transactions, Holdings' right to redeem the Class B common stock upon the death of Mr. Malone, and the requirement that the corporation reclassify the Holdings common stock on an equal per share basis, and (ii) any amendment resulting in a reclassification or recapitalization that does not provide the holders of the Class B common stock, among other things, the same relative voting power of the Class B common stock versus the other classes of Holdings common stock. However, no consent of the Class B common stock will be required for Holdings to enter into certain transactions with non-affiliates of Holdings, regardless of whether such transactions will result in the amendment of any of the provisions referred to in clauses (i) or (ii) above.

        Amendment of By-laws.    The by-laws of Holdings will provide that such by-laws may be amended, repealed and new by-laws may be adopted by (i) the board at any meeting of the board by the affirmative vote of a majority of the whole board, (ii) by unanimous written consent of the board in lieu of a meeting, or (iii) at any annual meeting of stockholders or at any special meeting of the stockholders called by the board for that purpose, by the affirmative vote of not less than a majority of the voting power of all outstanding shares of all classes and series of capital stock of the corporation entitled to vote thereon, voting as a single class.

        Prior to the first annual meeting of the stockholders of Holdings occurring after the effective time of the mergers any amendment made by the board of directors with respect to the following by-law provisions requires the affirmative vote of not less than 80% of the directors then serving on the board (with any fractional number being rounded up to the next whole number):

  •
  Any increase to the number of directors of Holdings in excess of twelve (12) directors that would become effective prior to the first annual meeting of the stockholders occurring after the effective time of the mergers requires the affirmative vote of not less than 80% of the directors then serving on the board (with any fractional number being rounded up to the next whole number).

  •
  If the additional director who is to be appointed with the approval of 80% of the DIRECTV directors then in office prior to the mergers is not serving as a member of the Holdings board of directors at the merger effective time, then the first individual appointed by the board to serve as an independent director (for NASDAQ purposes) in that slot following the effective time of the mergers requires the affirmative vote of not less than 80% of the directors then serving on the board (with any fractional number being rounded up to the next whole number).

  •
  The compensation committee shall be composed of no less than three and no more than four directors; provided that at least one of the initial members of the compensation committee is a LEI Designee who qualifies as an independent director of Holdings for NASDAQ purposes; and provided, further, that, if the Additional Director is then serving as a director, then the compensation committee may instead be composed of five members, and such Additional Director, as applicable, shall be appointed to serve as the fifth member of such committee.

  •
  The nominating and corporate governance committee shall be composed of no less than three and no more than four directors; provided that at least one of the initial members of the nominating and corporate governance committee is a LEI Designee who qualifies as an independent director of Holdings for NASDAQ purposes; and provided, further, that, if the Additional Director is then serving as a director, then the nominating and corporate governance committee may instead be composed of five members, and such Additional Director, as applicable, shall be appointed to serve as the fifth member of such committee.

        Before the vacancy in the office of President and Chief Executive Officer of Holdings created by the resignation of Mr. Carey (and without regard to the appointment of Mr. Hunter as Interim Chief Executive Officer) has been filled, any amendment made by the board of directors with respect to the following by-law provision requires the affirmative vote of not less than 80% of the directors then serving on the board (with any fractional number being rounded up to the next whole number):

  •
  To fill the vacancy in the office of President and Chief Executive Officer of Holdings created by the resignation of Mr. Carey (and without regard to the appointment of Mr. Hunter as interim Chief Executive Officer) requires the affirmative vote of not less than 80% of the number of directors then serving on the board (with any fractional number being rounded up to the next whole number).

        Pursuant to the terms of the amended and restated certificate of incorporation and by-laws of Holdings, and in connection with the Stipulation of Settlement, certain by-law provisions of Holdings that provide that a majority of the board of directors of Holdings be Qualifying Directors and that at least 50% of the audit committee, compensation committee and any special transaction committee established by the board of directors be comprised of Qualifying Directors, cannot be amended without either (i) the approval of the board of directors of Holdings (which must include the unanimous approval of the Qualifying Directors then serving on the board of directors of Holdings) or (ii) the approval of the holders of a majority of the outstanding Holdings Class A common stock (other than shares held by the Malones); provided, however that no such amendment by the board of directors pursuant to the preceding clause (i) may be made prior to the third anniversary of the mergers. The preceding sentence, however, shall cease to be of any force or effect and will be automatically repealed upon the earliest to occur of (i) Mr. Malone's death, (ii) the time at which the Malones, in the aggregate, do not own shares of Holdings Class B common stock representing at least 10% of the combined voting power of Holdings Class A common stock and Holdings Class B common stock and (iii) the Approval Deadline, if final court approval of the Stipulation of Settlement is not obtained as of such date.

Size and Classification of the Board of Directors

        DIRECTV.    Currently, DIRECTV has ten directors. DIRECTV's amended and restated certificate of incorporation and amended and restated by-laws provide that the board of directors will consist of a number of directors fixed from time to time by the DIRECTV board of directors, but may not be less than eleven, and thus there currently is one vacancy on the DIRECTV board. The amended and restated certificate of incorporation of DIRECTV provides for a classified board, consisting of three classes with each class consisting of, as nearly as possible, one-third of the total number of directors.

        Holdings.    Holdings' amended and restated certificate of incorporation and by-laws provide that the board of directors will consist of a number of directors fixed from time to time by the Holdings board of directors, but will initially be eleven. Any increase to the number of directors of Holdings in excess of twelve directors that would become effective prior to the first annual meeting of the stockholders occurring after the effective time of the mergers requires the affirmative vote of not less than 80% of the directors then serving on the board (with any fractional number being rounded up to the next whole number).

        The directors of Holdings shall initially be of one class and shall have a term which expires at the first annual meeting of stockholders after the effective time of the mergers. Commencing with the first annual meeting after the effective time of the mergers, the amended and restated certificate of incorporation provides for a classified board of directors in accordance with the terms of the merger agreement, consisting of three classes with each class consisting of, as nearly as possible, one-third of the total number of directors. Whenever holders of any series of preferred stock have the right to elect directors, such directors so elected shall not be divided into classes unless expressly provided by such terms.

        Pursuant to the terms of the Stipulation of Settlement, the by-laws of Holdings will require that a majority of the board of directors be "Qualifying Directors" (as defined in the "The Mergers—Legal

Proceedings Regarding the Merger" section on page 93) and that at least fifty percent (50%) of each of the audit committee, compensation committee and any special transaction committee established by the board of directors be comprised of "Qualifying Directors". Such requirements cannot be amended without either (i) the approval of the board of directors of Holdings (which must include the unanimous approval of the Qualifying Directors then serving on the board of directors of Holdings) or (ii) the approval of the holders of a majority of the outstanding Holdings Class A common stock (other than shares held by the Malones); provided, however that no such amendment by the board of directors pursuant to the preceding clause (i) may be made prior to the third anniversary of the mergers. The preceding two sentences, however, shall cease to be of any force or effect and will be automatically repealed upon the earliest to occur of: (i) Mr. Malone's death, (ii) the time at which the Malones, in the aggregate, do not own shares of Holdings Class B common stock representing at least 10% of the combined voting power of Holdings Class A common stock and Holdings Class B common stock and (iii) the Approval Deadline, if final court approval of the Stipulation of Settlement is not obtained as of such date.

Stockholder Nominations of Directors

        DIRECTV.    Under the amended and restated by-laws of DIRECTV, in order for a stockholder to nominate persons for election as directors of DIRECTV, a nomination must be made pursuant to timely notice in writing to the secretary of DIRECTV. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of DIRECTV not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date the corporation first mailed its proxy materials for the preceding year's annual meeting of stockholders.

        The notice must include the following information:

          (1)   as to each person whom the stockholder proposes to nominate for election as a director: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; and (ii) such person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected;

          (2)   as to any other business that the stockholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder; and

          (3)   as to the stockholder giving the notice: (i) the name and address of such stockholder, as they appear on the corporation's books, (ii) the class and number of shares of capital stock which are owned of record by such stockholder, and (iii) whether the stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding capital stock required to approve or adopt the proposal or elect the nominee.

        In addition, nominations of persons for election to the board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (i) by or at the direction of the nominating committee or (ii) by any stockholder of record who is a stockholder of record at the time of the giving of notice provided for above and entitled to vote at the meeting and has complied with the required notice procedures.

        Holdings.    Under the by-laws of Holdings, in order for a stockholder to nominate persons for election as directors of Holdings, a nomination must be made pursuant to timely notice in writing to the secretary of Holdings. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of Holdings not earlier than the close of business on the

120th day prior to, and not later than the close of business on the 90th day prior to, the first anniversary of the preceding year's annual meeting of stockholders.

        The notice must include the following information:

          (1)   as to each person whom the stockholder proposes to nominate for election as a director: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; and (ii) such person's written consent to be named in the proxy statement as a nominee and to serve as a director if elected;

          (2)   a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand;

          (3)   with respect to each nominee for election or reelection to the board, a completed and signed questionnaire and representation and agreement as specified in Article 1, Section 2 of the by-laws relating to the existence and disclosure of any voting commitments of the nominee; and

          (4)   as to the stockholder giving the notice: (i) the name and address of such stockholder, as they appear on the corporation's books, (ii) the class and number of shares of capital stock which are owned of record by such stockholder, (iii) any derivative instruments owned beneficially by such stockholder, (iv) any proxies or arrangements pursuant to which such stockholder has a right to vote any securities of the corporation, (v) any short interest in any capital stock or other security of the corporation, (vi) any rights to dividends on the shares of capital of the corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of capital stock of the corporation, (vii) any proportionate interest in shares of capital stock of the corporation or derivative instruments held by a partnership in which such stockholder is a general partner or beneficially owns an interest in a general partner, (viii) any performance related fees that such stockholder is entitled to based on any increase or decrease in the value of shares of capital stock or other securities or derivative instruments held by members of such stockholder's immediate family, and (ix) any other information that would be required to be disclosed in a solicitation of proxies for election of directors in an election contest pursuant to Section 14 of the Exchange Act.

        In addition, nominations of persons for election to the board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (i) by or at the direction of the board or (ii) by any stockholder of record who is a stockholder of record at the time of the giving of notice provided for above and entitled to vote at the meeting.

Removal of Directors

        DIRECTV.    The restated certificate of incorporation of DIRECTV provides that except as otherwise provided relating to the rights of the holders of any series of preferred stock, no director may be removed from office without cause and without the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of the corporation entitled to vote for the election of directors, voting together as a single class.

        Holdings.    Same as DIRECTV; provided, that prior to the first annual meeting of Holdings after the effective time of the mergers, directors of Holdings may be removed with or without cause.

 Vacancies on the Board of Directors

        DIRECTV.    Except as otherwise provided relating to the rights of the holders of any series of preferred stock, any vacancies on the board resulting from death, resignation, retirement, disqualification, removal from office or other cause between meetings of stockholders will be filled only by the affirmative vote of a majority of all of the directors then in office, even if less than a quorum, or a duly appointed committee of the Board, but in any event not by the stockholders. Directors so chosen will hold office until such director's successor shall have been duly elected and qualified or until his earlier death, resignation, disqualification or removal. Notwithstanding the foregoing, the affirmative vote of not less than 80% of the number of directors then serving on the board, with any fractional number being rounded up to the next whole number, shall be required to fill the vacancy in the office of President and Chief Executive Officer created by the resignation of Mr. Carey (and without regard to the appointment of Mr. Hunter as interim Chief Executive Officer).

        Holdings.    Same as DIRECTV.

Limitation of Personal Liability of Directors

        DIRECTV.    A director will not be personally liable to DIRECTV or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to DIRECTV or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) for any unlawful payments of dividends or unlawful stock purchase or redemption resulting in personal liability to the directors under Section 174 of the DGCL or (iv) for any transaction from which the directors derived an improper personal benefit.

        Holdings.    To the fullest extent permitted by the DGCL, no director of Holdings will be personally liable to Holdings or its stockholders for monetary Damages for breach of fiduciary duty as a director. "Damages" will, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements).

Indemnification and Advancement of Expenses of Directors and Officers

        DIRECTV.    DIRECTV shall indemnify its directors and officers to the fullest extent permitted by law, provided that DIRECTV shall not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the board of directors. The right to indemnification conferred above includes the right to be paid by DIRECTV the expenses incurred in defending or otherwise participating in any proceedings in advance of its final disposition. DIRECTV may, to the extent authorized by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred to directors and officers of DIRECTV.

        Holdings.    Holdings shall indemnify any person, by reason of the fact that such person is or was a director or officer of Holdings, or is or was serving at the request of Holdings as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Holdings, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

        Any indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct, which shall be determined (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders; provided, however, Holdings shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of Holdings. Expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such director or officer is made or threatened to be made a party by reason of the fact he or she is or was a director or officer of Holdings, or is or was a director or officer of Holdings serving at the request of Holdings as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be paid by Holdings in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking, if required by applicable law, by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Holdings.

Transactions Involving Officers or Directors

        DIRECTV.    Related Party Transactions between DIRECTV and certain parties shall be subject to approval by the audit committee of the board of directors. "Related Party Transaction" means any transaction or series of transactions between the Corporation or any of its subsidiaries on the one hand, and another party or parties on the other hand, in such amounts and related to such matters that the audit committee determines could be considered an interested transaction between the company or its subsidiaries and such other party or parties.

        Holdings.    None, assuming that final court approval of the Stipulation of Settlement is obtained by the Approval Deadline. However, if final court approval of the Stipulation of Settlement is not obtained by the Approval Deadline, the Holdings' amended and restated certificate of incorporation shall explicitly acknowledge that (i) non-employee officers and directors of Holdings may serve as directors, officers, employees and agents of other corporations or entities that engage in the same, similar or related lines of business as Holdings, or have interests in the same areas of business opportunity as Holdings, or which engage in material business transactions with Holdings and (ii) such non-employee directors and officers, to the fullest extent permitted by law, will have no duty or obligation to refer any potential business opportunity to Holdings, or refrain from referring any such potential business opportunity to such other corporation or entity, and Holdings will not have any right, interest or expectancy in respect of such potential business opportunity and renounces any interest or expectancy therein; provided however, with respect to both (i) and (ii) above, if the non-employee director or officer of Holdings is expressly offered the potential business opportunity solely in his or her capacity as a director or officer of Holdings or any subsidiary of Holdings, and the potential business opportunity is related to a line of business in which Holdings is directly engaged, then the foregoing limitations of Holdings' rights shall not apply in respect of such potential business opportunity.

Appointment and Removal of Officers

        DIRECTV.    The officers of DIRECTV shall be elected by the board of directors and shall be a Chairman of the Board (who must be a Director), a President (who shall also be the Chief Executive Officer), a Secretary and a Treasurer. Any officer elected by the board of directors may be removed at any time by the board with or without cause. Only the board may fill any vacancy occurring in any office of the corporation.

        Holdings.    The officers of Holdings shall be elected by the board and shall be a Chairman of the board (who must be a director), a President, a Secretary and a Treasurer. Any officer elected by the board of directors may be removed at any time by the board with or without cause. Only the board may fill any vacancy occurring in any office of the corporation. Notwithstanding the foregoing, the affirmative vote of not less than 80% of the number of directors then serving on the board, with any fractional number being rounded up to the next whole number, shall be required to fill the vacancy in the office of President and Chief Executive Officer of Holdings created by the resignation of Mr. Chase Carey (and without regard to the appointment of Mr. Larry D. Hunter as interim Chief Executive Officer).

Anti-Takeover Provisions

        DIRECTV.    DIRECTV has "opted-out" of the Delaware business combination statute.

        Holdings.    Holdings has not adopted any provision in its amended and restated certificate of incorporation to "opt-out" of the Delaware business combination statute. Section 203 of the DGCL, subject to certain exceptions, generally prohibits public corporations from engaging in certain business transactions, including mergers, with a holder of 15% or more of the corporation's stock, referred to as the interested stockholder, for a period of three years after the interested stockholder becomes an interested stockholder. The Malones, but not their transferees, will be grandfathered under the statute and thus will not be subject to its restrictions.

Dividends

        DIRECTV.    Subject to the preferential and other dividend rights of any outstanding series of preferred stock, holders of common stock shall be entitled to such dividends and other distributions in cash, stock or property of DIRECTV as may be declared by the board of directors from time to time out of assets or funds of DIRECTV legally available.

        Holdings.    Subject to the rights, if any, of the holders of any outstanding series of preferred stock, dividends may be declared and paid on the Holdings common stock out of the assets of Holdings that are by law available therefor at such times and in such amounts as the board in its discretion shall determine. All holders of outstanding shares of Holdings common stock shall be entitled to share equally, share for share, in such dividends, whether payable in cash, in property or in shares of stock of Holdings.

Merger Consideration

        DIRECTV.    None.

        Holdings.    Holders of Holdings Class B common stock are entitled to receive per share consideration in any business combination that is not less than the per share consideration received by the holders of Holdings Class A common stock in such business combination.

Excess Shares

        DIRECTV.    Excess share provisions are no longer applicable.

        Holdings.    See description of "Capital Stock—Restrictions on Ownership; Transfer of Excess Shares to a Trust".

LEGAL MATTERS

        Larry D. Hunter, counsel for DIRECTV, has passed on the validity of the Holdings common stock to be issued to DIRECTV stockholders in the DIRECTV merger, LEI stockholders in the LEI merger and to the Malones in the Malone Contribution. Certain matters relating to U.S. federal income tax consequences arising in connection with the DIRECTV merger will be passed on by Weil, Gotshal & Manges LLP for DIRECTV.

EXPERTS

DIRECTV

        The financial statements of The DIRECTV Group, Inc. incorporated in this proxy statement/prospectus by reference from The DIRECTV Group, Inc. Current Report on Form 8-K filed with the SEC on June 1, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LMC Entertainment

        The combined balance sheets of LMC Entertainment as of December 31, 2008 and 2007, and the related combined statements of operations, comprehensive earnings (loss), cash flows and parent's investment for each of the years in the three-year period ended December 31, 2008 have been included herein in reliance upon the report, dated April 24, 2009, except as to the sixth paragraph of note 1, which is as of July 24, 2009, of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        As discussed in note 3 to the combined financial statements, effective January 1, 2007, LMC Entertainment adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. As discussed in note 1 to the combined financial statements, effective January 1, 2009, LMC Entertainment adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 151.

 STOCKHOLDER PROPOSALS

        From time to time, certain DIRECTV stockholders submit proposals they believe should be voted upon by the stockholders. The SEC has adopted regulations that govern the inclusion of such proposals in the annual meeting proxy materials.

        DIRECTV will hold a 2010 annual meeting of stockholders only if the DIRECTV merger has not already been completed. If such a meeting is held, stockholder proposals for inclusion in DIRECTV's proxy statement and form of proxy relating to the DIRECTV 2010 annual meeting of stockholders must be received by DIRECTV at its corporate offices in El Segundo, California by December 21, 2009. DIRECTV may solicit proxies in connection with the annual meeting which confer discretionary authority to vote on any stockholder proposals of which DIRECTV does not receive notice by December 21, 2009.

WHERE YOU CAN FIND MORE INFORMATION

        DIRECTV files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. LEI has filed a registration statement on Form S-4 with the SEC under the Securities Act. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, or at the SEC's public reference rooms in New

York, New York or Chicago, Illinois. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet website that has reports, proxy statements and other information about issuers, like DIRECTV and LEI, that make electronic filings with the SEC. The address of that site is www.sec.gov.

        Holdings filed a registration statement on Form S-4 to register with the SEC the Holdings common stock to be issued to DIRECTV stockholders in the DIRECTV merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Holdings in addition to being a proxy statement of DIRECTV for the special meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that statement.

        The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial performance.

DIRECTV SEC Filings

(File No. 1-31945)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2008 excluding Items 6, 7, 8 and 15
Quarterly Report on Form 10-Q	Filed on August 7, 2009 and May 8, 2009
Proxy Statement on Schedule 14A	Annual meeting held June 2, 2009
Current Reports on Form 8-K
October 20, 2009, October 2, 2009, August 10, 2009, July 30, 2009, July 7, 2009, June 29, 2009, June 18, 2009, as amended on June 19, 2009, June 4, 2009, June 1, 2009, May 7, 2009, May 4, 2009, March 26, 2009, February 25, 2009 and February 10, 2009

Description of DIRECTV's common stock set forth in DIRECTV's registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description	Filed on February 11, 2005.

        We are also incorporating by reference additional documents that DIRECTV files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the later of the date of the special meeting and the election deadline. These documents include Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as well as proxy statements.

        LEI has supplied all information contained in or found in this proxy statement/prospectus relating to LEI, and DIRECTV has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to DIRECTV.

        You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from us or the SEC. Documents incorporated by reference and any other SEC filings made by the companies are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain these documents incorporated by reference and any other SEC filings made by the companies by requesting them in writing or by telephone from the appropriate party at the following address:

  The DIRECTV Group, Inc.
  2230 East Imperial Highway
  El Segundo, California 90245
  Office of Investor Relations

  Liberty Entertainment, Inc.
  12300 Liberty Boulevard
  Englewood, Colorado 80112
  Office of Investor Relations

        If you would like to request documents from us, please do so by November 12, 2009 to receive them before the DIRECTV special stockholders' meeting. We will send the documents by first-class mail within one business day of receiving your request.

        You can also get more information by visiting DIRECTV's website at www.directv.com and Liberty's web site at www.libertymedia.com. Website materials are not part of this proxy statement/prospectus.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the DIRECTV merger proposal. If information is given or representations are made, you may not rely on that information or those representations as having been authorized by DIRECTV or LEI. We have not authorized anyone to provide you with information that is different from what is contained in this document. This proxy statement/prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this proxy statement/prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. This proxy statement/prospectus is dated October 20, 2009. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to stockholders nor the issuance of Holdings common stock in the transaction shall create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER
Dated as of May 3, 2009
by and among
LIBERTY MEDIA CORPORATION,
LIBERTY ENTERTAINMENT, INC.,
THE DIRECTV GROUP, INC.
DIRECTV,
DTVG ONE, INC.,
and
DTVG TWO, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of May 3, 2009 (this "Agreement"), is by and among LIBERTY MEDIA CORPORATION, a Delaware corporation ("Liberty"), LIBERTY ENTERTAINMENT, INC., a Delaware corporation and an indirect, wholly-owned Subsidiary of Liberty ("Splitco"), THE DIRECTV GROUP, INC., a Delaware corporation ("DIRECTV"), DIRECTV, a Delaware corporation and a direct, wholly-owned Subsidiary of DIRECTV ("Holdings"), DTVG ONE, INC., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub One"), and DTVG TWO, INC., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub Two"). Certain terms used in this Agreement are used as defined in Section 10.10.

        WHEREAS, Liberty, directly and indirectly through its Subsidiaries, is engaged in the Splitco Business, which is part of Liberty's Entertainment tracking stock group ("Liberty Entertainment");

        WHEREAS, subject to the receipt of the Liberty Stockholder Approval, prior to the Split-Off Effective Time, Liberty will (i) pursuant to the Reorganization Agreement, by and between Splitco and Liberty, in the form set forth in Exhibit B hereto (the "Reorganization Agreement"), complete the Restructuring and (ii) redeem, in accordance with the terms of the Reorganization Agreement and on a pro rata basis, a portion of the outstanding shares of its Liberty Entertainment Common Stock in exchange for all of the outstanding capital stock of Splitco (the "Split-Off");

        WHEREAS, Dr. John C. Malone ("Dr. Malone") and certain related Persons named in the Malone Agreement, after the consummation of the Split-Off but prior to the Splitco Merger, will contribute, or cause to be contributed, all shares of Series B Splitco Common Stock that are owned by them (the "Malone Splitco Shares") to Holdings in exchange for shares of Holdings Class B Common Stock in accordance with the terms and conditions of the Malone Agreement (the "Malone Contribution");

        WHEREAS, in accordance with the terms and conditions hereof, following the consummation of the Split-Off and the Malone Contribution, the parties intend to effectuate the Splitco Merger and the DIRECTV Merger, resulting in both Splitco and DIRECTV becoming wholly-owned Subsidiaries of Holdings;

        WHEREAS, the Board of Directors of Liberty has approved, and deems it advisable and in the best interests of Liberty and its stockholders (including the holders of Liberty Entertainment Common Stock) to consummate the Restructuring and the Split-Off;

        WHEREAS, the Special Committee of the Board of Directors of DIRECTV has approved, and deems it advisable and in the best interests of DIRECTV and its stockholders (other than Liberty, Splitco, Dr. Malone or any of their respective Affiliates) to consummate, and has recommended that the Board of Directors of DIRECTV approve, the DIRECTV Merger in which the issued and outstanding shares of capital stock of DIRECTV (other than the Liberty DIRECTV Shares and shares owned by DIRECTV) will be converted into shares of Holdings Common Stock;

        WHEREAS, the Board of Directors of DIRECTV, following receipt of the recommendation of the Special Committee, has approved, and deems it advisable and in the best interests of DIRECTV and its stockholders (other than Liberty, Splitco, Dr. Malone or any of their respective Affiliates) to consummate, the DIRECTV Merger in which the issued and outstanding shares of capital stock of DIRECTV (other than the Liberty DIRECTV Shares and shares owned by DIRECTV) will be converted into shares of Holdings Common Stock;

        WHEREAS, the Board of Directors of Splitco has approved, and deems it advisable and in the best interests of Splitco and its sole stockholder to consummate, the Splitco Merger in which the issued and outstanding shares of capital stock of Splitco will be converted into the right to receive shares of Holdings Common Stock;

        WHEREAS, in connection herewith, DIRECTV, Holdings, Splitco, Dr. Malone and the other Persons named therein have entered into a Voting- and Right of First Refusal Agreement dated as of the date hereof (the "Malone Agreement");

        WHEREAS, in connection herewith, Liberty, Greenlady, Greenlady II, LLC, Holdings and DIRECTV have entered into a Voting, Standstill, Non-Competition and Non-Solicitation Agreement dated as of the date hereof (the "Liberty Agreement"); and

        WHEREAS, the Malone Contribution, the Splitco Merger and the DIRECTV Merger are being undertaken pursuant to a single, integrated plan and, for federal income tax purposes, it is intended that (i) the exchange of Splitco Common Stock and DIRECTV Common Stock for Holdings Common Stock pursuant to the Mergers and the Malone Contribution, taken together, shall qualify as exchanges described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the Splitco Merger and the Malone Contribution, taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Code; and (iii) this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Liberty, Splitco, Holdings, Merger Sub One, Merger Sub Two and DIRECTV hereby agree as follows:

ARTICLE I
The Mergers

        SECTION 1.1 The Mergers.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the DIRECTV Effective Time, Merger Sub One shall be merged with and into DIRECTV (the "DIRECTV Merger"), and following the DIRECTV Merger the separate corporate existence of Merger Sub One shall thereupon cease, and DIRECTV shall be the surviving corporation in the DIRECTV Merger (the "DIRECTV Surviving Corporation"). As a result of the DIRECTV Merger, DIRECTV shall become a wholly-owned Subsidiary of Holdings.

        (b)   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub Two shall be merged with and into Splitco (the "Splitco Merger" and together with the DIRECTV Merger, the "Mergers"), and following the Splitco Merger the separate corporate existence of Merger Sub Two shall thereupon cease, and Splitco shall be the surviving corporation in the Splitco Merger (the "Splitco Surviving Corporation"). As a result of the Splitco Merger, Splitco shall become a direct wholly-owned Subsidiary of Holdings.

        SECTION 1.2 Closing.    The closing of the Mergers (the "Closing") shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

        SECTION 1.3 Effective Time of the Mergers.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date and immediately after the consummation of the Malone Contribution, the parties shall (and shall cause their Subsidiaries to) cause the following to occur:

        (a)   DIRECTV shall file with the Secretary of State of the State of Delaware a certificate of merger, in the form required by and executed in accordance with the relevant provisions of the DGCL

(the "DIRECTV Certificate of Merger") and shall make all other filings or recordings required under the DGCL in connection with the DIRECTV Merger. The DIRECTV Merger shall become effective upon the due filing of the DIRECTV Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the DIRECTV Certificate of Merger (the time at which the DIRECTV Merger becomes effective is herein referred to as the "DIRECTV Effective Time").

        (b)   Splitco shall file with the Secretary of State of the State of Delaware a certificate of merger, in the form required by and executed in accordance with the relevant provisions of the DGCL (the "Splitco Certificate of Merger") and shall make all other filings or recordings required under the DGCL in connection with the Splitco Merger. The parties shall cause the Splitco Merger to become effective immediately after the DIRECTV Effective Time (the time at which the Splitco Merger becomes effective is herein referred to as the "Merger Effective Time").

        SECTION 1.4 Effects of the Mergers.    The Mergers shall have the effects set forth herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, (i) at the DIRECTV Effective Time, all the properties, rights, privileges, powers and franchises of DIRECTV and Merger Sub One shall vest in the DIRECTV Surviving Corporation, and all debts, liabilities and duties of DIRECTV and Merger Sub One shall become the debts, liabilities and duties of the DIRECTV Surviving Corporation and (ii) at the Merger Effective Time, all the properties, rights, privileges, powers and franchises of Splitco and Merger Sub Two shall vest in the Splitco Surviving Corporation, and all debts, liabilities and duties of Splitco and Merger Sub Two shall become the debts, liabilities and duties of the Splitco Surviving Corporation.

        SECTION 1.5 Certificate of Incorporation and Bylaws of the DIRECTV Surviving Corporation, the Splitco Surviving Corporation and Holdings.

        (a)   At the DIRECTV Effective Time, the certificate of incorporation of DIRECTV (the "DIRECTV Charter") and the bylaws of DIRECTV (the "DIRECTV Bylaws") in effect immediately prior to the DIRECTV Effective Time shall be the certificate of incorporation and bylaws of the DIRECTV Surviving Corporation until thereafter amended as provided therein or by applicable Law.

        (b)   At the Merger Effective Time, the certificate of incorporation of Splitco (the "Splitco Charter") and the bylaws of Splitco (the "Splitco Bylaws") in effect immediately prior to the Merger Effective Time shall be the certificate of incorporation and bylaws of the Splitco Surviving Corporation until thereafter amended as provided therein or by applicable Law.

        (c)   DIRECTV shall cause the certificate of incorporation and bylaws of Holdings to be amended, immediately prior to the Malone Contribution, to read in their entirety in the forms set forth in Exhibit A-1 and Exhibit A-2 hereto, respectively, and such certificate of incorporation and bylaws shall be the certificate of incorporation and bylaws of Holdings until thereafter amended as provided therein or by applicable Law.

        SECTION 1.6 Directors and Officers of the DIRECTV Surviving Corporation, the Splitco Surviving Corporation and Holdings.

        (a)   The directors of Merger Sub One immediately prior to the DIRECTV Effective Time shall be, from and after the DIRECTV Effective Time, the initial directors of the DIRECTV Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the DIRECTV Surviving Corporation until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal. The directors of Merger Sub Two immediately prior to the Merger Effective Time shall be, from and after the Merger Effective Time, the initial directors of the Splitco Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Splitco Surviving Corporation until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal.

        (b)   The officers of Merger Sub One immediately prior to the DIRECTV Effective Time shall be the initial officers of the DIRECTV Surviving Corporation. The officers of Merger Sub Two immediately prior to the Merger Effective Time shall be the initial officers of the Splitco Surviving Corporation.

        (c)   The directors of DIRECTV immediately prior to the Malone Contribution, plus one additional independent director to be designated by the Board of Directors of DIRECTV, shall be, from and after the time immediately prior to the Malone Contribution, the directors of Holdings, each to hold office in accordance with the certificate of incorporation and bylaws of Holdings until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal (the "Current Board"); provided, that, to the extent all of such persons (excluding the one additional independent director to be designated by the Board of Directors of DIRECTV) are not the persons who comprise the entire Board of Directors of DIRECTV as of the date hereof, then, from and after the time immediately prior to the Malone Contribution, the directors of Holdings instead shall be comprised of (i) three individuals that serve on the Board of Directors of Splitco immediately prior to the Malone Contribution as designated by the Board of Directors of Splitco, (ii) seven individuals that serve on the Board of Directors of DIRECTV immediately prior to the Malone Contribution as designated by the Board of Directors of DIRECTV and (iii) one additional independent director to be designated by the Board of Directors of DIRECTV (the "Alternative Board"). If the Current Board serves as the Board of Directors of Holdings from and after the time immediately prior to the Malone Contribution, then, once classification of the Board of Directors of Holdings is required pursuant to the certificate of incorporation of Holdings, such directors shall each hold office in the corresponding class of directors as such director held at DIRECTV immediately prior to the Malone Contribution. If the Alternative Board serves as the Board of Directors of Holdings from and after the time immediately prior to the Malone Contribution, then, once classification of the Board of Directors of Holdings is required pursuant to the certificate of incorporation of Holdings, such directors shall be apportioned among the classes of directors in accordance with the certificate of incorporation of Holdings; provided, that, the three directors designated by the Board of Directors of Splitco shall be placed in separate classes. The officers of DIRECTV immediately prior to the DIRECTV Effective Time shall be, from and after the DIRECTV Effective Time, the officers of Holdings.

        (d)   Liberty and Splitco shall elect, and cause to be elected, the individuals set forth in Section 1.6(d) of the DIRECTV Disclosure Schedule to be the directors of Greenlady, from and after the DIRECTV Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of Greenlady, until each such director's successor is duly elected and qualified, or until their earlier death, resignation or removal. Liberty and Splitco shall cause the nomination and election of the directors contemplated in the immediately preceding sentence to be approved by the directors of Greenlady, (subject to the fiduciary duties and obligations of such directors) prior to the DIRECTV Effective Time.

ARTICLE II
Effect of the Mergers on the Capital Stock of the
Constituent Corporations; Exchange of Certificates; Stock Options

        SECTION 2.1 Effect on Capital Stock.

        (a)   At the DIRECTV Effective Time, by virtue of the DIRECTV Merger and without any action on the part of the holder of any shares of capital stock of any party:

            (i)  Conversion of DIRECTV Common Stock.    Subject to Sections 2.1(c) and 2.1(d), each share of common stock of DIRECTV, par value $0.01 per share (the "DIRECTV Common Stock"), issued and outstanding immediately prior to the DIRECTV Effective Time, other than (A) any shares of DIRECTV Common Stock to be canceled pursuant to Section 2.1(a)(ii) and (B) the Liberty DIRECTV Shares, which shall remain issued and outstanding and are not affected by the DIRECTV Merger, shall be automatically converted into and become the right to receive one (the "DIRECTV Exchange Ratio") validly issued, fully paid and nonassessable share of Holdings Class A Common Stock (the "DIRECTV Merger Consideration"). At the DIRECTV Effective Time, except for the Liberty DIRECTV Shares and except as otherwise provided herein, all shares of DIRECTV Common Stock outstanding immediately prior to the DIRECTV Effective Time shall be canceled upon their conversion and shall cease to exist and each holder of a DIRECTV Certificate and each holder of uncertificated shares of DIRECTV Common Stock (other than any holder of Liberty DIRECTV Shares) shall cease to have any rights with respect thereto, except that such DIRECTV Certificate or uncertificated share shall represent only the right to receive (x) the DIRECTV Merger Consideration deliverable in respect of the shares of DIRECTV Common Stock represented by such DIRECTV Certificate or uncertificated share immediately prior to the DIRECTV Effective Time, (y) any cash in lieu of fractional shares payable pursuant to Section 2.1(c) and (z) any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such DIRECTV Certificate or uncertificated share in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed DIRECTV Certificate, Section 2.2(e)).

           (ii)  Cancellation of Shares.    Each issued share of DIRECTV Common Stock that is owned by DIRECTV immediately prior to the DIRECTV Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (iii)  Conversion of Merger Sub One Common Stock.    The shares of common stock, par value $0.01 per share, of Merger Sub One ("Merger Sub One Common Stock") issued and outstanding immediately prior to the DIRECTV Effective Time shall be, in the aggregate, automatically converted into that number of shares of common stock of the DIRECTV Surviving Corporation equal to the number of shares of DIRECTV Common Stock that are outstanding immediately prior to the DIRECTV Effective Time, excluding the Liberty DIRECTV Shares and shares of DIRECTV Common Stock canceled pursuant to Section 2.1(a)(ii). Each share of Merger Sub One Common Stock converted into shares of common stock of the DIRECTV Surviving Corporation shall be duly authorized and validly issued, fully paid and nonassessable.

        (b)   At the Merger Effective Time, by virtue of the Splitco Merger and without any action on the part of the holder of any shares of capital stock of any party:

            (i)  Conversion of Splitco Common Stock.    Subject to Sections 2.1(c) and 2.1(d), each share, other than shares to be canceled pursuant to Section 2.1(b)(ii), of Series A Splitco Common Stock and Series B Splitco Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into and become the right to receive a number of shares of validly issued, fully paid and nonassessable shares of Holdings Class A Common Stock equal to the Splitco Exchange Ratio (the "Splitco Merger Consideration" and together with the DIRECTV Merger Consideration, the "Merger Consideration"). At the Merger Effective Time, except as otherwise provided herein, all shares of Splitco Common Stock outstanding immediately prior to the Merger Effective Time shall be canceled upon their conversion and shall cease to exist and each holder of a Splitco Certificate and each holder of uncertificated shares of Splitco Common Stock shall cease to have any rights with respect thereto, except that such Splitco Certificate or uncertificated share shall represent only the right to receive (x) the Splitco Merger Consideration deliverable in respect of the shares of Splitco Common Stock represented by such Splitco Certificate or uncertificated share immediately prior to the Merger Effective Time, (y) any cash in lieu of fractional shares payable pursuant to Section 2.1(c) and (z) any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Splitco Certificate or uncertificated share in accordance with Section 2.2(b) (or, in the case of a lost, stolen or destroyed Splitco Certificate, Section 2.2(e)).

           (ii)  Cancellation of Shares.    Each issued share of Splitco Common Stock that is owned by Splitco or Holdings immediately prior to the Merger Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (iii)  Conversion of Merger Sub Two Common Stock.    Each share of common stock, par value $0.01 per share, of Merger Sub Two issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one duly authorized and validly issued, fully paid and nonassessable share of Series A Common Stock of the Splitco Surviving Corporation.

        (c)  Fractional Shares.

            (i)  No certificates, scrip or book-entry credit representing fractional shares of Holdings Common Stock will be issued upon the conversion of Splitco Common Stock or DIRECTV Common Stock pursuant to Section 2.1, and to the extent that any holder of Splitco Common Stock or DIRECTV Common Stock would otherwise be entitled to receive a fractional share of Holdings Common Stock, no such fractional shares will be issued to such holder as a result of the Splitco Merger or DIRECTV Merger and no such holder shall be entitled to vote or to any rights of a holder of Holdings Common Stock with respect to fractional shares such holder otherwise would be entitled to receive. For purposes of this Section 2.1(c), all fractional share interests to which each record holder would be entitled will be aggregated and sold by the Exchange Agent pursuant to Section 2.1(c)(ii).

           (ii)  Fractional shares of Holdings Common Stock that would otherwise be allocable to any former holders of Splitco Common Stock or DIRECTV Common Stock in the Mergers will be aggregated, and the Exchange Agent shall sell the aggregate shares in the public market. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Splitco Common Stock, DIRECTV Common Stock or the Malone Splitco Shares, as applicable, entitled to receive such cash. No interest shall accrue on any cash payable pursuant to this Section 2.1(c). Payment for fractional shares of Holdings Common Stock that would otherwise be allocable to any former holders of Splitco Common Stock receiving shares of Holdings Common Stock in the Malone Contribution will be determined in accordance with the terms and provisions of the Malone Agreement.

          (d)   Adjustments to Exchange Ratios.    So as to maintain the relative proportionate interests of the holders of the Splitco Common Stock and the DIRECTV Common Stock in Holdings Common Stock immediately following the Merger Effective Time intended by this Agreement as of the date hereof, the Splitco Exchange Ratio, the Splitco Merger Consideration, the DIRECTV Exchange Ratio and the DIRECTV Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, DIRECTV Common Stock, Liberty Entertainment Common Stock, Splitco Common Stock or Holdings Common Stock or other securities), reorganization, recapitalization, reclassification, combination or exchange of shares, or other similar change with respect to (i) DIRECTV Common Stock having a record date on or after the date hereof and prior to the DIRECTV Effective Time, (ii) Splitco Common Stock having a record date occurring after the Split-Off Effective Time and prior to the Merger Effective Time and (iii) Liberty Entertainment Common Stock having a record date occurring on or after the date hereof and prior to the Split-Off Effective Time.

        SECTION 2.2 Exchange of Certificates and Book-Entry Shares.

          (a)   Exchange Agent.    At or prior to the DIRECTV Effective Time, Holdings shall deposit, in trust for the benefit of the holders of Splitco Common Stock and DIRECTV Common Stock, with the Exchange Agent, pursuant to an agreement reasonably satisfactory to DIRECTV and Liberty (the "Exchange Agreement"), for exchange in accordance with this Article II and pursuant to the Malone Contribution, through the Exchange Agent, certificates (or evidence of shares in book-entry form) representing the shares of Holdings Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Splitco Common Stock and DIRECTV Common Stock and pursuant to the Malone Contribution (such shares of Holdings Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Merger Effective Time and any cash payments in lieu of any fractional shares of Holdings Common Stock received by the Exchange Agent through sales contemplated by Section 2.1(c), being hereinafter referred to as the "Exchange Fund").

          (b)   Exchange Procedures.    Promptly after the Merger Effective Time, and in any event no later than ten Business Days after the Merger Effective Time, Holdings shall cause the Exchange Agent to mail to each holder of record of a certificate (or evidence of shares in book-entry form) which immediately prior to the DIRECTV Effective Time or the Merger Effective Time, as applicable, represented outstanding shares of DIRECTV Common Stock (other than the Liberty DIRECTV Shares) (the "DIRECTV Certificates") or of Splitco Common Stock (other than the Malone Splitco Shares) (the "Splitco Certificates" and together with the DIRECTV Certificates, the "Certificates"), which at the DIRECTV Effective Time or the Merger Effective Time, as applicable, were converted into the right to receive the DIRECTV Merger Consideration or the Splitco Merger Consideration, as applicable, pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and shall have such other provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as Holdings may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or evidence of shares in book-entry form) representing, as applicable, the DIRECTV Merger Consideration or the Splitco Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Holdings Common Stock to which such holders are entitled pursuant to Section 2.1(c). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book-entry form) representing that number of whole shares of Holdings Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Splitco Common Stock or DIRECTV Common Stock then held by such holder under all such Certificates so surrendered, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and (C) cash in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Splitco Common Stock or DIRECTV Common Stock that is not registered in the transfer records of Splitco or DIRECTV, as applicable, a certificate (or evidence of shares in book-entry form) representing the proper number of shares of Holdings Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of Holdings Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of the Splitco Surviving Corporation or DIRECTV Surviving Corporation, as applicable, that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the DIRECTV Effective Time or the Merger Effective Time, as applicable, to represent only the right to receive as applicable, the DIRECTV Merger Consideration or the Splitco Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.2(c) and cash in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.1(c), in each case, without interest.

          (c)   Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with respect to Holdings Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdings Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Holdings Common Stock shall be paid to any such holder pursuant to Section 2.1(c), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate in accordance with this Article II, there shall be paid to the record holder thereof, without interest, (i) promptly following the time of such surrender, the amount of cash payable in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.1(c) and the amount of dividends or other distributions, payable with respect to that number of whole shares of Holdings Common Stock issuable in exchange for such Certificate pursuant to this Article II, with a record date after the Merger Effective Time and paid with respect to Holdings Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Holdings Common Stock.

          (d)   Transfer Books; No Further Ownership Rights.    All shares of Holdings Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.2(c) and cash paid in lieu of any fractional shares pursuant to Section 2.1(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Splitco Common Stock or DIRECTV Common Stock previously represented by such Certificates, and at the DIRECTV Effective Time and the Merger Effective Time, as applicable, the stock transfer books of DIRECTV and Splitco shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of (x) the DIRECTV Surviving Corporation of the shares of DIRECTV Common Stock that were outstanding immediately prior to the DIRECTV Effective Time (except for the Liberty DIRECTV Shares, which are to remain issued and outstanding and are not affected by the DIRECTV Merger) and (y) the Splitco Surviving Corporation of the shares of Splitco Common Stock that were outstanding immediately prior to the Merger Effective Time. Except as required by applicable Law, from and after the DIRECTV Effective Time and the Merger Effective Time, as applicable the holders of Certificates that evidenced ownership of shares of Splitco Common Stock or DIRECTV Common Stock outstanding immediately prior to the DIRECTV Effective Time or the Merger Effective Time shall cease to have any rights with respect to such shares. Subject to the last sentence of Section 2.2(f), if, at any time after the DIRECTV Effective Time or the Merger Effective Time, as applicable, Certificates are presented to the Splitco Surviving Corporation, the DIRECTV Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e)   Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdings, the posting by such Person of a bond, in such reasonable amount as Holdings may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, as applicable, the DIRECTV Merger Consideration or Splitco Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.2(c) and cash in lieu of any fractional share interests of Holdings Common Stock to which such holder would be entitled pursuant to Section 2.1(c), in each case pursuant to this Agreement.

          (f)    Termination of Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for sixty (60) calendar days after the Merger Effective Time shall be delivered to Holdings, upon demand by Holdings, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Holdings for payment of their claim for (i) the DIRECTV Merger Consideration or the Splitco Merger Consideration, as applicable, (ii) any dividends or other distributions with respect to shares of Holdings Common Stock and (iii) cash in lieu of any fractional share interests of Holdings Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.1(c)) would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.2(c) and all cash payable in lieu of fractional shares pursuant to Section 2.1(c)) shall become, to the extent permitted by applicable Law, the property of Holdings, free and clear of all claims or interest of any Person previously entitled thereto.

          (g)   No Liability.    Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Splitco Surviving Corporation, the DIRECTV Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Holdings Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Holdings Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (h)   Investment of Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund received through the public market aggregated sales of fractional share interests effectuated in accordance with the Exchange Agreement as directed by Holdings. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Holdings.

          (i)    Withholding Taxes.    Holdings and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Splitco Common Stock or DIRECTV Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, Holdings and the Exchange Agent shall be treated as though they withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Splitco Common Stock or DIRECTV Common Stock in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Splitco Common Stock or DIRECTV Common Stock.

        SECTION 2.3 DIRECTV Stock Options and other Stock-Based Awards.    Prior to the DIRECTV Effective Time, DIRECTV or the Board of Directors of DIRECTV (or the applicable committee thereof), as applicable, shall adopt resolutions and take all other actions necessary to effectuate the actions set forth in Section 2.3 of the DIRECTV Disclosure Schedule and to ensure that, notwithstanding anything to the contrary, following the DIRECTV Effective Time, no Person shall have any right to acquire any securities of DIRECTV or to receive any payment, right or benefit with respect to any award previously granted under any DIRECTV Stock Plan (whether hereunder, under any DIRECTV Stock Plan or individual award agreement or otherwise), except the right to receive a payment, right or benefit with respect thereto as provided in Section 2.3 of the DIRECTV Disclosure Schedule.

        SECTION 2.4 Splitco Stock Options and other Stock-Based Awards.

        (a)   At the Split-Off Effective Time, in accordance with the terms and conditions of the Reorganization Agreement, Liberty and Splitco shall adjust the terms of all outstanding options to acquire, stock appreciation rights relating to and restricted shares relating to, shares of Liberty Entertainment Common Stock to reflect the consummation of the Split-Off.

        (b)   Prior to the Merger Effective Time, each of Liberty and Splitco or the Board of Directors of each of Liberty and Splitco (or any applicable committee thereof), as applicable, shall adopt resolutions and take all other actions necessary to effectuate the actions set forth in Section 2.4 of the Liberty Disclosure Schedule and to ensure that, notwithstanding anything to the contrary, following the Merger Effective Time, no Person shall have any right to acquire any securities of Splitco or to receive any payment, right or benefit with respect to any award previously granted under the Splitco Stock Plans (whether hereunder, under any Splitco Stock Plan or individual award agreement or otherwise), except the right to receive a payment, right or benefit with respect thereto as provided in Section 2.4 of the Liberty Disclosure Schedule.

        SECTION 2.5 Actions by Holdings.

        (a)   At the DIRECTV Effective Time and the Merger Effective Time, as applicable, by virtue of the Mergers and without the need of any further corporate action by Holdings, Holdings shall assume the DIRECTV Adjusted Options and DIRECTV Adjusted RSUs (collectively, the "DIRECTV Equity Awards") and the Splitco Adjusted Options, Splitco Adjusted SARs, and the Splitco Adjusted Restricted Shares (collectively, the "Splitco Adjusted Equity Awards" and collectively with the DIRECTV Equity Awards, the "Holdings Equity Awards"), with the result that (i) at the DIRECTV Effective Time, Holdings shall assume the DIRECTV Stock Plans, including all obligations with respect to the DIRECTV Equity Awards outstanding at the DIRECTV Effective Time (adjusted pursuant to Section 2.3) and (ii) at the Merger Effective Time, Holdings shall assume the Splitco Stock Plans, including all obligations of Splitco with respect to the Splitco Adjusted Equity Awards outstanding at the Merger Effective Time (adjusted pursuant to Section 2.4). In addition, at the Merger Effective Time, Holdings shall adopt one or more incentive plans, including an executive officer cash bonus plan (such plans, together with the DIRECTV Stock Plans and the Splitco Stock Plans, the "Holdings Incentive Plans").

        (b)   As soon as practicable after the Merger Effective Time, Holdings shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Holdings Common Stock at least equal to the number of shares subject to the Holdings Equity Awards. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as such Holdings Equity Awards remain outstanding.

        (c)   As soon as practicable after the Merger Effective Time, Holdings shall deliver to the holders of a Holdings Equity Award appropriate notices setting forth such holders' rights pursuant to the Holdings Incentive Plans, and the agreements evidencing the grants of such Holding Equity Awards after giving effect to the Mergers and the adjustments required by Sections 2.3 and 2.4.

ARTICLE III
Representations and Warranties of Liberty and Splitco Regarding Liberty

        Subject to Section 6.24 and except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Liberty to DIRECTV simultaneously with the execution of this Agreement (the "Liberty Disclosure Schedule"), Liberty and Splitco represent and warrant to DIRECTV:

        SECTION 3.1 Organization, Standing and Corporate Power.

        (a)   Liberty is (a) a corporation duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as currently conducted, and (b) duly qualified or licensed to do business and, to the extent applicable, in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing, except where the failures to be so qualified, licensed or in good standing have not had a Material Adverse Effect on Splitco ("Splitco Material Adverse Effect").

        (b)   Liberty has delivered to DIRECTV correct and complete copies of its certificate of incorporation and bylaws (the "Liberty Charter Documents"), in each case as amended to the date of this Agreement. All such Liberty Charter Documents are in full force and effect and Liberty is not in violation of any of their respective provisions.

        SECTION 3.2 Capitalization.

        (a)   The authorized capital stock of Liberty consists of (i) 20,375,000,000 shares of common stock, par value $0.01 per share, of which 4,000,000,000 shares have been designated Series A Liberty Entertainment Common Stock, 150,000,000 shares have been designated Series B Liberty Entertainment Common Stock and 4,000,000,000 shares have been designated Series C Liberty Entertainment Common Stock, and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share ("Liberty Preferred Stock"). At the close of business on April 30, 2009, (i) 494,616,028 shares of Series A Liberty Entertainment Common Stock were issued and outstanding, (ii) 23,697,987 shares of Series B Liberty Entertainment Common Stock were issued and outstanding, (iii) no shares of Series C Liberty Entertainment Common Stock were issued or outstanding, (iv) no shares of Liberty Entertainment Common Stock were held by Liberty in its treasury, (v) 21,016,409 shares of Series A Liberty Entertainment Common Stock were reserved for issuance under the Liberty Stock Plans (of which 15,889,652 shares of Series A Liberty Entertainment Common Stock were subject to outstanding Liberty Entertainment Equity Awards granted under the Liberty Stock Plans (which excludes 5,633,052 options to acquire Series B Liberty Entertainment Common Stock that can be exercised for Series A Liberty Entertainment Common Stock, on a one-for-one basis, at the option of the holder)), (vi) 7,993,052 shares of Series B Liberty Entertainment Common Stock were reserved for issuance under the Liberty Stock Plans (of which 5,993,052 shares of Series B Liberty Entertainment Common Stock were subject to outstanding Liberty Entertainment Equity Awards granted under the Liberty Stock Plans (which includes 5,633,052 options to acquire Series B Liberty Enterainment Common Stock that can be exercised for Series A Liberty Entertainment Common Stock, on a one-for-one basis, at the option of the holder)), (vii) no shares of Series C Liberty Entertainment Common Stock were reserved for issuance under the Liberty Stock Plans and (viii) no shares of Liberty Preferred Stock were issued or outstanding. All outstanding shares of Liberty Entertainment Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Liberty Disclosure Schedule is (x) a correct and complete list, as of April 30, 2009, of all outstanding options, stock appreciation or other rights to purchase or receive shares of Liberty Entertainment Common Stock granted under the Liberty Stock Plans or otherwise by Liberty, and, for each such option, stock appreciation or other right, (A) the number of shares of Liberty

Entertainment Common Stock subject thereto and the exercise price thereof and (B) the terms of vesting, and the grant and expiration dates thereof and the name of the holder thereof and (y) the aggregate number of shares of Liberty Entertainment Common Stock that are issuable pursuant to all outstanding options, stock appreciation rights or other rights to purchase or receive shares of Liberty Entertainment Common Stock. All Liberty Entertainment Stock Options which vested after December 31, 2004, have an exercise price equal to no less than the fair market value of the underlying shares of Liberty Entertainment Common Stock on the date of grant (as adjusted to reflect corporate transactions which have occurred since the date of grant). Since April 30, 2009, Liberty has not issued any shares of Liberty Entertainment Common Stock, or any securities convertible into or exchangeable or exercisable for any shares of Liberty Entertainment Common Stock, other than pursuant to the exercise of outstanding options or stock appreciation rights referred to above in this Section 3.2(a) or as is contemplated by Section 6.2(a)(i)(A).

        (b)   Except as expressly provided by any Transaction Agreement, there are no outstanding obligations of Liberty or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Liberty Entertainment Common Stock (or any options, warrants or other rights to acquire any shares of Liberty Entertainment Common Stock) other than Liberty Entertainment Restricted Shares that may be forfeited by their terms.

        SECTION 3.3 Authority; Noncontravention; Voting Requirements.

        (a)   Liberty has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, and, subject to obtaining the Liberty Stockholder Approval, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Liberty of this Agreement and each other Transaction Agreement to which it is a party, and the consummation by it of the Transactions, have been duly authorized and approved by Liberty's Board of Directors, and except for obtaining the Liberty Stockholder Approval, no other corporate action on the part of Liberty is necessary to authorize the execution, delivery and performance by Liberty of this Agreement and each other Transaction Agreement to which it is a party and the consummation by it of the Transactions. This Agreement and each other Transaction Agreement to which it is a party has been duly executed and delivered by Liberty and, assuming due authorization, execution and delivery hereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Liberty, enforceable against Liberty in accordance with each of their respective terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the "Bankruptcy and Equity Exception").

        (b)   Except as set forth in Section 3.3(b) of the Liberty Disclosure Schedule, neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by Liberty nor the consummation by Liberty of the Transactions, nor compliance by Liberty with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will:

            (i)  conflict with or violate any provision of the Liberty Charter Documents;

           (ii)  violate, or conflict with, or result in a breach of any provision of, or constitute a change of control or default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any third party or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Lien upon any of the properties or assets of Liberty or any of its

  Subsidiaries or under any of the terms, conditions or provisions of any material Contract to which Liberty or any of its Subsidiaries is a party or pursuant to which any of their respective properties or assets are bound, except for any such conflicts, violations, breaches, defaults or occurrences which would not prevent or materially delay the performance of this Agreement by Liberty;

          (iii)  assuming the approvals required under Section 3.3(b)(iv) are obtained, violate any order, writ, or injunction, or any decree, or any material Law applicable to Liberty or any of its Subsidiaries, or any of their respective properties or assets; or

          (iv)  require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (x) (A) the filing with the SEC of any further amendments to its preliminary proxy statement filed April 24, 2009 relating to the Liberty Stockholders Meeting (as amended or supplemented from time to time, the "Liberty Proxy Statement"), the Splitco Form S-4 and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the rules of The NASDAQ Global Select Market ("NASDAQ"), (B) filings required under, and compliance with other applicable requirements of, the HSR Act and the rules and regulations promulgated thereunder, and any similar Laws of foreign jurisdictions, (C) approval of the Transactions under the Communications Act (the "Liberty FCC Approvals"), and (D) the private letter rulings to be obtained from the Internal Revenue Service (the "IRS"), as contemplated by this Agreement and any filings made with the IRS in connection therewith, and (y) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or materially delay the performance of this Agreement by Liberty.

        (c)   At a meeting of the Board of Directors of Liberty duly called and held, those directors of Liberty voting (and not abstaining) upon the following matters and constituting a majority of the entire Board of Directors of Liberty unanimously (i) approved and declared advisable (A) the Split-Off and the transactions contemplated thereby (including the transactions contemplated by the Reorganization Agreement), (B) the Malone Agreement and the transactions contemplated thereby (including the Malone Contribution), and (C) this Agreement and the transactions contemplated hereby (including the Splitco Merger), and (ii) resolved to recommend that holders of Liberty Entertainment Common Stock approve the Split-Off (subject to Section 6.4).

        (d)   The affirmative vote (in person or by proxy) of the holders of record of a majority of the aggregate voting power of the shares of Liberty Entertainment Common Stock that are present (in person or by proxy) and entitled to vote at the Liberty Stockholders Meeting or any adjournment or postponement thereof, voting together as a single class, in favor of the approval of the Split-Off (the "Class Approval") is the only vote or approval of the holders of any class or series of capital stock of Liberty that is legally required to approve the Transactions; provided, however, that in addition to the foregoing, Liberty shall require the affirmative vote (in person or by proxy), at the Liberty Stockholders Meeting or any adjournment or postponement thereof, of the holders of record, voting together as a separate class, of a majority of the aggregate voting power of the shares of Liberty Entertainment Common Stock outstanding on the record date for the Liberty Stockholders Meeting, excluding any Excluded Malone Shares and shares of Liberty Entertainment Common Stock Beneficially Owned by any directors or officers of Liberty, without duplication, to approve (i) the Split-Off and the transactions contemplated thereby (including the transactions contemplated by the Reorganization Agreement), (ii) the Malone Agreement and the transactions contemplated thereby (including the Malone Contribution), and (iii) this Agreement and the transactions contemplated hereby (including the Splitco Merger) (the "Minority Approval", and together with the Class Approval, the "Liberty Stockholder Approval").

        SECTION 3.4 Liberty SEC Documents.    As of their respective dates, all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by Liberty under the Securities Act or under the Exchange Act (the "Liberty SEC Documents") complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Liberty SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2008, Liberty has timely filed all reports and other filings required to be filed with the SEC under the rules and regulations of the SEC. The books and records of Liberty and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements. Each of the foregoing representations in this Section 3.4 is made only with respect to information relating to the Splitco Business and with "materiality" being defined by reference to Splitco (after giving effect to the Restructuring and the Split-Off) and the Splitco Business.

        SECTION 3.5 Information Supplied.    None of the information supplied (or to be supplied) in writing by or on behalf of Liberty specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (a) the registration statement on Form S-4 to be filed with the SEC by Splitco in connection with the issuance of shares of Splitco Common Stock in the Split-Off (as amended or supplemented from time to time, the "Splitco Form S-4") and the registration statement on Form S-4 to be filed with the SEC by Holdings in connection with the issuance of shares of Holdings Common Stock in the Mergers and the Malone Contribution (as amended or supplemented from time to time, the "Holdings Form S-4") will, at the time (i) that each of the Splitco Form S-4 and the Holdings Form S-4, or any amendments or supplements thereto, are filed with the SEC, (ii) each of the Splitco Form S-4 and the Holdings Form S-4 becomes effective under the Securities Act, (iii) of the DIRECTV Stockholders Meeting, (iv) of the Liberty Stockholders Meeting, (v) of the Split-Off, (vi) of the DIRECTV Merger and (vii) of the Splitco Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading, and (b) the Liberty Proxy Statement will, on the date it is first mailed to stockholders of Liberty and at the time of the Liberty Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication. The Liberty Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Liberty makes no representation or warranty with respect to information regarding DIRECTV supplied by or on behalf of DIRECTV for inclusion or incorporation by reference in any of the foregoing documents.

        SECTION 3.6 Brokers and Other Advisors.    Except for Goldman, Sachs & Co. and JPMorgan Chase & Co., the fees and expenses of which will be paid by Liberty, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Liberty or any of its Subsidiaries. Liberty has heretofore delivered to DIRECTV a correct and complete copy of Liberty's engagement letter with each of Goldman, Sachs & Co. and JPMorgan Chase & Co., which letter describes all fees payable to Goldman, Sachs & Co. and JPMorgan Chase & Co., respectively, in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Goldman, Sachs & Co. and JPMorgan Chase & Co., respectively (as amended, the "Liberty Engagement Letters").

        SECTION 3.7 Liberty Owned DIRECTV Shares.

        (a)   As of the date hereof, all of the shares of DIRECTV capital stock Beneficially Owned by Liberty are owned as follows: (i) 170,000,000 shares of DIRECTV Common Stock are owned directly by Greenlady II, LLC (the "Greenlady II DIRECTV Shares") and (ii) 378,720,752 shares of DIRECTV Common Stock are owned directly by Greenlady (collectively, with the Greenlady II DIRECTV Shares, the "Liberty Owned DIRECTV Shares"). All of the Liberty Owned DIRECTV Shares are owned free and clear of any and all Liens, other than those Liens incurred in connection with the Greenlady Debt and other than those Liens incurred in connection with the DIRECTV Credit Facility. Except as provided for in this Section 3.7, Liberty does not Beneficially Own any other shares of DIRECTV capital stock or any options or other rights to purchase or receive shares of DIRECTV capital stock. Immediately following the Split-Off, Subsidiaries of Splitco will have good and valid title to the Liberty Owned DIRECTV Shares, free and clear of any and all Liens (other than Liens incurred in connection with the Greenlady Debt, Liens incurred in connection with the DIRECTV Credit Facility, transfer restrictions arising under federal and state securities Laws and the restrictions set forth in this Agreement), and Liberty will have no right, title or interest in the Liberty Owned DIRECTV Shares.

        (b)   (i) Except for the equity collars associated with the Greenlady Debt, Liberty has not entered into or acquired any derivative contract with respect to any shares of DIRECTV Common Stock and (ii) Liberty has not entered into any other hedging or other similar transaction that has the effect of providing Liberty with the economic benefits, voting rights or risks of ownership of any shares of DIRECTV Common Stock other than the Liberty Owned DIRECTV Shares.

        SECTION 3.8 Indemnification Claims.

        (a)   As of the date of this Agreement, neither Liberty nor any of its Subsidiaries has submitted, or threatened in writing to submit, a claim for indemnification against News Corporation ("News") in accordance with either (i) that certain Share Exchange Agreement, dated as of December 22, 2006, by and between News and Liberty (the "Share Exchange Agreement") or (ii) any of the Ancillary Agreements.

        (b)   As of the date of this Agreement, News has not submitted, and to the Knowledge of Liberty, News has not threatened in writing to submit, a claim for indemnification against Liberty in accordance with either (i) the Share Exchange Agreement or (ii) any of the Ancillary Agreements.

        SECTION 3.9 Splitco Takeover Proposals.    As of the date of this Agreement, within the past two (2) years there have been no Splitco Takeover Proposals, other than as set forth in Section 3.9 of the Liberty Disclosure Schedule.

        SECTION 3.10 Sale of Assets.    The Transactions do not constitute a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets and properties of Liberty and its Subsidiaries (taken as a whole) under the terms of that certain Indenture, dated as of July 7, 1999, by and between Liberty and The Bank of New York, N.A., as trustee (as amended, modified or supplemented).

        SECTION 3.11 Solvency.    Immediately prior to, and after, the Closing, (a) the fair value of the assets of Liberty and each of its Subsidiaries will exceed each of its respective Liabilities, (b) each of Liberty and its Subsidiaries will be able to pay its Liabilities, as such Liabilities become absolute and matured and (c) neither Liberty nor any of its Subsidiaries will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

        SECTION 3.12 State Takeover Statutes.    No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) applicable to Liberty is applicable to the Transactions. The action of the Board of Directors of Liberty in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

        SECTION 3.13 Opinion of Financial Advisor.    Goldman, Sachs & Co. has rendered its opinion to the Board of Directors of Liberty that, as of May 3, 2009 and based upon and subject to the factors and assumptions set forth in the written opinion (the "Liberty Fairness Opinion"), the Splitco Exchange Ratio pursuant to this Agreement is fair from a financial point of view to those holders (other than Dr. Malone, Mrs. Leslie Malone, The Tracy L. Neal Trust A, The Evan D. Malone Trust A and their respective Affiliates) of shares of Liberty Entertainment Common Stock who receive shares of Splitco Common Stock as a result of the Redemption (as defined in the Liberty Fairness Opinion), taken in the aggregate.

        SECTION 3.14 Investigation; Reliance.    Liberty and Splitco hereby acknowledge and agree that DIRECTV makes no representations or warranties to Liberty or Splitco, express or implied, other than those representations and warranties set forth in this Agreement and the other Transaction Agreements. Liberty and Splitco hereby expressly acknowledge and agree that, except in the case of fraud or willful breach, neither DIRECTV nor any Person will have or be subject to any liability to Liberty, Splitco or any other Person resulting from any statements or communications by DIRECTV or any of its Affiliates or Representatives with respect to any matter in connection with its investigation or evaluation of the Transactions, including any information, document or material made available in any offering memorandum, in any "data room," in any management presentations or in any other form, except for the representations and warranties expressly set forth in this Agreement and the Transaction Agreements.

ARTICLE IV
Representations and Warranties of Splitco

        This Article IV shall be interpreted as though the representations and warranties contained herein, including those made as of the date hereof, are made as if the consummation of the Restructuring and the Split-Off has already occurred. Except as set forth in the correspondingly identified subsection of the Liberty Disclosure Schedule, Splitco represents and warrants to DIRECTV:

        SECTION 4.1 Organization, Standing and Power.

        (a)   Each of Splitco and its Subsidiaries is (a) a corporation, limited liability company or other legal entity duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate or other power, as the case may be, and authority to own, lease, use and operate its properties and to conduct its business as currently conducted, and (b) duly qualified or licensed to do business and, to the extent applicable, in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing, except where the failures to be so qualified, licensed or in good standing have not had a Splitco Material Adverse Effect.

        (b)   Section 4.1(b) of the Liberty Disclosure Schedule lists all Subsidiaries of Splitco together with (i) the jurisdiction of organization of each such Subsidiary and (ii) in the case of Subsidiaries that are not wholly-owned by Splitco, the percentage owned by Splitco, or in the case of an indirect Subsidiary, the percentage owned by a Subsidiary of Splitco. Except as set forth in Section 4.1(b) of the Liberty Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Splitco have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by Splitco free and clear of all Liens. Except as set forth in Section 4.1(b) of the Liberty Disclosure Schedule, Splitco does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

        (c)   Splitco has delivered to DIRECTV correct and complete copies of its certificate of incorporation and bylaws (the "Splitco Charter Documents") and correct and complete copies of the certificates of incorporation, bylaws and stockholders' or governance agreements (or comparable organizational documents) of each of its Subsidiaries (the "Splitco Subsidiary Documents"), in each case as amended to the date of this Agreement. All such Splitco Charter Documents and Splitco Subsidiary Documents are in full force and effect and neither Splitco nor any of its Subsidiaries is in violation of any of their respective provisions. Splitco has made available to DIRECTV and its Representatives correct and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of stockholders, the Board of Directors (or comparable governing body) and each committee of the Board of Directors (or comparable governing body) of (i) Splitco held since January 6, 2009, (ii) each of GSN, FUN Technologies and their respective Subsidiaries held since January 1, 2008, and (iii) Liberty Sports Holdings, LLC and each of its Subsidiaries held since February 27, 2008.

        SECTION 4.2 Capitalization.

        (a)   Prior to the consummation of the Restructuring and the Split-Off, the authorized capital stock of Splitco consists of 10,000 shares of common stock, par value $0.01 per share and all of the issued and outstanding shares of which are held directly by Liberty Media LLC prior to the Split-Off. Immediately following the consummation of the Split-Off, (i) there will be outstanding a number of shares of Series A Splitco Common Stock equal to 90% of the shares of Series A Liberty Entertainment Common Stock outstanding as of the Redemption Date (subject to any adjustments for fractional shares in accordance with the terms of the Reorganization Agreement), (ii) there will be outstanding a number of shares of Series B Splitco Common Stock equal to 90% of the shares of Series B Liberty Entertainment Common Stock outstanding as of the Redemption Date (subject to any adjustments for fractional shares in accordance with the terms of the Reorganization Agreement), (iii) no shares of Series C Splitco Common Stock will be issued or outstanding, (iv) no shares of Splitco Common Stock will be held by Splitco in its treasury and (v) no shares of preferred stock of Splitco will be issued or outstanding. All outstanding shares of Splitco Common Stock are, and all shares thereof which may be issued will be, when issued, duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights. Prior to the consummation of the Split-Off, except as set forth in this Section 4.2 and as expressly provided by the Reorganization Agreement, there are no shares of capital stock, voting securities or equity interests of Splitco issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Splitco, including any representing the right to purchase or otherwise receive any Splitco Common Stock. Included in Section 4.2(a) of the Liberty Disclosure Schedule is (x) a correct and complete list, as of April 30, 2009, of all outstanding options, stock appreciation or other rights to purchase or receive shares of Splitco Common Stock granted under the Splitco Stock Plans or otherwise by Splitco, and, for each such option, stock appreciation or other right, (A) the number of shares of Splitco Common Stock subject thereto and the exercise price thereof and (B) the terms of vesting, and the grant and expiration dates thereof and the name of the holder thereof, that will be outstanding immediately following the Split-Off Effective Time and (y) the aggregate number of shares of Splitco Common Stock that are issuable pursuant to all outstanding options, stock appreciation rights or other rights to purchase or receive shares of Splitco Common Stock (in each case, based on the options, stock appreciation and other rights with respect to Liberty Entertainment Common Stock outstanding on such date (which are set forth in Section 3.2(a) of the Liberty Disclosure Schedule)). The exercise or base price of each award listed on Section 4.2(a) of the Liberty Disclosure Schedule will be determined by applying the formula set forth in Section 3.3 of the Reorganization Agreement to the exercise or base price of the corresponding award set forth in Section 3.2(a) of the Liberty Disclosure Schedule. All Splitco Stock Options were granted in accordance with the terms of the Splitco Stock Plans. Except as expressly provided by any Transaction Agreement or as set forth in Section 4.2(a) of the Liberty Disclosure Schedule, there are no outstanding obligations of Splitco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of Splitco or any of its Subsidiaries other than Splitco Restricted Shares that may be forfeited by their terms.

        (b)   There are no issued or outstanding bonds, debentures, notes or other indebtedness of Splitco or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of Splitco or any of its Subsidiaries may vote.

        SECTION 4.3 Authority; Noncontravention; Voting Requirements.

        (a)   Splitco has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and, subject to obtaining the Splitco Stockholder Approval, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Splitco of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by it of the Transactions, have been duly authorized and approved by Splitco's Board of Directors, and except for obtaining the Splitco Stockholder Approval for the adoption of this Agreement, each of the other Transaction Agreements to which it is a party and approval of the Transactions, no other corporate action on the part of Splitco is necessary to authorize the execution, delivery and performance by Splitco of this Agreement, each of the other Transaction Agreements to which it is a party and the consummation by it of the Transactions. This Agreement and each of the other Transaction Agreements to which it is a party have been duly executed and delivered by Splitco and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Splitco, enforceable against Splitco in accordance with its and their terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

        (b)   Except as set forth in Section 4.3(b) of the Liberty Disclosure Schedule, neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by Splitco or any of its Subsidiaries nor the consummation by Splitco or any of its Subsidiaries of the Transactions, nor compliance by Splitco or any of its Subsidiaries with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will:

            (i)  conflict with or violate any provision of the Splitco Charter Documents or any provision of the Splitco Subsidiary Documents;

           (ii)  violate, or conflict with, or result in a breach of any provision of, or constitute a change of control or default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any third party or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Lien upon any of the properties or assets of Splitco or any of its Subsidiaries or under any of the terms, conditions or provisions of any Splitco Material Contract to which Splitco or any of its Subsidiaries is a party or pursuant to which any of their respective properties or assets are bound, except for any such conflicts, violations, breaches, defaults or occurrences which would not have a significant adverse effect on the Splitco Business;

          (iii)  assuming the approvals required under Section 4.3(b)(iv) are obtained, violate any order, writ, or injunction, or any decree, or any material Law applicable to Splitco or any of its Subsidiaries, or any of their respective properties or assets; or

          (iv)  require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (x) (A) the filing with the SEC of each of the Splitco Form S-4, the Holdings Form S-4 and the Liberty Proxy Statement, and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of NASDAQ, (B) the filing of each of the Splitco Certificate of Merger and the DIRECTV Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (C) filings required under, and compliance with other applicable requirements of, the HSR Act and the rules and regulations promulgated thereunder, and any similar Laws of foreign jurisdictions, (D) approval of the Transactions under the Communications Act (the "Splitco FCC Approvals") and (E) the private letter rulings to be obtained from the IRS as contemplated by this Agreement and any filings made with the IRS in connection therewith, and (y) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, have a Splitco Material Adverse Effect.

        (c)   At a meeting of the Board of Directors of Splitco duly called and held, those directors of Splitco voting (and not abstaining) upon the following matters and constituting a majority of the entire Board of Directors of Splitco unanimously (i) approved and declared advisable this Agreement (including the Splitco Merger), each of the other Transaction Agreements to which it is a party and the Transactions and (ii) resolved to recommend that the sole stockholder of Splitco adopt this Agreement and approve the Splitco Merger.

        (d)   The affirmative vote of the sole stockholder of Splitco is the only vote of the stockholders of Splitco necessary to adopt this Agreement and approve the Transactions, including the Splitco Merger (the "Splitco Stockholder Approval").

        SECTION 4.4 Splitco Financial Statements; Liabilities.

        (a)   True, correct and complete copies of the audited combined balance sheet of Splitco and its Subsidiaries as of December 31, 2008 (the "Splitco Balance Sheet Date"), and the related audited combined statements of income and cash flows of Splitco and its Subsidiaries for the fiscal year ended December 31, 2008, and the notes thereto, audited by KPMG LLP (collectively, the "Audited Financial Statements") have been provided to DIRECTV prior to the date hereof and were filed with the SEC as part of Liberty's Amendment No. 2 to its Preliminary Schedule 14A on April 24, 2009. Except as provided in Section 4.4 of the Liberty Disclosure Schedule, the Audited Financial Statements (i) present fairly in all material respects the financial position of Splitco and its Subsidiaries as of the dates indicated and the results of its operations and changes in cash flows for the respective periods indicated, and (ii) were prepared in accordance with GAAP, consistently applied.

        (b)   [Reserved.]

        (c)   From the Splitco Balance Sheet Date to the date hereof, except as set forth in Section 4.4(c) of the Liberty Disclosure Schedule, (i) the business of Splitco and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices, (ii) there has not been any event, circumstance, change or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Splitco Material Adverse Effect, (iii) no Subsidiary of Splitco has redeemed any ownership interests in any Subsidiary of Splitco, (iv) neither Splitco nor a Subsidiary of Splitco has waived, released, compromised or settled any right or claim of substantial value to Splitco, a Splitco Subsidiary or any other Person and (v) neither Splitco nor a Subsidiary of Splitco has engaged in any transaction or taken any other action except in the ordinary course of business consistent with past practices. No RSN Subsidiary has engaged in any activity other than those reasonably related to the operation of a Splitco RSN Network.

        (d)   There are no Liabilities of Splitco and its Subsidiaries, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities disclosed or provided for in the Audited Financial Statements or the Unaudited Financial Statements; (ii) the Liabilities set forth in Section 4.4(d) of the Liberty Disclosure Schedule; and (iii) Liabilities incurred in the ordinary course of business since the Splitco Balance Sheet Date that have not had and could not reasonably be expected to have, individually or in the aggregate, a Splitco Material Adverse Effect.

        SECTION 4.5 Legal Proceedings.

        (a)   Other than Actions of the type contemplated by Section 4.5(b) and judgments, decrees, written agreements, memoranda of understanding or orders of Governmental Authorities of the type contemplated by Section 4.5(c), (i) there are no Actions pending or, to the Knowledge of Liberty, threatened against Liberty (with respect to the Splitco Business only) or Splitco, or any of their Subsidiaries, by or before any Governmental Authority, and (ii) there is no judgment, decree, injunction, ruling or order of any Governmental Authority outstanding against Liberty (with respect to the Splitco Business only) or Splitco, or any of their Subsidiaries, except, in each case, for any such Action, judgment, decree, injunction, ruling or order that, individually or in the aggregate, would not reasonably be expected to have a Splitco Material Adverse Effect.

        (b)   As of the date of this Agreement, there is no Action pending or, to the Knowledge of Liberty, threatened against Liberty, Splitco or any of their Subsidiaries that seeks, or would reasonably be expected, to prohibit or restrain the ability of Liberty, Splitco or any of their Subsidiaries to enter into this Agreement or any of the Transaction Agreements to which it is a party or to timely consummate the Transactions.

        (c)   As of the date of this Agreement, there are no material judgments, decrees, written agreements, memoranda of understanding or orders of any Governmental Authority outstanding against Liberty, Splitco or any of their Subsidiaries which would reasonably be expected to prevent, prohibit, materially delay or enjoin the consummation of the Transactions.

        SECTION 4.6 Compliance With Laws.    Except as set forth in Section 4.6 of the Liberty Disclosure Schedule, Liberty, Splitco and their respective Subsidiaries are (and since January 1, 2008 with respect to the Non-RSN Splitco Business and February 27, 2008 with respect to the RSN Splitco Business, have been) in compliance in all material respects with all material Laws applicable to the Non-RSN Splitco Business and the RSN Splitco Business, as applicable. Since January 1, 2008 with respect to the Non-RSN Splitco Business and since February 27, 2008 with respect to the RSN Splitco Business, none of Liberty, Splitco or any of their respective Subsidiaries has received any material notice from any Governmental Authority that the Non-RSN Splitco Business and RSN Splitco Business, as applicable, has been or is being conducted in material violation of any applicable material Law or that an investigation or inquiry into any noncompliance with any applicable material Law is ongoing, pending or, to the Knowledge of Liberty, threatened. This Section 4.6 does not relate to matters with respect to Taxes, which are the subject of Section 4.8 or the Tax Sharing Agreement, as the case may be, to Environmental Matters, which are the subject of Section 4.11, to Employee Benefits Matters, which are the subject of Section 4.9 or to Labor Matters, which are the subject of Section 4.10.

        SECTION 4.7 Permits.    Each of Splitco and its Subsidiaries are in possession of, all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (collectively, "Permits") necessary to own, lease and operate the Splitco Business as it is being operated as of the date hereof, other than such Permits which the failure to hold would not adversely affect the ability of Splitco and its Subsidiaries to conduct the Splitco Business in all material respects as it is currently conducted (collectively, the "Splitco Permits"). Except as set forth in Section 4.7 of the Liberty Disclosure Schedule, (a) there is no Action pending, or, to the Knowledge of Liberty, threatened, regarding any of the Splitco Permits and (b) each such Splitco Permit is in full force and effect other than such Permits the failure of which to be in full force and effect would not, adversely affect the ability of Splitco and its Subsidiaries to conduct the Splitco Business in all material respects as it is currently conducted or in the aggregate, reasonably be expected to have a Splitco Material Adverse Effect.

        SECTION 4.8 Tax Matters.

        Except as otherwise set forth in Section 4.8 of the Liberty Disclosure Schedule:

        (a)   (i) All material Tax Returns required to be filed with any Taxing Authority by or on behalf of Splitco or any of its Subsidiaries or otherwise with respect to the Splitco Business have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are accurate and complete in all material respects and have been prepared in substantial compliance with all applicable Laws; (iii) all material Taxes due and payable by Splitco or any of its Subsidiaries or with respect to the Splitco Business have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) no written claim has been made by any Taxing Authority in a jurisdiction where Splitco or any of its Subsidiaries does not file a Tax Return that Splitco or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction; and (v) there are no Liens on any of the assets of Splitco or any of its Subsidiaries or the Splitco Business that arose in connection with any failure (or alleged failure) to pay any Tax (except for Liens that arise by operation of Law for Taxes not yet due and payable). Except as would not reasonably be expected to have a Material Adverse Effect on Liberty (after giving effect to the Split-Off), (i) all material Tax Returns required to be filed with any Taxing Authority by or on behalf of a Liberty Affiliated Group or a Liberty Combined Group have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are accurate and complete in all material respects and have been prepared in substantial compliance with all applicable Laws; and (iii) all material Taxes due and payable with by or with respect to a Tax Return filed by a Liberty Affiliated Group or a Liberty Combined Group have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

        (b)   Each of Splitco and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of any material amount of Taxes and have, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all material amounts required to be so withheld and paid over under all applicable Laws.

        (c)   (i) No outstanding written claim has been received by, and no audit, action, suit or proceeding is in progress, against or with respect to Splitco or any of its Subsidiaries in respect of any material Tax; and (ii) all material deficiencies, assessments or proposed adjustments asserted against Splitco or any of its Subsidiaries by any Taxing Authority have been paid or fully and finally settled. Except as would not reasonably be expected to have a Material Adverse Effect on Liberty (after giving effect to the Split-Off), (i) no outstanding written claim has been received by, and no audit, action, suit or proceeding is in progress, against or with respect to Liberty or any of its Subsidiaries in respect of a Tax Return filed by a Liberty Affiliated Group or a Liberty Combined Group; and (ii) all material deficiencies, assessments or proposed adjustments asserted against Liberty or any of its Subsidiaries by any Taxing Authority in respect of such a Tax Return have been paid or fully and finally settled.

        (d)   Prior to the date hereof, Liberty has furnished or made available to DIRECTV complete and accurate copies of all portions of United States federal income Tax Returns and material state income or franchise Tax Returns filed by (i) Liberty to the extent they relate to Splitco, any of its Subsidiaries or the Splitco Business, or (ii) Splitco or any of its Subsidiaries, and including, in each case, any amendments thereto, for all taxable periods beginning after December 31, 2004.

        (e)   None of Splitco or any of its Subsidiaries (i) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than a Liberty Affiliated Group, (ii) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes other than a Liberty Combined Group, (iii) is a party to any tax sharing, tax allocation or tax indemnification agreement (other than the Tax Sharing Agreement) or (iv) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, except for such liability arising from membership in a Liberty Affiliated Group or a Liberty Combined Group.

        (f)    None of Splitco or any of its Subsidiaries (other than GSN or any of its Subsidiaries) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing, or (iii) installment sale or open transaction occurring prior to the Closing.

        (g)   No waiver or extension of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency is in effect for Splitco or any of its Subsidiaries.

        (h)   None of Splitco or any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        (i)    Neither Splitco nor any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Taxing Authority that will remain in effect with respect to Splitco or any of its Subsidiaries after the Closing (other than any IRS Ruling or other rulings related to the Transactions or the News Exchange).

        SECTION 4.9 Employee Benefits.

        (a)   Section 4.9(a) of the Liberty Disclosure Schedule sets forth as of the date of this Agreement, a list of all material "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and deferred compensation, bonus, retention bonus, incentive, severance, stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, holiday pay, and vacation pay plans, and any other employee benefit plan, program, policy or arrangement covering employees of the Splitco Business as of the date hereof, that are currently either maintained by or contributed to by Liberty, Splitco or any of their respective Subsidiaries or to which Liberty, Splitco or any of their respective Subsidiaries is obligated to make payments or otherwise have any liability (collectively, the "Splitco Employee Benefit Plans"), and each employment, severance, retention, individual consulting or similar agreement covering service providers of the Splitco Business currently in effect that has been entered into by Liberty, Splitco or any of their respective Subsidiaries (collectively, the "Splitco Employment Agreements"). Each Splitco Employee Benefit Plan sponsored, maintained or contributed to solely by Splitco and its Subsidiaries (and not Liberty) which provides benefits solely with respect to the Transferred Employees, or to directors and consultants of Splitco and its Subsidiaries, and no other active employees, consultants or directors of Liberty or any of its Subsidiaries is separately identified in Section 4.9(a) of the Liberty Disclosure Schedule (collectively, the "Transferred Employee Benefit Plans"). Summaries of all Splitco Employee Benefit Plans (except for plans contributed to pursuant to a Collective Bargaining Agreement set forth in Section 4.9(a) of the Liberty Disclosure Schedule), copies of all such written Splitco Employee Benefit Plans and Splitco Employment Agreements and written summaries of all unwritten Splitco Employee Benefit Plans have been made available to DIRECTV.

        (b)   No Controlled Group Liability has been incurred by Splitco or any trade or business that together with Splitco would be deemed a "single employer," within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), no condition exists that presents a material risk to Splitco or any of its ERISA Affiliates of incurring any Controlled Group Liability, and no Controlled Group Liability would reasonably be expected to be incurred by Splitco or any of its ERISA Affiliates following the Closing by reason of Splitco or the ERISA Affiliate having been an ERISA Affiliate of Liberty (or of any other ERISA Affiliate of Liberty) prior to the Closing. For purposes of this Agreement, "Controlled Group

Liability" means any and all liabilities (i) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation (which premiums have been paid when due), (ii) under the minimum funding requirements of ERISA and (iii) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA. The consummation of the Transactions will not result in the occurrence of any reportable event within the meaning of Section 4043(c) of ERISA with respect to any pension plan maintained by Liberty or any ERISA Affiliate of Splitco. Except as disclosed in Section 4.9(b)(i) of the Liberty Disclosure Schedule, none of the Transferred Employee Benefit Plans is subject to Title IV of ERISA or Section 412 or 430 of the Code or is a Multiemployer Plan, and except as disclosed in Section 4.9(b)(ii) of the Liberty Disclosure Schedule, none of the other Splitco Employee Benefit Plans is subject to Title IV of ERISA or Section 412 or 430 of the Code or is a Multiemployer Plan.

        (c)   Except as set forth in Section 4.9(c) of the Liberty Disclosure Schedule, neither Splitco nor any of its ERISA Affiliates has any liability, fixed or contingent, with respect to a Multiemployer Plan.

        (d)   Except as would not have a Splitco Material Adverse Effect, each Splitco Employee Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including ERISA and the Code. There are no material actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Liberty, threatened against, or with respect to, any of the Splitco Employee Benefit Plans or their assets. Except as would not have a Splitco Material Adverse Effect, there have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Splitco Employee Benefit Plans. Except as set forth in Section 4.9(d) of the Liberty Disclosure Schedule, other than routine filings, there is no matter pending or audit in progress with respect to any of the Splitco Employee Benefit Plans before or by any Governmental Authority.

        (e)   Each Splitco Employee Benefit Plan intended to be qualified, within the meaning of Section 401(a) of the Code, has received a favorable determination letter regarding the Employee Benefit Plan's qualification from the IRS with respect to all amendments required by applicable Law or is a prototype or volume submitter plan subject to a favorable opinion letter regarding the Employee Benefit Plan's qualification from the IRS (or such plan has been submitted to the IRS for a determination as to its qualification within the applicable remedial amendment period).

        (f)    Except as set forth in Section 4.9(f) of the Liberty Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions will not (except as otherwise provided in this Agreement) (A) require Splitco or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Splitco Employee Benefit Plan, any Splitco Employment Agreement or any other employee benefit plan or arrangement than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered or (B) create, give rise to or accelerate any additional benefits, vested rights or service credits under any Splitco Employee Benefit Plan, Splitco Employment Agreement or any other employee benefit plan or arrangement. In connection with the consummation of the Transactions, no payment of money or other property, acceleration of benefits or provision of other rights has been made under this Agreement, any Splitco Employee Benefit Plan or otherwise that would be nondeductible for income Tax purposes by Splitco or any of its Subsidiaries by virtue Section 280G of the Code.

        (g)   Except as set forth in Section 4.9(g) of the Liberty Disclosure Schedule, no Transferred Employee Benefit Plan provides post retirement medical, disability, life insurance benefits or other welfare benefits coverage, except as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

        (h)   Each Splitco Employee Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2008 with respect to the Non-RSN Splitco Business, and February 27, 2008 with respect to the RSN Splitco Business, through the date hereof.

        SECTION 4.10 Labor Matters.

        (a)   Except as set forth in Section 4.10 of the Liberty Disclosure Schedule, there are no collective bargaining agreements, union contracts or similar agreements or arrangements in effect that cover any employee of Splitco or any of its Subsidiaries (each, a "Splitco Collective Bargaining Agreement"). With respect to the Splitco Business, (a) there is no material labor strike, dispute, slowdown, lockout or stoppage pending or, to the Knowledge of Liberty, threatened, and neither Splitco nor any of its Subsidiaries has experienced any labor strike, dispute, slowdown, lockout or stoppage relating to the Splitco Business or any employee of Splitco or any of its Subsidiaries since January 1, 2007 with respect to the Non-RSN Splitco Business and February 27, 2008 with respect to the RSN Splitco Business; (b) there is no material unfair labor practice charge or complaint pending or, to the Knowledge of Liberty, threatened before the National Labor Relations Board or before any similar state or foreign agency; (c) there is no material grievance or arbitration arising out of any Splitco Collective Bargaining Agreement or other grievance procedure; (d) no material charges are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and (e) Liberty (with respect to the Splitco Business only), Splitco and their Subsidiaries have complied in all material respects with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, affirmative action, occupational safety and health, immigration and the withholding and payment of social security and other taxes, and no claim to the contrary has been made by any employee or Governmental Authority.

        (b)   Since January 1, 2007, neither Liberty, Splitco nor any of their Subsidiaries or Affiliates has effected any of the following with respect to an employee of Splitco or any of its Subsidiaries: (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility; or (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility. None of the Transactions or any of the actions taken by Liberty or its Affiliates prior to the Split-Off Effective Time or Splitco and its Subsidiaries after the Split-Off Effective Time in preparation for the Closing have or will result in plant closing or mass layoff under the WARN Act.

        SECTION 4.11 Environmental Matters.

        (a)   The RSN Splitco Business is currently being conducted in compliance in all material respects with, and, since February 27, 2008 has been conducted in compliance in all material respects with, all applicable Environmental Laws. The Non-RSN Splitco Business is currently being conducted in compliance in all material respects with, and, since January 1, 2007 has been conducted in compliance in all material respects with, all applicable Environmental Laws.

        (b)   Except as would not reasonably be expected to form the basis of any material Environmental Claim against the RSN Splitco Business, since February 27, 2008, the RSN Splitco Business has not disposed of, Released, transported, stored, or arranged for the disposal of any Hazardous Materials to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Materials; (ii) any premises currently or formerly owned or leased by Splitco or any of its Subsidiaries, except for the use of household cleaners and office products in the ordinary course of business in compliance with applicable Environmental Laws; or (iii) any site which has been placed on the National Priorities List, CERCLIS or their state equivalents. Except as would not reasonably be expected to form the basis of any material Environmental Claim against the Non-RSN Splitco Business, since January 1, 2007, the

Non-RSN Splitco Business has not disposed of, Released, transported, stored, or arranged for the disposal of any Hazardous Materials to, at or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Materials; (ii) any premises currently or formerly owned or leased by Splitco or any of its Subsidiaries, except for the use of household cleaners and office products in the ordinary course of business in compliance with applicable Environmental Laws; or (iii) any site which has been placed on the National Priorities List, CERCLIS or their state equivalents.

        (c)   Since February 27, 2008, the operations of the RSN Splitco Business have not resulted in any Release of Hazardous Materials at or from any location currently owned or formerly owned or operated by Splitco or any of its Subsidiaries that requires cleanup that has not been completed to the satisfaction of the relevant Governmental Authority or would reasonably be expected to form the basis of any material Environmental Claim against the RSN Splitco Business. Since January 1, 2007, the operations of the Non-RSN Splitco Business have not resulted in any Release of Hazardous Materials at or from any location currently owned or formerly owned or operated by Splitco or any of its Subsidiaries that requires cleanup that has not been completed to the satisfaction of the relevant Governmental Authority or would reasonably be expected to form the basis of any material Environmental Claim against the Non-RSN Splitco Business.

        (d)   The RSN Splitco Business is not subject to, and, since February 27, 2008, none of Splitco or its Subsidiaries has received written notice of, any existing, pending, or, to the Knowledge of Liberty, threatened material Action, by any Person under any Environmental Laws or involving the presence, Release or threatened Release of any Hazardous Material at any location currently or formerly owned or operated as part of the RSN Splitco Business. The Non-RSN Splitco Business is not subject to, and, since January 1, 2007, none of Splitco or its Subsidiaries has received written notice of, any existing, pending, or, to the Knowledge of Liberty, threatened material Action, by any Person under any Environmental Laws or involving the presence, Release or threatened Release of any Hazardous Material at any location currently or formerly owned or operated as part of the Non-RSN Splitco Business.

        SECTION 4.12 Contracts.

        (a)   Set forth in Section 4.12(a) of the Liberty Disclosure Schedule is a list of (x) each Contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act with respect to Splitco as the registrant or the Splitco Form S-4 if such registration statement or report was filed by Splitco with the SEC on the date hereof and after giving effect to the transactions contemplated by the Reorganization Agreement, and (y) each of the following to which Liberty (only as such Contracts or agreements relate to the Splitco Business), Splitco or any of their respective Subsidiaries is a party:

            (i)  each advertising and sponsorship Contract pursuant to which payment of more than $200,000 annually is required to be paid to Liberty, Splitco or any of their Subsidiaries;

           (ii)  each Contract entered into (A) since January 1, 2007 with respect to a Non-RSN Splitco Business and (B) since February 27, 2008 with respect to the RSN Splitco Business, providing for the acquisition, sale, lease or other disposition of a material portion of the assets (by merger, purchase or sale of stock or assets or otherwise) of Liberty, Splitco or any of their Subsidiaries other than in the ordinary course of business;

          (iii)  each material Contract relating to the production or licensing of any programming for (A) any Splitco RSN Network (including each material definitive rights agreement relating to the telecast of professional, collegiate conference, university or high school sports teams or any sports related tournaments or events on any Splitco RSN Network) or (B) the GSN Network (including each material license agreement relating to the telecast of game shows or other programming content on the GSN Network);

          (iv)  each affiliation, distribution, carriage or similar agreement between Liberty, Splitco or any of their Subsidiaries (or under which Liberty, Splitco or any of their Subsidiaries is bound or is liable or pursuant to which Liberty, Splitco or any of their Subsidiaries or any of their properties or assets is subject) and any of its affiliates, distributors, carriers, over-the-air broadcast operators and multichannel video programming distributors, in which such affiliate, distributor, carrier or operator accounts for at least (A) 100,000 subscribers to a Splitco RSN Network or (B) with respect to the GSN Network, 250,000 subscribers;

           (v)  each Contract pursuant to which Liberty, Splitco or any of their Subsidiaries is obligated (or assuming performance of any Contract in effect at the date hereof, would be obligated) to any Person for payments in respect of capital expenditures in excess of $500,000;

          (vi)  each currently effective joint venture or partnership or similar agreement and each Contract providing for the formation of a joint venture, limited liability company, long-term alliance or partnership with a third party (for purposes hereof, with respect to Splitco and its Subsidiaries, a third party shall include Liberty and any of its Subsidiaries that are not related to the Splitco Business) or involving an equity investment;

         (vii)  each currently effective Contract (including any employment agreements) which (A) materially restricts the ability of Liberty, Splitco or any of their Subsidiaries or any of their Affiliates or the Splitco Business to engage in any business activity in any geographic area or line of business following the Closing or (B) materially restricts the ability of Liberty, Splitco or any of their Subsidiaries or any of their Affiliates or the Splitco Business to compete with any Person following the Closing;

        (viii)  each Contract (or group of related Contracts) under which there has been created, incurred, assumed, or guaranteed any indebtedness, or that relates to the lending or advancing of amounts or investment in any other Person, in each case, in excess of $200,000, or providing for the creation of any Lien securing an obligation likely to exceed $200,000 upon any asset of Liberty, Splitco or any of their Subsidiaries;

          (ix)  each lease, sublease or similar agreement relating to tangible personal property used or held for use in the Splitco Business, for an annual rent in excess of $200,000, or agreement regarding the purchase of real property;

           (x)  any currently effective Contract concerning the marketing or distribution by third parties of any products or services of the Splitco Business (including any Contract requiring the payment of any sales or marketing or distribution commissions or granting to any Person rights to market, distribute or sell such products or services) involving sales of products of more than $200,000 annually;

          (xi)  any other currently effective Contract which was entered into other than in the ordinary course of business involving payments to or from third parties in excess of $500,000 over the remaining term of such Contract;

         (xii)  each satellite and transponder agreement to which Liberty, Splitco or any of their Subsidiaries is a party or pursuant to which Liberty, Splitco or any of their Subsidiaries or under which Liberty, Splitco or any of their Subsidiaries is bound or is liable or pursuant to which Liberty, Splitco or any of their Subsidiaries or any of its properties or assets is subject;

        (xiii)  each Contract with (A) any Governmental Authority, (B) director or officer of Liberty, Splitco or any of their respective Subsidiaries or (C) Liberty or its Affiliates, on the one hand, and Splitco or its Affiliates, on the other hand;

        (xiv)  each voting agreement or registration rights agreement; and

         (xv)  each commitment or agreement to enter into any of the foregoing.

        (b)   Each of the Contracts and other documents required to be listed in Section 4.12(a) of the Liberty Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 6.2, is referred to herein as a "Splitco Material Contract". Liberty has made available to DIRECTV or its Representatives correct and complete copies of all such Splitco Material Contracts with all amendments thereto. Each such Splitco Material Contract is valid, binding and enforceable against Liberty, Splitco or any of their respective Subsidiaries and the other parties thereto in accordance with its terms and is in full force and effect, subject to expiration in accordance with its terms. Except as set forth in Section 4.12(b) of the Liberty Disclosure Schedule, none of Liberty, Splitco or any of their respective Subsidiaries is in material default under or in material breach of any such Splitco Material Contract, and no event has occurred that, with notice or lapse of time, or both, would constitute such a material default. Except as set forth in Section 4.12(b) of the Liberty Disclosure Schedule, each of the other parties to the Splitco Material Contracts has performed in all material respects all of the obligations required to be performed by it under, and is not in material default under, any such Splitco Material Contract, and to the Knowledge of Liberty, no event has occurred that, with notice or lapse of time, or both, would constitute such a material default.

        SECTION 4.13 Real Estate.

        (a)   None of Splitco or any of its Subsidiaries owns or has owned any real property.

        (b)   Each of Splitco and its Subsidiaries has good and valid leasehold interests in all real property leased or subleased by Splitco or any of its Subsidiaries (the "Splitco Leased Real Property"), except for any such Splitco Leased Real Property which is no longer used or useful in the conduct of the Splitco Business. Section 4.13(b) of the Liberty Disclosure Schedule sets forth a list of all Splitco Leased Real Property.

        (c)   Each of Splitco and its Subsidiaries has complied in all material respects with the terms of all lease or sublease agreements pursuant to which a Splitco Leased Real Property is leased or subleased (the "Splitco Real Property Leases") to which it is a party and under which it is in occupancy, and all such Splitco Real Property Leases are in full force and effect. Section 4.13(c) of the Liberty Disclosure Schedule sets forth a complete list, as of the date hereof, of all the Splitco Real Property Leases. Each of Splitco or its Subsidiaries, as applicable, enjoy peaceful and undisturbed possession under all of the Splitco Real Property Leases and there are no existing material defaults beyond any applicable grace periods under the Splitco Real Property Leases.

        SECTION 4.14 Intellectual Property.

        (a)   Section 4.14(a)(i) of the Liberty Disclosure Schedule sets forth a list of all patents, patent applications, registered trademarks, material unregistered trademarks, registered copyrights and Internet domain name registrations that are, as of the date of this Agreement, owned by Splitco and its Subsidiaries (the "Splitco Owned Intellectual Property"). Splitco and its Subsidiaries own the Splitco Owned Intellectual Property, free and clear of all Liens and have the exclusive right to use and sublicense, without payment to any other Person, all of the Splitco Owned Intellectual Property. As of the date hereof, no license relating to any of the Splitco Owned Intellectual Property has been granted, except as provided in Section 4.14(a)(ii) of the Liberty Disclosure Schedule, and except for Customer Agreements entered into in the ordinary course of business.

        (b)   Section 4.14(b) of the Liberty Disclosure Schedule sets forth a list that includes all material Intellectual Property that is held for use under license by Splitco and its Subsidiaries as of the date hereof, including the right to use Intellectual Property related to FOX Sports Net in connection with the operation of the RSN Splitco Business (the "Splitco Licensed Intellectual Property"). As of the date hereof, neither Liberty, Splitco nor any of their respective Subsidiaries have given or received any notice of material default or of any event which with the lapse of time would constitute a material default under any material agreement relating to the Splitco Licensed Intellectual Property; neither

Liberty, Splitco nor any of their respective Subsidiaries, nor, to the Knowledge of Liberty, any other Person, currently is in material default under any such agreement.

        (c)   To the Knowledge of Liberty, as of the date hereof, no third party is infringing in any material respect a proprietary right in any Splitco Owned Intellectual Property. To the Knowledge of Liberty, the use of any Splitco Owned Intellectual Property or Splitco Licensed Intellectual Property in connection with the Splitco Business as currently conducted does not materially infringe upon, misappropriate, violate or conflict in any way with any material Intellectual Property rights of any Person.

        (d)   Except as set forth in Section 4.14(d) of the Liberty Disclosure Schedule, there is no pending or, to the Knowledge of Liberty, threatened material claim (i) challenging the validity or enforceability of, or contesting Splitco's or any of its Subsidiaries' right to make, sell, offer to sell, and/or use any of the Splitco Owned Intellectual Property or Splitco Licensed Intellectual Property; (ii) challenging the validity or enforceability of any agreement relating to the Splitco Owned Intellectual Property or Splitco Licensed Intellectual Property; or (iii) asserting that the manufacture, sale, offer of sale, and/or use of any Splitco Owned Intellectual Property or Splitco Licensed Intellectual Property infringes upon, misappropriates, violates or conflicts in any way with the Intellectual Property rights of any Person.

        (e)   The making, using, selling, offering to sell, or other implementation of any apparatus, systems, processes, methods, or other technologies (and/or combination thereof) used in or necessary for operation and conducting of the Splitco Business as currently conducted do not infringe upon, misappropriate, violate, or conflict in any way with the material Intellectual Property rights of any Person.

        SECTION 4.15 Affiliate Transactions.    Except for the Transaction Agreements, Section 4.15 of the Liberty Disclosure Schedule sets forth, as of the date hereof, all material Contracts and all material allocations, obligations, transactions or other arrangements (oral or written) between Liberty or any of its Affiliates (other than Splitco or any of its Subsidiaries), on the one hand, and Splitco or any of its Subsidiaries, on the other hand, that, in each case, shall be in effect following the Closing (other than any Contract, allocation, obligation, transaction or arrangement to which DIRECTV or any of its Subsidiaries is a party).

        SECTION 4.16 Absence of Operations; Sufficiency of Assets.

        (a)   Prior to the Split-Off Effective Time, Splitco has conducted no activities other than in connection with the Transactions (including the execution and delivery of this Agreement or the Transaction Agreements to which it is or will be a party).

        (b)   At the Merger Effective Time, the assets of Splitco and its Subsidiaries will be sufficient to permit Splitco and its Subsidiaries to conduct immediately following the Merger Effective Time the Splitco Business in all material respects in the manner as the Splitco Business was being conducted as of the date hereof.

        SECTION 4.17 Operations of the Splitco Business.    Except as set forth in Section 4.17 of the Liberty Disclosure Schedule, (a) since December 31, 2008 and through the date of this Agreement, the Splitco Business has been conducted in the ordinary course of business consistent with past practice and there has not been since such date the occurrence of any fact, event or circumstance described in Sections 6.2(a)(iii), (iv), (vi), (vii), (viii)(A) or (E), (x), (xii), (xiv), (xv), (xvi), (xvii) or (xviii) and (b) since December 31, 2008, there has not been the occurrence of any fact, event or circumstance described in Sections 6.2(a)(i) or (ii).

ARTICLE V
Representations and Warranties of DIRECTV

        Except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by DIRECTV to Liberty and Splitco simultaneously with the execution of this Agreement (the "DIRECTV Disclosure Schedule"), DIRECTV represents and warrants to Liberty and Splitco:

        SECTION 5.1 Organization, Standing and Corporate Power.

        (a)   Each of DIRECTV, Holdings, Merger Sub One and Merger Sub Two is (a) a corporation duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as currently conducted, and (b) duly qualified or licensed to do business and, to the extent applicable, in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing, except where the failures to be so qualified, licensed or in good standing have not had a Material Adverse Effect on DIRECTV ("DIRECTV Material Adverse Effect").

        (b)   Section 5.1(b) of the DIRECTV Disclosure Schedule lists all Subsidiaries of DIRECTV together with (i) the jurisdiction of organization of each such Subsidiary and (ii) in the case of Subsidiaries that are not wholly-owned by DIRECTV, the percentage owned by DIRECTV, or in the case of an indirect Subsidiary, the percentage owned by a Subsidiary of DIRECTV. Except as set forth in Section 5.1(b) of the DIRECTV Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of DIRECTV have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by DIRECTV free and clear of all Liens. Except as set forth in Section 5.1(b) of the DIRECTV Disclosure Schedule, DIRECTV does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

        (c)   DIRECTV has delivered to Liberty correct and complete copies of its certificate of incorporation and bylaws (the "DIRECTV Charter Documents") and correct and complete copies of the certificates of incorporation, bylaws and stockholders' or governance agreements (or comparable organizational documents) of each of its Subsidiaries (the "DIRECTV Subsidiary Documents"), in each case as amended to the date of this Agreement. All such DIRECTV Charter Documents and DIRECTV Subsidiary Documents are in full force and effect and neither DIRECTV nor any of its Subsidiaries is in violation of any of their respective provisions.

        (d)   DIRECTV has caused Holdings to be organized under the Laws of the State of Delaware and owns all of the capital stock of Holdings. The authorized capital stock of Holdings consists of 1,000 shares of common stock, par value $0.01 per share, of which one share has been issued to DIRECTV, which share is validly issued, fully paid and nonassessable, and is owned by DIRECTV free and clear of any Liens. Except as set forth in this Section 5.1(d) and as contemplated by this Agreement and the Transaction Agreements, there are no shares of capital stock, voting securities or equity interests of Holdings issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Holdings, including any representing the right to purchase or otherwise receive any shares of common stock or preferred stock of Holdings. There are no outstanding obligations of Holdings to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of Holdings.

        (e)   DIRECTV has caused Holdings to organize, and Holdings has organized, Merger Sub One and Merger Sub Two under the Laws of the State of Delaware. The authorized capital stock of Merger Sub One consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and nonassessable, and are owned by Holdings free and clear of any Liens. The authorized capital stock of Merger Sub Two consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued, fully paid and nonassessable, and are owned by Holdings free and clear of any Liens. Except as set forth in this Section 5.1(e), there are no shares of capital stock, voting securities or equity interests of Merger Sub One or Merger Sub Two issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Merger Sub One or Merger Sub Two, including any representing the right to purchase or otherwise receive any capital stock of Merger Sub One or Merger Sub Two. There are no outstanding obligations of Merger Sub One or Merger Sub Two to repurchase, redeem or otherwise acquire any shares of its own capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests).

        SECTION 5.2 Capitalization.

        (a)   The authorized capital stock of DIRECTV consists of 3,000,000,000 shares of DIRECTV Common Stock, 275,000,000 shares of Class B common stock, par value $0.01 per share (the "DIRECTV Class B Common Stock"), 800,000,000 shares of excess stock, par value $0.01 per share (the "DIRECTV Excess Stock") and 9,000,000 shares of preferred stock, par value $0.01 per share (the "DIRECTV Preferred Stock"). At the close of business on April 30, 2009, (i) 1,008,557,284 shares of DIRECTV Common Stock were issued and outstanding, (ii) 121,611 shares of DIRECTV Common Stock were held by DIRECTV in its treasury, (iii) 74,769,205 shares of DIRECTV Common Stock were reserved for issuance under the DIRECTV Stock Plans (of which 39,843,304 shares of DIRECTV Common Stock were subject to either outstanding options to purchase, or restricted stock units with respect to, shares of DIRECTV Common Stock granted under the DIRECTV Stock Plan), (iv) no shares of DIRECTV Preferred Stock were issued or outstanding, (v) no shares of DIRECTV Class B Common Stock were issued or outstanding, and (vi) no shares of DIRECTV Excess Stock were issued or outstanding. All outstanding shares of DIRECTV Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 5.2(a) of the DIRECTV Disclosure Schedule is (x) a correct and complete list, as of April 30, 2009, of all outstanding options or other rights to purchase or receive shares of DIRECTV Common Stock granted under the DIRECTV Stock Plans or otherwise, and, for each such option or other right, (A) the number of shares of DIRECTV Common Stock subject thereto and the exercise price thereof, and (B) the grant date thereof and (y) a correct and complete list of all outstanding options to purchase shares of DIRECTV Common Stock granted under the DIRECTV Stock Plans since January 1, 2008, including the number of shares of DIRECTV Common Stock subject thereto, the exercise price thereof, the terms of vesting, the grant and expiration dates thereof and the name of the holder thereof. All DIRECTV Stock Options have an exercise price equal to no less than the fair market value of the underlying shares of DIRECTV Common Stock on the date of grant. Since April 30, 2009, DIRECTV has not issued any shares of DIRECTV capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of DIRECTV capital stock, voting securities or equity interests, other than pursuant to the exercise of outstanding options referred to above in this Section 5.2(a).

        (b)   There are no outstanding obligations of DIRECTV or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of DIRECTV.

        (c)   There are no issued or outstanding bonds, debentures, notes or other indebtedness of DIRECTV or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for,

securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of DIRECTV or any of its Subsidiaries may vote.

        SECTION 5.3 Authority; Noncontravention; Voting Requirements.

        (a)   DIRECTV has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and, subject to obtaining the DIRECTV Stockholder Approval, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by DIRECTV of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by it of the Transactions, have been duly authorized and approved by DIRECTV's Board of Directors and the Special Committee of DIRECTV's Board of Directors, and except for obtaining the DIRECTV Stockholder Approval for the adoption of this Agreement, including the DIRECTV Merger, no other corporate action on the part of DIRECTV is necessary to authorize the execution, delivery and performance by DIRECTV of this Agreement, each of the other Transaction Agreements to which it is a party and the consummation by it of the Transactions. This Agreement and each of the other Transaction Agreements to which it is a party have been duly executed and delivered by DIRECTV and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of DIRECTV, enforceable against DIRECTV in accordance with its and their terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

        (b)   Except as set forth in Section 5.3(b) of the DIRECTV Disclosure Schedule, neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by DIRECTV nor the consummation by DIRECTV of the Transactions, nor compliance by DIRECTV with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will:

            (i)  conflict with or violate any provision of the DIRECTV Charter Documents or any provision of the DIRECTV Subsidiary Documents;

           (ii)  violate, or conflict with, or result in a breach of any provision of, or constitute a change of control or default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any action, consent, waiver or approval of any third party or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Lien upon any of the properties or assets of DIRECTV or any of its Subsidiaries or under any of the terms, conditions or provisions of any material Contract to which DIRECTV or any of its Subsidiaries is a party or pursuant to which any of their respective properties or assets are bound, except for any such conflicts, violations, breaches, defaults or occurrences which would not, individually or in the aggregate, have a DIRECTV Material Adverse Effect;

          (iii)  assuming the approvals required under Section 5.3(b)(iv) are obtained, violate any order, writ, or injunction, or any decree, or any material Law applicable to DIRECTV or any of its Subsidiaries, or any of their respective properties or assets; or

          (iv)  require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (x) (A) the filing with the SEC of each of the Splitco Form S-4, the Holdings Form S-4 and a proxy statement relating to the DIRECTV Stockholders Meeting (as amended or supplemented from time to time, the "DIRECTV Proxy Statement"), and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of NASDAQ, (B) the filing of the DIRECTV Certificate of Merger with the

  Secretary of State of the State of Delaware pursuant to the DGCL, (C) filings required under, and compliance with other applicable requirements of, the HSR Act and the rules and regulations promulgated thereunder, and any similar Laws of foreign jurisdictions and (D) approval of the Transactions under the Communications Act (the "DIRECTV FCC Approvals" and collectively with the Liberty FCC Approvals and the Splitco FCC Approvals, the "Requisite FCC Approvals") and (y) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, have a DIRECTV Material Adverse Effect.

        (c)   At a meeting of the Board of Directors of DIRECTV duly called and held, those directors of DIRECTV voting upon the following matters and constituting a majority of the entire Board of Directors of DIRECTV unanimously (i) approved and declared advisable this Agreement, including the DIRECTV Merger, each of the other Transaction Agreements to which DIRECTV is a party and the Transactions, and (ii) resolved to recommend that the stockholders of DIRECTV adopt this Agreement (subject to Section 6.5).

        (d)   The affirmative vote (in person or by proxy) of the holders of record of a majority of the shares of DIRECTV Common Stock outstanding on the record date for the DIRECTV Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of DIRECTV which is legally required to adopt this Agreement; provided, however, that in addition to the foregoing, DIRECTV shall require the affirmative vote (in person or by proxy), voting together as a separate class at the DIRECTV Stockholders Meeting or any adjournment or postponement thereof, of the holders of record of a majority of the shares of DIRECTV Common Stock outstanding on the record date for the DIRECTV Stockholders Meeting, excluding (i) the holders of the Liberty DIRECTV Shares and (ii) any shares of DIRECTV Common Stock that are Beneficially Owned by a director or officer of Liberty, Dr. Malone or any Affiliate of Dr. Malone, to adopt this Agreement (collectively, the "DIRECTV Stockholder Approval").

        (e)   Each of Holdings, Merger Sub One and Merger Sub Two has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and, subject to obtaining the consent of their respective sole stockholders, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Holdings, Merger Sub One and Merger Sub Two of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by each of Holdings, Merger Sub One and Merger Sub Two of the Transactions, have been duly authorized and approved by their respective Boards of Directors, and except for obtaining the consent of their respective sole stockholders for the adoption of this Agreement and each of the other Transaction Agreements to which it is a party, no other corporate action on the part of Holdings, Merger Sub One or Merger Sub Two is necessary to authorize the execution, delivery and performance by Holdings, Merger Sub One and Merger Sub Two of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by each of Holdings, Merger Sub One and Merger Sub Two of the Transactions. This Agreement and each of the other Transaction Agreements to which it is a party has been duly executed and delivered by each of Holdings, Merger Sub One and Merger Sub Two and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of each of Holdings, Merger Sub One and Merger Sub Two, enforceable against each of Holdings, Merger Sub One and Merger Sub Two in accordance with their terms, except that such enforceability is subject to the Bankruptcy and Equity Exception.

        SECTION 5.4 DIRECTV SEC Documents; Liabilities.

        (a)   As of their respective dates, all reports, prospectuses, forms, schedules, registration statements, proxy statements or information statements required to be filed by DIRECTV under the Securities Act or under the Exchange Act (the "DIRECTV SEC Documents") complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of such DIRECTV SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the DIRECTV SEC Documents (including any related notes and schedules) fairly present in all material respects the financial position of DIRECTV and its consolidated Subsidiaries as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, subject, where appropriate, to normal, recurring year-end adjustments in each case in accordance with past practice and GAAP during the periods involved (except as otherwise stated therein) (none of which are material, individually or in the aggregate, to the Knowledge of DIRECTV). Since January 1, 2008, DIRECTV has timely filed all reports and other filings required to be filed with the SEC under the rules and regulations of the SEC.

        (b)   Since March 31, 2009, except as specifically disclosed in the DIRECTV SEC Documents filed and publicly available prior to the date hereof, (i) the business of DIRECTV and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices, (ii) there has not been any event, circumstance, change or effect that has had or could reasonably be expected to have, individually or in the aggregate, a DIRECTV Material Adverse Effect, (iii) no Subsidiary of DIRECTV has redeemed any ownership interests in any Subsidiary of DIRECTV, (iv) neither DIRECTV nor a Subsidiary of DIRECTV has waived, released, compromised or settled any right or claim of substantial value to such Subsidiary or any other Person and (v) neither DIRECTV nor a Subsidiary of DIRECTV has engaged in any transaction or taken any other action except in the ordinary course of business consistent with past practices.

        (c)   There are no Liabilities of DIRECTV and its Subsidiaries, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities disclosed or provided for in the DIRECTV SEC Documents; and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2008 that have not had and could not reasonably be expected to have, individually or in the aggregate, a DIRECTV Material Adverse Effect.

        SECTION 5.5 Information Supplied.    None of the information supplied (or to be supplied) in writing by or on behalf of DIRECTV specifically for inclusion or incorporation by reference in, and which is included or incorporated by reference in (a) the Splitco Form S-4 and the Holdings Form S-4 will, at the time (i) that each of the Splitco Form S-4 and the Holdings Form S-4, or any amendments or supplements thereto, are filed with the SEC, (ii) that each of the Splitco Form S-4 and the Holdings Form S-4 becomes effective under the Securities Act, (iii) of the DIRECTV Stockholders Meeting, (iv) of the Liberty Stockholders Meeting, (v) of the DIRECTV Merger and (v) of the Splitco Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading, and (b) the DIRECTV Proxy Statement will, on the date it is first mailed to DIRECTV stockholders and at the time of the DIRECTV Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication. The DIRECTV Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, DIRECTV makes no representation or warranty with respect to information supplied by or on behalf of Liberty or Splitco for inclusion or incorporation by reference in any of the foregoing documents.

        SECTION 5.6 Brokers and Other Advisors.    Except for Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by DIRECTV, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of DIRECTV or any of its Subsidiaries. DIRECTV has heretofore delivered to Liberty a correct and complete copy of DIRECTV's engagement letter with Morgan Stanley & Co. Incorporated, which letter describes all fees payable to Morgan Stanley & Co. Incorporated in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Morgan Stanley & Co. Incorporated (as amended, the "DIRECTV Engagement Letter").

        SECTION 5.7 State Takeover Statutes.    No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to DIRECTV is applicable to the Transactions.

        SECTION 5.8 DIRECTV Takeover Proposals.    As of the date of this Agreement, within the past two (2) years there have been no DIRECTV Takeover Proposals.

        SECTION 5.9 Legal Proceedings.

        (a)   Other than Actions of the type contemplated by Section 5.9(b) and judgments, decrees, written agreements, memoranda of understanding or orders of Governmental Authorities of the type contemplated by Section 5.9(c), except as specifically disclosed in the DIRECTV SEC Documents filed and publicly available prior to the date hereof, (i) there are no Actions pending or, to the Knowledge of DIRECTV, threatened against DIRECTV, or any of its Subsidiaries, by or before any Governmental Authority, and (ii) there is no judgment, decree, injunction, ruling or order of any Governmental Authority outstanding against DIRECTV or any of its Subsidiaries, except, in each case, for any such Action, judgment, decree, injunction, ruling or order that, individually or in the aggregate, would not reasonably be expected to have a DIRECTV Material Adverse Effect.

        (b)   As of the date of this Agreement, there is no Action pending or, to the Knowledge of DIRECTV, threatened against DIRECTV or any of its Subsidiaries that seeks, or would reasonably be expected, to prohibit or restrain the ability of DIRECTV to enter into this Agreement or any of the Transaction Agreements to which it is a party or to timely consummate the Transactions.

        (c)   As of the date of this Agreement, there are no material judgments, decrees, written agreements, memoranda of understanding or orders of any Governmental Authority outstanding against DIRECTV or any of its Subsidiaries which would reasonably be expected to prevent, prohibit, materially delay or enjoin the consummation of the Transactions.

        SECTION 5.10 Compliance With Laws.    Except as specifically disclosed in the DIRECTV SEC Documents filed and publicly available prior to the date hereof, DIRECTV and its Subsidiaries are (and since January 1, 2008 have been) in compliance in all material respects with all material Laws applicable to DIRECTV. Except as specifically disclosed in the DIRECTV SEC Documents filed and publicly available prior to the date hereof, since January 1, 2008, none of DIRECTV or any of its Subsidiaries has received any material notice from any Governmental Authority that DIRECTV's business has been or is being conducted in material violation of any applicable material Law or that an investigation or inquiry into any noncompliance with any applicable material Law is ongoing, pending or, to the Knowledge of DIRECTV, threatened. This Section 5.10 does not relate to matters with respect to Taxes, which are the subject of Section 5.11.

        SECTION 5.11 Tax Matters.    Except as would not reasonably be expected to have a DIRECTV Material Adverse Effect:

        (a)   All Tax Returns required to be filed with any Taxing Authority by or on behalf of DIRECTV or any of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all applicable Laws; (ii) all such Tax Returns are accurate and complete in all respects and have been prepared in substantial compliance with all applicable Laws; (iii) all Taxes due and payable by DIRECTV or any of its Subsidiaries have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) no written claim has been made by any Taxing Authority in a jurisdiction where DIRECTV or any of its Subsidiaries does not file a Tax Return that DIRECTV or any of its Subsidiaries is, or may be, subject to Tax by or required to file or be included in a Tax Return in that jurisdiction; and (v) there are no Liens on any of the assets of DIRECTV or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Liens that arise by operation of Law for Taxes not yet due and payable);

        (b)   Each of DIRECTV and its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of any amount of Taxes and have, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under all applicable Laws;

        (c)   (i) No outstanding written claim has been received by, and no audit, action, suit or proceeding is in progress, against or with respect to DIRECTV or any of its Subsidiaries in respect of any Tax; and (ii) all deficiencies, assessments or proposed adjustments asserted against DIRECTV or any of its Subsidiaries by any Taxing Authority have been paid or fully and finally settled;

        (d)   Except as set forth in Section 5.11(d) of the DIRECTV Disclosure Schedule, none of DIRECTV or any of its Subsidiaries (i) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than an affiliated group the common parent of which is or was DIRECTV (a "DIRECTV Affiliated Group"), (ii) is or has been a member of any affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes other than a group the common parent of which is DIRECTV or any of its Subsidiaries (a "DIRECTV Combined Group"), (iii) is a party to any tax sharing, tax allocation or tax indemnification agreement or (iv) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor, except for such liability arising from membership in a DIRECTV Affiliated Group or a DIRECTV Combined Group;

        (e)   No waiver or extension of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in effect for DIRECTV or any of its Subsidiaries;

        (f)    None of DIRECTV and any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and

        (g)   Neither DIRECTV nor any of its Subsidiaries is a party to or bound by any advance pricing agreement, closing agreement or other agreement or ruling relating to Taxes with any Taxing Authority that will remain in effect with respect to DIRECTV or any of its Subsidiaries after the Closing (other than any rulings related to the Transactions).

        SECTION 5.12 Opinion of Financial Advisor.    DIRECTV has received an opinion (the "DIRECTV Fairness Opinion") of Morgan Stanley & Co. Incorporated, financial advisors to DIRECTV to the effect that on the date hereof, taking into account the Transactions, the DIRECTV Exchange Ratio is fair, from a financial point of view, to the holders of DIRECTV Common Stock (other than Liberty, Dr. Malone or any of their respective Affiliates).

        SECTION 5.13 No Liberty Entertainment Interest.    DIRECTV does not Beneficially Own any shares of Liberty Entertainment Common Stock or any options or other rights to purchase or receive shares of Liberty Entertainment Common Stock. DIRECTV has not entered into or acquired any derivative contract with respect to any shares of Liberty Entertainment Common Stock or entered into any other hedging or other similar transaction that has the effect of providing DIRECTV with the economic benefits, voting rights or risks of ownership of any shares of Liberty Entertainment Common Stock (collectively, a "Liberty Entertainment Interest").

        SECTION 5.14 No Splitco Interest.    DIRECTV does not Beneficially Own any shares of Splitco Common Stock or any options or other rights to purchase or receive shares of Splitco Common Stock. DIRECTV has not entered into or acquired any derivative contract with respect to any shares of Splitco Common Stock or entered into any other hedging or other similar transaction that has the effect of providing DIRECTV with the economic benefits, voting rights or risks of ownership of any shares of Splitco Common Stock (collectively, a "Splitco Interest").

        SECTION 5.15 Absence of Operations.    Each of Holdings, Merger Sub One and Merger Sub Two has conducted no activities other than in connection with the Transactions (including the execution and delivery of this Agreement or the Transaction Agreements to which it is or will be a party).

        SECTION 5.16 Investigation; Reliance.    DIRECTV hereby acknowledges and agrees that neither Liberty nor Splitco makes any representations or warranties to DIRECTV, express or implied, other than those representations and warranties set forth in this Agreement and the other Transaction Agreements. DIRECTV hereby expressly acknowledges and agrees that, except in the case of fraud or willful breach, none of Liberty, Splitco nor any Person will have or be subject to any liability to DIRECTV or any other Person resulting from any statements or communications by Liberty, Splitco or any of their respective Affiliates or Representatives with respect to any matter in connection with its investigation or evaluation of the Transactions, the Splitco Business, Splitco or any of its Subsidiaries (including any of the assets or liabilities of the Splitco Business, Splitco or any of its Subsidiaries), including any information, document or material made available in any offering memorandum, in any "data room," in any management presentations or in any other form, except for the representations and warranties expressly set forth in this Agreement and the other Transaction Agreements.

ARTICLE VI
Additional Covenants and Agreements

        SECTION 6.1 Preparation of the Splitco Form S-4, the Holdings Form S-4 and Proxy Statements; Stockholder Meetings.

        (a)   Prior to filing any amendment or supplement after the date hereof to the Liberty Proxy Statement, Liberty will provide DIRECTV with reasonable opportunity to review and comment on any portions thereof that relate to the Transactions, Splitco or DIRECTV. If at any time prior to the Split-Off Effective Time any information relating to Liberty, Holdings, Splitco or DIRECTV, or any of their respective Affiliates, directors or officers, should be discovered by Liberty or DIRECTV which should be set forth in an amendment or supplement to the Liberty Proxy Statement, so that such document would not be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Liberty Common Stock. Liberty shall promptly notify DIRECTV of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Liberty Proxy Statement or for additional information and shall supply DIRECTV with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Liberty Proxy Statement. Liberty shall mail the Liberty Proxy Statement to the holders of Liberty Entertainment Common Stock as promptly as practicable after the Splitco Form S-4 is declared effective under the Securities Act.

        (b)   As soon as practicable following the date of this Agreement, Liberty and Splitco shall prepare, and DIRECTV shall assist and contribute to such preparation, and Splitco shall file with the SEC an amendment to the Splitco Form S-4, in which the Liberty Proxy Statement will be included as a prospectus. Each of Liberty and Splitco shall use its reasonable best efforts to have the Splitco Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Splitco Form S-4 effective for so long as necessary to consummate the Split-Off. Splitco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Splitco Common Stock in the Split-Off, and Liberty shall furnish all information concerning Liberty and the holders of shares of Liberty Entertainment Common Stock as may be reasonably requested by Splitco in connection with any such action. No filing of, or amendment or supplement to, the Splitco Form S-4 will be made without DIRECTV's consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned) and without providing DIRECTV a reasonable opportunity to review and comment thereon. If at any time prior to the Split-Off Effective Time any information relating to Liberty, Holdings, Splitco or DIRECTV, or any of their respective Affiliates, directors or officers, should be discovered by Liberty, Holdings, Splitco or DIRECTV which should be set forth in an amendment or supplement to the Splitco Form S-4, so that the Splitco Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Liberty Entertainment Common Stock. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Splitco Form S-4 or for additional information and shall supply each other with copies of (x) correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Splitco Form S-4 or the Transactions and (y) all orders of the SEC relating to the Splitco Form S-4.

        (c)   As soon as practicable following the date of this Agreement, DIRECTV shall prepare and file with the SEC the DIRECTV Proxy Statement. Prior to filing the DIRECTV Proxy Statement or any amendment or supplement thereto, DIRECTV will provide Liberty with reasonable opportunity to review and comment on such proposed filing. If at any time prior to the DIRECTV Effective Time any information relating to Liberty, Holdings, Splitco or DIRECTV, or any of their respective Affiliates, directors or officers, should be discovered by Liberty or DIRECTV which should be set forth in an amendment or supplement to the DIRECTV Proxy Statement, so that such document would not be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of DIRECTV Common Stock. DIRECTV shall promptly notify Liberty of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the DIRECTV Proxy Statement or for additional information and shall supply Liberty with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the DIRECTV Proxy Statement. DIRECTV shall mail the DIRECTV Proxy Statement to the holders of DIRECTV Common Stock as promptly as practicable after the Holdings Form S-4 is declared effective under the Securities Act.

        (d)   As soon as practicable following the date of this Agreement, DIRECTV and Holdings shall prepare, and Liberty and Splitco shall assist and contribute to such preparation, and Holdings shall file with the SEC the Holdings Form S-4, in which the DIRECTV Proxy Statement will be included as a prospectus. Each of Holdings and DIRECTV shall use its reasonable best efforts to have the Holdings

Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Holdings Form S-4 effective for so long as necessary to consummate the Transactions. Holdings shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Holdings Common Stock in the Mergers, and Liberty, Splitco and DIRECTV, as applicable, shall furnish all information concerning Splitco and DIRECTV and the holders of shares of Splitco Common Stock and DIRECTV Common Stock as may be reasonably requested by Holdings in connection with any such action. No filing of, or amendment or supplement to, the Holdings Form S-4 will be made without Liberty's consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned) and without providing Liberty a reasonable opportunity to review and comment thereon. If at any time prior to the DIRECTV Effective Time any information relating to Liberty, Holdings, Splitco or DIRECTV, or any of their respective Affiliates, directors or officers, should be discovered by Liberty, Splitco or DIRECTV which should be set forth in an amendment or supplement to the Holdings Form S-4, so that the Holdings Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of DIRECTV Common Stock and (A) if the Split-Off Effective Time has not yet occurred, the holders of Liberty Entertainment Common Stock or (B) if the Split-Off Effective Time has occurred, the holders of Splitco Common Stock. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Holdings Form S-4 or for additional information and shall supply each other with copies of (x) correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Holdings Form S-4 or the Transactions and (y) all orders of the SEC relating to the Holdings Form S-4. Notwithstanding the foregoing, Liberty, Splitco, Holdings and DIRECTV shall discuss the possibility to and, if practicable, shall jointly prepare and for Holdings and Splitco to jointly file with the SEC a registration statement on Form S-4, in which the Liberty Proxy Statement and DIRECTV Proxy Statement will be included as a prospectus in which case the obligations set forth in Sections 6.1(c) and 6.1(d) shall apply to such joint Form S-4, as applicable.

        (e)   DIRECTV shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a special meeting of its stockholders (the "DIRECTV Stockholders Meeting") for the purpose of obtaining the DIRECTV Stockholder Approval. Subject to Section 6.5(c) hereof, DIRECTV shall recommend to its stockholders, through its Board of Directors, adoption of this Agreement (the "DIRECTV Board Recommendation"). Without limiting the generality of the foregoing (but subject to DIRECTV's rights pursuant to Section 6.5), DIRECTV's obligations pursuant to the first sentence of this Section 6.1(d) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to DIRECTV of any DIRECTV Takeover Proposal or (B) the withdrawal or modification of (x) the DIRECTV Board Recommendation, (y) such Board of Directors' approval of, or the DIRECTV Special Committee's recommendation that such Board of Directors approve, the DIRECTV Merger or (z) the DIRECTV Fairness Opinion. The DIRECTV Proxy Statement shall include (subject to Section 6.5(c) hereof) the DIRECTV Board Recommendation.

        (f)    Liberty shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of the holders of Liberty Common Stock (the "Liberty Stockholders Meeting"),which shall serve as Liberty's annual meeting for 2009 and shall also be held for the purpose of obtaining the Liberty Stockholder Approval. Subject to Section 6.4(c) hereof, Liberty through its Board of Directors shall recommend (the "Liberty Board Recommendation") that the holders of Liberty

Entertainment Common Stock (i) approve the Split-Off pursuant to the Class Approval and (ii) approve (A) the Split-Off and the transactions contemplated thereby (including the transactions contemplated by the Reorganization Agreement), (B) the Malone Agreement and the transactions contemplated thereby (including the Malone Contribution), and (C) this Agreement and the transactions contemplated hereby (including the Splitco Merger) pursuant to the Minority Approval. Without limiting the generality of the foregoing (but subject to Liberty's rights pursuant to Section 6.4), Liberty's obligations pursuant to the first sentence of this Section 6.1(e) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to Liberty of any Splitco Takeover Proposal or (B) the withdrawal or modification of (x) the Liberty Board Recommendation, (y) such Board of Directors' approval of the Transaction Agreements or the Transactions or (z) the Liberty Fairness Opinion. The Liberty Proxy Statement shall include (subject to Section 6.4(c) hereof) the Liberty Board Recommendation.

        (g)   DIRECTV and Liberty intend to hold the DIRECTV Stockholders Meeting and the Liberty Stockholders Meeting, respectively, on the same date, to the extent practicable.

        SECTION 6.2 Conduct of Business by Splitco and Liberty Pending the Transactions.

        (a)   Except as expressly permitted by this Agreement, any of the other Transaction Agreements or as required by applicable Law, during the period from the date of this Agreement until the Merger Effective Time, each of Liberty (with respect to the Splitco Business only) and Splitco shall, and shall cause each of their respective Subsidiaries to, (w) conduct its business in the ordinary course of business consistent in all material respects with past practice, (x) comply in all material respects with all applicable material Laws and the material requirements of all Splitco Material Contracts, (y) use reasonable best efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Merger Effective Time, and (z) keep in full force and effect all material insurance policies maintained, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except as (x) expressly permitted by this Agreement (including in connection with the Restructuring or pursuant to Section 2.4 of the Liberty Disclosure Schedule) or any of the other Transaction Agreements, (y) required by applicable Law or (z) set forth in Section 6.2(a) of the Liberty Disclosure Schedule, during the period from the date of this Agreement to the Merger Effective Time, each of Liberty (with respect to the Splitco Business only) and Splitco shall not, and shall not permit any of their respective Subsidiaries to, without the prior written consent of DIRECTV:

            (i)  (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Liberty Entertainment Common Stock, Splitco's capital stock, Splitco's voting securities or Splitco's equity interests or capital stock, voting securities or equity interests of any Subsidiary of Splitco of any class, or any subscriptions, options, calls, warrants, convertible or exchangeable securities or other rights, commitments or agreements of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in Liberty (with respect to Liberty Entertainment), Splitco or any of Splitco's Subsidiaries, other than (w) issuances of shares of Series A Liberty Entertainment Common Stock or Series A Splitco Common Stock upon the conversion of shares of Series B Liberty Entertainment Common Stock or Series B Splitco Common Stock, as applicable, (x) pursuant to Section 2.4 of this Agreement, (y) pursuant to a Liberty Entertainment Equity Award granted under a Liberty Stock Plan, which Liberty Entertainment Equity Award (1) is outstanding on the date of this Agreement or is granted following the date hereof to a Transferred Employee as permitted by Section 6.2(a)(i) of the Liberty Disclosure Schedule and (2) is issued in accordance with the terms thereof (but as modified in order to be consistent with the limitation of Section 2.4) or (z) pursuant to a Splitco Equity Award granted under a Splitco Stock Plan, which Splitco Equity Award (1) was issued in accordance with Section 2.4 or is granted following the Split-Off Effective

  Time to a Transferred Employee as permitted by Section 6.2(a)(i) of the Liberty Disclosure Schedule and (2) is issued in accordance with the terms thereof; provided, that, notwithstanding anything to the contrary herein, each of Liberty and Splitco may not issue any shares of Series B Liberty Entertainment Common Stock or Series B Splitco Common Stock, as applicable, pursuant to a Liberty Entertainment Equity Award or Splitco Equity Award; (B) redeem, purchase or otherwise acquire any of the Liberty Entertainment Common Stock or Splitco's outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of their capital stock, voting securities or equity interests except for acquisitions or deemed acquisitions of Liberty Entertainment Common Stock or shares of Splitco capital stock in connection with the payment of the exercise price of, or in connection with the payment of any withholding tax with respect to the exercise or settlement of, any Liberty Entertainment Equity Awards or Splitco Equity Awards with Liberty Entertainment Common Stock or shares of capital stock of Splitco or the repurchase or reacquisition of any shares of Liberty Entertainment Common Stock that are Liberty Entertainment Restricted Shares in accordance with the terms of the Liberty Entertainment Equity Awards or any shares of Splitco Common Stock that are Splitco Restricted Shares in accordance with the terms of the Splitco Equity Awards; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of Liberty Entertainment Common Stock or Splitco's capital stock or otherwise make any payments to holders of Liberty Entertainment Common Stock or Splitco's stockholders in their capacity as such (other than (x) dividends to holders of Liberty Entertainment Common Stock in cash if such cash is not generated from the Splitco Business, subject to compliance with Section 1.5 of the Reorganization Agreement, and (y) distributions of securities of any Subsidiary of Liberty that does not own or hold any Splitco Assets so long as such distribution would not reasonably be expected to impede or delay, in any material respect, the consummation of the Transactions or create any Liability with respect to the Splitco Business); (D) split, combine, subdivide or reclassify any shares of Liberty Entertainment Common Stock or Splitco capital stock; or (E) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Liberty Stock Plans or Splitco Stock Plans or any agreement evidencing any stock option or other right to acquire capital stock of Liberty Entertainment or Splitco or any restricted stock purchase agreement or any similar or related contract (other than as contemplated by Section 2.4 of the Liberty Disclosure Schedule);

           (ii)  except as provided in Section 6.2(b)(iii)(B), declare, set aside for payment or pay any dividend on, make any other distribution in respect of, or redeem, any equity interest of any Subsidiary of Splitco;

          (iii)  incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a "keep well" or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Liberty, Splitco or any of their respective Subsidiaries, other than borrowings from Splitco by a direct or indirect wholly-owned Subsidiary of Splitco in the ordinary course of business consistent with past practice;

          (iv)  sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien other than a Permitted Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its or its Subsidiaries' properties or assets (including securities of Subsidiaries) to any Person, except for immaterial dispositions of assets in the ordinary course of business consistent with past practice;

           (v)  make any capital expenditure or expenditures which (A) involves the purchase of real property or (B) is not contemplated in the 2009 budget as set forth in Section 6.2(a)(v) of the Liberty Disclosure Schedule; provided that in respect of capital expenditures in 2010, the aggregate amount shall not exceed $2,500,000;

          (vi)  directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person;

         (vii)  make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person (other than a wholly-owned Subsidiary of Splitco or, with respect to a partially-owned Subsidiary of Splitco, an investment, loan or advance that is made pro rata along with the other equity owners of such partially-owned Subsidiary);

        (viii)  (A) amend, modify or terminate any Splitco Material Contract listed in Section 6.2(a)(viii) of the Liberty Disclosure Schedule, (B) enter into any Contract that would be a Splitco Material Contract if it had been entered into prior to the date hereof (other than to the extent entered into in the ordinary course of business or reasonable agreements and arrangements relating to Splitco's performance of its obligations under Section 6.4), (C) amend or modify the Liberty Engagement Letters (other than to the extent permitted by Section 6.4), (D) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or result in the acceleration of any obligation or the vesting of any benefit as a result of the consummation of the Transactions or (E) release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

          (ix)  increase in any manner the compensation of any of the directors, officers, employees, and individual consultants of Splitco or its Subsidiaries and payable in respect of periods following the Split-Off Effective Time or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate of Splitco, other than (A) as required pursuant to applicable Law, the terms of the agreements set forth in Section 6.2(a)(ix) of the Liberty Disclosure Schedule (correct and complete copies of which have been made available to DIRECTV) or the terms of any Splitco Employee Benefit Plan, (B) any increase in compensation to directors of Splitco as set forth in Section 6.2(a)(ix) of the Liberty Disclosure Schedule, (C) increases in compensation and benefits of employees (other than officers of Splitco in their capacity as such) and individual contractors made in the ordinary course of business and in amounts and in a manner consistent with past practice, or as required by any Splitco Employment Agreement, (D) the entering into or establishment of any new Splitco Employee Benefit Plan in connection with the Split-Off so long as the terms of such plan are substantially similar to or in the aggregate no more beneficial to the beneficiaries of such plans than Splitco Employee Benefit Plans in place prior to the Split-Off Effective Time, (E) in connection with the hiring by any Subsidiary of Splitco of new employees, officers, or individual consultants in the ordinary course of business consistent with past practice and (F) the adoption of the Splitco Stock Plans as of the Split-Off Effective Time and the grant of any Splitco Equity Award contemplated or permitted by this Agreement, Section 2.4 of the Liberty Disclosure Schedule or Section 6.2(a)(i) of the Liberty Disclosure Schedule;

           (x)  (i) make, change or revoke any Tax election relating primarily to any member of the LEI Group, (ii) change any method of accounting relating primarily to any member of the LEI Group with respect to Taxes, (iii) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating primarily to any member of the LEI Group, (iv) settle or compromise any Tax liability relating primarily to any member of the LEI Group, (v) enter into any agreement relating primarily to Taxes of a member of the LEI Group with any Taxing

  Authority or (vi) make any change in any Tax practice or policy relating primarily to any member of the LEI Group, except, in each case, (A) as consented to or approved in advance by DIRECTV, which consent shall not be unreasonably withheld, conditioned or delayed, (B) as otherwise required because of a change in Tax Law or a Final Determination (as defined in the Tax Sharing Agreement), (C) if such action would not increase the amount of Taxes allocated to Splitco or its Affiliates under the Tax Sharing Agreement by more than a de minimis amount or (D) to the extent that Liberty shall have indemnified Splitco and its Affiliates for any resulting increase in the amount of Taxes allocated to Splitco or its Affiliates under the Tax Sharing Agreement; provided, however, that it is understood that any of the foregoing actions taken by GSN or any of its Subsidiaries shall not be deemed a breach of this Section 6.2(a)(x) except to the extent that Liberty, Splitco or any of its Subsidiaries (other than GSN or any of its Subsidiaries) shall have had Knowledge of, and shall have had the right to cause, or withhold consent to or otherwise prevent, such action;

          (xi)  amend the Splitco Charter Documents or the Splitco Subsidiary Documents;

         (xii)  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly-owned Subsidiaries of Splitco);

        (xiii)  settle or compromise any litigation, proceeding or investigation material to Splitco and its Subsidiaries taken as a whole (this covenant being in addition to Liberty's and Splitco's agreement set forth in Section 6.12 hereof);

        (xiv)  pay, discharge or satisfy Liabilities, other than (A) the payment, discharge or satisfaction of Liabilities (1) reflected or reserved against in the Audited Financial Statements, (2) incurred since the Splitco Balance Sheet Date in the ordinary course of business consistent with past practices, or (3) expressly provided for in any Transaction Agreement and (B) scheduled repayments of indebtedness (i) reflected on the Audited Financial Statements or (ii) set forth in Section 6.2(a)(xiv) of the Liberty Disclosure Schedule; provided that in no event may Splitco or any of its Subsidiaries pay, discharge or satisfy any Liabilities owing to Liberty or any Affiliate of Liberty other than as set forth in Section 6.2(a)(xiv) of the Liberty Disclosure Schedule;

          (xv)  cancel any material indebtedness or waive or assign any material claims or rights (tangible and intangible), except in the ordinary course of business consistent with past practice;

        (xvi)  except as necessary in the ordinary course of business consistent with past practices, dispose of, grant, or obtain, or permit to lapse any rights to, any material Splitco Owned Intellectual Property or any material Splitco Licensed Intellectual Property;

       (xvii)  make any changes in the capital structure of Splitco or any of its Subsidiaries;

      (xviii)  sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (other than Liens incurred in connection with the Greenlady Debt) any of the Liberty Owned DIRECTV Shares;

        (xix)  except as set forth in Section 6.2(a)(xix) of the Liberty Disclosure Schedule, amend, modify or enter into any Contract with Splitco or any of its Subsidiaries, on the one hand, and Liberty or any of its Affiliates (other than Splitco or any of its Subsidiaries), on the other hand (other than any Contract to which DIRECTV or any of its Subsidiaries is a party);

          (xx)  amend, modify or terminate any Contract entered into in connection with the increase of Liberty's indirect ownership interest in GSN pursuant to the contribution of FUN Technologies to GSN, including those Contracts set forth in Section 6.2(a)(xx) of the Liberty Disclosure Schedule (other than any such amendment, modification or termination that would not reasonably be expected to significantly adversely affect the Splitco Business);

        (xxi)  amend, modify or terminate the Share Exchange Agreement or any Ancillary Agreement (as defined in the Share Exchange Agreement) in a manner that would adversely affect the rights to be assigned pursuant to Section 6.6(f); or

       (xxii)  agree, in writing or otherwise, to take any of the foregoing actions.

        (b)   Notwithstanding the foregoing, Liberty, Splitco and DIRECTV agree it is their understanding and intention that:

            (i)  prior to the Split-Off Effective Time, Splitco will not conduct any business or operations other than in connection with the performance of its obligations hereunder and that after the Split-Off Effective Time and prior to the Merger Effective Time Splitco will be operated consistently with its status as a publicly traded holding company and will conduct substantially all of its business through its Subsidiaries;

           (ii)  during the period commencing on April 1, 2009 and ending at the Merger Effective Time (the "Pre-Closing Period"), except as set forth herein and in Section 6.2(b)(ii) of the Liberty Disclosure Schedule, each Subsidiary of Splitco has operated and will operate its business on a stand-alone basis to the extent reasonably practicable and in the ordinary course of business consistent with past practice, and each Subsidiary of Splitco has retained and will retain for its account all revenues attributable to its business and has been and will be responsible for all liabilities and expenses incurred in connection with its business and therefore has been and will be responsible for all expenses arising out of its operations (including items such as payroll and other employee benefits, insurance, distribution expenses, debt service on such Subsidiary's indebtedness, rights fees and similar items), but has not been and will not be responsible for corporate overhead and similar charges (other than customary allocations consistent with past practice);

          (iii)  consistent with the allocations referred to in clause (ii) above during the Pre-Closing Period no Subsidiary of Splitco has nor will any such Subsidiary dividend, distribute or advance funds or assets to either Liberty or Splitco, except that:

            (A)  prior to the Split-Off Effective Time, each Subsidiary of Splitco will be permitted to distribute, directly or indirectly, to Liberty:

              (w)  its customary allocation of: corporate overhead charges, group insurance, payroll and employee benefit expenses and fees, costs and expenses of legal and accounting professionals and other professional service providers (provided such fees, costs and expenses shall not include any such fees, costs and expenses payable by Liberty pursuant to Section 6.13);

              (x)   repayment of advances made to such Subsidiary in connection with cash management procedures;

              (y)   any payments due under the Liberty Revolving Credit Facility; and

              (z)   amounts described in Section 6.2(b)(iii)(A) of the Liberty Disclosure Schedule;

            (B)  during the period from the Split-Off Effective Time to the Merger Effective Time, the Subsidiaries of Splitco will not dividend or distribute cash or cash equivalents to Splitco other than such Subsidiaries' applicable share of the Splitco Approved Expenses and Splitco will not pay to Liberty or any Subsidiary of Liberty any amounts other than:

              (w)  amounts required to be paid to Liberty in accordance with the terms of any Transaction Agreement (including, to the extent paid by Liberty, Splitco's applicable portion of the fees, costs and expenses of legal and accounting professionals incurred in connection with Splitco's status as a publicly traded company); and

              (x)   amounts described in Section 6.2(b)(iii)(B)(y) of the Liberty Disclosure Schedule; (clauses (w) and this clause (x) collectively, the "Splitco Approved Expenses").

          (iv)  In addition to its obligations under Section 6.8 prior to the Merger Effective Time, Liberty and Splitco will provide DIRECTV with such regular access to the books and records of Splitco and each of its Subsidiaries as is reasonably necessary to confirm Splitco and its Subsidiaries compliance with its obligations under this Section 6.2.

        (c)   Notwithstanding anything in this Agreement to the contrary, DIRECTV and its Subsidiaries (i) acknowledge that the governance rights of Liberty, Splitco and their respective Subsidiaries with respect to GSN and its Subsidiaries are limited and subject to the GSN Operating Agreement and (ii) agree that any covenants or agreements in this Agreement requiring (x) GSN or any of its Subsidiaries to take any action or refrain from taking any action or (y) Liberty, Splitco or any of their respective Subsidiaries to cause GSN or any of its Subsidiaries to take any action or refrain from taking any action shall not apply if the approval of the members of GSN who are not Subsidiaries of Liberty or Splitco is not received as required pursuant to the terms of the GSN Operating Agreement. Liberty, until the Split-Off Effective Time, and Splitco shall use commercially reasonable efforts to seek such approval (and will not oppose any action seeking such approval). Liberty and Splitco agree and agree to cause their respective Subsidiaries to take all actions permitted by the GSN Operating Agreement to cause GSN or its Subsidiaries to comply with this Agreement and will not approve of any action that would reasonably be expected to result in GSN or its Subsidiaries breaching any obligations under this Agreement in all cases, subject to Section 6.2(a)(y), Section 7.1 of the GSN Operating Agreement and any fiduciary duties of any members of the GSN Management Committee (as defined in the GSN Operating Agreement) designated thereby.

        SECTION 6.3 Conduct of Business by DIRECTV Pending the Transactions.

        (a)   Except as expressly permitted by this Agreement, any of the other Transaction Agreements or as required by applicable Law, during the period from the date of this Agreement until the DIRECTV Effective Time, or as set forth in Section 6.3(a) of the DIRECTV Disclosure Schedule, during the period from the date of this Agreement to the DIRECTV Effective Time, DIRECTV shall not, and shall not permit any of its respective Subsidiaries to, without the prior written consent of Splitco:

            (i)  (A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of DIRECTV Common Stock, voting securities or equity interests or capital stock, voting securities or equity interests of any Subsidiary of DIRECTV of any class, or any subscriptions, options, warrants, calls, convertible or exchangeable securities or other rights, commitments or agreements of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in DIRECTV or any of its Subsidiaries, other than (x) pursuant to Section 2.3 of this Agreement or (y) pursuant to a DIRECTV Equity Award granted under a DIRECTV Stock Plan, which DIRECTV Equity Award (1) is outstanding on the date of this Agreement or is granted following the date hereof as permitted by Section 6.3(a)(i) of the DIRECTV Disclosure Schedule and (2) is issued in accordance with the terms thereof; (B) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of DIRECTV Common Stock or otherwise make any payments to holders of DIRECTV Common Stock in their capacity as such, other than any repurchases by DIRECTV of DIRECTV Common Stock; (C) split, combine, subdivide or reclassify any shares of DIRECTV Common Stock; or (D) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the DIRECTV Stock Plans or any agreement evidencing any stock option or other right to acquire capital stock of DIRECTV or any restricted stock purchase agreement or any similar or related contract;

           (ii)  directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person if such acquisition would reasonably be expected to impede or delay, in any material respect, the ability of the parties to satisfy any of the conditions to the Mergers set forth in this Agreement;

          (iii)  make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in any Person if such investment would reasonably be expected to impede or delay, in any material respect, the ability of the parties to satisfy any of the conditions to the Mergers set forth in this Agreement;

          (iv)  (A) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or result in the acceleration of any obligation or the vesting of any benefit as a result of the consummation of the Transactions, or (B) release any Person from or modify or waive any provision of any confidentiality, standstill or similar agreement and, in each case, that would reasonably be expected to cause a DIRECTV Material Adverse Effect; or

           (v)  agree, in writing or otherwise, to take any of the foregoing actions.

        SECTION 6.4 No Solicitation by Liberty and Splitco; Etc.

        (a)   From the date of this Agreement until the Merger Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, each of Liberty and Splitco shall not, and shall cause their respective Subsidiaries and their Representatives (the "Liberty and Splitco Representatives") not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing non-public information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Splitco Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Splitco Takeover Proposal, (iii) enter into any letter of intent, agreement, arrangement or other understanding related to any Splitco Takeover Proposal, (iv) take any action to make the provisions of any "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation (including any transaction under, or a Person becoming an "interested shareholder" under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in Liberty's or Splitco's certificate of incorporation or bylaws, inapplicable to any transactions contemplated by a Splitco Takeover Proposal (and, to the extent permitted thereunder, Liberty and Splitco shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than DIRECTV, under any such provisions), or (v) resolve, propose or agree to do any of the foregoing; provided, however, that if (A) after the date hereof, the Board of Directors of Liberty receives an unsolicited, bona fide written Splitco Takeover Proposal in circumstances not involving a breach of this Agreement and (B) the Board of Directors of Liberty determines in good faith, after consulting with its outside legal counsel and a financial advisor of nationally recognized reputation, that such Splitco Takeover Proposal constitutes, or would reasonably be expected to lead to, a Splitco Superior Proposal, then Liberty may, at any time prior to obtaining the Liberty Stockholder Approval (but in no event after obtaining the Liberty Stockholder Approval) and after providing DIRECTV not less than forty-eight (48) hours written notice of its intention to take such actions, (x) furnish information with respect to Liberty or the Splitco Business to the Person making such Splitco Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with Liberty (which confidentiality agreement must be no less favorable to Liberty (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Liberty and may not restrict Liberty from complying with this Section 6.4, and (2) Liberty advises DIRECTV of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person, Liberty delivers to DIRECTV all such information not previously provided to DIRECTV, and (y) participate in discussions and negotiations with such Person regarding such Splitco Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Liberty's Subsidiaries, Splitco's Subsidiaries, Liberty's Representatives or Splitco's Representatives shall be deemed to be a breach of this Section 6.4 by Liberty if such violation occurs prior to the Split-Off Effective Time. Liberty shall provide DIRECTV with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within twenty-four (24) hours of the execution thereof.

        (b)   In addition to the other obligations of Liberty set forth in this Section 6.4, Liberty shall promptly advise DIRECTV, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Liberty in respect of any Splitco Takeover Proposal, and shall, in any such notice to DIRECTV, indicate (i) the identity of the Person making such proposal, offer, inquiry or other contact and (ii) the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep DIRECTV fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Liberty shall provide DIRECTV with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

        (c)   Except as expressly permitted by this Section 6.4(c), neither the Board of Directors of Liberty nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to DIRECTV, the Liberty Board Recommendation or the approval or declaration of advisability by such Board of Directors of the Reorganization Agreement and the Transactions (including the Mergers and the Split-Off) or (B) approve or recommend, or propose publicly to approve or recommend, any Splitco Takeover Proposal (any action described in this clause (i) being referred to as a "Liberty Adverse Recommendation Change"), (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Liberty, Splitco or any of their respective Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Splitco Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.4(a) each, a "Splitco Acquisition Agreement"), or (iii) recommend a Splitco Takeover Proposal to the Liberty Entertainment stockholders. Notwithstanding the foregoing (provided that Liberty has not breached this Section 6.4 and at any time prior to obtaining the Liberty Stockholder Approval, but in no event after obtaining the Liberty Stockholder Approval), the Board of Directors of Liberty may effect a Liberty Adverse Recommendation Change in response to a Splitco Takeover Proposal if it determines, in good faith, after consulting with outside legal counsel and a financial advisor of nationally recognized reputation, that such Splitco Takeover Proposal constitutes a Splitco Superior Proposal and that the failure to take such action would result in a violation of its fiduciary duties under applicable Law; provided that no such action may be taken until after the third Business Day following DIRECTV's receipt of written notice (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the Liberty Stockholders Meeting, in which case Liberty shall provide as much notice as is reasonably practicable) from Liberty (a "Liberty Adverse Recommendation Notice") advising DIRECTV that Liberty has received a Splitco Superior Proposal and the Board of Directors of Liberty intends to make such Liberty Adverse Recommendation Change and specifying the terms and conditions of such Splitco Superior Proposal (it being understood and agreed that during such three Business Day period, Liberty shall negotiate in good faith with DIRECTV and that any amendment to the financial terms or other material terms of such Splitco Superior Proposal shall require a new Liberty Adverse Recommendation Notice and a new three Business Day period (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the

Liberty Stockholders Meeting, in which case Liberty shall provide as much notice as is reasonably practicable)). In determining whether to make a Liberty Adverse Recommendation Change, the Board of Directors of Liberty shall take into account any changes to the terms of this Agreement proposed by DIRECTV (in response to a Liberty Adverse Recommendation Notice or otherwise) in determining whether such third party Splitco Takeover Proposal still constitutes a Splitco Superior Proposal.

        (d)   For purposes of this Agreement:

          "Splitco Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than DIRECTV and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Splitco Business (including securities of Subsidiaries) equal to 10% or more of the Splitco Business' consolidated assets or to which 10% or more of the Splitco Business' revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Beneficial Ownership of any Liberty Owned DIRECTV Shares or 10% or more of any class of equity securities of Splitco, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) Beneficially Owning 10% or more of any class of equity securities of Splitco or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Splitco Business, Splitco or any of Splitco's Subsidiaries; in each case, other than the Transactions.

          "Splitco Superior Proposal" means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement, each of the other Transaction Agreements or any standstill agreement, to acquire, directly or indirectly, (i) all of the equity securities of Splitco, (ii) all or substantially all of the Splitco Assets (including all of the Liberty Owned DIRECTV Shares) or (iii) all of the Liberty Owned DIRECTV Shares, made by a third party, for which the Board of Directors of Liberty determines in good faith financing is reasonably likely to be obtained and which is otherwise on terms and conditions which the Board of Directors of Liberty determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the stockholders of Liberty from a financial point of view than the Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by DIRECTV and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing, the expected timing of closing and the expectation of obtaining required approvals).

        (e)   Nothing in this Section 6.4 shall prohibit the Board of Directors of Liberty or Splitco from taking and disclosing to holders of Liberty Common Stock or Splitco Common Stock, respectively, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall Liberty, Splitco, or their respective Boards of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.4(c).

        SECTION 6.5 No Solicitation by DIRECTV; Etc.

        (a)   From the date of this Agreement until the DIRECTV Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, DIRECTV shall not, and shall cause its Subsidiaries and its Representatives (the "DIRECTV Representatives") not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing non-public information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, any DIRECTV Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any DIRECTV Takeover Proposal, (iii) enter into any letter of intent, agreement, arrangement or other understanding related to any DIRECTV Takeover Proposal, (iv) take any action to make the provisions of any "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in DIRECTV's certificate of incorporation or bylaws, inapplicable to any transactions contemplated by a DIRECTV Takeover Proposal (and, to the extent permitted thereunder, DIRECTV shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Liberty or Splitco, under any such provisions), or (v) resolve, propose or agree to do any of the foregoing; provided, however, that if (A) after the date hereof, the Board of Directors of DIRECTV receives an unsolicited, bona fide written DIRECTV Takeover Proposal in circumstances not involving a breach of this Agreement and (B) the Board of Directors of DIRECTV determines in good faith, after consulting with its outside legal counsel and a financial advisor of nationally recognized reputation, that such DIRECTV Takeover Proposal constitutes, or would reasonably be expected to lead to, a DIRECTV Superior Proposal, then DIRECTV may, at any time prior to obtaining the DIRECTV Stockholder Approval (but in no event after obtaining the DIRECTV Stockholder Approval) and after providing Liberty and Splitco not less than forty-eight (48) hours written notice of its intention to take such actions, (x) furnish information with respect to DIRECTV to the Person making such DIRECTV Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with DIRECTV (which confidentiality agreement must be no less favorable to DIRECTV (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with DIRECTV and may not restrict DIRECTV from complying with this Section 6.5, and (2) DIRECTV advises Liberty and Splitco of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person, DIRECTV delivers to Liberty and Splitco all such information not previously provided to Liberty and Splitco, and (y) participate in discussions and negotiations with such Person regarding such DIRECTV Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by DIRECTV's Subsidiaries or DIRECTV Representatives shall be deemed to be a breach of this Section 6.5 by DIRECTV. DIRECTV shall provide Liberty and Splitco with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within twenty-four (24) hours of the execution thereof.

        (b)   In addition to the other obligations of DIRECTV set forth in this Section 6.5, DIRECTV shall promptly advise Liberty and Splitco, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, DIRECTV in respect of any DIRECTV Takeover Proposal, and shall, in any such notice to Liberty and Splitco, indicate (i) the identity of the Person making such proposal, offer, inquiry or other contact and (ii) the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Liberty and Splitco fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and DIRECTV shall provide Liberty and Splitco with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

        (c)   Except as expressly permitted by this Section 6.5(c), neither the Board of Directors of DIRECTV nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Liberty or Splitco, the DIRECTV Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the DIRECTV Merger) or (B) approve or recommend, or propose publicly to approve or recommend, any DIRECTV Takeover Proposal (any action described in this clause (i) being referred to as a "DIRECTV Adverse Recommendation Change"), (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize DIRECTV or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any DIRECTV Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.5(a) each, a "DIRECTV Acquisition Agreement"), or (iii) to recommend a DIRECTV Takeover Proposal to the DIRECTV stockholders. Notwithstanding the foregoing (provided that DIRECTV has not breached this Section 6.5 and at any time prior to obtaining the DIRECTV Stockholder Approval, but in no event after obtaining the DIRECTV Stockholder Approval), the Board of Directors of DIRECTV may effect a DIRECTV Adverse Recommendation Change in response to a DIRECTV Takeover Proposal, if it determines, in good faith, after consulting with outside legal counsel and a financial advisor of nationally recognized reputation, that such DIRECTV Takeover Proposal constitutes a DIRECTV Superior Proposal and that the failure to take such action would result in a violation of its fiduciary duties to DIRECTV and the DIRECTV stockholders under applicable Law; provided that no such action may be taken until after the third Business Day following the receipt by Liberty and Splitco of written notice (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the DIRECTV Stockholders Meeting, in which case DIRECTV shall provide as much notice as is reasonably practicable) (a "DIRECTV Adverse Recommendation Notice") from DIRECTV advising Liberty and Splitco that DIRECTV has received a DIRECTV Superior Proposal and the Board of Directors of DIRECTV intends to make such DIRECTV Adverse Recommendation Change and specifying the terms and conditions of such DIRECTV Superior Proposal (it being understood and agreed that during such three Business Day period, DIRECTV shall negotiate in good faith with Liberty and Splitco and that any amendment to the financial terms or other material terms of such DIRECTV Superior Proposal shall require a new DIRECTV Adverse Recommendation Notice and a new three Business Day period (unless at the time such notice is otherwise required to be given there are less than three Business Days prior to the DIRECTV Stockholders Meeting, in which case DIRECTV shall provide as much notice as is reasonably practicable)). In determining whether to make a DIRECTV Adverse Recommendation Change, the Board of Directors of DIRECTV shall take into account any changes to the terms of this Agreement proposed by Liberty and Splitco (in response to a DIRECTV Adverse Recommendation Notice or otherwise) in determining whether such third party DIRECTV Takeover Proposal still constitutes a DIRECTV Superior Proposal.

        (d)   For purposes of this Agreement:

          "DIRECTV Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Exchange Act), other than Liberty, Splitco and their respective Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of DIRECTV and its Subsidiaries (including securities of Subsidiaries) equal to 10% or more of DIRECTV's consolidated assets or to which 10% or more of DIRECTV's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Beneficial Ownership of 10% or more of any class of equity securities of DIRECTV, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) Beneficially Owning 10% or more of any class of equity securities of DIRECTV or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving DIRECTV or any of its Subsidiaries; in each case, other than the Transactions.

          "DIRECTV Superior Proposal" means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, (i) all of the equity securities of DIRECTV or (ii) all or substantially all of the assets of DIRECTV and its Subsidiaries, made by a third party, for which the Board of Directors of

  DIRECTV determines in good faith financing is reasonably likely to be obtained and which is otherwise on terms and conditions which the Board of Directors of DIRECTV determines in its good faith and reasonable judgment (after consultation with outside counsel and a financial advisor of national reputation) to be more favorable to the stockholders of DIRECTV from a financial point of view than the Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Liberty and Splitco and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing, the expected timing of closing and the expectation of obtaining required approvals).

        (e)   Nothing in this Section 6.5 shall prohibit the Board of Directors of DIRECTV from taking and disclosing to DIRECTV stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall DIRECTV or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.5(c).

        SECTION 6.6 Reasonable Best Efforts.

        (a)   Subject to the terms and conditions of this Agreement (including Section 6.6(d)), each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws and the Requisite FCC Approvals), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, "Antitrust Laws" means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        (b)   In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within fifteen Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.6 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (ii) each party shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

        (c)   Each of Liberty and Splitco shall cooperate with DIRECTV and shall use its reasonable best efforts to assist DIRECTV in obtaining the Requisite FCC Approvals. DIRECTV shall provide Liberty and Splitco with a reasonable opportunity to review and comment on each submission to be filed by

DIRECTV with the FCC in connection with obtaining the Requisite FCC Approvals (an "FCC Submission") prior to the filing of such submission with the FCC. No FCC Submission shall be filed by DIRECTV with the FCC unless, prior to such filing, Liberty and Splitco shall have agreed (which consent shall not be unreasonably withheld, conditioned or delayed) as to the contents of such submission to the extent that the submission (i) includes statements or representations relating to facts that are or will be under the control of Liberty, Splitco, any of their respective Subsidiaries or any of their respective stockholders, directors or officers or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, Liberty, Splitco, any of their respective Subsidiaries or any of their respective stockholders, directors or officers including any such obligations of, or limitations on, Splitco or its Subsidiaries under the Reorganization Agreement and other documents related to the Restructuring and Split-Off (each, a "Liberty FCC Issue"); provided, however, that if the FCC requests same-day filing of an FCC Submission that does not include any material issue or statement related to a Liberty FCC Issue, then DIRECTV is required only to make a good faith effort to notify Liberty's and Splitco's Representatives and to give such Representatives an opportunity to review and comment on such submission prior to filing it with the FCC. Neither DIRECTV nor its Representatives shall conduct any substantive communications with the FCC with respect to the Transactions or the FCC Submission, including meetings or conferences with FCC personnel, whether telephonically, in person or otherwise, without first notifying Liberty and Splitco (or their Representatives) and with respect to communications, meetings or conferences regarding a Liberty FCC Issue giving Liberty and Splitco (or their Representatives) a reasonable opportunity to participate, and a reasonable number of their Representatives shall have an opportunity to participate in all conferences or meetings with FCC personnel that take place in person with respect to any Liberty FCC Issue; provided, however, that in the case of communications concerning a FCC Submission that occur during an unscheduled telephone conference initiated by the FCC or a telephone conference initiated by DIRECTV or its Representatives for a purpose unrelated to the FCC Required Approvals in connection with which it is not reasonably practicable to provide to Liberty and Splitco or their respective Representatives advance notice and an opportunity to participate, DIRECTV (or its Representatives) shall promptly update Liberty and Splitco and their Representatives as to the content of such communications. DIRECTV shall provide Liberty and Splitco with copies of each FCC Submission filed with the FCC promptly following the filing thereof and with copies of any correspondence related to the Requisite FCC Approvals received by DIRECTV.

        (d)   Subject to Section 6.6(c), each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FCC, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions. Subject to Sections 6.6(c) and 6.14(b), no party hereto shall independently participate in any formal or informal meeting with any Governmental Authority in respect of any material communication or any filings, submissions, investigations or other inquiry, without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.

        (e)   In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by the FCC, or any other Governmental Authority or other Person with respect to the Transactions. In seeking the Requisite FCC Approvals, Liberty and DIRECTV shall commit to accept program access and carriage conditions in the form set forth in Exhibit C. Notwithstanding the foregoing or any other provision of this Agreement, neither DIRECTV nor Splitco (nor Liberty on behalf of Splitco) shall, without the other party's prior written consent, commit to any further divestiture transaction or agree to any restriction on its business, and nothing in this Section 6.6 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 9.1 so long as such party has up to then complied in all material respects with its obligations under this Section 6.6, (ii) require any party to offer, accept or agree to (A) dispose or hold separate (in trust or otherwise) any part of its businesses, operations, assets or product lines (or a combination of DIRECTV's and Splitco's respective businesses, operations, assets or product lines) or otherwise rearrange the composition of its assets, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, any party may carry on business in any part of the world (including such party's freedom of action with respect to future acquisitions of assets or businesses or its full rights of ownership with respect to any assets and businesses held as of the date hereof or at the Closing) and/or (D) take any action to impose restrictions or limitations upon the exercise of full rights of ownership by any holder of capital stock of Liberty, DIRECTV, Splitco or Holdings, or otherwise to require the repurchase, redemption, deemed transfer, divestiture or other disposition (by forced sale or otherwise) of the capital stock held by any holder of shares of Liberty, DIRECTV, Splitco or Holdings, or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the Transactions as violative of any Antitrust Law, beyond the requirements set forth in Exhibit C.

        (f)    (i)    At the Split-Off Effective Time, Liberty shall assign those of its rights under the Share Exchange Agreement and each of the Ancillary Agreements set forth in Section 6.6(f) of the Liberty Disclosure Schedule to Splitco or one of its Subsidiaries (to the extent that Splitco or one of its Subsidiaries is not a party to any such agreement).

           (ii)  From and after the date hereof until the first to occur of the Merger Effective Time or termination of this Agreement in accordance with its terms, DIRECTV, on behalf of itself and its Affiliates, covenants and agrees that it will not initiate, join in or otherwise support any claim (including derivative claims), suit, action, arbitration or other legal, equitable or other proceeding seeking (directly or indirectly) relief of any kind (in money damages or equitable remedies) against Liberty or Splitco, their respective Subsidiaries, or their respective Representatives (collectively, the "Liberty/Splitco Releasees") pursuant to the Indemnification Agreement, dated as of February 27, 2008, by and among DIRECTV, News and Liberty (the "Indemnification Agreement"), that arises as a result of or in connection with the Transactions. The foregoing covenant not to sue shall be applicable to and shall constitute a release of any and all claims and liabilities that may have arisen or may arise from all claims, actions or causes of action against any of the Liberty/Splitco Releasees which DIRECTV and its Affiliates have or purport to have based on the Indemnification Agreement and that arises as a result of or in connection with the Transactions.

          (iii)  Without limiting the generality of the foregoing clause (ii), from and after the Split-Off Effective Time, DIRECTV, on behalf of itself and its Affiliates, covenants and agrees that it will not initiate, join in or otherwise support any claim (including derivative claims), suit, action, arbitration or other legal, equitable or other proceeding seeking (directly or indirectly) relief of any kind (in money damages or equitable remedies) against Liberty or its Subsidiaries or its Representatives (the "Liberty Releasees") pursuant to the Indemnification Agreement. The foregoing covenant not to sue shall be applicable to and shall constitute a release of any and all claims and liabilities that may have arisen or may arise from all claims, actions or causes of action against any of the Liberty Releasees which DIRECTV and its Affiliates have or purport to have based on the Indemnification Agreement.

          (iv)  At the Split-Off Effective Time, the letter agreement, dated May 6, 2008 (the "May 2008 Letter"), among DIRECTV, Liberty and the other parties named therein shall be of no further force and effect as to Liberty; provided that all of the rights and obligations of Liberty under the May 2008 Letter shall be assumed by Splitco.

        (g)   In connection with the Split-Off, Liberty and Splitco shall use their reasonable best efforts to seek, as promptly as practicable, a private letter ruling from the IRS, to the effect that the LDIG Gamenet Restructuring, the Contribution and the Split-Off (each to be consummated in accordance with the Reorganization Agreement and, in respect of the Split-Off, in accordance with paragraph (f)(i) of Article IV, Section A.2 of the certificate of incorporation of Liberty) will qualify as tax-free transactions under Sections 355 and/or 368 of the Code and such other rulings as are set forth on Section 6.6(g) of the Liberty Disclosure Schedule (such ruling, the "IRS Ruling"); provided, however, that, in the event that the IRS will not issue one or more of the rulings requested by Liberty, then Liberty, Splitco, Holdings and DIRECTV shall use their reasonable best efforts to restructure the transactions in a manner that will preserve the economics and equity participation of the transactions to Liberty, DIRECTV, Splitco and their respective stockholders and result in the receipt of such rulings.

        (h)   Each of Liberty and Splitco shall use, and shall cause their Subsidiaries to use, their reasonable best efforts to obtain at the earliest practicable date all of the consents, waivers and approvals listed on Section 6.6(h) of the Liberty Disclosure Schedule. All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to DIRECTV, and executed counterparts of such consents, waivers and approvals shall be delivered to DIRECTV promptly after receipt thereof, and copies of such notices shall be delivered to DIRECTV promptly after the making thereof.

        SECTION 6.7 Public Announcements.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by DIRECTV and Liberty. Thereafter, none of Liberty, Splitco nor DIRECTV shall issue or cause the publication of any press release or other written communication to the public (to the extent not previously issued or made in accordance with this Agreement) with respect to the Mergers, this Agreement or the Transactions without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party, to the extent such party is reasonably able to do so, shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

        SECTION 6.8 Access to Information; Confidentiality.    Prior to the Closing, with respect to the Splitco Business only, Liberty and Splitco shall, and shall cause each of their Subsidiaries to, afford to DIRECTV and DIRECTV's Representatives reasonable access during normal business hours to all of their properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives as DIRECTV may reasonably request with reasonable prior notice and Liberty and Splitco shall furnish as soon as reasonably practicable to DIRECTV all information concerning the Splitco Business as DIRECTV may reasonably request, subject in all cases, to any bona fide concerns of attorney-client privilege that Liberty and Splitco may reasonably have and any restrictions contained in Contracts to which Liberty, Splitco or any of their Subsidiaries is a party (it being understood that each of Liberty and Splitco shall use its reasonable best efforts to provide any such information in a manner that does not result in such violation). DIRECTV and its Representatives shall conduct any such activities in a manner as not to interfere unreasonably with the business of Liberty, Splitco or any of their Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of Liberty, Splitco or any of their respective Subsidiaries of their normal duties. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of September 15, 2008, between Liberty and DIRECTV (as it may be amended from time to time, including to add Splitco as a party thereto, the "Confidentiality Agreement"), DIRECTV shall hold information received from Liberty pursuant to this Section in confidence in accordance with the terms of the Confidentiality Agreement. No investigation, or information received, pursuant to this Section 6.8 will modify any of the representations and warranties of the parties hereto.

        SECTION 6.9 Notification of Certain Matters.    Liberty and Splitco shall give prompt notice to DIRECTV, and DIRECTV shall give prompt notice to Liberty and Splitco, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Liberty (solely with respect to the Splitco Business, the Liberty Owned DIRECTV Shares or the Transactions), Splitco, Holdings, or DIRECTV, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

        SECTION 6.10 Indemnification.

        (a)   From and after the DIRECTV Effective Time, Holdings shall indemnify the individuals who at or prior to the DIRECTV Effective Time were directors or officers of DIRECTV with respect to all acts or omissions by them in their capacities as such at any time prior to the DIRECTV Effective Time, to the fullest extent (i) required by the DIRECTV Charter Documents as in effect on the date of this Agreement, (ii) required by any indemnification agreement between DIRECTV and any such director or officer as in effect on the date hereof or as of the DIRECTV Effective Time or (iii) permitted under applicable Law.

        (b)   From and after the Merger Effective Time, Holdings shall indemnify the individuals who at or prior to the Merger Effective Time were directors or officers of Liberty or Splitco with respect to third party Actions brought by stockholders of Liberty Entertainment Common Stock or, after the Split-Off Effective Time, Splitco Common Stock, for acts taken or omissions by them in their capacities as directors or officers of Liberty or Splitco in connection with the approval of the Transactions, including the Split-Off and the Mergers, at any time prior to the Merger Effective Time (other than claims brought relating to the percentage of Liberty Entertainment Common Stock excluded from the Redemption), to the fullest extent (A) required by the Liberty Charter Documents as in effect on the date of this Agreement, (B) required by the Splitco Public Charter Documents as in effect upon the Split-Off Effective Time, (C) required by any indemnification agreement (x) between Liberty and any such director or officer as in effect on the date hereof (or entered into after the date hereof) and in the form publicly filed by Liberty prior to the date hereof, or (y) between Splitco and any such director or officer entered into after the date hereof and in the form attached hereto as Exhibit D, and (D) permitted under applicable Law. For the avoidance of doubt, the parties agree that the foregoing indemnification obligations shall only apply to Losses relating to Actions by holders of Liberty

Entertainment Common Stock regardless of whether such holders own other classes of Liberty Media Common Stock and to Losses relating to Actions by holders of Splitco Common Stock.

        (c)   The directors and officers of DIRECTV, Liberty and Splitco to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of each director and officer of DIRECTV, Liberty and Splitco and his or her heirs.

        (d)   (i) In connection with any indemnification provided for in this Section 6.10, the party seeking indemnification (the "Indemnitee") will give Holdings (for purposes of this section, the "Indemnitor") prompt notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 6.10, and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (in each case, in reasonable detail). Without limiting the generality of the foregoing, in the case of any Action made or commenced by a third party for which indemnification is being sought (a "Third-Party Claim"), such notice will be given no later than ten business days following receipt by the Indemnitee of written notice of such Third-Party Claim. The failure by any Indemnitee to so notify the applicable Indemnitor will not relieve such Indemnitor of any Liability under this Agreement except to the extent that such failure prejudices such Indemnitor in any material respect. The Indemnitee will deliver to the Indemnitor as promptly as practicable, and in any event within five business days after Indemnitee's receipt, copies of all notices, court papers and other documents received by the Indemnitee relating to any Third-Party Claim.

           (ii)  After receipt of a notice pursuant to Section 6.10(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor's cost, risk and expense, upon written notice to the Indemnitee of such election. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee's consent if such settlement (A) makes no admission or acknowledgment of Liability or culpability with respect to the Indemnitee, (B) includes a complete release of the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee's name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor ("Separate Legal Defenses"), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor, and the Indemnitor will not have the right to control the defense or investigation of such Separate Legal Defenses available to such Indemnitee.

          (iii)  If, after receipt of a notice pursuant to Section 6.10(d)(i), the Indemnitor does not undertake to defend any such claim within thirty (30) days of receipt of such notice, the Indemnitee may, but will have no obligation to, contest any lawsuit or action with respect to such claim, and the Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee. The Indemnitee may not settle any lawsuit or action with respect to which the

  Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed, unless the Indemnitor had the right under this Section 6.10 to undertake control of the defense of such Third-Party Claim and failed to do so within thirty (30) days of receipt of such notice.

        SECTION 6.11 Restructuring and Split-Off.

        (a)   Liberty and Splitco agree to execute and deliver the Reorganization Agreement, the Tax Sharing Agreement and the Services Agreement, each in the forms attached hereto, prior to the Split-Off Effective Time.

        (b)   Subject to Section 6.4, Liberty and Splitco shall use their respective reasonable best efforts, and cause their respective Subsidiaries to use their respective reasonable best efforts, (i) to complete the Restructuring, prior to the Split-Off Effective Time, on and subject to the terms and conditions of the Reorganization Agreement, (ii) to execute and deliver the other Restructuring Agreements at or prior to the Split-Off Effective Time and (iii) to effect the Split-Off at or prior to the Closing in accordance with paragraph (f)(i) of Article IV, Section A.2 of the certificate of incorporation of Liberty and the Reorganization Agreement. Prior to the Closing, each of Liberty and Splitco shall not, and shall cause their Subsidiaries and the other parties to the Transaction Agreements not to, amend, modify, terminate or abandon any of the Transaction Agreements (other than this Agreement) or the Letter Agreement or to agree to amend, modify, terminate or abandon the Restructuring or any agreement or instrument entered into in accordance therewith or to waive any term or condition applicable thereto without the prior written consent of DIRECTV.

        (c)   Liberty and Splitco agree not to consummate the Split-Off until the first to occur of (i) all conditions to Closing contained in this Agreement, other than the condition that the Split-Off shall have occurred and conditions that may only be satisfied at Closing, shall have been satisfied or, to the extent permitted under the terms hereof, waived and the parties hereto shall have confirmed that the Closing will occur subject only to the Split-Off and the satisfaction of the conditions that may only be satisfied at Closing, (ii) the termination of this Agreement or (iii) the Board of Directors of Liberty shall have determined that the conditions to the Split-Off set forth in the Reorganization Agreement (other than those conditions that may only be satisfied upon the closing of the Restructuring) have been satisfied, that the conditions to the Mergers set forth herein (other than those conditions that may only be satisfied upon the closing of the Mergers) have not yet been satisfied, and that the Split-Off shall occur in advance of the Mergers on the date and time specified by the Board of Directors of Liberty in accordance with the Reorganization Agreement and in accordance with paragraph (f)(i) of Article IV, Section A.2 of the certificate of incorporation of Liberty.

        (d)   At the Split-Off Effective Time, the Splitco Charter and the Splitco Bylaws shall be amended so as to read in their entirety in the forms set forth in Exhibit A-3 and Exhibit A-4, respectively (collectively, the "Splitco Public Charter Documents").

        SECTION 6.12 Defense of Litigation.    Each of Liberty, Splitco, Holdings, Merger Sub One, Merger Sub Two and DIRECTV shall use its reasonable best efforts to defend against all actions, suits or proceedings in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the Transactions. None of Liberty, Splitco, Holdings, Merger Sub One, Merger Sub Two or DIRECTV shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without having previously consulted with the other parties. Each of Liberty, Splitco, Holdings, Merger Sub One, Merger Sub Two and DIRECTV shall use reasonable best efforts to cause each of its Affiliates, directors and officers to use reasonable best efforts to defend any such action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 6.12 to the same extent as if such Person was a party.

        SECTION 6.13 Fees and Expenses.    Subject to Section 9.3, all fees and expenses incurred in connection with this Agreement, each other Transaction Agreement, the Mergers and the consummation of the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated; provided that Liberty shall be responsible for paying all fees and expenses incurred by Liberty and Splitco in connection with this Agreement, each other Transaction Agreement, the Mergers and the consummation of the Transactions and DIRECTV shall be responsible for paying all fees and expenses incurred by DIRECTV, Holdings, Merger Sub One and Merger Sub Two. Notwithstanding anything to the contrary contained herein, DIRECTV will pay for the portion of the SEC filing fee applicable to the Holdings Form S-4 which is attributable to the shares of Holdings Common Stock to be distributed to the holders of DIRECTV Common Stock in the DIRECTV Merger, Splitco will pay (a) for the portion of the SEC filing fee applicable to the Holdings Form S-4 which is attributable to the shares of Holdings Common Stock to be distributed (i) to the holders of Splitco Common Stock in the Splitco Merger and (ii) in connection with the Malone Contribution and (b) Liberty will pay the entire SEC filing fee applicable to the Splitco Form S-4.

        SECTION 6.14 Tax Matters.

        (a)   None of Splitco, DIRECTV or any of their respective Subsidiaries shall, and prior to the Split-Off Effective Time, none of Liberty or any of its Subsidiaries shall, take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act could reasonably be expected to cause (i) the LDIG Gamenet Restructuring to fail to qualify as a reorganization under Section 368 of the Code, (ii) the Contribution and the Split-Off to fail to be treated as a tax-free transaction under Sections 368, 355 and 361 of the Code, (iii) the Splitco Merger and the Malone Contribution, taken together, to fail to qualify as a reorganization under Section 368 of the Code, or (iv) the DIRECTV Merger, the Splitco Merger and the Malone Contribution, taken together, to fail to be treated as exchanges described in Section 351 of the Code.

        (b)   DIRECTV shall cooperate with Liberty and shall use its reasonable best efforts to assist Liberty in obtaining the IRS Ruling and any other rulings from the IRS regarding the Transactions. Liberty shall provide DIRECTV with a reasonable opportunity to review and comment on each submission to be filed by Liberty with the IRS in connection with obtaining the IRS Ruling (an "IRS Ruling Submission") prior to the filing of such submission with the IRS. No IRS Ruling Submission shall be filed by Liberty with the IRS unless, prior to such filing, DIRECTV shall have agreed (which consent shall not be unreasonably withheld, conditioned or delayed) as to the contents of such submission to the extent that the submission (i) includes statements or representations relating to facts that are or will be under the control of DIRECTV, Holdings or any of their Subsidiaries or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, DIRECTV, Holdings or any of their Subsidiaries including any such obligations of, or limitations on, Splitco or its Subsidiaries under the Reorganization Agreement and other documents related to the Restructuring and Split-Off; provided, however, that if the IRS requests same-day filing of an IRS Ruling Submission that does not include any material issue or statement, then Liberty is required only to make a good faith effort to notify DIRECTV's Representatives and to give such Representatives an opportunity to review and comment on such submission prior to filing it with the IRS. Neither Liberty nor its Representatives shall conduct any substantive communications with the IRS regarding any material issue arising with respect to the IRS Ruling, including meetings or conferences with IRS personnel, whether telephonically, in person or otherwise, without first notifying DIRECTV (or its Representatives) and giving DIRECTV (or its Representatives) a reasonable opportunity to participate, and a reasonable number of its Representatives shall have an opportunity to participate in all conferences or meetings with IRS personnel that take place in person, regardless of the nature of the issues expected to be discussed; provided, however, that in the case of communications concerning the IRS Ruling that occur during an unscheduled conference initiated by the IRS or a conference initiated by Liberty or its Representatives for a purpose unrelated to the IRS Ruling in connection with which it is not reasonably practicable to provide to DIRECTV or its Representatives advance notice and an opportunity to participate, Liberty or Splitco (or their Representatives) shall promptly update DIRECTV and its Representatives as to the content of such communications. Prior to the Split-Off, Liberty shall, and following the Split-Off, Splitco shall, provide DIRECTV with copies of each IRS Ruling Submission filed with the IRS promptly following the filing thereof and with copies of any correspondence related to the IRS Ruling received by Liberty or Splitco from the IRS.

        (c)   At the Closing, Splitco shall deliver to Holdings a certificate, in form and substance reasonably satisfactory to DIRECTV and that complies with Treasury Regulations Section 1.897-2(h), to the effect that interests in Splitco are not United States real property interests. For purposes of the foregoing, DIRECTV shall provide assistance to Splitco, and cooperate with Splitco, in making any determination required by the aforementioned certificate insofar as the assets of DIRECTV and its Subsidiaries are relevant to such determination.

        SECTION 6.15 Rule 16b-3.

        (a)   Prior to the Split-Off Effective Time, each of Liberty and Splitco shall take such steps as may be reasonably requested by any party hereto to cause (i) dispositions of Liberty Entertainment's equity securities (including derivative securities), and (ii) acquisitions of Splitco's equity securities (including derivative securities), pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Liberty or Splitco to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters (the "No-Action Letter").

        (b)   Prior to the Merger Effective Time, each of Liberty, Splitco, Holdings and DIRECTV shall take such steps as may be reasonably requested by any party hereto to cause (i) dispositions of Splitco's (including in connection with the Malone Contribution) equity securities (including derivative securities), (ii) dispositions of DIRECTV's equity securities (including derivative securities) and (iii) acquisitions (including in connection with the Malone Contribution) of Holdings' equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Liberty, Splitco, Holdings or DIRECTV to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the No-Action Letter.

        (c)   Prior to the Merger Effective Time, if DIRECTV acquires DIRECTV equity securities from Greenlady or Greenlady II, DIRECTV shall take such steps as may be reasonably requested by Liberty or Splitco for such disposition by Greenlady or Greenlady II to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

        SECTION 6.16 Employee Matters.

        (a)   Liberty and Splitco have provided DIRECTV with a schedule that sets forth, as of April 30, 2009, the name of each employee of Splitco and its Subsidiaries who will by virtue of the transactions contemplated by this Agreement be employed by a Subsidiary of Holdings immediately following the Merger Effective Time ("Transferred Employees"), along with such employee's job title and reporting position, current salary and incentive bonus opportunities, and years of service, and designating such employee's status as exempt or non-exempt under the FLSA, active or on leave, and whether such employee is full-time or part-time. Prior to the Closing, Splitco shall update the schedule delivered pursuant to the first sentence of this Section 6.16(a).

        (b)   Holdings acknowledges and agrees that, effective as of the Closing Date, each Transferred Employee, including any such employee on approved leave of absence (whether family leave, workers' maternity or parental leave, workers compensation, short-term and long-term disability, medical leave or otherwise) shall be employed in a substantially comparable position to the position in which such employee was employed immediately prior to Closing Date. As of and for no less than one year following the Closing, Holdings shall, and shall cause its Subsidiaries to, provide Transferred Employees who remain employed with Holdings and its Subsidiaries with the same rate of base salary and wages and commissions and with employee benefit and compensation plans, programs and arrangements that are substantially equivalent in the aggregate to those provided to similarly situated employees of Holdings and its Subsidiaries. Any Transferred Employee who became entitled to short-term or long-term disability benefits under the applicable Splitco Employee Benefit Plans which are not Transferred Employee Benefit Plans (the "Seller Disability Plans") prior to Closing shall be entitled to continue to receive such benefits under the terms of the Seller Disability Plans until his or her return to active employment, so long as such benefits are payable pursuant to third-party insurance coverage. Liberty agrees to use commercially reasonable efforts to cause the insurance policies underlying the Seller Disability Plans to provide for such payments. Notwithstanding anything to the contrary contained herein, Holdings and its Subsidiaries shall have no obligation to keep any Transferred Employee employed for any period of time following the Closing, provided that if the employment of any Transferred Employee is terminated by Holdings or its Subsidiaries during the twelve-month period beginning on the Closing Date, Holdings or its Subsidiaries shall pay to such terminated employee severance payments that are no less favorable than those provided under the Splitco Employee Benefit Plans immediately prior to the Closing Date. Following the Closing, Holdings shall assume and honor and/or shall cause its Subsidiaries to continue to honor in accordance with their terms all Splitco Employment Agreements, and Liberty and its Affiliates shall cease to have any further obligations under the Splitco Employment Agreements as of the Closing Date. Liberty and Splitco shall take all actions necessary such that following the Closing, the DIRECTV Indemnitees (including, for the avoidance of doubt, Holdings), as applicable, shall have no obligations and liabilities with respect to any employee benefit plans, arrangements or agreements sponsored or contributed to by Liberty, Splitco or their respective Affiliates other than the Transferred Employee Benefit Plans, the Splitco Stock Plans and the Splitco Employment Agreements. For all plans, programs or arrangements maintained, sponsored or contributed to by Holdings or its Subsidiaries in which the Transferred Employees shall be eligible to participate, but excluding all tax qualified and non-qualified defined benefit retirement plans, Holdings shall cause each such plan, program or arrangement to treat the prior service of each Transferred Employee with Liberty, Splitco or any of their respective Affiliates as service rendered to Holdings for purposes of (i) eligibility and (ii) solely with respect to severance plans, vacation policies and qualified and non-qualified defined contribution retirement plans, vesting, except to the extent that such treatment would result in the duplication of benefits with respect to the same period of service. From and after the Closing, Holdings and its Subsidiaries shall (i) cause any pre-existing conditions, limitations and eligibility waiting periods under any group health plans of Holdings or its Subsidiaries to be waived with respect to the Transferred Employees and their eligible dependents to the extent such condition would have been covered, or limitation or waiting period would not have applied, with respect to such Transferred Employee (or dependent) under the terms of the Splitco Employee Benefit Plan in which such Transferred Employee was a participant immediately prior to the Closing and (ii) give each Transferred Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing. Liberty and its Affiliates shall be exclusively responsible for complying with continued group health plan coverage under Section 601 et seq. of ERISA and Section 4980B of the Code (or any similar state Law) ("COBRA") with respect to employees of Liberty or any of its Affiliates who participated in group health plans sponsored and maintained by Liberty by reason of such employees' termination of employment with Liberty or any of its Affiliates on or prior to the Split-off Effective Time, and Holdings and its Subsidiaries shall not have any obligation or liability to provide rights under COBRA on account of any such termination of employment. Notwithstanding the foregoing, with respect to the Transferred Employees employed by the non-RSN Splitco Business, and in light of Holding's limited governance rights with respect to the non-RSN Splitco Business after the Merger Effective Time, the covenants set forth in this Section 6.16(b) shall not apply to such Transferred Employees unless the approval of Sony Pictures Cable Ventures I Inc. is obtained, and Holdings shall use its commercially reasonable efforts to seek such approval.

        (c)   Effective as of the Closing, Liberty, Splitco and their respective Affiliates shall cause each Transferred Employee who participates in Liberty's 401(k) Savings Plan to be fully vested in his or her accrued benefit under such 401(k) plan immediately prior to the Closing.

        (d)   Neither Liberty, Splitco nor any of their respective Subsidiaries shall accelerate vesting of any compensation, benefits, equity awards or equity-based compensation, excluding any vesting that occurs automatically solely by reason of the Split-Off under the terms of the applicable arrangements in effect as of the date hereof.

        (e)   Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Splitco Employee Benefit Plan, or shall limit the right of Holdings, Splitco, the Transferred Subsidiaries or any of their Subsidiaries to amend, terminate or otherwise modify any Transferred Employee Benefit Plan following the Closing Date. In the event that (i) a party other than Liberty makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any Splitco Employee Benefit Plan, and (ii) such provision is deemed to be an amendment to such Splitco Employee Benefit Plan even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect. Each of Liberty and Splitco acknowledges and agrees that all provisions contained in this Section 6.16 with respect to the Transferred Employees are included for the sole benefit of Liberty and Splitco, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, any employees, former employees, any participant in any Splitco Employee Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Holdings, Splitco, the Transferred Subsidiaries or any of their respective Affiliates.

        SECTION 6.17 Sole Stockholder Approvals.    No later than ten (10) Business Days after the execution of this Agreement, Holdings shall deliver to Merger Sub One and Merger Sub Two written consents, as the sole stockholder of Merger Sub One and Merger Sub Two, in compliance with the DGCL, adopting this Agreement (as the terms and conditions hereof may be amended, modified or waived). No later than twenty (20) Business Days after the execution of this Agreement, a meeting of the sole stockholder of Splitco shall be held, in compliance with the DGCL, and at such meeting the sole stockholder shall adopt this Agreement and approve the Splitco Merger in accordance with the terms and conditions hereof (as such terms and conditions may be amended, modified or waived). The consents and approvals referred to in this Section 6.17 collectively, the "Sole Stockholder Approvals."

        SECTION 6.18 Intercompany Payables.    Except as provided in Section 6.2(b), all intercompany payables and loans owed to Liberty or its Subsidiaries (except for those Subsidiaries related to the Splitco Business), on the one hand, by an entity that is part of the Splitco Business, on the other hand, shall, prior to or at the Split-Off Effective Time, be canceled or extinguished without payment therefor being made.

        SECTION 6.19 Indemnification Claims.    After the date hereof and prior to the earlier of (x) the Merger Effective Time, (y) the expiration of the applicable indemnification period under the Share Exchange Agreement and (z) the termination of this Agreement in accordance with Article IX, Liberty, Splitco and DIRECTV shall, and shall cause their respective Subsidiaries to, cooperate with one another and use their reasonable best efforts to determine whether any claims for indemnification exist pursuant to the Share Exchange Agreement. To the extent any such claims exist, Liberty and Splitco shall submit such claims to News prior to the expiration of the indemnification period in accordance with the terms of the Share Exchange Agreement.

        SECTION 6.20 Greenlady Debt.

        (a)   Prior to the Split-Off Effective Time, Greenlady II, LLC, a Delaware limited liability company ("Greenlady II"), may pay scheduled maturities under the Greenlady Debt in accordance with its terms, together with amounts that become due thereunder by virtue of the exercise by Bank of America, N.A. ("Bank of America") of its partial unwind right in the associated equity collars following the occurrence of an "Insider Acquisition Event" or other "Adjustment Event" (as such terms are defined in the equity collars) caused by actions of DIRECTV (collectively, "Permitted Payments") (such Permitted Payments prior to the Split-Off Effective Time, if and when made, the "Pre-Split-Off Greenlady Debt Repayments"). In accordance with the Restructuring, Greenlady has entered into on the date hereof a credit facility with Liberty attached as Exhibit E hereto (the "Liberty Revolving Credit Facility"), pursuant to which Liberty shall fund the Pre-Split-Off Greenlady Debt Repayments on or prior to the Split-Off Effective Time. DIRECTV has entered into on the date hereof a secured credit facility attached as Exhibit F hereto (the "DIRECTV Credit Facility") with Greenlady, pursuant to which (and subject to the conditions therein) DIRECTV shall advance funds sufficient to enable Greenlady to repay the Liberty Revolving Credit Facility (up to a maximum of $300,000,000) immediately following the Split-Off Effective Time; provided that prior thereto DIRECTV may require, in its sole discretion, that Liberty provide evidence confirming receipt of the Greenlady Debt Repayments by Bank of America and a written certification from its chief financial officer certifying that the funds used for each Greenlady Debt Repayment were not attributable to, or generated by, the Splitco Business. The DIRECTV Credit Facility shall provide for Greenlady to borrow amounts aggregating (together with prior advances) up to $650,000,000 after the Split-Off Effective Time (subject to the conditions therein) to enable Greenlady to make additional Permitted Payments prior to the Merger Effective Time. The DIRECTV Credit Facility and the Liberty Revolving Credit Facility shall be repaid and be subject to such terms and conditions as are provided therein.

        (b)   Prior to the Closing, Liberty and Splitco shall use their reasonable best efforts to assist DIRECTV, and to provide DIRECTV all cooperation reasonably requested by it, to cause Bank of America to amend the debt issued pursuant to that certain Credit Agreement, dated as of April 9, 2008, by and between Greenlady II, LLC and Bank of America, and the equity collars associated therewith (the "Greenlady Debt") in a manner reasonably satisfactory to DIRECTV, including a release of any and all Liens held by Bank of America on the Greenlady II DIRECTV Shares (the "Greenlady Debt Restructuring"). Nothing contained in this Section 6.20(b) shall require Liberty, Splitco or any of their respective Subsidiaries to pay any fee or incur any other Liability in connection with the Greenlady Debt Restructuring. If the parties are unable to effect the Greenlady Debt Restructuring by the time all other conditions set forth in Article VII are satisfied (other than those which by their terms can only be satisfied at the Closing), then at the Closing DIRECTV shall repay the Greenlady Debt in full, without any cost or liability to Liberty, Splitco or any of their respective Subsidiaries. Except as contemplated by this Section 6.20(b), Liberty and Splitco shall not, and shall cause their respective Subsidiaries not to, amend, terminate, modify or abandon any agreement, document or arrangement relating to the Greenlady Debt without the prior written consent of DIRECTV. DIRECTV acknowledges that Liberty intends to seek to terminate the guaranty of Liberty with respect to the equity collars associated with the Greenlady Debt not later than the Split-Off Effective Time and that a guarantee of Splitco may be substituted therefore.

        SECTION 6.21 Splitco Cash Amount.    Liberty shall cause Splitco to possess, directly or indirectly, at the Split-Off Effective Time an amount of cash or cash equivalents equal to at least the Splitco Cash Amount; provided that under no circumstances shall the Splitco Cash Amount be held by a RSN Subsidiary, GSN or FUN Technologies or any of their Subsidiaries.

        SECTION 6.22 No Acquisition of a Liberty Entertainment Interest by DIRECTV.    From and after the date hereof and prior to the earlier of the Merger Effective Time and the termination of this Agreement, DIRECTV will not acquire, directly or indirectly, any Liberty Entertainment Interest.

        SECTION 6.23 No Acquisition of a Splitco Interest by DIRECTV.    From and after the date hereof and prior to the earlier of the Merger Effective Time and the termination of this Agreement, DIRECTV will not acquire, directly or indirectly, any Splitco Interest.

        SECTION 6.24 Parent Undertaking; Effects of Split-Off.

        (a)   Liberty agrees that during the period from the date hereof to the Split-Off Effective Time (the "Pre-Split-Off Period"), it will (i) cause Splitco and its Subsidiaries to perform in all material respects their respective obligations under this Agreement in accordance with the terms hereof and (ii) be responsible for any Liability arising out of a breach of any representation or warranty made by Splitco in this Agreement and for the failure of Splitco to perform any of its covenants, agreements or obligations hereunder in accordance with the terms hereof.

        (b)   Effective as of the Split-Off Effective Time, Liberty hereby transfers, assigns and conveys to Splitco all of Liberty's rights and benefits under this Agreement (other than Liberty's (and its officers' and directors') rights under Sections 6.6(f), 6.9, 6.10, 6.12, 6.13, 6.20, 6.22, 6.23, 6.24, 6.25 and 9.2 (such rights, collectively, the "Retained Rights"), provided that nothing herein shall affect any of Splitco's or DIRECTV's rights (other than against Liberty) under such sections) (such assigned rights and benefits, collectively, the "Assigned Rights"). Effective as of the Split-Off Effective Time, Splitco accepts the Assigned Rights and assumes and agrees to be bound by all of Liberty's liabilities and obligations under this Agreement (the "Assigned Obligations"), and to perform the Assigned Obligations in accordance with this Agreement; provided that, such assumption of liabilities and obligations is subject to Section 6.24(c).

        (c)   Effective as of the Split-Off Effective Time, (x) DIRECTV, Splitco, Holdings, Merger Sub One and Merger Sub Two hereby release Liberty from any obligations and liabilities relating to (i) any breach by Liberty or Splitco of any representation or warranty made by either of them hereunder or the failure of Liberty or Splitco to perform any covenant, agreement or obligation to be performed by Liberty or Splitco hereunder, (ii) Liberty's obligation pursuant to this Agreement to cause Splitco to perform its covenants, agreements or obligations hereunder and (iii) Splitco's performance after the Split-Off Effective Time of the Assigned Rights and Assigned Obligations (for the avoidance of doubt, the foregoing does not constitute a release in favor of Splitco with respect to any of the obligations of Splitco hereunder) and (y) Liberty hereby releases each of DIRECTV, Splitco, Holdings, Merger Sub One and Merger Sub Two from any obligations and liabilities relating to any breach by it of any representation or warranty made by it hereunder or its failure to perform in all material respects any covenant, agreement or obligation to be performed by it hereunder (other than any obligation of DIRECTV with respect to a Retained Right). In furtherance of and not in limitation of the foregoing, the parties agree that from and after the Split-Off Effective Time, DIRECTV, Holdings, Merger Sub One and Merger Sub Two will look solely to Splitco with respect to the performance of Splitco's and Liberty's covenants, agreements or obligations hereunder and with respect to any liability of Splitco or Liberty hereunder, whether such obligation or liability arises before or after the Split-Off Effective Time. Notwithstanding anything to the contrary contained herein, the foregoing releases shall not affect the obligations of Liberty and the rights of DIRECTV under Sections 3.14, 6.6 (but only as to clauses (c), (d), (e), (f)(i), (f)(iv), (g) and (h) thereof), 6.9, 6.11, 6.12, 6.13, 6.18, 6.19, 6.20(b), 6.21, 6.26, 6.27, 7.2(b) (but only insofar as such section relates to DIRECTV's obligation to effect the DIRECTV Merger) or 9.2 and the obligations of DIRECTV and the rights of Liberty under Sections 5.16, 6.6 (but only as to clauses (c), (d), (e), (f)(ii), (f)(iii), (f)(iv) and (g) thereof), 6.9, 6.10, 6.12, 6.13, 6.15(b), 6.20, 6.21, 6.22, 6.23, 6.24, 6.25 or 9.2.

        SECTION 6.25 Holdings Joinder.    Effective as of the Merger Effective Time, Holdings will become a party to, and become jointly and severally liable with Splitco under, the Reorganization Agreement and the Tax Sharing Agreement pursuant to a joinder agreement, in the form attached as Exhibit G hereto (the "Joinder Agreement").

        SECTION 6.26 No Acquisition of a DIRECTV Interest by Liberty.    From and after the date hereof and prior to the earlier of the Merger Effective Time and the termination of this Agreement, Liberty will not (i) acquire, directly or indirectly, any additional shares of DIRECTV Common Stock or any other rights to purchase or receive additional shares of DIRECTV Common Stock or (ii) enter into or acquire, directly or indirectly, any derivative contract with respect to any shares of DIRECTV Common Stock or enter into any other hedging or other similar transaction that has the effect of providing Liberty, directly or indirectly, with the economic benefits, voting rights or risks of ownership of any shares of DIRECTV Common Stock (other than in each case any acquisition from or contract entered into with DIRECTV or any of its Subsidiaries).

        SECTION 6.27 No Acquisition of a Splitco Interest by Liberty.    From and after the Split-Off Effective Time and prior to the earlier of the Merger Effective Time and the termination of this Agreement, Liberty will not acquire, directly or indirectly, any Splitco Interest.

ARTICLE VII
Conditions Precedent

        SECTION 7.1 Conditions to Each Party's Obligation to Effect the Mergers.    The respective obligations of each party hereto to effect the Splitco Merger and the DIRECTV Merger, as applicable, is subject to the satisfaction on or prior to the Closing Date of the following conditions:

        (a)   Liberty Stockholder Approval.    The Liberty Stockholder Approval shall have been obtained in accordance with applicable Law and the Liberty Charter Documents;

        (b)   Restructuring and Split-Off.    The Restructuring and the Split-Off shall have been completed in accordance with paragraph (f)(i) of Article IV, Section A.2 of the certificate of incorporation of Liberty, the Reorganization Agreement and applicable Law;

        (c)   DIRECTV Stockholder Approval.    The DIRECTV Stockholder Approval shall have been obtained in accordance with applicable Law and the DIRECTV Charter Documents;

        (d)   Regulatory Approvals.    (i) The waiting period, if any (and any extension thereof), applicable to the Mergers under the HSR Act shall have been terminated or shall have expired, and (ii) except as would not, individually or in the aggregate, reasonably be expected to result in a Splitco Material Adverse Effect or a DIRECTV Material Adverse Effect, (A) all other authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Authority (other than the FCC) shall have been filed, have occurred or been obtained (all such authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, including under the HSR Act, being referred to as the "Requisite Regulatory Approvals"), and (B) all such Requisite Regulatory Approvals referred to in clause (A) shall be in full force and effect;

        (e)   FCC Approvals.    The Requisite FCC Approvals shall have been obtained;

        (f)    No Injunctions or Restraints.    No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of any of the Transactions or making the consummation of any of the Transactions illegal;

        (g)   Splitco Form S-4 and Holdings Form S-4.    The Splitco Form S-4 and the Holdings Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of either the Splitco Form S-4 or the Holdings Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

        (h)   Stock Listing.    The shares of Holdings Class A Common Stock deliverable to certain stockholders of Splitco and DIRECTV as contemplated by this Agreement shall have been approved for listing on NASDAQ or the New York Stock Exchange, subject to official notice of issuance.

        SECTION 7.2 Conditions to Obligations of DIRECTV.    The obligations of DIRECTV to effect the DIRECTV Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)   Representations and Warranties.    Except as set forth in the following sentence, the representations and warranties set forth in Articles III and IV shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a Splitco Material Adverse Effect. The representations and warranties set forth in Sections 3.2, 3.6, 3.7 and 4.2 shall be true and correct in all respects (other than clause (x) of the fourth sentence of Section 3.2 and clause (x) of the fifth sentence of Section 4.2, each of which shall be true and correct in all material respects) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). DIRECTV shall have received a certificate signed on behalf of Splitco by an authorized officer, dated as of the Closing Date, to such effect;

        (b)   Performance of Obligations of Liberty.    Liberty shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and DIRECTV shall have received a certificate signed on behalf of Splitco by an authorized officer to such effect;

        (c)   Performance of Obligations of Splitco.    Splitco shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and DIRECTV shall have received a certificate signed on behalf of Splitco by an authorized officer to such effect;

        (d)   No Litigation, Etc.    There shall not be any action, proceeding or litigation instituted, commenced or pending by any Governmental Authority that is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on the ability of Holdings effectively to exercise full rights of ownership of all shares of the DIRECTV Surviving Corporation and the Splitco Surviving Corporation, (ii) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Holdings' ownership or operation of all or any material portion of the businesses and assets of DIRECTV and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Splitco and its Subsidiaries, taken as a whole, (iii) as a result of the Transactions, compel Holdings to dispose of any shares of the DIRECTV Surviving Corporation or the Splitco Surviving Corporation or to dispose of or hold separate any material portion of the businesses or assets of DIRECTV and its Subsidiaries, taken as a whole, or, as a result of the Transactions, of Splitco and its Subsidiaries, taken as a whole, or (iv) impose damages on Holdings, Splitco or DIRECTV or any of their respective Subsidiaries as a result of the Transactions in amounts that are material in relation to Holdings or the Transactions;

        (e)   No Restraint.    No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.2(d) shall be in effect;

        (f)    Resignations.

            (i)  DIRECTV shall have received written resignation letters, effective as of the Merger Effective Time, from any Representative of Liberty who holds a position as a director or officer of Splitco or any Subsidiary of Splitco;

           (ii)  Representatives of DIRECTV shall be appointed to the management committee (or comparable governing body) of the Game Show Network, LLC ("GSN") as of the Merger Effective Time to fill the vacancies created by the resignation of the Representatives of Liberty;

        (g)   Malone Certificate.    DIRECTV shall have received a certificate signed by Dr. Malone in the form attached hereto as Exhibit H (the "Malone Certificate").

        (h)   Transaction Agreements.

          (i)    Each of the parties (other than DIRECTV and its Subsidiaries) to the Transaction Agreements (other than the Liberty Credit Facility) and the Letter Agreement shall have performed in all material respects all obligations required to be performed by such party under such Transaction Agreement at or prior to the Closing Date;

           (ii)  Each of the Transaction Agreements and the Letter Agreement shall be valid, binding and in full force and effect and shall not have been repudiated by any party thereto (provided that the right to assert this condition shall not be available to any party if the failure of such condition to be satisfied was due to any wrongful action or omission by such party); and

        (i)    Tax Matters.

            (i)  (A) DIRECTV shall have received an opinion of its counsel, Weil, Gotshal & Manges LLP, in form and substance reasonably satisfactory to DIRECTV, dated the Closing Date, or Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner), in form and substance reasonably satisfactory to DIRECTV, to the effect that the DIRECTV Merger, taken together with the Splitco Merger and the Malone Contribution, will be treated, for United States federal income tax purposes, as exchanges described in Section 351 of the Code. In rendering any such opinion, such counsel shall be entitled to rely upon the Malone Certificate and customary assumptions and certificates of officers of Splitco, Holdings and DIRECTV delivered to such counsel in connection with such opinions. (B) Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) with respect to the matters described in Section 7.2(i)(i) of the Liberty Disclosure Schedule.

           (ii)  (w) Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) and Liberty and Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Redemption Date (which opinion, such firm shall have confirmed in writing on the Closing Date, if the Redemption Date is not the same date as the Closing Date, shall not have been withdrawn, invalidated or modified in an adverse manner), in each case, in form and substance reasonably acceptable to DIRECTV, substantially to the effect that the Contribution and the Split-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code; no gain or loss will be recognized by Liberty upon the distribution of Splitco Common Stock; no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Entertainment Common Stock upon the exchange of shares of Liberty Entertainment Common Stock for shares of Splitco Common Stock (except with respect to cash received in lieu of fractional shares); and, in the case of the IRS private letter ruling, such other rulings as set forth in Section 7.2(i)(ii) of the Liberty Disclosure Schedule; (x) Liberty or Splitco shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) or Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date, in each case, in form and substance reasonably acceptable to DIRECTV, substantially to the effect that the Splitco Merger and the Malone Contribution, taken together, will qualify as a reorganization under Section 368 of the Code or that the Splitco Merger and the Malone Contribution, taken together with the DIRECTV

  Merger, will be treated as exchanges described in Section 351 of the Code, (y) Liberty and Splitco shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to DIRECTV, dated the Redemption Date (which opinion, such firm shall have confirmed in writing on the Closing Date, if the Redemption Date is not the same date as the Closing Date, shall not have been withdrawn, invalidated or modified in an adverse manner), to the effect that the Split-Off will not affect the tax-free treatment under Sections 355 and/or 368(a)(1)(D) of the Code of, and will not cause Section 355(e) of the Code to apply to, (I) the exchange of stock of News for stock of Greenlady that was effected between News and Subsidiaries of Liberty on February 27, 2008 (the "News Exchange") or (II) any of the internal distributions of the stock of Greenlady that were effected by Subsidiaries of News in connection with the News Exchange and (z) if the Redemption Date is not the same date as the Closing Date, Liberty and Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to DIRECTV, dated the Closing Date, substantially to the effect that the Splitco Merger, the Malone Contribution and the DIRECTV Merger, taken together, will not cause Section 355(e) of the Code to apply to the Split-Off. In rendering any such opinions, such counsel shall be entitled to rely upon customary assumptions and certificates of officers of Liberty, Splitco, Holdings and DIRECTV delivered to such counsel in connection with such opinions.

          (iii)  The representations and warranties provided to and the assumptions made by Skadden, Arps, Slate, Meagher & Flom LLP in connection with the tax opinions described in clause (w) and (y) of Section 7.2(i)(ii), and the representations and warranties provided to the IRS in connection with the private letter ruling described in clause (w) of Section 7.2(i)(ii), shall be true and correct in all material respects at and as of the Split-Off Effective Time, except to the extent expressly made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date.

        (j)    Malone Contribution.    The Malone Contribution shall have occurred in accordance with the terms of the Malone Agreement.

        SECTION 7.3 Conditions to Obligation of Liberty and Splitco.    The obligation of Liberty and Splitco to effect the Splitco Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)   Representations and Warranties.    Except as set forth in the following sentence, the representations and warranties set forth in Article V shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not, individually or in the aggregate, have a DIRECTV Material Adverse Effect. The representations and warranties set forth in Sections 5.2 and 5.6 shall be true and correct in all respects (other than clause (x) of the fourth sentence of Section 5.2, which shall be true and correct in all material respects) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Liberty shall have received a certificate signed on behalf of DIRECTV by an authorized officer, dated as of the Closing Date, to such effect;

        (b)   Performance of Obligations of DIRECTV and Holdings.    DIRECTV and Holdings each shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and each of Liberty and Splitco shall have received a certificate signed on behalf of DIRECTV by an authorized officer of DIRECTV to such effect;

        (c)   No Litigation, Etc.    There shall not be any action, proceeding or litigation instituted, commenced or pending by any Governmental Authority that is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, Liberty's ownership or operation of any portion of any of the businesses or assets of Liberty or its Subsidiaries (excluding the Splitco Business), (ii) as a result of the Transactions, compel Liberty to dispose of or hold separate any portion of any of the businesses or assets of Liberty or its Subsidiaries (excluding the Splitco Business), or (iii) impose damages on Liberty or any of its Subsidiaries (excluding the Splitco Business) as a result of the Transactions;

        (d)   No Restraint.    No Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.3(c) shall be in effect;

        (e)   Joinder Agreement.    The Joinder Agreement shall be valid, binding and in full force and effect and shall not have been repudiated by any party thereto (provided that the right to assert this condition shall not be available to any party if the failure of such condition to be satisfied was due to any wrongful action or omission by such party);

        (f)    Tax Matters.    (i) Liberty shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner) and Liberty and Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Redemption Date, (which opinion, such firm shall have confirmed in writing on the Closing Date, if the Redemption Date is not the same as the Closing Date, shall not have been withdrawn, invalidated or modified in an adverse manner) in each case, in form and substance reasonably acceptable to Liberty and Splitco, substantially to the effect that the Contribution and the Split-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code; no gain or loss will be recognized by Liberty upon the distribution of Splitco Common Stock; no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Entertainment Common Stock upon the exchange of shares of Liberty Entertainment Common Stock for shares of Splitco Common Stock (except with respect to cash received in lieu of fractional shares); and, in the case of the IRS private letter ruling, such other rulings as set forth in Section 7.2(i)(ii) of the Liberty Disclosure Schedule; (ii) Liberty or Splitco shall have received a private letter ruling from the IRS (which ruling shall not have been withdrawn, invalidated or modified in an adverse manner), or Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date, in each case, in form and substance reasonably acceptable to Liberty and Splitco, substantially to the effect that the Splitco Merger and the Malone Contribution, taken together, will qualify as a reorganization under Section 368 of the Code and that the Splitco Merger and the Malone Contribution, taken together with the DIRECTV Merger, will be treated as exchanges described in Section 351 of the Code, (iii) Liberty and Splitco shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to Liberty and Splitco, dated the Redemption Date (which opinion, such firm shall have confirmed in writing on the Closing Date, if the Redemption Date is not the same date as the Closing Date, shall not have been withdrawn, invalidated or modified in an adverse manner), to the effect that the Split-Off will not affect the tax-free treatment under Sections 355 and/or 368(a)(1)(D) of the Code of, and will not cause Section 355(e) of the Code to apply to, (I) the News Exchange or (II) any of the internal distributions of the stock of Greenlady that were effected by Subsidiaries of News in connection with the News Exchange and (iv) if the Redemption Date is not the same date as the Closing Date, Liberty and Splitco shall have received a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably acceptable to Liberty and Splitco, dated the Closing Date, substantially to the effect that the Splitco Merger, the Malone Contribution and the DIRECTV Merger, taken together, will not cause Section 355(e) of the Code to apply to the Split-Off. In rendering any such opinions, such counsel shall be entitled to rely upon customary assumptions and certificates of officers of Liberty, Splitco, Holdings and DIRECTV delivered to such counsel in connection with such opinions.

        SECTION 7.4 Frustration of Closing Conditions.    None of Liberty, Splitco, Holdings or DIRECTV may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Mergers and the other Transactions, as required by and subject to Section 6.6.

ARTICLE VIII
Survival

        SECTION 8.1 Survival.    The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Merger Effective Time or the termination of this Agreement (other than as provided in Section 9.2). The covenants and agreements herein that relate to actions to be taken at or after the Merger Effective Time shall survive the Merger Effective Time.

ARTICLE IX
Termination

        SECTION 9.1 Termination.    This Agreement may be terminated and the Transactions abandoned at any time prior to the Merger Effective Time:

        (a)   by the mutual written consent of Splitco, on the one hand, and DIRECTV, on the other hand, duly authorized by each of their respective Boards of Directors;

        (b)   by either Splitco, on the one hand, or DIRECTV, on the other hand:

            (i)  if the Transactions shall not have been consummated on or before the Walk-Away Date, provided that if, as of the Walk-Away Date, all conditions to this Agreement shall have been satisfied or waived (other than those that may only be satisfied by action taken at the Closing) other than the conditions set forth in Sections 7.1(d) and 7.1(e), then the Walk-Away Date shall be extended for an additional ninety (90) calendar days (the "Extended Walk-Away Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of either of the Mergers to occur on or before the Walk-Away Date or the Extended Walk-Away Date, if applicable, and such action or failure to act constitutes a breach of this Agreement or any of the other Transaction Agreements;

           (ii)  if any Restraint having the effect set forth in Section 7.1(f) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform or resulted from such party's failure to perform any of its obligations under this Agreement or any of the other Transaction Agreements;

          (iii)  if the Liberty Stockholder Approval shall not have been obtained at the Liberty Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of Splitco to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.1 or 6.4; or

          (iv)  if the DIRECTV Stockholder Approval shall not have been obtained at the DIRECTV Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right of DIRECTV to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.1 or 6.5.

        (c)   by DIRECTV:

            (i)  if Liberty and/or Splitco shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties set forth in Articles III and IV shall fail to be true), which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.2(a), (b) or (c) and (B) is incapable of being cured by the Walk-Away Date, or is not cured, by Liberty or Splitco, as applicable, within thirty (30) calendar days following receipt of written notice from DIRECTV of such breach or failure;

           (ii)  if any Restraint having the effect of granting or implementing any relief referred to Section 7.2(d) shall be in effect and shall have become final and nonappealable; or

          (iii)  if a Liberty Adverse Recommendation Change shall have occurred.

        (d)   by Splitco:

            (i)  if DIRECTV or Holdings shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties set forth in Article V shall fail to be true), which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and (B) is incapable of being cured by the Walk-Away Date, or is not cured, by DIRECTV or Holdings within thirty (30) calendar days following receipt of written notice from Splitco of such breach or failure;

           (ii)  if any Restraint having the effect of granting or implementing any relief referred to Section 7.3(c) shall be in effect and shall have become final and nonappealable;

          (iii)  if a DIRECTV Adverse Recommendation Change shall have occurred; or

          (iv)  at any time on or after July 31, 2009, if by such date (x) a private letter ruling from the IRS satisfying the condition to the obligation of DIRECTV to effect the DIRECTV Merger set forth in Section 7.2(i)(i)(B) has not been received by Liberty and (y) DIRECTV shall not have delivered to Liberty an officer's certificate in the form of Exhibit N hereto.

        SECTION 9.2 Effect of Termination.    In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made (a "Termination Notice"), and this Agreement shall forthwith become null and void (other than the first sentence of Section 3.6, the first sentence of Section 5.6, Section 6.6(f), the second to last sentence of Section 6.8, Sections 6.13, 6.24, 9.2 and 9.3, and Article X, all of which shall survive termination of this Agreement), and there shall be no liability on the part of DIRECTV, Liberty, Splitco, Holdings, Merger Sub One or Merger Sub Two or their respective directors, officers and Affiliates, except (i) DIRECTV or Splitco may have liability as provided in Section 9.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms or (ii) terminate as of the Merger Effective Time.

        SECTION 9.3 Termination Fee and Expenses.

        (a)   In the event that this Agreement is terminated by DIRECTV pursuant to Section 9.1(c)(iii), then Splitco shall pay to DIRECTV (i) a termination fee of $450,000,000 in cash (the "Termination Fee") and (ii) an expense reimbursement in cash for reasonable and documented out-of-pocket costs and expenses incurred in connection with the Transactions up to a maximum of $10,000,000 (the "Expense Reimbursement").

        (b)   In the event that (i) a Splitco Takeover Proposal shall have been made known to Liberty or shall have been made known to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Splitco Takeover Proposal, and (ii) this Agreement is terminated by DIRECTV, on the one hand, or Splitco, on the other hand, pursuant to Section 9.1(b)(iii), then Splitco shall pay to DIRECTV the Expense Reimbursement. In addition, if Liberty, Splitco or any of their respective Subsidiaries (A) enters into a Splitco Acquisition Agreement with respect to any Splitco Takeover Proposal within nine months of the date of the termination referenced in clause (ii) in the previous sentence and the transactions contemplated by such Splitco Acquisition Agreement are consummated or (B) consummates any Splitco Takeover Proposal within nine months of the date of termination referenced in clause (ii) in the previous sentence, then Splitco shall pay to DIRECTV the Termination Fee in accordance with Section 9.3(f).

        (c)   In the event that this Agreement is terminated by Splitco pursuant to Section 9.1(d)(iii) then DIRECTV shall pay to Splitco the Termination Fee and the Expense Reimbursement.

        (d)   In the event that (i) a DIRECTV Takeover Proposal shall have been made known to DIRECTV or shall have been made known to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a DIRECTV Takeover Proposal, and (ii) this Agreement is terminated by DIRECTV, on the one hand, or Splitco, on the other hand, pursuant to Section 9.1(b)(iv), then DIRECTV shall pay to Splitco the Expense Reimbursement; provided that DIRECTV shall not reimburse Splitco for any out-of-pocket costs or expenses related solely to the Split-Off. In addition, if DIRECTV or any of its Subsidiaries (A) enters into a DIRECTV Acquisition Agreement with respect to any DIRECTV Takeover Proposal within nine months of the date of the termination referenced in clause (ii) in the previous sentence and the transactions contemplated by such DIRECTV Acquisition Agreement are consummated or (B) consummates any DIRECTV Takeover Proposal within nine months of the date of termination referenced in clause (ii) in the previous sentence, then DIRECTV shall pay to Splitco the Termination Fee in accordance with Section 9.3(f).

        (e)   For purposes of Section 9.3(b) only, with respect to the definition of Splitco Takeover Proposal, all references to "10% or more" in the Splitco Takeover Proposal shall be deemed to be a reference to "50% or more." For purposes of Section 9.3(d) only, with respect to the definition of DIRECTV Takeover Proposal, all references to "10% or more" in the definition of DIRECTV Takeover Proposal shall be deemed to be a reference to "50% or more."

        (f)    Any payment required to be made in accordance with Section 9.3(a) or Section 9.3(c) shall be made concurrently with the termination of this Agreement by Liberty and Splitco, on the one hand, or DIRECTV, on the other hand. Any Expense Reimbursement required to be paid pursuant to Section 9.3(b) or Section 9.3(d) shall be made concurrently with the termination of this Agreement by Splitco, on the one hand, or DIRECTV, on the other hand. Any Termination Fee required to be paid pursuant to Section 9.3(b) shall be made promptly following the consummation of any Splitco Takeover Proposal (and in any event not later than two Business Days after delivery to Splitco by DIRECTV of notice of demand for payment following such consummation). Any Termination Fee required to be paid pursuant to Section 9.3(d) shall be made promptly following the consummation of any DIRECTV Takeover Proposal (and in any event not later than two Business Days after delivery to DIRECTV by Splitco of notice of demand for payment following such consummation).

        (g)   In the event that Liberty and Splitco, on the one hand, or DIRECTV, on the other hand, shall fail to pay the Termination Fee required pursuant to this Section 9.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, N.A. in New York City from time to time during such period, as such bank's prime lending rate plus 3%. In addition, if Liberty and Splitco, on the one hand, or DIRECTV, on the other hand, shall fail to pay such fee when due, the non-paying party shall also pay to the other party all of its costs and expenses (including attorneys' fees) in connection with efforts to collect such fee. Liberty, Splitco and DIRECTV acknowledge that the fee and the other provisions of this Section 9.3 are an integral part of the Transactions and that, without these agreements, DIRECTV, Liberty and Splitco would not enter into this Agreement.

ARTICLE X
Miscellaneous

        SECTION 10.1 Amendment or Supplement.    At any time prior to the Merger Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Liberty Stockholder Approval, the DIRECTV Stockholder Approval or the Splitco Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the holders of Liberty Entertainment Common Stock, the stockholders of DIRECTV or the stockholders of Splitco, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the holders of Liberty Entertainment Common Stock, the stockholders of DIRECTV or the stockholders of Splitco without such approval.

        SECTION 10.2 Extension of Time, Waiver, Etc.    At any time prior to the Merger Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by Liberty, Splitco, Holdings, Merger Sub One, Merger Sub Two or DIRECTV in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        SECTION 10.3 Assignment.    Except as provided in Section 6.24, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law (other than as a result of a merger or business combination involving Liberty, the primary purpose of which is not to avoid its obligations under this Agreement; provided, that such merger or business combination involving Liberty would not reasonably be expected to impede or delay, in any material respect, the consummation of the Transactions) or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

        SECTION 10.4 Counterparts.    This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 10.5 Entire Agreement; No Third-Party Beneficiaries.    This Agreement, each other Transaction Agreement, any agreement entered into at the Closing in accordance with the terms of any Transaction Agreement, the Liberty Disclosure Schedule, the DIRECTV Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 6.10, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

        SECTION 10.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

        (a)   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware (the "Delaware Chancery Court"), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.8 shall be deemed effective service of process on such party.

        (b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

        SECTION 10.7 Specific Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 10.6(a), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

        SECTION 10.8 Notices.    All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to DIRECTV, Holdings, Merger Sub One or Merger Sub Two, or after the Merger Effective Time, Splitco, to:

    The DIRECTV Group, Inc.
    2230 East Imperial Highway
    El Segundo, CA 90245
    Attention: Larry D. Hunter, General Counsel
    Facsimile: (310) 964-0838

with a copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, NY 10153
    Attention: Frederick S. Green
                      Michael E. Lubowitz
    Facsimile: (212) 310-8007

with a copy (which shall not constitute notice) to:

    Simpson Thacher & Bartlett LLP
    425 Lexington Avenue
    New York, NY 10017
    Attention: Richard I. Beattie
                      Marni J. Lerner
                      Kathryn King Sudol
    Facsimile: (212) 455-2502

If to Liberty, or, prior to the Merger Effective Time, Splitco, to:

    Liberty Media Corporation
    12300 Liberty Boulevard
    Englewood, CO 80112
    Attention: Charles Y. Tanabe, General Counsel
    Facsimile: (720) 875-5382

with a copy (which shall not constitute notice) to:

    Baker Botts L.L.P.
    30 Rockefeller Plaza
    New York, NY 10112
    Attention: Frederick McGrath
                      Jonathan Gordon
                      Renee L. Wilm
    Facsimile: (212) 408-2503

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

        SECTION 10.9 Severability.    If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 10.10 Definitions.

        (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

        "Action" means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise, and, solely with respect to Dr. Malone, Dr. Malone's immediate family members and any trust, partnership, limited liability company or similar vehicle established and maintained primarily for the benefit of such persons or Dr. Malone. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of DIRECTV and its Subsidiaries shall be deemed to be Affiliates of any of Liberty or Splitco or any of their respective Subsidiaries and (ii) none of Liberty or Splitco or any of their respective Subsidiaries shall be deemed to be Affiliates of DIRECTV, Holdings or any of their respective Subsidiaries, in each case, for any periods prior to the Merger Effective Time. In addition, for purposes of this Agreement, (i) GSN and its Subsidiaries shall be deemed to be Affiliates of Liberty for all periods prior to the Split-Off Effective Time and Splitco for all periods prior to the Merger Effective Time, (ii) neither IAC/InteractiveCorp nor Expedia, Inc., nor any of their respective Affiliates, will be treated as Affiliates of Liberty or Splitco for any purpose, and (iii) none of Liberty and its Subsidiaries shall be deemed to be Affiliates of Splitco or any of its Subsidiaries following the Split-Off Effective Time.

        "Ancillary Agreements" has the meaning given to such term in the Share Exchange Agreement.

        "Beneficially Own," "Beneficial Owner" and "Beneficial Ownership" and words of similar import have the meanings assigned to such terms in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, and a Person's Beneficial Ownership of securities shall be calculated in accordance with the provisions of such rules.

        "Business Day" means a day except a Saturday, a Sunday or other day on which the banks in New York City are authorized or required by Law to be closed.

        "CERCLIS" means the Comprehensive Environmental Response, Comprehension and Liability Information System.

        "Communications Act" means the Communications Act of 1934, as amended, and the rules, regulations and published orders of the FCC thereunder.

        "Contract" means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

        "Contribution" has the meaning given to such term in the Reorganization Agreement.

        "Customer Agreements" means all Contracts between any RSN Subsidiary and a customer of the RSN Splitco Business.

        "DIRECTV Adjusted RSU" has the meaning given to such term in Section 2.3 of the DIRECTV Disclosure Schedule.

        "DIRECTV Adjusted Stock Option" has the meaning given to such term in Section 2.3 of the DIRECTV Disclosure Schedule.

        "DIRECTV RSU" has the meaning given to such term in Section 2.3 of the DIRECTV Disclosure Schedule.

        "DIRECTV Stock Option" has the meaning given to such term in Section 2.3 of the DIRECTV Disclosure Schedule.

        "DIRECTV Stock Plans" means the DIRECTV Amended and Restated 2004 Stock Plan and the Hughes Electronics Corporation 2000 Retention Stock Option Grant Program.

        "Environmental Claim" means any claim, action, cause of action, investigation, request for information or notice (written or oral) by any Person or entity alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned or operated by such Person or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (c) any contractual liabilities.

        "Environmental Laws" means all Laws relating to pollution or the protection of human health and safety or the environment (including ambient air, surface water, groundwater, land surface, natural resources or subsurface strata), including all such Laws relating to Releases or threatened Releases of Hazardous Materials into the environment or work place, or otherwise relating to the environmental or worker health and safety aspects of manufacturing, processing, distribution, importation, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and its state equivalents, chemical inventories in all relevant jurisdictions, and all such Laws relating to the registration of products of the Transferred Business or Splitco under the Federal Insecticide, Fungicide and Rodenticide Act, the Food Drug and Cosmetic Act, the Toxic Substances Control Act, the European List of Notified Chemical Substances, the European Inventory of Existing Commercial Chemical Substances or similar Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Agent" means Computershare Trust Company, N.A.

        "Excluded Malone Shares" means any shares of Liberty Entertainment Common Stock held by, or Beneficially Owned by, Dr. Malone, Mrs. Leslie Malone, Tracy Malone, Evan D. Malone, The Tracy L. Neal Trust A, The Evan D. Malone Trust A, the John C. Malone Charitable Remainder Unitary Trust, 1997, the John C. Malone IRA Account and the Liberty 401(k) plan for the benefit of Dr. Malone.

        "FCC" means the Federal Communications Commission, including any bureau or division thereof acting on delegated authority.

        "FLSA" means the Fair Labor Standards Act of 1938, 29 U.S.C. § 201, as amended.

        "FUN Technologies" means FUN Technologies ULC, a Nova Scotia unlimited liability company formed under the laws of the province of Nova Scotia (formerly known as FUN Technologies Inc.).

        "GAAP" means generally accepted accounting principles in the United States.

        "Governmental Authority" means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

        "Greenlady" means Greenlady Corp., a Delaware corporation and wholly-owned indirect subsidiary of Liberty.

        "GSN Network" means the programming cable networks operated by GSN.

        "GSN Operating Agreement" means the Second Amended and Restated Operating Agreement for Game Show Network, LLC, dated as of April 9, 2009, by and among Sony Pictures Entertainment Inc., Sony Pictures Cable Ventures I Inc., LDIG, LLC, LDIG Gamenet, Inc. and Liberty Genius, Inc.

        "Hazardous Materials" means any substance which is listed, defined or regulated as a pollutant, contaminant, hazardous, dangerous or toxic substance, material or waste, or is otherwise classified as hazardous, dangerous or toxic in or pursuant to any Environmental Law, or which is or contains any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products) as regulated under any applicable Environmental Law.

        "Holdings Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of Holdings.

        "Holdings Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of Holdings.

        "Holdings Common Stock" means the Holdings Class A Common Stock and the Holdings Class B Common Stock.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Intellectual Property" means all United States and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing, and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof.

        "Knowledge" means (i) with respect to DIRECTV, the actual knowledge of any of the individuals set forth in Section 1.1(a) of the DIRECTV Disclosure Schedule after due inquiry, and (ii) with respect to Liberty, the actual knowledge of any of the individuals set forth in Section 1.1(b) of the Liberty Disclosure Schedule after due inquiry.

        "Laws" means all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

        "LDIG Gamenet Restructuring" means the transactions contemplated by Step 8 of the Restructuring Plan attached as Schedule 1.1 to the Reorganization Agreement.

        "LEI Group" has the meaning given to such term in the Tax Sharing Agreement.

        "Letter Agreement" means the letter agreement, dated the date hereof, by and among Liberty, Splitco and Mr. Robert R. Bennett.

        "Liabilities" means any and all indebtedness, liabilities, guarantees, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including those arising under any Action, Law, order, judgment, injunction or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

        "Liberty Affiliated Group" means an affiliated group, which includes Splitco or any of its Subsidiaries (after giving effect to the Restructuring) during the relevant taxable period, the common parent of which is or was Liberty, Splitco or any of their respective Subsidiaries.

        "Liberty Combined Group" means an affiliated, combined, consolidated, unitary or similar group for state, local or foreign Tax purposes, which includes Splitco or any of its Subsidiaries (after giving effect to the Restructuring) during the relevant taxable period, the common parent of which is or was Liberty, Splitco or any of their respective Subsidiaries.

        "Liberty Common Stock" means Liberty's Series A Liberty Capital common stock, par value $0.01 per share, Series B Liberty Capital common stock, par value $0.01 per share, Series A Liberty Interactive common stock, par value $0.01 per share, Series B Liberty Interactive common stock, par value $0.01 per share, and the Liberty Entertainment Common Stock.

        "Liberty DIRECTV Shares" shall, except as otherwise provided in the next sentence, mean the Liberty Owned DIRECTV Shares, as defined in Section 3.7(a). Notwithstanding the foregoing, in the event that, at or prior to the Closing, Bank of America shall not have approved the Greenlady Debt Restructuring, then, if instructed by DIRECTV in its sole discretion, the Liberty DIRECTV Shares shall not include the Greenlady II DIRECTV Shares.

        "Liberty Entertainment Common Stock" means the Series A Liberty Entertainment Common Stock and the Series B Liberty Entertainment Common Stock.

        "Liberty Entertainment Equity Awards" means, collectively, (i) all outstanding Liberty Entertainment Restricted Shares, Liberty Entertainment SARs and Liberty Entertainment Stock Options and (ii) all Liberty Entertainment Restricted Shares, Liberty Entertainment SARs and Liberty Entertainment Stock Options granted after the date hereof as permitted by Section 6.2(a)(i) of the Liberty Disclosure Schedule.

        "Liberty Entertainment Restricted Share" means an outstanding restricted share with respect to shares of Liberty Entertainment Common Stock granted under a Liberty Stock Plan.

        "Liberty Entertainment SAR" means an outstanding stock appreciation right with respect to shares of Liberty Entertainment Common Stock granted under a Liberty Stock Plan.

        "Liberty Entertainment Stock Option" means an outstanding option to purchase shares of Liberty Entertainment Common Stock granted under a Liberty Stock Plan.

        "Liberty Stock Plans" means the following plans approved by the Liberty Board of Directors: (i) the Liberty Media Corporation 2000 Incentive Plan (as amended), (ii) the Liberty Media Corporation 2007 Incentive Plan and (iii) the Liberty Media Corporation 2002 Nonemployee Director Incentive Plan.

        "Liens" means all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the "blue sky" Laws of the various States of the United States).

        "Losses" means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), whether in connection with a Third-Party Claim or an action or proceeding between the parties.

        "Malone Contribution Time" means the time of completion of the Malone Contribution.

        "Material Adverse Effect" means, with respect to any party, any material adverse effect on, or change, event, occurrence, development, condition or state of facts materially adverse to, (i) the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole, other than any effect, change, event, occurrence, development, condition or state of facts occurring after the date of this Agreement (x) relating to the United States economy in general or (y) relating to the industry in which such Person operates in general and (in each case under (x) and (y)) not specifically relating to (or disproportionately affecting) such Person, or (ii) such party's ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions; provided that for purposes of any determination as to the existence of a "Material Adverse Effect" with respect to Splitco, Splitco's assets shall be deemed to consist of (A) only the Splitco Business and shall exclude the Liberty Owned DIRECTV Shares and, (B) solely for purposes of Section 7.2(a), the Splitco Business and the Liberty Owned DIRECTV Shares. No effect, change, event, occurrence, development, condition or state of facts arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been, a Material Adverse Effect: (i) the announcement or performance of this Agreement and the Transactions, including, to the extent arising therefrom, any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Splitco Business or DIRECTV (in each case, other than in respect of Section 4.3(b) and Section 5.3(b)), (ii) acts of war or terrorism or natural disasters, (iii) changes in any Laws or regulations or applicable accounting regulations or principles or the interpretations thereof, (iv) the fact, in and of itself (and not the underlying causes thereof) that Splitco or any of its Subsidiaries or DIRECTV failed to meet any projections, forecasts, or revenue or earnings predictions for any period, or (v) any change, in and of itself (and not the underlying causes thereof) in the stock price of the Liberty Entertainment Common Stock or DIRECTV Common Stock. Notwithstanding the foregoing, clause (ii) of the first sentence of this definition shall not diminish the effect of and shall be disregarded for purposes of the conditions contained in Article VII.

        "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

        "Non-RSN Splitco Business" means the business conducted by FUN Technologies and GSN immediately prior to the date hereof.

        "Permitted Liens" means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising in the ordinary course of business which are not yet due and payable or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, and (iii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property by a party or any of its Subsidiaries.

        "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

        "Redemption Date" has the meaning given to such term in the Reorganization Agreement.

        "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

        "Representatives" means, as to any Person, that Person's directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents controlled affiliates, controlling persons and other representatives. As to Liberty and Splitco, "Representative" specifically excludes DIRECTV and its Representatives and, as to DIRECTV, "Representative" specifically excludes Liberty, Splitco and their respective Representatives, it being understood that the members of the DIRECTV Board of Directors who are directors or officers of Liberty or Splitco shall be considered Representatives of Liberty or Splitco (as applicable) and not of DIRECTV, for purposes of this Agreement.

        "Restructuring" has the meaning given to such term in the Reorganization Agreement.

        "Restructuring Agreements" has the meaning given to such term in the Reorganization Agreement.

        "RSN Splitco Business" means the business conducted by the RSN Subsidiaries immediately prior to the date hereof.

        "RSN Subsidiary" means each of Fox Sports Net Northwest, LLC, Fox Sports Net Rocky Mountain, LLC and Fox Sports Net Pittsburgh, LLC.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Series A Liberty Entertainment Common Stock" means the Series A Liberty Entertainment common stock, par value $0.01 per share.

        "Series B Liberty Entertainment Common Stock" means the Series B Liberty Entertainment common stock, par value $0.01 per share.

        "Series C Liberty Entertainment Common Stock" means the Series C Liberty Entertainment common stock, par value $0.01 per share.

        "Series A Splitco Common Stock" means the Series A Common Stock, par value $0.01 per share, of Splitco.

        "Series B Splitco Common Stock" means the Series B Common Stock, par value $0.01 per share, of Splitco.

        "Series C Splitco Common Stock" means the Series C Common Stock, par value $0.01 per share, of Splitco.

        "Services Agreement" means the Services Agreement by and between Liberty and Splitco, in the form of agreement attached as Exhibit I hereto.

        "Special Committee" means the committee of the Board of Directors of DIRECTV comprised of independent directors (as determined in accordance with the rules of NASDAQ) formed for the purpose of reviewing the Transactions.

        "Special Option Grant" means the option to purchase 500,000 shares of Series A Liberty Entertainment Common Stock to be granted to Mr. Robert R. Bennett pursuant to the Letter Agreement.

        "Splitco 2009 Incentive Plan" means the Liberty Entertainment, Inc. 2009 Incentive Plan, in the form of Exhibit J hereto.

        "Splitco Adjusted Equity Awards" means the Splitco Adjusted Options, Splitco Adjusted SARs and Splitco Adjusted Restricted Shares.

        "Splitco Adjusted Option" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco Adjusted Restricted Share" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco Adjusted SAR" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco Assets" means the assets of Splitco and its Subsidiaries after giving effect to the Restructuring and the Split-Off.

        "Splitco Business" means the business conducted by the RSN Subsidiaries, FUN Technologies and GSN immediately prior to the date hereof, including any subsequent changes thereto as are permitted by this Agreement.

        "Splitco Cash Amount" has the meaning given to such term in Section 1.1(c) of the DIRECTV Disclosure Schedule.

        "Splitco Common Stock" means the Series A Splitco Common Stock, the Series B Splitco Common Stock and the Series C Splitco Common Stock.

        "Splitco Director Plan" means the Liberty Entertainment, Inc. 2009 Nonemployee Director Plan, in the form of Exhibit K.

        "Splitco Equity Awards" means the Splitco Stock Options, Splitco SARs and Splitco Restricted Shares.

        "Splitco Exchange Ratio" means the quotient (rounded to the nearest five decimal places) obtained by dividing (i) 518,325,335 by (ii) an amount equal to:

        (a)   the aggregate number of shares of Splitco Common Stock issued and outstanding immediately prior to the Merger Effective Time, plus

        (b)   the product obtained by multiplying (x) the aggregate number of shares of Liberty Entertainment Common Stock underlying all Liberty Entertainment Stock Options (other than the Special Option Grant and each Subsequent Option Grant) and Liberty Entertainment SARs, in each case, that were awarded on or after March 1, 2009 and prior to the Split-Off Effective Time (which number of shares shall not be reduced solely for purposes of this clause (b) in the event that any of such Liberty Entertainment Stock Options have been exercised prior to the Merger Effective Time, but shall be reduced by the number of shares underlying such Liberty Entertainment Stock Options and Liberty Entertainment SARs that have been cancelled or forfeited as of the Merger Effective Time) by (y) 0.90, plus

        (c)   the aggregate number of shares of Splitco Common Stock underlying all Splitco Stock Options and Splitco SARs that were awarded after the Split-Off Effective Time and prior to the Merger Effective Time (but not in connection with any adjustment to any Liberty Entertainment Equity Award resulting from the Split-Off) (which number of shares shall not be reduced solely for purposes of this clause (c) in the event that any of such Splitco Stock Options have been exercised prior to the Merger Effective Time, but shall be reduced by the number of shares underlying such Splitco Stock Options and Splitco SARs that have been cancelled or forfeited as of the Merger Effective Time), minus

        (d)   the product obtained by multiplying (x) the aggregate number of shares of Liberty Entertainment Common Stock issued on or after March 1, 2009 and prior to the Split-Off Effective Time pursuant to the exercise or settlement of any Liberty Entertainment Stock Option or Liberty Entertainment SAR by (y) 0.90, minus

        (e)   the aggregate number of shares of Splitco Common Stock issued after the Split-Off Effective Time and prior to the Merger Effective Time pursuant to the exercise or settlement of any Splitco Stock Option or Splitco SAR.

Each of the foregoing calculations shall be subject to the adjustment provision set forth in Section 2.1(d).

        "Splitco Restricted Share" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco RSN Network" means each of the regional sports programming cable networks operated by the RSN Subsidiaries.

        "Splitco SAR" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco Stock Option" has the meaning given to such term in Section 2.4 of the Liberty Disclosure Schedule.

        "Splitco Stock Plans" means the Splitco 2009 Incentive Plan, the Splitco Director Plan and the Splitco Transitional Plan.

        "Splitco Transitional Plan" means the Liberty Entertainment, Inc. Transitional Stock Adjustment Plan, in the form of Exhibit L hereto.

        "Split-Off Effective Time" means the time on the Redemption Date at which the Split-Off is completed.

        "Subsequent Option Grant" means each grant, if any, of options to purchase shares of Series A Liberty Entertainment Common Stock made to Mr. Bennett beginning on November 1, 2009 pursuant to the Letter Agreement.

        "Subsidiary" when used with respect to any Person, means (i)(A) a corporation of which a majority in voting power of its share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar Encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar Encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of more than 50% of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of DIRECTV and its Subsidiaries shall be deemed to be Subsidiaries of any of Liberty, Splitco or Holdings or any of their respective Subsidiaries, and (ii) none of Liberty or Splitco or any of their respective Subsidiaries shall be deemed to be Subsidiaries of DIRECTV or any of its Subsidiaries, in each case, for any periods prior to the Merger Effective Time. In addition, for purposes of this Agreement, (i) neither IAC/InteractiveCorp nor Expedia, Inc., nor any of their respective Subsidiaries, will be treated as Subsidiaries of Liberty, Splitco or Holdings for any purpose, and (ii) GSN and its Subsidiaries shall be deemed to be Subsidiaries of Splitco for all purposes.

        "Tax" or "Taxes" means any and all taxes, charges, fees, levies, customs, duties, tariffs, or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, charges, fees, levies, customs, duties, tariffs or other assessments imposed by the IRS or any Taxing Authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest thereon, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, customs, duties, tariffs, or other assessments.

        "Taxing Authority" means any Governmental Authority imposing or responsible for the collection or administration of any Taxes.

        "Tax Returns" means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax Return, claim for refund or declaration of estimated Tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

        "Tax Sharing Agreement" means the Tax Sharing Agreement by and between Liberty and Splitco, in the form attached as Exhibit M hereto.

        "Transaction Agreements" means, collectively, this Agreement, the Reorganization Agreement, the Tax Sharing Agreement, the Liberty Revolving Credit Facility, the DIRECTV Credit Facility, the Services Agreement, the Malone Agreement and the Liberty Agreement, including all exhibits or annexes attached hereto or thereto.

        "Transactions" means, collectively, the transactions contemplated by the Transaction Agreements, including the Mergers, the Restructuring and the Split-Off.

        "Walk-Away Date" means twelve months from the date hereof.

        "WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended, and any similar state or local Law of any jurisdiction in the United States of America.

        The following terms are defined on the page of this Agreement set forth after such term below:

Agreement	A-1
Alternative Board	A-4
Antitrust Laws	A-50
Assigned Obligations	A-62
Assigned Rights	A-62
Audited Financial Statements	A-19
Bank of America	A-61
Bankruptcy and Equity Exception	A-12
Certificates	A-7
Class Approval	A-13
Closing	A-2
Closing Date	A-2
COBRA	A-59
Code	A-2
Confidentiality Agreement	A-54
Controlled Group Liability	A-22
Current Board	A-4
Delaware Chancery Court	A-72
DGCL	A-2
DIRECTV	A-1
DIRECTV Acquisition Agreement	A-53
DIRECTV Adverse Recommendation Change	A-49
DIRECTV Adverse Recommendation Notice	A-49
DIRECTV Affiliated Group	A-35
DIRECTV Board Recommendation	A-38
DIRECTV Bylaws	A-3
DIRECTV Certificate of Merger	A-3
DIRECTV Certificates	A-7
DIRECTV Charter	A-3
DIRECTV Charter Documents	A-29
DIRECTV Class B Common Stock	A-30
DIRECTV Combined Group	A-35
DIRECTV Common Stock	A-4
DIRECTV Credit Facility	A-65
DIRECTV Disclosure Schedule	A-29
DIRECTV Effective Time	A-3
DIRECTV Engagement Letter	A-34
DIRECTV Equity Awards	A-10
DIRECTV Excess Stock	A-30
DIRECTV Exchange Ratio	A-5
DIRECTV Fairness Opinion	A-35
DIRECTV FCC Approvals	A-32
DIRECTV Material Adverse Effect	A-29
DIRECTV Merger	A-2
DIRECTV Merger Consideration	A-5
DIRECTV Preferred Stock	A-30
DIRECTV Proxy Statement	A-31
DIRECTV Representatives	A-48
DIRECTV SEC Documents	A-33

DIRECTV Stockholder Approval	A-32
DIRECTV Stockholders Meeting	A-38
DIRECTV Subsidiary Documents	A-29
DIRECTV Superior Proposal	A-50
DIRECTV Surviving Corporation	A-2
DIRECTV Takeover Proposal	A-49
Dr. Malone	A-1
ERISA Affiliate	A-22
Exchange Act	A-13
Exchange Agent	A-7
Exchange Agreement	A-7
Exchange Fund	A-7
Expense Reimbursement	A-70
Extended Walk-Away Date	A-68
FCC Submission	A-51
Greenlady Debt	A-61
Greenlady Debt Restructuring	A-61
Greenlady II	A-61
Greenlady II DIRECTV Shares	A-15
GSN	A-65
Holdings	A-1
Holdings Equity Awards	A-10
Holdings Form S-4	A-14
Holdings Incentive Plans	A-10
Indemnification Agreement	A-52
Indemnitee	A-55
Indemnitor	A-55
IRS	A-13
IRS Ruling	A-53
IRS Ruling Submission	A-57
Joinder Agreement	A-63
Liberty	A-1
Liberty Adverse Recommendation Change	A-46
Liberty Adverse Recommendation Notice	A-46
Liberty Agreement	A-2
Liberty and Splitco Representatives	A-45
Liberty Board Recommendation	A-38
Liberty Charter Documents	A-11
Liberty Disclosure Schedule	A-11
Liberty Engagement Letters	A-14
Liberty Entertainment	A-1
Liberty Entertainment Interest	A-36
Liberty Fairness Opinion	A-16
Liberty FCC Approvals	A-13
Liberty FCC Issue	A-51
Liberty Owned DIRECTV Shares	A-15
Liberty Preferred Stock	A-11
Liberty Proxy Statement	A-13
Liberty Releasees	A-53
Liberty Revolving Credit Facility	A-61
Liberty SEC Documents	A-14

Liberty Stockholder Approval	A-13
Liberty Stockholders Meeting	A-38
Liberty/Splitco Releasees	A-52
Malone Agreement	A-2
Malone Certificate	A-65
Malone Contribution	A-1
Malone Splitco Shares	A-1
May 2008 Letter	A-53
Merger Consideration	A-5
Merger Effective Time	A-3
Merger Sub One	A-1
Merger Sub One Common Stock	A-5
Merger Sub Two	A-1
Mergers	A-2
Minority Approval	A-13
NASDAQ	A-13
News	A-15
News Exchange	A-66
No-Action Letter	A-58
Permits	A-20
Permitted Payments	A-61
Pre-Closing Period	A-43
Pre-Split-Off Greenlady Debt Repayments	A-61
Pre-Split-Off Period	A-62
Reorganization Agreement	A-1
Requisite FCC Approvals	A-32
Requisite Regulatory Approvals	A-63
Restraints	A-64
Retained Rights	A-62
SEC	A-10
Seller Disability Plans	A-59
Separate Legal Defenses	A-55
Share Exchange Agreement	A-15
Sole Stockholder Approvals	A-60
Splitco	A-1
Splitco Acquisition Agreement	A-46
Splitco Adjusted Equity Awards	A-10
Splitco Approved Expenses	A-44
Splitco Balance Sheet Date	A-19
Splitco Bylaws	A-3
Splitco Certificate of Merger	A-3
Splitco Certificates	A-7
Splitco Charter	A-3
Splitco Charter Documents	A-16
Splitco Collective Bargaining Agreement	A-24
Splitco Employee Benefit Plans	A-22
Splitco Employment Agreements	A-22
Splitco FCC Approvals	A-19
Splitco Form S-4	A-14
Splitco Interest	A-36
Splitco Leased Real Property	A-27

Splitco Licensed Intellectual Property	A-27
Splitco Material Adverse Effect	A-11
Splitco Material Contract	A-27
Splitco Merger	A-2
Splitco Merger Consideration	A-5
Splitco Owned Intellectual Property	A-27
Splitco Permits	A-20
Splitco Public Charter Documents	A-56
Splitco Real Property Leases	A-27
Splitco Stockholder Approval	A-19
Splitco Subsidiary Documents	A-17
Splitco Superior Proposal	A-47
Splitco Surviving Corporation	A-2
Splitco Takeover Proposal	A-47
Split-Off	A-1
Termination Fee	A-70
Termination Notice	A-69
Third-Party Claim	A-55
Transferred Employee Benefit Plans	A-22
Transferred Employees	A-58
        SECTION 10.11 Interpretation.

        (a)   When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LIBERTY MEDIA CORPORATION

By:	/s/ CHARLES Y. TANABE
Name:	Charles Y. Tanabe
Title:	Executive Vice President

LIBERTY ENTERTAINMENT, INC.

By:	/s/ CHARLES Y. TANABE
Name:	Charles Y. Tanabe
Title:	Executive Vice President

DIRECTV

By:	/s/ LARRY D. HUNTER
Name:	Larry D. Hunter
Title:	Executive Vice President

DTVG ONE, INC.

By:	/s/ LARRY D. HUNTER
Name:	Larry D. Hunter
Title:	Executive Vice President

DTVG TWO, INC.

By:	/s/ LARRY D. HUNTER
Name:	Larry D. Hunter
Title:	Executive Vice President

THE DIRECTV GROUP, INC.

By:	/s/ LARRY D. HUNTER
Name:	Larry D. Hunter
Title:	Executive Vice President

[signature page to merger agreement]

Annex A-1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of July 29, 2009, is made by and among LIBERTY MEDIA CORPORATION, a Delaware corporation ("Liberty"), LIBERTY ENTERTAINMENT, INC., a Delaware corporation and an indirect, wholly-owned Subsidiary of Liberty ("Splitco"), THE DIRECTV GROUP, INC., a Delaware corporation ("DIRECTV"), DIRECTV, a Delaware corporation and a direct, wholly-owned Subsidiary of DIRECTV ("Holdings"), DTVG ONE, INC., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub One"), and DTVG TWO, INC., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub Two").

RECITALS

        A.    Liberty, Splitco, DIRECTV, Holdings, Merger Sub One and Merger Sub Two entered into that certain Agreement and Plan of Merger, dated as of May 3, 2009 (the "Merger Agreement").

        B.    Liberty, Splitco, DIRECTV, Holdings, Merger Sub One and Merger Sub Two now intend to amend certain provisions of the Merger Agreement as set forth herein.

        C.    Section 10.1 of the Merger Agreement requires that prior to the Merger Effective Time, the Merger Agreement may be amended by written agreement of each of the parties, by action taken by their respective Boards of Directors.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Liberty, Splitco, DIRECTV, Holdings, Merger Sub One and Merger Sub Two hereby agrees as follows:

        SECTION 1.    Defined Terms.     Terms defined in the Merger Agreement are used in this Amendment with the same meaning, unless otherwise indicated.

        SECTION 2.    Amendments to Merger Agreement.     The Merger Agreement is hereby amended as follows:

        2.1   Exhibit A-1 to the Merger Agreement is hereby amended and restated in its entirety to read as provided in Exhibit A-1 hereof.

        2.2   Exhibit A-2 to the Merger Agreement is hereby amended and restated in its entirety to read as provided in Exhibit A-2 hereof.

        2.3   Exhibit A-3 to the Merger Agreement is hereby amended and restated in its entirety to read as provided in Exhibit A-3 hereof.

        2.4   Section 1.6(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "The directors of Holdings from and after the time immediately prior to the Malone Contribution shall be comprised of (i) John C. Malone, Gregory B. Maffei and Paul A. Gould, or (x) if any of those individuals do not serve on the Board of Directors of Splitco immediately prior to the Malone Contribution or (y) if none of those individuals qualifies as an independent director of Holdings for Nasdaq purposes, replacement individuals designated by the Board of Directors of Splitco who are reasonably acceptable to Holdings (such three persons to serve as directors of Holdings, the "Splitco Designees"), (ii) seven individuals that serve on the Board of Directors of DIRECTV immediately prior to the Malone Contribution, as designated by the Board of Directors of DIRECTV, and (iii) to the extent appointed by the Board of Directors of DIRECTV prior to the Malone Contribution, the Additional Director. Each such director of Holdings will hold office

A-1-1

  in accordance with the certificate of incorporation and bylaws of Holdings until such director's successor is duly elected and qualified, or until such person's earlier death, resignation or removal. In connection with the classification of the Board of Directors of Holdings required pursuant to the certificate of incorporation of Holdings, such directors shall be apportioned among the classes of directors in accordance with the certificate of incorporation of Holdings; provided, that, the three Splitco Designees shall be placed in separate classes and the assignment to different classes of the Splitco Designees will be in accordance with a resolution of the Board of Directors of Splitco to be delivered to Holdings prior to the Merger Effective Time. The officers of DIRECTV immediately prior to the DIRECTV Effective Time shall be, from and after the DIRECTV Effective Time, the officers of Holdings."

        2.5   Section 1.6 of the Merger Agreement is hereby amended to add a new subsection 1.6(e) thereto:

          "(e) Immediately prior to the Malone Contribution, the Board of Directors of Holdings shall appoint the initial members of each of the Nominating and Corporate Governance Committee and the Compensation Committee of the Board of Directors of Holdings, in accordance with Article III, Sections 4 and 5 of the bylaws of Holdings, which are set forth in Exhibit A-2 to the Merger Agreement (the "Holdings Bylaws")."

        2.6   Section 5.3(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "The affirmative vote (in person or by proxy) of the holders of record of a majority of the shares of DIRECTV Common Stock outstanding on the record date for the DIRECTV Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of DIRECTV which is legally required to adopt this Agreement; provided, however, that in addition to the foregoing, DIRECTV shall require the affirmative vote (in person or by proxy), voting together as a separate class at the DIRECTV Stockholders Meeting or any adjournment or postponement thereof, of the holders of record of a majority of the shares of DIRECTV Common Stock outstanding on the record date for the DIRECTV Stockholders Meeting, excluding (i) the holders of the Liberty DIRECTV Shares and (ii) any shares of DIRECTV Common Stock that are Beneficially Owned by a director or officer of Liberty, Dr. Malone or any Affiliate of Dr. Malone, to adopt this Agreement and approve the Malone Agreement (collectively, the "DIRECTV Stockholder Approval")."

        2.7   Section 6.1(d) of the Merger Agreement is hereby amended by replacing the last sentence of such section with the following:

          "In addition, Liberty, Splitco, Holdings and DIRECTV shall discuss the possibility of including, and, if practicable, shall include, the Liberty Proxy Statement as a prospectus in the Holdings Form S-4."

        2.8   Section 6.1(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "DIRECTV shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a special meeting of its stockholders (the "DIRECTV Stockholders Meeting") for the purpose of obtaining the DIRECTV Stockholder Approval. Subject to Section 6.5(c) hereof, DIRECTV through its Board of Directors shall recommend to its stockholders the adoption of this Agreement and the approval of the Malone Agreement (the "DIRECTV Board Recommendation"). Without limiting the generality of the foregoing (but subject to DIRECTV's rights pursuant to Section 6.5), DIRECTV's obligations pursuant to the first sentence of this Section 6.1(e) shall not be affected by (A) the commencement, public proposal,

A-1-2

  public disclosure or communication to DIRECTV of any DIRECTV Takeover Proposal or (B) the withdrawal or modification of (x) the DIRECTV Board Recommendation, (y) such Board of Directors' approval of, or the DIRECTV Special Committee's recommendation that such Board of Directors approve, the DIRECTV Merger and the Malone Contribution or (z) the DIRECTV Fairness Opinion. The DIRECTV Proxy Statement shall include (subject to Section 6.5(c) hereof) the DIRECTV Board Recommendation."

        2.9   Section 6.1(f) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "Liberty shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a special meeting of the holders of Liberty Entertainment Common Stock (the "Liberty Stockholders Meeting") for the purpose of obtaining the Liberty Stockholder Approval. Subject to Section 6.4(c) hereof, Liberty through its Board of Directors shall recommend (the "Liberty Board Recommendation") that the holders of Liberty Entertainment Common Stock (i) approve the Split-Off pursuant to the Class Approval and (ii) approve (A) the Split-Off and the transactions contemplated thereby (including the transactions contemplated by the Reorganization Agreement), (B) the Malone Agreement and the transactions contemplated thereby (including the Malone Contribution), and (C) this Agreement and the transactions contemplated hereby (including the Splitco Merger) pursuant to the Minority Approval. Without limiting the generality of the foregoing (but subject to Liberty's rights pursuant to Section 6.4), Liberty's obligations pursuant to the first sentence of this Section 6.1(f) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to Liberty of any Splitco Takeover Proposal or (B) the withdrawal or modification of (x) the Liberty Board Recommendation, (y) such Board of Directors' approval of the Transaction Agreements or the Transactions or (z) the Liberty Fairness Opinion. The Liberty Proxy Statement shall include (subject to Section 6.4(c) hereof) the Liberty Board Recommendation."

        2.10 Section 9.1(d)(iv) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

        "(iv)  at any time after the second Business Day following the date on which Liberty provides written notice to DIRECTV that Liberty has received a private letter ruling from the IRS substantially to the effect that the Contribution and the Split-Off will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code (together with a copy of such ruling), unless prior to such time DIRECTV has delivered to Liberty (x) written notice that the ruling(s) as to the matters addressed in Section 7.2(i)(i) of the Liberty Disclosure Schedule are reasonably acceptable to DIRECTV, (y) a written waiver of the condition to Closing set forth in Section 7.2(i)(i)(B), or (z) an officer's certificate in the form of Exhibit N."

        2.11 Section 10.10 of the Merger Agreement is hereby amended to add the following defined terms:

          "Additional Director" means the individual appointed by the Board of Directors of DIRECTV to fill the vacancy on such board existing as of May 3, 2009, provided that (x) such individual qualifies as an independent director for NASDAQ purposes and (y) if such individual is appointed prior to the Merger Effective Time, such person is appointed in accordance with the second sentence of Section 4 of Article II of the DIRECTV By-laws.

        SECTION 3.    Certain Matters Related to Corporate Governance of DIRECTV and Holdings

        3.1   Mr. Mark D. Carleton, an officer of Liberty who was appointed to the DIRECTV Board of Directors in accordance with the letter agreement, dated as of December 21, 2006, between Liberty and DIRECTV, has resigned as a member of the Board of Directors of DIRECTV, such resignation to be effective upon the appointment to the DIRECTV Board of Directors of the Successor Director (as

A-1-3

defined below). In connection with his or her appointment to the DIRECTV Board of Directors, the Successor Director will, upon appointment to the DIRECTV Board, also be appointed to both the Nominating and Corporate Governance Committee and the Compensation Committee of the DIRECTV Board. The term "Successor Director" means (i) Mr. Paul Gould, in the event Mr. Gould qualifies as an independent director under NASDAQ rules and is duly appointed by the DIRECTV Board to fill the vacancy to be created by Mr. Carleton's resignation or (ii) in the event Mr. Gould is not so appointed, an individual appointed by the DIRECTV Board who qualifies as an independent director under NASDAQ rules and whose appointment has been approved by both DIRECTV and Splitco.

        3.2   Attached as Exhibit A-4 hereto is a true, correct and complete copy of the Certificate of Amendment of the By-laws of DIRECTV, which has been duly approved and adopted by the DIRECTV Board on or prior to the date hereof and is in full force and effect as of the date hereof.

        SECTION 4.    Amendments to Reorganization Agreement.     The Reorganization Agreement is hereby amended as follows:

        4.1   Schedule 1.1 to the Reorganization Agreement is hereby amended and restated in its entirety to read as provided in Schedule 4.1 attached hereto.

        4.2   Schedule 3.3 to the Reorganization Agreement is hereby amended and restated in its entirety to read as provided in Schedule 4.2 attached hereto.

        SECTION 5.    Transaction Agreement.     The parties agree that for all purposes of the Merger Agreement, this Amendment will be deemed to be a Transaction Agreement.

        SECTION 6.    Effect on Merger Agreement.     Other than as specifically set forth herein, all other terms and provisions of the Merger Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

        SECTION 7.    Severability.     If any term or other provision of this Amendment is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Amendment shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 8.    Captions.     The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.

        SECTION 9.    Counterparts.     This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 10.    Successors and Assigns.     This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns as provided in the Merger Agreement.

        SECTION 11.    Governing Law; Jurisdiction; Waiver of Jury Trial.

        (a)   THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection

A-1-4

with, this Amendment will be brought exclusively in the Court of Chancery of the State of Delaware (the "Delaware Chancery Court"), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.8 of the Merger Agreement shall be deemed effective service of process on such party.

        (b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AMENDMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(b).

[remainder of page intentionally left blank]

A-1-5

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

LIBERTY MEDIA CORPORATION
By:	/s/ CHARLES Y. TANABE
Name: Charles Y. Tanabe
Title: Executive Vice President
LIBERTY ENTERTAINMENT, INC.
By:	/s/ CHARLES Y. TANABE
Name: Charles Y. Tanabe
Title: Executive Vice President
DIRECTV
By:	/s/ LARRY D. HUNTER
Name: Larry D. Hunter
Title: President and Chief Executive Officer
DTVG ONE, INC.
By:	/s/ LARRY D. HUNTER
Name: Larry D. Hunter
Title: President and Chief Executive Officer
DTVG TWO, INC.
By:	/s/ LARRY D. HUNTER
Name: Larry D. Hunter
Title: President and Chief Executive Officer
THE DIRECTV GROUP, INC.
By:	/s/ LARRY D. HUNTER
Name: Larry D. Hunter
Title: Chief Executive Officer

Annex A-2

EXECUTION COPY

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of October 2, 2009, is made by and among LIBERTY MEDIA CORPORATION, a Delaware corporation ("Liberty"), LIBERTY ENTERTAINMENT, INC., a Delaware corporation and an indirect, wholly-owned Subsidiary of Liberty ("Splitco"), THE DIRECTV GROUP, INC., a Delaware corporation ("DIRECTV"), DIRECTV, a Delaware corporation and a direct, wholly-owned Subsidiary of DIRECTV ("Holdings"), DTVG ONE, INC., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub One"), and DTVG TWO, INC., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub Two").

RECITALS

        Liberty, Splitco, DIRECTV, Holdings, Merger Sub One and Merger Sub Two entered into that certain Agreement and Plan of Merger, dated as of May 3, 2009 and that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 29, 2009 (collectively, the "Merger Agreement").

        Liberty, Splitco, DIRECTV, Holdings, Merger Sub One and Merger Sub Two now intend to amend certain provisions of the Merger Agreement as set forth herein.

        Section 10.1 of the Merger Agreement requires that prior to the Merger Effective Time, the Merger Agreement may be amended by written agreement of each of the parties, by action taken by their respective Boards of Directors.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Liberty, Splitco, DIRECTV, Holdings, Merger Sub One and Merger Sub Two hereby agrees as follows:

        SECTION 1. Defined Terms.    Terms defined in the Merger Agreement are used in this Amendment with the same meaning, unless otherwise indicated.

        SECTION 2. Amendments to Merger Agreement.    The Merger Agreement is hereby amended as follows:

        2.1   Exhibit A-1 to the Merger Agreement is hereby amended and restated in its entirety to read as provided in Exhibit A-1 hereof.

        2.2   Exhibit A-2 to the Merger Agreement is hereby amended and restated in its entirety to read as provided in Exhibit A-2 hereof.

        2.3   Section 1.6(d) of the DIRECTV Disclosure Schedule is hereby amended and restated in its entirety to read as provided in Schedule 2.3 hereof.

        2.4   Section 2.4 of the Liberty Disclosure Schedule is hereby amended and restated in its entirety to read as provided in Schedule 2.4 hereof.

        2.5   Section 6.11(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "Liberty and Splitco agree not to consummate the Split-Off until the first to occur of (i) all of the conditions precedent set forth in Article VII of this Agreement, other than those conditions precedent set forth in Sections 7.1(b) and 7.2(j) and those conditions precedent that by their

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  nature are to be satisfied at Closing, shall have been satisfied or, to the extent permitted under the terms hereof, waived and the parties hereto shall have confirmed that the Closing will occur subject only to the satisfaction of those conditions precedent set forth in Sections 7.1(b) and 7.2(j) and those conditions precedent that by their nature are to be satisfied at Closing and (ii) the termination of this Agreement."

        2.6   Section 7.1(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "The DIRECTV Stockholder Approval shall have been obtained in accordance with applicable Law and the DIRECTV Charter Documents; provided, that this condition precedent may not be waived by DIRECTV;"

        2.7   Section 9.1(b)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "if the Transactions shall not have been consummated on or before the Walk-Away Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of either of the Mergers to occur on or before the Walk-Away Date and such action or failure to act constitutes a breach of this Agreement or any of the other Transaction Agreements;"

        2.8   The defined term "Walk-Away Date" in Section 10.10 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          ""Walk-Away Date" means December 29, 2009."

        SECTION 3. Amendments to Reorganization Agreement.    The Reorganization Agreement is hereby amended as follows:

        3.1   Section 3.2(d) of the Reorganization Agreement is hereby amended and restated in its entirety to read as follows:

          "(i)    the Registration Statement on Form S-4 (the "Registration Statement") of LEI relating to the distribution of shares of LEI Stock in the Redemption shall be effective under the Securities Act and (ii) the registration of the LEI Stock under Section 12(b) of the Exchange Act shall be effective;"

        3.2   Section 3.2 of the Reorganization Agreement is hereby amended to add a new subsection 3.2(h) thereto:

          "either (i) all of the conditions precedent set forth in Article VII of the Merger Agreement, other than those conditions precedent set forth in Sections 7.1(b) and 7.2(j) of the Merger Agreement and those conditions precedent that by their nature are to be satisfied at Closing (as defined in the Merger Agreement), shall have been satisfied or, to the extent permitted under the terms thereof, waived and the parties thereto shall have confirmed that the Closing (as defined in the Merger Agreement) will occur subject only to the satisfaction of those conditions precedent set forth in Sections 7.1(b) and 7.2(j) of the Merger Agreement and those conditions that by their nature are to be satisfied at Closing (as defined in the Merger Agreement) or (ii) the Merger Agreement shall have been terminated in accordance with Article IX of the Merger Agreement;"

        3.3   Section 3.2 of the Reorganization Agreement is hereby amended to add a new paragraph after Section 3.2(h) thereto:

          "Notwithstanding anything to the contrary contained herein, the conditions set forth in Sections 3.2(d)(ii) and 3.2(e) shall only apply in the event of the termination of the Merger Agreement."

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        3.4   Schedule 3.3 to the Reorganization Agreement is hereby amended and restated in its entirety to read as provided in Schedule 3.2 attached hereto.

        3.5   Exhibit A to the Reorganization Agreement is hereby amended and restated in its entirety to read as provided in Exhibit I hereto.

        3.6   A true, correct and complete copy of the Reorganization Agreement incorporating the above-referenced changes is attached hereto as Exhibit B.

        SECTION 4. Amendments to Services Agreement.    The Services Agreement is hereby amended as follows:

        4.1   Section 1.2 of the Services Agreement is hereby amended to add a new subsection after Section 1.2(b) thereto:

          "(c)    The Services will also include, until December 31, 2009, for employees of the RSN Subsidiaries, as defined in the Merger Agreement (the "Covered Employees"), the continued coverage under or enrollment in, each of Liberty Media LLC's employee welfare benefit plans listed on Schedule 1.2(c) hereof (the "Covered Plans") to the same extent as similarly situated United States employees of Liberty Media LLC. In addition, the Provider will provide, or cause to be provided, all employee benefit administration for the Covered Plans and also will provide administration services limited to determinations of eligibility for (but shall not pay for any coverage under) the Liberty Sports Group Short Term Disability Plan through December 31, 2009."

        4.2   Section 2.2 of the Services Agreement is hereby amended and restated in its entirety to read as follows:

          "In addition to the Allocated Employee Expenses payable pursuant to Section 2.1, the Corporation also will reimburse the Provider for all reasonable, direct out-of-pocket costs (with no markup) incurred by the Provider, hereof, unless such costs are paid directly by the Corporation, for postage and out-of-town courier service charges, for any applicable software license fees attributable to desktop or laptop computers utilized by employees of the Corporation, and for expenses incurred by the Provider Employees related to Services performed on behalf of the Corporation, and including travel and meals and entertainment related to such Services, and for any other miscellaneous expenses that may be incurred by the Provider on behalf of the Corporation. Notwithstanding the preceding provisions of this Section 2.2, for the Services provided by the Provider under Section 1.2(c), the Corporation will pay the Provider an amount equal to $948.34 per month (pro rated for any period of less than one month on a daily basis based on the actual number of days in such month) for each Covered Employee, determined as of the first day of each calendar month, for each month or partial month from the Effective Date through December 31, 2009."

        4.3   Article II of the Services Agreement is hereby amended to add a new section after Section 2.3 thereto:

          "Section 2.4.    Survival    The terms and conditions of this Article II will survive the expiration or termination of this Agreement."

        4.4   Section 3.3 of the Services Agreement is hereby amended by deleting the portion of the first sentence before the colon thereof and replacing it in its entirety to read as follows:

          "This Agreement will terminate automatically upon consummation of the Mergers; provided, however, that if the Mergers are consummated prior to December 31, 2009 this Agreement will continue in full force and effect solely with respect to the Services to be provided pursuant to Section 1.2(c) hereof. This Agreement also may be terminated in the following events:"

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        4.5   A true, correct and complete copy of the Services Agreement incorporating the above-referenced changes is attached hereto as Exhibit I.

        SECTION 5. Transaction Agreement.    The parties agree that for all purposes of the Merger Agreement, this Amendment will be deemed to be a Transaction Agreement.

        SECTION 6. Effect on Merger Agreement.    Other than as specifically set forth herein, all other terms and provisions of the Merger Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

        SECTION 7. Severability.    If any term or other provision of this Amendment is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Amendment shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 8. Captions.    The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.

        SECTION 9. Counterparts.    This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 10. Successors and Assigns.    This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns as provided in the Merger Agreement.

        SECTION 11. Governing Law; Jurisdiction; Waiver of Jury Trial.

        (a)   THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment will be brought exclusively in the Court of Chancery of the State of Delaware (the "Delaware Chancery Court"), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.8 of the Merger Agreement shall be deemed effective service of process on such party.

        (b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY

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JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AMENDMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(b).

[remainder of page intentionally left blank]

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

LIBERTY MEDIA CORPORATION
By:	/s/ CHARLES Y. TANABE Name: Charles Y. Tanabe Title: Executive Vice President
LIBERTY ENTERTAINMENT, INC.
By:	/s/ CHARLES Y. TANABE Name: Charles Y. Tanabe Title: Executive Vice President
DIRECTV
By:	/s/ LARRY D. HUNTER Name: Larry D. Hunter Title: Chief Executive Officer
DTVG ONE, INC.
By:	/s/ LARRY D. HUNTER Name: Larry D. Hunter Title: Chief Executive Officer
DTVG TWO, INC.
By:	/s/ LARRY D. HUNTER Name: Larry D. Hunter Title: Chief Executive Officer
THE DIRECTV GROUP, INC.
By:	/s/ LARRY D. HUNTER Name: Larry D. Hunter Title: Chief Executive Officer

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

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Annex B

Voting and Right of First Refusal Agreement

B-i

VOTING AND RIGHT OF FIRST REFUSAL AGREEMENT

May 3, 2009

        This Voting and Right of First Refusal Agreement, dated as of May 3, 2009 (this "Agreement"), is by and among Liberty Entertainment, Inc., a Delaware corporation ("Splitco"), The DIRECTV Group, Inc., a Delaware corporation ("DIRECTV"), DIRECTV, a Delaware corporation formed as a direct, wholly-owned Subsidiary of DIRECTV ("Holdings"), Dr. John C. Malone ("Dr. Malone"), Mrs. Leslie Malone, The Tracy L. Neal Trust A (the "Tracy Trust") and The Evan D. Malone Trust A (the "Evan Trust," and together with Dr. Malone, Mrs. Malone and the Tracy Trust, collectively, the "Malones" and each a "Malone").

        For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger, dated as of May 3, 2009 (the "Merger Agreement"), by and among Liberty Media Corporation, a Delaware corporation ("Liberty"), Splitco, DIRECTV, Holdings, DTVG One, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub One"), and DTVG Two, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub Two").

        WHEREAS, subject to the receipt of the Liberty Stockholder Approval and the satisfaction or, where applicable, waiver of certain other conditions, Liberty will (i) pursuant to the Reorganization Agreement, complete the Restructuring (as defined in the Reorganization Agreement) and (ii) redeem, in accordance with the terms of the Reorganization Agreement, 90% of the outstanding shares of Liberty Entertainment Common Stock in exchange for all of the outstanding common stock of Splitco (the "Split-Off");

        WHEREAS, as of March 31, 2009, Dr. Malone (in his individual capacity and in a Representative Capacity with respect to the Malone Family Charitable Reminder Uni Trust) (i) Beneficially Owns 2,722,127 shares of Liberty Entertainment Series A Common Stock and 20,757,120 shares of Liberty Entertainment Series B Common Stock (collectively, the "Dr. Malone Liberty Shares"), (ii) upon completion of the Split-Off, is expected to Beneficially Own 2,449,914 shares of Splitco Series A Common Stock and 18,681,408 shares of Splitco Series B Common Stock (collectively, the "Dr. Malone Splitco Shares"), and (iii) upon completion of the Splitco Merger, is expected to Beneficially Own 2,722,123 shares of Holdings Class A Common Stock ("Dr. Malone Holdings Class A Shares,") and upon completion of the Exchange is expected to Beneficially Own 20,757,099 shares of Holdings Class B Common Stock (the "Dr. Malone Holdings Class B Shares," collectively with the Dr. Malone Holdings Class A Shares, the "Dr. Malone Holdings Shares");

        WHEREAS, as of March 31, 2009, Mrs. Malone (i) Beneficially Owns 301,008 shares of Liberty Entertainment Series A Common Stock and 681,884 shares of Liberty Entertainment Series B Common Stock (the "Mrs. Malone Liberty Shares"), (ii) upon completion of the Split-Off, is expected to Beneficially Own 270,907 shares of Splitco Series A Common Stock and 613,695 shares of Splitco Series B Common Stock (collectively, the "Mrs. Malone Splitco Shares") and (iii) upon completion of the Splitco Merger, is expected to Beneficially Own 301,007 shares of Holdings Class A Common Stock ("Mrs. Malone Holdings Class A Shares") and upon completion of the Exchange is expected to Beneficially Own 681,882 shares of Holdings Class B Common Stock (the "Mrs. Malone Holdings Class B Shares," collectively with the Mrs. Malone Holdings Class A Shares, the "Mrs. Malone Holdings Shares");

        WHEREAS, as of March 31, 2009, the Tracy Trust (i) Beneficially Owns 22,800 shares of Liberty Entertainment Series A Common Stock and 155,292 shares of Liberty Entertainment Series B Common Stock (collectively, the "Tracy Trust Liberty Shares"), (ii) upon completion of the Split-Off, is expected to Beneficially Own 20,520 shares of Splitco Series A Common Stock and 139,762 shares of Splitco Series B Common Stock (collectively, the "Tracy Trust Splitco Shares"), and (iii) upon completion of the

Splitco Merger, is expected to Beneficially Own 22,799 shares of Holdings Class A Common Stock (the "Tracy Trust Holdings Class A Shares") and upon completion of the Exchange is expected to Beneficially Own 155,290 shares of Holdings Class B Common Stock (the "Tracy Trust Holdings Class B Shares," together with the Tracy Trust Holdings Class A Shares, collectively, the "Tracy Trust Holdings Shares");

        WHEREAS, as of March 31, 2009, the Evan Trust (i) Beneficially Owns 80,000 shares of Liberty Entertainment Series A Common Stock and 211,864 shares of Liberty Entertainment Series B Common Stock (collectively, the "Evan Trust Liberty Shares" and, together with the Dr. Malone Liberty Shares, the Mrs. Malone Liberty Shares and the Tracy Trust Liberty Shares, collectively, the "Malone Liberty Shares"), (ii) upon completion of the Split-Off, is expected to Beneficially Own 72,000 shares of Splitco Series A Common Stock and 190,677 shares of Splitco Series B Common Stock (collectively, the "Evan Trust Splitco Shares" and, together with the Dr. Malone Splitco Shares, the Mrs. Malone Splitco Shares and the Tracy Trust Splitco Shares, collectively, the "Malone Splitco Shares"), and (iii) upon completion of the Splitco Merger, is expected to Beneficially Own 79,999 shares of Holdings Class A Common Stock (the "Evan Trust Holdings Class A Shares" and, together with the Dr. Malone Holdings Class A Shares, the Mrs. Malone Holdings Class A Shares and the Tracy Trust Holdings Class A Shares, collectively, the "Malone Holdings Class A Shares") and upon completion of the Exchange is expected to Beneficially Own 211,863 shares of Holdings Class B Common Stock ("Evan Trust Holdings Class B Shares," together with the Dr. Malone Holdings Class B Shares, the Mrs. Malone Holdings Class B Shares and the Tracy Trust Holdings Class B Shares, collectively, the "Malone Holdings Class B Shares" and, the Evan Trust Holdings Class B Shares, together with the Evan Trust Holdings Class A Shares, the "Evan Trust Holdings Shares");

        WHEREAS, Holdings desires to have the right to acquire, under the circumstances described herein, all of the shares of Holdings Class B Common Stock that are Beneficially Owned by the Malones; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, DIRECTV has required that the Malones enter into this Agreement and, in order to induce DIRECTV to enter into the Merger Agreement, the Malones are entering into this Agreement;

        WHEREAS, the Exchange, the Splitco Merger and the DIRECTV Merger are being undertaken pursuant to a single, integrated plan and for federal income tax purposes it is intended that the exchange of Splitco Common Stock and DIRECTV Common Stock for Holdings Common Stock pursuant to the Mergers and this Agreement, taken together, shall qualify as exchanges described in Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and that the Exchange and the Splitco Merger, taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Code and the rules and regulations promulgated thereunder;

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which are hereby acknowledged, each of the parties hereby agree as follows:

1.
CERTAIN DEFINITIONS.

        As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

        "Acquire" means to purchase or otherwise acquire, or enter into any agreement with respect to the purchase or acquisition of any security, including any Constructive Acquisition that is treated as an acquisition of Beneficial Ownership for federal income tax purposes.

        "Acquisition" means a purchase or other acquisition, or entering into any agreement with respect to the purchase or acquisition of any security, including any Constructive Acquisition that is treated as an acquisition of Beneficial Ownership for federal income tax purposes.

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Person. For this purpose, "Control" (including, with its correlative meanings, "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise, and with respect to a natural Person, such Person's immediate family members and any trust, partnership, limited liability company or similar vehicle established and maintained for the benefit of such Person. For purposes of this Agreement, (i) each Malone shall be deemed an Affiliate of each other Malone, and each of the Malone Children shall be deemed an Affiliate of each Malone, (ii) none of Liberty, Splitco, DIRECTV, Holdings, Liberty Global, Inc. (a Delaware corporation), Ascent Media Corporation (a Delaware corporation), or Discovery Communications, Inc. (a Delaware corporation), shall be considered an Affiliate of any Malone and (iii) none of DIRECTV or any of its Subsidiaries shall be deemed to be an Affiliate of Liberty or (after giving effect to the Restructuring and Split-Off but prior to the Merger Effective Time) Splitco.

        "Basket Shares" means (i) prior to the Split-Off Effective Time, an aggregate of 750,000 shares of Liberty Entertainment Series A Common Stock, (ii) following the Split-Off Effective Time, an aggregate of 675,000 shares of Splitco Series A Common Stock, and (iii) following the Merger Effective Time, an aggregate of 750,000 shares of Holdings Class A Common Stock, in each case Beneficially Owned by Dr. Malone.

        "Beneficial Owner" and "Beneficial Ownership" and words of similar import have the meaning assigned to such terms in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, and a Person's Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rules. For purposes of this Agreement, (i) shares of common stock issuable upon exercise of any Convertible Security will not be deemed Beneficially Owned until such shares are issued and outstanding following the exercise, conversion or exchange of such Convertible Security, including any Malone Award (other than for purposes of Section 4), (ii) no Member will be deemed to have Beneficial Ownership of any Equity Security (x) Beneficially Owned by any other Member or (y) held in any 401(k) or other retirement account, and (iii) except as specified herein, no Member who is a natural person will be deemed to have Beneficial Ownership of any Equity Security owned of record by any trust (x) in which such Member retains a pecuniary interest solely by virtue of such interest, (y) of which such Member acts as a trustee or (z) with respect to which such Member retains any rights as to substitution over the assets of such trust, provided, that in the case of clauses (x), (y) and (z), such trust is or becomes a Member.

        "Board of Directors" means the Board of Directors of Holdings.

        "Call Agreement" means the Call Agreement, dated as of February 9, 1998, between Liberty (as successor to Liberty Media LLC which was the assignee of Tele-Communications, Inc.) and the Malone Group (as defined therein).

        A "Change of Control" shall have occurred with respect to Holdings if:

            (i)  a merger or consolidation occurs between Holdings and any other Person in which the voting power of all voting securities of Holdings outstanding immediately prior thereto represent (either by remaining outstanding or being converted into voting securities of the surviving entity) less than 50% of the voting power of Holdings or the surviving entity outstanding immediately after such merger or consolidation (or if Holdings or the surviving entity after giving effect to such transaction is a subsidiary of the issuer of securities in such transaction, then the voting power of all voting securities of Holdings outstanding immediately prior to such transaction represent (by being converted into voting securities of such issuer) less than 50% of the voting power of the issuer outstanding immediately after such merger or consolidation); or

           (ii)  in any share exchange, extraordinary dividend, acquisition, disposition or recapitalization (or series of related transactions of such nature) (other than a merger or consolidation) the holders of voting securities of Holdings immediately prior thereto continue to Beneficially Own voting securities representing less than 50% of the voting power of Holdings (or any successor entity) immediately thereafter (or if Holdings or the successor entity after giving effect to such transaction is a subsidiary of the issuer of securities in such transaction, then the voting power of all voting securities of Holdings outstanding immediately prior to such transaction represent (by being converted into voting securities of such issuer) less than 50% of the voting power of the issuer outstanding immediately after such transaction).

        "Charitable Transferee" means, with respect to any Member, any private charitable foundation or donor advised fund established by one or more Members that, in either case, (i) is Controlled, directly or indirectly, solely by one or more Members, and (ii) meets the requirements under the Code for such Member(s) or Related Parties of such Members to deduct donations to such foundation or donor advised fund.

        "Close of Business" means 5:00 p.m. local time in Los Angeles, California.

        "Common Stock" means the Holdings Class A Common Stock and the Holdings Class B Common Stock, in each case as it will be constituted immediately following the Merger Effective Time, and any capital stock into which such Holdings Common Stock may thereafter be changed (whether as a result of a recapitalization, reorganization, merger, consolidation, share exchange or other transaction or event).

        "Constructive Acquisition" means entering into or acquiring a derivative contract with respect to a security, entering into or acquiring a futures or forward contract to acquire a security or entering into any other hedging or other derivative transaction that has the effect of assuming the material economic benefits and risks of ownership.

        "Constructive Disposition" means entering into or acquiring an offsetting derivative contract with respect to a security, entering into or acquiring a futures or forward contract to deliver a security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

        "Convertible Securities" means (x) any securities of a Person (other than any class or series of common stock) or any Subsidiary thereof that are convertible into or exercisable or exchangeable for any shares of any class or series of common stock, whether upon conversion, exercise, exchange, pursuant to antidilution provisions of such securities or otherwise, (y) any securities of any other Person that are convertible into or exercisable or exchangeable for, securities of such Person or any other Person, whether upon conversion, exercise, exchange, pursuant to antidilution provisions of such securities or otherwise, and (z) any subscriptions, options, rights, warrants, calls, convertible or exchangeable securities (or any similar securities) or agreements or arrangements of any character to acquire common stock, preferred stock or other capital stock.

        "Current Market Price" of any security on any day means (i) the last reported sale price (or, if no sale is reported, the average of the high and low bid prices) on The Nasdaq Stock Market on such day, or (ii) if the primary trading market for such security is not The Nasdaq Stock Market, then the closing sale price regular way on such day (or, in case no such sale takes place on such day, the reported closing bid price regular way on such day) in each case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such exchange, then on the principal exchange on which such security is traded, or (iii) if the Current Market Price of such security on such day is not available pursuant to one of the methods specified above, then the average of the bid and asked prices for such security on such day as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.

        "Equity Security" means (i) any common stock, preferred stock or other capital stock, (ii) any securities convertible into or exchangeable for common stock, preferred stock or other capital stock or (iii) any subscriptions, options, rights, warrants, calls, convertible or exchangeable securities (or any similar securities) or agreements of any character to acquire common stock, preferred stock or other capital stock.

        "Estate" means, upon the death of Dr. Malone, the estate of Dr. Malone, through its personal representative(s).

        "Exchange Time" means the time following the Split-Off Effective Time and immediately preceding the Merger Effective Time provided that all conditions set forth in Article VII of the Merger Agreement have been satisfied or waived (other than those conditions that by their nature may only be satisfied at the Closing), and the parties to the Merger Agreement are obligated to complete the Closing.

        "Excess Holdings Class B Common Shares" means the number of shares of Holdings Class B Common Stock, which, at any reference time, shall be equal to (i) the Excess Voting Power Percentage at such time, multiplied by (ii) the total number of votes which the holders of all issued and outstanding Holdings Voting Securities as of such date are entitled to vote, divided by (iii) fifteen.

        "Excess Holder" means each Malone and any direct or indirect Permitted Transferee of such Malone to the extent such Person Beneficially Owns any Excess Holdings Class B Common Shares.

        "Excess Voting Power Percentage" (as calculated, from time to time, pursuant to this Agreement) means, on the record date for the determination of stockholders entitled to receive notice of, and to vote at, any meeting of the stockholders of Holdings, or in any other circumstances upon which a vote, consent or other approval (including by written consent) is required, on the date of such vote, consent or approval, the percentage equal to (i) the total number of votes to which the Member Shares held by each Malone (together with any Member Shares held by any direct or indirect Permitted Transferee of such Malone) collectively as of such date entitle such Persons to vote, divided by (ii) the total number of votes which all issued and outstanding Holdings Voting Securities as of such date allow their respective Beneficial Owners to vote, which quotient is then multiplied by (iii) 100, and from such product is subtracted (iv) the Maximum Percentage. In the event that the foregoing calculation yields a negative percentage, then the Excess Voting Power Percentage shall be zero.

        "Exempt Transfer" means, with respect to any Member Shares, any Transfer:

            (i)  pursuant to Section 4.11 of the Holdings Charter;

           (ii)  to another Member;

          (iii)  that is an exchange or conversion of Member Shares that occurs by operation of law in connection with a merger or consolidation of Holdings with or into another corporation or a reclassification or similar event, that has been duly authorized and approved by the required vote of the Board of Directors and the stockholders of Holdings pursuant to its Certificate of Incorporation and Delaware law; provided, however, that any shares of capital stock issued in exchange for or in reclassification of such Member Shares or into which such Member Shares are converted in any such transaction shall continue to be Member Shares for purposes of this Agreement unless (x) such transaction resulted in a Change of Control of Holdings or (y) such shares of capital stock so issued do not entitle the holder thereof to more than one vote per share;

          (iv)  to a Prospective Purchaser in compliance with and subject to subsections (A) through (F), inclusive, of Section 7(b)(i) hereof;

           (v)  that is a gift or assignment for no consideration by such Member (if a natural person) during his life to any one or more of his Related Parties;

          (vi)  that is a transfer to the legal representatives of such Member (if a natural person) upon his death or adjudication of incompetency or by any such legal representatives to any Person to whom the transferor could have transferred such security pursuant to any clause of this definition;

         (vii)  to a Malone Related Party;

        (viii)  that is a Permitted Pledge or Permitted Constructive Disposition;

          (ix)  to Liberty pursuant to the Call Agreement (solely with respect to a Transfer of Malone Liberty Shares); or

           (x)  that results in the transferee receiving Holdings Class A Common Stock pursuant to Section 4.5 of the Holdings Charter;

        provided, however, that no Transfer pursuant to clause (ii), (v), (vi) or (vii) shall be an Exempt Transfer unless each Person to whom any such Transfer is made (unless such Person is already a party and so bound) simultaneously therewith becomes a party to this Agreement and agrees to be bound hereby with respect to such Member Shares to the same extent as such Member.

        "High Vote Stock" means any series of Liberty Entertainment Common Stock (prior to the Split-Off), any series of Splitco Common Stock (prior to the Splitco Merger) or any series or class of Holdings Common Stock, in each case, that has voting rights greater than one vote per share. The High Vote Stock is currently comprised of the Liberty Entertainment Series B Common Stock, the Splitco Series B Common Stock and the Holdings Class B Common Stock.

        "Holder" has the meaning ascribed to such term in the Holdings Charter.

        "Holdings Charter" means the Amended and Restated Certificate of Incorporation of Holdings, as in effect upon the Merger Effective Time (as the same may be amended and restated from time to time).

        "Holdings Voting Securities" means the Holdings Class A Common Stock, the Holdings Class B Common Stock and any series of Holdings Preferred Stock which by its terms under the Holdings Charter is designated as a voting security, provided that each such series of Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for in the applicable terms of the Holdings Charter.

        "Independent Committee" means a committee of the Board of Directors consisting exclusively of directors other than a Member (including any Permitted Transferee).

        "Liberty Entertainment Common Stock" means the Liberty Entertainment Series A Common Stock and the Liberty Entertainment Series B Common Stock.

        "Liberty Entertainment Series A Common Stock" means the Series A Liberty Entertainment common stock, par value $.01 per share, of Liberty.

        "Liberty Entertainment Series B Common Stock" means the Series B Liberty Entertainment common stock, par value $.01 per share, of Liberty.

        "Low Vote Stock" means common stock of any series or class of Holdings that has voting rights no greater than one vote per share. The Low Vote Stock is currently comprised of Holdings Class A Common Stock and Holdings Class C Common Stock.

        "Malone Awards" means (i) any stock options for, and stock appreciation rights that may be settled in, (x) shares of Liberty Entertainment Common Stock granted to Dr. Malone pursuant to an equity incentive plan of Liberty or otherwise for compensation purposes or (y) shares of Splitco Common Stock granted to Dr. Malone pursuant to an equity incentive plan of Splitco or otherwise for compensation purposes, or (ii) any stock options for, and stock appreciation rights that may be settled in, shares of Holdings Common Stock as a result of the application of any adjustment to any stock option or stock appreciation right referenced in clause (i) of this definition in connection with the consummation of the Mergers.

        "Malone Child Attribution Person" means any Person who, with respect to a Malone Child, (i) is related to the Malone Child, as described in Section 355(a)(7)(A) of the Code, (ii) is a member of a "coordinating group" (within the meaning of Treasury Regulations Section 1.355-7(h)(4)) that includes the Malone Child, or (iii) otherwise is treated as one Person with the Malone Child for purposes of Section 355(e) of the Code.

        "Malone Children" means Tracy Malone Neal and Evan D. Malone.

        "Malone Holdings Shares" means, that number of shares of outstanding Holdings Class B Common Stock equal to the aggregate number of shares of Splitco Class B Common Stock owned of record by the Malones at the Exchange Time multiplied by the Splitco Exchange Ratio.

        "Malone Related Person" means any Person who (i) is related to a Malone, as described in Section 355(d)(7)(A) of the Code, (ii) is a member of a "coordinating group" (within the meaning of Treasury Regulations Section 1.355-7(h)(4)) that includes a Malone, or (iii) otherwise is treated as one Person with a Malone for purposes of Section 355(e) of the Code.

        "Maximum Percentage" means 24%.

        "Member" means (i) each Malone and (ii) each other Person (including any Permitted Transferee) who is required to become or becomes a party to this Agreement, in each case, for so long as such Person is the Beneficial Owner of any Member Shares.

        "Member Shares" means, with respect to any Member (including any Permitted Transferee), any and all shares of High Vote Stock Beneficially Owned by such Member as of the relevant determination date (including any shares of High Vote Stock, the Beneficial Ownership of which was acquired by such Member following the date hereof).

        "Per Share Value" means the average of the Current Market Prices of the Low Vote Stock for the period of 30 consecutive trading days ending on the last trading day prior to the relevant determination date, appropriately adjusted to take into account any stock dividends on the Low Vote Stock, or any stock splits, reclassifications or combinations of the Low Vote Stock, during the period following the first of such 30 trading days and ending on the last full trading day immediately preceding the ROFR Closing Date.

        "Permitted Constructive Disposition" means, with respect to a security, a Constructive Disposition that does not, and will not at any subsequent time, result in a transfer of ownership of such security for federal income tax purposes, so long as, in the case of an Equity Security, the Person effecting such Constructive Disposition retains the sole right to vote such Equity Security in accordance with this Agreement and otherwise complies with his, her or its obligations hereunder, including the obligation to effect the Exchange, in all material respects.

        "Permitted Pledge" means any pledge of Malone Liberty Shares in effect on the date hereof and as set forth on Schedule 10(b) hereto, and any pledge of any Equity Securities or any Convertible Securities of Liberty (in respect of Liberty Entertainment Common Stock), Splitco or Holdings Beneficially Owned by any Member after the date hereof by any Member to a bank or other financial institution to secure indebtedness, which pledge and related indebtedness is on customary terms and conditions and which (prior to any default or foreclosure thereunder) does not (i) interfere with or limit such Person's rights or obligations hereunder to vote such Equity Securities or Convertible Securities, (ii) constitute a proxy in favor of a third party in respect of rights to vote such Equity Securities or Convertible Securities, and (iii) interfere with or limit such Person's or any Member's ability to otherwise comply with his, her or its obligations hereunder, including the obligation to effect the Exchange, in any material respect.

        "Permitted Transferee" means, with respect to any Member, any Person to whom any of such Member's Member Shares are Transferred, directly or indirectly, in an Exempt Transfer, in each case where such Person becomes a party to this Agreement and a Member pursuant to any provision of this Agreement, in each case, so long as such Person is the Beneficial Owner of any Member Shares.

        "Qualified Appraiser" means a Person who is nationally recognized as being qualified and experienced in the appraisal of assets comparable to the noncash consideration proposed to be given pursuant to the Bona Fide Offer and shall not be an Affiliate of any party to this Agreement.

        "Qualified Trust" means, with respect to any Member, any trust that is directly or indirectly Controlled solely by one or more Members and the sole beneficiaries of which are one or more Related Parties or Charitable Transferees of one or more of such Members, including any such trust that is so Controlled and (i) qualifies under the Code as a so-called "charitable remainder trust," provided that the income beneficiaries consist solely of one or more Related Parties of such Member(s) and the remainder interest reverts to one or more Charitable Transferees or (ii) qualifies under the Code as a so-called "charitable lead trust," provided that the income beneficiaries consist solely of one or more Charitable Transferees and the remainder interest reverts to either such member(s) or one or more Related Parties of such Member(s); provided, that for purposes of the foregoing, the phrase "directly or indirectly Controlled solely by one or more Members" will include any trust that has as its initial trustee a person appointed by a Member and the beneficiaries of which are one or more Related Parties of one or more Members.

        "Redemption Period" has the meaning ascribed to such term in the Holdings Charter.

        "Redemption Right" has the meaning ascribed to such term in the Holdings Charter.

        "Related Party" means, with respect to any Member (including any Permitted Transferee):

            (i)  the spouse, siblings and lineal descendants (which shall include a Person adopted before the age of 18) of such Person or any spouse of any such sibling or lineal descendant;

           (ii)  any Qualified Trust;

          (iii)  a custodian under the Uniform Gifts to Minors Act or similar fiduciary for the exclusive benefit of such Person's children during their lives or a Charitable Transferee; or

          (iv)  a corporation, limited liability company, private foundation or other entity organized under the laws of any state in the United States which is Controlled by, and all equity, participation, beneficial or similar interests (and rights to acquire any thereof, contingently or otherwise) of which are Beneficially Owned solely by, such Person or such Person and one or more Related Parties of such Person referred to in clause (i), (ii) or (iii) of this definition.

        "Representatives" means, as to any Person, that Person's investment bankers, financial advisors, attorneys, accountants, agents and other representatives. Representatives of Liberty shall be deemed to not be Representatives of any Malone, unless also acting for or representing a Malone.

        "Representative Capacity" shall mean as a proxy, an executor or administrator of any estate, a trustee of any trust or in any other fiduciary or representative capacity.

        "Splitco Common Stock" means the Splitco Series A Common Stock and the Splitco Series B Common Stock.

        "Splitco Series A Common Stock" means the Series A common stock, par value $.01 per share, of Splitco.

        "Splitco Series B Common Stock" means the Series B common stock, par value $.01 per share, of Splitco.

        "Transfer" means to sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any agreement with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any security.

        The following terms are defined on the page of this Agreement set forth after such term below:

Bona Fide Offer	20	Malone Representatives	12
Closing	23	Offered Shares	20
Closing Date	23	Prospective Purchaser	20
Commencement Date	22	ROFR	20
Distributed Company	27	ROFR Notice	20
Election Notice	21	ROFR Price	20
Free to Sell Date	21	Third Appraiser	22
group	16	Transferor	20
Liens	25

2.
AGREEMENT TO VOTE MALONE LIBERTY SHARES AND RELATED MATTERS.

        (a)    Voting.     From the date hereof until the earlier of termination of this Agreement in accordance with its terms or the Split-Off Effective Time, at any meeting of the stockholders of Liberty however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement thereof, each Member shall appear at such meeting of stockholders or otherwise cause his, her or its Malone Liberty Shares to be counted as present thereat for the purpose of establishing a quorum, and vote all of his, her or its Malone Liberty Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (A) in favor of the approval of the Split-Off and any other proposals related to the Transactions contemplated by the Split-Off or the Mergers submitted with the recommendation of the Board of Directors of Liberty, (B) against any action or agreement (including any amendment of any agreement) that, to such Member's knowledge, would result in a breach by Liberty of its obligations under Section 6.4 of the Merger Agreement, (C) against any Splitco Takeover Proposal and (D) against any agreement (including any amendment of any agreement), amendment of the Certificate of Incorporation or By-Laws of Splitco, or other action that would reasonably be expected to prevent, prohibit or materially delay the consummation of the Restructuring, the Split-Off or the Mergers. Any such vote shall be cast (or consent shall be given) by the Members in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

        (b)    Proxy.

            (i)  In furtherance of the Members' agreement in Section 2(a) above, but subject to clause (ii) below, each Member hereby irrevocably constitutes and appoints DIRECTV and any officer(s) or directors of DIRECTV designated as proxy or proxies by DIRECTV as its attorney-in-fact and proxy in accordance with the DGCL (with full power of substitution and re-substitution), for and in the name, place and stead of such Member, to vote all his, her or its Malone Liberty Shares (at any meeting of stockholders of Liberty however called or at any adjournment or postponement thereof), or to execute one or more written consents in respect of such Malone Liberty Shares, (A) in favor of the approval of the Split-Off and any other proposals related to the Transactions contemplated by the Split-Off or the Mergers submitted with the recommendation of the Board of Directors of Liberty, (B) against any action or agreement (including any amendment of any agreement) that would reasonably be expected to result in a breach by Liberty of its obligations under Section 6.4 of the Merger Agreement, (C) against any Splitco Takeover Proposal and (D) against any agreement (including any amendment of any agreement), amendment of the Certificate of Incorporation or By-Laws of Splitco, or other action that would reasonably be expected to prevent, prohibit or materially delay the consummation of the Restructuring, the Split-Off or the Mergers.

           (ii)  The proxy granted pursuant to Sections 2(b)(i) shall (A) be valid and irrevocable until the earlier of the termination of this Agreement in accordance with its terms (even if such period is longer than three years from the date hereof) or the Split-Off Effective Date, (B) automatically terminate upon the earlier of the termination of this Agreement in accordance with its terms or the Split-Off Effective Date, and (C) not apply to (x) any Malone Splitco Shares, or (y) any Malone Holdings Shares. Each Member represents that any and all other proxies heretofore given in respect of his, her or its Malone Liberty Shares are revocable, and that such other proxies either have been revoked or are hereby revoked. Each Member affirms that the foregoing proxy is: (x) given (I) in connection with the Exchange and the execution and adoption of the Merger Agreement and (II) to secure the performance of such Member's duties under this Agreement, (y) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (z) intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL prior to termination of such proxy in accordance with this Agreement. The foregoing proxy shall survive the death or incapacity of each Member and shall be binding upon his, her or its heirs, estate, administrators, personal representatives, successors and assigns.

        (c)    No Solicitation.     From the date hereof until the earlier of any termination of this Agreement in accordance with its terms or the Merger Effective Time, each Member shall, and shall cause his, her or its Affiliates and Representatives (collectively, "Member Representatives") to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Splitco Takeover Proposal, and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such Persons by such Member or his, her or its Member Representatives and not previously returned or destroyed. No Member shall, and each Member shall cause his, her or its Representatives not to, directly or indirectly, (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing non-public information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Splitco Takeover Proposal, (ii) participate in any discussions or negotiations with any third party regarding any Splitco Takeover Proposal or (iii) enter into any letter of intent or agreement related to any Splitco Takeover Proposal. If Liberty has not otherwise notified Splitco and DIRECTV of such events, in addition to the Members' other obligations as set forth in this Section 2(c), the Members shall promptly advise Splitco and DIRECTV, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, any Member (for the avoidance of doubt, solely in his, her or its capacity as a stockholder) in respect of any Splitco Takeover Proposal, and shall, in any such notice to Splitco and DIRECTV, indicate (i) the identity of the Person making such proposal, offer, inquiry or other contact and (ii) the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Splitco and DIRECTV fully informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and each Member shall provide Splitco and DIRECTV with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and the status of any such discussions or negotiations.

        (d)    Publication.     Each of the Members hereby consents to Liberty, Splitco, DIRECTV and Holdings publishing and disclosing in, respectively, the Liberty SEC Documents, the Splitco Form S-4, the DIRECTV SEC Documents and the Holdings Form S-4 and in applications seeking Requisite FCC Approvals and HSR approvals, if any, and rulings from the IRS related to the Transactions the Members' identity and ownership of Malone Liberty Shares and Malone Splitco Shares and, subject to receipt of the consent of Dr. Malone or the Estate (which will not be unreasonably withheld or delayed), the nature of the Members' obligations under this Agreement. Subject to the foregoing sentence, none of the Members shall issue any press release or make any other public statement with respect to this Agreement without the prior written consent of Splitco, Holdings and DIRECTV, and Splitco, Holdings and DIRECTV shall not issue any press release or make any other public statement with respect to this Agreement without the prior written consent of Dr. Malone or the Estate, in each case except as may be required by applicable law or the requirements of any securities exchange. Notwithstanding the foregoing, the Members, Splitco, Holdings and DIRECTV may make public statements with respect to this Agreement provided the disclosure in such statements are no broader than that included in any prior public statements approved by the parties pursuant to this Section 2(d).

        (e)    Additional Shares.     From the date hereof until the earlier of termination of this Agreement in accordance with its terms or the Merger Effective Time, subject to Section 4, if any Member acquires record or Beneficial Ownership of shares of any series of Liberty Entertainment Common Stock, or, other than shares acquired in the Split-Off, shares of any series of Splitco Common Stock, following the date hereof (including pursuant to the exercise, conversion or exchange of any Convertible Security (including any Malone Award, subject to Section 4(c)), such Member shall promptly notify Splitco and DIRECTV of the number of shares so acquired, and such shares shall become Malone Liberty Shares and, following the Split-Off, Malone Splitco Shares for purposes of this Agreement. Such Member shall also promptly notify Splitco and DIRECTV whether such shares are to be initially constituted as Dr. Malone Liberty Shares, Dr. Malone Splitco Shares, Mrs. Malone Liberty Shares, Mrs. Malone Splitco Shares, Tracy Trust Liberty Shares, Tracy Trust Splitco Shares, Evan Trust Liberty Shares or Evan Trust Splitco Shares, in each case, as applicable, provided, however, that whether or not such Member provides Splitco and DIRECTV with the notifications contemplated in this or the immediately preceding sentence, any such newly acquired securities shall be deemed Malone Liberty Shares or Malone Splitco Shares, as applicable. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of (i) Liberty affecting any series of Liberty Entertainment Common Stock, the number of shares of the applicable series of Liberty Entertainment Common Stock constituting Malone Liberty Shares shall be adjusted appropriately, or (ii) following the Split-Off Effective Time, Splitco affecting any series of Splitco Common Stock, the number of shares of the applicable series of Splitco Common Stock constituting Malone Splitco Shares, and, if applicable, the number of shares of the applicable series of Malone Holdings Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall be deemed amended and shall attach to any additional shares of any series of Liberty Entertainment Common Stock, Splitco Common Stock or other securities of Liberty (that have the right to vote on any of the matters described in Section 2(a)) or Splitco, in each case, issued to the Members in connection therewith.

        (f)    Post-Split-Off Liberty Shares.     From and after the Split-Off Effective Time, this Agreement shall cease to apply to, and will not in any way restrict or limit, any shares of Liberty Entertainment Common Stock or Convertible Securities in respect of Liberty Entertainment Common Stock Beneficially Owned by any Member.

3.
AGREEMENT TO VOTE EXCESS HOLDINGS SHARES AND RELATED MATTERS.

        (a)    Voting Excess Holdings Class B Common Shares.     From and after the Merger Effective Time and until the termination of this Agreement in accordance with its terms, at any meeting of the stockholders of Holdings however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement thereof, each Excess Holder shall appear at such meeting of stockholders or otherwise cause their aggregate Excess Holdings Class B Common Shares to be counted as present thereat for the purpose of establishing a quorum, and vote all of their respective Excess Holdings Class B Common Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, in the same manner as, and in the same proportion to, the votes or actions of all Holdings stockholders, other than the votes or actions of the Members and their

Affiliates, at any such meeting of the stockholders of Holdings or under any such other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) is sought by or from the stockholders of Holdings. Any such vote shall be cast (or consent shall be given) by an Excess Holder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). The provisions of Section 3(b) shall not apply to any Equity Securities of Holdings which are not Excess Holdings Class B Common Shares.

        (b)    Proxy.

            (i)  In furtherance of the agreement of the Excess Holders in Section 3(a) above, but subject to clause (ii) below, each such Excess Holder hereby irrevocably constitutes and appoints Holdings and any officer(s) or directors of Holdings designated as proxy or proxies by Holdings as its attorney-in-fact and proxy in accordance with the DGCL (with full power of substitution and re-substitution), for and in the name, place and stead of such Excess Holder, to vote the Excess Holdings Class B Common Shares Beneficially Owned by such Excess Holder at any meeting of stockholders of Holdings after the Merger Effective Time, however called, or at any adjournment or postponement thereof, or to execute one or more written consents in respect of such Excess Holdings Class B Common Shares, in the same manner as, and in the same proportion to, the votes or actions of all Holdings stockholders, other than the votes or actions of the Members and their Affiliates, at any such meeting of the stockholders of Holdings or under any such other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) is sought by or from the stockholders of Holdings.

           (ii)  The proxies granted pursuant to Section 3(b)(i) shall (A) be valid and irrevocable until the termination of this Agreement in accordance with its terms (even if such period is longer than three years from the date hereof), (B) automatically terminate upon the termination of this Agreement in accordance with its terms and (C) not apply to any Member Shares which were Transferred to any Person (other than a Member, including any Permitted Transferee). Each Excess Holder represents that any and all other proxies heretofore given in respect of his or her Excess Holdings Class B Common Shares, are revocable, and that such other proxies either have been revoked or are hereby revoked. Each Excess Holder affirms that the foregoing proxies are: (x) given (I) in connection with the execution and adoption of the Merger Agreement and (II) to secure the performance of such Excess Holder's duties under this Agreement, (y) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (z) intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL prior to termination of this Agreement.

          (iii)  The foregoing proxy shall be binding upon the applicable Excess Holder's heirs, estate, administrators, personal representatives and successors.

          (iv)  It is hereby acknowledged by the parties hereto that, as of the date hereof and as of the Merger Effective Time, the Certificate of Incorporation of Holdings prohibits and will prohibit action taken by written consent of the stockholders of Holdings in lieu of a meeting.

        (c)    Additional Shares.     From and after the Merger Effective Time, subject to Section 4, if any Member acquires record or Beneficial Ownership of shares of any Holdings Class B Common Stock (including pursuant to the exercise, conversion or exchange of any Convertible Security), such Member shall promptly notify Holdings and DIRECTV of the number of shares so acquired, and such shares shall become Member Shares for purposes of this Agreement. Such Member shall also promptly notify Holdings whether such shares are to be initially constituted as Dr. Malone Holdings Shares, Mrs. Malone Holdings Shares, Tracy Trust Holdings Shares or Evan Trust Holdings Shares, if applicable, provided, however, that whether or not such Member provides Holdings and DIRECTV with the notifications contemplated in this or the immediately preceding sentence, any such newly acquired securities shall be deemed Member Shares. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of Holdings affecting the Holdings Class B Common Stock, the number of shares of Holdings Class B Common Stock constituting Member Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall be deemed amended and shall attach to any additional shares of Holdings Class B Common Stock.

4.
STANDSTILL; TRANSFER RESTRICTIONS; MALONE AWARDS.

        (a)    Standstill.

            (i)  Subject to Section 4(c), each Member agrees that,

            (A)  in respect of Equity Securities of Liberty (in respect of Liberty Entertainment Common Stock), during the period commencing from and after the date hereof and ending on the earlier of termination of this Agreement in accordance with its terms or the Split-Off Effective Time,

            (B)  in respect of Equity Securities of Splitco, during the period commencing from and after the Split-Off Effective Time and ending on the earliest of (x) termination of this Agreement in accordance with its terms, (y) the Merger Effective Time and (z) the first anniversary of the Split-Off Effective Time, and

            (C)  in respect of Equity Securities of Holdings, during the period commencing from and after the Merger Effective Time and ending on the earlier of termination of this Agreement in accordance with its terms or the first anniversary of the Split-Off Effective Time, he, she or it shall not and shall not agree to, and shall cause each of his, her or its Affiliates not to and not to agree to, do any of the following:

               (I)  effect any Acquisition of any Equity Securities of, or Convertible Securities with respect to, Liberty (in respect of Liberty Entertainment Common Stock), Splitco or Holdings or any of their respective Subsidiaries, or enter into any agreement, understanding, arrangement or substantial negotiations (all within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7) concerning any of the foregoing; or

              (II)  request that Liberty, Splitco or Holdings amend or waive any provision of this paragraph, or make any public announcement with respect to the restrictions of this paragraph, or take any action, in each case, which would reasonably be expected to require Liberty, Splitco or Holdings to make a public announcement regarding the possibility of a business combination or merger.

           (ii)  In addition to the foregoing, no Member will form or join a "group" (as defined under the Exchange Act) in connection with the voting of Holdings Voting Securities or otherwise act alone or in concert with any Person in respect of any such securities in connection with the solicitation of proxies in opposition to the nominees for election to the Board of Directors at its first annual meeting of stockholders at which directors are to be elected following the Merger Effective Time.

          (iii)  Notwithstanding anything to the contrary contained herein, for all purposes of this Section 4(a), no Member or his, her or its Affiliates will be deemed to have made any Acquisition of, and following such Acquisition, no Member or his, her or its Affiliates will be deemed to have Beneficial Ownership of, any Equity Securities of Liberty (in respect of Liberty Entertainment Common Stock), Splitco or Holdings or any of their Subsidiaries to the extent that such Equity Securities are (i) received by any Member or his, her or its Affiliates as a result of any dividend or other distribution made, or similar action taken (including receipt by any Member or any of his, her or its Affiliates of any rights, warrants or other securities granting to the holder the right to acquire Equity Securities of Liberty (in respect of Liberty Entertainment Common Stock), Splitco or Holdings or their Subsidiaries, and any acquisition of Equity Securities of Liberty (in respect of Liberty Entertainment Common Stock), Splitco or Holdings or their respective Subsidiaries upon the exercise thereof), by any of Liberty, Splitco or Holdings, or any of their Subsidiaries or any other Person which is not a Member or any Affiliate of a Member or (ii) acquired from Liberty (in respect of Liberty Entertainment Common Stock), Splitco or Holdings or any of their respective Subsidiaries. Furthermore, the Acquisition of any Malone Liberty Shares, Malone Splitco Shares, Member Shares or any other Malone Holdings Shares by any Person which first causes such Person to become a Member shall not be deemed an Acquisition in violation of this Section 4(a).

        Notwithstanding anything to the contrary in Section 4(a)(i), each Malone Related Person shall be able to Acquire Equity Securities of Liberty (in respect of Liberty Entertainment Common Stock), Splitco or Holdings or any of their respective Subsidiaries, from another Malone Related Person, and enter into any agreement, understanding, arrangement or substantial negotiations (all within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7) with respect to such acquisition of Equity Securities.

        (b)    Restrictions on Transfer.

            (i)  Except as specifically provided in Section 4(b)(ii), from the date hereof until the earlier of the day immediately following the first anniversary of the Split-Off Effective Time or the termination of this Agreement in accordance with its terms:

            (A)  no Member shall directly or indirectly (x) other than pursuant to Sections 2 and 3 of this Agreement, deposit any Member Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Member Shares, (y) take any action that would make any representation or warranty of the Members set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing or materially delaying the Members from performing any of their obligations under this Agreement, or (z) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (x) or (y) of this Section 4(b)(i)(A);

            (B)  no Member shall directly or indirectly Transfer (including in any Constructive Disposition) any Member Shares, or enter into any agreement, understanding, arrangement or substantial negotiations (all within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7) with respect to any Transfer of Member Shares;

            (C)  Dr. Malone and Mrs. Malone shall cause the Malone Children (other than any Malone Child who is a Member) not to (x) directly or indirectly Transfer (including in any Constructive Disposition) any shares of Liberty Entertainment Series B Common Stock, Splitco Series B Common Stock or Holdings Class B Common Stock Beneficially Owned by any such Malone Child, or (y) enter into any agreement, understanding, arrangement or substantial negotiations (all within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7) with respect to any Transfer of shares of Liberty Entertainment Series B Common Stock, Splitco Series B Common Stock or Holdings Class B Common Stock;

            (D)  no Member shall convert any Member Shares into shares of Liberty Entertainment Series A Common Stock, Splitco Series A Common Stock or Holdings Class A Common Stock, as the case may be;

            (E)  Dr. Malone and Mrs. Malone shall cause the Malone Children (other than any Malone Child who is a Member) not to convert any shares of Liberty Entertainment Series B Common Stock, Splitco Series B Common Stock or Holdings Class B Common Stock

    Beneficially Owned by any such Malone Child into shares of Liberty Entertainment Series A Common Stock, Splitco Series A Common Stock or Holdings Class A Common Stock, as the case may be; and

            (F)  Dr. Malone shall not directly or indirectly Transfer (including in any Constructive Disposition) the Basket Shares, or enter into any agreement, understanding, arrangement or substantial negotiations (all within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7) with respect to any Transfer of the Basket Shares.

          (ii)    Exceptions.    Notwithstanding anything in Section 4(b)(i) to the contrary:

            (A)  each Member may Transfer his, her or its Member Shares in any Exempt Transfer (other than an Exempt Transfer described in clause (iv) or (x) of the definition thereof), provided, that with respect to any Exempt Transfer described in clause (ii), (v) or (vii) of the definition thereof, the Transferee of such Exempt Transfer is a Malone Related Person; and

            (B)  each Malone Child may Transfer any shares of Liberty Entertainment Series B Common Stock, Splitco Series B Common Stock or Holdings Class B Common Stock Beneficially Owned by such Malone Child in any Transfer that (if such Malone Child were a Member) would qualify as an Exempt Transfer (other than an Exempt Transfer described in clause (iv) or (x) of the definition thereof), provided, that with respect to any Exempt Transfer described in clause (ii), (v) or (vii) of the definition thereof, the Transferee of such Exempt Transfer would qualify as a Malone Related Person and as a Malone Child Attribution Person with respect to such Malone Child, and, provided, further, that any subsequent Transferee under this Section 4(b)(ii)(B) would qualify as a Malone Related Person and as a Malone Child Attribution Person with respect to such Malone Child.

          (iii)  To the extent that the Redemption Right is exercised prior to the expiration of the restrictions set forth in Section 4(b)(i), and any Members elect to receive shares of Holdings Class A Common Stock in payment of all or a portion of the Redemption Price, any shares of Holdings Class A Common Stock delivered in payment therefor shall be treated, for all purposes of this Section 4(b), as "Member Shares" of such Member.

        (c)    Malone Awards.     Notwithstanding anything to the contrary contained herein,

            (i)  any Member may only exercise any Malone Award for shares of Liberty Entertainment Series A Common Stock, Splitco Series A Common Stock or Holdings Class A Common Stock in accordance with the applicable terms of such Malone Awards; and

           (ii)  from and after the date hereof until the earlier of any termination of this Agreement in accordance with its terms or the Merger Effective Time, no Member shall exercise any Malone Award to acquire any shares of Liberty Entertainment Series B Common Stock, Splitco Series B Common Stock or Holdings Series B Common Stock.

5.
ACTIONS TAKEN BY DR. MALONE IN HIS CAPACITY AS DIRECTOR OR OFFICER.

        The parties hereto acknowledge that Dr. Malone is entering into this Agreement solely in his capacity as a stockholder, and not as an officer or director, of Liberty, Splitco, DIRECTV or Holdings. Nothing contained in Section 2 or 3 hereof shall (i) restrict, limit or prohibit (or be construed or deemed to restrict, limit, or prohibit) Dr. Malone, solely in his capacity as a director or officer of Liberty, Splitco, Holdings or DIRECTV, from engaging in discussions, negotiations, or other activities in which Liberty, Splitco, Holdings or DIRECTV, their respective Subsidiaries, their respective Affiliates and their respective Representatives are permitted to engage under Section 6.4 of the Merger Agreement; (ii) restrict, limit or prohibit (or be construed or deemed to restrict, limit, or prohibit) Dr. Malone, solely in his capacity as a director or officer of Liberty, Splitco, Holdings or DIRECTV, from exercising and acting in accordance with his fiduciary duties as a director or officer; (iii) require

Dr. Malone to act in a manner that would violate his fiduciary duties as a director or officer of Liberty, Splitco, Holdings or DIRECTV; or (iv) require Dr. Malone, solely in his capacity as an officer of Liberty, Splitco, Holdings or DIRECTV, to take any action in contravention of, or omit to take any action pursuant to, or otherwise take any actions which are inconsistent with, instructions or directions of the board of directors of Liberty, Splitco, Holdings or DIRECTV, as applicable, undertaken in the exercise of its fiduciary duties and in compliance with the Merger Agreement, provided that nothing in this Section 5 shall relieve or be deemed to relieve Dr. Malone from his obligations under Sections 2 (other than clause (c) thereof) and 3 of this Agreement. No action (or inaction) by Dr. Malone solely in his capacity as a director or officer of Liberty, Splitco, Holdings or DIRECTV shall be deemed a violation by Dr. Malone of any of the covenants or restrictions set forth herein, including the restrictions in Section 4 of this Agreement.

6.
COVENANTS.

        In the event that any sale of shares pursuant to this Agreement would violate any rules or regulations of any governmental or regulatory agency having jurisdiction or any other material law, rule, regulation, order, judgment or decree applicable to the parties hereto (including, with respect to Holdings, its Subsidiaries or any of Holdings' or such Subsidiary's respective properties and assets), then each party hereto hereby agrees (i) to cooperate with and assist the other in filing such applications and giving such notices, (ii) to use reasonable efforts to obtain, and to assist the other in obtaining, such consents, approvals and waivers, and (iii) to take such other actions, including supplying all information necessary for any filing, as any affected party may reasonably request, all as and to the extent necessary or advisable so that the consummation of such sale will not constitute or result in such a violation. If Holdings exercises the Redemption Right in Section 4.11 of the Holdings Charter, each Member agrees to comply with all obligations of a Holder prescribed therein. Each Member shall comply with any applicable obligations under Section 4.5 of the Holdings Charter.

        Each party hereto hereby further agrees that he, she or it shall not take any action or enter into any agreement restricting or limiting in any material respect his, her or its ability to timely and fully to perform all of his, her or its material obligations under this Agreement.

7.
RIGHT OF FIRST REFUSAL.

        (a)    Grant.     Subject to and on the terms and conditions set forth in this Agreement, each Member, on behalf of himself, herself or itself, his, her or its Permitted Transferees and his, her or its estate, heirs, administrators, executors, other legal representatives, successors and assigns, hereby grants to Holdings the right of first refusal, as provided in Section 7(b) of this Agreement, and makes the covenants for the benefit of Holdings set forth herein.

        (b)    Terms and Procedures.     During the term of this Agreement, no Member (including any Permitted Transferee) shall Transfer any Member Shares, except in an Exempt Transfer.

            (i)  (A) From and after the Merger Effective Time, if any Member (including any Permitted Transferee) (as applicable, the "Transferor") receives a bona fide written offer from an offeror (a "Prospective Purchaser") that is not an Affiliate of the Transferor (a "Bona Fide Offer") to purchase all or any of the Member Shares held by the Transferor, other than pursuant to an Exempt Transfer (except an Exempt Transfer under clause (iv) of the definition thereof), and the Transferor desires to accept the Bona Fide Offer, then prior to the acceptance of the Bona Fide Offer by the Transferor, the Member (including any Permitted Transferee) will first offer (the "ROFR") to Holdings the right to purchase all but not less than all of the Member Shares that are the subject of the Bona Fide Offer (the "ROFR Shares") upon the terms specified herein and Holdings may exercise the ROFR in the manner and to the extent set forth in this Section 7(b)(i).

            (B)  The Transferor shall give written notice (the "ROFR Notice") to Holdings of its receipt of the Bona Fide Offer and desire to accept the same, which notice shall (1) state the identity of the Prospective Purchaser and, if the Prospective Purchaser is not its own ultimate parent within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the identity of its ultimate parent(s) and (2) set forth all material terms of the Bona Fide Offer (including the purchase price and the method of payment thereof). Holdings shall then have the option to exercise its ROFR, and to purchase all but not less than all of the ROFR Shares at the applicable price determined in accordance with the following sentence and, subject to the remaining provisions of this Section 7(b), on the terms of the Bona Fide Offer (as disclosed in the ROFR Notice). The price at which the ROFR Shares may be purchased by Holdings shall be the price offered in the Bona Fide Offer (the "ROFR Price"). The Transferor shall enclose with the ROFR Notice a true and complete copy of the Bona Fide Offer and all documents related thereto. In determining the ROFR Price, (i) if any portion of the price offered in the Bona Fide Offer consisted of consideration other than cash, the fair market value of such non-cash consideration shall be deemed to be equal to the amount determined by agreement of the Transferor and Holdings or, failing such agreement, as determined in accordance with the procedures as set forth in Section 7(b)(ii); and (ii) the number of ROFR Shares and the number of shares of any series included in the ROFR Shares shall be calculated without duplication for any shares that may, by virtue of the definition of "Beneficially Owned," be deemed to be Beneficially Owned by more than one Member.

            (C)  Upon Receipt of a ROFR Notice, Holdings shall have the right, exercisable (if so determined by Independent Committee) by the written notice (an "Election Notice") given to the Transferor on or before the Close of Business on the tenth (10th) Business Day after receipt of the ROFR Notice, to exercise the ROFR as to the ROFR Shares and to purchase all but not less than all of the ROFR Shares. If Holdings duly delivers an Election Notice for the ROFR Shares in accordance with the foregoing procedure, it shall (subject to Holdings' right to elect to pay a portion of ROFR Price in debt or equity securities in accordance with Section 7(b)(i)(D) or (E)), purchase the ROFR Shares for cash, paid by wire transfer of immediately available funds on or prior to the ROFR Closing Date to an account designated by the Transferor in writing at least two (2) Business Days before such date. Notwithstanding the date fixed as the ROFR Closing Date in Section 8(a), the ROFR Closing Date for the purchase and sale of the ROFR Shares pursuant to this Section 7(b) shall be subject to extension in accordance with Section 7(b)(ii).

            (D)  In the event that any part of the price specified in the Bona Fide Offer is proposed to be paid in debt securities, Holdings may, in its discretion, elect to pay the equivalent portion of the ROFR Price through the issuance of debt securities with substantially similar terms in an amount the fair market value of which is equal to the fair market value of the equivalent portion of the debt securities specified in the ROFR Notice, in each case such fair value to be agreed to by Holdings and the Transferor or, failing such agreement, as determined in accordance with the procedures specified in Section 7(b)(ii), taking into consideration relevant credit factors relating to the Prospective Purchaser and Holdings and the marketability and liquidity of such debt securities.

            (E)  In the event that any part of the price specified in the Bona Fide Offer is proposed to be paid in equity securities, Holdings may, in its discretion, elect to pay the equivalent portion of the ROFR Price through the issuance of Low Vote Stock in an amount the fair market value (which shall be the Per Share Value multiplied by the number of Member Shares proposed to be sold) of which is equal to the fair market value of the equivalent portion of the equity securities specified in the ROFR Notice, in each case such fair value to be agreed to by Holdings and the Transferor or, failing such agreement, as determined in accordance with the procedures specified in Section 7(b)(ii), taking into consideration relevant factors relating to the Prospective Purchaser and Holdings and the marketability and liquidity of such equity securities (including any transfer restrictions applicable thereto).

            (F)   In the event that (1) no Election Notice has been given by the tenth (10th) Business Day after receipt of the ROFR Notice, or (2) if an Election Notice is given, the ROFR Closing has not occurred by the 61st day after the Election Notice is given (or such later date as the parties may have scheduled for the ROFR Closing or to which the ROFR Closing may have been extended pursuant to Section 7(b)(ii)), for any reason other than a breach by the Transferor or another Member or Permitted Transferee of its obligations hereunder (the first to occur of such events being the "Free to Sell Date"), then each Person included within the Transferor shall have the right to sell all but not less than all of the ROFR Shares of such Person to the Prospective Purchaser at the price (or a greater price) and upon the terms (or terms no more favorable to the Prospective Purchaser) specified in the ROFR Notice and, in connection with any such sale such Person shall not be required to convert any of such ROFR Shares into shares of Low Vote Stock prior to the sale to such Prospective Purchaser. The right to sell ROFR Shares to the Prospective Purchaser pursuant to this Section 7(b)(i)(F) shall expire and the provisions of this Section 7(b)(i) shall be reinstated in the event that the Prospective Purchaser has not purchased such ROFR Shares within ten (10) Business Days after the Free to Sell Date.

           (ii)  (A) If a Bona Fide Offer proposes to pay a portion of the price for the ROFR Shares in consideration other than cash and Holdings and the Transferor have not agreed upon the value thereof (or, in the case of debt or equity securities, if Holdings has elected to pay a portion of the ROFR Price in equivalent securities and Holdings and the Transferor have not agreed upon the value of the debt or equity securities Holdings proposes to issue) by the Close of Business on the fifth (5th) Business Day prior to the date otherwise fixed for the ROFR Closing (the "Commencement Date") then the procedures set forth in this Section 7(b)(ii) shall be commenced and the ROFR Closing Date shall be extended to the fifth (5th) Business Day following the date on which the fair market value of the noncash consideration (or Holdings issued debt securities) has been finally determined pursuant to this Section 7(b)(ii).

            (B)  Holdings and the Transferor shall each retain a Qualified Appraiser and notify the other party of its selection within five (5) Business Days of the Commencement Date to render the determination required by this Section 7(b)(ii). If either party fails to timely select its Qualified Appraiser then the Qualified Appraiser selected by the other party shall render such determination. Holdings and the Transferor shall each be responsible for the fees and expenses of the Qualified Appraiser selected by it, unless only one Qualified Appraiser is selected in which case Holdings and the Transferor shall each bear 50% of such fees and expenses. If a Third Appraiser is selected pursuant to this Section 7(b)(ii) the fees and expenses of the Third Appraiser will be shared equally by Holdings and the Transferor.

            (C)  The Qualified Appraisers selected by the parties shall submit their respective independent determinations of the fair market value of the noncash consideration (and, if applicable, Holdings issued debt securities), within 15 Business Days after the Commencement Date. If the respective determinations of such Qualified Appraisers vary by less than ten percent (10%), the fair market value of the noncash consideration (and, if applicable, Holdings issued debt securities) shall be the average of the two determinations.

            (D)  If such respective determinations vary by ten percent (10%) or more, the two Qualified Appraisers shall promptly designate a third Qualified Appraiser (the "Third Appraiser"). No party to this Agreement or any Affiliate of any party to this Agreement or

    Qualified Appraiser shall, provide any information to the Third Appraiser as to the determinations of the initial Qualified Appraisers or otherwise influence the Third Appraiser's determination in any way. The Third Appraiser shall submit its determination of the fair market value of the noncash consideration (and, if applicable, Holdings issued debt securities), within ten (10) Business Days after the date on which the Third Appraiser is retained. If a Third Appraiser is retained, the fair market value of the noncash consideration (and, if applicable, Holdings issued debt securities) shall equal the average of the two closest of the three determinations, except that, if the difference between the highest and middle determinations is no more than 105% and no less than 95% of the difference between the middle and lowest determinations, then the fair market value shall equal the middle determination.

            (E)  In determining the fair market value of the noncash consideration (and, if applicable, Holdings issued debt securities), each Qualified Appraiser retained pursuant to this Section 7(b)(ii) shall: (i) assume that the fair market value of the applicable asset is the price at which the asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and each having reasonable knowledge of all relevant facts; (ii) assume that the applicable asset would be sold for cash; and (iii) use valuation techniques then prevailing in the relevant industry.

          (iii)  No voluntary transfers of Member Shares may be made by any Holder during the Call Period and if the Redemption Right is exercised, thereafter, except to Holdings pursuant to the Redemption Right. Accordingly, without limiting the generality of the foregoing, no voluntary transfer may be made during such period pursuant to a Bona Fide Offer, notwithstanding the Transferor's compliance with this Section 7(b) prior to Dr. Malone's death.

          (iv)  If there shall be more than one Transferor in any transaction or series of related transactions covered by an ROFR Notice, and if, to the extent permitted by this Agreement, Holdings pays the ROFR Price with more than one form of consideration, then unless otherwise agreed in writing by the Transferors, each Transferor shall receive on a per share basis substantially the same combination of consideration.

8.
CLOSING MATTERS FOR RIGHT OF FIRST REFUSAL.

        (a)    ROFR Closing Date.     The consummation of the purchase and sale of ROFR Shares following the exercise of the ROFR pursuant to Section 7(b) (in each case, a "ROFR Closing") shall be held at 10:00 a.m. local time on, respectively, the 60th day following the date the Election Notice is given or (z) such other date and at such other time as the Member or the Transferor and Holdings may agree (the date on which any such ROFR Closing occurs is referred to herein as the "ROFR Closing Date"). The ROFR Closing shall take place at the principal offices of Holdings or at such other place as the Member(s) (as the case may be) and Holdings may agree.

        (b)    ROFR Closing Deliveries.     At the ROFR Closing, Holdings shall pay to the Member(s) (including any Permitted Transferee(s)) comprising the Seller (i) any portion of the ROFR Price that was required to be paid in cash in the manner provided in Section 7(b)(i)(C), as and if applicable, and (ii) deliver certificate(s) registered in the name of each Seller for the number of shares of Low Vote Stock required to be delivered in payment of the portion of the ROFR Price payable in Low Vote Stock. At the ROFR Closing, each of the Member(s) (including any Permitted Transferee(s)) participating in the sale shall be required, as a condition to receiving payment, to deliver to Holdings (i) a stock certificate or certificates, duly endorsed for transfer or in blank, representing such Person's ROFR Shares, (ii) if applicable, copies of Letters Testamentary or other documentation evidencing the authority of such Person to transfer any of the ROFR Shares that are evidenced by certificates registered in the name of a Person other than such Seller, (iii) a certificate, executed by or on behalf of such Person, in which such Person represents and warrants to Holdings that such Person has good title to the ROFR Shares being sold by him, free and clear of any liens, claims, charges or encumbrances and has the legal authority to consummate such sale and (iv) such other certificates and documents as Holdings may reasonably request.

9.
EXCHANGE OF MALONE SPLITCO STOCK AND RELATED MATTERS.

        (a)    Exchange.     At the Exchange Time, (i) each Member shall assign, transfer, convey and deliver to Holdings and Holdings shall accept and acquire from such Member, all outstanding shares of Splitco Class B Common Stock owned of record by him, her or it (free and clear of all Liens, other than Liens created by this Agreement and any Permitted Pledge (subject to the last sentence of this paragraph)), and (ii) Holdings shall issue and deliver to the Members, and the Members shall accept and acquire from Holdings, in the aggregate, the Member Holdings Shares (free and clear of all Liens, other than any Liens created by such Member (collectively, the "Exchange"). The Members shall cause any Permitted Pledge on the shares of Splitco Class B Common Stock Beneficially Owned by them to be released concurrent with the Exchange Time (it being understood that such Permitted Pledge shall thereupon encumber the Member Shares received in exchange therefor in the Exchange).

        (b)    Exchange of Certificates.     To effect the Exchange at the Exchange Time, the exchange of certificates (or evidence of shares in book-entry form) representing the shares of Splitco Class B Common Stock Beneficially Owned by the Members for certificates (or evidence of shares in book-entry form) representing the Malone Holdings Shares, and the related actions thereto, shall be completed by the Exchange Agent (as if at the Merger Effective Time) pursuant to the procedures set forth in Section 2.2. of the Merger Agreement.

        (c)    Fractional Shares.     No certificates, scrip or book-entry credit representing fractional shares of Holdings Class B Common Stock will be issued upon the Exchange pursuant to Section 9(a) of this Agreement, and to the extent any Member would otherwise be entitled to receive a fractional share of Holdings Class B Common Stock, no such fractional share will be issued to such Member as a result of the Exchange and no such holder shall be entitled to vote or to any rights of a holder of Holdings Class B Common Stock with respect to any fractional shares such holder otherwise would have been entitled to receive. If any Member otherwise would be entitled to receive a fractional share of Holdings Class B Common Stock, such Member will instead receive cash in an amount equal to the product of the applicable fraction of a share multiplied by the closing sales price of the DIRECTV Common Stock on The NASDAQ Global Select Market on the Closing Date. The Exchange Agent will make available the aggregate cash amount allocable to such Member, after deducting any required withholding Taxes, without interest, as soon as practicable to such Member. No interest shall accrue on any cash payable to such Member pursuant to this Section 9(c).

10.
REPRESENTATIONS AND WARRANTIES OF THE MALONES; ACKNOWLEDGEMENT.

        (a)    Each of the Malones hereby represents and warrants that:

          (i)    Authority for this Agreement.    The execution and delivery of this Agreement by or on behalf of such Malone and the consummation by such Malone of the transactions contemplated hereby (i) will not violate any order, writ, injunction, decree, statute, rule, regulation or law applicable to such Malone or by which any of his, her or its Malone Liberty Shares are bound, (ii) will not violate or constitute a breach or default under any agreement by which such Malone or his, her or its Malone Liberty Shares may be bound, and (iii) except as set forth on Schedule 10(a), will not require the consent of or any notice to or other filing with any third party, including any Governmental Authority. Such Malone, or the Person signing on the behalf of such Malone, has all requisite capacity, power and authority to enter into and perform this Agreement. This Agreement has been duly and validly executed and delivered by such Malone and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of such Malone, enforceable against him, her or it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting enforcement of creditors' rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

          (ii)    Ownership of Shares.    Dr. Malone is the Beneficial Owner of the Dr. Malone Liberty Shares, Mrs. Malone is the Beneficial Owner of the Mrs. Malone Liberty Shares, the Tracy Trust is the Beneficial Owner of the Tracy Trust Liberty Shares and the Evan Trust is the Beneficial Owner of the Evan Trust Liberty Shares, in each case, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances whatsoever with respect to the ownership, transfer or other voting of such Malone Liberty Shares (collectively, "Liens"), other than encumbrances created by this Agreement, Call Agreement, any restrictions on transfer under applicable federal and state securities laws and those Permitted Pledges and other encumbrances indicated on Schedule 10(b). Except as set forth on Schedule 10(b), there are no outstanding options, warrants or rights to purchase or acquire, or agreements relating to the voting of, any Malone Liberty Shares and each Malone has the sole authority to direct the voting of his, her or its respective Malone Liberty Shares in accordance with the provisions of this Agreement and the sole power of disposition with respect to his or her Malone Liberty Shares, with no restrictions (other than encumbrances created by this Agreement, any restrictions on transfer under applicable federal and state securities laws and the Permitted Pledges indicated on Schedule 10(b)). Except for the Malone Liberty Shares, as of the date hereof, no Malone Beneficially Owns or owns of record (i) any other shares of Liberty Entertainment Common Stock, (ii) any securities that are convertible into or exercisable or exchangeable for Liberty Entertainment Common Stock (other than the Malone Awards outstanding on the date hereof set forth on Schedule 10(b)) or (iii) any Equity Securities of any Subsidiary of Splitco.

        (b)    Malone Certificate.     The parties acknowledge that it is a condition to DIRECTV's obligation to consummate the Mergers that Dr. Malone has delivered to DIRECTV the certificate (the "Malone Certificate") specified in Section 7.2(g) of the Merger Agreement. DIRECTV, Splitco and Holdings acknowledge that Dr. Malone is under no obligation, express or implied, to deliver the Malone Certificate if the statements therein are not believed by him in good faith to be true as of such time or to take any action or refrain from taking any action prior to the Closing to the extent necessary to make the representations specified therein true and correct as of the Closing Date, and that Dr. Malone shall not have personal liability to DIRECTV, Splitco or Holdings if he fails to deliver the Malone Certificate. DIRECTV, Splitco and Holdings acknowledge and agree that the representations contained in the Malone Certificate, if delivered, do not survive the Closing of the Mergers.

11.
REPRESENTATIONS AND WARRANTIES OF DIRECTV.

        DIRECTV represents and warrants that: DIRECTV is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by DIRECTV and the consummation by DIRECTV of the transactions contemplated hereby (i) will not violate any order, writ, injunction, decree, statute, rule, regulation or law applicable to DIRECTV, (ii) will not violate or constitute a breach or default under any agreement by which DIRECTV may be bound, (iii) except as set forth on Schedule 11, will not require the consent of or any notice or other filing with any third party, including any Governmental Authority, and (iv) have been duly and validly authorized, and no other proceedings on the part of DIRECTV are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by DIRECTV and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of DIRECTV enforceable against DIRECTV in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting enforcement of creditors' rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

12.
TERM; TERMINATION.

        This Agreement shall terminate automatically, without further action of the parties hereto, upon the termination of the Merger Agreement in accordance with its terms. Following the Merger Effective Time, this Agreement shall terminate automatically, without further action of the parties hereto, upon the first to occur of the following: (i) all of the Member Shares having been purchased by Holdings, (ii) all of the Member Shares having been sold to one or more Prospective Purchasers in compliance with Section 7(b)(i); (iii) the Redemption Right under Section 4.11 of the Holdings Charter having expired unexercised, or (iv) upon the completion of a Change of Control; provided, however, that in the case of clause (i) (to the extent Holdings issues shares of Holdings Class A Common Stock pursuant to the Redemption Right) or clause (iii), and absent the earlier termination of this Agreement in accordance with the first sentence of this Section 12, in no event shall Section 4 terminate prior to the day following the first anniversary of the Split-Off Effective Time. No party hereto will be relieved from any liability for breach of this Agreement by reason of such termination.

13.
MISCELLANEOUS.

        Remedies.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

        (a)    Further Assurances.     Each party shall cooperate and take such actions as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. For the avoidance of doubt, in the event Holdings, directly or indirectly, distributes securities of any Person (other than securities of Holdings) to the holders of Holdings Common Stock (whether through a dividend, share distribution, redemption, merger, spinoff, split-off or otherwise), the issuer of the securities so distributed, if other than the successor to all or substantially all of the assets of Holdings (the "Distributed Company") will not be a successor or assign of the rights and obligations of Holdings under this Agreement unless specifically consented to by the Members, and the securities of the Distributed Company so distributed will not be deemed to be Member Shares hereunder for any purpose.

        (b)    Expenses.     Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        (c)    Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        (d)    Jurisdiction.     All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, or, if the Court of Chancery lacks subject matter jurisdiction, in any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts there from) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

        (e)    Assignment; Successors.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated in whole or in part, by operation of Law, or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, including, in the case of any Malone, any trustee, executor, heir, legatee or personal representative succeeding to the ownership of the Malone Liberty Shares, Malone Splitco Shares and Member Shares (and any other Malone Holdings Shares) (including upon the death, disability or incapacity of any Malone). Any purported assignment or delegation not permitted under this Section 13(e) shall be null and void and shall not relieve the assigning or delegating party of any obligation hereunder.

        (f)    Descriptive Headings.     Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

        (g)    Entire Agreement; No Third-Party Beneficiaries.     This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

        (h)    Notices.     All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

    If to any Malone, to:

      John C. Malone or Leslie A. Malone
      c/o Liberty Media Corporation
      12300 Liberty Boulevard
      Englewood, CO 80112
      Facsimile: (720) 875-5401

    If to DIRECTV or Holdings, or, after the Merger Effective Time, Splitco, to:

      The DIRECTV Group, Inc.
      2230 East Imperial Highway
      El Segundo, CA 90245
      Attention: Larry D. Hunter, General Counsel
      Facsimile: (310) 964-0838

    with a copy (which shall not constitute notice) to:

      Weil, Gotshal & Manges LLP
      767 Fifth Avenue
      New York, NY 10153
      Attention: Frederick S. Green
       Michael E. Lubowitz
      Facsimile: (212) 310-8007

    with a copy (which shall not constitute notice) to:

      Simpson Thacher & Bartlett LLP
      425 Lexington Avenue
      New York, NY 10017
      Attention: Richard I. Beattie
       Marni J. Lerner
       Kathryn King Sudol
      Facsimile: (212) 455-2502

    If, prior to the Merger Effective Time, to Splitco, to:

      Liberty Entertainment, Inc.
      12300 Liberty Boulevard
      Englewood, CO 80112
      Attention: Charles Y. Tanabe, General Counsel
      Facsimile: (720) 875-5382

    with a copy (which shall not constitute notice) to:

      Baker Botts L.L.P.
      30 Rockefeller Plaza
      New York, NY 10112
      Attention: Frederick H. McGrath
       Renee L. Wilm
      Facsimile: (212) 259-2530

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

        (i)    Severability.     If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        (j)    Amendments and Waivers.     Subject to Section 13(i) hereof, the provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers of or consents to departures from the provisions hereof may not be given, unless approved in writing by

(i) (A) Holdings, and (B) Members holding a majority of the Member Shares, and (ii) prior to the Merger Effective Time, Splitco.

        (k)    No Implied Waivers.     No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or made pursuant hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

        (l)    Legends.     Each certificate or other instrument representing any shares of Common Stock that are Beneficially Owned by any Member that are subject to any of the provisions of this Agreement shall bear a legend substantially in the following form, in addition to any other legend required under applicable law or by contract:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AND RIGHT OF FIRST REFUSAL AGREEMENT, DATED AS OF MAY 3, 2009, BY AND AMONG LIBERTY ENTERTAINMENT, INC., A DELAWARE CORPORATION, DIRECTV, A DELAWARE CORPORATION, THE DIRECTV GROUP, INC., A DELAWARE CORPORATION, JOHN C. MALONE, LESLIE MALONE, THE TRACY L. NEAL TRUST A AND THE EVAN D. MALONE TRUST A. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. THE SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR ANY INTEREST THEREIN IS RESTRICTED BY SUCH AGREEMENT AND ANY SUCH SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION MAY BE MADE ONLY UPON COMPLIANCE THEREWITH. SUCH AGREEMENT ALSO CONTAIN(S) PROVISIONS RELATING TO THE EXERCISE OF CERTAIN RIGHTS, IF ANY, OF THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND MAY GRANT THE ISSUER OR OTHERS THE RIGHT TO PURCHASE SUCH SHARES UNDER CERTAIN CIRCUMSTANCES."

        (m)    Interpretation.     When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

        (n)    Counterparts.     This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature Page Follows]

        IN WITNESS WHEREOF, each of the undersigned has executed this agreement as of the date first above written.

LIBERTY ENTERTAINMENT, INC.
By:	/s/ CHARLES Y. TANABE
Name: Charles Y. Tanabe
Title: Executive Vice President
DIRECTV
By:	/s/ LARRY D. HUNTER
Name: Larry D. Hunter
Title: Executive Vice President
THE DIRECTV GROUP, INC.
By:	/s/ LARRY D. HUNTER
Name: Larry D. Hunter
Title: Executive Vice President

/s/ DR. JOHN C. MALONE Dr. John C. Malone, individually

/s/ MRS. LESLIE MALONE Mrs. Leslie Malone, individually
TRACY L. NEAL TRUST A
By:	/s/ DAVID THOMAS
Name: David Thomas
Title: Trustee
EVAN D. MALONE TRUST A
By:	/s/ DAVID THOMAS
Name: David Thomas
Title: Trustee

SCHEDULES

TO THE

VOTING

AND RIGHT OF FIRST REFUSAL AGREEMENT

BY AND AMONG

LIBERTY ENTERTAINMENT, INC.,

THE DIRECTV GROUP, INC.,

DIRECTV,

DR. JOHN C. MALONE,

MRS. LESLIE MALONE,

THE TRACY L. NEAL TRUST A

AND

THE EVAN D. MALONE TRUST A

DATED AS OF MAY 3, 2009

        All capitalized terms used in these Schedules which are not separately defined herein shall have the meanings given to them in the Voting and Right of First Refusal Agreement dated as of May 3, 2009, by and among Liberty Entertainment, Inc., The DIRECTV Group, Inc., DIRECTV, Dr. John C. Malone, Mrs. Leslie Malone, The Tracy L. Neal Trust A and The Evan D. Malone Trust A (the "Agreement"), to which Agreement these Schedules are attached and into which these Schedules are incorporated by reference. These Schedules correspond to the section numbers in the Agreement. The headings contained in these Schedules are for reference purposes only and shall not affect in any way the reading or interpretation of these Schedules.

        Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected in these Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. The information contained in these Schedules shall not be used as a basis for interpreting the terms "material" or other similar terms in the Agreement. Any matter disclosed in one section of these Schedules is also deemed disclosed in any other section of these Schedules with respect to which such matter is relevant so long as the applicability of such matter to such section of these Schedules is reasonably apparent from a reading of the context in which it appears.

 Schedule 10(a)
Authority for this Agreement

1.
Filings made pursuant to the HSR Act.

2.
Filings made with the FCC.

3.
The Liberty Stockholder Approval and the DIRECTV Stockholder Approval.

4.
Filings made pursuant to any applicable federal or state securities laws.

 Schedule 10(b)
Liens on Malone Liberty Shares

1.
Trust Agreements:

a.
The Evan D. Malone Trust A, a Colorado trust created under the Agreement Creating the Malone Children's Trust dated April 3, 2002.

b.
The Tracy L. Neal Trust A, a Colorado trust created under the Agreement Creating the Malone Children's Trust dated April 3, 2002.

c.
Malone Family Charitable Remainder Trust

2.
Permitted Pledges:

  2,405,310 shares of Liberty Entertainment Series A Common Stock ("Pledged Shares") pledged by Dr. Malone pursuant to the Fidelity Brokerage Account Application, Brokerage Account Client Agreement ("Brokerage Account Agreement") and Margin Account Agreement ("Margin Account Agreement," together with the Brokerage Account Agreement, the "Pledge Agreements")) dated November 20, 2008, as amended by the Margin Account Agreement Amendment dated November 20, 2008 by and among FBS, National Financial Services LLC ("NFS," together with FBS, "Fidelity") and Dr. Malone. The Agreements provide Fidelity with a security interest in the Pledged Shares and permit Fidelity, as the pledgee, to rehypothecate such Pledged Shares.

3.
Call Agreement.

4.
Malone Awards Relating to Liberty Entertainment Common Stock (as of 3/31/09):

Series	Outstanding Options	Option Exercise Price ($)	Grant Date	Expiration Date	Vesting
Series A	40,000	17.99	6/14/05	6/14/15	Fully vested
Series A	337,712	23.32	3/29/07	3/29/14	Vesting quarterly over 4 years
Series A	1,373,656	17.69	12/16/08	12/16/15	Vesting quarterly over 4 years
Series B	2,297,080	21.79	2/28/01	2/28/11	Fully vested
Series B	360,000	18.19	6/14/05	6/14/15	Fully vested
5.
Dr. Malone holds two restricted share awards with respect to Liberty Entertainment Common Stock: (1) 12,672 shares of LMDIA and (2) 285,225 shares of LMDIA.

 Schedule 11
Authority for this Agreement

1.
Filings made pursuant to the HSR Act.

2.
Filings made with the FCC.

3.
The Liberty Stockholder Approval and the DIRECTV Stockholder Approval.

4.
Filings made pursuant to any applicable federal or state securities laws.

Annex B-1

AMENDMENT NO. 1 TO VOTING AND RIGHT OF FIRST REFUSAL AGREEMENT

        THIS AMENDMENT NO. 1 TO THE VOTING AND RIGHT OF FIRST REFUSAL AGREEMENT (this "Amendment"), dated as of July 29, 2009, is made by and among Liberty Entertainment, Inc., a Delaware corporation ("Splitco"), The DIRECTV Group, Inc., a Delaware corporation ("DIRECTV"), DIRECTV, a Delaware corporation formed as a direct, wholly-owned Subsidiary of DIRECTV ("Holdings"), Dr. John C. Malone ("Dr. Malone"), Mrs. Leslie Malone, The Tracy L. Neal Trust A (the "Tracy Trust") and The Evan D. Malone Trust A (the "Evan Trust," and together with Dr. Malone, Mrs. Malone and the Tracy Trust, collectively, the "Malones" and each a "Malone").

RECITALS

        A.    Splitco, DIRECTV, Holdings and each Malone entered into that certain Voting and Right of First Refusal Agreement, dated as of May 3, 2009 (the "Malone Agreement").

        B.    Splitco, Holdings and each Malone now intend to amend certain provisions of the Malone Agreement as set forth herein.

        C.    Section 13(j) of the Malone Agreement requires that prior to the Merger Effective Time, any amendment to the Malone Agreement be by written agreement of (i) Holdings, (ii) Members holding a majority of the Member Shares, and (iii) Splitco.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Splitco, Holdings and each Malone hereby agrees as follows:

        SECTION 1.    Defined Terms.    Terms defined in the Malone Agreement are used in this Amendment with the same meaning, unless otherwise indicated.

        SECTION 2.    Amendments to Malone Agreement.    The Malone Agreement is hereby amended as follows:

        2.1   The definition of "Acquire" in Section 1 of the Malone Agreement is hereby amended by deleting such definition and replacing it in its entirety to read as follows:

          ""Acquire" means to purchase or otherwise acquire, or enter into any agreement with respect to the purchase or acquisition of any security, including any Constructive Acquisition that is treated as an acquisition of beneficial ownership for federal income tax purposes."

        2.2   The definition of "Acquisition" in Section 1 of the Malone Agreement is hereby amended by deleting such definition and replacing it in its entirety to read as follows:

          ""Acquisition" means a purchase or other acquisition, or entering into any agreement with respect to the purchase or acquisition of any security, including any Constructive Acquisition that is treated as an acquisition of beneficial ownership for federal income tax purposes."

        2.3   The definition of "Exchange Time" in Section 1 of the Malone Agreement is hereby amended by deleting such definition and replacing it in its entirety to read as follows:

          ""Exchange Time" means the time following the Split-Off Effective Time and immediately preceding the DIRECTV Effective Time provided that all conditions set forth in Article VII of the Merger Agreement have been satisfied or waived (other than those conditions that by their nature may only be satisfied at the Closing), and the parties to the Merger Agreement are obligated to complete the Closing."

B-1-1

        2.4   The definition of "Exempt Transfer" in Section 1 of the Malone Agreement is hereby amended by deleting clause (vii) thereof and replacing it in its entirety to read as follows:

       "(vii)  to a Related Party of a Malone;"

        2.5   The definition of "Malone Holdings Shares" in Section 1 of the Malone Agreement is hereby amended by deleting such definition and replacing it in its entirety to read as follows:

          ""Malone Holdings Shares" means, that number of shares of outstanding Holdings Class B Common Stock equal to the aggregate number of shares of Splitco Series B Common Stock owned of record by the Members at the Exchange Time multiplied by the Splitco Exchange Ratio."

        2.6   Section 7(b)(iii) of the Malone Agreement is hereby amended by deleting the first sentence thereof and replacing it in its entirety to read as follows:

          "Prior to termination of this Agreement in accordance with Section 12, no voluntary transfers of Member Shares may be made by a Member, except to Holdings pursuant to the Redemption Right, during the period commencing on the first day of the Redemption Period and ending on (x) the date Holdings actually purchases Member Shares pursuant to the Redemption Right or (y) if earlier, the date Holdings is required to purchase Member Shares pursuant to the Redemption Right and fails to so purchase such Member Shares notwithstanding the applicable Member's compliance with its obligations under Section 4.11 of the Holdings Charter; provided, that, prior to the date that the Member makes (or is deemed to have made) an election pursuant to Section 4.11(a)(iv) of the Holdings Charter, such Member may transfer, to the extent allowed under Section 4 hereof, Member Shares to any transferee if the Class B Automatic Conversion (as defined in the Holdings Charter) is triggered as a result of such transfer."

        2.7   Sections 9(a) and (b) of the Malone Agreement are hereby deleted and replaced in their entirety to read as follows:

          "(a)    Exchange.    At the Exchange Time, (i) each Member shall assign, transfer, convey and deliver to Holdings and Holdings shall accept and acquire from such Member, all outstanding shares of Splitco Series B Common Stock owned of record by him, her or it (free and clear of all Liens, other than Liens created by this Agreement and any Permitted Pledge (subject to the last sentence of this paragraph)), and (ii) Holdings shall issue and deliver to the Members, and the Members shall accept and acquire from Holdings, in the aggregate, the Malone Holdings Shares (free and clear of all Liens, other than any Liens created by such Member (collectively, the "Exchange"). The Members shall cause any Permitted Pledge on the shares of Splitco Series B Common Stock Beneficially Owned by them to be released concurrent with the Exchange Time (it being understood that such Permitted Pledge shall thereupon encumber the Member Shares received in exchange therefor in the Exchange).

          (b)    Exchange of Certificates.    To effect the Exchange at the Exchange Time, the exchange of certificates (or evidence of shares in book-entry form) representing the shares of Splitco Series B Common Stock Beneficially Owned by the Members for certificates (or evidence of shares in book-entry form) representing the Malone Holdings Shares, and the related actions thereto, shall be completed by the Exchange Agent (as if at the Merger Effective Time) pursuant to the procedures set forth in Section 2.2 of the Merger Agreement."

        2.8   Section 10(b) of the Malone Agreement is hereby deleted and replaced in its entirety to read as follows:

          "(b)    Malone Certificate and S-4 Malone Certificate.    (i) The parties acknowledge that it is a condition to DIRECTV's obligation to consummate the Mergers that Dr. Malone has delivered to DIRECTV the certificate (the "Malone Certificate") specified in Section 7.2(g) of the Merger Agreement. DIRECTV, Splitco and Holdings acknowledge that Dr. Malone is under no obligation,

B-1-2

  express or implied, to deliver the Malone Certificate (regardless of whether the S-4 Malone Certificate (as defined below) is delivered in accordance with clause (ii) below) if the statements therein are not believed by him in good faith to be true as of such time or to take any action or refrain from taking any action prior to the Closing to the extent necessary to make the representations specified therein true and correct as of the Closing Date, and that Dr. Malone shall not have personal liability to DIRECTV, Splitco or Holdings if he fails to deliver the Malone Certificate. DIRECTV, Splitco and Holdings acknowledge and agree that the representations contained in the Malone Certificate, if delivered, do not survive the Closing of the Mergers.

          (ii)        In addition, the parties acknowledge that in connection with the filing with the Securities and Exchange Commission of the executed tax opinion of Weil, Gotshal & Manges LLP (the date of such opinion, the "Opinion Date") as an exhibit to the Holdings Form S-4 (as defined in the Merger Agreement), DIRECTV has requested that Dr. Malone deliver to Holdings a certificate, dated as of the Opinion Date, substantially in the form attached hereto as Exhibit A (the "S-4 Malone Certificate"). DIRECTV, Splitco and Holdings acknowledge that Dr. Malone is under no obligation, express or implied, to deliver the S-4 Malone Certificate if the statements therein are not believed by him in good faith to be true as of such time or to take any action or refrain from taking any action prior to the Opinion Date to the extent necessary to make the representations specified therein true and correct as of the Opinion Date, and that Dr. Malone shall not have personal liability to DIRECTV, Splitco or Holdings if he fails to deliver the S-4 Malone Certificate. DIRECTV, Splitco and Holdings further acknowledge and agree that (A) the representations contained in the S-4 Malone Certificate, if delivered, do not survive the Opinion Date and (B) in no event will they seek damages or other remedies against Dr. Malone in the event DIRECTV, Splitco or Holdings is subjected to any claims, demands, legal proceedings, damages or expenses based upon an allegation or determination that any securities filings of DIRECTV, Splitco or Holdings contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading because any statement in the S-4 Malone Certificate is alleged, or is ultimately determined to be, untrue, incomplete or misleading in any respect."

        2.9   Section 12 of the Malone Agreement is hereby amended by deleting the second sentence thereof and replacing it in its entirety to read as follows:

          "Following the Merger Effective Time, this Agreement shall terminate automatically, without further action of the parties hereto, (i) with respect to a Member upon the first to occur of the following: (w) all Member Shares held by such Member having been purchased by Holdings pursuant to the Redemption Right, (x) after electing to purchase the Member Shares held by such Member pursuant to the Redemption Right, Holdings fails to complete the purchase of all such Member Shares by the Close of Business on the 5th business day following notice from the applicable Member that Holdings failed to complete the purchase of all such Member Shares within the time period required by Section 4.11 of the Holdings Charter notwithstanding the applicable Member's compliance with its obligations under Section 4.11 of the Holdings Charter, (y) all of the Member Shares held by such Member having been Transferred in compliance with this Agreement, or (z) the Redemption Right ceases to apply to the Member Shares held by such Member, and (ii) with respect to all Members upon the first to occur of (x) the date the Redemption Right expires unexercised as to all Member Shares, or (y) upon the completion of a Change of Control; provided, however, that in the case of clause (i) or clause (ii)(x), and absent the earlier termination of this Agreement in accordance with the first sentence of this Section 12, in no event shall Section 4 terminate prior to the day following the first anniversary of the Split-Off Effective Time."

B-1-3

        SECTION 3.    Effect on Malone Agreement.    Other than as specifically set forth herein, all other terms and provisions of the Malone Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

        SECTION 4.    Severability.    If any term or other provision of this Amendment is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Amendment shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 5.    Captions.    The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.

        SECTION 6.    Counterparts.    This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 7.    Successors and Assigns.    This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, including, in the case of any Malone, any trustee, executor, heir, legatee or personal representative succeeding to the ownership of the Malone Liberty Shares, Malone Splitco Shares and Member Shares (and any other Malone Holdings Shares) (including upon the death, disability or incapacity of any Malone).

        SECTION 8.    Governing Law.    This amendment shall be governed by and construed in accordance with the laws of the state of Delaware.

        SECTION 9.    Jurisdiction.    All actions and proceedings arising out of or relating to this Amendment shall be heard and determined in the Court of Chancery of the State of Delaware, or, if the Court of Chancery lacks subject matter jurisdiction, in any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts there from) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AMENDMENT.

[remainder of page intentionally left blank]

B-1-4

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

LIBERTY ENTERTAINMENT, INC.
By:	/s/ CHARLES Y. TANABE
Name: Charles Y. Tanabe
Title: Executive Vice President
DIRECTV
By:	/s/ LARRY D. HUNTER
Name: Larry D. Hunter
Title: President and Chief Executive Officer

/s/ JOHN C. MALONE Dr. John C. Malone, individually

/s/ LESLIE MALONE Mrs. Leslie Malone, individually
THE TRACY L. NEAL TRUST A
By:	/s/ DAVID THOMAS
Name: David Thomas
Title: Trustee
THE EVAN D. MALONE TRUST A
By:	/s/ DAVID THOMAS
Name: David Thomas
Title: Trustee
THE DIRECTV GROUP, INC.
By:	/s/ LARRY D. HUNTER
Name: Larry D. Hunter
Title: Chief Executive Officer

 EXHIBIT A

S-4 Malone Certificate

S-4 MALONE CERTIFICATE

        In connection with (i) the Registration Statement on Form S-4 filed by DIRECTV ("Holdings") with the Securities and Exchange Commission on June 8, 2009 (as amended through the date hereof, the "Registration Statement") relating to the transactions contemplated by the Agreement and Plan of Merger, dated as of May 3, 2009, by and among Liberty Media Corporation ("LMC"), Liberty Entertainment, Inc. ("LEI"), The DIRECTV Group, Inc. ("DIRECTV"), Holdings, DTVG One, Inc. and DTVG Two, Inc. (as amended on July 29, 2009, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement), and the Voting and Right of First Refusal Agreement, dated as of May 3, 2009, by and among LEI, DIRECTV, Holdings, Dr. John C. Malone, Mrs. Leslie Malone, The Tracy L. Neal Trust A and The Evan D. Malone Trust A (as amended through the date hereof, the "Malone Agreement"), and (ii) the delivery of the executed tax opinion, dated as of the date hereof, of Weil, Gotshal & Manges LLP which will be filed as an Exhibit to the Registration Statement (the "Tax Opinion"), the undersigned, John C. Malone, hereby represents and warrants to Holdings, that, as of the date hereof, neither I nor my wife, Mrs. Leslie Malone, are parties to any agreement, or have any current plan or intention, to sell, exchange, transfer by gift, or otherwise dispose of, directly or indirectly, any Holdings Common Stock (including, without limitation, in any transaction treated as a constructive disposition for United States federal income tax purposes).

        The foregoing representation and warranty is made by me solely in my capacity as a stockholder of LMC and solely for purposes of the delivery of the Tax Opinion.

Dated:	John C. Malone

 Annex B-2

AMENDMENT NO. 2 TO VOTING AND RIGHT OF FIRST REFUSAL AGREEMENT

        THIS AMENDMENT NO. 2 TO THE VOTING AND RIGHT OF FIRST REFUSAL AGREEMENT (this "Amendment"), dated as of October 2, 2009, is made by and among Liberty Entertainment, Inc., a Delaware corporation ("Splitco"), The DIRECTV Group, Inc., a Delaware corporation ("DIRECTV"), DIRECTV, a Delaware corporation formed as a direct, wholly-owned Subsidiary of DIRECTV ("Holdings"), Dr. John C. Malone ("Dr. Malone"), Mrs. Leslie Malone, The Tracy L. Neal Trust A (the "Tracy Trust") and The Evan D. Malone Trust A (the "Evan Trust," and together with Dr. Malone, Mrs. Malone and the Tracy Trust, collectively, the "Malones" and each a "Malone").

RECITALS

        A.    Splitco, DIRECTV, Holdings and each Malone entered into that certain Voting and Right of First Refusal Agreement, dated as of May 3, 2009 and that certain Amendment No. 1 to the Voting and Right of First Refusal Agreement, dated as of July 29, 2009 (collectively, the "Malone Agreement").

        B.    Splitco, Holdings and each Malone now intend to amend certain provisions of the Malone Agreement as set forth herein.

        C.    Section 13(j) of the Malone Agreement requires that prior to the Merger Effective Time, any amendment to the Malone Agreement be by written agreement of (i) Holdings, (ii) Members holding a majority of the Member Shares, and (iii) Splitco.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Splitco, Holdings and each Malone hereby agrees as follows:

        SECTION 1. Defined Terms.    Terms defined in the Malone Agreement are used in this Amendment with the same meaning, unless otherwise indicated.

        SECTION 2. Amendments to Malone Agreement.    The Malone Agreement is hereby amended as follows:

          2.1   The definition of "Malone Child Attribution Person" in Section 1 of the Malone Agreement is hereby amended by deleting such definition and replacing it in its entirety to read as follows:

              ""Malone Child Attribution Person" means any Person who, with respect to a Malone Child, (i) is related to the Malone Child, as described in Section 355(d)(7)(A) of the Code, or (ii) otherwise is treated as one Person with the Malone Child for all purposes of Section 355(e) of the Code."

          2.2   The definition of "Malone Related Person" in Section 1 of the Malone Agreement is hereby amended by deleting such definition and replacing it in its entirety to read as follows:

              ""Malone Related Person" means any Person who (i) is related to a Malone, as described in Section 355(d)(7)(A) of the Code, or (ii) otherwise is treated as one Person with a Malone for all purposes of Section 355(e) of the Code."

        SECTION 3. Effect on Malone Agreement.    Other than as specifically set forth herein, all other terms and provisions of the Malone Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

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        SECTION 4. Severability.    If any term or other provision of this Amendment is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Amendment shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 5. Captions.    The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof.

        SECTION 6. Counterparts.    This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 7. Successors and Assigns.    This Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, including, in the case of any Malone, any trustee, executor, heir, legatee or personal representative succeeding to the ownership of the Malone Liberty Shares, Malone Splitco Shares and Member Shares (and any other Malone Holdings Shares) (including upon the death, disability or incapacity of any Malone).

        SECTION 8. Governing Law.    This amendment shall be governed by and construed in accordance with the laws of the state of Delaware.

        SECTION 9. Jurisdiction.    All actions and proceedings arising out of or relating to this Amendment shall be heard and determined in the Court of Chancery of the State of Delaware, or, if the Court of Chancery lacks subject matter jurisdiction, in any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts there from) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AMENDMENT.

[remainder of page intentionally left blank]

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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

LIBERTY ENTERTAINMENT, INC.
By:	/s/ CHARLES Y. TANABE
Name: Charles Y. Tanabe
Title: Executive Vice President
DIRECTV
By:	/s/ LARRY D. HUNTER
Name: Larry D. Hunter
Title: Chief Executive Officer
/s/ JOHN C. MALONE Dr. John C. Malone, individually
/s/ LESLIE MALONE Mrs. Leslie Malone, individually
THE TRACY L. NEAL TRUST A
By:	/s/ DAVID THOMAS
Name: David Thomas
Title: Trustee
THE EVAN D. MALONE TRUST A
By:	/s/ DAVID THOMAS
Name: David Thomas
Title: Trustee
THE DIRECTV GROUP, INC.
By:	/s/ LARRY D. HUNTER
Name: Larry D. Hunter
Title: Chief Executive Officer

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Annex C

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DIRECTV

        DIRECTV, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

          1.     The present name of the Corporation is DIRECTV, which is the name under which the Corporation was originally incorporated; and the date of filing the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware is April 24, 2009.

          2.     This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the Certificate of Incorporation of the Corporation, has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL").

          3.     The Corporation's Certificate of Incorporation hereby is amended and restated to read in its entirety as follows:

ARTICLE I

        Section 1.1    Name.

        The name of the corporation is DIRECTV.

ARTICLE II

        Section 2.1    Address.

        The registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE III

        Section 3.1    Purpose.

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

        Section 4.1    Authorized Capital Stock.

        The total number of shares of all classes of stock that the Corporation is authorized to issue is 4,000,000,000 shares, consisting of (i) 3,500,000,000 shares of Class A common stock, par value $0.01 per share (the "Class A Common Stock"), (ii) 30,000,000 shares of Class B common stock, par value $0.01 per share (the "Class B Common Stock"), (iii) 420,000,000 shares of Class C common stock, par value $0.01 per share (the "Class C Common Stock", and together with the Class A Common Stock and the Class B Common Stock, the "Common Stock"), and (iv) 50,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

        Each share of Class A Common Stock, Class B Common Stock and Class C Common Stock will, except as otherwise provided in this Certificate of Incorporation, be identical in all respects and have equal rights, powers and privileges.

        Section 4.2    Increase or Decrease in Authorized Common or Preferred Stock.

        The number of authorized shares of Preferred Stock or any class of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or then issuable pursuant to any Convertible Securities) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock or Common Stock, voting separately as a class or as a separate series, shall be required therefor.

        Section 4.3    Preferred Stock.

        (a)   Subject to the other provisions of this Certificate of Incorporation, the Board of Directors of the Corporation (the "Board") is hereby expressly authorized to provide by resolution or resolutions from time to time out of the unissued shares of Preferred Stock for the issuance of one or more series of Preferred Stock, without further stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation"), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof.

        (b)   The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following: (i) the designation of the series, which may be by distinguishing number, letter or title, (ii) the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative, (iv) the dates on which dividends, if any, shall be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series, (vii) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (viii) whether the shares of the series shall be convertible into, or exchangeable or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (ix) any restrictions on the issuance of shares of the same series or any other class or series, (x) the voting rights, if any, of the holders of shares of the series generally or upon specified events, and (xi) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications or limitations of, or restrictions on, such shares as are permitted by law.

        (c)   Shares of Preferred Stock, regardless of series, that are converted into other securities or other consideration or otherwise acquired by the Corporation shall be retired and canceled and the Corporation shall take all such actions as are necessary to cause such shares to have the status of authorized but unissued shares of Preferred Stock, without designation as to series, and, unless otherwise provided in this Certificate of Incorporation or the applicable Preferred Stock Designation, the Corporation shall have the right to reissue such shares.

        Section 4.4    Voting Rights.

        (a)   Subject to applicable law, to the provisions of this Certificate of Incorporation and to the rights and powers, if any, of any outstanding series of Preferred Stock to vote as a separate class or series, or to vote together with one or more other series of Preferred Stock or together with one or more classes of Common Stock, on any matter:

          (i)    each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote;

          (ii)   each holder of Class B Common Stock shall be entitled to fifteen (15) votes for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; and

          (iii)  the Class C Common Stock shall be non-voting stock and, except as (and then only to the extent) required by applicable law, shall not entitle the holders thereof to vote on any matter on which stockholders are entitled to vote. If a vote or consent of the holders of Class C Common Stock should at any time be required by the laws of the State of Delaware on any matter, each holder of Class C Common Stock shall be entitled to 1/100th of a vote on such matter for each share of Class C Common Stock held of record by such holder.

        (b)   Except as (and then only to the extent) required by applicable law, or as otherwise expressly set forth in this Certificate of Incorporation, on all matters on which stockholders are entitled to vote, holders of Voting Securities shall vote their respective shares of Class A Common Stock, Class B Common Stock and Preferred Stock (if such Preferred Stock is a Voting Security) together as one class. If a vote or consent of the holders of Class C Common Stock shall be required by applicable law on a matter referred to in the immediately preceding sentence, then holders of Class C Common Stock shall vote their shares of Class C Common Stock with holders of Class A Common Stock, Class B Common Stock and Preferred Stock (if such Preferred Stock is a Voting Security) together as one class, except as (and then only to the extent) required by applicable law.

        (c)   Except as required by applicable law and notwithstanding any other provision in this Section 4.4, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers (including, without limitation, voting powers), designations, preferences, or relative, participating, optional or other special rights, or to qualifications, limitations, or restrictions thereof, of the Preferred Stock or any series thereof, if the holders of outstanding shares of Preferred Stock or any series thereof are entitled, either separately or together with the holders of outstanding shares of one or more other classes or series of capital stock of the Corporation, to vote thereon pursuant to applicable law or this Certificate of Incorporation, as amended from time to time.

        (d)   So long as any shares of Class A Common Stock are issued and outstanding, unless the Corporation shall have obtained a Class A Consent with respect to such transaction, the Corporation shall not engage in a merger, consolidation or sale of all or substantially all of its assets (a "Subject Transaction") (x) as to which the DGCL, as then in effect, requires the approval, vote or consent of the Corporation's stockholders (which, for the avoidance of doubt, shall not include instances where a Class B Consent is required hereunder but stockholder approval otherwise is not required), and (y) the terms of such Subject Transaction provide that the holders of Class A Common Stock are to receive consideration per share of Class A Common Stock that is different in form or amount than the per share consideration to be received in respect of shares of Class B Common Stock in such Subject Transaction. The provisions of this Section 4.4(d) shall cease to be of any force or effect and shall be automatically repealed without any action on the part of the Corporation or the stockholders of the Corporation and replaced with the words "Intentionally Omitted" (and the Corporation will issue a public announcement of such occurrence) upon the earliest to occur of (i) such time as the Malones in the aggregate do not own shares of Class B Common Stock entitling them to vote at least 10% of the combined voting power of all outstanding shares of Class A Common Stock and Class B Common Stock, (ii) the death of Mr. John C. Malone, and (iii) June 30, 2010, if the Judgment Effective Date has not occurred as of such date.

        Section 4.5    Automatic Conversion of Class B Common Stock into Class A Common Stock.

        Transfers of shares of Class B Common Stock shall be subject to the following provisions. A holder of shares of Class B Common Stock that wishes to effect a Transfer of shares of Class B Common Stock shall provide written notice thereof to the Corporation prior to the Close of Business on the business day prior to the proposed date of transfer (the "Transfer Notice"). The Transfer Notice shall (i) identify the proposed transferee, (ii) state whether or not the proposed transferee is an Affiliate of the transferor, and (iii) state whether or not the Transfer is being effected in a Public Transfer. The transferor shall provide such additional supporting information, opinions and documentation as may be reasonably requested by the Corporation. If the Transfer (y) is to a transferee that is not an Affiliate of the transferor and (z) is being effected pursuant to a Public Transfer, then immediately following such Transfer each such share of Class B Common Stock so Transferred will automatically convert into one (1) fully paid and non-assessable share of Class A Common Stock registered in the name of the transferee (the "Class B Automatic Conversion"). All other Transfers of shares of Class B Common Stock shall not result in a Class B Automatic Conversion, and in all such other cases the shares of Class B Common Stock being Transferred shall be registered in the name of the transferee and shall not be converted into shares of Class A Common Stock. All shares of Class B Common Stock shall be certificated and shall bear a legend stating that such shares are subject to the Class B Automatic Conversion provisions set forth herein. The Corporation shall not be obligated to issue one or more certificates or instruct the Corporation's transfer agent to make a book entry evidencing the shares of Class A Common Stock issuable upon a Class B Automatic Conversion unless the certificate(s) evidencing Transferred share(s) of Class B Common Stock are delivered to the Corporation for cancellation.

        Section 4.6    Dividends and Distributions.

        Whenever a dividend, other than a dividend that constitutes a Share Distribution, is paid to the holders of any class of Common Stock then outstanding, the Corporation will also pay to the holders of each other class of Common Stock then outstanding an equal dividend per share. Dividends will be payable only as and when declared by the Board out of assets of the Corporation legally available therefor. Whenever a Share Distribution is paid to the holders of any class of Common Stock then outstanding, the Corporation will also pay a Share Distribution to the holders of each other class of Common Stock then outstanding, as provided in Section 4.7 below. For purposes of this Section 4.6 and Section 4.7 below, a "Share Distribution" means a dividend or distribution (including a distribution made in connection with any stock-split, reclassification, recapitalization, dissolution, winding up or full or partial liquidation of the Corporation) payable in shares of any class or series of capital stock, Convertible Securities or other securities of the Corporation or any other Person.

        Section 4.7    Share Distributions.

        If at any time a Share Distribution is to be made with respect to any class of Common Stock, such Share Distribution may be declared and paid only as follows:

          (a)   a Share Distribution (i) consisting of shares of Class C Common Stock or Class C Convertible Securities may be declared and paid to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, on an equal per share basis, or (ii) consisting of

  (x) shares of Class A Common Stock or Class A Convertible Securities may be declared and paid to holders of Class A Common Stock, on an equal per share basis, (y) shares of Class B Common Stock or Class B Convertible Securities may be declared and paid to holders of Class B Common Stock, on an equal per share basis, and (z) shares of Class C Common Stock or Class C Convertible Securities may be declared and paid to holders of Class C Common Stock, on an equal per share basis; or

          (b)   subject to Section 4.7(c) below, a Share Distribution consisting of any class or series of securities of the Corporation or any other Person other than Class A Common Stock, Class B Common Stock or Class C Common Stock (or Class A Convertible Securities, Class B Convertible Securities or Class C Convertible Securities), may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, (ii) separate classes or series of securities, on an equal per share basis, to the holders of each such class of Common Stock, or (iii) a separate class or series of securities to the holders of one or more classes of Common Stock and, on an equal per share basis, a different class or series of securities to the holders of all other classes of Common Stock; provided, that, in connection with a Share Distribution pursuant to clause (ii) or clause (iii) of this Section 4.7(b), (1) such separate classes or series of securities (and, if the distribution consists of Convertible Securities, the Underlying Securities) do not differ in any respect other than their relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable), with holders of shares of Class B Common Stock receiving the class or series of securities having (or convertible into or exercisable or exchangeable for securities having) the highest relative voting rights and the holders of shares of each other class of Common Stock receiving securities of a class or series having (or convertible into or exercisable or exchangeable for securities having) lesser relative voting rights, in each case, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable) among the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, and (2) in the event the securities to be received by the holders of shares of Common Stock other than the Class B Common Stock consist of different classes or series of securities, with each such class or series of securities (or the Underlying Securities into which such class or series is convertible or for which such class or series is exercisable or exchangeable) differing only with respect to the relative voting rights of such class or series (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable), then such classes or series of securities will be distributed to the holders of each class of Common Stock (other than the Class B Common Stock) (A) as the Board of Directors determines or (B) such that the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable) of the class or series of securities (or the Underlying Securities) to be received by the holders of each class of Common Stock (other than the Class B Common Stock) corresponds to the extent practicable to the relative voting rights (and any related differences in designation, conversion, redemption and share distribution provisions, as applicable) of such class of Common Stock, as compared to the other classes of Common Stock (other than the Class B Common Stock).

          (c)   So long as any shares of Class B Common Stock are issued and outstanding, unless a Class B Consent has been received approving the terms of such Share Distribution, (i) no Share Distribution may be declared or paid if the securities to be received by the holders of the Class C Common Stock in such Share Distribution (and, if the Share Distribution consists of Convertible Securities, the Underlying Securities with respect thereto) are entitled to vote with respect to matters upon which security holders of the issuer thereof are generally entitled to vote (other than to an extent no greater than the holders of Class C Common Stock are entitled to vote upon matters as provided in this Certificate of Incorporation); and (ii) no Share Distribution of

  securities entitled to vote generally upon matters that may be submitted to a vote of security holders of the issuer thereof, whether consisting of any class or series of securities of the Corporation or any other Person (or Convertible Securities that are convertible into, exchangeable for or evidence the right to purchase such securities), may be declared or paid unless the securities to be received by the holders of Class B Common Stock in such Share Distribution (and, if the Share Distribution consists of Convertible Securities, the Underlying Securities with respect thereto) at all times have voting power with respect to matters upon which security holders of the issuer thereof are generally entitled to vote per share or other unit ("Per Share Voting Power") of not less than fifteen times the Per Share Voting Power of the securities (and, if the Share Distribution consists of Convertible Securities, the Underlying Securities with respect thereto) to be received in such Share Distribution by the holders of each other class of Common Stock receiving securities entitled to such voting power, if any.

        Section 4.8    Liquidation, Dissolution or Winding Up.

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the payment or provision for payment of the preferential and other amounts, if any, to which the holders of Preferred Stock, if any, shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. For the purposes of this Section 4.8, neither the sale, conveyance, exchange, lease, assignment, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other Persons shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, voluntary or involuntary, unless such sale, conveyance, exchange, lease, assignment, transfer or other disposition, merger or consolidation shall be in connection with a liquidation, dissolution or winding-up of the business of the Corporation.

        Section 4.9    Excess Shares.

        (a)    Purpose.     For purposes of (x) protecting the Corporation and its stockholders from potential adverse tax effects that could result for U.S. income tax purposes from certain changes in ownership of shares of Equity Stock in light of the Corporation's participation in the Splitco Merger and related transactions, including the DIRECTV Merger, and (y) inducing The DIRECTV Group, Inc. to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the provisions of this Section 4.9 shall apply.

        (b)    Prohibited Transfers.     If, notwithstanding any other provisions contained herein, at any time during the Prohibition Period, there is a purported Transfer or Non-Transfer Event such that any Person otherwise would be treated as acquiring shares of Equity Stock, directly or indirectly (as determined by reference to Section 355(e) of the Code, taking into account applicable constructive ownership rules and any Treasury regulations promulgated thereunder), and (x) such Person is, or upon such purported Transfer or Non-Transfer Event, would become, a ten-percent shareholder of the Corporation, a controlling shareholder of the Corporation, or a member of a coordinating group that is, or upon such purported Transfer or Non-Transfer Event, would become, a ten-percent shareholder of the Corporation or a controlling shareholder of the Corporation, each as defined in Treasury Regulation Section 1.355-7, or (y) both (A) the acquisition of shares of Equity Stock would not be considered, for purposes of Section 355(e) of the Code, to be not part of a plan that includes the Split-Off by reason of the application of Safe Harbor VII set forth in Treasury Regulation Section 1.355-7(d)(7), and (B) such Person is a Prohibited Party, then except as otherwise provided below in this Section 4.9(b), or in Section 4.9(c) or Section 4.9(q), (I) the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no right or interest (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock purportedly Beneficially Owned by such Beneficial Owner shall cease to own any right or interest) in such number of shares of Equity Stock (the "Excess Shares"), (II) the Excess Shares (rounded up to the nearest whole share) of Equity Stock shall be automatically transferred to a Trust, without any action on the part of the Corporation or any holder of shares of Equity Stock, in accordance with Section 4.9(f) below, and (III) such Purported Record Transferee (and such Purported Beneficial Transferee, if different) or, in the case of a Non-Transfer Event, the Person who, immediately prior to such automatic transfer, was the holder of record title to the shares of Equity Stock automatically transferred, shall submit the certificates representing such number of shares of Equity Stock to the Corporation, accompanied by all requisite and duly executed assignments of transfer thereof, for registration in the name of the Trustee of the Trust. Such transfer to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event, as the case may be, even though the certificates representing the shares of Equity Stock so transferred may be submitted to the Corporation at a later date. For purposes of this Section 4.9, (A) the number of shares of Equity Stock treated as acquired in the case of a Non-Transfer Event shall be equal to the number of shares which cause or result in an increase in the percentage of a Person's Beneficial Ownership of the outstanding shares of Equity Stock, and (B) in the case of a Person described in clause (x), but not in clause (y), of this Section 4.9(b), Excess Shares shall not include such number of shares of Equity Stock, if any, as may be acquired by such Person without causing such Person to become a ten-percent shareholder of the Corporation, a controlling shareholder of the Corporation, or a member of a coordinating group that is a ten-percent shareholder of the Corporation or a controlling shareholder of the Corporation, each as defined in Treasury Regulation Section 1.355-7. The provisions of this Section 4.9(b) shall not apply to any SplitCo Excess Shares that were transferred to a trust pursuant to Article IV, Section C.2. of the SplitCo Restated Certificate of Incorporation prior to the Merger Effective Time (and that continue to be SplitCo Excess Shares immediately prior to the Merger Effective Time), and any such SplitCo Excess Shares shall be treated as provided by Section 4.9(f) below.

        (c)    Waiver of Restrictions.

          (i)    The Board may, in its sole discretion, waive the restrictions set forth in Section 4.9(b) with respect to a particular Transfer of shares of Equity Stock or a particular Non-Transfer Event in the event of an inadvertent violation of the provisions thereof by any Person, so long as such waiver is conditioned upon such Person promptly disposing (and such Person does in fact promptly dispose) of a sufficient number of shares of Equity Stock such that any such violation ceases to exist.

          (ii)   Notwithstanding Section 4.9(b), any transfer of shares of Equity Stock by the Corporation to any Person, or by any Person to the Corporation, shall not constitute a Transfer or a Non-Transfer Event that is subject to the terms of Section 4.9(b).

        (d)    Remedies for Breach.     If the Corporation, or its designees, shall at any time determine in good faith that a Transfer has taken place that triggers the automatic transfer provisions of Section 4.9(b) above or that a Person intends to acquire or has attempted to acquire, directly or indirectly, any shares of Equity Stock, which, if completed, would trigger the automatic transfer provisions of Section 4.9(b) above, the Corporation shall, and shall cause its agents to, take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the stock transfer books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition, but the failure to take any such action shall not affect the automatic transfer to a Trust in accordance with Section 4.9(f) below.

        (e)    Notice of Restricted Transfer.     Any Person who acquires or attempts to acquire shares of Equity Stock, which, if such acquisition were completed, would trigger the automatic transfer provisions of Section 4.9(b) above, or any Person who owned shares of Equity Stock that were transferred to a Trust pursuant to Section 4.9(f) below, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event on the tax-free status of the Split-Off. In the event that a Person determines that Equity Stock has been acquired, and such acquisition would trigger the automatic transfer provisions of Section 4.9(b) above, such Person shall immediately give written notice to the Corporation of such acquisition and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition on the tax-free status of the Split-Off.

        (f)    Transfer in Trust.     Upon the DIRECTV Effective Time, the Corporation shall create, or cause to be created, a Trust, and the audit committee of the Board shall designate a Trustee. Upon any purported Transfer or Non-Transfer Event that results in the transfer of Excess Shares to a Trust pursuant to Section 4.9(b) above, (i) the Corporation shall name a Beneficiary of the Trust and (ii) such Excess Shares, which shall have been automatically transferred to such Trust pursuant to Section 4.9(b) above, shall be held for the exclusive benefit of the Beneficiary. Any transfer of Excess Shares to a Trust shall be effective as of the close of trading on the Trading Day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust. In addition, if a trustee of a trust holds SplitCo Excess Shares immediately prior to the Merger Effective Time as a result of the provisions of Article IV, Section C.2. of the SplitCo Restated Certificate of Incorporation (such trust, the "SplitCo Trust"), the Equity Stock issued in connection with the Splitco Merger in respect of the SplitCo Excess Shares will be deemed Excess Shares subject to the provisions of this Section 4.9 (including, for the avoidance of doubt and without limitation, Section 4.9(b)). In the case of Excess Shares held by the trustee of the SplitCo Trust, references herein to "Prohibited Owner", "Trust", "Trustee" and "Beneficiary" will have the meanings assigned to such terms in the SplitCo Restated Certificate of Incorporation. Excess Shares held in trust as described above shall be issued and outstanding shares of stock of the Corporation.

        (g)    Dividend Rights; Reorganization.

          (i)    The Trustee, as record holder of the Excess Shares, shall be entitled to receive all dividends and distributions and shall hold all such dividends or distributions in trust for the benefit of the Beneficiary. The Prohibited Owner shall not be entitled to receive any dividends or distributions with respect to Excess Shares and shall be required to repay the amount or return, as applicable, to the Trust any dividends or distributions received by it (i) that are attributable to any Excess Shares and, (ii) in the case of Excess Shares transferred to a Trust under Sections 4.9(b) and (f), the record date of which was on or after the date that such shares were transferred to a Trust in accordance with Section 4.9(f). The Corporation shall take all measures that it determines are reasonably necessary to recover any such dividend or distribution paid or delivered to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Equity Stock purportedly Beneficially Owned by the Person who, but for the provisions of this Section 4.9, would Beneficially Own the shares of Equity Stock that were transferred to the Trust and, as soon as reasonably practicable following the Corporation's receipt or withholding thereof, shall pay over to the Trust for the benefit of the Beneficiary the dividends or distributions so received or withheld, as the case may be.

          (ii)   Notwithstanding the provisions of Section 4.9(g)(i), the provisions of Section 4.9 shall apply to any shares of Equity Stock distributed in a Share Distribution in respect of Excess Shares (an "Event"). Any Excess Shares held by the Trustee following such Event shall continue to be treated as Excess Shares, and any Equity Stock distributed in respect of such Excess Shares pursuant to such Event shall be treated as Excess Shares. Following an Event, (x) a Prohibited Owner shall have the right to receive payment pursuant to Section 4.9(h) or 4.9(k) in respect of each Excess Share attributable to such Prohibited Owner in an amount adjusted to reflect such

  Event, and (y) the Corporation's purchase price of each Excess Share attributable to a Prohibited Owner pursuant to Section 4.9(l) shall be adjusted to reflect such Event.

          (iii)  Notwithstanding the provisions of Section 4.9(g)(i), and subject to the provisions of Section 4.9(g)(ii), the provisions of Section 4.9 shall apply to any property received in exchange for an Excess Share in any merger, reorganization, split-off or similar corporate transaction as if such property constituted an Excess Share, with appropriate adjustments made to reflect the terms of such exchange.

        (h)    Liquidation of the Corporation.     In the event of any voluntary or involuntary liquidation or dissolution of, or winding up of, the Corporation, the Trustee, as the holder of Excess Shares, shall be entitled to receive, ratably with each other holder of shares of the same class of Equity Stock, that portion of the assets of the Corporation that is available for distribution to the holders of such class of Equity Stock. The Trust shall distribute to the Prohibited Owner the amounts received with respect to the Excess Shares attributable to such Prohibited Owner upon such liquidation, dissolution or winding up; provided, however, that the Prohibited Owner shall not be entitled to receive amounts in excess of, (I) in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock (or SplitCo Equity Stock) and which Transfer resulted in the transfer of such shares of Equity Stock (or SplitCo Equity Stock) to a Trust, the product of (x) the price per share, if any, such Prohibited Owner paid for such shares of Equity Stock (or SplitCo Equity Stock) and (y) the number of such shares of such class or series of Equity Stock (or SplitCo Equity Stock) which were transferred to the Trust, and (II) in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise), and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the transfer of the shares to the Trust, the product of (i) the price per share equal to the Market Price of such class or series of Equity Stock (or SplitCo Equity Stock) on the date of such Non-Transfer Event or purported Transfer and (ii) the number of shares of such class or series of Equity Stock (or SplitCo Equity Stock) which were transferred to the Trust. Any remaining amount in such Trust shall be distributed to the Beneficiary.

        (i)    Voting Rights.     The Trustee, as record holder of the Excess Shares, shall have all voting rights with respect to those shares, which rights shall be exercised exclusively for the benefit of the Beneficiary. The Prohibited Owner shall have no voting rights with respect to any Excess Shares held in the Trust and, subject to applicable law, effective as of the date the shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void or revoke any vote by a Prohibited Owner as a purported holder of Excess Shares prior to the discovery by the Corporation that such shares of Equity Stock have been transferred to the Trust, in which case the vote of such Excess Shares shall be void ab initio, and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.

        (j)    Restrictions on Transfer; Sale of Excess Shares.

          (i)    As soon as practicable after the Trustee acquires Excess Shares and complies with the last sentence of this Section 4.9(j)(i), but in an orderly fashion so as not to materially adversely affect the trading price of Equity Stock, the Trustee shall designate one or more Persons as Permitted Transferees and sell to such Permitted Transferees any Excess Shares held by the Trustee; provided, however, that (x) any Permitted Transferee so designated purchases for cash (whether in a public or private sale) the Excess Shares and (y) a Person may be designated as a Permitted Transferee only to the extent such Person may acquire the Excess Shares without violating any of the restrictions set forth in Section 4.9(b) above and without such acquisition resulting in the transfer of such shares to a Trust pursuant to Section 4.9(f) above. Subject to the foregoing, the Trustee shall have the exclusive and absolute right to designate Permitted Transferees of any and all Excess

  Shares. Prior to any Transfer by the Trustee of any Excess Shares to a Permitted Transferee, the Trustee shall give not less than five Trading Days prior written notice to the Corporation of such intended Transfer and the Corporation must have waived in writing its purchase rights under Section 4.9(l) below if such intended Transfer would occur during the 30-day period referred to therein.

          (ii)   Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section 4.9(j), the Trustee shall cause to be Transferred to the Permitted Transferee Excess Shares acquired by the Trustee and subject to the provisions of this Section 4.9. The Trustee shall (x) cause to be recorded on the stock transfer books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Equity Stock, and (y) distribute to the Beneficiary any and all amounts held with respect to such shares of Equity Stock after making payment to the Prohibited Owner pursuant to Section 4.9(k) below.

          (iii)  If the Transfer of Excess Shares to a purported Permitted Transferee would or does violate any of the transfer restrictions set forth in Section 4.9(b) above, such Transfer shall be void ab initio as to that number of Excess Shares that causes the violation of any such restriction when such shares are Transferred and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such Equity Stock. Such shares of Equity Stock shall be automatically transferred to the Trust from which they were originally Transferred. Such transfer to the Trust shall be effective as of the close of trading on the Trading Day prior to the date of the Transfer to the purported Permitted Transferee and the provisions of this Section 4.9 shall apply to such shares, including, without limitation, the provisions of Sections 4.9(j) through 4.9(l) with respect to any future transfer of such shares by the Trust.

        (k)    Payments to Prohibited Owner.     Any Prohibited Owner shall be entitled (following the sale of Excess Shares to a Permitted Transferee in accordance with Section 4.9(j) above or following the acceptance of the offer to purchase such shares in accordance with Section 4.9(l) below) to receive from the Trustee following the sale or other disposition of such Excess Shares the lesser of (a)(i) in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Equity Stock (or SplitCo Equity Stock) and which Transfer resulted in the transfer to a Trust of Excess Shares (or SplitCo Excess Shares), the product of (x) the price per share, if any, such Prohibited Owner paid for the shares of such class or series of Equity Stock (or SplitCo Equity Stock) that were transferred to the Trust and (y) the number of such shares of such class or series of Equity Stock (or SplitCo Equity Stock) that were transferred to the Trust and (ii) in the case of a Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or purported Transfer, as the case may be, resulted in the transfer to a Trust of Excess Shares (or SplitCo Excess Shares), the product of (x) the price per share equal to the Market Price of such class or series of Equity Stock (or SplitCo Equity Stock) on the date of such Non-Transfer Event or purported Transfer and (y) the number of such shares of such class or series of Equity Stock (or SplitCo Equity Stock) that were transferred to the Trust, provided, that if the Trustee disposes of less than all of the Excess Shares attributable to the Prohibited Owner in a single disposition, the amount determined pursuant to this clause (a) shall be appropriately adjusted to reflect such partial disposition, or (b) the proceeds received by the Trustee from the sale or other disposition of such Excess Shares (net of any commissions and other expenses of sale) in accordance with Section 4.9(j) above or Section 4.9(l) below. Any amounts received by the Trustee in respect of such Excess Shares which are in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 4.9(k) shall be distributed to the Beneficiary. The Trustee and the Trust shall not be liable for, and each Beneficiary and Prohibited Owner shall be deemed to have irrevocably waived, any claim by a Beneficiary or Prohibited Owner arising out of the disposition of Excess Shares, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 4.9(k) by, such Trustee.

        (l)    Purchase Right in Stock Transferred to Trustee.     Excess Shares shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the price per share of the class or series of Equity Stock (or SplitCo Equity Stock) paid by the Prohibited Owner in the purported Transfer that resulted in the transfer of such Excess Shares (or SplitCo Excess Shares) to the Trust (or, in the case of a Non-Transfer Event or Transfer in which the Prohibited Owner did not give value for the shares (e.g., if the shares were received through a gift or devise), the Market Price of the class or series of Equity Stock (or SplitCo Equity Stock) on the date of such Non-Transfer Event or purported Transfer in which the Prohibited Owner did not give value for the shares); provided, that, if Excess Shares are held in a Trust pursuant to the fourth sentence of Section 4.9(f) hereof, then the price per share or Market Price, as applicable, of the applicable series of SplitCo Equity Stock shall be adjusted to reflect the Splitco Exchange Ratio (as defined in the Merger Agreement). The Corporation shall have the right to accept such offer for a period of 30 days following the later of (x) the date of the Non-Transfer Event or purported Transfer which results in the transfer of Excess Shares (or SplitCo Excess Shares) to a Trust or (y) the date the Board first determines that a Non-Transfer Event or Transfer resulting in Excess Shares (or SplitCo Excess Shares) has occurred, if the Corporation does not receive a notice of such Non-Transfer Event or Transfer pursuant to Section 4.9(e).

        (m)    Remedies Not Limited; Interpretations.     Nothing contained in this Article IV shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders from potential adverse tax effects that could result from certain changes in ownership of shares of Equity Stock. Notwithstanding anything herein to the contrary, the Board shall have the power and authority to administer the provisions of this Section 4.9 and to make all interpretations and determinations with respect thereto which, if made in good faith, and absent manifest error, shall be conclusive and binding.

        (n)    Legend.     Each certificate for shares of Equity Stock (if and to the extent certificated) shall bear the following or a similar legend:

  "The shares of DIRECTV (the "Corporation") represented by this certificate are subject to restrictions on transfer and otherwise, as set forth in the Corporation's Amended and Restated Certificate of Incorporation, including restrictions based upon a holder's ownership of shares of Equity Stock, and to automatic transfer to a Trust upon the occurrence of certain events, all as set forth therein. Capitalized terms used herein and not defined herein are defined in the Corporation's Amended and Restated Certificate of Incorporation.

  The Corporation will furnish without charge, to each stockholder who so requests, a copy of the relevant provisions of the Corporation's Amended and Restated Certificate of Incorporation, which set forth the limitations and restrictions on ownership or transfer of Equity Stock. Any such request may be addressed to the Secretary of the Corporation or to the transfer agent named on the face hereof."

        (o)    Severability.     Each provision of this Section shall be severable and an adverse judicial determination as to any such provision or a judicial modification of such provision shall in no way affect the validity of any other provisions.

        (p)    NASDAQ Transactions.     Nothing in this Section 4.9 shall preclude the settlement of any transaction entered into through the facilities of the NASDAQ or any other national securities exchange or automated inter-dealer quotation system. In no event shall the existence or application of the preceding sentence have the effect of deterring or preventing the transfer to a Trust of Excess Shares as contemplated herein.

        (q)    Exemption.     Notwithstanding anything set forth in this Section 4.9 to the contrary, (A) (i) any shares of Equity Stock that are Beneficially Owned (as defined in the Malone Agreement for purposes of this Section 4.9(q)) by a Malone and (ii) any shares of Equity Stock issued or issuable in respect of any Malone Awards (as well as the Malone Awards themselves) shall not be subject to this Section 4.9 and such shares of Equity Stock shall not be automatically transferable to a Trust or otherwise treated as Excess Shares, and any transfer of such shares of Equity Stock (or Malone Awards) by a Malone that is made in accordance with the terms of the Malone Agreement shall not constitute a Transfer or a Non-Transfer Event that is subject to the terms of Section 4.9(b), (B) any transfer of shares of Equity Stock in an Exempt Transfer (as defined in the Malone Agreement) that is made in accordance with the terms of the Malone Agreement shall not constitute a Transfer or a Non-Transfer Event that is subject to the terms of Section 4.9(b) and the shares of Equity Stock so transferred shall not be automatically transferable to a Trust or otherwise treated as Excess Shares, (C) the issuance of any shares of Equity Stock to a former holder of Subject Shares in connection with the exercise of the Redemption Right by the Corporation shall not constitute a Transfer or a Non-Transfer Event that is subject to the terms of Section 4.9(b) and the shares of Equity Stock so transferred shall not be automatically transferable to a Trust or otherwise treated as Excess Shares, and (D) any transfer of shares of Equity Stock to any Person in connection with the consummation of the transactions, including the Mergers and the Malone Contribution (each as defined in the Merger Agreement), specifically contemplated by the Transaction Agreements shall not constitute a Transfer or a Non-Transfer Event that is subject to the terms of Section 4.9(b). For the avoidance of doubt, the provisions of this Section 4.9(q) shall not affect any obligations of any holder thereof pursuant to Section 4 of the Malone Agreement.

        Section 4.10    Consideration For Class B Common Stock in a Business Combination.     In the event of any merger, consolidation or other business combination involving the Corporation in which the holders of Common Stock receive cash, securities or other consideration, the per share consideration to be received in respect of shares of Class B Common Stock in such transaction shall not be less than the per share consideration to be received in respect of shares of Class A Common Stock.

        Section 4.11    Redemption Right.

        Subject to and on the terms and conditions set forth in this Certificate of Incorporation, the Corporation has the right to redeem Subject Shares on the terms set forth in this Section 4.11.

        (a)    Redemption Right.

          (i)    Upon the death of John C. Malone, the Corporation shall have the right (the "Redemption Right"), exercisable during the Redemption Period (as defined below) by action of the Independent Committee, to redeem all but not less than all of the Subject Shares held of record by each Malone and each Malone Related Person (as such term is defined in the Malone Agreement, without regard to clause (ii) of such definition), and if the Corporation elects to redeem all Subject Shares from each Malone and each Malone Related Person (as such term is defined in the Malone Agreement, without regard to clause (ii) of such definition), to redeem all but not less than all Subject Shares held by any one or more record owners of Subject Shares who are not a Malone or a Malone Related Person (as such term is defined in the Malone Agreement, without regard to clause (ii) of such definition).

          (ii)   To exercise the Redemption Right the Corporation will give a single written notice (the "Corporation Notice") to all holders of Subject Shares of its decision to exercise or not exercise the Redemption Right as to each holder of Subject Shares, at any time during the period commencing on the later of the date of the death of John C. Malone and the Merger Effective Time and ending at the Close of Business on the later of (x) the 50th day after the date on which any legal action that may be required to confirm the appointment of the personal representative(s) for the Estate or for the Estate to act through its personal representative(s) has been completed and (y) the tenth (10th) day following the Merger Effective Time (such period, the "Redemption Period"). The date the Corporation Notice is given to holders of Subject Shares is referred to as the "Redemption Exercise Date." Any Subject Shares not called for redemption pursuant to a

  Corporation Notice on the Redemption Exercise Date will no longer be subject to the Redemption Right.

          (iii)  The total consideration payable to a Holder for the Subject Shares to be purchased from such Holder will be an amount equal to 110% of the product of the Per Share Value, multiplied by the number of Subject Shares owned by such Holder as of (x) the date such Holder's Holder Election Notice (as defined below) is given, or (y) if a Holder's Holder Election Notice is not given to the Corporation at least 60 days prior to the Redemption Closing Date, the number of Subject Shares owned by such Holder as of the 60th day immediately preceding the Redemption Closing Date (each such amount, the "Redemption Price").

          (iv)  The Redemption Price will be payable in cash, in fully paid and nonassessable shares of Class A Common Stock, or any combination of the foregoing, as each Holder may elect, by written notice given to the Corporation at least 60 days prior to the Redemption Closing Date (each, a "Holder Election Notice"). The Holder Election Notice submitted by each Holder shall specify the portion, if any, of the Redemption Price to be paid in Class A Common Stock to such Holder (such portion in respect of such Holder, the "Stock Value"). The Redemption Price less the Stock Value is herein referred to as the "Redemption Closing Date Amount". The Redemption Closing Date Amount together with the shares of Class A Common Stock, in the combination requested by the Holder, will be delivered to each such Holder on the Redemption Closing Date (as defined below). If a Holder's Holder Election Notice is not given to the Corporation at least 60 days prior to the Redemption Closing Date, such Holder shall be deemed to have elected to be paid his, her or its Redemption Price in cash.

          (v)   If a Holder has timely elected in accordance with Section 4.11(a)(iv) to receive any portion of the Redemption Price in shares of Class A Common Stock, the number of shares of Class A Common Stock to be delivered to such Holder on the Redemption Closing Date shall be equal to the quotient obtained by dividing (i) the Stock Value in respect of such Holder by (ii) the Per Share Value. The shares to be so delivered on the Redemption Closing Date will not have been registered for sale under the Securities Act and may not be sold except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. The Corporation will be under no obligation to register such shares for resale except as otherwise provided in a registration rights agreement to be entered into by the Corporation and the Holders on or prior to the Redemption Closing Date pursuant to which the Corporation shall grant to the Holders registration rights with respect to such shares no less favorable to the Holders than any registration rights heretofore or hereafter granted by the Corporation or The DIRECTV Group, Inc. to any Person with respect to shares of capital stock and otherwise on terms customary for similar agreements of similarly situated well-known seasoned issuers (the "Registration Rights Agreement"). The certificates for the shares of Class A Common Stock to be delivered to the Holders on the Redemption Closing Date shall bear a customary legend to the foregoing effect, but shall be free of any rights of the Corporation hereunder.

          (vi)  Amounts payable pursuant to the Redemption Right in cash shall, unless otherwise agreed by the Corporation and each applicable Holder, be paid by wire transfer of immediately available funds on or prior to the Redemption Closing Date to an account designated in writing by each such Holder at least two (2) Business Days before the Redemption Closing Date.

          (vii) The Corporation Notice and the Holder Election Notice shall each be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to (a) the Corporation at the address specified in the Malone Agreement, and (b) a holder of Subject Shares, to the address noted in the stock transfer books of the Corporation for such record holder. Each such notice shall be deemed given on the date such notice is sent by the sender thereof.

        (b)    Redemption Closing Date.     The consummation of the redemption of all Subject Shares (other than those that cease to be subject to the Redemption Right pursuant to Section 4.11(a)) following the exercise of the Redemption Right (the "Redemption Closing") shall be held at 10:00 a.m. local time on the 155th day following the Redemption Exercise Date, or such other date and at such other time as the Holders and the Corporation may agree (the date on which any such Redemption Closing occurs is referred to herein as the "Redemption Closing Date"). The Redemption Closing shall take place at the principal offices of the Corporation or at such other place as the Holders and the Corporation may agree.

        (c)    Redemption Closing Deliveries.     At the Redemption Closing, the Corporation shall pay to the Holder(s) (i) any portion of the Redemption Closing Date Amount that was required to be paid in cash in the manner provided in Section 4.11(a)(vi), as and if applicable, and (ii) deliver certificate(s) registered in the name of the applicable Holder for the number of shares of Class A Common Stock required to be delivered in payment of the Stock Value portion of the Redemption Price. At the Redemption Closing (x) the Corporation and each Holder receiving shares of Class A Common Stock will duly execute and deliver the Registration Rights Agreement and (y) each of the Holder(s) participating in the sale shall be required, as a condition to receiving payment, to deliver to the Corporation (i) a stock certificate or certificates, duly endorsed for transfer or in blank, representing such Person's Subject Shares, (ii) if applicable, copies of Letters Testamentary or other documentation evidencing the authority of such Person to transfer any of the Subject Shares that are evidenced by certificates registered in the name of a Person other than such Seller, (iii) a certificate, executed by or on behalf of such Person, in which such Person represents and warrants to the Corporation that such Person has good title to the Subject Shares being sold by him, free and clear of any liens, claims, charges or encumbrances (other than such liens, claims, charges and encumbrances created pursuant to the Redemption Right, the Malone Agreement or federal or state securities laws, and other than any such liens or encumbrances permitted under the Malone Agreement and which liens or encumbrances will be released at the Redemption Closing) and has the legal authority to consummate such sale and (iv) such other certificates and documents as the Corporation may reasonably request.

        Section 4.12    Reclassification.     The Corporation will not reclassify, subdivide or combine one class of Common Stock without reclassifying, subdividing or combining each other class of Common Stock on an equal per share basis.

ARTICLE V

        Section 5.1    Perpetual Existence.

        The Corporation shall have perpetual existence.

ARTICLE VI

        Section 6.1    Composition of the Board.

        (a)   The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not, by applicable law or this Certificate of Incorporation, directed or required to be exercised or done by stockholders.

        (b)   Except as otherwise provided in this Certificate of Incorporation (including any provisions of the Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock), the number of directors shall be fixed from time to time exclusively by resolution adopted by the Board in accordance with the By-Laws of the Corporation (the "By-Laws"). Except as otherwise provided by the By-Laws, the election of directors need not be by written ballot.

        (c)   The directors of the Corporation at the DIRECTV Effective Time shall be as provided in the Merger Agreement. The directors of the Corporation at the Merger Effective Time shall be of one class and shall have a term which expires at the first annual meeting of stockholders after the Merger Effective Time, which meeting shall occur during the first full calendar year following the year in which the Merger Effective Time occurs. Beginning with such first annual meeting, the Board shall be divided into three classes: Class I, Class II and Class III, the allocation of directors among such classes to be consistent with the applicable provisions set forth in the Merger Agreement. Subject to the terms of the Merger Agreement, the Board is expressly authorized to assign directors already in office to such classes at the time such classification becomes effective and to nominate persons for election to each class at such first annual meeting. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. Class I directors shall be initially elected for a term expiring at the first annual meeting of stockholders held after such first annual meeting of stockholders. Class II directors shall be initially elected for a term expiring at the second annual meeting of stockholders held after such first annual meeting of stockholders. Class III directors shall be initially elected for a term expiring at the third annual meeting of stockholders held after such first annual meeting of stockholders. At each annual meeting of stockholders held after such first annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected in accordance with this Section 6.1(c) of Article VI for a term expiring at the third succeeding annual meeting of stockholders and until the election and qualification of their respective successors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly-created directorship resulting from an increase in such class shall hold office in accordance with Section 6.2 of this Article VI, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

        Section 6.2    Vacancies

        Except as otherwise provided for or fixed by or pursuant to the provisions of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, any vacancy on the Board resulting from death, resignation, retirement, disqualification, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors in accordance with the By-Laws shall be filled only in the manner provided in the By-Laws, or, if not so provided for therein, by the affirmative vote of (i) a majority of all the directors then in office, even if less than a quorum, or (ii) a duly appointed committee of the Board, but in any event not by the stockholders. Any director so chosen shall hold office until the next election of the class for which the director shall have been chosen, and until a successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office in accordance with this Certificate of Incorporation, the By-Laws or any applicable law or pursuant to an order of a court. If there are no directors in office, then an election of directors may be held in the manner provided by the By-Laws or, if not so provided for therein, by applicable law.

        Section 6.3    Removal of Directors; Director Disqualification.

        Except as otherwise provided for or fixed by or pursuant to the provisions of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock, and subject to the succeeding paragraph of this Section 6.3, (i) no director may be removed from office without cause and (ii) a director may be removed for cause only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote for the election of directors, voting together as a single class; provided, however, that prior to the first annual meeting of stockholders after the Merger Effective Time, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote for the election of directors, voting together as a single class.

        Unless otherwise determined by the Board, a Director who, at the time of taking office as a director, is an employee of the Corporation or any Subsidiary of the Corporation (an "Employee Director"), shall cease to be qualified to serve as a director and shall automatically cease to be a director (an "Employee Director Disqualification") without any action on the part of the stockholders or the other members of the Board, if such person ceases to be an employee of the Corporation or any one of its Subsidiaries, with the disqualification of such director to take place upon the earliest of (i) such director's cessation of employment, (ii) delivery by such Employee Director to the Corporation, or such Subsidiary or Subsidiaries, as the case may be, of a notice of resignation of employment, or (iii) delivery by the Corporation or one of its Subsidiaries, as the case may be, to such Employee Director of a notice of termination of employment.

        Section 6.4    Election of Directors by Preferred Stockholders.

        Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms.

        Section 6.5    Independent Directors.

        (a)   The Board shall consist of at least a majority of Independent Directors (where "Independent Director" means a Director who qualifies as an "Independent Director" under the By-Laws in effect from time to time).

        (b)   The audit committee of the Board shall be comprised solely of Independent Directors who also satisfy such other standard for service on such committee as may be set forth from time to time in the By-Laws.

        (c)   Each of the nominating/corporate governance committee and the compensation committee of the Board shall be comprised solely of Independent Directors who also satisfy such other standard for service on such committee as may be set forth from time to time in the By-Laws.

        Section 6.6    Notice.     Advance notice of nominations for the election of directors and business to be transacted at any stockholders meeting shall be given in the manner and to the extent provided in the By-Laws.

ARTICLE VII

        Section 7.1    Meetings of Stockholders.

        Subject to any rights provided to the holders of any outstanding series of Preferred Stock, no action required or permitted to be taken by the stockholders of the Corporation shall be effected except at a duly called annual or special meeting of stockholders of the Corporation called in accordance with the By-Laws, and no action shall be taken by the stockholders by written consent; provided, however, that notwithstanding the foregoing, (i) the holders of the Class B Common Stock may take action by written consent solely for purposes of providing a Class B Consent, and (ii) the holders of any series of Preferred Stock may take action by written consent to the extent provided in a Preferred Stock Designation with respect to such Series. Except as otherwise required by law and subject to the rights of the holders of any outstanding series of Preferred Stock, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Board or (ii) if Section 4.4(d) is in force and effect in accordance with its terms, by or at the direction of the Board upon the written request of stockholders of the Corporation who Beneficially Own (as defined in the Malone Agreement), collectively, 10% or more of the Class A Common Stock then outstanding, and may not be called by any other person or persons. Business transacted at any special meeting is limited to the purposes stated in the notice.

        Section 7.2    No Cumulative Voting.

        Shares of capital stock of the Corporation shall not be entitled to cumulative voting.

ARTICLE VIII

        Section 8.1    Limited Liability of Directors.

        To the fullest extent permitted by the DGCL as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Section 8.1 is in effect shall be deemed to be doing so in reliance on the provisions of this Section 8.1, and neither the amendment or repeal of this Section 8.1, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section 8.1, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal or adoption of an inconsistent provision.

        If any provision of this Section 8.1 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, to the fullest extent possible, the other provisions of this Section 8.1 (including, without limitation, each such portion of any paragraph of this Section 8.1 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE IX

        The provisions of this Article IX, except for this paragraph, are of no force or effect and shall remain of no force or effect, provided, however, that (i) if the Judgment Effective Date has not occurred prior to June 30, 2010, then the provisions of this Article IX shall automatically, and without any action on the part of the Corporation, the Board or the stockholders of the Corporation, become effective and be in full force and effect, and (ii) if the Judgment Effective Date has occurred prior to June 30, 2010, then upon the Judgment Effective Date, this paragraph shall automatically cease to be of any force or effect, and this Article IX (including this paragraph) shall be automatically repealed without any action on the part of the Corporation or the stockholders of the Corporation and be replaced with the words "Intentionally Omitted," and the Corporation will issue a public announcement of such occurrence.

        Section 9.1    Certain Acknowledgments.

        In recognition and anticipation that (a) directors and officers of the Corporation who are not employees of the Corporation (the "Non-Employee Directors and Officers") may serve as directors, officers, employees and agents of any other corporation, company, partnership, association, firm or other entity, including, without limitation, Subsidiaries and Affiliates of the Corporation ("Other Entity"), (b) the Corporation, directly or indirectly, may engage and is expected to continue to engage in the same, similar or related lines of business as those engaged in by any Other Entity and other business activities that overlap with or compete with those in which such Other Entity may engage, (c) the Corporation may have an interest in the same areas of business opportunity as any Other Entity, (d) the Corporation may engage in material business transactions with any Other Entity and its Affiliates, including (without limitation) receiving services from, providing services to or being a significant customer or supplier to such Other Entity and its Affiliates, and that the Corporation and such Other Entity or one or more of their respective Affiliates may benefit from such transactions, and (e) as a consequence of the foregoing, it is in the best interests of the Corporation that the rights of the Corporation, and the duties of any Non-Employee Directors and Officers of the Corporation (including any such persons who are also directors, officers or employees of any Other Entity), be determined and delineated in respect of (x) any transactions between the Corporation and its Affiliates, on the one hand, and such Other Entity and its Affiliates, on the other hand, and (y) any potential transactions or matters that may be presented to Non-Employee Directors and Officers of the Corporation, or of which such officers or directors may otherwise become aware, which potential transactions or matters may constitute business opportunities of the Corporation or any of its Affiliates, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with such Other Entity and of the benefits to be derived by the Corporation by the possible service as directors or officers of the Corporation and its Subsidiaries of Persons who may also serve from time to time as directors, officers and employees of such Other Entity, the provisions of this Article IX will, to the fullest extent permitted by law, regulate and define the conduct of the business and affairs of the Corporation in relation to such Other Entity and its Affiliates, and as such conduct and affairs may involve such Other Entity's respective directors, officers and employees, and the powers, rights, duties and liabilities of the Corporation and its Non-Employee Directors and Officers in connection therewith and in connection with any potential business opportunities of the Corporation. Any Person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, will be deemed to have notice of and to have consented to the provisions of this Article IX. References in this Article IX to "directors," "officers" or "employees" of any Person will be deemed to include those Persons who hold similar positions or exercise similar powers and authority with respect to any Other Entity that is a limited liability company, partnership, joint venture or other non-corporate entity.

        Section 9.2    Duties of Directors and Officers Regarding Potential Business Opportunities.

        If a Non-Employee Director and Officer of the Corporation is offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its Subsidiaries, in which the Corporation could, but for the provisions of this Article IX, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a "Potential Business Opportunity"), (i) such Non-Employee Director and Officer will, to the fullest extent permitted by law, have no duty or obligation to refer such Potential Business Opportunity to the Corporation, or to refrain from referring such Potential Business Opportunity to any Other Entity, or to give any notice to the Corporation regarding such Potential Business Opportunity (or any matter related thereto), (ii) any Other Entity may engage or invest in, independently or with others, any such Potential Business Opportunity, (iii) the Corporation shall not have any right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom, and (iv) the Corporation shall have no interest or expectancy, and hereby specifically renounces any interest or expectancy, in any such Potential Business Opportunity, unless both the following conditions are satisfied: (A) such Potential Business Opportunity was expressly offered to a Non-Employee Director or Officer of the Corporation solely in his or her capacity as a director or officer of the Corporation or as a director or officer of any Subsidiary of the Corporation and (B) such opportunity relates to a line of business in which the Corporation or any of its Subsidiaries is then directly engaged.

        Section 9.3    Amendment of Article IX.

        No alteration, amendment or repeal of, or adoption of any provision inconsistent with, any provision of this Article IX will have any effect upon (a) any agreement between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, that was entered into before the time of such alteration, amendment or repeal or adoption of any such inconsistent provision (the "Amendment Time"), or any transaction effected in connection with the performance of any such agreement, whether such transaction is effected before or after the Amendment Time, (b) any transaction entered into between the Corporation or an Affiliate thereof and any Other Entity or an Affiliate thereof, before the Amendment Time, (c) the allocation of any business opportunity between the Corporation or an Affiliate thereof and any Other Entity before the Amendment Time, or (d) any duty or obligation owed by any Non-Employee Director and Officer of the Corporation (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such Non-Employee Director and Officer was offered, or of which such Non-Employee Director and Officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

ARTICLE X

        Section 10.1    Additional Class B Consent Rights.

        So long as any shares of Class B Common Stock are issued and outstanding, unless the Corporation shall have obtained a Class B Consent with respect to such amendment, alteration, repeal, addition or insertion, (x) the Corporation will not amend, alter or repeal the provisions of this Section 10.1 or any of Sections 4.4, 4.5, 4.6, 4.7, 4.8, 4.9(q), 4.10, 4.11 or 4.12 of this Certificate of Incorporation (including by merger or consolidation with a Subsidiary of the Corporation, but subject to the second sentence of this Section 10.1), and (y) the Corporation will not amend, alter or repeal any provision of this Certificate of Incorporation or add to or insert any provision in this Certificate of Incorporation (including by merger or consolidation with a Subsidiary of the Corporation, but subject to the second sentence of this Section 10.1), if, solely with respect to this clause (y), (1) such amendment, alteration, repeal, addition or insertion would result, directly or indirectly, in the reclassification or recapitalization of the then outstanding shares of Common Stock into securities of the Corporation or any of its Subsidiaries (or securities convertible into or exchangeable for, or which evidence the right to purchase, securities of the Corporation) and (2)(A) the securities to be held or received by the holders of Class B Common Stock as a result of such reclassification or recapitalization (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) would have no voting power, or would have Per Share Voting Power of less than fifteen times the Per Share Voting Power of the securities (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) to be held or received as a result of such reclassification or recapitalization by the holders of shares of Class A Common Stock (or, if there are two or more other classes of Common Stock then outstanding, that class of Common Stock holding or receiving, as a result of such reclassification or recapitalization, securities (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) having the next highest Per Share Voting Power relative to the securities (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) to be held or received by the holders of Class B Common Stock), or (B) the securities to be held or received by the holders of Class C Common Stock as a result of such reclassification or recapitalization (and, if such securities are Convertible Securities, the Underlying Securities with respect thereto) would be entitled to vote with respect to matters upon which securities holders of the issuer thereof are generally entitled to vote (other than to an extent no greater than the holders of Class C Common Stock are entitled to vote upon matters as provided in this Certificate of Incorporation). For the avoidance of doubt, (1) this Section 10.1 is not intended to and shall not limit the ability of the Corporation to enter into an agreement of merger or consolidation in connection with an acquisition, change of control, or other business combination transaction pursuant to which the outstanding shares of Common Stock are to be converted into or exchanged for cash, stock, securities or property of another Person or Persons not affiliated with the Corporation, or of any Person affiliated with the Corporation if as part of such transaction the holders of shares of Common Stock or other equity securities of another Person not affiliated with the Corporation will also be converted into or exchanged for cash, stock, securities or property of such Person affiliated with the Corporation, whether or not such merger, consolidation or other business combination transaction would result in or involve, directly or indirectly, any of the actions set forth in clauses (x) and (y) in the first sentence of this Section 10.1, and (2) no Class B Consent shall be required in connection therewith except in the case of any such agreement of merger or consolidation entered into solely with one or more Subsidiaries or Affiliates of the Corporation for the purpose of evading the restrictions and limitations set forth in this Section 10.1.

ARTICLE XI

        Section 11.1    Certain Defined Terms.     Unless specifically provided to the contrary or the context otherwise requires, the terms defined below will have, for all purposes of this Amended and Restated Certificate of Incorporation, the meanings herein specified:

          "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with such Person, and with respect to a natural Person, such Person's immediate family members and any trust, partnership, limited liability company or similar vehicle established and maintained for the benefit of such first Person.

          "Beneficial Ownership" shall mean beneficial ownership for U.S. federal income tax purposes. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

          "Beneficiary" shall mean, with respect to the Trust, one or more organizations described in each of Section 170(b)(l)(A) (other than clauses (vii) and (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 4.9(f) above; provided that for purposes of Excess Shares held in a trust pursuant to the fourth sentence of Section 4.9(f) hereof, "Beneficiary" shall have the meaning assigned to it in the SplitCo Restated Certificate of Incorporation.

          "Class A Consent" means the consent or affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, which consent or affirmative vote may be obtained at an annual or special meeting of stockholders of the Corporation or by written consent pursuant to this Certificate of Incorporation.

          "Class A Convertible Securities" means Convertible Securities convertible into or exercisable or exchangeable for shares of Class A Common Stock.

          "Class B Consent" means the prior consent or affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, which consent or affirmative vote may be obtained at an annual or special meeting of stockholders of the Corporation or by written consent pursuant to this Certificate of Incorporation.

          "Class B Convertible Securities" means Convertible Securities convertible into or exercisable or exchangeable for shares of Class B Common Stock.

          "Class C Convertible Securities" means Convertible Securities convertible into or exercisable or exchangeable for shares of Class C Common Stock.

          "Close of Business" has the meaning ascribed thereto in the Malone Agreement.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by agreement, or otherwise. The terms "Controls", "Controlled" and "Controlling" will have corresponding meanings.

          "Convertible Securities" means (x) any securities of the Corporation (other than any class of Common Stock) that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of the Corporation or any other Person, whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise, and (y) any securities of any other Person that are directly or indirectly convertible into or exchangeable for, or that evidence the right to purchase, directly or indirectly, securities of such Person or any other Person (including the Corporation), whether upon conversion, exercise, exchange, pursuant to anti-dilution provisions of such securities or otherwise.

          "DIRECTV Effective Time" shall have the meaning set forth in the Merger Agreement.

          "DIRECTV Merger" shall have the meaning set forth in the Merger Agreement.

          "Equity Stock" shall mean any and all shares, interests, participation rights or other equivalents (however designated, whether voting or nonvoting) of capital stock, membership interests or equivalent ownership interests in or issued by the Corporation; it being understood that Equity Stock shall include shares of Common Stock of the Corporation.

          "Estate" has the meaning ascribed thereto in the Malone Agreement.

          "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

          "Holder" means the record holder of any Subject Shares with respect to which the Redemption Right is exercised in accordance with Section 4.11.

          "Independent Committee" means a committee of the Board of Directors consisting exclusively of Independent Directors, as determined in accordance with the By-Laws of the Corporation.

          "Judgment Effective Date" means the date on which the final approval and entry of judgment by the Court of Chancery of the State of Delaware pursuant to the Stipulation of Settlement becomes final and no longer subject to further direct appeal or other direct review, whether by exhaustion of any possible appeal, lapse of time, or otherwise.

          "Liberty" shall have the meaning set forth in the Merger Agreement.

          "Malone" or "Malones" shall have the meaning set forth in the Malone Agreement.

          "Malone Agreement" means the Voting and Right of First Refusal Agreement, dated as of May 3, 2009, as it may be amended from time to time, by and among Liberty Entertainment, Inc., a Delaware corporation, The DIRECTV Group, Inc., a Delaware corporation, the Corporation, Dr. John C. Malone, Mrs. Leslie Malone, The Tracy L. Neal Trust A and The Evan D. Malone Trust A.

          "Malone Awards" shall have the meaning set forth in the Malone Agreement.

          "Market Price" of any class or series of Equity Stock (or SplitCo Equity Stock) means, on any date of determination:

            (1)   if, at the date of determination, the security is reported on the NASDAQ—Global Select Market or listed on a national securities exchange in the United States, then the

    Market Price shall be deemed to be the Volume Weighted Average Trading Price of the daily sales prices as reported on the NASDAQ—Global Select Market, and, if not so listed, shall be deemed to be the Volume Weighted Average Trading Price of the daily sales prices as reported on such national securities exchange other than the NASDAQ—Global Select Market or on the New York Stock Exchange, as applicable, in each case for the five (5) consecutive Trading Days preceding and ending on the Trading Day immediately prior to the date of determination.

            (2)   if, at the date of determination, the security is not so listed or reported, but a "regular, active public market" exists for such security (as determined in the good faith, sole discretion of the Board, whose decision shall be conclusive and binding), then the Market Price shall be deemed to be the Volume Weighted Average Trading Price of the daily bid and ask quotations in the over-the-counter market for the security for the five (5) consecutive Trading Days preceding and ending on the Trading Day immediately prior to the date of determination. For purposes of the foregoing, a market in which trading is sporadic and the ask quotations generally exceed the bid quotations by more than 15% shall not be deemed to be a "regular, active public market;" or

            (3)   if, at the date of determination, neither clause (1) nor clause (2) of this definition applies, then the Market Price shall be deemed to be the fair market value of the security as determined in the good faith, sole discretion of the Board, whose determination shall be conclusive and binding.

          "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of May 3, 2009, as it may be amended from time to time, by and among Liberty, Splitco, The DIRECTV Group, Inc., the Corporation, DTVG One, Inc. and DTVG Two, Inc.

          "Merger Effective Time" shall have the meaning set forth in the Merger Agreement.

          "Non-Transfer Event" shall mean an event (other than a purported Transfer) occurring after the Merger Effective Time that would cause or result in a direct or indirect increase in the percentage of any Person's ownership of the outstanding shares of Equity Stock (as determined by reference to Section 355(e) of the Code, taking into account applicable constructive ownership rules and any Treasury regulations promulgated thereunder), provided that the consummation of the transactions, including the Mergers and the Malone Contribution (each as defined in the Merger Agreement), specifically contemplated by the Transaction Agreements (and the receipt of, or transfer of, shares of Equity Stock in connection therewith) shall not result in or constitute a "Non-Transfer Event"; and provided, further, that the redemption, purchase or other acquisition by the Corporation or any of its Subsidiaries of shares of Equity Stock shall not result in or constitute a "Non-Transfer Event." "Non-Transfer Event" shall also include an event (other than a purported Transfer) occurring before the Merger Effective Time that resulted in the transfer to a trust of SplitCo Excess Shares in exchange for which Equity Stock was issued in the Splitco Merger.

          "Per Share Value" means the average of the Market Prices of the Class A Common Stock for the period of 30 consecutive trading days ending on the last trading day prior to the date of John C. Malone's death, appropriately adjusted to take into account any stock dividends on the Class A Common Stock, or any stock splits, reclassifications or combinations of the Class A Common Stock, during the period following the first of such 30 trading days and ending on the last full trading day immediately preceding the Redemption Closing Date; provided, that if John C. Malone's death occurs prior to the date of issuance of the Class A Common Stock or if the Class A Common Stock is not traded regular way on any date within such 30 consecutive trading day period, then references in this definition to "Class A Common Stock" for each such date shall be to the common stock, par value $0.01 per share, of The DIRECTV Group, Inc. The Per Share Value will be appropriately adjusted after the determination thereof to reflect the effects of any stock split, stock dividend, reverse split and similar event occurring after the date of determination of such Per Share Price.

          "Permitted Transferees" shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 4.9(j) above.

          "Person" shall mean (a) an individual or any corporation, partnership, limited liability company, estate, trust, association, private foundation, joint stock company or any other entity, (b) a "group" as the term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but shall not include an underwriter that participates in a public offering of stock (including Equity Stock) for a period of 90 days following purchase by such underwriter of such stock, and (c) a "person" as such term is used in Section 355(e) of the Code.

          "Prohibited Owner" shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who is prevented from becoming or remaining the owner of record title to shares of Equity Stock by the provisions of Section 4.9; provided that for purposes of Excess Shares held in a trust pursuant to the fourth sentence of Section 4.9(f) hereof, "Prohibited Owner" shall have the meaning assigned to it in the SplitCo Restated Certificate of Incorporation.

          "Prohibited Party" shall mean, collectively, (x) any Person that had an agreement, understanding, arrangement, or engaged in substantial negotiations (within the meaning of Treasury Regulation Section 1.355-7), in each case, regarding an acquisition of Equity Stock, or capital stock of Liberty, Splitco or The DIRECTV Group, Inc. during the two (2) year period preceding the Split-Off and (y) (i) any Person from whom ownership of Equity Stock would be attributed to the Person described in clause (x) hereof for purposes of Section 355(e) of the Code and (ii) any member of a "coordinating group" as defined in Treasury Regulation Section 1.355-7(h)(4) that includes the Person described in clause (x) hereof (or any Person from whom ownership of Equity Stock would be attributed to such member for purposes of Section 355(e) of the Code).

          "Prohibition Period" shall mean the period beginning at the Split-Off Effective Time and ending on the day after the date that is the one year anniversary of the date of the Split-Off Effective Time; provided that if, (a) prior to the day after the date that is the one year anniversary of the date of the Split-Off Effective Time, a Prohibited Party enters into an agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulation Section 1.355-7) (collectively, an "Agreement") which contemplates a transaction which, if consummated prior to such day, would constitute a Transfer or Non-Transfer Event that would result in Excess Shares being transferred to a Trust and (b) such Prohibited Party entered into an Agreement with respect to such transaction or a similar acquisition (within the meaning of Treasury Regulation Section 1.355-7) on or prior to the date of the Split-Off Effective Time, then with respect to such Prohibited Party only, the Prohibition Period shall be extended until the later to occur of one day after (i) the date that is the two year anniversary of the date of the Split-Off Effective Time, and (ii) the date that is the six month anniversary of the date such transaction is consummated or such Agreement is terminated, as the case may be.

          "Prospective Purchaser" has the meaning ascribed thereto in the Malone Agreement.

          "Public Transfer" means a Transfer that (i) is effected on any stock exchange, in the over-the-counter market, or on any electronic screen-based or automated securities trading market and (ii) which involves a broker, dealer or market maker.

          "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer of Beneficial Ownership of shares of Equity Stock that results in the automatic transfer of Excess Shares to a Trust, the purported transferee of Beneficial Ownership of such shares if such purported Transfer had not been prohibited by Section 4.9.

          "Purported Record Transferee" shall mean, with respect to any purported Transfer of Beneficial Ownership of shares of Equity Stock that results in the automatic transfer of Excess Shares to a Trust, the purported record transferee of such shares if such purported Transfer had not been prohibited by Section 4.9.

          "Split-Off" shall have the meaning set forth in the Merger Agreement.

          "Split-Off Effective Time" shall have the meaning set forth in the Merger Agreement.

          "Splitco" shall have the meaning set forth in the Merger Agreement.

          "SplitCo Equity Stock" shall have the meaning set forth in the SplitCo Restated Certificate of Incorporation for "Equity Stock."

          "SplitCo Excess Shares" shall have the meaning set forth in the SplitCo Restated Certificate of Incorporation for "Excess Shares."

          "Splitco Merger" shall have the meaning set forth in the Merger Agreement.

          "SplitCo Restated Certificate of Incorporation" shall mean the Restated Certificate of Incorporation of Splitco dated [            ], without giving effect to any amendment thereof subsequent to such date.

          "Stipulation of Settlement" means the Stipulation and Agreement of Compromise, Settlement and Release made and entered into on October 16, 2009, by and among the parties to the action captioned In re The DirecTV Group, Inc., Shareholder Litig., Consolid. C.A. No. 4581-VCP, pending before the Court of Chancery of the State of Delaware, by their respective undersigned counsel.

          "Subject Shares" means the shares of Class B Common Stock outstanding at the time of the exercise of the Redemption Right that are not held of record by any Prospective Purchaser or any direct or indirect transferee of any Prospective Purchaser which transferee is not a Member (as defined in the Malone Agreement).

          "Subsidiary" when used with respect to any Person, means any other Person (1) of which (x) in the case of a corporation, at least (A) 50% of the equity or (B) 50% of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (y) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns at least 50% of the equity interests thereof or (B) has the power to elect or direct the election of at least 50% of the members of the governing body thereof or otherwise has Control over such organization or entity; or (2) that is required to be consolidated with such first Person for financial reporting purposes under GAAP.

          "Trading Day" shall mean 9:30 a.m. through 4:00 p.m., Eastern Time, of any day on which the principal national securities exchange on which any of the shares of Equity Stock (or SplitCo Equity Stock) are listed or admitted to trading is open for the transaction of business or, if none of the shares of Equity Stock (or SplitCo Equity Stock) are listed or admitted to trading on any national securities exchange, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Transaction Agreements" shall have the meaning set forth in the Merger Agreement.

          "Transfer" (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of Beneficial Ownership of Equity Stock occurring after the Merger Effective Time, whether voluntary or involuntary and whether by operation of law or otherwise, provided that, solely for purposes of Section 4.9, the consummation of the transactions, including the Mergers and the Malone Contribution (each as defined in the Merger Agreement), specifically contemplated by the Transaction Agreements (and the receipt of, or transfer of, shares of Equity Stock in connection therewith) shall not result in or constitute a "Transfer." "Transfer" (as a verb) shall have the correlative meaning. "Transfer" shall also include any sale, transfer, gift, assignment, devise or other disposition occurring prior to the Merger Effective Time that resulted in the transfer to a trust of SplitCo Excess Shares in exchange for which Equity Stock was issued in the Splitco Merger.

          "Trust" shall mean the trust created and administered in accordance with the terms of Section 4.9(f), for the exclusive benefit of any Beneficiary; provided that for purposes of Excess Shares held in a trust pursuant to the fourth sentence of Section 4.9(f) hereof, "Trust" shall have the meaning assigned to it in the SplitCo Restated Certificate of Incorporation.

          "Trustee" shall mean any Person, unaffiliated with both the Corporation and any Prohibited Owner (and, if different than the Prohibited Owner, the Person who would have had Beneficial Ownership of the Equity Stock that would have been owned of record by the Prohibited Owner), designated by the audit committee of the Board to act as trustee of the Trust, or any successor trustee thereof; provided that for purposes of Excess Shares held in a trust pursuant to the fourth sentence of Section 4.9(f) hereof, "Trustee" shall have the meaning assigned to it in the SplitCo Restated Certificate of Incorporation.

          "Underlying Securities" means, with respect to any class or series of Convertible Securities, the class or series of securities into which such class or series of Convertible Securities are directly or indirectly convertible, or for which such Convertible Securities are directly or indirectly exchangeable, or that such Convertible Securities evidence the right to purchase or otherwise receive, directly or indirectly.

          "Volume Weighted Average Trading Price" means, with respect to any Trading Day, the weighted average of the reported per share prices at which transactions in the relevant Equity Stock (or SplitCo Equity Stock) are executed on the NASDAQ or other national securities exchange during such Trading Day (weighted based on the number of shares of the relevant Equity Stock or SplitCo Equity Stock traded), as such weighted average price appears on the Bloomberg screen "Volume at Price" page for such Equity Stock (or SplitCo Equity Stock).

          "Voting Securities" means the Class A Common Stock, Class B Common Stock and any series of Preferred Stock which by the terms of its Preferred Stock Designation is designated as a voting security, provided that each such series of Preferred Stock will be entitled to vote together with the other Voting Securities only as and to the extent expressly provided for in the applicable Preferred Stock Designation or as may be required under the laws of the State of Delaware.

ARTICLE XII

        Section 12.1    Amendment of By-Laws.

        (a)   In furtherance and not in limitation of the powers conferred by the DGCL and subject to Section 12.1(b) below, the Board is expressly authorized to adopt, amend or repeal the By-Laws at any meeting of the Board by the affirmative vote of a majority of the whole Board unless the By-Laws require a vote of a larger portion of the Board for the adoption, amendment or repeal of the By-Laws (or any provisions thereof) in which case the Board may adopt, amend or repeal such By-Laws (or such provisions thereof) only with such vote of a larger portion of the Board, or by taking action by unanimous written consent. Subject to Section 12.1(b) below, the By-Laws may also be altered, amended or repealed at any meeting of stockholders, or at any special meeting of the holders of shares of stock entitled to vote thereon called by the Board for that purpose, by the affirmative vote of not less than a majority of the voting power of all outstanding shares of all classes and series of capital stock of the Corporation entitled to vote thereon, voting as a single class.

        (b)   Notwithstanding Section 12.1(a) hereof and paragraph (a) of Article IX of the By-Laws, the definition of Qualifying Director (as defined in the By-Laws), Section 12 of Article II of the By-Laws and Section 6 of Article III of the By-Laws may be altered, amended or repealed only by (i) the approval of a majority of the whole Board (which must include the unanimous approval of the Qualifying Directors (as defined in the By-Laws) then serving on the Board) or (ii) the approval of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock (other than shares held by the Malones); provided, however, that no such amendment by the Board pursuant to the preceding clause (i) may be made prior to the third anniversary of the Merger Effective Time (as defined in the Merger Agreement); provided, further, that Section 12 of Article II of the By-Laws, Section 6 of Article III of the By-Laws and this Section 12.2 shall cease to be of any force or effect and shall be automatically repealed without any action on the part of the Corporation or the stockholders of the Corporation and replaced with the words "Intentionally Omitted" (and the Corporation will issue a public announcement of such occurrence) upon the earliest to occur of (x) such time as the Malones in the aggregate do not own shares of Class B Common Stock entitling them to vote at least 10% of the combined voting power of all outstanding shares of Class A Common Stock and Class B Common Stock, (y) the death of Mr. John C. Malone and (z) June 30, 2010, if the Judgment Effective Date has not occurred as of such date.

        Section 12.2    Amendment of Certificate of Incorporation.

        Subject to compliance with Section 10.1, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

ARTICLE XIII

        Section 13.1    Severability.

        If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf by the undersigned authorized officer on [    •    ], 2009.

By:	Name: Title:

Annex D

FORM OF

DIRECTV
(hereinafter called the "Corporation")

BY-LAWS

ARTICLE I

STOCKHOLDERS

        Section 1.    Notice of Stockholder Business and Nominations.

        (a)    Annual Meetings of Stockholders.

        (1)   Except as may be otherwise provided in the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") with respect to the right of holders of any class or series of preferred stock of the Corporation to nominate and elect a specified number of directors of the Corporation ("Directors") in certain circumstances, nominations of persons for election to the Board of Directors (the "Board") and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders of the Corporation (an "Annual Meeting") only (A) pursuant to the Corporation's notice of meeting (the "Notice of Meeting"), (B) by or at the direction of the Board or (C) by any stockholder of the Corporation who (i) was a stockholder of record at the time of giving of notice provided for in this Section 1 and at the time of the Annual Meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this Section 1 as to such business or nomination. The provisions of clause (C) of this Section 1(a)(1) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and included in the Corporation's Notice of Meeting) before an Annual Meeting.

        (2)   Without qualification, for any nominations or any other business to be properly brought before an Annual Meeting by a stockholder pursuant to Section 1(a)(1)(C) of this Article I, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (the "Secretary") and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation or as specified in the proxy statement for the preceding year's Annual Meeting not earlier than the close of business on the 120th day prior to, and not later than the close of business on the 90th day prior to, the first anniversary of the preceding year's Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before, or more than 60 days after, such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of such Annual Meeting or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment or postponement of an Annual Meeting or the announcement thereof commence a new time period for the giving of a stockholder's notice as described above. To be in proper form, a stockholder's notice (whether given pursuant to this Section 1(a)(2) or Section 1(b)) to the Secretary must:

          (A)  set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date):

            (i)    the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, if any,

            (ii)   the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner,

            (iii)  any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a "Derivative Instrument") directly or indirectly owned beneficially or otherwise held by such stockholder (or if such nomination or proposal is made on behalf of a beneficial owner, by such beneficial owner) and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of capital stock or other securities of the Corporation to which such stockholder (or if such nomination or proposal is made on behalf of a beneficial owner, such beneficial owner) is entitled by contract or otherwise,

            (iv)  any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder (or if such nomination or proposal is made on behalf of a beneficial owner, such beneficial owner) has a right to vote any shares of any capital stock or other securities of the Corporation,

            (v)   any short interest in any capital stock or other security of the Corporation directly or indirectly owned beneficially or otherwise held by such stockholder (or if such nomination or proposal is made on behalf of a beneficial owner, by such beneficial owner) (for purposes of this Article I a person shall be deemed to have a short interest in capital stock or another security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject capital stock or other security),

            (vi)  any rights to dividends on the shares of capital stock of the Corporation directly or indirectly owned beneficially or otherwise held by such stockholder (or if such nomination or proposal is made on behalf of a beneficial owner, by such beneficial owner) that are separated or separable from the underlying shares of capital stock of the Corporation,

            (vii) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, or limited liability company in which such stockholder (or if such nomination or proposal is made on behalf of a beneficial owner, such beneficial owner) is a general partner or manager or, directly or indirectly, beneficially owns an interest in a general partner or manager,

            (viii)  any performance-related fees (other than an asset-based fee) to which such stockholder (or if such nomination or proposal is made on behalf of a beneficial owner, such beneficial owner) is entitled based on any increase or decrease in the value of shares of capital stock or other securities of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder's (or such beneficial owner's) immediate family sharing the same household, and

            (ix)  any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is made, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

          (B)  if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth

            (i)    (a) a brief description of the business desired to be brought before the meeting, (b) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the Corporation, the language of the proposed amendment), (c) the reasons for conducting such business at the meeting, and (d) any direct or indirect interest of such stockholder and beneficial owner, if any, on whose behalf the proposal is made, in such business, and

            (ii)   a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, on whose behalf the proposal is made, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

          (C)  set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board

            (i)    all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and

            (ii)   a description of all direct and indirect compensation and other monetary agreements, arrangements and understandings during the past three years, and any other direct or indirect relationships, between or among such stockholder and beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the "registrant" for purposes of such rule and the nominee were a director or executive officer of such registrant; and

            (iii)  any other information required to determine whether the person is an Independent Director or, if applicable, a Qualifying Director (each as defined in Section 2 of Article II); and

          (D)  with respect to each nominee for election or reelection to the Board, include a completed and signed questionnaire, representation and agreement required by Section 2 of this Article I. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine (i) the eligibility of such proposed nominee to serve as a director of the Corporation, and (ii) whether such proposed nominee qualifies as a Qualifying Director or an Independent Director or "audit committee financial expert" under applicable securities law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation, and such other information as could be material to a reasonable stockholder's understanding of the qualifications or independence, or lack thereof, of such nominee.

        (3)   Notwithstanding anything in the second sentence of Section 1(a)(2) of this Article I to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year's Annual Meeting, a stockholder's notice required by this Article I shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

        (b)    Special Meetings of Stockholders.     The only business that shall be conducted at a special meeting of stockholders is the business that shall have been brought before the meeting pursuant to the Corporation's Notice of Meeting. Except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of any class or series of preferred stock of the Corporation to nominate and elect a specified number of Directors in certain circumstances, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's Notice of Meeting only (A) by or at the direction of the Board or (B) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (i) is a stockholder of record at the time of giving of notice provided for in this Section 1(b) and at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in this Section 1(b) as to such nomination. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation's Notice of Meeting, if the stockholder's notice in the same form required by Section 1(a)(2) of Article I with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2 of Article I) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. No other person or persons may call a special meeting of stockholders except as may be provided in the Certificate of Incorporation, as amended from time to time. The foregoing notwithstanding, unless otherwise provided in the Certificate of Incorporation, whenever the holders of any one or more outstanding series of preferred stock shall have the right, voting separately by class or by series, as applicable, to elect Directors at any Annual Meeting or special meeting of stockholders, the calling of special meetings of the holders of such class or series shall be governed by the terms of the applicable resolution or resolutions of the Board establishing such series of preferred stock pursuant to the Certificate of Incorporation.

        (c)   In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder's notice as described above in Section 1(b) of Article I.

        (d)    General.

        (1)   Only such persons who are nominated in accordance with the procedures set forth in this Article I shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Article I. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article I and, if any proposed nomination or business is not in compliance with this Article I, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Article I, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall, if so determined by the chairman of the meeting, be disregarded and such proposed business shall, if so determined by the chairman of the meeting, not be transacted, notwithstanding that proxies in respect of such nomination or proposed business may have been received by the Corporation. For purposes of this Section 1(d)(1), to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

        (2)   For purposes of this Article I, "public announcement" shall mean disclosure in a (x) press release reported by the Dow Jones News Service, Associated Press or a comparable national news service[, (y) press release posted in the "Press Releases" section of the Corporation's website] or [(z)] document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

        (3)   Notwithstanding the foregoing provisions of this Article I, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article I; provided, however, that any references in these By-Laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 1(a)(1)(C) or Section 1(b) of this Article I. Nothing in this By-Law shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock if and to the extent provided for under law, the Certificate of Incorporation or these By-Laws. Nothing in this By-Law shall be deemed to confer upon any stockholder a right to have a nominee or any proposed business included in the Corporation's proxy statement.

        Section 2.    Submission of Questionnaire, Representation and Agreement.

        To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 1 of this Article I) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a Director, with such person's fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, and (C) in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

        Section 3.    Notice of Meetings; Adjournment.

        Except as otherwise provided herein or required by "applicable law" (meaning, here and hereinafter, as required from time to time by the General Corporation Law of the State of Delaware (the "DGCL")) or the Certificate of Incorporation, written notice of the place, if any (or the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person), date, and time of all meetings of the stockholders and, in the case of a special meeting of stockholders, the purpose or purposes for which such meeting is called shall be given by notice addressed to each stockholder of the Corporation entitled to vote at such meeting not less than 10 nor more than 60 days before the date on which the meeting is to be held. Notice may be given personally, by mail or by electronic transmission in accordance with Section 232 of the DGCL. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to each stockholder at such stockholder's address appearing on the records of the Corporation or given by the stockholder for such purpose. Notice by electronic transmission shall be deemed given as provided in Section 232 of the DGCL. An affidavit of the mailing or other means of giving any notice of any stockholders' meeting, executed by the Secretary, Assistant Secretary or any transfer agent of the Corporation giving the notice, shall be prima facie evidence of the giving of such notice or report. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the "householding" rules set forth in Rule 14a-3(e) under the Exchange Act and Section 233 of the DGCL.

        Any meeting may be adjourned from time to time, whether or not there is a quorum, either (i) in the discretion of the chairman of the meeting (including, without limitation, where necessary to tabulate any vote the tabulation of which is necessary for the continued conduct of the meeting) or (ii) by vote of the holders of a majority of the voting power of the shares of stock present at the meeting and entitled to vote on the subject matter of such meeting.

        When a meeting is adjourned to another date, time or place, if any, notice need not be given of the adjourned meeting if the date, time and place, if any (and the means of remote communication, if any, by which stockholders and proxy holders of the Corporation may be deemed to be present in person at such adjourned meeting), thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the date, time and place of the adjourned meeting shall be given in conformity herewith to each stockholder of the Corporation of record entitled to vote at the adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

        Section 4.    Quorum.

        At any meeting of the stockholders, the holders of a majority of all of the outstanding shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by these By-Laws, the Certificate of Incorporation or by applicable law. Where a separate vote by a class or classes or series is required by law or by the Certificate of Incorporation, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. Shares of capital stock of the Corporation held of record or beneficially by the Corporation or by another entity, if a majority of the voting power or economic interest of such other entity is held, directly or indirectly, by the Corporation, shall neither be entitled to vote at a meeting of stockholders of the Corporation nor be counted for quorum purposes on any matter brought before the meeting; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

        If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting from time to time, without notice other than by announcement to the meeting, to another date, place, if any, and time until a quorum shall be present.

        Section 5.    Organization.

        The Chairman of the Board of the Corporation, or, in his or her absence, such person as the Board may have designated or, in the absence of such a person, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or represented by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. The Secretary, or if he or she is not present, any Assistant Secretary, or in the absence of any Assistant Secretary, any person the chairman of the meeting appoints shall act as the secretary of the meeting and keep a record of the proceedings thereof.

        Section 6.    Place of Meeting.

        Meetings of the stockholders for the election of Directors or for any other purpose shall be held at such time and place, if any (or by means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person), either within or outside the State of Delaware, as shall be designated from time to time by the Board and stated in the notice of the meeting.

        Section 7.    Conduct of Business.

        The Board may adopt by resolution such rules and regulations for the conduct of meetings as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of the meeting shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman of the meeting, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted to questions or comments by participants; and (vi) the date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairman should so determine, such chairman shall so declare to the meeting, and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

        Section 8.    Proxies and Voting.

        At any meeting of the stockholders where a quorum is present, every stockholder entitled to vote at such meeting of stockholders may vote in person or by proxy authorized by an instrument in writing or by an electronic transmission permitted by law filed in accordance with the procedure established for the meeting. Unless otherwise provided in the Certificate of Incorporation, each stockholder present in person or represented by proxy at a meeting of stockholders shall be entitled to cast one vote for each share of capital stock entitled to vote thereat held by such stockholder. If the Certificate of Incorporation provides for the issuance of any class or series of stock which is convertible into any other class or series of stock, as a condition to counting the votes cast by any holder of shares at any annual or special meeting of stockholders, the Board or a duly authorized committee thereof, in its discretion, may require the holder of any shares to furnish such affidavits or other proof as the Board or such committee deems necessary and advisable to determine whether such shares have been converted pursuant to the terms governing the issuance and conversion of such shares in the Certificate of Incorporation. Any copy, facsimile telecommunication or other reliable reproduction of the writing or electronic transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or electronic transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or electronic transmission. All voting, except as may be required by applicable law or otherwise determined by the chairman of the meeting, including voting for the election of Directors, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or by his or her proxy, or upon resolution by the Board in its discretion or by action of the chairman of the meeting, in his or her discretion, a stock vote may be taken. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy holder voting and such other information as may be required under the procedure established for the meeting. Unless otherwise specified by the Certificate of Incorporation, these By-Laws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities (i) at all meetings of stockholders for the election of Directors at which a quorum is present, a plurality of the votes cast by the holders of stock represented in person or by proxy and entitled to vote shall be sufficient, and (ii) any other question brought before any meeting of stockholders at which a quorum is present shall be determined by the votes cast affirmatively by the holders of a majority of the voting power represented in person or by proxy and entitled to vote thereon.

        Section 9.    Stock List.

        The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, at least ten days prior to the meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the Notice of Meeting, or (ii) during ordinary business hours at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place, if any, of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present. Except as otherwise provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 9 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

        Section 10.    Inspector of Elections.

        Before any meeting of stockholders, the Board shall appoint one or more inspectors to act at the meeting and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.

        The inspectors shall, in accordance with these By-Laws, the Certificate of Incorporation and Section 231 of the DGCL, ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination made by the inspectors, and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

        The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots, the inspectors shall act in accordance with applicable law.

ARTICLE II

BOARD OF DIRECTORS

        Section 1.    Number, Election and Term of Directors.

        Except as otherwise provided in the Certificate of Incorporation (including any provisions of the Certificate of Incorporation relating to the rights of the holders of any class or series of preferred stock), the number of Directors of the Corporation shall be fixed from time to time exclusively by resolution adopted by a majority of the entire Board, but the number of Directors shall initially be eleven (11). Notwithstanding the foregoing, any increase to the number of Directors of the Corporation in excess of twelve (12) Directors that would become effective prior to the first annual meeting of the stockholders of the Corporation occurring after the Merger Effective Time shall require the affirmative vote of not less than 80% of the Directors then serving on the Board, with any fractional number being rounded up to the next whole number. Directors need not be stockholders. Directors shall (except as hereinafter provided for the filling of vacancies or newly-created directorships) be elected by the holders of the shares of stock entitled to vote thereon, by a plurality vote thereof, at the Annual Meeting or at any special meeting of stockholders (solely to the extent permitted by and in the manner set forth in Section 1(b) above). Each Director so elected shall hold office until such Director's successor is duly elected and qualified, or until such Director's death, or until such Director's earlier disqualification, resignation, retirement or removal.

        Section 2.    Certain Definitions.

        For the purposes of these By-Laws:

          "Affiliate" with respect to any person shall mean any other person who, directly or indirectly, controls, is controlled by or is under common control with such person.

          "Beneficially Owns" (and variations thereof) shall have the same meaning as under Section 13(d) of the Exchange Act and Regulation 13D-G thereunder (or any successor provision of law).

          "Employee Director" means a Director who, at the time of taking office as a Director, is an employee of the Corporation or any Subsidiary of the Corporation.

          "Independent Director" means a director who qualifies as an "independent director" under the rules and regulations of the NASDAQ Stock Market or the applicable primary stock exchange on which the Corporation's equity securities are listed in effect from time to time, and under such rules and regulations as may be established by the Nominating and Corporate Governance Committee of the Board from time to time.

          "Merger Agreement" means the Merger Agreement, dated as of May 3, 2009, as it may be amended from time to time, by and among Liberty Media Corporation, Liberty

  Entertainment, Inc., The DIRECTV Group, Inc., the Corporation, DTVG One, Inc. and DTVG Two, Inc.

          "Merger Effective Time" has the meaning given to such term in the Merger Agreement.

          "Qualifying Director" means a director who:

            A.    Is not currently, and within the last five years has not been, employed by the Corporation or by a Corporation Affiliate.

            B.    Has not received during any 12-month period in the last three years more than $50,000 in direct compensation from the Corporation or from a Corporation Affiliate, exclusive of:

              i.      Director and committee fees, including bona fide expense reimbursements.

              ii.     Payments arising solely from investments in the Corporation's or such Corporation Affiliate's securities.

              iii.    Payments in respect of a pension or other form of deferred compensation for prior service, provided that such payments are pursuant to plans or arrangements of the Corporation or such Corporation Affiliate generally available to similarly situated personnel.

            C.    Is neither currently employed as an executive officer, nor is an Affiliate, of a company that provides professional, advisory or consulting services to the Corporation or to a Corporation Affiliate that has received more than $250,000 from the Corporation or such Corporation Affiliate during any 12-month period in the last two years.

            D.    Is neither currently employed as an executive officer, nor is an Affiliate, of (i) a customer or supplier of the Corporation or a customer or supplier of a Corporation Affiliate that has made payments to, or received payments from, the Corporation or such Corporation Affiliate that exceed the greater of $200,000 or 1% of such other company's consolidated gross revenues in the most recent full fiscal year or (ii) a debtor or creditor of the Corporation or a debtor or creditor of a Corporation Affiliate where the amount owed to or by the Corporation or such Corporation Affiliate exceeds the greater of $200,000 or 1% of such company's assets, determined at the end of the most recently completed fiscal year of such other company.

            E.    Is neither currently employed as an executive officer nor an Affiliate of a not-for-profit entity (including charitable organizations) that receives annual contributions from the Corporation or from a Corporation Affiliate that exceed $200,000.

            F.     Is not, and for the past five years has not been, an executive officer of a for-profit company in which the Chief Executive Officer or another executive officer of the Corporation serves on the board.

            G.    Is not an immediate family member of an individual who has had any of the relationships described above within the time periods described above.

          Solely for purposes of the foregoing definition of "Qualifying Director," (i) a person shall be considered an "Affiliate" of another person if such first person exercises a controlling influence over the management or policies of such other person, whether through the ownership of securities, by contract or otherwise, and any person who beneficially owns, directly or indirectly, at least twenty percent (20%) or more of the voting interests of such other person is an Affiliate of such other person unless at such time another person or group of persons acting in concert owns in excess of fifty percent (50%) of the voting interests of such other person; (ii) "Corporation

  Affiliate" means a person that is currently or was at any time during the prior twenty-four months an Affiliate of the Corporation or of The DIRECTV Group, Inc.; (iii) "immediate family member" means an individual's spouse, parent and any person who shares an individual's home; and (iv) "executive officer" shall have the meaning ascribed thereto under the Exchange Act. In determining whether any individual is a Qualifying Director under the foregoing definition (a) the Corporation shall be entitled to rely on information provided by such individual to the Corporation; and (b) the determination of a majority of the Qualifying Directors (other than such individual) shall be presumed to be valid.

          "Subsidiary" with respect to a Person, means any corporation, limited liability company, partnership, trust or unincorporated organization of which such Person owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the Board or others performing similar functions with respect to such corporation, limited liability company, partnership, trust or unincorporated organization.

          "Voting Securities" means the Class A common stock, par value $0.01 per share, and the Class B common stock, par value $0.01 per share, of the Corporation and any shares of capital stock of the Corporation entitled to vote generally in the election of Directors. A stated percentage of the Voting Securities shall mean a number of shares of the Voting Securities as shall equal in voting power that stated percentage of the total voting power of the then outstanding shares of Voting Securities entitled to vote in the election of Directors.

        Section 3.    Newly Created Directorships and Board Vacancies.

        Subject to applicable law and except as otherwise provided for or fixed by or pursuant to the Certificate of Incorporation relating to the rights of the holders of any class or series of preferred stock with respect to such class or series of preferred stock, newly created Directorships resulting from any increase in the authorized number of Directors or, subject to Section 11(b) of this Article II below, any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause between meetings of stockholders shall be filled only by the affirmative vote of a majority of all of the Directors then in office, even if less than a quorum, or a duly appointed committee of the Board or in such other manner as may be determined by the Board, but in any event not by the stockholders. Notwithstanding the foregoing, in the event that the Additional Director (as defined in the Merger Agreement) is not serving as a member of the board of directors of The DIRECTV Group, Inc. immediately prior to the Merger Effective Time, then the first individual (the "New Additional Director") appointed by the Board to serve as an independent Director (for NASDAQ purposes) following the Merger Effective Time (other than any person appointed to replace a person who was serving as a member of the board of directors of The DIRECTV Group, Inc. on May 3, 2009) shall require the affirmative vote of not less than 80% of the Directors then serving on the Board, with any fractional number being rounded up to the next whole number. Directors so chosen shall hold office until such Director's successor shall have been duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office in accordance with the Certificate of Incorporation, these By-Laws, or any applicable law or pursuant to an order of a court. No decrease in the number of authorized Directors constituting the entire Board shall shorten the term of any incumbent Director.

        Section 4.    Regular Meetings.

        A meeting of the Board shall be held after the Annual Meeting of the stockholders and regular meetings of the Board shall be held at such place or places, if any, on such date or dates, and at such time or times as shall have been established by the Board and publicized among all Directors. Meetings may be held either within or outside the State of Delaware. A notice of each regular meeting shall not be required.

        Section 5.    Special Meetings.

        Special meetings of the Board may be called by the Chairman of the Board, by the Vice Chairman, by the President or by two or more Directors then in office and shall be held at such place, if any, on such date, and at such time as they or he or she shall fix. Special meetings of the Board may be held either within or outside the State of Delaware. Notice thereof, stating the place, if any, date and time of each such special meeting shall be given to each Director by whom it is not waived by mailing written notice not less than four (4) days before the meeting or personally by telephone, or by other means of electronic transmission of notice, not less than 12 hours before the meeting or on such shorter notice as the person or persons calling the meeting may deem necessary and appropriate under the circumstances. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

        Section 6.    Quorum and Voting.

        Except as may be otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, at all meetings of the Board, a majority of the entire Board shall constitute a quorum for the transaction of business. The act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board, except as otherwise provided in these By-Laws (including, without limitation, the second sentence of Section 1 of Article II, the second sentence of Section 3 of Article II, the second sentence of Section 2 of Article IV and the second sentence of Sub-section (a) of Article IX) or required by applicable law. The Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

        Section 7.    Participation in Meetings by Conference Telephone.

        Members of the Board, or of any committee thereof, may participate in and act at a meeting of such Board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

        Section 8.    Conduct of Business; Action by Written Consent.

        At any meeting of the Board, or of any committee thereof, business shall be transacted in such manner as the Board or such committee may from time to time determine and all matters shall be determined by the vote of a majority of the Directors present, except as otherwise provided herein or required by applicable law. The Board, or any committee thereof, may take action without a meeting if all members thereof consent thereto in writing or writings (or electronic transmission or transmissions), and the writing or writings (or electronic transmission or transmissions) are filed with the minutes of proceedings of the Board or of such committee.

        Section 9.    Powers.

        The property, business and affairs of the Corporation shall be managed by or under the direction of the Board which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by applicable law or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders of the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

          (1)   To declare dividends from time to time in accordance with law;

          (2)   To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

          (3)   To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

          (4)   To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;

          (5)   To adopt from time to time such stock option, stock purchase, bonus or other compensation plans for Directors, officers, employees and agents of the Corporation and its Subsidiaries as it may determine;

          (6)   To adopt from time to time such insurance, retirement, and other benefit plans for Directors, officers, employees and agents of the Corporation and its Subsidiaries as it may determine; and

          (7)   To adopt from time to time regulations, not inconsistent with these By-Laws, for the management of the Corporation's business and affairs.

        Section 10.    Compensation of Directors.

        Unless otherwise restricted by the Certificate of Incorporation, the Board shall have the authority to fix the compensation of the Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or paid a stated salary or paid other compensation as Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

        Section 11.    Removal; Employee Director Disqualification.

        Any Director may be removed from office in accordance with the provisions of Section 6.3 of Article VI of the Certificate of Incorporation.

        Section 12.    Majority of Qualifying Directors.

        The Board shall consist of at least a majority of Qualifying Directors.

ARTICLE III

COMMITTEES

        Section 1.    Committees of the Board.

        (a)   The Board may from time to time designate committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a Director or Directors to serve as the member or members, designating, if it desires, other Directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board to act at the meeting in the place of the absent or disqualified member. Notwithstanding the foregoing provisions of this Section if either (A) required by the applicable rules and regulations of the NASDAQ Stock Market or the Securities and Exchange Commission (in each case, as may be amended from time to time) or (B) under the Certificate of Incorporation the Board is required to consist of a majority of Independent Directors, then for so long as the conditions in clauses (A) or (B) above are satisfied, the Standing Committees (as defined herein), shall at all such times consist solely of Independent

Directors, except as otherwise provided by these By-Laws. Without limiting the foregoing, the Board shall designate the following committees (the "Standing Committees"): Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.

        Section 2.    Conduct of Business.

        Any committee, to the extent permitted by applicable law and provided in these By-Laws or in the resolutions establishing the authority of such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation (including the power and authority to designate other committees of the Board). The Board shall have the power to prescribe the manner in which proceedings of any such committee shall be conducted. In the absence of any such prescription, such committee shall have the power to prescribe the manner in which its proceedings shall be conducted. Unless the Board or such committee shall otherwise provide, regular and special meetings and other actions of any such committee shall be governed by the provisions of Article II applicable to meetings and actions of the Board. Each committee shall keep regular minutes and report to the Board when required.

        Section 3.    Audit Committee.

        (a)   The Audit Committee shall be composed of three or more Directors. Each member of the Audit Committee shall meet the independence standards set forth in the Corporation's Audit Committee Charter.

        (b)   The Audit Committee shall have such powers and authority as necessary to carry out the responsibilities as shall be set forth in the Corporation's Audit Committee Charter and shall have such other responsibilities, and such other powers and authority, as may be determined by the Board. Among the duties and responsibilities of the Audit Committee are the following: to select the independent auditors, to review and approve the fees to be paid to the independent auditors, to assess the adequacy of the audit and accounting procedures of the Corporation, and such other matters as may be set forth in the Audit Committee Charter, delegated to it by the Board or required by law or regulation. The Audit Committee shall periodically meet with representatives of the independent auditors and with the internal auditor of the Corporation separately or jointly. In performing its duties the Audit Committee may retain such professionals as it deems necessary and appropriate.

        Section 4.    Compensation Committee.

        (a)   The Compensation Committee shall be composed of no less than three and no more than four Directors; provided that at least one of the initial members of the Compensation Committee is a Splitco Designee (as defined in the Merger Agreement) who qualifies as an independent director of the Corporation for NASDAQ purposes; and provided, further, that, if the Additional Director or the New Additional Director is then serving as a Director, then the Compensation Committee may instead be composed of five members, and such Additional Director or New Additional Director, as applicable, shall be appointed to serve as the fifth member of such committee. Each member of the Compensation Committee shall meet the independence standards set forth in the Corporation's Compensation Committee Charter.

        (b)   The Compensation Committee shall have the power and authority to approve, adopt and implement the incentive, stock option and similar plans of the Corporation and its Subsidiaries. The Compensation Committee shall have the power to approve, disapprove, modify or amend all plans designed and intended to provide compensation primarily for Board-elected officers of the Corporation. The Compensation Committee shall review, fix and determine from time to time the salaries and other remunerations of all officers of the Corporation.

        (c)   The Compensation Committee shall have such powers and authority as necessary to carry out the foregoing responsibilities and shall have such other responsibilities, and such other powers and authority, as may be determined by the Board.

        (d)   The Compensation Committee may have additional responsibilities as shall be set forth in the Compensation Committee Charter from time to time.

        Section 5.    Nominating and Corporate Governance Committee.

        (a)   The Nominating and Corporate Governance Committee shall be composed of no less than three and no more than four Directors; provided that at least one of the initial members of the Nominating and Corporate Governance Committee is a Splitco Designee (as defined in the Merger Agreement) who qualifies as an independent director of the Corporation for NASDAQ purposes; and provided, further, that, if the Additional Director or the New Additional Director is then serving as a Director, then the Nominating and Corporate Governance Committee may instead be composed of five members, and such Additional Director or New Additional Director, as applicable, shall be appointed to serve as the fifth member of such committee. The Nominating and Corporate Governance Committee shall have the full and exclusive power and authority to evaluate Director candidates for election to the Board and committees of the Board, to nominate Directors for election to the Board at any annual or special meeting of stockholders. The Committee shall also be responsible for matters related to service on the Board and associated issues of corporate governance.

        (b)   The Nominating and Corporate Governance Committee shall have such powers and authority as necessary to carry out the foregoing responsibilities and shall have such other responsibilities, and such other powers and authority, as may be determined by the Board.

        (c)   The Nominating and Corporate Governance Committee may have additional responsibilities as shall be set forth in the Nominating and Corporate Governance Committee Charter from time to time.

        Section 6.    Qualifying Director Composition of Committees.

        (a)   In addition to the standards set forth above in Section 3 and Section 4, at least fifty percent (50%) of the members of each of the Audit Committee and the Compensation Committee shall be Qualifying Directors.

        (b)   From time to time the Board may, in its discretion, designate and establish a special transaction committee of the Board for the purpose of evaluating a change of control transaction proposal received by the Corporation (it being understood that the Board shall be responsible for determining whether a special transaction committee should be established in any given instance). In the event the Board designates and establishes such a special transaction committee, at least fifty percent (50%) of the members of such committee shall be Qualifying Directors.

ARTICLE IV

OFFICERS

        Section 1.    General.

        The officers of the Corporation shall be elected by the Board and shall be a Chairman of the Board (who must be a Director), a President, a Secretary and a Treasurer. The Board, in its sole discretion, may also choose one or more Vice Chairmen, Senior Executive Vice Presidents, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The Board may, from time to time, delegate the powers or duties of any officer to any other officers or agents, notwithstanding any contrary provision hereof. In addition, the Board may delegate to any officer of the Corporation the power to appoint, remove and suspend subordinate officers (other than the Chairman of the Board, any Vice Chairman, the President, the Secretary, and the Treasurer), employees and agents.

        Section 2.    Election; Removal.

        The Board shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time solely by the Board, which determination may be by resolution of the Board or in any By-Law provisions duly adopted or approved by the Board and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Notwithstanding the foregoing, the affirmative vote of not less than 80% of the number of Directors then serving on the Board, with any fractional number being rounded up to the next whole number, shall be required to fill the vacancy in the office of President and Chief Executive Officer of the Corporation created by the resignation of Mr. Chase Carey (and without regard to the appointment of Mr. Larry D. Hunter as interim Chief Executive Officer). The salaries of the officers elected by the Board shall be fixed from time to time by the Board or the Compensation Committee or by such officers as may be designated by resolution of the Board or action of the Compensation Committee. Any officer, whether or not elected or appointed by the Board, may be removed at any time by the Board with or without cause. Except to the extent expressly delegated by the Board as permitted by Section 1 of this Article IV, only the Board may fill any vacancy occurring in any office of the Corporation.

        Section 3.    Chairman of the Board.

        The Chairman of the Board may but need not be an officer of the Corporation and shall, if present, preside at all meetings of the Board and of stockholders (unless the Board designates another person) and, except where by applicable law the signature of the President is required, the Chairman of the Board shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board. The Chairman of the Board shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these By-Laws or by the Board.

        Section 4.    Vice Chairman of the Board.

        The Vice Chairman, if such is appointed by the Board, shall report and be responsible to the Chairman of the Board or, if the Board so directs, the President and Chief Executive Officer. The Vice Chairman shall have such powers and perform such duties as from time to time may be assigned or delegated to him or her by the Board or are incident to the office of Vice Chairman. During the absence, disability, or at the request of the Chairman of the Board, a Vice Chairman shall perform the duties and exercise the powers of the Chairman of the Board. In the absence or disability of both the Vice Chairman and the Chairman of the Board, the President or another person designated by the Board shall perform the duties and exercise the powers of the Vice Chairman, and unless otherwise determined by the Board, the duties and powers of the Chairman.

        Section 5.    Chief Executive Officer.

        The Chief Executive Officer (who may also be Chairman of the Board and/or President of the Corporation) shall have general supervision and direction of the business and affairs of the Corporation, shall be responsible for corporate policy and strategy, and shall report directly to the Board. Unless otherwise provided in these By-Laws, all other officers of the Corporation shall report directly to the Chief Executive Officer or as otherwise determined by the Chief Executive Officer. The Chief Executive Officer shall, if present and in the absence of the Chairman of the Board and the Vice Chairman of the Board, preside at the meetings of the stockholders and of the Board.

        Section 6.    President.

        The President, if any, shall have such powers and duties as shall be prescribed by the Chief Executive Officer or the Board. The President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board or the Chief Executive Officer may from time to time determine.

        Section 7.    Chief Operating Officer.

        The Chief Operating Officer, if any, shall exercise all the powers and perform the duties of the office of the chief operating officer and in general have overall supervision of the operations of the Corporation. The Chief Operating Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board or the Chief Executive Officer may from time to time determine.

        Section 8.    Chief Financial Officer.

        The Chief Financial Officer, if any, shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board or the Chief Executive Officer may from time to time determine.

        Section 9.    Chief Legal Officer; General Counsel.

        The General Counsel, if any, shall be the chief legal officer of the Corporation and in general shall have overall supervision of the legal affairs of the Corporation. The General Counsel shall, when requested, counsel with and advise the Board and the other officers, of the Corporation and shall perform such other duties as the Board or the Chief Executive Officer may from time to time determine.

        Section 10.    Chief Accounting Officer; Controller.

        The Controller, if any, shall be the chief accounting officer of the Corporation. The Controller shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer, the Chief Financial Officer or as the Board may from time to time determine.

        Section 11.    Senior Executive Vice Presidents.

        The Senior Executive Vice Presidents shall have such powers and perform such duties as from time to time may be prescribed for them respectively by the Board or the Chief Executive Officer or are incident to the office of Senior Executive Vice President.

        Section 12.    Executive Vice Presidents.

        The Executive Vice Presidents shall have such powers and perform such duties as from time to time may be prescribed for them respectively by the Board or the Chief Executive Officer or other officer to whom they report or are incident to the office of Executive Vice President.

        Section 13.    Senior Vice Presidents.

        The Senior Vice Presidents shall have such powers and perform such duties as from time to time may be prescribed for them respectively by the Board or the Chief Executive Officer or other officer to whom they report or are incident to the office of Senior Vice President.

        Section 14.    Vice Presidents.

        The Vice Presidents shall have such powers and perform such duties as from time to time may be prescribed for them respectively by the Board or the Chief Executive Officer or other officer to whom they report or are incident to the office of Vice President.

        Section 15.    Secretary.

        The Secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board may order, a book of minutes of all meetings of stockholders, the Board and its committees, with the time and place of holding, whether regular or special, and if special, how authorized, the notice thereof given, the names of those present at Board and committee meetings, the number of shares present or represented at stockholders' meetings, and the proceedings thereof. The Secretary shall keep, or cause to be kept, a copy of the By-Laws of the Corporation at the principal executive office of the Corporation or such other place as the Board may order.

        The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation's transfer agent or registrar, if one be appointed, a stock register, or a duplicate stock register, showing the names of the stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

        The Secretary shall give, or cause to be given, notice of all meetings of the stockholders, and of the Board and any committees thereof required by these By-Laws or by applicable law to be given, shall keep the seal of the Corporation in safe custody and shall have such other powers and perform such other duties as may be prescribed by the Board.

        Section 16.    Treasurer.

        The Treasurer shall report to the Chief Financial Officer and shall have custody of the corporate funds and securities of the Corporation.

        The Treasurer shall deposit all monies and valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board or the Chief Financial Officer. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, shall render to the Chief Executive Officer, the Chief Financial Officer or the Board, whenever they request it, an account of all transactions and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board, the Chief Executive Officer or the Chief Financial Officer.

        Section 17.    Other Officers.

        Such other officers or assistant officers as the Board may designate shall perform such duties and have such powers as from time to time may be assigned to them by the Board. The Board may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

        Section 18.    Execution of Contracts and Other Documents.

        Each officer of the Corporation may execute, affix the corporate seal and/or deliver, in the name and on behalf of the Corporation, deeds, mortgages, notes, bonds, contracts, agreements, powers of attorney, guarantees, settlements, releases, evidences of indebtedness, conveyances, or any other document or instrument which is authorized by the Board or is required to be executed in the ordinary course of business of the Corporation, except in cases where the execution, affixation of the corporate seal and/or delivery thereof shall be delegated by the Board to some other officer or agent of the Corporation.

        Section 19.    Action with Respect to Securities of Other Corporations.

        Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities or equity interests owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board or the Chief Executive Officer or any other officer or officers authorized by the Board, the Chairman of the Board or the Chief Executive Officer, and any such officer may, in the name of and on behalf of the Corporation, vote, represent and exercise on behalf of the Corporation all rights incident to any and all securities or any other equity interest of any other corporation, partnership, limited liability company, or other entity, and take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security or equity holders of any corporation, partnership, limited liability company, or other entity in which the Corporation may own securities or equity interests and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities or equity interests and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board may, by resolution from time to time, confer like powers upon any other person or persons.

ARTICLE V

STOCK

        Section 1.    Certificates of Stock.

        The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time determine, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be represented by uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Each holder of stock represented by certificates shall be entitled, upon request, to a certificate certifying the number of shares owned by him or her and signed in the name of the Corporation (i) by the Chairman or Vice Chairman of the Board, the President or any Executive Vice President, Senior Vice President or Vice President and (ii) by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer. Where a certificate is countersigned by (i) a transfer agent or (ii) a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar whose signature appears on the certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. Except as expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

        Section 2.    Transfers of Stock.

        Transfers of shares of capital stock of the Corporation shall be made only on the stock records of the Corporation by the holder of record thereof or by his, her or its attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary or the transfer agent thereof, and, in the case of certificated shares, only on surrender of the certificate or certificates representing such shares, properly endorsed or accompanied by a duly executed stock transfer power. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded in the books of the Corporation. Registration of transfer of any shares shall be subject to applicable provisions of the Certificate of Incorporation and applicable law with respect to the transfer of such shares. The Board may make such additional rules and regulations as it may deem expedient concerning the issue and transfer of certificates representing shares of the capital stock of the Corporation.

        Section 3.    Record Date.

        (a)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in any other lawful action, the Board may fix, in advance, a record date in respect of such meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and except as otherwise provided by applicable law, shall not be more than 60 nor less than 10 days before the date of such meeting and, in respect of the payment of any dividend, shall not be more than 60 days prior to the payment thereof; provided, however, that if no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board adopts a resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

        Section 4.    Lost, Stolen or Destroyed Certificates.

        The Board may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or uncertificated shares, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to advertise the same in such manner as the Board shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

        Section 5.    Regulations.

        The issue, transfer, conversion and registration of certificates of stock and uncertificated shares shall be governed by such other regulations as the Board may establish.

        Section 6.    Record Owners.

        The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by applicable law.

 ARTICLE VI

NOTICES

        Section 1.    Notices.

        Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, Director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, recognized overnight delivery service or by sending such notice by electronic transmission in accordance with Section 232 of the DGCL. Any such notice shall be addressed to such stockholder, Director, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails shall be the time of the giving of the notice. Notice by electronic transmission shall be deemed given as provided in Section 232 of the DGCL.

        Section 2.    Waivers.

        A written waiver of any notice, signed by a stockholder, Director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, Director, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice of such meeting except attendance for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

ARTICLE VII

MISCELLANEOUS

        Section 1.    Facsimile Signatures.

        In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-Laws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.

        Section 2.    Corporate Seal.

        The Board may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

        Section 3.    Reliance upon Books, Reports and Records.

        Each Director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board so designated, or by any other person as to matters which such Director or committee member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

        Section 4.    Fiscal Year.

        The fiscal year of the Corporation shall be as fixed by the Board.

        Section 5.    Time Periods.

        In applying any provision of these By-Laws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

        Section 6.    Disbursements.

        All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.

ARTICLE VIII

INDEMNIFICATION

        Section 1.    Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Corporation.

        Subject to Section 3 of this Article VIII, the Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

        Section 2.    Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

        Subject to Section 3 of this Article VIII, the Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 3.    Authorization of Indemnification.

        Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 1 or 2 of this Article VIII, as the case may be. Such determination shall be made, with respect to a person who is a Director or officer at the time of such determination, (i) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such Directors designated by a majority vote of such Directors, even though less than a quorum, or (iii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former Directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former Director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

        Section 4.    Indemnification by a Court.

        Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any Director or officer may apply to the Court of Chancery in the State of Delaware for indemnification to the extent otherwise permissible under Sections 1 and 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 1 or 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 4 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the Director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application to the fullest extent permitted by law.

        Section 5.    Expenses Payable in Advance.

        Expenses incurred by a Director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such Director or officer is made or threatened to be made a party by reason of the fact he or she is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking, if required by applicable law, by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

        Section 6.    Non-exclusivity of Indemnification and Advancement of Expenses.

        The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 1 and 2 of this Article VIII, and advancement of expenses of the persons specified in Section 5 of this Article VIII, shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of this Article VIII or the advancement of expenses of any person who is not specified in Section 5 of this Article VIII, but whom the Corporation has the power to or obligation to indemnify under the provisions of the DGCL, or otherwise.

        Section 7.    Insurance.

        The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation, or is or was a Director or officer of the Corporation serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

        Section 8.    Certain Definitions.

        For purposes of this Article VIII, references to "the Corporation" shall include, in addition to the resulting corporation, any predecessor corporation or any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors or officers, so that any person who is or was a Director or officer of such constituent corporation, or is or was a Director or officer of such constituent corporation serving at the request of such constituent corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a Director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such Director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VIII.

        Section 9.    Survival of Indemnification and Advancement of Expenses.

        The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII, shall vest as to a person when such person first becomes a Director or officer entitled to such rights and regardless of when any claim, action, suit or proceeding naming or implicating such person has been initiated.

        Section 10.    Limitation on Indemnification.

        Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 4 of this Article VIII), the Corporation shall not be obligated to indemnify any Director or officer in connection with a proceeding

(or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.

        Section 11.    Indemnification of Employees and Agents.

        The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to Directors and officers of the Corporation.

        Section 12.    Subrogation.

        In the event of payment under this Article VIII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

ARTICLE IX

AMENDMENTS

        (a)   Subject to the Certificate of Incorporation and any other provision in this Article IX, these By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted by the stockholders or by the Board at any meeting thereof. Unless otherwise required by the Certificate of Incorporation or paragraph (c) of this Article IX, all such amendments must be approved by either the holders of a majority or more of the combined voting power of the outstanding shares of all classes and series of capital stock of the Corporation entitled to vote thereupon, voting as a single class, or by a majority of the whole Board, except that (i) any amendment, alteration, repeal or modification by the Board of, or (ii) any amendment, alteration, repeal or modification by the Board of any provisions in these By-Laws, or the adoption of any new By-Law, inconsistent with, the second sentence of Section 1 of Article II, the second sentence of Section 3 of Article II, the first sentence of Sub-section (a) of Section 4 of Article III, the first sentence of Sub-section (a) of Section 5 of Article III, the second sentence of Section 2 of Article IV or this second sentence of this Sub-section (a) of this Article IX shall require the affirmative vote of not less than 80% of the Directors then serving on the Board, with any fractional number being rounded up to the next whole number. Notwithstanding anything herein to the contrary, (i) after the first annual meeting of the stockholders of the Corporation occurring after the Merger Effective Time, the second sentence of Section 1 of Article II and the second sentence of Section 3 of Article II shall be of no further force and effect and shall be deleted from these By-laws without any further action by the Board or the stockholders, (ii) after the vacancy in the office of President and Chief Executive Officer of the Corporation created by the resignation of Mr. Chase Carey (and without regard to the appointment of Mr. Larry D. Hunter as interim Chief Executive Officer) is filled, the second sentence of Section 2 of Article IV shall be of no further force and effect and shall be deleted from these By-laws without any further action by the Board or the stockholders and (iii) the Secretary of the Corporation shall have the authority to restate these By-laws to reflect the deletions contemplated by clauses (i) and (ii) of this sentence and delete any other references to such deleted sections at any time after such deletions have occurred.

        (b)   No amendment, repeal or modification of Article VIII or this paragraph (b) of Article IX of these By-laws, or adoption of any provision inconsistent therewith, shall in any way diminish or adversely affect the rights of any present or former Director or officer entitled to indemnification or advancement of expenses under Article VIII of these By-laws in respect of any occurrence or matter arising, or of any claim, action, suit or proceeding involving allegations of acts or omissions occurring or arising, prior to any such amendment, repeal or modification (regardless of whether any such claim, action, suit or proceeding relating to such acts or omissions, or any proceeding relating to such person's right to indemnification or advancement of expenses, is commenced before or after the time of such amendment, repeal or modification).

        (c)   Notwithstanding paragraph (a) of this Article IX, the definition of Qualifying Director, Section 12 of Article II and Section 6 of Article III may be altered, amended or repealed only by (i) the approval of a majority of the whole Board (which must include the unanimous approval of the Qualifying Directors then serving on the Board) or (ii) the approval of the holders of a majority of the voting power of the outstanding shares of Class A common stock of the Corporation (other than shares held by the Malones (as defined in the Malone Agreement)); provided, however, that no such amendment by the Board pursuant to the preceding clause (i) may be made prior to the third anniversary of the Merger Effective Time (as defined in the Merger Agreement); provided, further, that Section 12 of Article II, Section 6 of Article III and this paragraph (c) shall cease to be of any force or effect and shall be automatically repealed without any action on the part of the Corporation or the stockholders of the Corporation and replaced with the words "Intentionally Omitted" (and the Corporation will issue a public announcement of such occurrence) upon the earliest to occur of (x) such time as the Malones (as defined in the Malone Agreement) in the aggregate do not own shares of Class B common stock of the Corporation entitling them to vote at least 10% of the combined voting power of all outstanding shares of Class A common stock and Class B common stock of the Corporation, (y) the death of Mr. John C. Malone and (z) June 30, 2010, if the Judgment Effective Date in respect of the Stipulation of Settlement has not occurred as of such date. For purposes of this paragraph (c), "Malone Agreement," "Merger Agreement," "Stipulation of Settlement" and "Judgment Effective Date" shall have the meanings ascribed to such terms in the Certificate of Incorporation of the Corporation.

Annex E

May 3, 2009

Special Committee of the Board of Directors
The DIRECTV Group, Inc.
Attention: Neil R. Austrian, Chairman

Members of the Special Committee of the Board:

        We understand that The DIRECTV Group, Inc. ("DIRECTV" or the "Company"), Liberty Media Corporation ("Liberty"), Liberty Entertainment, Inc., an indirect, wholly-owned subsidiary of Liberty ("Splitco"), which is part of Liberty's Entertainment tracking stock group ("Liberty Entertainment"), DIRECTV, a direct, wholly-owned subsidiary of the Company ("Holdings"), DTVG One, Inc., a direct, wholly owned subsidiary of Holdings ("Merger Sub One"), and DTVG Two, Inc., a direct, wholly-owned Subsidiary of Holdings ("Merger Sub Two"), propose to enter into an Agreement and Plan of Merger, dated as of May 3, 2009 (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement. The Merger Agreement provides, among other things, for (i) the merger of Merger Sub One with and into DIRECTV (the "DIRECTV Merger"), pursuant to which DIRECTV shall be the surviving corporation and each outstanding share of common stock, par value $.01 per share, of DIRECTV (other than the Liberty DIRECTV Shares and shares owned by DIRECTV) will be converted into one share of Class A Common Stock (the "DIRECTV Exchange Ratio"), par value $.01 per share, of Holdings (the "Holdings Class A Common Stock"), and (ii) the merger of Merger Sub Two with and into Splitco (the "Splitco Merger"; and together with the DIRECTV Merger, the "Mergers"), pursuant to which Splitco shall be the surviving corporation and each outstanding share of Series A Splitco Common Stock and Series B Splitco Common Stock (other than any shares of Splitco Common Stock owned by Splitco or Holdings) will be converted into a number of shares of Holdings Class A Common Stock equal to the Splitco Exchange Ratio. Prior to the Mergers, (i) Liberty will complete a restructuring (the "Restructuring") pursuant to the Reorganization Agreement between Splitco and Liberty; (ii) Liberty will redeem 90% of the outstanding shares of its Liberty Entertainment Common Stock in exchange for all of the outstanding capital stock of Splitco (the "Split-Off"); and (iii) Dr. John C. Malone ("Dr. Malone") and certain related persons named in the Malone Agreement will contribute to Holdings all outstanding shares of Series B Splitco Common Stock owned by them (the "Malone Splitco Shares") in exchange for a number of shares of Class B Common Stock, par value $.01 per share, of Holdings equal to the number of Malone Splitco Shares multiplied by the Splitco Exchange Ratio (the "Malone Contribution"). The actions to be taken pursuant to the Transaction Agreements are referred to collectively herein as the "Transactions" and the terms and conditions of the Transactions are more fully set forth in each of the Transaction Agreements.

        You have asked for our opinion as to whether, taking into account the Transactions, the DIRECTV Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of DIRECTV Common Stock (other than Liberty, Splitco, Dr. Malone or any of their respective Affiliates). You have not asked us to express an opinion regarding, and our opinion does not address, the relative fairness of the consideration to be received by the holders of DIRECTV Common Stock (other than Liberty, Splitco, Dr. Malone or any of their respective Affiliates) as compared with the consideration to be received by Liberty, Splitco, Dr. Malone, any of their respective Affiliates or the holders of Splitco common stock in the Transactions.

        For purposes of the opinion set forth herein, we have:

1)
Reviewed certain publicly available financial statements and other business and financial information regarding the assets of Liberty Entertainment that will be transferred to Splitco (other than the Liberty DIRECTV Shares, the "Liberty Entertainment Assets");

2)
Reviewed certain other financial statements and other financial and operating data concerning the Liberty Entertainment Assets;

3)
Reviewed certain financial projections regarding the Liberty Entertainment Assets prepared by the managements of Liberty Entertainment and DIRECTV, respectively;

4)
Discussed the past and current operations and financial condition and the prospects of the Liberty Entertainment Assets with senior executives of Liberty Entertainment;

5)
Discussed certain information relating to strategic, operational and financial benefits anticipated from the Transactions and the strategic rationale for the Transactions with senior executives of DIRECTV;

6)
Reviewed the pro forma impact of the Transactions on certain financial ratios of DIRECTV;

7)
Reviewed the reported prices and trading activity for the DIRECTV Common Stock and the Liberty Entertainment tracking stock;

8)
Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

9)
Participated in certain discussions and negotiations among representatives of DIRECTV and Liberty Entertainment and their financial and legal advisors;

10)
Reviewed the Merger Agreement, the Certificate of Incorporation of Holdings, in the form attached as Exhibit A-1 to the Merger Agreement, the Bylaws of Holdings, in the form attached as Exhibit A-2 to the Merger Agreement, the Reorganization Agreement, in the form attached as Exhibit B to the Merger Agreement, the Tax Sharing Agreement, in the form attached as Exhibit M to the Merger Agreement, the Joinder Agreement, in the form attached as Exhibit G to the Merger Agreement, the Malone Agreement, dated as of May 3, 2009, the Liberty Agreement, dated as of May 3, 2009, the Services Agreement, in the form attached as Exhibit I to the Merger Agreement, the Liberty Revolving Credit Facility, in the form attached as Exhibit E to the Merger Agreement, and the DIRECTV Credit Facility, in the form attached as Exhibit F to the Merger Agreement; and

11)
Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by DIRECTV and Liberty Entertainment, and that formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Liberty Entertainment and DIRECTV of the future financial performance of Splitco. In addition, we have assumed that the Transactions will be consummated in accordance with the terms set forth in the Transaction Agreements without any waiver, amendment or delay of any terms or conditions, including, among other things, that (i) the exchange of Splitco Common Stock and DIRECTV Common Stock for Holdings Common Stock pursuant to the Mergers and the Malone Contribution will be treated as tax-free to DIRECTV, Splitco, Holdings and, except for cash received in lieu of fractional shares, the stockholders of DIRECTV and Splitco; (ii) the Contribution (as defined in the Reorganization Agreement) and the Split-Off will be tax-free to Liberty, Splitco and, except for cash received in lieu of fractional shares, the holders of Liberty Entertainment Common Stock; and (iii) the Split-Off will not adversely affect the tax-free treatment of the distribution of the stock of Greenlady Corporation by News Corporation to Liberty in exchange for stock of News Corporation. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Transactions. For purposes of our analyses, we have taken into account the terms of the Transactions as well as the impact of the Restructuring, the Split-Off, the Malone Contribution, the DIRECTV Merger and the Splitco Merger. However, our opinion only addresses, taking into account the Transactions, the fairness, from a financial point of view, of the DIRECTV Exchange Ratio pursuant to the Merger Agreement to the holders of DIRECTV Common Stock (other than Liberty, Splitco, Dr. Malone or any of their respective Affiliates). Furthermore, this opinion does not address the relative merits of the DIRECTV Merger, together with the other Transactions, as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We are not legal, tax, accounting or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of DIRECTV and Liberty Entertainment and their legal, tax, accounting and regulatory advisors with respect to legal, tax, accounting or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the respective officers, directors or employees, or any class of such persons, of DIRECTV or Liberty Entertainment, relative to the consideration to be received by the holders of shares of DIRECTV Common Stock or of the Liberty Entertainment tracking stock. We have not made any independent valuation or appraisal of the assets or liabilities of DIRECTV or Liberty Entertainment, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        We have acted as financial advisor to the Special Committee of the Board of Directors of DIRECTV in connection with the Transactions and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Transactions. In the two years prior to the date hereof, we have provided financial advisory and financing services for DIRECTV and Liberty and have received fees in connection with such services.

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving DIRECTV, nor did we negotiate with any parties with respect to any such transaction.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading and prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley and its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest or hold long or short positions or finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of DIRECTV, Liberty, or any other company, or any currency or commodity, that may be involved in the Transactions, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Special Committee of the Board of Directors of DIRECTV and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing DIRECTV, Holdings or Splitco is required to make with the Securities and Exchange Commission in connection with the Transactions if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Holdings Class A Common Stock will trade following consummation of the Transactions and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of DIRECTV or the stockholders of Liberty should vote at the stockholders' meetings to be held in connection with the Transactions.

        Based on and subject to the foregoing, we are of the opinion on the date hereof, taking into account the Transactions, that the DIRECTV Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of DIRECTV Common Stock (other than Liberty, Splitco, Dr. Malone or any of their respective Affiliates).

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ ROBERT A. KINDLER Robert A. Kindler Vice Chairman

Annex F—Liberty Entertainment, Inc., LMC Entertainment and Liberty Media Corporation

Financial Statements

Liberty Entertainment, Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion and analysis provides information concerning Liberty Entertainment, Inc.'s ("LEI") combined results of operations and financial condition. The historical financial statements for the assets and businesses to be owned by LEI upon completion of the Split Off are included in this Annex C under the heading "LMC Entertainment." Any reference to "we," "us" or "our" refers to LEI in this section only. This discussion should be read in conjunction with LMC Entertainment's combined financial statements for the six months ended June 30, 2009 and 2008 and for the years ended December 31, 2008, 2007 and 2006.

Overview

        We are currently a wholly-owned subsidiary of Liberty Media Corporation ("Liberty Media"). Upon completion of the Split Off, we will own controlling and non-controlling interests in video programming and direct-to-home ("DTH") satellite distribution companies. Our most significant asset is our ownership interest in The DIRECTV Group, Inc. ("DIRECTV"), which we account for as an equity method investment due to a voting arrangement with DIRECTV which limits our ability to control DIRECTV. Our largest operating subsidiary is Liberty Sports Holdings, LLC ("Liberty Sports Group"), which we acquired in February 2008. In addition to the foregoing business, as of June 30, 2009, we held a 65% interest in Game Show Network, LLC ("GSN"), which we account for as an equity method investment.

        Effective April 9, 2009, we completed a series of transactions pursuant to which FUN Technologies, Inc. ("FUN"), a previously wholly-owned subsidiary of our company, became a wholly-owned subsidiary of GSN ("FUN Transaction"). Such transaction increased our ownership interest in GSN from 50% to 65%. Due to certain governance arrangements which limit our ability to control GSN, we continue to account for GSN as an equity affiliate.

        The components of the FUN Transaction were as follows:

  (1)
  We sold a 35% interest in FUN to Sony Pictures Entertainment ("Sony") for $63 million in cash proceeds.

  (2)
  We purchased a 15% interest in GSN from Sony for $90 million in cash.

  (3)
  Immediately following steps (1) and (2) above, we owned a 65% interest in each of GSN and FUN, and Sony owned a 35% interest in each of the two companies. We and Sony then contributed our respective interests in FUN to GSN in exchange for additional membership interests in GSN.

        Following the FUN Transaction, we and Sony own 65% and 35% of GSN, respectively, and GSN owns 100% of FUN. Accordingly, we no longer consolidate FUN's results of operations. For reporting purposes, FUN is not shown as a discontinued operation due to our significant continuing involvement in FUN's operations through our 65% ownership interest in GSN.

        During 2009, we and Liberty Media entered into an Agreement and Plan of Merger with DIRECTV and other parties named therein (the "Merger Agreement"), pursuant to which, after Liberty Media completes the Split Off, LEI and DIRECTV will combine under a new parent company (the "Merger Transaction"). The Merger Transaction is subject to certain closing conditions, including completion of the Split Off, certain government approvals, shareholder approval and receipt of private letter rulings from the IRS.

        In certain circumstances, including those involving a change in the Liberty Media board's recommendation in favor of the Merger Agreement or a failure to receive stockholder approval after a third party acquisition proposal, LEI may become obligated to pay DIRECTV a termination fee of $450 million and an expense reimbursement of up to $10 million.

Investment in DIRECTV

        On February 27, 2008, we completed a transaction with News Corporation (the "News Exchange") in which we exchanged all of our 512.6 million shares of News Corporation common stock valued at $10,143 million on the closing date for a subsidiary of News Corporation that held an approximate 41% interest in DIRECTV, Liberty Sports Group and $463 million in cash. We recognized a pre-tax gain of $3,665 million based on the difference between the fair value and the cost basis of the News Corporation shares exchanged.

        On April 3, 2008, we purchased 78.3 million additional shares of DIRECTV common stock in a private transaction for cash consideration of approximately $1,977 million. We funded the purchase with borrowings against a newly executed equity collar (the "DIRECTV Collar") on 110 million shares of DIRECTV common stock. As of May 5, 2008, our ownership in DIRECTV was approximately 47.9%, and we and DIRECTV entered into a standstill agreement. Pursuant to the standstill agreement, in the event our ownership interest goes above 47.9% due to stock repurchases by DIRECTV we have agreed to vote our shares of DIRECTV which represent our excess ownership interest above 47.9% in the same proportion as all DIRECTV shareholders other than our Company. As a result of DIRECTV's stock buyback program, our ownership interest in DIRECTV was approximately 55% as of June 30, 2009. Accordingly, although our economic ownership in DIRECTV is now above 50%, we continue to account for such investment using the equity method of accounting.

        Financial statements and management's discussion and analysis previously included in DIRECTV's public filing for the six months ended June 30, 2009 and for the year ended December 31, 2008 can be found in Annex D of this proxy statement/prospectus.

Description of Business Units—As of June 30, 2009

        Liberty Sports Group.    Liberty Sports Group, a subsidiary which we acquired in February 2008, is comprised of three regional sports television networks—FSN Rocky Mountain, FSN Northwest and FSN Pittsburgh. Each network provides programming devoted to local professional sports teams and college sporting events and produces its own local programming. Liberty Sports Group derives a substantial portion of its revenue from fees paid by cable and DTH satellite operators pursuant to affiliation agreements and, to a lesser extent, from the sale of advertising time on its networks. Its primary expense is program rights paid to the sports teams whose games it broadcasts.

        DIRECTV.    DIRECTV, an equity affiliate and our largest asset, is a provider of digital television entertainment distributed by satellite in the United States and Latin America. DIRECTV earns revenue primarily from fees paid by subscribers for monthly basic and premium programming, pay-per-view programming, seasonal and live sporting events, and the purchase, lease and installation of set top receivers and other equipment. DIRECTV's primary expenses are rights for programming and subscriber acquisition costs.

        GSN.    GSN, an equity affiliate, owns and operates the GSN television network which is dedicated to game-related programming and online casual games. GSN's revenue is primarily derived from the delivery of its programming to subscribers and from the sale of advertising on its network. Effective April 9, 2009, and as a result of the FUN Transaction, GSN began operating websites that offer casual skill games. Revenue is derived from fees collected from participants in skill game tournaments, advertising and the operation of websites for third parties. Primary expenses are tournament fees and prizes, license fees for new games and content and costs for game and website development.

Results of Operations—Six Months Ended June 30, 2009 and 2008

        We acquired a 100% interest in Liberty Sports Group in February 2008. As more fully described below, many of the changes in our results of operations in 2009 are due to the Liberty Sports Group acquisition, as well as our deconsolidation of FUN. While Liberty Sports Group recognizes the majority of its revenue evenly over the course of the year, it amortizes its sports rights over the respective sports season (e.g. baseball rights are primarily amortized during the second and third quarters of the year). Therefore, Liberty Sports Group is expected to have lower Adjusted OIBDA and operating income in the second and third quarters of the year.

        Our financial condition and results of operations may be impacted by various trends, demands and uncertainties in consumer spending and in the industries in which we operate. We depend on a limited number of potential customers for carriage of our Liberty Sports Group and GSN programming due to consolidation within the cable television industry. In this more concentrated market, there can be no assurance that we will be able to obtain or maintain carriage of our video programming by cable and DTH satellite providers on commercially reasonable terms or at all. Additionally, entertainment content production is an inherently risky business because the revenue derived from the production and distribution of a cable program depends primarily upon its acceptance by the public, which is difficult to predict. Consequently, low public acceptance of cable programs could adversely affect (i) the rates which affiliates are willing to pay us for carrying our programming and (ii) the rates we can charge for advertising on our networks. In general, our subsidiaries and business affiliates could be sensitive to trends and events that are outside their control. For example, adverse trends in consumer spending and adverse economic conditions could have a negative impact on our revenue and the revenue of our affiliates.

        The success of GSN's casual skill games websites depends not only on audience acceptance of games and events on such websites, along with advertising revenue earned on these websites, but on the integrity of the systems and infrastructure. If security measures of any of our subsidiaries or business affiliates engaged in online communications were to be compromised, it could have a detrimental effect on their reputation and adversely affect their ability to attract web traffic.

        If the Merger Agreement is terminated and the Split Off is completed, we expect to incur costs and expenses as a separate public company greater than those we currently incur as a subsidiary of Liberty Media. These increased costs and expenses will arise from various factors, including, but not limited to, costs associated with complying with the federal securities laws, including compliance with the Sarbanes-Oxley Act of 2002. We expect that the additional costs of operating as a separate public company will not be greater than $5 million per year.

        The following table presents our results of operations for the six months ended June 30, 2009 and 2008:

	Six months ended June 30,
	2009	2008
	amounts in thousands
Revenue	$139,834	115,697
Adjusted OIBDA	$22,136	3,553
Operating income (loss)	$14,250	(7,612)

        Revenue.    Our combined revenue increased $24,137,000 for the six months ended June 30, 2009, as compared to the corresponding prior year. The 2009 increase is primarily due to six months of operations for Liberty Sports Group, which generated $123,363,000 of revenue in 2009, of which $106,202,000 was derived from affiliation agreements and $15,472,000 was derived from the sale of advertising. This was a $35,865,000 increase over the Liberty Sports Group revenue earned from our date of acquisition in February 2008 to June 30, 2008. Partially offsetting this increase is an $11,728,000 decrease in revenue from the deconsolidation of FUN on April 9, 2009.

        Operating expenses.    Operating expenses increased $5,081,000 for the six months ended June 30, 2009, as compared to the corresponding prior year period. Liberty Sports Group incurred $85,226,000 of operating expenses in 2009, mainly from $66,797,000 of sports programming rights fees and $15,583,000 of production expenses. Such amount was an increase in operating expenses of $11,293,000 over the corresponding prior year period. Partially offsetting this increase is a $6,246,000 decrease in operating expenses from the deconsolidation of FUN.

        Selling, general and administrative expenses.    Selling, general and administrative ("SG&A") expenses remained constant for the six months ended June 30, 2009, as compared to the corresponding prior year period. Liberty Sports Group incurred $13,431,000 of SG&A expenses in 2009 which was a $4,414,000 increase over the prior year period. Offsetting this increase is a $5,956,000 decrease in SG&A expenses from the deconsolidation of FUN.

        Adjusted OIBDA.    We define Adjusted OIBDA as revenue less operating expenses and SG&A expenses (excluding stock compensation). Our chief operating decision maker and management team use this measure of performance in conjunction with other measures to evaluate our businesses and make decisions about allocating resources among our businesses. We believe this is an important indicator of the operational strength and performance of our businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows us to view operating results, perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes such costs as depreciation and amortization, stock compensation and impairments of long-lived assets that are included in the measurement of operating income pursuant to generally accepted accounting principles ("GAAP"). Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.

        The following table provides a reconciliation of Adjusted OIBDA to earnings from continuing operations before income taxes:

	Six months ended June 30,
	2009	2008
	amounts in thousands
Combined Adjusted OIBDA	$22,136	3,553
Stock-based compensation	(164)	—
Depreciation and amortization	(7,722)	(11,165)
Interest expense	(34,616)	(15,967)
Share of earnings of affiliates, net	195,977	200,761
SAB 51 loss related to DIRECTV	(29,592)	—
Realized and unrealized losses on financial instruments	(83,409)	(144,213)
Gains on dispositions, net	52,809	3,666,495
Other, net	(46)	63

Earnings from continuing operations before income taxes	$115,373	3,699,527

        Our combined Adjusted OIBDA increased $18,583,000 for the six months ended June 30, 2009, as compared to the corresponding prior year. Liberty Sports Group generated $20,158,000 more Adjusted OIBDA for the six months ended June 30, 2009 as compared to their prior period, primarily due to our acquisition in February 2008.

        Depreciation and amortization.    Depreciation and amortization decreased for the six months ended June 30, 2009 as compared to the prior year period mainly due to the deconsolidation of FUN on April 9, 2009.

        Operating income (loss).    We earned combined operating income (loss) of $14,250,000 and ($7,612,000) for the six months ended June 30, 2009 and 2008, respectively. The increase in operating income is mainly attributable to a full six months of results for Liberty Sports Group in 2009.

  Other Income and Expense

        Interest expense.    Interest expense increased for the six months ended June 30, 2009, as compared to the corresponding prior year period, due to interest expense on our DIRECTV Collar borrowings.

        Share of earnings of affiliates.    Our share of earnings of affiliates are due to DIRECTV ($178,470,000 and $189,811,000) and GSN ($17,507,000 and $10,950,000) for the six months ended June 30, 2009 and 2008, respectively. In February 2008, we completed the News Exchange pursuant to which we exchanged our ownership interest in News Corporation for a subsidiary of News Corporation, which owns, among other things, News Corporation's approximate 41% interest in DIRECTV. As a result of purchases we made and DIRECTV's stock buyback program, our ownership interest was approximately 55% at June 30, 2009. Due to a voting arrangement with DIRECTV which limits our ability to control DIRECTV, we account for our interest in DIRECTV using the equity method of accounting. Our share of DIRECTV net earnings for the six months ended June 30, 2009 and 2008 includes $151,215,000 and $84,548,000, respectively, of amortization (net of related taxes) of identifiable intangibles included in our excess basis. See note 5 to our condensed combined financial statements for the six months ended June 30, 2009 included herein. Also see Annex D to this proxy statement/prospectus for financial statements and management's discussion and analysis for DIRECTV.

        SAB 51 loss related to DIRECTV.    During the six months ended June 30, 2009, DIRECTV issued shares of its common stock for restricted stock grants and stock option exercises. In connection with such issuances, we recognized aggregate SAB 51 losses of $29,592,000. No such loss was recognized in 2008.

        Realized and unrealized losses on financial instruments.    Realized and unrealized losses on financial instruments in 2009 and 2008 represent the change in fair value of the DIRECTV equity collar and are primarily due to an increase in the market price of the underlying DIRECTV common stock.

        Gains on dispositions, net.    We recognized a $52,139,000 gain on the FUN Transaction during the six months ended June 30, 2009. We recognized a $3,666,495,000 gain on the News Exchange during the six months ended June 30, 2008. Such gain represents the difference between the fair value and the cost basis of our News Corporation shares. As a result of post-closing adjustments, the final gain recognized on the News Exchange was $3,664,800,000 at December 31, 2008.

        Income taxes.    For the six months ended June 30, 2009, we recorded pre-tax earnings from continuing operations of $115,373,000 and an income tax benefit of $5,055,000. Upon consummation of the FUN Transaction, we recognized a $53,349,000 income tax benefit related to our excess tax basis over book basis for our investment in FUN's equity. The tax effect of this basis difference was previously not recorded while FUN was a consolidated subsidiary, as prescribed by APB 23 "Accounting for Income Taxes." For the six months ended June 30, 2008, we recorded pre-tax earnings from continuing operations of $3,699,527,000 and an income tax benefit of $1,770,378,000. The News Exchange qualifies as an IRC Section 355 transaction, and therefore does not trigger federal or state income tax obligations. In addition, upon consummation of the exchange transaction, deferred tax liabilities previously recorded for the difference between our book and tax bases in our News Corporation investment in the amount of $1,791,457,000 were reversed with an offset to income tax benefit.

        Net earnings.    Our net earnings was $123,194,000 and $5,464,970,000 for the six months ended June 30, 2009 and 2008, respectively, and was the result of the above-described fluctuations in our revenue and expenses. In addition, we reported earnings (losses) from discontinued operations of $2,766,000 and ($4,935,000) in 2009 and 2008, respectively. Discontinued operations were the result of our sale of Don Best on April 28, 2008 and the sale of FUN Sports on March 24, 2009. See note 3 to our condensed combined financial statements for the six months ended June 30, 2009 included elsewhere herein.

Results of Operations—December 31, 2008, 2007 and 2006

        We acquired a controlling interest in FUN in March 2006. Prior to that time we had no consolidated operating subsidiaries. As more fully described below, many of the changes in our results of operations in 2006 and 2007 are due to our 2006 acquisition of FUN.

        As noted above, we acquired a 100% interest in Liberty Sports Group in February 2008. As more fully described below, many of the changes in our results of operations in 2008 are due to the Liberty Sports Group acquisition.

	Years ended December 31,
	2008	2007	2006
	amounts in thousands
Revenue	$267,126	44,779	21,445
Adjusted OIBDA	$33,578	(3,820)	(16,376)
Operating income (loss)	$10,535	(20,201)	(102,174)

        Revenue.    Our combined revenue increased $222,347,000 in 2008 and $23,334,000 in 2007, as compared to the corresponding prior year. The 2008 increase is primarily due to ten months of operations for Liberty Sports Group, which generated $209,972,000 of revenue, of which $168,803,000 was derived from affiliation agreements and $38,002,000 was derived from the sale of advertising. In addition, FUN's revenue increased $12,375,000 or 27.6% for the year ended December 31, 2008 as compared to the corresponding prior year period. Such increase is due primarily to an increase in the number of players in FUN's skill games tournaments. The 2007 increase is due to a full year of operations for FUN, as well as small acquisitions made by FUN during 2006.

        Operating expenses.    Operating expenses increased $156,628,000 in 2008 and $6,656,000 in 2007, as compared to the corresponding prior year period. Liberty Sports Group incurred $149,355,000 of operating expenses in 2008, mainly from $118,588,000 of sports programming rights fees and $30,767,000 of production expenses. In addition, FUN's operating expenses increased $7,273,000, or 29.6%, for the year ended December 31, 2008, as compared to the corresponding prior year period. Such increase is primarily due to increased license fees from branded content on their websites. The increase in 2007, as compared to 2006, was mainly due to a full year of operations for FUN and was also driven by the increase in revenue. FUN's operating expenses as a percentage of revenue were less in 2007 than in 2006 primarily due to the consolidation of two online games platforms.

        Selling, general and administrative expenses.    SG&A expenses increased $24,615,000 in 2008 and $8,060,000 in 2007, as compared to the corresponding prior year period. Liberty Sports Group incurred $27,960,000 of SG&A expenses in 2008. In addition, corporate overhead increased $2,620,000 in 2008 as compared to 2007 mainly due to an increase in legal and accounting expenses. Partially offsetting these increases is FUN's decrease in SG&A expenses of $2,259,000, or 10.3%, for the year ended December 31, 2008 as compared to the corresponding prior year period, primarily due to the restructuring of operations in 2008. Stock compensation expense also decreased $3,706,000 in 2008 as compared to 2007 primarily due to all FUN stock options becoming fully vested in 2007. The increase in 2007 as compared to 2006 was mainly due to a full year of operations for FUN.

        Adjusted OIBDA.    The following table provides a reconciliation of Adjusted OIBDA to earnings (loss) from continuing operations before income taxes:

	Years ended December 31,
	2008	2007	2006
	amounts in thousands
Combined Adjusted OIBDA	$33,578	(3,820)	(16,376)
Stock-based compensation	(715)	(4,421)	(483)
Depreciation and amortization	(22,328)	(11,960)	(9,369)
Impairment of long-lived assets	—	—	(75,946)
Dividend and interest income	356	57,284	57,227
Interest expense	(51,814)	—	(8,208)
Share of earnings of affiliates, net	428,582	5,757	8,220
Realized and unrealized gains on financial instruments	226,163	—	—
Gains on dispositions, net	3,664,407	(486)	(217)
Other, net	—	(88)	(5,259)

Earnings (loss) from continuing operations before income taxes	$4,278,229	42,266	(50,411)

        Our combined Adjusted OIBDA improved $37,398,000 in 2008 and $12,556,000 in 2007, as compared to the corresponding prior year. Liberty Sports Group generated $32,657,000 of Adjusted OIBDA during the ten months ended December 31, 2008. FUN's Adjusted OIBDA increased $7,360,000 for the year ended December 31, 2008, as compared to the prior year. Such increase is attributable to the increase in revenue and to cost reductions.

        The improvement in Adjusted OIBDA in 2007 is almost entirely due to FUN and resulted from several factors, including (i) the increase in revenue noted above, (ii) improved margins due to the consolidation of two online games platforms and the resulting cost savings, and (iii) the curtailment of operations in Europe which had been operating at a loss. FUN generated an Adjusted OIBDA loss of $14,226,000 in 2006, the first year we owned FUN.

        Depreciation and amortization.    Depreciation and amortization increased in 2008 and 2007 due to our acquisitions and capital expenditures. Liberty Sports Group incurred $7,954,000 of depreciation and amortization expense in the ten months ended December 31, 2008.

        Impairment of long-lived assets.    In connection with our 2008 annual evaluation of the recoverability of goodwill, we estimated the fair value of our reporting units using a combination of discounted cash flows and market comparisons and compared such fair value to the carrying value of the respective reporting unit. In all cases the fair value of the reporting unit exceeded the carrying value and no further analysis was required.

        We acquired our interest in FUN in March 2006. Subsequent to our acquisition, the market value of FUN's stock declined significantly due to the performance of certain of FUN's subsidiaries and uncertainty surrounding government legislation of Internet gambling which we believe the market perceived as potentially impacting FUN's skill games business. In connection with our 2006 annual evaluation of the recoverability of FUN's goodwill, we estimated the fair value of FUN using a combination of discounted cash flows and market comparisons. We concluded that the carrying value of FUN's goodwill exceeded its market value and accordingly, we recognized a $75,672,000 impairment charge related to goodwill and a $274,000 impairment charge related to trademarks.

        Operating income (loss).    We recognized combined operating income (loss) of $10,535,000, ($20,201,000) and ($102,174,000) in 2008, 2007 and 2006, respectively. The improved operating results in 2008 as compared to 2007 is due to the positive operating results of Liberty Sports Group since our acquisition in February 2008, along with improved performance by FUN. The lower operating loss in 2007 as compared to 2006 is due primarily to improved operating results for FUN. The improvement in FUN's operating loss was largely due to the $75,946,000 impairment charge recognized in 2006 and improved operating results primarily derived from FUN's skill games business.

  Other Income and Expense

        Interest expense.    Interest expense increased for the year ended December 31, 2008, as compared to the corresponding prior year period, due to interest expense on our DIRECTV Collar borrowings.

        Dividend and interest income.    Included in our interest and dividend income for the years ended December 31, 2007 and 2006 is $57,040,000 and $57,067,000, respectively, related to dividends on our News Corporation common stock. As a result of the consummation of the News Exchange in February 2008, our dividend income from News Corporation is zero in 2008.

        Share of earnings of affiliates.    Our 2008 share of earnings of affiliates are due to DIRECTV ($404,138,000) and GSN ($24,444,000). Our 2007 and 2006 share of earnings of affiliates are attributable to GSN. In February 2008, we completed the News Exchange pursuant to which we exchanged our ownership interest in News Corporation for a subsidiary of News Corporation, which owns, among other things, News Corporation's approximate 41% interest in DIRECTV. As a result of purchases we made and DIRECTV's stock buyback program, our ownership interest was approximately 54% at December 31, 2008. Due to a voting arrangement with DIRECTV which limits our ability to control DIRECTV, we account for our interest in DIRECTV using the equity method of accounting. Our share of DIRECTV net earnings for the ten months ended December 31, 2008 includes $223,618,000 of amortization (net of related taxes) of identifiable intangibles included in our excess basis. See note 5 to our combined financial statements for the year ended December 31, 2008 included herein. Also see Annex D to this proxy statement/prospectus for financial statements and management's discussion and analysis for DIRECTV.

        Realized and unrealized gains on financial instruments.    Realized and unrealized gains on financial instruments in 2008 represent the change in fair value of the DIRECTV equity collar. No such gains were recorded in prior periods. Partially offsetting these gains are losses of $5,136,000 related to certain of our available-for-sale securities. We account for such securities pursuant to Statement 159 and record changes in fair value of these securities in unrealized gain (loss) on financial instruments.

        Gains on dispositions, net.    We recognized a $3,664,800,000 gain on the News Exchange. Such gain represents the difference between the fair value and the cost basis of our News Corporation shares.

        Income taxes.    For the year ended December 31, 2008, we recorded pre-tax earnings from continuing operations of $4,278,229,000 and an income tax benefit of $1,543,189,000. The News Exchange qualifies as an IRC Section 355 transaction, and therefore does not trigger federal or state income tax obligations. In addition, upon consummation of the exchange transaction, deferred tax liabilities previously recorded for the difference between our book and tax bases in our News Corporation investment in the amount of $1,791,457,000 were reversed with an offset to income tax benefit.

        Our effective tax rate was 7.8% in 2007 and was not meaningful in 2006. For a reconciliation of our actual tax expense to the amount computed by applying the statutory federal rate of 35%, see note 12 to our combined financial statements included elsewhere herein.

        Net earnings (loss).    Our net earnings (loss) was $5,796,216,000, $10,165,000 and ($65,088,000) for the years ended December 31, 2008, 2007 and 2006, respectively, and was the result of the above-described fluctuations in our revenue and expenses. In addition, we reported losses from discontinued operations of $25,202,000, $28,360,000 and $13,373,000 in 2008, 2007 and 2006, respectively. Discontinued operations were the result of our sale of Don Best in April 2008 and FUN's fantasy sports division in March 2009. See note 7 to our combined financial statements for the year ended December 31, 2008.

Liquidity and Capital Resources

        The following are potential sources of liquidity: available cash balances, cash generated by the operating activities of Liberty Sports Group (to the extent such cash exceeds the working capital needs of Liberty Sports Group and is not otherwise restricted), asset sales and debt and equity issuances.

        During the six months ended June 30, 2009 and 2008, cash used in operating activities was ($7,620,000) and ($35,286,000), respectively. Cash used in 2009 was primarily due to bonus payments of $40,000,000 made by Liberty Sports Group related to the execution of long-term sports programming agreements partially offset by a cash distribution from GSN. The bonus payments are reflected in our change in current assets, and are amortized to programming expense over the term of the programming agreement. Cash used in 2008 was due to the timing of billings and cash receipts for Liberty Sports Group.

        Our cash provided by operating activities aggregated $2,247,000 and $50,346,000 for the years ended December 31, 2008 and 2007, respectively. The decrease in 2008, as compared to 2007, can be attributed to the News Exchange. First, we received $57,040,000 in dividends from News Corporation in 2007 and no dividends in 2008. Second, our trade receivables increased significantly in 2008 due to timing of payments from the affiliates that distribute Liberty Sports Group's programming. We expect that changes in working capital will be more cash neutral in future periods.

        Our primary use of cash for the year ended December 31, 2008 was $1,977 million for the purchase of additional shares of DIRECTV. In April 2008, we entered into the DIRECTV Collar for 110 million shares of DIRECTV common stock and a related credit facility (the "Collar Loan") against the present value of the put value of such collar. At the time of closing, we borrowed $1,977 million and used such borrowings to purchase the additional shares of DIRECTV. The Collar Loan is due as the DIRECTV Collar terminates in six tranches from June 2009 through August 2012. Each tranche is repayable during a six-month period based upon a formula that factors in several variables including the market price of DIRECTV common stock. Interest accrues at an effective weighted average interest rate of 3.5% and is due and payable as each tranche matures. Borrowings are collateralized by 170 million shares of DIRECTV common stock owned by us.

        The DIRECTV Collar contains a provision that allows the counterparty to terminate a portion of the DIRECTV Collar if the total number of shares of DIRECTV underlying the DIRECTV Collar exceeds 20% of the outstanding public float of DIRECTV common stock. In the event the counterparty chooses to terminate a portion of the DIRECTV Collar, the repayment of the corresponding debt would be accelerated. We expect that we would fund any such required repayment with available cash, proceeds from the sale of DIRECTV shares that we own, or a combination of the foregoing. As of June 30, 2009, the number of shares of DIRECTV common stock underlying the DIRECTV Collar represented approximately 22% of the outstanding public float of DIRECTV common stock. As of such date, the counterparty had not elected to terminate a portion of the collar.

        In November 2008, we chose to unwind 50% of the first tranche of the DIRECTV Collar. The first tranche expires in 2009 and originally had 22.5 million DIRECTV shares underlying it. As part of this transaction, we repaid the portion of the Collar Loan ($228.4 million) associated with the shares that we unwound. Such repayment was funded with (1) proceeds from the collar unwind ($45.5 million), (2) funds borrowed from the remaining capacity of the Collar Loan ($181.1 million) and (3) cash on hand ($1.8 million). As a result of this transaction, the amount of debt due under the Collar Loan in 2009 is approximately $258 million including accrued interest. We anticipate that we will fund such repayment with cash on hand, cash flow from operations, and borrowings under our Liberty Revolving Credit Facility described below.

        The ongoing financial crisis affecting the banking system and financial markets has resulted in, among other things, a severe tightening in the credit markets, extreme volatility in the equity markets, doubts as to the ability of financial institutions to continue operating and fulfilling their contractual obligations and rapid deterioration of the U.S. economy. While this financial crisis has reduced both consumer spending and corporate expenditures adversely impacting our revenue and operating income, it has not significantly impacted the DIRECTV Collar or the Collar Loan. We and the counterparty each have the right of offset with respect to amounts due under the DIRECTV Collar and the Collar Loan, which would enable each of us to offset any defaulted amounts owed to the non-defaulting party against amounts the non-defaulting party owes to the defaulting party. Further, because we have borrowed the full amount of the value of the put, we have no counterparty risk with respect to the DIRECTV Collar.

        In addition to borrowings under the Collar Loan, we received $463,357,000 in cash in connection with the News Exchange and we made $400,211,000 in net cash transfers to Liberty Media during the year ended December 31, 2008.

        Our primary use of cash during the year ended December 31, 2007 was the buyout of the minority holders in FUN ($104,906,000). Our primary use of cash for the year ended December 31, 2006 was the acquisition of FUN ($199,702,000). These activities were funded with cash transfers from Liberty Media.

        Our projected uses of cash for the remainder of 2009 include $258 million for a required principal payment under the Collar Loan, approximately $61 million by Liberty Sports Group for sports programming rights and up to $2 million for capital expenditures. As of June 30, 2009, we have $29,603,000 in cash and cash equivalents.

        Immediately prior to the Split Off, Liberty Media will contribute approximately $80 million to our company. In addition, a subsidiary of ours (the "Borrower") and Liberty Media have entered into a revolving credit agreement (the "Liberty Revolving Credit Facility"), which provides for loans from Liberty Media to us in an aggregate principal amount at any time outstanding of up to $300 million. These loans may only be used to repay amounts owed under the Collar Loan. Borrowings under the Liberty Revolving Credit Facility, together with any interest due thereon, will be payable in full on the earlier of : (1) May 3, 2011 or (2) unless the Merger Agreement has been terminated, the effective time of the Split Off. Borrowings under the Liberty Revolving Credit Facility will be unsecured. Borrowings under the Liberty Revolving Credit Facility will bear interest at 3.5% per annum until December 31, 2009, and thereafter at LIBOR plus 5%. Accrued interest on outstanding borrowings will be due and payable when principal is paid.

        We will be permitted to prepay borrowings under the Liberty Revolving Credit Facility without any premium or penalty. Borrowings prepaid by us to Liberty Media will be available for reborrowing. So long as any borrowings remain outstanding or Liberty Media has a commitment under the Liberty Revolving Credit Facility, the Borrower will agree to not, and cause its subsidiary to not:

  •
  create, any liens on their respective properties, other than certain permitted liens; or

  •
  incur any debt, other than debt existing as of the effective date of the Liberty Revolving Credit Facility and debt incurred under the DIRECTV Credit Facility (see below).

        In connection with the Merger Agreement, the Borrower also entered into a secured credit facility with DIRECTV (the "DIRECTV Credit Facility"). The DIRECTV Credit Facility will provide funds sufficient for the Borrower to repay the Liberty Revolving Credit Facility, up to $300 million, immediately following the effective time of the Split Off. The DIRECTV Credit Facility will also enable the Borrower to borrow amounts aggregating (together with prior advances) up to $650 million after the effective time of the Split Off in order to make additional permitted payments prior to the effective time of the Merger Transaction. Borrowings under the DIRECTV Credit Facility will bear interest at a rate equal to 3.5% per annum until December 31, 2009 and thereafter at a rate per annum equal to LIBOR plus 5%. The DIRECTV Credit Facility will be secured by a pledge of and first priority security interest in 53 million shares of DIRECTV stock owned beneficially by the Borrower. The DIRECTV Credit Facility will mature on the earlier of the closing of the Merger Transaction, or the termination of the Merger Agreement.

        We currently believe that we have adequate cash on hand, cash from operations and capacity under the Liberty Revolving Credit Facility and the DIRECTV Credit Facility to fund our operating and financing needs for the next 12 months, including amounts due under the Collar Loan in the first half of 2010. In addition, we believe that such sources of liquidity will fund our operations, including capital expenditures, for at least the next 2 - 3 years. We expect that the foregoing sources of liquidity will not be sufficient to fund repayments of the Collar Loan due in the second half of 2010 through 2012. Additionally, in the event that the Merger Agreement is terminated, then the DIRECTV Credit Facility would not be available to fund amounts due under the Collar Loan in the first half of 2010. In such a circumstance, we expect that such payments will be funded with borrowings against shares of DIRECTV common stock that are not currently encumbered or proceeds from the sale of such shares, or a combination of borrowings and sales proceeds. Although no assurance can be given, we may also obtain cash proceeds from the issuance of our own stock or other debt securities.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

        We have contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible we may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

        Information concerning the amount and timing of required payments, both accrued and off-balance sheet, under our contractual obligations at December 31, 2008 is summarized below:

	Payments due by period
	Total	Less than 1 year	2-3 years	4-5 years	After 5 years
	amounts in thousands
Long-term debt(1)	$2,147,491	257,503	1,366,808	523,180	—
Sports programming rights	1,557,782	160,000	267,116	226,485	904,181
Operating lease obligations	3,861	1,789	1,636	436	—
Royalty and advertising obligations	3,813	2,163	1,650	—	—

Total	$3,712,947	421,455	1,637,210	750,101	904,181

(1)
Amounts represent the accreted principal due at maturity.

Critical Accounting Estimates

        The preparation of our financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Listed below are the accounting estimates that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported. All of these accounting estimates and assumptions, as well as the resulting impact to our financial statements, have been discussed with our audit committee.

        Accounting for Acquisitions.    We acquired FUN in 2006 and completed the News Exchange, pursuant to which we acquired Liberty Sports Group and our investment in DIRECTV, in 2008. We account for all acquisitions of companies such as these pursuant to Statement of Financial Accounting Standards No. 141, "Business Combinations," which prescribes the purchase method of accounting for business combinations. Pursuant to Statement 141, the purchase price is allocated to all of the assets and liabilities of the acquired company, based on their respective fair values. Any excess purchase price over the estimated fair value of the net assets is recorded as goodwill. In addition, for equity method investments in which our investment exceeds our share of the investee's equity, we allocate such excess using the guidance in Statement 141.

        In determining fair value, we are required to make estimates and assumptions that affect the recorded amounts. Estimates used in these valuations may include expected future cash flows (including timing thereof), market rate assumptions for contractual obligations, expected useful lives of tangible and intangible assets and appropriate discount rates. Our estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain.

        The allocation of the purchase price to tangible and intangible assets, whether for a consolidated subsidiary or for the excess basis related to an equity method investment, impacts our statement of operations due to the amortization of these assets. With respect to the News Exchange, our excess basis has been allocated within memo accounts based on the estimated fair values of DIRECTV's assets using a combination of discounted cash flows and market comparisons. DIRECTV's more significant intangible assets include subscriber lists and orbital slots, which are amortized over their respective useful lives, and trade names, which have an indefinite useful life and are not amortized. We also allocated a portion of our excess basis to goodwill, which is not amortized. Similarly, we allocated the purchase price for Liberty Sports Group to its intangible assets, including affiliation agreements, advertising relationships and goodwill. Estimates of fair value for these intangible assets require a high degree of judgment and any value ultimately realized from such assets may differ from these estimates.

        Carrying Value of Investments.    Our cost and equity method investments comprise a significant portion of our total assets at June 30, 2009 and at December 31, 2008 and 2007. We account for these investments pursuant to Statement of Financial Accounting Standards No. 115, Statement of Financial Accounting Standards No. 159, Accounting Principles Board Opinion No. 18, EITF Topic 03-1 and SAB No. 59. These accounting principles require us to periodically evaluate our investments to determine if decreases in fair value below our cost bases are other than temporary. If a decline in fair value is determined to be other than temporary, we are required to reflect such decline in our combined statement of operations. Other than temporary declines in fair value of our cost investments are recognized on a separate line in our combined statement of operations, and other than temporary declines in fair value of our equity method investments are included in share of earnings of affiliates in our combined statement of operations.

        The primary factors we consider in our determination of whether declines in fair value are other than temporary are the length of time that the fair value of the investment is below our carrying value; and the financial condition, operating performance and near term prospects of the investee. In addition, we consider the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and our intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. Fair value of our publicly traded investments is based on the market prices of the investments at the balance sheet date. We estimate the fair value of our other cost and equity investments using a variety of methodologies, including cash flow multiples, discounted cash flow, per subscriber values, or values of comparable public or private businesses. Impairments are calculated as the difference between our carrying value and our estimate of fair value. As our assessment of the fair value of our investments and any resulting impairment losses and the timing of when to recognize such charges requires a high degree of judgment and includes significant estimates and assumptions, actual results could differ materially from our estimates and assumptions.

        Our evaluation of the fair value of our investments and any resulting impairment charges are made as of the most recent balance sheet date. Changes in fair value subsequent to the balance sheet date due to the factors described above are possible. Subsequent decreases in fair value will be recognized in our combined statement of operations in the period in which they occur to the extent such decreases are deemed to be other than temporary. Subsequent increases in fair value will be recognized in our combined statement of operations only upon our ultimate disposition of the investment.

        Carrying Value of Long-lived Assets.    Our property and equipment, intangible assets and goodwill (collectively, our "long-lived assets") also comprise a significant portion of our total assets at June 30, 2009 and at December 31, 2008 and 2007. We account for our long-lived assets pursuant to Statement of Financial Accounting Standards No. 142 and Statement of Financial Accounting Standards No. 144. These accounting standards require that we periodically, or upon the occurrence of certain triggering events, assess the recoverability of our long-lived assets. If the carrying value of our long-lived assets exceeds their estimated fair value, we are required to write the carrying value down to fair value. Any such writedown is included in impairment of long-lived assets in our combined statement of operations. A high degree of judgment is required to estimate the fair value of our long-lived assets. We may use quoted market prices, prices for similar assets, present value techniques and other valuation techniques to prepare these estimates. We may need to make estimates of future cash flows and discount rates as well as other assumptions in order to implement these valuation techniques. Accordingly, any value ultimately derived from our long-lived assets may differ from our estimate of fair value. As each of our operating segments has long-lived assets, this critical accounting policy affects the financial position and results of operations of each segment.

        Income Taxes.    We are required to estimate the amount of tax payable or refundable for the current year and the deferred income tax liabilities and assets for the future tax consequences of events that have been reflected in our financial statements or tax returns for each taxing jurisdiction in which we operate. This process requires our management to make judgments regarding the timing and probability of the ultimate tax impact of the various agreements and transactions that we enter into. Based on these judgments we may record tax reserves or adjustments to valuation allowances on deferred tax assets to reflect the expected realizability of future tax benefits. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which we operate, our inability to generate sufficient future taxable income or unpredicted results from the final determination of each year's liability by taxing authorities. These changes could have a significant impact on our financial position.

Quantitative and Qualitative Disclosures about Market Risk.

        We are exposed to market risk in the normal course of business due to our ongoing investing and financing activities. Market risk refers to the risk of loss arising from adverse changes in stock prices and interest rates. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. We have established policies, procedures and internal processes governing our management of market risks and the use of financial instruments to manage our exposure to such risks.

        We are exposed to changes in stock prices due to our significant investment in DIRECTV, as well as the DIRECTV Collar and our borrowings against such collar. Changes in the market price of DIRECTV common stock have the most significant impact on the value of the DIRECTV Collar. In this regard, a 5% increase in the DIRECTV market price would result in a 75% decrease in the value of the DIRECTV Collar as of June 30, 2009.

        The Collar Loan is due as the DIRECTV Collar terminates in six tranches from June 2009 through August 2012. The timing and amount of repayments are based upon a formula that factors in several variables including the market price of DIRECTV common stock.

Liberty Entertainment, Inc.

Condensed Pro Forma Combined Financial Statements

December 31, 2008

(unaudited)

        Effective February 27, 2008, Liberty Entertainment, Inc. ("LEI") and News Corporation completed an exchange transaction (the "News Exchange") whereby LEI exchanged 512.6 million shares of News Corporation common stock valued at $10,143 million on the date of closing for a subsidiary of News Corporation (the "News Corporation Subsidiary") which held 470.4 million shares of The DIRECTV Group ("DIRECTV") common stock valued at $12,461 million on the date of closing, three regional sports television networks (the "RSNs") and $463 million in cash. The shares of DIRECTV received by LEI represented an approximate 41% ownership interest upon closing, and LEI accounts for DIRECTV as an equity affiliate.

        The following unaudited condensed pro forma combined statement of operations of LEI for the year ended December 31, 2008 assumes that the News Exchange had been completed as of January 1, 2008. The unaudited pro forma results do not purport to be indicative of the results that would have been obtained if such transaction had been completed as of such date. The unaudited condensed pro forma combined statement of operations has been presented before giving effect to the non-recurring gain recognized on the News Exchange.

Liberty Entertainment, Inc.

Condensed Pro Forma Combined Statement of Operations

Year Ended December 31, 2008

(unaudited)

		Add:
	LEI historical(1)	News Corporation Subsidiary historical(2)	Pro forma adjustment		LEI pro forma
	amounts in millions, except per share amounts
Revenue	$267	36	—		303
Operating expenses	(181)	(19)	—		(200)
Selling, general and administrative expenses	(53)	(2)	—		(55)
Depreciation and amortization	(23)	—	(1	)(3)	(24)

Operating income (loss)	10	15	(1)		24
Interest expense	(52)	—	—		(52)
Share of earnings of affiliates, net	429	76	(27	)(4)	478
Gains (losses) on dispositions of assets, net	3,664	—	(3,665	)(5)	(1)
Other income, net	227	—	—		227

Earnings from continuing operations before income taxes	4,278	91	(3,693)		676
Income tax benefit (expense)	1,543	(37)	(1,791	)(5)
			11	(6)	(274)

Earnings from continuing operations	$5,821	54	(5,473)		402

Earnings from continuing operations per common share—Series A and Series B	$12.51				.86
Weighted average outstanding common shares (in millions)	465.3				465.3

Liberty Entertainment, Inc.

Notes to Condensed Pro Forma Combined Financial Statements

December 31, 2008

(unaudited)

(1)
Represents the historical results of operations of LEI derived from the historical financial statements of LMC Entertainment included elsewhere in this Annex C.

(2)
Represents the historical results of operations for the News Corporation Subsidiary for the two months ended February 29, 2008.

(3)
Represents amortization of the RSN's intangible assets recorded in connection with the News Exchange.

(4)
Represents a downward adjustment of News Corporation's historical equity pickup for DIRECTV for the two months ended February 29, 2008 to include amortization of intangible assets included in LEI's excess basis account for DIRECTV.

(5)
Represents the elimination of the gain and related tax benefit recognized in connection with the News Exchange.

(6)
Represents the estimated income tax effects of the pro forma adjustments (exclusive of the gain elimination described in note 5 above) using an effective tax rate of 38%.

LMC ENTERTAINMENT

CONDENSED COMBINED BALANCE SHEETS

(unaudited)

	June 30, 2009	December 31, 2008
	amounts in thousands
Assets
Current assets:
Cash and cash equivalents	$29,603	74,908
Trade and other receivables, net	59,524	55,449
Other current assets	9,980	9,267
Assets of discontinued operations (note 3)	—	1,803

Total current assets	99,107	141,427

Investment in The DIRECTV Group, Inc. ("DIRECTV") (note 5)	13,225,887	13,084,571
Investment in Game Show Network, LLC ("GSN") (note 6)	450,825	268,929
Financial instrument asset (note 7)	102,407	185,816
Property and equipment, at cost	6,191	3,974
Accumulated depreciation	(1,540)	(989)

	4,651	2,985

Goodwill	266,334	383,875
Other intangibles	130,100	172,566
Accumulated amortization	(11,529)	(33,111)

	118,571	139,455

Other assets	71,774	40,590
Assets of discontinued operations (note 3)	—	12,174

Total assets	$14,339,556	14,259,822

Liabilities and Parent's Investment
Current liabilities:
Accounts payable	$877	11,967
Accrued liabilities	14,530	10,332
Current portion of debt	612,708	251,689
Other current liabilities	431	3,512
Liabilities of discontinued operations (note 3)	—	2,450

Total current liabilities	628,546	279,950

Long-term debt (note 7)	1,403,367	1,729,877
Deferred income tax liabilities	1,767,440	1,754,622
Other liabilities	1,054	3,067

Total liabilities	3,800,407	3,767,516

Parent's investment:
Parent's investment	3,516,084	3,585,869
Accumulated other comprehensive loss, net of taxes	(37,462)	(30,896)
Retained earnings	7,060,527	6,937,333

Total parent's investment	10,539,149	10,492,306

Commitments and contingencies (note 10)
Total liabilities and parent's investment	$14,339,556	14,259,822

See accompanying notes to condensed combined financial statements.

LMC ENTERTAINMENT

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(unaudited)

	Six months ended June 30,
	2009	2008
	amounts in thousands, except per share amounts
Revenue	$139,834	115,697

Operating costs and expenses:
Operating	94,713	89,632
Selling, general and administrative, including stock-based compensation	23,149	22,512
Depreciation	1,099	736
Amortization	6,623	10,429

	125,584	123,309

Operating income (loss)	14,250	(7,612)
Other income (expense):
Interest expense	(34,616)	(15,967)
Share of earnings of DIRECTV (note 5)	178,470	189,811
Share of earnings of GSN (note 6)	17,507	10,950
SAB 51 loss related to DIRECTV (note 5)	(29,592)	—
Realized and unrealized losses on financial instruments, net (note 7)	(83,409)	(144,213)
Gains on dispositions, net (notes 5 and 6)	52,809	3,666,495
Other, net	(46)	63

	101,123	3,707,139

Earnings from continuing operations before income taxes	115,373	3,699,527
Income tax benefit	5,055	1,770,378

Net earnings from continuing operations	120,428	5,469,905
Earnings (loss) from discontinued operations, net of income taxes (note 3)	2,766	(4,935)

Net earnings	$123,194	5,464,970

Unaudited pro forma earnings from continuing operations per common share—Series A and Series B (note 4)	$0.26	11.72
Unaudited pro forma net earnings per common share—Series A and Series B (note 4)	$0.26	11.71

See accompanying notes to condensed combined financial statements.

LMC ENTERTAINMENT

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE EARNINGS

(unaudited)

	Six months ended June 30,
	2009	2008
	amounts in thousands
Net earnings	$123,194	5,464,970

Other comprehensive earnings (loss), net of taxes:
Unrealized holding gains (losses) arising during the period	1,603	(315,430)
Foreign currency translation adjustments	(6,406)	14
Recognition of previously unrealized gains on available-for-sale securities, net	—	(2,273,228)
Disposition of subsidiaries	(1,763)	—

Other comprehensive loss	(6,566)	(2,588,644)

Comprehensive earnings	$116,628	2,876,326

See accompanying notes to condensed combined financial statements.

LMC ENTERTAINMENT

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(unaudited)

	Six months ended June 30,
	2009	2008
	amounts in thousands
Cash flows from operating activities:
Net earnings	$123,194	5,464,970
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	9,175	15,313
Stock-based compensation	164	—
Noncash interest	34,509	16,009
Share of earnings of affiliates, net	(195,977)	(200,761)
SAB 51 loss related to DIRECTV	29,592	—
Cash received from return on GSN equity investment (note 6)	27,821	—
Realized and unrealized losses on financial instruments, net	83,409	144,213
Gains on dispositions, net	(52,809)	(3,666,078)
Intercompany tax allocation	(6,468)	2,281
Intercompany tax payments	(11,446)	—
Deferred income tax benefit	(4,940)	(1,773,818)
Other noncash charges, net	2,509	—
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Current assets	(35,371)	(53,556)
Payables and other current liabilities	(10,982)	16,141

Net cash used in operating activities	(7,620)	(35,286)

Cash flows from investing activities:
Cash received in exchange transaction	—	465,052
Additional investment in equity investee	(90,000)	(1,977,075)
Cash received from return of GSN equity investment (note 6)	14,679	—
Cash proceeds from disposition	63,000	7,974
Other investing activities, net	(3,852)	(2,649)

Net cash used in investing activities	(16,173)	(1,506,698)

Cash flows from financing activities:
Borrowings of debt	—	1,977,075
Intercompany cash transfers, net	(21,512)	(415,986)

Net cash provided by (used in) financing activities	(21,512)	1,561,089

Net increase (decrease) in cash and cash equivalents	(45,305)	19,105
Cash and cash equivalents at beginning of period	74,908	6,971

Cash and cash equivalents at end of period	$29,603	26,076

See accompanying notes to condensed combined financial statements.

LMC ENTERTAINMENT

CONDENSED COMBINED STATEMENTS OF PARENT'S INVESTMENT

(unaudited)

	Parent's investment	Accumulated other comprehensive loss	Retained earnings	Total parent's investment
	amounts in thousands
Balance at January 1, 2009	$3,585,869	(30,896)	6,937,333	10,492,306
Net earnings	—	—	123,194	123,194
Other comprehensive loss	—	(6,566)	—	(6,566)
Intercompany tax allocation	(6,468)	—	—	(6,468)
Intercompany tax payments	(11,446)	—	—	(11,446)
Intercompany cash transfers, net	(21,512)	—	—	(21,512)
Tax attribute allocated to parent	(15,657)	—	—	(15,657)
Sale of FUN Sports (note 3)	(14,702)	—	—	(14,702)

Balance at June 30, 2009	$3,516,084	(37,462)	7,060,527	10,539,149

See accompanying notes to condensed combined financial statements.

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements

June 30, 2009

(unaudited)

(1) Basis of Presentation

        The accompanying condensed combined financial statements of LMC Entertainment or the "Company" represent a combination of the historical financial information of certain video programming and direct-to-home satellite distribution subsidiaries and assets of Liberty Media Corporation ("Liberty"). Upon consummation of the Redemption and the resulting separation of Liberty Entertainment, Inc. ("LEI") from Liberty (the "Split Off") (see note 2), LEI will own the assets and businesses that comprise LMC Entertainment.

        The more significant subsidiaries and investments of Liberty initially comprising LMC Entertainment are as follows:

  Subsidiaries:

    Liberty Sports Holdings, LLC ("Liberty Sports Group")

  Investments:

    DIRECTV
    GSN

        Liberty Sports Group is comprised of three regional sports television networks in Colorado and Utah, the Northwest United States and western Pennsylvania. DIRECTV is a provider of digital television entertainment delivered by satellite in the United States and Latin America. GSN operates a basic cable network and Internet websites dedicated to game-related programming and interactive game playing.

        In addition, immediately preceding the Split Off, Liberty will contribute approximately $80 million in cash to LEI. During the second quarter of 2009, LEI and Liberty entered into a revolving credit agreement (the "Liberty Revolving Credit Facility"), which provides for loans from Liberty to LEI in an aggregate principal amount at any time outstanding of up to $300 million. On the date of the Split Off (unless the Merger Agreement (see note 2) has been terminated), the borrowings under the Liberty Revolving Credit Facility, together with accrued interest thereon, will be payable in full. In connection with the Merger Agreement, LEI also entered in to a secured credit facility with DIRECTV (the "DIRECTV Credit Facility"). The DIRECTV Credit Facility will provide up to an aggregate of $650 million in loans to LEI, including up to $300 million which will be sufficient to repay the Liberty Revolving Credit Facility immediately following the effective time of the Split Off.

(2) Split Off Transaction

        During the fourth quarter of 2008, the Board of Directors of Liberty approved a plan to redeem a portion of the outstanding shares of Liberty's Entertainment Group tracking stock for all of the outstanding shares of LEI (the "Redemption").

        In connection with the Redemption, Liberty will redeem 90% of the outstanding shares of each series of Liberty Entertainment common stock for 100% of the outstanding shares of the same series of LEI, with cash in lieu of fractional shares, in each case, as of a date to be determined by the board of Liberty (the "Redemption Date"). The Split Off is conditioned on, among other matters, receipt of

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

June 30, 2009

(unaudited)

(2) Split Off Transaction (Continued)

stockholder approval, receipt of a private letter ruling from the IRS and tax opinions from tax counsel, and (x) the satisfaction or waiver of all conditions to the Merger Transaction (described below) or (y) the termination of the Merger Agreement (described below). The Split Off and Merger Transaction are expected to occur in the fourth quarter of 2009.

        Pursuant to an Agreement and Plan of Merger among Liberty, LEI, DIRECTV and other parties named therein (the "Merger Agreement"), immediately after Liberty completes the Split Off, LEI and DIRECTV will combine under a new parent company ("New DIRECTV") (the "Merger Transaction"). The holders of LEI Series A will be entitled to receive 1.11111 shares of New DIRECTV Class A common stock for each share of LEI Series A common stock held by them (as adjusted pursuant to the Merger Agreement). The Chairman of LEI and certain related persons will receive 1.11111 shares of New DIRECTV Class B common stock for each share of LEI Series B common stock held by them (as adjusted pursuant to the Merger Agreement). All other holders of LEI Series B common stock will be entitled to receive 1.11111 shares of New DIRECTV Class A common stock for each share of LEI Series B common stock held by them (as adjusted pursuant to the Merger Agreement). The Merger Transaction is subject to certain closing conditions, including completion of the Split Off, certain government approvals, shareholder approval, receipt of private letter rulings from the IRS and tax opinions from tax counsel. The Split Off and Merger Transaction, if consummated, will be accounted for at fair value.

        In certain circumstances, including those involving a change in the Liberty board's recommendation in favor of the Merger Agreement or a failure to receive stockholder approval after a third party acquisition proposal, LEI may become obligated to pay DIRECTV a termination fee of $450 million and an expense reimbursement of up to $10 million.

        If the Merger Agreement has been terminated but the Split Off is completed, then immediately following the Redemption Date, the holders of Liberty Entertainment common stock will own 100% of the outstanding equity of LEI. In such case, LEI and Liberty will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other. In this circumstance, the Split Off will be accounted for at historical cost due to the fact that the LEI common stock is to be distributed pro rata to holders of Liberty Entertainment tracking stock.

        In connection with the completion of the Split Off, LEI and Liberty will enter into certain agreements in order to govern certain of the ongoing relationships between LEI and Liberty after the Split Off and to provide mechanisms for an orderly transition. These agreements include a Reorganization Agreement, a Services Agreement and a Tax Sharing Agreement.

        The Reorganization Agreement provides for, among other things, the principal corporate transactions required to effect the Split Off and cross indemnities. Pursuant to the Services Agreement, Liberty will provide LEI with office space and certain general and administrative services including accounting, finance, human resources, information technology, investor relations and tax services. LEI will reimburse Liberty for direct, out-of-pocket expenses incurred by Liberty in providing these services and for LEI's allocable portion of costs associated with any shared services or personnel. However, if the Merger Transaction is completed, there will be only limited services provided by Liberty pursuant to the Services Agreement.

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

June 30, 2009

(unaudited)

(2) Split Off Transaction (Continued)

        Under the Tax Sharing Agreement, Liberty will generally be responsible for all taxes attributable to LEI and its subsidiaries for a pre-Split Off period that are reported on any consolidated, combined or unitary tax return that includes one or more of Liberty or any of its subsidiaries and LEI or any of its subsidiaries, and (ii) LEI will generally be responsible for all taxes attributable to LEI and its subsidiaries, whether accruing before, on or after the Split Off that are reported on any tax return (including any consolidated, combined or unitary tax return) that does not include Liberty or any of its subsidiaries. Notwithstanding the foregoing, LEI has agreed to indemnify Liberty, its subsidiaries and certain related persons for any losses and taxes of Liberty and its subsidiaries, resulting from (and in the case of clause (iii), resulting primarily from, individually or in the aggregate) (i) the failure of the Split Off to be a tax-free transaction described under Sections 355 and 368(a)(1)(D) of the Code (except for any such losses and taxes that (x) result primarily from, individually or in the aggregate, the breach of certain covenants made by Liberty, (y) result from the Liberty Entertainment Common Stock not being treated as stock of Liberty for U.S. federal income tax purposes, or (z) result from Section 355(e) of the Code applying to the Split Off as a result of the Split Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest in the stock of Liberty), (ii) Section 355(e) of the Code applying to the News Corporation Exchange (see note 5) or to any of the internal distributions effected by subsidiaries of News Corporation in connection with the News Corporation Exchange as a result of the Split Off, any actions taken by LEI or its subsidiaries following the Split Off, or any change in ownership of LEI stock following the Split Off (except to the extent that such losses or taxes result primarily from, individually or in the aggregate, the breach of certain covenants made by Liberty), or (iii) any breach by LEI of certain covenants (applicable to actions or failures to act by LEI and its subsidiaries following the completion of the Split Off) that relate to the qualification of the News Corporation Exchange and related restructuring transactions as tax-free transactions.

(3) Discontinued Operations

        On April 28, 2008, LMC Entertainment completed the sale of its 100% ownership interest in Don Best, a wholly-owned subsidiary of FUN Technologies, Inc. ("FUN"). Don Best provided customized subscription services for real time odds, major line move alerts, injury reports and statistical reports, and was previously included in the FUN Sports division. Don Best was sold to an unaffiliated third party for aggregate net cash proceeds, notes receivable and stock valued at $16,507,000, and LMC Entertainment recognized a pre-tax loss on the sale of $417,000.

        On March 24, 2009, LMC Entertainment completed the sale of its 100% ownership interest in CDM Fantasy Sports Corp. ("FUN Sports"), a wholly-owned subsidiary of FUN. FUN Sports was sold to Liberty, a related party, for cash proceeds of $13,500,000. Subsequent to this sale, FUN then made a $13,500,000 capital distribution to Liberty. Since the sale was completed with a related party, LMC Entertainment did not recognize a loss on the sale and instead, recorded a reduction to parent's investment for the net assets of FUN Sports on the date of sale, which was $14,702,000.

        The condensed combined financial statements and accompanying notes of LMC Entertainment have been prepared reflecting Don Best and FUN Sports as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment and Disposal of

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

June 30, 2009

(unaudited)

(3) Discontinued Operations (Continued)

Long-lived Assets". The cash flows of Don Best and FUN Sports have been included with the cash flows from continuing operations in the accompanying condensed combined statements of cash flows.

        The following table presents the combined results of operations of Don Best and FUN Sports that are included in earnings (loss) from discontinued operations, net of income tax:

	Six months ended June 30,
	2009	2008
	amounts in thousands
Revenue	$1,206	5,557
Loss before income taxes	$(2,402)	(5,915)
(4) Unaudited Pro Forma Earnings Per Common Share—Series A and Series B

        Unaudited pro forma earnings per common share for all periods presented is computed by dividing net earnings for the respective period by 466,711,029 common shares, which is the aggregate number of shares of Series A and Series B common stock that would have been issued if the Split Off had occurred on June 30, 2009.

(5) Investment in The DIRECTV Group, Inc.

        On February 27, 2008, LMC Entertainment completed a transaction with News Corporation (the "News Corporation Exchange") in which LMC Entertainment exchanged all of its 512.6 million shares of News Corporation common stock valued at approximately $10,143 million on the closing date for a subsidiary of News Corporation that held an approximate 41% interest in DIRECTV, Liberty Sports Group and approximately $465 million in cash. In addition, LMC Entertainment incurred approximately $21 million of acquisition costs. LMC Entertainment recognized a pre-tax gain of approximately $3,666 million, subsequently adjusted to $3,665 million after certain post-closing adjustments, based on the difference between the fair value and the weighted average cost basis of the News Corporation shares exchanged.

        LMC Entertainment accounted for the News Corporation Exchange as a nonmonetary exchange under APB opinion No. 29 "Accounting for Nonmonetary Transactions." Accordingly, LMC Entertainment recorded the assets received at an amount equal to the fair value of the News Corporation common stock given up. Such amount was allocated to DIRECTV and Liberty Sports Group based on their relative fair values as follows (amounts in thousands):

Cash	$465,052
DIRECTV	10,763,933
Liberty Sports Group	448,892
Deferred tax liability	(1,512,946)

Total	$10,164,931

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

June 30, 2009

(unaudited)

(5) Investment in The DIRECTV Group, Inc. (Continued)

        LMC Entertainment estimated the fair values of Liberty Sports Group and DIRECTV's assets using a combination of discounted cash flows and market prices for comparable assets.

        At the time of closing, the value attributed to LMC Entertainment's investment in DIRECTV exceeded LMC Entertainment's proportionate share of DIRECTV's equity by approximately $8,022 million. Due to additional purchases of DIRECTV stock by LMC Entertainment and stock repurchases by DIRECTV, such excess basis has increased to $10,707 million as of June 30, 2009. Such amount has been allocated within memo accounts used for equity accounting purposes as follows (amounts in thousands):

Subscriber list	$2,751,724
Trade name	3,605,399
Orbital slots	4,975,131
Goodwill	3,485,316
Satellites	186,190
Software technology	587,448
Programming liability	(68,998)
Deferred tax liability	(4,814,758)

Total	$10,707,452

        LMC Entertainment has ascribed a useful life of 7 years to the subscriber list, 12 years to the satellites, 8 years to the software technology and indefinite lives to the orbital slots, trade name and goodwill. Amortization related to the intangible assets with identifiable useful lives within the memo accounts is included in LMC Entertainment's share of earnings of DIRECTV in the accompanying condensed combined statements of operations and aggregated $151,215,000 and $84,548,000 (net of related taxes) for the six months ended June 30, 2009 and 2008, respectively.

        The following unaudited pro forma information for LMC Entertainment for the six months ended June 30, 2008 was prepared assuming the News Corporation Exchange occurred on January 1, 2008. The pro forma amounts are not necessarily indicative of operating results that would have been obtained if the News Corporation Exchange had occurred on such date.

Six months ended June 30, 2008
amounts in thousands, except per share amounts
Revenue	$151,643
Earnings from continuing operations	$48,975
Net earnings	$44,040
Pro forma net earnings per common share—Series A and Series B	$0.09

        The foregoing earnings from continuing operations and net earnings amounts exclude the gain and related tax benefit recognized in connection with the News Corporation Exchange.

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

June 30, 2009

(unaudited)

(5) Investment in The DIRECTV Group, Inc. (Continued)

        On April 3, 2008, LMC Entertainment purchased 78.3 million additional shares of DIRECTV common stock in a private transaction for cash consideration of approximately $1,977 million. LMC Entertainment funded the purchase with borrowings against a newly executed equity collar on 110 million DIRECTV common shares. As of May 5, 2008, LMC Entertainment's ownership in DIRECTV was approximately 47.9%, and LMC Entertainment and DIRECTV entered into a standstill agreement. Pursuant to the standstill agreement, in the event LMC Entertainment's ownership interest goes above 47.9%, LMC Entertainment has agreed to vote its shares of DIRECTV which represent the excess ownership interest above 47.9% in the same proportion as all DIRECTV shareholders other than LMC Entertainment. Accordingly, although LMC Entertainment's economic ownership in DIRECTV reached 55% at June 30, 2009 due to stock repurchases by DIRECTV, LMC Entertainment continues to account for such investment using the equity method of accounting. LMC Entertainment records its share of DIRECTV's earnings based on its economic interest in DIRECTV.

        During the six months ended June 30, 2009, DIRECTV issued shares of its common stock for restricted stock grants and stock option exercises. In connection with such issuances, LMC Entertainment recognized aggregate SAB 51 losses of $29,592,000.

        The market value of LMC Entertainment's interest in DIRECTV was approximately $13,559 million and $12,571 million at June 30, 2009 and December 31, 2008, respectively. Summarized unaudited financial information for DIRECTV is as follows:

  DIRECTV Consolidated Balance Sheets

	June 30, 2009	December 31, 2008
	amounts in millions
Current assets	$4,282	4,044
Satellites, net	2,388	2,476
Property and equipment, net	4,117	4,171
Goodwill	3,774	3,753
Intangible assets	1,014	1,172
Other assets	836	923

Total assets	$16,411	16,539

Current liabilities	$3,669	3,585
Long-term debt	5,604	5,725
Deferred income taxes	543	524
Other liabilities	1,701	1,749
Redeemable noncontrolling interest	325	325
Stockholders' equity	4,569	4,631

Total liabilities and equity	$16,411	16,539

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

June 30, 2009

(unaudited)

(5) Investment in The DIRECTV Group, Inc. (Continued)

  DIRECTV Consolidated Statements of Operations

	Six months ended June 30,
	2009	2008
	amounts in millions
Revenue	$10,119	9,398
Costs of revenue	(5,020)	(4,614)
Selling, general and administrative expenses	(2,628)	(2,245)
Depreciation and amortization	(1,345)	(1,081)

Operating income	1,126	1,458
Interest expense	(203)	(145)
Other income, net	73	55
Income tax expense	(366)	(517)

Net earnings	630	851
Less net earnings attributable to noncontrolling interests	22	25

Net earnings attributable to DIRECTV shareholders	$608	826

(6) Investment in GSN

        LMC Entertainment and Sony Pictures Entertainment ("Sony"), a division of Sony Corporation of America, which is a subsidiary of Sony Corporation, own 65% and 35%, respectively, of GSN as of June 30, 2009. GSN owns and operates a basic cable network dedicated to game-related programming and interactive game playing. GSN offers 24-hour programming featuring game shows, casino games, reality series, documentaries and other game-related shows. GSN features a full prime-time schedule of interactive programming, which allows viewers a chance to play along with GSN's televised games via GSN.com. GSN also operates websites that offer casual skill games.

        During the first quarter of 2009, GSN made cash distributions to each of Sony and LMC Entertainment in the amount of $42,500,000.

        Effective April 9, 2009 and after LMC Entertainment's sale of FUN Sports to Liberty on March 24, 2009, LMC Entertainment, Sony and GSN completed a series of transactions which restructured the ownership of FUN and GSN ("FUN Transaction"). The components of the FUN Transaction were as follows:

  (1)
  LMC Entertainment sold a 35% interest in FUN to Sony for $63 million in cash proceeds ("FUN Sale").

  (2)
  LMC Entertainment purchased a 15% interest in GSN from Sony for $90 million in cash.

  (3)
  Immediately following steps (1) and (2) above, LMC Entertainment ownd a 65% interest in each of GSN and FUN, and Sony owned a 35% interest in each of the two companies. LMC Entertainment and Sony then contributed their respective interests in FUN to GSN in

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

June 30, 2009

(unaudited)

(6) Investment in GSN (Continued)

    exchange for additional membership interests in GSN ("FUN Contribution"). Pursuant to SFAS 141R and SFAS 160, the FUN Contribution was recorded at fair value.

        Following the FUN Transaction, LMC Entertainment and Sony own 65% and 35% of GSN, respectively, and GSN owns 100% of FUN. Accordingly, LMC Entertainment no longer consolidates FUN's results of operations. For reporting purposes, FUN is not shown as a discontinued operation due to LMC Entertainment's significant continuing involvement in FUN's operations through its 65% ownership interest in GSN. Due to certain governance arrangements which limit LMC Entertainment's ability to control GSN, LMC Entertainment continues to account for GSN as an equity affiliate.

        The impact of the FUN Transaction on LMC Entertainment's financial statements was as follows:

Cash used to purchase 15% interest in GSN	$90,000

Cash proceeds from FUN Sale	$63,000
Fair value of additional equity investment in GSN received for FUN Contribution	117,000
Carrying value of assets disposed	(130,592)
Carrying value of liabilities disposed	1,290
Carrying value of accumulated other comprehensive earnings disposed	1,441

Gain on FUN Contribution and FUN Sale	$52,139

        LMC Entertainment accounts for the excess of the carrying value for its investment in GSN over LMC Entertainment's share of GSN's equity in memo accounts allocated to goodwill, affiliate relationships and advertising relationships. LMC Entertainment has ascribed a useful life of 5 years and 3 years to affiliate and advertising relationships, respectively, and an indefinite life to goodwill. For the six months ended June 30, 2009, LMC Entertainment recognized $3,436,000 of amortization related to the definite lived intangible assets identified within the memo accounts. Such amortization is included in LMC Entertainment's share of earnings of GSN in the accompanying combined statement of operations.

(7) Financial Instrument and Long-Term Debt

        In April 2008, LMC Entertainment entered into an equity collar (the "DIRECTV Collar") for 110 million shares of DIRECTV common stock and a related credit facility (the "Collar Loan") against the present value of the put value of such collar. LMC Entertainment entered into the DIRECTV Collar to manage fair value risk associated with its DIRECTV investment, and to facilitate the purchase of an additional 78.3 million shares of DIRECTV common stock.

        LMC Entertainment accounts for the DIRECTV Collar pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133") and related amendments and interpretations. Under Statement 133, all derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. The DIRECTV Collar is not designated as a hedge, and therefore changes in the fair value of the derivative are recognized in earnings.

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

June 30, 2009

(unaudited)

(7) Financial Instrument and Long-Term Debt (Continued)

        At the time of closing the DIRECTV Collar and Collar Loan, LMC Entertainment borrowed approximately $1,977 million. The Collar Loan is due as the DIRECTV Collar terminates in six tranches from June 2009 through August 2012. Each tranche is repayable during a six-month period based upon a formula that factors in several variables including the market price of DIRECTV common stock. Interest accrues at an effective weighted average interest rate of 3.5% and is due and payable as each tranche matures. Borrowings are collateralized by 170 million shares of DIRECTV common stock owned by LMC Entertainment. LMC Entertainment believes that the carrying amount approximates fair value.

        In November 2008, LMC Entertainment chose to unwind 50% of the first tranche of the DIRECTV Collar. The first tranche expires in 2009 and originally had 22.5 million DIRECTV shares underlying it. As part of this transaction, LMC Entertainment repaid the portion of the Collar Loan ($228.4 million) associated with the shares that were unwound. Such repayment was funded with (1) proceeds from the collar unwind ($45.5 million), (2) funds borrowed from the remaining capacity of the Collar Loan ($181.1 million) and (3) cash on hand ($1.8 million). As a result of this transaction, the amount of debt due under the Collar Loan in 2009 is approximately $258 million including accrued interest.

        Payments, including accrued interest, are due under the Collar Loan as follows (amounts in thousands):

2009	$257,503
2010	$652,340
2011	$714,468
2012	$523,180

        The DIRECTV Collar contains a provision that allows the counterparty to terminate a portion of the DIRECTV Collar if the total number of shares of DIRECTV underlying the DIRECTV Collar exceeds 20% of the outstanding public float of DIRECTV common stock. In the event the counterparty chooses to terminate a portion of the DIRECTV Collar, the repayment of the corresponding debt would be accelerated. As of June 30, 2009, the number of shares of DIRECTV common stock underlying the DIRECTV Collar represented approximately 22% of the outstanding public float of DIRECTV common stock. As of such date, the counterparty had not elected to terminate a portion of the collar.

(8) Stock Options and Stock Appreciation Rights

Liberty—Incentive Plans

        Pursuant to the Liberty Media Corporation 2000 Incentive Plan, as amended from time to time, and the Liberty Media Corporation 2007 Incentive Plan, Liberty has granted to certain of its employees stock options and SARs (collectively, "Awards") to purchase shares of Liberty common stock.

        Liberty has also granted Awards to certain of its directors pursuant to Liberty Media Corporation 2002 Nonemployee Director Incentive Plan, as amended from time to time.

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

June 30, 2009

(unaudited)

(8) Stock Options and Stock Appreciation Rights (Continued)

        In connection with the Split Off, Awards with respect to Liberty Series A and Series B Entertainment Group tracking stock will be converted, in part, to Awards with respect to LEI common stock.

        If the Split Off had been effective as of June 30, 2009, approximately 14.3 million LEI Series A Awards and 5.4 million LEI Series B Awards would have been issued.

(9) Transactions with Related Parties

        During the six months ended June 30, 2009 and during the period from February 27, 2008 to June 30, 2008, subsidiaries of LMC Entertainment recognized $18,852,000 and $4,899,000, respectively, in revenue from DIRECTV for distribution of their programming.

        The accompanying condensed combined statements of operations include certain general and administrative employee salary expenses allocated by Liberty to LMC Entertainment, as well as third-party direct costs primarily for legal and accounting services incurred by Liberty related to LMC Entertainment's businesses. Such overhead expenses are intended to reflect the historical cost to Liberty of managing the assets and businesses of LMC Entertainment and may not be reflective of costs that LMC Entertainment would incur on an arm's length basis. Such expenses aggregated $4,916,000 and $2,409,000 for the six months ended June 30, 2009 and 2008, respectively.

(10) Commitments and Contingencies

Program Rights

        Liberty Sports Group has commitments to purchase the rights to broadcast games of certain professional and collegiate sports teams and leagues in its broadcast areas through 2020. Such commitments aggregated approximately $1,462 million at June 30, 2009 and are due as follows (amounts in thousands):

Remainder of 2009	$60,932
2010	$134,555
2011	$133,081
2012	$121,765
2013	$105,266
Thereafter	$906,339

Operating Leases

        LMC Entertainment leases office facilities and certain equipment under lease arrangements.

Litigation

        There are multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the courts of Delaware and California. The stockholder complaints are purported class actions on behalf of the stockholder plaintiffs which allege, among other things, that

LMC ENTERTAINMENT

Notes to Condensed Combined Financial Statements (Continued)

June 30, 2009

(unaudited)

(10) Commitments and Contingencies (Continued)

the DIRECTV board of directors breached their fiduciary duties in approving the Merger Agreement. On October 16, 2009, DIRECTV and Liberty Media entered into an agreement relating to a settlement with the plaintiffs in the Delaware action. The terms of the agreement include certain additional disclosures in New DIRECTV's registration statement filed to effect the Merger Transaction and certain changes to New DIRECTV's organizational documents. Pursuant to the terms of the agreement, Liberty and LEI will not be required to make any payments to the plaintiffs. The settlement, however, remains subject to approval of the Delaware Chancery Court.

        In addition, LMC Entertainment has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible LMC Entertainment may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying condensed combined financial statements.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Liberty Media Corporation:

        We have audited the accompanying combined balance sheets of LMC Entertainment (the Company) (as defined in note 1) as of December 31, 2008 and 2007, and the related combined statements of operations, comprehensive earnings (loss), cash flows, and parent's investment for each of the years in the three-year period ended December 31, 2008. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the financial statements of The DIRECTV Group, Inc. (a 54 percent owned investee company as of December 31, 2008). The Company's investment in The DIRECTV Group, Inc. at December 31, 2008 included $2,601,350,000 and its equity in earnings of The DIRECTV Group, Inc. included $627,756,000 for the year ended December 31, 2008 that we did not audit. The financial statements of The DIRECTV Group, Inc. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the portion of the amounts included for The DIRECTV Group, Inc. referred to above, is based solely on the report of the other auditors.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, based on our audits and the report of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the financial position of LMC Entertainment as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

        As discussed in note 3 to the accompanying combined financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. As discussed in note 1 to the accompanying combined financial statements, effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.

KPMG LLP

Denver, Colorado
April 24, 2009, except as to the sixth paragraph of note 1,
which is as of July 24, 2009

LMC ENTERTAINMENT

COMBINED BALANCE SHEETS

December 31, 2008 and 2007

	2008	2007
	amounts in thousands
Assets
Current assets:
Cash and cash equivalents	$74,908	6,971
Trade and other receivables, net	55,449	773
Other current assets	9,267	3,206
Assets of discontinued operations (note 7)	1,803	2,493

Total current assets	141,427	13,443

Investment in The DIRECTV Group, Inc. ("DIRECTV") (note 5)	13,084,571	—
Investment in News Corporation (note 5)	—	10,646,814
Investment in Game Show Network, LLC ("GSN") (note 6)	268,929	244,485
Financial instrument asset (note 10)	185,816	—
Property and equipment, at cost	3,974	2,267
Accumulated depreciation	(989)	(945)

	2,985	1,322

Goodwill (note 9)	383,875	135,690
Other intangibles (note 9)	172,566	47,815
Accumulated amortization	(33,111)	(19,549)

	139,455	28,266

Other assets	40,590	13,244
Assets of discontinued operations (note 7)	12,174	55,014

Total assets	$14,259,822	11,138,278

Liabilities and Parent's Investment
Current liabilities:
Accounts payable	$11,967	1,727
Accrued liabilities	10,332	7,815
Current portion of debt	251,689	—
Other current liabilities	3,512	3,062
Liabilities of discontinued operations (note 7)	2,450	5,105

Total current liabilities	279,950	17,709

Long-term debt	1,729,877	—
Deferred income tax liabilities (note 12)	1,754,622	3,421,454
Other liabilities	3,067	564
Liabilities of discontinued operations (note 7)	—	3,426

Total liabilities	3,767,516	3,443,153

Parent's investment:
Parent's investment	3,585,869	3,966,806
Accumulated other comprehensive earnings (loss), net of taxes (note 13)	(30,896)	2,587,202
Retained earnings	6,937,333	1,141,117

Total parent's investment	10,492,306	7,695,125

Commitments and contingencies (note 15)
Total liabilities and parent's investment	$14,259,822	11,138,278

See accompanying notes to combined financial statements.

LMC ENTERTAINMENT

COMBINED STATEMENTS OF OPERATIONS

Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	amounts in thousands, except per share amounts
Revenue	$267,126	44,779	21,445

Operating costs and expenses:
Operating	181,174	24,546	17,890
Selling, general and administrative, including stock-based compensation	53,089	28,474	20,414
Depreciation	1,662	920	682
Amortization	20,666	11,040	8,687
Impairment of long-lived assets (note 9)	—	—	75,946

	256,591	64,980	123,619

Operating income (loss)	10,535	(20,201)	(102,174)
Other income (expense):
Interest expense	(51,814)	—	(8,208)
Dividend and interest income	356	57,284	57,227
Share of earnings of DIRECTV (note 5)	404,138	—	—
Share of earnings of GSN (note 6)	24,444	5,757	8,220
Realized and unrealized gains on financial instruments, net (note 10)	226,163	—	—
Gains (losses) on dispositions, net (note 5)	3,664,407	(486)	(217)
Other, net	—	(88)	(5,259)

	4,267,694	62,467	51,763

Earnings (loss) from continuing operations before income taxes	4,278,229	42,266	(50,411)
Income tax benefit (expense) (note 12)	1,543,189	(3,741)	(1,304)

Net earnings (loss) from continuing operations	5,821,418	38,525	(51,715)
Loss from discontinued operations, net of income taxes (note 7)	(25,202)	(28,360)	(13,373)

Net earnings (loss)	5,796,216	10,165	(65,088)
Less net loss attributable to the noncontrolling interests	—	(16,693)	(13,902)

Net earnings (loss) attributable to LMC Entertainment shareholders	$5,796,216	26,858	(51,186)

Unaudited pro forma earnings (loss) from continuing operations attributable to LMC Entertainment shareholders per common share—Series A and Series B (note 3)	$12.51	.10	(.09)
Unaudited pro forma net earnings (loss) attributable to LMC Entertainment shareholders per common share—Series A and Series B (note 3)	$12.46	.06	(.11)
Amounts attributable to LMC Entertainment common shareholders:
Earnings (loss) from continuing operations, net of income tax	$5,821,418	44,433	(42,003)
Discontinued operations, net of income tax	(25,202)	(17,575)	(9,183)

Net earnings (loss)	$5,796,216	26,858	(51,186)

See accompanying notes to combined financial statements.

LMC ENTERTAINMENT

COMBINED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)

Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	amounts in thousands
Net earnings (loss)	$5,796,216	10,165	(65,088)

Other comprehensive earnings (loss), net of taxes (note 13):
Unrealized holding gains (losses) arising during the period	(345,162)	(316,907)	1,850,512
Foreign currency translation adjustments	292	(53)	(2)
Recognition of previously unrealized gains on available-for-sale securities, net	(2,273,228)	—	—

Other comprehensive earnings (loss)	(2,618,098)	(316,960)	1,850,510

Comprehensive earnings (loss)	3,178,118	(306,795)	1,785,422
Less comprehensive loss attributable to noncontrolling interest	—	(16,693)	(13,902)

Comprehensive earnings (loss) attributable to LMC Entertainment shareholders	$3,178,118	(290,102)	1,799,324

See accompanying notes to combined financial statements.

LMC ENTERTAINMENT

COMBINED STATEMENTS OF CASH FLOWS

Years ended December 31, 2008, 2007 and 2006

	2008	2007	2006
	amounts in thousands (see note 4)
Cash flows from operating activities:
Net earnings (loss)	$5,796,216	10,165	(65,088)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	29,569	16,272	15,867
Impairment of long-lived assets	17,419	30,930	87,585
Stock-based compensation	715	4,421	483
Noncash interest	51,351	—	—
Share of earnings of affiliates, net	(428,582)	(5,757)	(8,220)
Realized and unrealized gains on financial instruments, net	(226,163)	—	—
Losses (gains) on dispositions, net	(3,661,401)	498	217
Intercompany tax allocation	24,485	6,735	3,589
Intercompany tax payments	(1,745)	—	—
Deferred income tax benefit	(1,572,960)	(6,399)	(3,875)
Other noncash charges, net	—	356	13,516
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions:
Current assets	(37,212)	(2,306)	(349)
Payables and other current liabilities	10,555	(4,569)	(8,096)

Net cash provided by operating activities	2,247	50,346	35,629

Cash flows from investing activities:
Cash received in exchange transaction	463,357	—	—
Additional investment in equity investee	(1,977,075)	—	—
Proceeds from settlement of derivative	45,483	—	—
Cash paid for acquisitions, net of cash acquired	—	—	(173,766)
Cash proceeds from sale of business unit	7,896	—	—
Distribution from GSN	—	17,500	10,000
Other investing activities, net	(3,975)	(10,616)	(3,653)

Net cash provided (used) by investing activities	(1,464,314)	6,884	(167,419)

Cash flows from financing activities:
Borrowings of debt	2,158,623	—	—
Repayments of debt	(228,408)	—	—
Acquisition of noncontrolling interest	—	(105,804)	—
Intercompany cash transfers, net	(400,211)	46,868	135,866
Other financing activities, net	—	(497)	5,098

Net cash provided (used) by financing activities	1,530,004	(59,433)	140,964

Net increase (decrease) in cash and cash equivalents	67,937	(2,203)	9,174
Cash and cash equivalents at beginning of year	6,971	9,174	—

Cash and cash equivalents at end of year	$74,908	6,971	9,174

See accompanying notes to combined financial statements.

LMC ENTERTAINMENT

COMBINED STATEMENTS OF PARENT'S INVESTMENT

Years ended December 31, 2008, 2007 and 2006

	Parent's investment	Accumulated other comprehensive earnings (loss)	Retained earnings	Noncontrolling interest in equity of subsidiary	Total parent's investment
	amounts in thousands
Balance at January 1, 2006	$3,776,307	1,050,205	1,117,936	—	5,944,448
Net loss	—	—	(51,186)	(13,902)	(65,088)
Other comprehensive earnings	—	1,850,510	—	—	1,850,510
Acquisition (note 8)	—	3,447	—	55,752	59,199
Intercompany tax allocation	3,589	—	—	—	3,589
Intercompany cash transfers, net	135,866	—	—	—	135,866
Other	(2,559)	—	—	6,689	4,130

Balance at December 31, 2006	3,913,203	2,904,162	1,066,750	48,539	7,932,654
Net earnings (loss)	—	—	26,858	(16,693)	10,165
Other comprehensive loss	—	(316,960)	—	—	(316,960)
Cumulative effect of accounting change (note 3)	—	—	47,509	—	47,509
LMC Entertainment acquisition of noncontrolling interest	—	—	—	(35,795)	(35,795)
Intercompany tax allocation	6,735	—	—	—	6,735
Intercompany cash transfers, net	46,868	—	—	—	46,868
Other	—	—	—	3,949	3,949

Balance at December 31, 2007	3,966,806	2,587,202	1,141,117	—	7,695,125
Net earnings	—	—	5,796,216	—	5,796,216
Other comprehensive loss	—	(2,618,098)	—	—	(2,618,098)
Intercompany tax allocation	24,485	—	—	—	24,485
Intercompany tax payments	(1,745)	—	—	—	(1,745)
Intercompany cash transfers, net	(400,211)	—	—	—	(400,211)
Other, net	(3,466)	—	—	—	(3,466)

Balance at December 31, 2008	$3,585,869	(30,896)	6,937,333	—	10,492,306

See accompanying notes to combined financial statements.

LMC ENTERTAINMENT

Notes to Combined Financial Statements

December 31, 2008, 2007 and 2006

(1) Basis of Presentation

        The accompanying combined financial statements of LMC Entertainment or the "Company" represent a combination of the historical financial information of certain video programming and direct-to-home satellite distribution subsidiaries and assets of Liberty Media Corporation ("Liberty"). Upon consummation of the Redemption and the resulting separation of Liberty Entertainment, Inc. ("LEI") from Liberty (the "Split Off") (see note 2), LEI will own the assets and businesses that comprise LMC Entertainment. Certain information labeled as unaudited, in Notes 1, 2 and 15, relate to or stem from the proposed transaction with DIRECTV which was announced subsequent to the date of the Independent Auditor's Report.

        The more significant subsidiaries and investments of Liberty initially comprising LMC Entertainment are as follows:

  Subsidiaries:

    Liberty Sports Holdings, LLC ("Liberty Sports Group")
    FUN Technologies, Inc. ("FUN")

  Investments:

    DIRECTV
    GSN

        Liberty Sports Group is comprised of three regional sports television networks in Colorado and Utah, the Northwest United States and western Pennsylvania. FUN operates websites that offer casual games ("FUN Games") and fantasy sports services ("FUN Sports"). DIRECTV is a provider of digital television entertainment delivered by satellite in the United States and Latin America. GSN operates a basic cable network dedicated to game-related programming and interactive game playing.

        In addition, immediately preceding the Split Off, Liberty will contribute approximately $80 million in cash to LEI. Subsequent to March 31, 2009, LEI and Liberty entered into a revolving credit agreement (the "Liberty Revolving Credit Facility"), which provides for loans from Liberty to LEI in an aggregate principal amount at any time outstanding of up to $300 million. On the date of the Split Off, the borrowings under the Liberty Revolving Credit Facility, together with accrued interest thereon, will be payable in full, provided the Merger Agreement has not been terminated. In connection with the Merger Agreement (see note 2), LEI also entered into a secured credit facility with DIRECTV (the "DIRECTV Credit Facility"). The DIRECTV Credit Facility will provide up to an aggregate of $650 million in loans to LEI, including up to $300 million which will be sufficient to repay the Liberty Revolving Credit Facility immediately following the effective time of the Split Off, provided the Merger Agreement has not been terminated. If the Merger Agreement is terminated after completion of the Split Off, any amounts outstanding under the DIRECTV Credit Facility will be due and payable upon such termination. In such event, LEI could make such repayments in cash or by delivering shares of DIRECTV common stock (unaudited).

        Subsequent to December 31, 2008, FUN sold FUN Sports to Liberty for cash proceeds of $13.5 million. FUN then made a capital distribution to Liberty in the amount of $13.5 million. The financial position and results of operations of FUN Sports are reported as discontinued operations in the accompanying combined financial statements.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(1) Basis of Presentation (Continued)

        Effective January 1, 2009, LMC Entertainment adopted the provisions of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements" ("Statement 160"). Statement 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest. Among other matters, Statement 160 requires (a) the noncontrolling interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly presented in the statement of operations and comprehensive earnings (loss). Statement 160 and EITF Topic 08-6 also require that SAB 51 gains for subsidiaries be recorded in equity and SAB 51 gains for equity affiliates be recorded in earnings. Statement 160 has been applied prospectively, except for the presentation and disclosure requirements, which have been applied retrospectively for all periods presented.

(2) Split Off Transaction

        During the fourth quarter of 2008, the Board of Directors of Liberty approved a plan to redeem a portion of the outstanding shares of Liberty's Entertainment Group tracking stock for all of the outstanding shares of LEI (the "Redemption").

        In connection with the Redemption, Liberty will redeem 90% of the outstanding shares of each series of Liberty Entertainment common stock for 100% of the outstanding shares of the same series of LEI, with cash in lieu of fractional shares, in each case, as of a date to be determined by the board of Liberty (the "Redemption Date"). The Split Off is conditioned on, among other matters, receipt of stockholder approval, receipt of a private letter ruling from the IRS and tax opinions from tax counsel, and (x) the satisfaction or waiver of all conditions to the Merger Transaction (described below) or (y) the termination of the Merger Agreement (described below). The Split Off and Merger Transaction are expected to occur in the fourth quarter of 2009.

        Pursuant to an Agreement and Plan of Merger between Liberty, LEI, DIRECTV and other parties named therein (the "Merger Agreement"), immediately after Liberty completes the Split Off, LEI and DIRECTV will combine under a new parent company ("New DIRECTV") (the "Merger Transaction"). The holders of LEI Series A will be entitled to receive 1.11111 shares of New DIRECTV Class A common stock for each share of LEI Series A common stock held by them (as adjusted pursuant to the Merger Agreement). The Chairman of LEI and certain related persons will receive 1.11111 shares of New DIRECTV Class B common stock for each share of LEI Series B common stock held by them (as adjusted pursuant to the Merger Agreement). All other holders of LEI Series B common stock will be entitled to receive 1.11111 shares of New DIRECTV Class A common stock for each share of LEI Series B common stock held by them (as adjusted pursuant to the Merger Agreement). The Merger Transaction is subject to certain closing conditions, including completion of the Split Off, certain government approvals, shareholder approval, receipt of private letter rulings from the IRS (unaudited) and tax opinions from tax counsel. The Split Off and Merger Transaction, if consummated, will be accounted for at fair value.

        In certain circumstances, including those involving a change in the Liberty board's recommendation in favor of the Merger Agreement or a failure to receive stockholder approval after a third party acquisition proposal, LEI may become obligated to pay DIRECTV a termination fee of $450 million and an expense reimbursement of up to $10 million (unaudited).

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(2) Split Off Transaction (Continued)

        If the Merger Agreement has been terminated but the Split Off is completed, then immediately following the Redemption Date, the holders of Liberty Entertainment common stock will own 100% of the outstanding equity of LEI. In such case, LEI and Liberty will operate independently, and neither will have any stock ownership, beneficial or otherwise, in the other. In this circumstance, the Split Off will be accounted for at historical cost due to the fact that the LEI common stock is to be distributed pro rata to holders of Liberty Entertainment tracking stock.

        In connection with the completion of the Split Off, LEI and Liberty will enter into certain agreements in order to govern certain of the ongoing relationships between LEI and Liberty after the Split Off and to provide mechanisms for an orderly transition. These agreements include a Reorganization Agreement, a Services Agreement and a Tax Sharing Agreement.

        The Reorganization Agreement provides for, among other things, the principal corporate transactions required to effect the Split Off and cross indemnities. Pursuant to the Services Agreement, Liberty will provide LEI with office space and certain general and administrative services including accounting, finance, human resources, information technology, investor relations and tax services. LEI will reimburse Liberty for direct, out-of-pocket expenses incurred by Liberty in providing these services and for LEI's allocable portion of costs associated with any shared services or personnel. However, if the Merger Transaction is completed, there will be only limited services provided by Liberty pursuant to the Services Agreement.

        Under the Tax Sharing Agreement, Liberty will generally be responsible for all taxes attributable to LEI and its subsidiaries for a pre-Split Off period that are reported on any consolidated, combined or unitary tax return that includes one or more of Liberty or any of its subsidiaries and LEI or any of its subsidiaries, and (ii) LEI will generally be responsible for all taxes attributable to LEI and its subsidiaries, whether accruing before, on or after the Split Off that are reported on any tax return (including any consolidated, combined or unitary tax return) that does not include Liberty or any of its subsidiaries. Notwithstanding the foregoing, LEI has agreed to indemnify Liberty, its subsidiaries and certain related persons for any losses and taxes of Liberty and its subsidiaries, resulting from (and in the case of clause (iii), resulting primarily from, individually or in the aggregate) (i) the failure of the Split Off to be a tax-free transaction described under Sections 355 and 368(a)(1)(D) of the Code (except for any such losses and taxes that (x) result primarily from, individually or in the aggregate, the breach of certain covenants made by Liberty, (y) result from the Liberty Entertainment Common Stock not being treated as stock of Liberty for U.S. federal income tax purposes, or (z) result from Section 355(e) of the Code applying to the Split Off as a result of the Split Off being part of a plan (or series of related transactions) pursuant to which one or more persons acquire a 50-percent or greater interest in the stock of Liberty), (ii) Section 355(e) of the Code applying to the News Corporation Exchange (see note 5) or to any of the internal distributions effected by subsidiaries of News Corporation in connection with the News Corporation Exchange as a result of the Split Off, any actions taken by LEI or its subsidiaries following the Split Off, or any change in ownership of LEI stock following the Split Off (except to the extent that such losses or taxes result primarily from, individually or in the aggregate, the breach of certain covenants made by Liberty), or (iii) any breach by LEI of certain covenants (applicable to actions or failures to act by LEI and its subsidiaries following the completion of the Split Off) that relate to the qualification of the News Corporation Exchange and related restructuring transactions as tax-free transactions.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(3) Summary of Significant Accounting Policies

Cash and Cash Equivalents

        Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

Receivables

        Receivables are reflected net of an allowance for doubtful accounts. Such allowance aggregated $1,220,000 and $10,000 at December 31, 2008 and 2007, respectively.

Investments

        All marketable equity and debt securities held by the Company are classified as available-for-sale ("AFS") and are carried at fair value generally based on quoted market prices. Effective January 1, 2008, for certain investment securities, LMC Entertainment adopted the provisions of Statement of Financial Accounting Standards No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115" ("Statement 159"). The impact to LMC Entertainment's combined financial statements on the date of adoption was not significant. Under Statement 159, LMC Entertainment measures certain AFS securities at fair value and recognizes the changes in fair value in the combined statement of operations.

        For those investments in affiliates in which the Company has the ability to exercise significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliate as they occur rather than as dividends or other distributions are received. Losses are limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company's share of net earnings or loss of affiliates also includes any other than temporary declines in fair value recognized during the period.

        Changes in the Company's proportionate share of the underlying equity of a subsidiary or equity method investee, which result from the issuance of additional equity securities by such subsidiary or equity investee, are recognized as increases or decreases in stockholders' equity.

        The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. The primary factors the Company considers in its determination are the length of time that the fair value of the investment is below the Company's carrying value, the severity of the decline, and the financial condition, operating performance and near term prospects of the investee. In addition, the Company considers the reason for the decline in fair value, be it general market conditions, industry specific or investee specific; analysts' ratings and estimates of 12 month share price targets for the investee; changes in stock price or valuation subsequent to the balance sheet date; and the Company's intent and ability to hold the investment for a period of time sufficient to allow for a recovery in fair value. If the decline in fair value is deemed to be other than temporary, the cost basis of the security is written down to fair value. In situations where the fair value of an investment is not evident due to a lack of a public market price or other factors, the Company uses its best estimates and assumptions to arrive at the estimated fair value of such investment. The Company's assessment of the foregoing factors involves a high degree of judgment and accordingly, actual results may differ materially from the Company's estimates and judgments.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(3) Summary of Significant Accounting Policies (Continued)

Writedowns for cost investments and AFS securities are included in the combined statements of operations as other than temporary declines in fair values of investments. Writedowns for equity method investments are included in share of earnings (losses) of affiliates.

Property and Equipment

        Property and equipment, including significant improvements, is stated at cost. Depreciation is computed using the straight-line method using estimated useful lives of 3 to 5 years for support equipment and leasehold improvements.

Goodwill and Intangible Assets

        The Company accounts for its goodwill and other intangible assets pursuant to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("Statement 142"). Statement 142 requires that goodwill and other intangible assets with indefinite useful lives (collectively, "indefinite lived intangible assets") not be amortized, but instead be tested for impairment at least annually. Statement 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("Statement 144").

        Statement 142 requires the Company to consider equity method affiliates as separate reporting units. As a result, $17,000,000 of LMC Entertainment's goodwill balance has been allocated to a separate reporting unit which includes only the investment in GSN. This allocation is performed for goodwill impairment testing purposes only and does not change the reported carrying value of the investment. However, to the extent that all or a portion of an equity method investment which is part of a reporting unit containing allocated goodwill is disposed of in the future, the allocated portion of goodwill will be relieved and included in the calculation of the gain or loss on disposal.

        Statement 142 requires the Company to perform an annual assessment of whether there is an indication that goodwill is impaired. To accomplish this, the Company identifies its reporting units and determines the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units.

        The Company determines the fair value of its reporting units using independent appraisals, public trading prices and other means. The Company then compares the fair value of each reporting unit to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, the Company compares the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation, to its carrying amount, and records an impairment charge to the extent the carrying amount exceeds the implied fair value.

Impairment of Long-lived Assets

        Statement 144 requires that the Company periodically review the carrying amounts of its property and equipment and its intangible assets (other than goodwill) to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(3) Summary of Significant Accounting Policies (Continued)

the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is to be recognized. Such adjustment is measured by the amount that the carrying value of such assets exceeds their fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

Revenue Recognition

        Liberty Sports Group derives revenue from two primary sources: (1) affiliate revenue from cable television system and direct broadcast satellite operators and (2) advertising revenue for commercial spots aired on the Liberty Sports Group's networks. Affiliate revenue is recognized over the service period. Advertising revenue is recorded net of agency commissions in the period advertising spots and sponsorship elements are broadcast.

        Revenue from FUN's skill games operations is generally recognized net of prizes and other promotions paid. Revenue from skill game tournaments where the Company guarantees the prize is recognized as gross entry fees with the related prize expenses included in operating expense. Fees for skill games are generally received in advance and included in other current liabilities in the accompanying combined balance sheets. Revenue is recognized at the conclusion of the participants' game play.

Prize Recognition

        The Company records the prize obligations on the commencement of a tournament to the extent that the Company guarantees the prize and such obligation is included in accrued liabilities on the combined balance sheets. In addition, the Company may periodically host in-person tournaments for promotion purposes and such costs, including the prize component, are included in selling, general and administrative expenses in the combined statements of operations.

Sports Programming Rights

        Liberty Sports Group amortizes its sports programming rights over the respective sports season as each game or event is played or held. For example, baseball rights are primarily amortized during the second and third quarters of the year, while hockey and basketball rights are primarily amortized over the first and fourth quarters of the year. If an up-front payment is incurred at the inception of a long-term rights agreement, such payment is recognized on a straight line basis over the term of the rights agreement.

Advertising Costs

        Advertising costs generally are expensed as incurred. Advertising expense aggregated $14,660,000, $4,174,000 and $3,221,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(3) Summary of Significant Accounting Policies (Continued)

Software Development Expenditures

        Costs related to the development of software, including games, websites and support platforms, are expensed as incurred unless such costs meet the criteria for deferral and amortization. To date, no software development costs have been capitalized.

Income Taxes

        The Company is included in the consolidated tax returns of Liberty. However, for purposes of the accompanying combined financial statements, the Company has accounted for income taxes as though it were a separate tax paying entity using the asset and liability method. Taxes payable to Liberty are included in parent's investment. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying value amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards. The deferred tax assets and liabilities and current tax expense have been calculated using Liberty's effective tax rate, which is different than the expected effective tax rate for the Company for periods after the Split Off occurs. Had the Company's effective tax rate been used for all periods presented, the Company's deferred tax liability at December 31, 2008 would have been approximately $87.9 million higher and income tax expense would have been $81.0 million lower for the year ended December 31, 2008, and not significantly different than the amounts reported for the years ended December 31, 2007 and 2006. On the date of the Split Off, the Company will record a charge to equity to adjust the deferred tax liability to the amount calculated using the Company's stand alone effective tax rate. Net deferred tax assets are reduced by a valuation allowance if the Company believes it more-likely-than-not such net deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in income in the period that includes the enactment date.

        Effective January 1, 2007, LMC Entertainment adopted FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In instances where the Company has taken or expects to take a tax position in its tax return and the Company believes it is more likely than not that such tax position will be upheld by the relevant taxing authority, the Company may record a benefit for such tax position in its combined financial statements.

        In connection with its adoption of FIN 48, LMC Entertainment reduced certain foreign tax reserves in the amount of $47,509,000 with an offset to retained earnings. As of December 31, 2008, LMC Entertainment had no uncertain tax positions for which it had recorded a reserve.

        When the tax law requires interest to be paid on an underpayment of income taxes, the Company recognizes interest expense from the first period the interest would begin accruing according to the relevant tax law. Such interest expense is included in interest expense in the Company's statement of operations. Any accrual of penalties related to underpayment of income taxes on uncertain tax positions is included in other income (expense) in the Company's statement of operations.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(3) Summary of Significant Accounting Policies (Continued)

Unaudited Pro Forma Earnings (Loss) Per Common Share—Series A and Series B

        Unaudited pro forma earnings (loss) per common share for all periods presented is computed by dividing net earnings (loss) for the respective period by 465,266,193 common shares, which is the aggregate number of shares of Series A and Series B common stock that would have been issued if the Split Off had occurred on December 31, 2008.

Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. LMC Entertainment considers (i) allocation of purchase price on business acquisitions, (ii) the estimate of the fair value of its long-lived assets (including goodwill) and any resulting impairment charges, (iii) its accounting for income taxes, and (iv) its assessment of other than temporary declines in value of its investments to be its most significant estimates.

        LMC Entertainment holds investments that are accounted for using the equity method. LMC Entertainment does not control the decision making process or business management practices of these affiliates. Accordingly, LMC Entertainment relies on management of these affiliates to provide it with accurate financial information prepared in accordance with GAAP that LMC Entertainment uses in the application of the equity method. In addition, LMC Entertainment relies on audit reports that are provided by the affiliates' independent auditors on the financial statements of such affiliates. The Company is not aware, however, of any errors in or possible misstatements of the financial information provided by its equity affiliates that would have a material effect on LMC Entertainment's combined financial statements.

Recent Accounting Pronouncements

        In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), "Business Combinations" ("Statement 141R"). Statement 141R replaces Statement of Financial Accounting Standards No. 141, "Business Combinations" ("Statement 141"), although it retains the fundamental requirement in Statement 141 that the acquisition method of accounting be used for all business combinations. Statement 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. Statement 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first fiscal year after December 15, 2008.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(4) Supplemental Disclosures to Combined Statements of Cash Flows

	Years ended December 31,
	2008	2007	2006
	amounts in thousands
Cash paid for acquisitions:
Fair value of assets acquired	$—	—	276,554
Net liabilities assumed	—	—	(23,968)
Deferred tax liabilities	—	—	(19,621)
Noncontrolling interest	—	—	(55,752)
Accumulated other comprehensive earnings	—	—	(3,447)

Cash paid for acquisitions, net of cash acquired	$—	—	173,766

Investment in News Corporation exchanged for consolidated News Corporation subsidiary, equity investment and cash	$10,143,402	—	—

Cash paid for income taxes	$307	—	3,011

(5) Investment in The DIRECTV Group, Inc.

        On February 27, 2008, LMC Entertainment completed a transaction with News Corporation (the "News Corporation Exchange") in which LMC Entertainment exchanged all of its 512.6 million shares of News Corporation common stock valued at approximately $10,143 million on the closing date for a subsidiary of News Corporation that held an approximate 41% interest in DIRECTV, Liberty Sports Group and approximately $463 million in cash. In addition, LMC Entertainment incurred approximately $21 million of acquisition costs. LMC Entertainment recognized a pre-tax gain of approximately $3,665 million based on the difference between the fair value and the weighted average cost basis of the News Corporation shares exchanged.

        LMC Entertainment accounted for the News Corporation Exchange as a nonmonetary exchange under APB opinion No. 29 "Accounting for Nonmonetary Transactions." Accordingly, LMC Entertainment recorded the assets received at an amount equal to the fair value of the News Corporation common stock given up. Such amount was allocated to DIRECTV and Liberty Sports Group based on their relative fair values as follows (amounts in thousands):

Cash	$463,357
DIRECTV	10,765,063
Liberty Sports Group	448,401
Deferred tax liability	(1,512,386)

Total	$10,164,435

        LMC Entertainment estimated the fair values of Liberty Sports Group and DIRECTV's assets using a combination of discounted cash flows and market prices for comparable assets.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(5) Investment in The DIRECTV Group, Inc. (Continued)

        At the time of closing, the value attributed to LMC Entertainment's investment in DIRECTV exceeded LMC Entertainment's proportionate share of DIRECTV's equity by approximately $8,022 million. Due to additional purchases of DIRECTV stock by LMC Entertainment and stock repurchases by DIRECTV, such excess basis has increased to $10,483 million as of December 31, 2008. Such amount has been allocated within memo accounts used for equity accounting purposes as follows (amounts in thousands):

Subscriber list	$2,895,135
Trade name	3,504,668
Orbital slots	4,836,131
Goodwill	3,322,122
Satellites	188,921
Software technology	611,032
Programming liability	(100,721)
Deferred tax liability	(4,774,067)

Total	$10,483,221

        LMC Entertainment has ascribed a useful life of 7 years to the subscriber list, 12 years to the satellites, 8 years to the software technology and indefinite lives to the orbital slots, trade name and goodwill. Amortization related to the intangible assets with identifiable useful lives within the memo accounts is included in LMC Entertainment's share of earnings of DIRECTV in the accompanying combined statement of operations and aggregated $223,618,000 (net of related taxes) for the 10 months ended December 31, 2008.

        The following unaudited pro forma information for LMC Entertainment for the years ended December 31, 2008 and 2007 was prepared assuming the News Corporation Exchange occurred on January 1, 2008 and January 1, 2007, respectively. The pro forma amounts are not necessarily indicative of operating results that would have been obtained if the News Corporation Exchange had occurred on such dates.

	Year ended December 31,
	2008	2007
	amounts in thousands, except per share amounts
Revenue	$303,072	259,779
Earnings from continuing operations attributable to LMC Entertainment shareholders	$402,183	215,733
Net earnings attributable to LMC Entertainment shareholders	$376,981	198,158
Pro forma net earnings attributable to LMC Entertainment shareholders per common share—Series A and Series B	$0.81	0.43

        The foregoing earnings from continuing operations and net earnings amounts exclude the gain and related tax benefit recognized in connection with the News Corporation Exchange.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(5) Investment in The DIRECTV Group, Inc. (Continued)

        On April 3, 2008, LMC Entertainment purchased 78.3 million additional shares of DIRECTV common stock in a private transaction for cash consideration of approximately $1,977 million. LMC Entertainment funded the purchase with borrowings against a newly executed equity collar on 110 million DIRECTV common shares. As of May 5, 2008, LMC Entertainment's ownership in DIRECTV was approximately 47.9%, and LMC Entertainment and DIRECTV entered into a standstill agreement. Pursuant to the standstill agreement, in the event LMC Entertainment's ownership interest goes above 47.9%, LMC Entertainment has agreed to vote its shares of DIRECTV which represent the excess ownership interest above 47.9% in the same proportion as all DIRECTV shareholders other than LMC Entertainment. Accordingly, although LMC Entertainment's economic ownership in DIRECTV reached 54% at December 31, 2008 due to stock repurchases by DIRECTV, LMC Entertainment continues to account for such investment using the equity method of accounting. LMC Entertainment records its share of DIRECTV's earnings based on its economic interest in DIRECTV.

        The market value of the Company's 54% interest in DIRECTV was approximately $12,571 million at December 31, 2008. Summarized unaudited financial information for DIRECTV is as follows:

  DIRECTV Consolidated Balance Sheet

December 31, 2008
amounts in millions
Current assets	$4,044
Satellites, net	2,476
Property and equipment, net	4,171
Goodwill	3,753
Intangible assets	1,172
Other assets	923

Total assets	$16,539

Current liabilities	$3,585
Long-term debt	5,725
Deferred income taxes	524
Other liabilities	1,749
Noncontrolling interest	103
Stockholders' equity	4,853

Total liabilities and equity	$16,539

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(5) Investment in The DIRECTV Group, Inc. (Continued)

  DIRECTV Consolidated Statement of Operations

Year ended December 31, 2008
amounts in millions
Revenue	$19,693
Cost of revenue	(9,948)
Selling, general and administrative expenses	(4,730)
Depreciation and amortization	(2,320)

Operating income	2,695
Interest expense	(360)
Other income, net	136
Income tax expense	(864)

Earnings from continuing operations	1,607
Income from discontinued operations, net of income taxes	6

Net earnings	1,613
Less net earnings attributable to noncontrolling interests	92

Net earnings attributable to DIRECTV shareholders	$1,521

(6) Investment in GSN

        LMC Entertainment and Sony Pictures Entertainment ("Sony"), a division of Sony Corporation of America, which is a subsidiary of Sony Corporation, each own 50% of GSN. GSN owns and operates a basic cable network dedicated to game-related programming and interactive game playing. GSN offers 24-hour programming featuring game shows, casino games, reality series, documentaries and other game-related shows. GSN features a full prime-time schedule of interactive programming, which allows viewers a chance to play along with GSN's televised games via GSN.com. LMC Entertainment accounts for its investment in GSN using the equity method of accounting.

        LMC Entertainment accounts for the excess of the carrying value for its investment in GSN over LMC Entertainment's share of GSN's equity as equity-method goodwill, which is not amortized.

        Subsequent to December 31, 2008 and after LMC Entertainment's sale of FUN Sports to Liberty, LMC Entertainment, Sony and GSN completed a series of transactions which restructured the ownership of FUN and GSN. As a result of such transactions, FUN is a wholly-owned subsidiary of GSN and LMC Entertainment indirectly owns 65% and Sony indirectly owns 35% of FUN. Due to governance arrangements between LMC Entertainment and Sony which limit LMC Entertainment's ability to control GSN, LMC Entertainment will continue to account for GSN as an equity affiliate. Accordingly, FUN will no longer be a consolidated subsidiary of LMC Entertainment.

(7) Discontinued Operations

        On April 28, 2008, LMC Entertainment completed the sale of its 100% ownership interest in Don Best, a wholly-owned subsidiary of FUN. Don Best provided customized subscription services for real

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(7) Discontinued Operations (Continued)

time odds, major line move alerts, injury reports and statistical reports, and was previously included in the FUN Sports division. Don Best was sold to an unaffiliated third party for aggregate net cash proceeds, notes receivable and stock valued at $14,462,000, and LMC Entertainment recognized a pre-tax loss on the sale of $3,000,000.

        As noted above, on March 24, 2009, FUN sold FUN Sports to Liberty for cash proceeds of $13,500,000. FUN then made a capital distribution to Liberty in the amount of $13,500,000.

        The combined financial statements and accompanying notes of LMC Entertainment have been prepared reflecting FUN Sports and Don Best as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment and Disposal of Long-lived Assets". The cash flows of FUN Sports and Don Best have been included with the cash flows from continuing operations in the accompanying combined statements of cash flows.

        The following table presents the results of operations of FUN Sports and Don Best that are included in loss from discontinued operations, net of income tax:

	Years ended December 31,
	2008	2007	2006
	amounts in thousands
Revenue	$12,585	24,328	20,199
Loss before income taxes(1)(2)	$(28,052)	(32,156)	(14,962)

    (1)
    Includes goodwill and other intangible asset impairment charges of $17,419,000, $30,930,000 and $11,639,000 in 2008, 2007 and 2006, respectively.

    (2)
    Includes a $3,000,000 loss on the sale of Don Best in 2008.

(8) Acquisition of FUN

        On March 10, 2006, LMC Entertainment acquired a 55% interest in FUN, for aggregate cash consideration of $199,702,000. The assets and liabilities of FUN recorded by LMC Entertainment reflect 45% of the historical book value and 55% of the estimated fair value of such assets and liabilities. In connection with this acquisition, LMC Entertainment recorded goodwill of $161,609,000. Such goodwill represents the difference between the consideration paid and the estimated fair value of the assets acquired and was attributable to LMC Entertainment's expectations regarding the future potential growth of FUN's business in the on-line skill games industry. LMC Entertainment's purchase

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(8) Acquisition of FUN (Continued)

price for FUN was allocated based on discounted cash flows and comparable market values to FUN's assets and liabilities as follows (amounts in thousands):

Current assets	$64,755
Customer relationships	12,414
Technology	24,667
Tradenames	4,930
Goodwill	161,609
Other assets	20,555
Liabilities	(16,774)
Noncontrolling interest	(55,001)
Deferred income taxes	(14,006)
Accumulated other comprehensive earnings	(3,447)

$199,702

        FUN's results of operations have been combined with LMC Entertainment since the date of acquisition. The following unaudited pro forma information for LMC Entertainment for the year ended December 31, 2006 was prepared assuming the acquisition of FUN occurred on January 1, 2006. The pro forma amounts are not necessarily indicative of operating results that would have been obtained if the FUN acquisition had occurred on such date (amounts in thousands, except per share amounts).

Revenue	$37,273
Loss from continuing operations attributable to LMC Entertainment shareholders	$(61,417)
Net loss attributable to LMC Entertainment shareholders	$(66,832)
Pro forma net loss attributable to LMC Entertainment shareholders per common share—Series A and Series B	$(.14)

        In December 2007, LMC Entertainment acquired the common stock of FUN that it did not already own for cash consideration of $104,906,000. LMC Entertainment recorded $61,341,000 of goodwill and $12,863,000 of other intangibles in connection with such acquisition, which represented an allocation of the difference between the consideration paid and the carrying value of the noncontrolling interest in FUN. Except for the elimination of the noncontrolling interest in losses of FUN in the amount of $16,693,000 and $13,902,000 for the years ended December 31, 2007 and 2006, respectively, the pro forma effects of LMC Entertainment's 2007 acquisition of the noncontrolling interest of FUN were not significant.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(9) Goodwill and Intangible Assets

  Goodwill

        The following table provides the activity and balances of goodwill:

	Liberty Sports Group	FUN Games	GSN	Total
	amounts in thousands
Balance at January 1, 2007	$—	57,811	17,000	74,811
Acquisitions(1)	—	60,879	—	60,879

Balance at December 31, 2007	—	118,690	17,000	135,690
Acquisitions(2)	249,334	—	—	249,334
Other	—	(1,149)	—	(1,149)

Balance at December 31, 2008	$249,334	117,541	17,000	383,875

(1)
In December 2007, LMC Entertainment acquired the common stock of FUN that it did not already own for cash consideration of $104,906,000. LMC Entertainment recorded $60,879,000 of goodwill for FUN Games in connection with such acquisition, which represented an allocation of the difference between the consideration paid and the carrying value of the minority interest in FUN Games.

(2)
The $249,334,000 increase in goodwill relates to the News Corporation Exchange (see note 5) and represents the difference between the value allocated to Liberty Sports Group and the estimated fair value of the Liberty Sports Group identifiable tangible and intangible assets acquired.

  Intangible Assets Subject to Amortization

        Intangible assets subject to amortization are comprised of software technology, which is amortized over 4-5 years, customer relationships, which are amortized over 3-7 years and affiliate agreements with video distribution operators, which are amortized over 20 years.

        Based on its amortizable intangible assets as of December 31, 2008, LMC Entertainment expects that amortization expense will be as follows for the next five years (amounts in thousands):

2009	$14,609
2010	$12,222
2011	$11,912
2012	$10,944
2013	$9,008

(10) Financial Instrument and Long-Term Debt

        In April 2008, LMC Entertainment entered into an equity collar (the "DIRECTV Collar") for 110 million shares of DIRECTV common stock and a related credit facility (the "Collar Loan") against the present value of the put value of such collar. LMC Entertainment entered into the DIRECTV

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(10) Financial Instrument and Long-Term Debt (Continued)

Collar to manage fair value risk associated with its DIRECTV investment, and to facilitate the purchase of an additional 78.3 million shares of DIRECTV common stock.

        LMC Entertainment accounts for the DIRECTV Collar pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement 133") and related amendments and interpretations. Under Statement 133, all derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. The DIRECTV Collar is not designated as a hedge, and therefore changes in the fair value of the derivative are recognized in earnings.

        LMC Entertainment records the DIRECTV Collar at fair value using the Black- Scholes Model. Changes in the fair value of the DIRECTV Collar are reflected in the combined statements of operations as unrealized gains or losses on financial instruments. LMC Entertainment's use of the Black-Scholes Model to value the DIRECTV Collar is considered a Level 2 valuation technique, which uses observable inputs such as exchange-traded equity prices, risk-free interest rates, dividend yields and volatilities. LMC Entertainment obtains a volatility rate from pricing services based on the expected volatility of DIRECTV common stock over the remaining term of the derivative instrument. A discount rate is obtained at the inception of the derivative instrument and updated each reporting period based on LMC Entertainment's estimate of the discount rate at which it could currently settle the derivative instrument. Considerable management judgment is required in estimating the Black-Scholes variables. Actual results upon settlement or unwinding of the DIRECTV Collar may differ materially from these estimates.

        At the time of closing the DIRECTV Collar and Collar Loan, LMC Entertainment borrowed approximately $1,977 million. The Collar Loan is due as the DIRECTV Collar terminates in six tranches from June 2009 through August 2012. Each tranche is repayable during a six-month period based upon a formula that factors in several variables including the market price of DIRECTV common stock. Interest accrues at an effective weighted average interest rate of 3.5% and is due and payable as each tranche matures. Borrowings are collateralized by 170 million shares of DIRECTV common stock owned by LMC Entertainment. LMC Entertainment believes that the carrying amount approximates fair value.

        In November 2008, LMC Entertainment chose to unwind 50% of the first tranche of the DIRECTV Collar. The first tranche expires in 2009 and originally had 22.5 million DIRECTV shares underlying it. As part of this transaction, LMC Entertainment repaid the portion of the Collar Loan ($228.4 million) associated with the shares that were unwound. Such repayment was funded with (1) proceeds from the collar unwind ($45.5 million), (2) funds borrowed from the remaining capacity of the Collar Loan ($181.1 million) and (3) cash on hand ($1.8 million). As a result of this transaction, the amount of debt due under the Collar Loan in 2009 is approximately $258 million including accrued interest.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(10) Financial Instrument and Long-Term Debt (Continued)

        Payments, including accrued interest, are due under the Collar Loan as follows (amounts in thousands):

2009	$257,503
2010	$652,340
2011	$714,468
2012	$523,180

        The DIRECTV Collar contains a provision that allows the counterparty to terminate a portion of the DIRECTV Collar if the total number of shares of DIRECTV underlying the DIRECTV Collar exceeds 20% of the outstanding public float of DIRECTV common stock. In the event the counterparty chooses to terminate a portion of the DIRECTV Collar, the repayment of the corresponding debt would be accelerated. The counterparty has agreed to waive its right to terminate a portion of the DIRECTV Collar until early June 2009, subject to the condition that the total number of shares underlying the DIRECTV Collar does not exceed 23% of the outstanding public float of DIRECTV common stock. As of December 31, 2008, the total number of shares underlying the DIRECTV Collar did not exceed such 23% limit.

(11) Stock Options and Stock Appreciation Rights

Liberty—Incentive Plans

        Pursuant to the Liberty Media Corporation 2000 Incentive Plan, as amended from time to time, and the Liberty Media Corporation 2007 Incentive Plan, Liberty has granted to certain of its employees stock options and SARs (collectively, "Awards") to purchase shares of Liberty common stock.

        Liberty has also granted Awards to certain of its directors pursuant to Liberty Media Corporation 2002 Nonemployee Director Incentive Plan, as amended from time to time.

        In connection with the Split Off, Awards with respect to Liberty Series A and Series B Entertainment Group tracking stock will be converted, in part, to Awards with respect to LEI common stock.

        If the Split Off had been effective as of December 31, 2008, approximately 14.4 million LEI Series A Awards and 5.4 million LEI Series B Awards would have been issued.

FUN Stock Options

        Prior to LMC Entertainment's December 2007 acquisition of the minority interest in FUN, certain officers and employees of FUN held options to purchase FUN common stock. In connection with the acquisition of the FUN minority interest, all FUN options became fully vested and were either exercised for cash (in-the-money options) or cancelled (out-of-the-money options). Stock compensation related to such options aggregated $4,421,000 and $483,000 for the years ended December 31, 2007 and 2006, respectively.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(12) Income Taxes

        Income tax benefit (expense) consists of:

	Years ended December 31,
	2008	2007	2006
	amounts in thousands
Current:
Federal	$(21,563)	(5,759)	(3,260)
State, local and foreign	(5,358)	(818)	(438)

	(26,921)	(6,577)	(3,698)

Deferred:
Federal	1,394,804	2,318	2,256
State and local	175,306	518	138

	1,570,110	2,836	2,394

Income tax benefit (expense)	$1,543,189	(3,741)	(1,304)

        The News Corporation Exchange qualifies as an IRC Section 355 transaction, and therefore did not trigger federal or state income tax obligations. In addition, upon consummation of this exchange transaction, deferred tax liabilities previously recorded for the difference between LMC Entertainment's book and tax bases in its News Corporation investment in the amount of approximately $1,791 million were reversed with an offset to income tax benefit. Due to the foregoing tax treatment, a federal income tax benefit adjustment of approximately $2,933 million is included in LMC Entertainment's reconciliation of computed "expected" income taxes to actual income taxes for the year ended December 31, 2008, as shown below.

        Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 35% as a result of the following:

	Years ended December 31,
	2008	2007	2006
	amounts in thousands
Computed expected tax benefit (expense)	$(1,497,380)	(14,794)	17,644
Nontaxable exchange of investments for subsidiaries and cash	2,932,706	—	—
State and local income taxes, net of federal income taxes	110,633	(16)	(111)
Change in valuation allowance affecting tax expense	4,742	(2,706)	(6,764)
Impairment of goodwill not deductible for tax purposes	—	—	(26,486)
Capitalized transaction costs not deductible for tax purposes	(7,522)	—	—
Dividends received deduction	—	13,966	14,164
Other, net	10	(191)	249

Income tax benefit (expense)	$1,543,189	(3,741)	(1,304)

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(12) Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2008	2007
	amounts in thousands
Deferred tax assets:
Net operating and capital loss carryforwards	$33,399	19,131
Intangible assets	—	4,266
Other future deductible amounts	1,672	—

Deferred tax assets	35,071	23,397
Valuation allowance	(31,957)	(21,495)

Net deferred tax assets	3,114	1,902

Deferred tax liabilities:
Investments	1,704,786	3,412,158
Intangible assets	52,950	11,198

Deferred tax liabilities	1,757,736	3,423,356

Net deferred tax liabilities	$1,754,622	3,421,454

        The Company's valuation allowance increased $10,462,000 in 2008. Such increase is due to a $15,204,000 increase related to discontinued operations, partially offset by a $4,742,000 decrease that affected tax expense.

        As of December 31, 2008, the Company had U.S., UK and Canadian net operating loss and capital loss carryforwards of approximately $70 million, $12 million and $9 million, respectively. Approximately $40 million of the U.S. net operating loss carryforward expires in 2013. None of the remaining loss carryforwards expire before 2020.

(13) Other Comprehensive Earnings (Loss)

        Accumulated other comprehensive earnings included in the Company's combined balance sheets and combined statements of parent's investment for the years ended December 31, 2007 and 2006 primarily reflects the aggregate of unrealized holding gains (losses) on the Company's investment in News Corporation. For the year ended December 31, 2008, accumulated other comprehensive earnings reflects the recognition of previously unrealized gains in connection with the News Corporation Exchange.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(13) Other Comprehensive Earnings (Loss) (Continued)

        The components of other comprehensive earnings (loss) are reflected in the Company's combined statements of comprehensive earnings (loss) net of taxes. The following table summarizes the tax effects related to each component of other comprehensive earnings (loss).

	Before-tax amount	Tax (expense) benefit	Net-of-tax amount
	amounts in thousands
Year ended December 31, 2008:
Unrealized holding losses on securities arising during period	$(556,713)	211,551	(345,162)
Foreign currency translation adjustments	471	(179)	292
Reclassification adjustment for holding gains realized in net earnings	(3,666,497)	1,393,269	(2,273,228)

Other comprehensive loss	(4,222,739)	1,604,641	(2,618,098)

Year ended December 31, 2007:
Unrealized holding losses on securities arising during period	$(511,140)	194,233	(316,907)
Foreign currency translation adjustments	(85)	32	(53)

Other comprehensive loss	(511,225)	194,265	(316,960)

Year ended December 31, 2006:
Unrealized holding gains on securities arising during period	$2,984,697	(1,134,185)	1,850,512
Foreign currency translation adjustments	(3)	1	(2)

Other comprehensive earnings	2,984,694	(1,134,184)	1,850,510

(14) Transactions with Related Parties

        During the period from February 27, 2008 to December 31, 2008, subsidiaries of LMC Entertainment recognized $28,111,000 in revenue from DIRECTV for distribution of their programming.

        The accompanying combined statements of operations include certain general and administrative employee salary expenses allocated by Liberty to LMC Entertainment, as well as third-party direct costs primarily for legal and accounting services incurred by Liberty related to LMC Entertainment's businesses. Such overhead expenses are intended to reflect the historical cost to Liberty of managing the assets and businesses of LMC Entertainment and may not be reflective of costs that LMC Entertainment would incur on an arm's length basis. Such expenses aggregated $4,695,000, $2,075,000 and $2,150,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

(15) Commitments and Contingencies

Program Rights

        Liberty Sports Group has commitments to purchase the rights to broadcast games of certain professional and collegiate sports teams and leagues in its broadcast areas through 2020. Such

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(15) Commitments and Contingencies (Continued)

commitments aggregated approximately $1,558 million at December 31, 2008 and are due as follows (amounts in thousands):

2009	$160,000
2010	$134,298
2011	$132,818
2012	$121,495
2013	$104,990
Thereafter	$904,181

Royalty and Advertising Payments

        FUN has entered into exclusive affiliate partner agreements to offer its skill games products with various internet portal and destination sites. Certain of these agreements contain provisions for minimum royalty and advertising payments.

Operating Leases

        LMC Entertainment leases office facilities and certain equipment under lease arrangements. Rental expense under such lease arrangements amounted to $1,971,000, $817,000 and $973,000 for the years ended December 31, 2008, 2007 and 2006, respectively.

        A summary of future minimum lease payments under noncancelable operating leases and royalty and advertising payments as of December 31, 2008 are as follows:

	Operating leases	Royalty and advertising
	amounts in thousands
Years ending December 31:
2009	$1,789	2,163
2010	$1,104	850
2011	$532	800
2012	$433	—
2013	$3	—
Thereafter	$—	—

        It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future lease commitments will not be less than the amount incurred for 2008.

Litigation

        There are multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the courts of Delaware and California. The stockholder complaints are purported class actions on behalf of the stockholder plaintiffs which allege, among other things, that the DIRECTV board of directors breached their fiduciary duties in approving the Merger Agreement. On October 16, 2009, DIRECTV and Liberty Media entered into an agreement relating to a settlement

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(15) Commitments and Contingencies (Continued)

with the plaintiffs in the Delaware action. The terms of the agreement include certain additional disclosures in New DIRECTV's registration statement filed to effect the Merger Transaction and certain changes to New DIRECTV's organizational documents. Pursuant to the terms of the agreement, Liberty and LEI will not be required to make any payments to the plaintiffs. The settlement, however, remains subject to the approval of the Delaware Chancery Court. (unaudited).

        In addition, LMC Entertainment has contingent liabilities related to legal and tax proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible LMC Entertainment may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

(16) Information About LMC Entertainment's Operating Segments

        LMC Entertainment owns controlling and noncontrolling interests in video programming and video distribution companies. Each of the Company's businesses is separately managed. LMC Entertainment identifies its reportable segments as (A) those subsidiaries that represent 10% or more of its combined revenue, pre-tax earnings or total assets and (B) those equity method affiliates whose share of earnings represent 10% or more of LMC Entertainment's pre-tax earnings.

        LMC Entertainment evaluates performance and makes decisions about allocating resources to its operating segments based on financial measures such as revenue and Adjusted OIBDA.

        LMC Entertainment defines Adjusted OIBDA as revenue less operating expenses and selling, general and administrative expenses (excluding stock-based compensation). LMC Entertainment believes this is an important indicator of the operational strength and performance of its businesses, including each business's ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. This measure of performance excludes depreciation and amortization, stock-based compensation and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, Adjusted OIBDA should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. LMC Entertainment generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

        For the year ended December 31, 2008, LMC Entertainment has identified the following business units as its reportable segments:

  •
  Liberty Sports Group—a subsidiary comprised of three regional sports television networks: FSN Rocky Mountain, FSN Northwest and FSN Pittsburgh.

  •
  FUN Games—a division of FUN that offers a range of free and tournament skill games through its own Internet sites and through distribution partners.

  •
  DIRECTV—an equity method investment that provides digital television entertainment delivered by satellite in the United States and Latin America.

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(16) Information About LMC Entertainment's Operating Segments (Continued)

        Amounts shown in "Other" below provide a reconciliation of total reportable segments to LMC Entertainment's combined total. Included in "Other" are corporate expenses and assets held at a corporate level mainly comprised of investments in DIRECTV and GSN.

        LMC Entertainment's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment requires different technologies, distribution channels and marketing strategies. The accounting policies of the segments that are also subsidiaries are the same as those described in the summary of significant policies.

	Combined Reportable Segments
						Equity Affiliate
	Liberty Sports Group	FUN Games			Combined Total
			Total	Other		DIRECTV
	amounts in thousands
Year ended December 31, 2008
Revenue from external customers	$209,972	57,154	267,126	—	267,126	19,693,000
Adjusted OIBDA	$32,657	8,367	41,024	(7,446)	33,578	5,015,000
Total assets	$536,482	145,160	681,642	13,578,180	14,259,822	16,539,000
Year ended December 31, 2007
Revenue from external customers	$—	44,779	44,779	—	44,779	—
Adjusted OIBDA	$—	5,500	5,500	(9,320)	(3,820)	—
Total assets	$—	152,384	152,384	10,985,894	11,138,278	—
Year ended December 31, 2006
Revenue from external customers	$—	21,445	21,445	—	21,445	—
Adjusted OIBDA	$—	(9,994)	(9,994)	(6,382)	(16,376)	—
Total assets	$—	86,747	86,747	11,531,267	11,618,014	—

LMC ENTERTAINMENT

Notes to Combined Financial Statements (Continued)

December 31, 2008, 2007 and 2006

(16) Information About LMC Entertainment's Operating Segments (Continued)

        The following table provides a reconciliation of segment Adjusted OIBDA to earnings (loss) from continuing operations before income taxes:

	Years ended December 31,
	2008	2007	2006
	amounts in thousands
Combined segment Adjusted OIBDA	$33,578	(3,820)	(16,376)
Stock-based compensation	(715)	(4,421)	(483)
Depreciation and amortization	(22,328)	(11,960)	(9,369)
Impairment of long-lived assets		—	(75,946)
Dividend and interest income	356	57,284	57,227
Interest expense	(51,814)	—	(8,208)
Share of earnings of affiliates, net	428,582	5,757	8,220
Realized and unrealized gains on financial instruments	226,163	—	—
Gains (losses) on dispositions, net	3,664,407	(486)	(217)
Other, net	—	(88)	(5,259)

Earnings (loss) from continuing operations before income taxes	$4,278,229	42,266	(50,411)

 Annex G—Excerpts from Proxy Statement on Schedule 14A filed by DIRECTV on April 20, 2009

DIRECTORS

Selection of Directors

        The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of directors. While the Nominating and Corporate Governance Committee has not established any specific minimum qualifications that a potential candidate must meet for nomination by the Nominating and Corporate Governance Committee, important qualifying factors are level of education and business or public service experience. The assessment process by the Nominating and Corporate Governance Committee also includes consideration of diversity, the ability to bring unique and fresh perspectives, specific technical or business knowledge and expertise that might be beneficial to the Board and experience on the boards or management of other major corporations. The Nominating and Corporate Governance Committee also takes into account the need to have candidates with the required financial sophistication and expertise to satisfy the requirements to serve on the Company's Audit Committee.

        Recommendations for potential candidates may come from members of the Board of Directors or management of the Company. The Company also has retained and may retain in the future an independent company that specializes in executive and director searches for major corporations. The Nominating and Corporate Governance Committee typically bases its review on any written materials provided on any candidate. The Nominating and Corporate Governance Committee determines whether the candidate meets the Company's general qualifications, assesses specific qualities and skills and determines whether requesting additional information or an interview is appropriate. The independent company may also assist in the review process by facilitating communications with candidates concerning their interest in serving as a director and may help the Nominating and Corporate Governance Committee to assess the fit of the individual with the Company and its needs.

        The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using the same criteria it applies to recommendations from directors and members of management. Subject to limitations in the Certificate of Incorporation, By-Laws and applicable law, stockholders may submit recommendations by writing to the Nominating and Corporate Governance Committee in care of The DIRECTV Group, Inc., to the attention of the Corporate Secretary by first-class mail at 2230 E. Imperial Highway, El Segundo 90245 or by facsimile to 1-310-964-0839. To be considered by the Nominating and Corporate Governance Committee for the 2010 annual meeting, recommendations for nominees must comply with the requirements described beginning on page 72 "Submission of Stockholder Proposals" of our Proxy Statement, unless otherwise required by law.

Composition of Board and Independence of Directors

        The Board currently consists of 10 members. Effective February 19, 2009, James M. Cornelius resigned as a member of the Board and the resulting vacancy on the Board has not been filled as of the record date. The Board held a total of 9 meetings in 2008. In 2008, average attendance at Board and committee meetings was 89%.

        In addition to being members of the Board, independent directors may serve on one or more of three standing committees of the Board. Please refer to "Committees of the Board of Directors" starting on page G-6 for information about committee responsibilities and current membership. Directors spend a considerable amount of time preparing for Board and committee meetings and, from time to time, may be called upon between meetings. The Board, and each committee, can retain outside advisors.

        The Corporate Governance Guidelines include categorical standards for determining director independence adopted by the Board of Directors of the Company, which are as follows:

        The Board of Directors will find a material relationship to exist and a director will not be independent if:

  (1)
  Within the past three years:

  (a)
  the director is or has been an employee of the Affiliated Group or an immediate family member is or has been an executive officer of the Affiliated Group;

  (b)
  the director has received, or has an immediate family member who has received during any twelve-month period, more than $100,000 in direct compensation from the Affiliated Group, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service);

  (c)
  the director or an immediate family member is a current partner of a firm that is the Affiliated Group's internal or external auditor; the director is a current employee of such firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance practice; or the director or an immediate family member was (but no longer is) a partner or employee of such firm and personally worked on the Affiliated Group's audit within that time;

  (d)
  the director or an immediate family member is or has been employed as an executive officer of another company where any of the Affiliated Group's present executive officers at the same time serves or served on that company's compensation committee; or

  (e)
  the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Affiliated Group for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's gross revenues.

  (2)
  the director is affiliated with a tax-exempt entity that within the past 12 months received significant contributions from the Affiliated Group (revenue of the greater of 2% of the entity's consolidated gross revenues or $1 million is considered significant); or

  (3)
  the director has any other relationships with the Affiliated Group or with members of senior management that the Board determines to be material.

        For purposes of this determination: (i) the "Affiliated Group" means the Company or its subsidiaries or the Purchaser Group and Affiliates as defined in the Certificate of Incorporation (which now consists of Liberty and its Affiliates) and (ii) an "immediate family member" includes a person's spouse, parents, step-parents, siblings, children, step-children, mothers-in-law and fathers-in-law, sons-in-law and daughters-in-law, brothers-in-law and sisters-in-law and anyone who shares such person's residence.

        The review by the Board to determine independence of its members included consideration of, among other things, employment history, information publicly available from third party filings and responses to questionnaires completed by each board member on commercial, banking, professional, charitable, familial and other relationships. Each Board member had the opportunity to ask questions of any member and to consider all relevant information. The Board conducted the review with the guidance of legal counsel on applicable standards and other relevant considerations.

        Based on a review by the Board of all relevant information, the Board has determined that each of Neil R. Austrian, Ralph F. Boyd, Jr., Charles R. Lee, Peter A. Lund, Nancy S. Newcomb and Haim

Saban has no material relationship with the Company or Liberty or, for the period prior to the closing of the Liberty Transaction, with News Corporation, either directly or as a partner, stockholder or officer of an organization that has such a relationship, and that each is an "independent" director as defined by the Securities Exchange Act of 1934, the Corporate Governance Standards established by the NASDAQ, the By-Laws and the Corporate Governance Guidelines.

Executive Session

        The non-employee Directors meet in an executive session at each meeting of the Board unless otherwise determined at the meeting, without members of management present. Because certain of the non-employee Directors do not qualify as independent directors, an additional executive session is held at least annually, attended only by independent directors.

        The executive sessions of the independent directors have such agendas and procedures as are determined by the Chairman of the Nominating and Corporate Governance Committee, Neil R. Austrian, who presides at the executive sessions of the independent directors.

Corporate Governance Guidelines

        The Company's Corporate Governance Guidelines, which outline, among other things, responsibilities of the Board, director qualification standards and Board independence criteria, are available on the Company's web site, at www.directv.com/investor. You may obtain a paper copy of the Corporate Governance Guidelines by contacting the Corporate Secretary as provided on page 73 of our Proxy Statement.

Stockholder Communications with the Board

        Stockholders wishing to communicate with the directors may send a letter by regular or express mail addressed to the Corporate Secretary, The DIRECTV Group, Inc., M/S A108, 2230 E. Imperial Highway, El Segundo, CA 90245, Attention: Board of Directors. The Corporate Secretary will deliver all correspondence sent to that address to the directors on a quarterly basis, unless management determines in an individual case that it should be sent more promptly. All correspondence to directors may also be forwarded within the Company to an appropriate subject matter expert for review. Stockholder concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company's internal audit function and handled in accordance with procedures established by the Audit Committee with respect to such matters which include an anonymous toll-free hotline (1-800-860-4031).

        Special procedures have been established for stockholders and other interested parties wishing to communicate directly with Mr. Austrian as Chairman of the Nominating and Corporate Governance Committee and as the presiding director of the independent directors or to the independent directors as a group. Such communications should be sent as provided above and addressed to the attention of Jan Williamson who has been appointed by the Nominating and Corporate Governance Committee to act as agent for this purpose. The Company will adhere to the following procedures:

  (1)
  Upon receipt, the agent shall consult with the General Counsel to determine if the communication should be directed to the Company's Ethics Officer for disposition in accordance with the Company's Procedure for Handling Ethics Complaints, or Ethics Procedure, or should be provided to the Chairman of the Nominating and Corporate Governance Committee for disposition as provided below.

  (2)
  Based on the outcome of the above, the agent shall:

    •
    Provide the communication to the Company's Ethics Officer for processing in accordance with the Ethics Procedure and notify Mr. Austrian that she has done so; or

    •
    Provide the actual communication, or a summary thereof (as approved by the General Counsel), to Mr. Austrian.

  (3)
  Following receipt of any communication or summary, Mr. Austrian, in consultation with the General Counsel or independent legal counsel, as he deems appropriate, will determine whether the communication or summary shall be given to all non-management directors and whether such material or other information will be given to management directors.

  (4)
  In any case, the agent shall retain copies of all such communications and make such communications available to non-management directors, or to management directors, as directed by Mr. Austrian.

Annual Meeting Attendance

        The Company does not require the attendance of Directors at the Company's Annual Meeting. Nine members of the Board of Directors as constituted at that time attended the 2008 Annual Meeting. The directors attending were Messrs. Austrian, Boyd, Carey, Cornelius, Lee, Maffei, Malone, Saban and Ms. Newcomb.

Director Information

        The current members of the Board of Directors of the Company are set out in the following table (information as to age, position, committee membership and director class is as of April 3, 2009, unless otherwise noted.):

Name	Age	Position	Committee Memberships	Director Class
Neil R. Austrian	69	Private Investor	Nominating and Corporate Governance (Chair), Compensation, Audit	I
Ralph F. Boyd, Jr.	52	Executive Vice President/Community Relations, Federal Home Loan Mortgage Corporation	Audit (Chair), Nominating and Corporate Governance	II
Chase Carey	55	President and Chief Executive Officer	None	III
Mark D. Carleton	48	Senior Vice President, Liberty Media Corporation	None	III
Charles R. Lee	69	Retired Chairman and Co-Chief Executive Officer, Verizon Communications, Inc.	Compensation (Chair), Nominating and Corporate Governance	I
Peter A. Lund	68	Private Investor and Media Consultant	Audit, Compensation	III
Gregory B. Maffei	48	Chief Executive Officer and President, Liberty Media Corporation	None	I
John C. Malone, Chairman	68	Chairman of the Board, Liberty Media Corporation	None	II
Nancy S. Newcomb	64	Retired Senior Corporate Officer, Citigroup, Inc.	Audit, Nominating and Corporate Governance	II
Haim Saban	64	Chairman and Chief Executive Officer, Saban Capital Group, Inc.	Compensation	III

        The Board is divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors. The term of the Class III directors expires on the date of the 2009 Annual Meeting, the term of the Class I directors expires on the date of the 2010 Annual Meeting and the term of the Class II directors expires on the date of the 2011 Annual Meeting. Directors are generally elected for a term of three years.

        Set forth below is a brief biography of the current members of the Board of Directors other than the directors proposed for election. The biographies of those directors nominated for election are provided beginning on page G-9.

        Neil R. Austrian.    Class I—Term expires 2010

        Mr. Austrian has served as a Director and as Chair of the Nominating and Corporate Governance Committee since December 2003. Since February 2008, Mr. Austrian has also served on the Compensation Committee and in February 2009, Mr. Austrian was appointed to serve on the Audit Committee. Mr. Austrian is a private investor. He served as the interim Chairman and Chief Executive Officer of Office Depot, Inc. from October 2004 until March 2005 and continues to serve as a Director and a member of the finance committee. Mr. Austrian served as President and Chief Operating Officer of the National Football League from 1991 until 1999. Prior to that, he was a Managing Director of Dillon, Read & Co., Inc. from 1987 until 1991.

        Ralph F. Boyd, Jr.    Class II—Term expires 2011

        Mr. Boyd has served as a Director of the Company and as a member of the Company's Audit Committee and the Nominating and Corporate Governance Committee since December 2003. In February 2009, Mr. Boyd was appointed by the Board as the Chair of the Audit Committee. Since February 2005, Mr. Boyd has served as the Executive Vice President/Community Relations of the Federal Home Loan Mortgage Corporation, or Freddie Mac, the Chairman or President and CEO of the Freddie Mac Foundation, and a Director of the Home Ownership Funding Corporation I and II, two real estate investment trust affiliates of Freddie Mac. Prior to that, Mr. Boyd was the General Counsel of Freddie Mac from April 2004 to February 2005. From 2003 through March 2004, Mr. Boyd was a senior litigation partner in the Washington, D.C. office of the law firm of Alston & Bird, LLP. Mr. Boyd was an Assistant Attorney General of the United States for Civil Rights in the U.S. Department of Justice from 2001 until 2003 and a litigation and trial partner with the Boston law firm of Goodwin Procter LLP from 1997 until 2001. Mr. Boyd also served as an Assistant U.S. Attorney in the Criminal Division of the Boston U.S. Attorney's Office from 1991 until 1997. From January 2004 to November 2006, he was the U.S. Member of the Geneva-based Committee on the Elimination of All Forms of Racial Discrimination, a United Nations Treaty body. He currently serves as a Trustee, Audit Committee Chair and member of the Investment Committee of the National Housing Partnership Foundation.

        Charles R. Lee.    Class I—Term expires 2010

        Mr. Lee has served as a Director and a member of the Compensation Committee and Nominating and Corporate Governance Committee since December 2003 and Chair of the Compensation Committee since February 2006. From April 2002 to December 2003, Mr. Lee served as the non-executive Chairman of Verizon Communications, Inc., or Verizon. From 2000 through 2002, Mr. Lee served as Chairman and Co-Chief Executive Officer of Verizon. Previously, Mr. Lee served as Chairman of the Board of Directors and Chief Executive Officer of GTE Corporation. Mr. Lee is also a Director of The Procter & Gamble Company, United Technologies Corporation, United States Steel Corporation and Marathon Oil Corporation. Mr. Lee is a Trustee Emeritus and Presidential Councilor of Cornell University. He serves on the Board of Overseers for The Weill Cornell Medical College and is a member of the Business Council.

        Gregory B. Maffei.    Class I—Term expires 2010

        Mr. Maffei has served as a Director of the Company since February 2008. Mr. Maffei has served as the Chief Executive Officer, President and a Director of Liberty Media Corporation since March 2006, Chief Executive Officer and President of Liberty Media LLC since February 2006 and a Director of Liberty Media LLC from November 2005 to May 2006. Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation from June 2005 until November 2005. Mr. Maffei served as Chairman and Chief Executive Officer of 360networks Corporation from January 2000 until June 2005. Previously, Mr. Maffei was Chief Financial Officer of Microsoft Corporation and Chairman of the Board of Expedia, Inc. Mr. Maffei serves as a Director of Electronic Arts, Inc. and Sirius XM Radio, Inc.

        John C. Malone—Class II—Term expires 2011

        Dr. Malone has served as the Chairman of the Board and a Director of the Company since February 2008. Dr. Malone has served as Chairman of the Board of Directors of Liberty Media Corporation since March 2006. He has been Chairman of the Board and a Director of Liberty Media LLC from 1990 to May 2006 and Chief Executive Officer of Liberty Media LLC from August 2005 to February 2006. Dr. Malone served as Chairman of the Board and CEO of Tele-Communications, Inc., or TCI, from November 1996 to March 1999, and Chief Executive Officer of TCI from January 1994 to March 1997. Dr. Malone also serves as Chairman of the Board of Liberty Global, Inc., and is a Director of Discovery Communications, Inc., IAC and Expedia, Inc.

        Nancy S. Newcomb.    Class II—Term expires 2011

        Ms. Newcomb has served as a Director of the Company and a member of the Audit Committee since February 2006. Since April, 2008, Ms. Newcomb has also served on the Nominating and Corporate Governance Committee. Ms. Newcomb served as a senior corporate officer, risk management, of Citigroup from May 1998 until April 2004. She served as a customer group executive of Citicorp (the predecessor corporation) from December 1995 to April 1998, as a division executive, Latin America, from September 1993 to December 1995 and as the principal financial officer responsible for liquidity, funding and capital management from January 1988 to August 1993. Ms. Newcomb currently serves as a Director of Moody's Corporation and Sysco Corporation. Ms. Newcomb is also a member of the Governing Council of the Van Leer Group Foundation, the Netherlands.

COMMITTEES OF THE BOARD OF DIRECTORS

Nominating And Corporate Governance Committee

        The Nominating and Corporate Governance Committee currently has four members all of whom are independent directors as defined by the NASDAQ. The Nominating and Corporate Governance Committee met four times in 2008. The Nominating and Corporate Governance Committee is responsible for taking a leadership role in shaping the corporate governance of the Company and is responsible for developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and to periodically review and recommend changes to those guidelines, including an annual review of the Company's Code of Ethics and Business Conduct and the Company's Code of Ethics applicable to the Chief Executive Officer and Senior Financial Officers. It also researches and recommends candidates for membership on the Board, considers whether to nominate incumbent members for re-election, makes recommendations to the Board as to the determination of director independence and recommends to the Board retirement policies for directors. The Nominating and Corporate Governance Committee also makes recommendations concerning committee memberships, rotation, and chairs, and sets the agendas for the executive sessions of the independent directors. The current charter of the Nominating and Corporate Governance Committee may be

accessed on the Company's website at www.directv.com/investor. A paper copy of the charter may be obtained by contacting the Corporate Secretary as provided on page 73 of our Proxy Statement.

        Membership: Neil R. Austrian, Chair; Ralph F. Boyd, Jr.; Charles R. Lee; Nancy S. Newcomb

Audit Committee

        The Audit Committee currently has four members all of whom are independent directors as defined by the NASDAQ. The Audit Committee met six times in 2008. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for the financial reports and other financial information provided by the Company to the stockholders and others, the Company's system of internal controls, the Company's compliance procedures for the employee code of ethics and standards of business conduct, the Company's audit, accounting and financial reporting processes generally and to review and decide upon proposed transactions with related parties. The Board has determined that both Mr. Austrian and Ms. Newcomb are qualified to serve as the Audit Committee's financial experts and each satisfies the standard for "audit committee financial expert" under the Sarbanes-Oxley Act of 2002. The charter of the Audit Committee may be accessed on the Company's website at www.directv.com/investor. A paper copy of the charter may be obtained by contacting the Corporate Secretary as provided on page 73 of our Proxy Statement.

        Membership: Ralph F. Boyd, Jr., Chair; Neil R. Austrian; Peter A. Lund; Nancy S. Newcomb

Compensation Committee

        The Compensation Committee currently has four members. The Board has determined that each member is an independent, non-employee or outside director under the Company's By-Laws, applicable NASDAQ rules, Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986 as amended from time to time, or the Code. The Compensation Committee met three times in 2008. Executive sessions without members of management present are held when appropriate and at least once each year. The members of the Compensation Committee are not eligible to participate in any of the compensation plans or programs that it administers, except for the standard compensation received in connection with service on the Board and its committees.

  The Compensation Committee

  •
  Determines the compensation of the Chief Executive Officer and other elected officers of the Company and presents the results of its decisions regarding the Chief Executive Officer's and other elected officers' compensation to the Board,

  •
  Approves and is responsible for all equity-based compensation plans,

  •
  Is responsible for the development of retention, termination and severance policies and procedures for elected officers,

  •
  Reviews the compensation of directors for service on the Board and its committees and recommends changes in compensation to the Board,

  •
  Periodically reviews its charter and recommends any proposed changes to the Board for approval, and

  •
  Reviews and approves the executive officer Compensation Discussion and Analysis for presentation to the Company's stockholders in the annual proxy statement.

        The Compensation Committee may delegate its authority to subcommittees or the Chairman of the Compensation Committee with the authority to act on the Compensation Committee's behalf. The Compensation Committee has delegated authority over the granting and administration of stock-based awards, other than awards to elected officers, to the Special 2004 Stock Plan Committee, which currently consists solely of the Chief Executive Officer. As successor administrator of the previous Hughes Electronics Incentive Plan, the Compensation Committee has delegated certain administrative authority over outstanding stock awards to executives and managers other than elected officers to a committee consisting of the Chief Executive Officer and the senior executive for Human Resources. As administrator of the employee and executive benefit plans and programs, the Committee has delegated certain design and administrative authority to two management committees, the Administrative Committee and the Investment Committee.

        Membership: Charles R. Lee, Chair; Neil R. Austrian; Peter A. Lund; Haim Saban.

Special Committees

        In connection with the transactions between News Corporation and Liberty Media discussed above, the Board formed a special committee comprised of six independent directors, which considered and acted upon certain matters that affected the Company in connection with such transactions. Similarly, following announcement by Liberty Media of the possible redemption proposal involving LEI, as discussed above, the Board of Directors formed a special committee comprised initially of all the independent directors and Mr. Carey, to consider the effects on the Company of the Liberty Media/LEI transaction and possible alternative transactions with Liberty Media or LEI. Mr. Carey ceased to serve as a member of this special committee in April 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Board of Directors is divided into three classes. The term of the members in Class III expires on the date of the 2009 Annual Meeting. The term of the members of Class I expires on the date of the 2010 Annual Meeting and the term of the members of Class II expires on the date of the 2011 Annual Meeting. Mr. Carleton was elected by the Board in June 2008 to fill the vacancy created by the resignation of Peter Chernin. Mr. Carleton filled a vacancy in Class III. You will be voting only on the election of nominees to serve as members of Class III. There are four nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        Each nominee has consented to serve if elected. The Board has no reason to believe that any nominee will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee or nominees, the persons named as proxies will vote for the substitute nominee or nominees designated by the Board.

        The following table sets forth certain information with respect to the individuals nominated and recommended to be elected by the Board and is based on the records of the Company and information furnished to it by such persons. Please refer to the table titled "Security Ownership of Directors, Named Executive Officers and Certain Other Beneficial Owners" beginning on page G-11 for information pertaining to stock ownership by the nominees.

Name of Nominee	Age	Position
Chase Carey	55	President and Chief Executive Officer
Mark D. Carleton	48	Senior Vice President, Liberty Media Corporation
Peter A. Lund	68	Private Investor and Media Consultant
Haim Saban	64	Chairman and Chief Executive Officer, Saban Capital Group, Inc.

Biographical Information

        Chase Carey.    Class III—Term expires 2009

        Mr. Carey has served as a Director and as the President and Chief Executive Officer of the Company since December 2003. Mr. Carey served as a Director of News Corporation from November 2004 until December 2007, and as Executive Director of The News Corporation Limited (the prior parent of the News Corporation group of companies), or TNCL, from 1996 until November 2004. Mr. Carey served as a consultant to TNCL from 2002 to 2003 and as Co-Chief Operating Officer of TNCL from 1996 until 2002. Mr. Carey served as a Director, President and Chief Executive Officer of Sky Global Networks, Inc. from 2001 until 2002. Mr. Carey served as a Director of Fox Entertainment Group, Inc., or Fox Entertainment, from 1992 until 2002 and served as Co-Chief Operating Officer from 1998 until 2002. Mr. Carey was Chairman and Chief Executive Officer of Fox Television from 1994 until 2000. Mr. Carey was a Director of News America Incorporated, or News America, from 1998 until 2002, President and Chief Operating Officer from 1998 until 2002 and Executive Vice President from 1996 to 1998. Mr. Carey served as a Director of STAR Group Ltd., or STAR, from 1993 until 2002, a Director of NDS Group, plc., or NDS, from 1996 until 2002 and a Director of Gemstar-TV Guide International, Inc., or Gemstar-TV Guide, from 2000 until 2002. Mr. Carey was a Director of British Sky Broadcasting plc., or BSkyB, from February 2003 until February 2009. Mr. Carey is a Trustee Emeritus of Colgate University.

        Mark D. Carleton.    Class III—Term expires 2009

        Mr. Carleton has served as a Director of the Company since June 3, 2008. Since December 2003, Mr. Carleton has served as a Senior Vice President of Liberty Media Corporation. Previously, he was a partner of KPMG LLP from July 1993 to November 2003 and served as a member of the Board of Directors from October 2002 to November 2003. Mr. Carleton currently serves on the board of directors of WildBlue Communications, Inc., True Position, Inc., Mobile Streams, Inc., Zoomback, Inc., Leisure Arts, Inc., Starz Entertainment, LLC, Atlanta National League Baseball Club, Inc., Air Methods, Corp., Ticketmaster Entertainment, Inc., and Volunteers of America—Colorado Branch.

        Peter A. Lund.    Class III—Term expires 2009

        Mr. Lund has served as a Director of the Company and as a member of the Compensation Committee and the Audit Committee since 2000. Mr. Lund served as Chairman of the Compensation Committee from December 2003 to February 2006. Mr. Lund is a private investor and media consultant. Mr. Lund served as President and CEO—CBS, Inc., and President and CEO—CBS Television and Cable from October 1995 to June 1997. In a career spanning 20 years at CBS, Mr. Lund held numerous positions, including President—CBS Broadcasting Group, President—CBS Sports, President—CBS Television Stations and President—CBS Television Network. Mr. Lund is a Director of Crown Media Holdings, Inc. and Emmis Communications Corporation.

        Haim Saban.    Class III—Term expires 2009

        Mr. Saban has served as a Director of the Company since December 2004 and serves as a member of the Compensation Committee. Mr. Saban has served as Chairman and Chief Executive Officer of Saban Capital Group, Inc. since 2003 and as Chairman and CEO of Saban Music Group, Inc. since 2001. Mr. Saban is also a member of the Board of Directors of Television Francaise 1. Mr. Saban is Chairman of the Board of Univision and Chairman of the Board of Broadcast Media Partners, Inc., which owns a controlling interest in Univision, since April 2007. Mr. Saban previously served as Chairman and Chief Executive Officer of Fox Family Worldwide from 1997 to 2001.

        The Board of Directors recommends that the stockholders vote "FOR" the election of each of the nominees named above for election to the Board of Directors.

 EXECUTIVE OFFICERS

        The names and ages of the executive officers of the Company as of April 3, 2009, and their positions with the Company are as follows:

Executive Officers	Age	Position
Chase Carey	55	President and Chief Executive Officer
Bruce B. Churchill	51	Executive Vice President, President and Chief Executive Officer of DIRECTV Latin America, LLC and President—New Ventures
Patrick T. Doyle	53	Executive Vice President and Chief Financial Officer
Larry D. Hunter	58	Executive Vice President, Legal, Human Resources and Administration, General Counsel and Secretary
Michael W. Palkovic	51	Executive Vice President—Operations
Romulo Pontual	49	Executive Vice President and Chief Technology Officer
J. William Little	39	Senior Vice President and Treasurer
John Murphy	40	Senior Vice President, Controller and Chief Accounting Officer

        The Board of Directors elected each of the above executive officers. Executive officers of the Company serve at the discretion of the Board of Directors and may be removed at any time by the Board with or without cause.

        Bruce B. Churchill.    Mr. Churchill has served as the Executive Vice President of the Company, President—New Ventures and as President of the DIRECTV Latin America business since January 2004. He served as Chief Financial Officer of the Company from January 2004 until March 2005. Prior to joining the Company, Mr. Churchill served as President and Chief Operating Officer of STAR, a position he held beginning in May 2000. Previously, he served as the Deputy Chief Executive Officer of STAR since 1996. Prior to joining STAR, Mr. Churchill served as Senior Vice President, Finance at Fox Television.

        Patrick T. Doyle.    Mr. Doyle was promoted to Executive Vice President in October 2008 and has served as Chief Financial Officer of the Company since October 2007 when he was also appointed as Senior Vice President. He served as Treasurer, Controller and Chief Accounting Officer of the Company from June 2001 to October 2007. He was appointed Corporate Vice President and Controller in July 2000 and Treasurer in June 2001. Previously, Mr. Doyle served as Vice President, Taxes from October 1996 to July 2000 and was given the additional responsibility of Corporate Development in June 1997.

        Larry D. Hunter.    Mr. Hunter has served as Executive Vice President, General Counsel and Corporate Secretary of the Company since January 2004. He served as Senior Vice President from June 2001 to January 2004 and as General Counsel since December 2002. He was named Associate General Counsel in June 2001 and was named Corporate Vice President in August 1998. Mr. Hunter served as Chairman and Chief Executive Officer of DIRECTV Japan from 1998 until 2001. Mr. Hunter was assigned responsibility for overseeing the Human Resources and Corporate Communications departments in 2007, and the Administration department in 2008.

        Michael W. Palkovic.    Mr. Palkovic has served as the Executive Vice President—Operations since October 2007. He served as Chief Financial Officer of the Company from March 2005 to October 2007. He served as Senior Vice President of the DIRECTV U.S. business from December 2000, was promoted to Executive Vice President in February 2004 and served as the Chief Financial Officer of the DIRECTV U.S. business from July 2001 to October 2007. Mr. Palkovic joined the Company in 1996 and prior to that held various positions at Times Mirror Cable Television.

        Romulo Pontual.    Mr. Pontual has served as Executive Vice President and Chief Technology Officer of the Company since January 2004. Prior to joining the Company, Mr. Pontual served as Executive Vice President, Television Platforms at News Corporation since 1996.

        J. William Little.    Mr. Little has served as Senior Vice President, Treasurer and Business Development since June 2007. He served as Vice President Business Development from August 2004 to June 2007. Prior to joining the Company, Mr. Little was a Vice President in the Investment Banking Division of Merrill Lynch & Co., where he served from 2000 to 2004. Previously, he held various positions at Lazard Fréres and Donaldson, Lufkin & Jenrette.

        John F. Murphy.    Mr. Murphy has served as Senior Vice President, Controller and Chief Accounting Officer of the Company since November 2007. He served as Vice President & General Auditor from October 2004 to November 2007. Previously, Mr. Murphy served as Vice President—Finance and Emerging Businesses for Experian Group Ltd. Mr. Murphy was head of internal audit activities at International Rectifier, JDS Uniphase, and Nestle USA.

SECURITY OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,
AND CERTAIN OTHER BENEFICIAL OWNERS

        The beneficial ownership as of April 3, 2009 of Common Stock for each current director and nominee for director, each named executive officer, and all current directors and officers as a group is shown in the following table. Each of the individuals listed below, as well as all of the current directors and officers as a group, own less than 1% of the outstanding shares and voting power of Common Stock.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Shares Beneficially Owned		Deferred Stock Units(2)		Stock Options(3)
Neil R. Austrian	10,000		13,620		0
Ralph F. Boyd, Jr.	6,698		5,660		0
Chase Carey	630,892	(4)	0		1,817,146
Mark D. Carleton(6)	5,660		0		0
Charles R. Lee	50,000		13,620		0
Peter A. Lund	23,620		12,334	(5)	5,000	(5)
Gregory B. Maffei(6)	5,660		0		0
John C. Malone(6)	5,660		0		0
Nancy S. Newcomb	23,630		0		0
Haim Saban	9,660		11,960		0
Bruce B. Churchill	58,638	(4)	0		0
Patrick T. Doyle	66,458	(4)	0		265,000
Larry D. Hunter	82,472	(4)	0		525,000
Michael W. Palkovic	43,164	(4)	0		125,000
All Directors and Executive Officers as a group (17 persons)	1,091,492	(4)	57,194		2,737,146

(1)
This table does not include any shares of Common Stock that may be held by pension and profit-sharing plans of other corporations or endowment funds of education and charitable institutions for which various directors and executive officers may serve as directors or trustees. The address for all directors and executive officers of the Company is c/o The DIRECTV Group, Inc., 2230

  E. Imperial Highway, El Segundo, CA 90245. Unless otherwise indicated, beneficial ownership of Common Stock represents both sole voting and sole investment power.

(2)
Does not include unvested and undistributed restricted stock units.

(3)
Includes all options exercisable, whether or not having current value, within 60 days of April 3, 2009.

(4)
Includes shares held in trust by State Street Bank and Trust Company, as Trustee of the DIRECTV Thrift and Savings Plan as of April 3, 2009. Shares are owned pursuant to a Rule 16b-3 exempt employee savings plan.

(5)
Issued under the Hughes Electronics Corporation Plan for Non-Employee Directors.

(6)
Mr. Malone is Chairman, Mr. Maffei is President and Chief Executive Officer and Mr. Carleton is Senior Vice President of Liberty Media Corporation which beneficially owns approximately 54.3% of the outstanding Common Stock of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Federal securities law requires that directors and certain officers of the Company report to the SEC and the Company, within certain periods, how many shares of the Company's equity securities they own and if they conducted any transactions in that stock. Based upon information furnished by these stockholders, the Company believes that all required filings for 2008 have been made in a timely manner with the exception that each of Mr. Boyd and Mr. Romulo filed one late Form 4 filing covering one transaction each.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS

        The following table gives information about each entity known to the Company to be the beneficial owner of more than 5% of Common Stock as of April 3, 2009. The shares listed below do not include the Common Stock held by the pension or profit sharing plans of any other corporation or other entity, or of any endowment funds of an educational or charitable institution of which a director or executive may serve as a director or trustee.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112	548,720,752	(2)	54.3%
PRIMECAP Management Company 225 South Lake Avenue, #400 Pasadena, CA 91101	51,174,773	(3)	5.1%

(1)
Based upon 1,010,471,084 shares outstanding plus 2,737,146 shares representing all options that may be exercised by directors or executive officers within 60 days of April 3, 2009, whether or not having current value.

(2)
Information based solely on Schedule 13D/A filed by stockholder with the Securities and Exchange Commission on May 16, 2008. That report describes an agreement with the Issuer pursuant to which the voting rights with respect to the stock will be limited to a voting interest of 47.888%.

(3)
Information based solely on Schedule 13G filed by stockholder with the Securities and Exchange Commission on March 6, 2009.

 COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

        This Compensation Discussion and Analysis, or CD&A, describes how the chief executive officer, or CEO, and the other named executive officers were compensated in 2008. "Named executive officers" are a subset of the Company's elected officers and are determined under SEC Regulation S-K, Item 402. The named executive officers are Chase Carey, Patrick Doyle, Bruce Churchill, Michael Palkovic and Larry Hunter. A brief biography of Mr. Carey is provided on page G-9 and for each of the other executive officers beginning on page G-10.

        The CD&A is organized into four sections:

  (i)
  A Summary of the 2008 Compensation Programs and Payments;

  (ii)
  2008 Company Performance and Incentive Programs, beginning on page G-15, which discusses our performance in 2008 and the effect that performance had on the payouts from incentive programs;

  (iii)
  Setting 2008 Executive Officer Target Compensation, beginning on page G-19, which discusses how we set the target pay levels for the executive officers at the beginning of 2008, based upon the performance goals that were set for the Company and executive officers; and

  (iv)
  Executive Compensation Programs and Practices, beginning on page G-24, which discusses our compensation objectives, the elements of compensation that are used to achieve those objectives and other compensation policies and practices.

        This CD&A has been reviewed by and approved for inclusion in this proxy statement by the Compensation Committee, or the Committee. Although this CD&A expresses the views and input of both the Committee and management of the Company, references to "we," "us" and "our" refer to the Company.

SUMMARY OF 2008 COMPENSATION PROGRAMS AND PAYMENTS

        The Company believes it has a strong pay-for-performance philosophy and recommends programs to the Committee that are (i) aligned with Company and stockholder goals and (ii) intended to support the Company's ability to recruit, retain and motivate management who are accountable for the Company's long-term success. Consistent with these objectives, the two dominant components of the named executive officers' compensation are a performance-based annual cash bonus and performance-based long-term stock grants. A significant portion of the named executives' compensation is dependent on actual performance measured against annual and long-term performance goals. Long-term incentive programs are denominated in stock to further link the value of the potential award to increasing the stock value for stockholders.

        The Committee reviews and approves all components of the named executive officers' compensation. In particular, the Compensation Committee reviews the base salaries, the annual target bonus opportunities and the long-term stock grant opportunities against evaluations of peer group compensation prepared by an independent compensation consultant. Based on this review, the Committee believes that the compensation opportunity for the named executive officers is consistent with the Company's pay-for-performance objectives and, in the aggregate, is reasonable and competitive with other companies in our peer group.

        The Committee determined that executive management and employees had met or, in some cases, exceeded the internal goals that had been established for 2008. To balance this internal focus on performance, the Committee also reviewed our performance against the peer group of companies. Based on historical financial performance data and current total shareholder return information for the peer group, and the knowledge of the Committee regarding the economy, business performance in the

U.S. in general and performance within the industry in particular, the Committee deemed the performance of the Company to be generally very good against key financial, operating and market performance measures. The primary area where expectations were not met was in the area of improving the level of customer satisfaction.

        The Committee reviewed our 2008 performance against goals set for the bonus plan and the 2006-2008 performance-share plan. Performance-share plans of the Company are also referred to in this proxy statement as Restricted Stock Unit, or RSU, Plans. The Committee determined that for the 2008 annual bonus program, we exceeded the target performance measure for funding and generally performed at or above target against other financial and operating performance measures, except for customer satisfaction where the performance was below target. As a result, for individual departments or individuals, our Company performance was between 80% and 100% for the year, a decline from 2007. For the 2006-2008 RSU Plan ending in December 2008, the Committee determined that we performed below target for certain of our aggressive goals and exceeded target in only one performance measure; overall, we achieved about 95% of our three-year performance targets, an improvement over the 2005-2007 RSU Plan results.

        The Committee also reviewed Company performance in financial and operating measures that were not part of the formal performance measures in the bonus and RSU Plans. The Committee's compensation consultant determined that the Company had performed above the median of our peer group in revenue growth and in the top quartile for other key financial performance measures. During the 2006-2008 performance period, the Company's stock price had increased approximately 60%, providing increased value to stockholders. At year-end 2008, the Company's stock price was approximately the same as at year-end 2007, while peer companies' stock prices had fallen significantly, providing some indication of the relative value placed by investors on the Company. General economic conditions had increased the difficulty of meeting the Company's performance goals, which resulted in the shortfalls in our performance that were appropriately reflected in the payouts under the incentive plans.

        After reviewing these achievements and other factors discussed later in this CD&A, the Committee certified the performance levels and approved (i) payment of individual bonuses to the named executive officers that were generally below target bonus levels, ranging from 80% to 100%, and which were lower than the bonuses earned for 2007 performance, and (ii) issuance of 95.2% of the shares that were granted to each named executive officer (other than the Chief Executive Officer) in the 2006-2008 RSU Plan. In terms of pay for performance, we believe that the 2008 compensation payments were aligned with the Company's performance.

2008 COMPANY PERFORMANCE AND INCENTIVE PROGRAMS

        2008 Annual Performance and Bonuses.    For 2008, the Committee established cash flow before interest and taxes as the performance measure to establish bonus funding and set $2 billion as the level of cash flow before interest and taxes to allow the maximum bonus fund. The Committee also identified other performance measures, including performance measures used in the RSU program, that it would consider to determine if the funded bonuses or lesser amounts would be paid. The bonus plan does not permit the Committee to increase bonuses above the funded level, but does allow the Committee to use its discretion to reduce funded bonuses to better reflect Company and individual executive performance.

        At year-end, the Committee determined that the Company had generated in excess of $2.6 billion of cash flow before interest and taxes, which permitted the maximum fund for executive bonuses. The resulting funding under the Bonus Plan was $10 million for the Chief Executive Officer, and two times the target bonus for each of the other named executive officers.

        The Committee then evaluated the other performance factors to determine the actual bonuses to be paid:

  •
  The Committee assessed financial and operational performance at the Company, DIRECTV U.S. and DIRECTV Latin America, with an emphasis on net subscriber growth, churn, growth in average revenue per unit (i.e., per subscriber), or ARPU, subscriber acquisition costs, or SAC, pre-SAC margin improvement, annual cash flow growth, annual Operating Profit Before Depreciation and Amortization or OPBDA, OPBDA growth, and annual revenue growth, each as measured in the RSU grant programs and shown in Supplementary Tables 1 through 4.

  •
  Customer satisfaction was measured by regular surveys conducted by an independent market research company. Management had set aggressive goals for improvement in 2008 believing that outstanding performance in this area is a prerequisite for the long-term success of the Company. The Committee concurred in this reasoning and the overall goal that was established. Although there was some improvement in some customer satisfaction measures, the Company did not meet the aggressive goals and this shortcoming was factored into the deliberations and decisions of the Committee.

  •
  To balance the focus on internal performance measures and to provide a better context for Company performance, the Committee had requested an analysis of Company performance as compared to the peer group. The Consultant advised the Committee that for the period 2005 to 2007 (the last full year in which financial data was available), the Company had performed above the median of our peer group in revenue growth (that is, better than 50% of the peer group) and in the top quartile (that is, better than 75% of the peer group) for growth in earnings before interest, taxes, depreciation and amortization, or EBITDA, free cash flow growth, earnings per share growth, total shareholder return and change in market capitalization.

  •
  Mr. Carey participated in the Committee's discussion of the performance measures. Overall, 2008 DIRECTV U.S. performance was lower than 2007 performance, primarily due to a failure to achieve meaningful improvement in customer satisfaction. In his assessment, most operational and financial goals were at or above desired performance levels and overall Company performance was at or above target. However, customer satisfaction did not improve overall, which indicated a significant shortfall in desired performance. DIRECTV Latin America had performed well and achieved a record number of annual net subscriber additions, a 39% increase in revenue, a 75% increase in OPBDA and a 14% increase in ARPU. Mr. Carey also provided his assessment of the performance of the individual named executive officers to be used in the Committee's determinations regarding bonuses and stock payouts and recommended that final bonuses be reduced from the maximum funded levels.

        The Committee did not use a formula to determine the final 2008 bonuses nor was any particular weight given to any of the factors that were discussed and evaluated. The Committee noted that the general economic conditions had increased the difficulty of meeting the Company's performance goals.

        For Mr. Carey, the Committee approved a final bonus of $3,500,000, which represented a reduction of $700,000 from the cash bonus paid to Mr. Carey for 2007, commensurate with the reduction in cash bonuses paid to other named executive officers. For Mr. Carey, his 2008 cash bonus was slightly more than the target bonus reflecting the overall performance of the Company, his effective leadership of the executive team and his stewardship during and following the change in stockholder affiliation from News Corporation to Liberty Media. The Committee based its decision on Mr. Carey's bonus on the Company's achievements and shortfalls over the past year and longer term. The Company achieved significantly better than plan for net subscriber growth at DIRECTV U.S. and DIRECTV Latin America; better than plan for DIRECTV Latin America's growth in revenue, OPBDA, ARPU and pre-SAC margin improvement; significantly expanded offerings in high definition, or HD, and HD digital video recorder, or HD/DVR, penetration levels; launched DTV On Demand;

achieved better penetration in Hispanic and commercial markets; increased free cash flow by 76%; and, managed the rapid growth in owned and operated field operations. These achievements were offset by results that fell short of expectations for customer satisfaction; the financial effects of discounting; and slower than expected improvements in operations for call centers and home service providers, or HSPs. The AT&T contract which, among other things, re-established the relationship with AT&T for the Bell South territories and expanded that relationship to other AT&T territories, was a key achievement for 2008 setting the stage for future growth, but, as Mr. Carey pointed out, execution beginning in 2009 was the key to realizing any gains from this opportunity. Over the longer 2006-2008 period, Company performance was excellent considering the challenging 3-year growth targets the Committee had set as RSU measures, the worsening economic conditions in the past two years and the related impact on current and potential subscribers. Over 2006-2008, the Company stock price had increased about 60% from the February 2006 RSU grant date to the February 2009 price of approximately $22. During 2008, peer companies' stock prices had dropped significantly, and, over the same period, DIRECTV's price, while volatile, had sustained its value over 2008, indicating its relative investment value as compared to peers.

        In exercising its discretion in determining bonuses for the remaining executive officers, the Committee approved amounts that ranged from approximately 80% to 90% of each named executive officer's target bonus, except for Mr. Churchill who received a bonus equal to 100% of his target bonus primarily due to the performance at DIRECTV Latin America. The final bonuses below 100% for the named executive officers other than Mr. Churchill reflect the Committee's determination of shared accountability for improving customer satisfaction at DIRECTV U.S. The final bonuses that the Committee approved are shown in the 2008 Summary Compensation Table on page G-33 in column (f) Non-Equity Incentive Plan Compensation.

  2008 Long-Term Performance and Stock Awards

        2006-2008 RSU Grants.    The performance period for the 2006-2008 RSU grants was January 1, 2006 to December 31, 2008. In 2006, with input from management, the Committee set annual performance targets and ranges as shown in the Supplementary Table 1. Other than pre-SAC margin improvement, the annual performance factor for each performance measure was averaged over the three years to determine the final performance factor for that measure. Pre-SAC margin improvement was measured at the end of the three years as the change from the beginning to the final year of the performance period, with no interim measurements. The final overall performance factor was the average of the five average performance factors. The maximum payout in shares of common stock was limited to 100% of the RSU grant.

        For the 2006-2008 RSU Plan, the Committee annually reviewed Company performance and determined the annual performance factors as shown in Supplementary Table 2 and determined 0.952 or 95.2% as the overall performance for this RSU Plan. The Committee approved the conversion of the RSUs to shares and the payout of 95.2% of the original RSU grant to each named executive officer (other than the CEO, who did not receive an RSU grant in 2006); these final stock awards are shown in the 2008 Option Exercises and Stock Vested Table on page G-43.

  2008 Performance Tables

        For the following discussions, pre-SAC margin improvement is defined as the percentage point difference, comparing the first year to the last year in the performance period, in the fraction determined by dividing (a) DIRECTV U.S. (or DIRECTV Latin America, as appropriate) OPBDA, for the year plus the aggregate amount of expensed SAC (as disclosed on the DIRECTV U.S. consolidated statement of operations), less the aggregate amount of depreciation associated with equipment capitalized for upgrades and retention for the year by (b) revenues for such year. For a more detailed discussion of some of these terms and performance measures and how they are calculated, please refer to the Annual Report, which is being provided to stockholders with this proxy statement.

SUPPLEMENTARY TABLE 1—2006-2008 RSU GRANTS

Performance Measure	Weight	Annual Target	Performance Range	Performance Factor Range
Annual Net Subscriber Growth (millions)	20%	0.9 million	0 to 1.35 million	0 to 1.5
Average Annual Churn (%)	20%	17%	13% to 25%	0 to 1.5
Average Annual ARPU Growth (%)	20%	5%	0% to 7.5%	0 to 1.5
Average Annual SAC ($)	20%	$675	$600 to $825	0 to 1.5
Pre-SAC Margin Growth (%)	20%	2%	-2% to 4%	0 to 1.5

SUPPLEMENTARY TABLE 2—2006-2008 RSU GRANTS ACTUAL PERFORMANCE

	2006		2007		2008
							Final 3-Year Average Factor
Performance Measure	Actual	Performance Factor	Actual	Performance Factor	Actual	Performance Factor
Annual Net Subscriber Growth (millions)	0.820	0.911	0.878	0.976	0.861	0.957	0.948
Average Annual Churn (%)	19.20%	0.725	18.12%	0.860	17.64%	0.920	0.835
Average Annual ARPU Growth (%)	5.85%	1.169	7.29%	1.458	6.14%	1.227	1.285
Average Annual SAC ($)	$641	1.227	$692	0.887	$715	0.733	0.949
Pre-SAC Margin Growth (%)	N/A	N/A	N/A	N/A	0.96%	0.741	0.741
Final Plan Performance	N/A	N/A	N/A	N/A	N/A	N/A	0.952

        2007-2009 RSU Grants.    The performance period for the 2007-2009 RSU grants is January 1, 2007 to December 31, 2009. In 2007, with input from management, the Committee set annual performance targets and ranges as shown in Supplementary Table 3. An Annual Performance Factor is determined for each year and the three Annual Performance Factors are averaged at the end of the three-year performance period to determine the overall final performance. The maximum payout in shares of common stock was set at 120% of the RSU grant. The Committee reviewed Company performance as of year-end and determined the 2008 performance factors as shown in Supplementary Table 4.

        2008-2010 RSU Grants.    The performance period for the 2008-2010 RSU grants is January 1, 2008 to December 31, 2010. With input from management, the Committee determined it would retain the same annual performance targets and ranges for the 2008-2010 RSU grants as those for the 2007-2009 RSU grants, as shown in Supplementary Table 3. An Annual Performance Factor is determined for each year and the three Annual Performance Factors are averaged at the end of the three-year performance period to determine the overall final performance. The maximum payout in shares of common stock was set at 125% of the RSU grant. The Committee reviewed Company performance as of the end of 2008 and determined the 2008 performance factor as shown in Supplementary Table 4. The 2008-2010 performance measures will also determine the number of shares that may be earned by the CEO for his August 2007 RSU grant.

SUPPLEMENTARY TABLE 3—2007-2009 and 2008-2010 RSU GRANTS

Performance Measure	Weight	Annual Target	Performance Range	Performance Factor Range
Annual Cash Flow Before Interest and Taxes Growth (%)	40%	30%	0 to 50%	0 to 1.5
Annual OPBDA Growth (%)	40%	15%	0% to 22.5%	0 to 1.5
Annual Revenue Growth (%)	20%	10%	0% to 12.5%	0 to 1.5

SUPPLEMENTARY TABLE 4—2007-2009 and 2008-2010 RSU GRANTS ACTUAL PERFORMANCE

	2007		2008		2009-2010
							Final 3-Year Average Factor
Performance Measure	Actual	Weighted Performance Factor	Actual	Weighted Performance Factor	Actual	Weighted Performance Factor
Annual Cash Flow Before Interest and Taxes Growth (%)	12.72%	0.170	78.38%	0.600	TBD	TBD	TBD
Annual OPBDA Growth (%)	22.97%	0.600	20.26%	0.540	TBD	TBD	TBD
Annual Revenue Growth (%)	16.87%	0.300	14.19%	0.300	TBD	TBD	TBD
Annual Performance Factor		1.070		1.440		TBD	TBD

SETTING 2008 EXECUTIVE OFFICERS' TARGET COMPENSATION

        The Company and the Committee believe that our compensation programs are reasonable, balanced and help retain top executive talent. We use judgment and discretion as well as formulaic calculations to set compensation opportunities and to determine payouts. We emphasize long-term incentives over bonuses to focus on consistent longer-term performance and value creation for stockholders. We avoid combinations of performance measures that might drive risky short-term decisions and, when setting target performance levels for bonuses and the RSUs, we consider investor expectations as well as our internal business plans and forecasts. We regularly adjust our compensation programs as economic and business conditions change, but make changes only as they are consistent with our compensation philosophy and objectives.

        The total compensation from an executive officer's base salary, target annual bonus and target long-term stock award is intended to be competitive with the pay levels of similar executives among our peer group of companies. By "competitive," we mean that the total annual cash compensation (consisting of base salary and annual bonus opportunity) and total direct compensation (consisting of total cash compensation opportunity and the value of long-term incentive compensation opportunity) for our named executive officers approximates median compensation levels when compared to historical information on the peer group. The Committee varies from these guidelines based on its assessment of an executive's experience and level of contribution to the Company's current and future success, as well as the executive's compensation history.

        In setting 2008 base salaries, target bonus opportunity levels, and target long-term incentive opportunity levels, the Committee reviewed peer group information prepared by the Consultant, particularly with respect to year-to-year changes in compensation levels, and determined that the combined base salary, target bonuses and target RSU levels were approximately at the levels it had established for its compensation objectives. For certain executives, the proposed 2008 compensation was somewhat lower than the approximate target and the Committee took into consideration current and recent levels of responsibility and compensation for the executives.

        The target opportunity levels in the bonus and RSU plans that were set for the executive officers at the beginning of 2008 assumed that we would achieve the incentive goals that were set for 2008. Subsequent Company and individual performance will determine whether an executive earns actual compensation that is above or below the target levels. Consequently, we believe that this approach focuses the efforts of our executive officers to achieve business goals that are expected to increase the value of the Company for stockholders generally.

  What were the pay levels for the 2008 primary compensation elements?

        2008 Base Salary.    The Committee reviews base salaries annually with reference to compensation data provided by the Consultant, relative internal compensation levels and the terms and conditions of each executive officer's employment agreement. Mr. Carey's increase was based on the change in the CPI in the New York City area in accordance with his employment agreement. Messrs. Palkovic and Doyle did not receive base salary increases in 2008 because the base salary for each executive had been increased in October 2007 to reflect the significant changes in their responsibilities to Executive Vice President—Operations, and Chief Financial Officer, respectively. Base salaries for the other named executive officers were increased effective January 2008 by approximately 3.9% on average over 2007. The 2008 base salaries are shown in Supplementary Table 5 on page G-20.

        2008 Annual Bonuses.    The Executive Officer Cash Bonus Plan, or Bonus Plan, is intended to be tax-deductible under Section 162(m) of the Code. For 2008, the Committee established cash flow before interest and taxes as the performance measure to establish funding and set $2 billion as the amount of cash flow before interest and taxes required to meet the maximum funding level. For each named executive officer, the Committee also established a target bonus amount set as a percentage of each executive's base salary, ranging from 65% to 150%, as shown in Supplementary Table 5 on page G-20.

        2008-2010 Long-Term Performance and Stock Awards.    The Executive Officer Restricted Stock Unit Plan, or RSU Plan, is a performance-share plan intended to be tax-deductible under Section 162(m) of the Code. The performance measures for the 2008-2010 RSU grants are discussed on page G-18 and are disclosed in Supplementary Table 4. The RSU Plan is described in more detail following the 2008 Grants of Plan-Based Awards Table on page G-37. The 2008-2010 RSU grants to the named executive officers are shown in Supplementary Table 5, column (e), in Supplementary Table 8, column (d) for grant year 2008 on page G-39 and in the 2008 Outstanding Equity Awards at Fiscal Year-End table, as part of the unvested shares shown in column (g), on page G-41.

        2008 Pay for Performance.    In setting the targeted compensation opportunity levels, the Committee also evaluated the proportion of targeted pay that varies with Company and individual performance as compared to the targeted total pay; this ratio is referred to as "pay at risk" (in Supplementary Table 5, the sum of the values of the target bonus opportunity in column (d) and target stock grant value in column (f) divided by total compensation in column (g)). The targeted pay at risk for 2008 for Mr. Carey is approximately 80% of his targeted total pay and approximately 70% for the other executive officers. The Company and the Committee believe that the emphasis on long-term incentive opportunity is a key component of managing business risk that could be driven by compensation because decisions that benefit annual bonuses more than long-term incentives could reduce the potential future value of the long-term incentives.

SUPPLEMENTARY TABLE 5—2008 EXECUTIVE OFFICER TARGET COMPENSATION

        Supplementary Table 5 is the result of the discussions and decisions of the Committee for 2008 compensation opportunity. It differs from the Summary Compensation Table on page G-33 in key areas. In Supplementary Table 5, stock awards are valued at the full grant date value under SFAS 123R (except for Mr. Carey, where, due to the timing of his grants, the value of the 2007 stock grants are viewed over the related three-year performance and vesting period), while the Summary Compensation Table discloses the SFAS 123R expense related to financial statement reporting purposes. Supplementary Table 5 also excludes the values for pensions, savings (non-qualified deferred compensation) and other programs such as perquisites because the Committee considers them under the context of broader benefit programs and not as a primary element of executive compensation, while the Summary Compensation Table includes them.

				2008 Stock Grants
		2008 Cash Bonus
				Number of Restricted Stock Units Granted (#) (e)
Name of Officer (a)	2008 Base Salary ($) (b)	Target as % of Base Salary (%) (c)	Target Value ($) (d)			Annual Target Value ($) (f)(4)		Total Target Compensation Opportunity (g)
Chase Carey	2,304,000	150%	3,456,000	N/A	(1)	6,540,655	(1)	12,300,655
Patrick Doyle(2)	500,000	65%	325,000	30,000		693,900		1,518,900
Bruce Churchill	1,142,000	110%	1,256,000	60,000		1,387,800		3,785,800
Michael Palkovic(3)	800,000	80%	640,000	55,000		1,272,150		2,712,150
Larry Hunter	779,000	75%	584,000	55,000		1,272,150		2,635,150

(1)
Mr. Carey was granted 428,900 performance-based restricted stock units and 1,209,400 stock options in August 2007, concurrent with the approval of Mr. Carey's employment agreement, which is discussed further on page G-39. The stock grants are to provide incentive compensation for the three years beginning in January 2008 and no additional stock grants are currently anticipated for the remaining term of Mr. Carey's employment agreement, which expires December 31, 2010. For purposes of this illustration, 1/3 of the target grant value is shown for 2008.

(2)
Salary and target bonus after becoming Senior Vice President and Chief Financial Officer in October 2007.

(3)
Salary and target bonus after becoming Executive Vice President—Operations in October 2007.

(4)
The amounts shown in column (f) are based on the $23.13 per share value of the RSUs on the grant date, February 8, 2008. For Mr. Carey, the amount shown is based on the $22.43 per share August 2007 grant date value of 1/3 of the RSUs and the $8.27 grant date Black-Scholes value for 1/3 of the stock options.

  Why is the Chief Executive Officer paid significantly more than other officers?

        Based on reports and analyses on the compensation of executives in the peer group that were provided by the Consultant in prior years and updated in 2008, the Committee has noted that generally there is a significant difference in total targeted direct compensation between the chief executive officer and the second highest paid executive (or the other named executive officers as a group) within the peer group. This difference is explained by the scope of the CEO's responsibility and accountability for the overall performance of the company as compared to other executives. Other executives are responsible for significant aspects of company performance, reflecting their organizational responsibilities, but only the CEO is responsible for all aspects of company performance. Not all senior executives have the skills and experience to perform successfully as CEO, even though such senior executives may provide excellent performance in roles reporting to the CEO. The reduced number of potential CEOs adds significant upward pressure on CEO compensation.

        This difference is reflected in peer group compensation levels and, in turn, is a significant factor leading to the material difference in the level of the total targeted compensation of the Company's CEO as compared to the second highest paid named executive officer (or the other named executive officers of the Company as a group). Based on consideration in 2008 of its compensation objectives, the information about the peer group and its own judgment and experience, the Committee believes that the difference in target pay between the Company's CEO and the other named executive officers is reasonable and appropriate.

  What are the factors considered in decisions to increase or decrease compensation materially?

        In evaluating changes in total direct compensation from year to year, the Committee typically avoids material changes in an individual named executive officer's compensation opportunity unless there is a significant change in the executive's organizational responsibility or individual performance. Also, in the case of individual named executive officers with employment agreements, the Committee evaluates whether significant changes should be made at or prior to the expiration of such agreements.

        When setting each year's compensation targets for the executives, the Committee also reviews prior bonuses and stock awards, which represent compensation for past achievements, and recent stock option exercises for each named executive officer. The Committee does not limit current bonus opportunities or long-term incentive opportunities based on previously awarded and accumulated compensation because it believes that an executive's incentive compensation should be linked to current and future performance and not based on or limited by accumulated compensation and incentive awards for past achievements.

        The Committee also reviews accumulated employee benefit values, but has not limited the value of employee benefit programs based on previously accumulated compensation. Employee benefit programs are intended to be a modest part of an executive's total compensation and these programs are generally provided to the executives on the same basis as all other employees.

  How does the Committee minimize inappropriate business risks when setting performance goals and determining subsequent performance payouts?

        The Committee is aware of the current economic conditions and the consequences to companies that have not appropriately balanced risk and reward in executive compensation. The Committee believes that the emphasis on long-term performance in the RSU program results in an overall compensation program that does not reward excessive risk-taking for the Company. The Company's compensation strategy is intended to mitigate risk by emphasizing long-term compensation and financial performance measures correlated with growing stockholder value rather than rewarding shorter performance and payout periods. Typically a third of our executive officers' total compensation is base salary, while the remaining two-thirds are tied to Company and individual performance; the emphasis on performance-based pay is greater for the CEO.

        Of this performance or at-risk compensation, for most executives, only about one-third of the value is focused on annual bonuses, while over two-thirds is denominated in shares and based on achieving longer term performance goals that are typically measured over periods of three years or more. The long-term performance goals, in turn, are selected as financial or operating measures that increase the Company's value to stockholders if achieved. The long-term program's specific focus on share-based compensation over a multi-year period, in combination with executive share ownership guidelines set by the Committee, reflects the program's goals of risk assumption and sharing between executives and stockholders. Further, the emphasis on long-term compensation over annual bonuses mitigates risks associated with achieving short-term goals that could potentially be detrimental to stockholders over the longer-term, because this could be expected to diminish the potential value of the named executive officers' long-term incentive awards.

        The Company also believes that the possibility of rewarding excessively risky short-term focused behavior is reduced by using a cash-flow based (rather than just accounting earnings) metric for funding the maximum annual bonus to executives, then adjusting downward based on the Committee's consideration of various operating and financial performance metrics. This approach does not reward executives for managing to specific pre-determined metrics which may not, in hindsight, be in the Company's best interest.

  What specific performance measures are taken into account in setting compensation plans and making decisions?

        The Committee uses a variety of internal and external measures of the Company, DIRECTV U.S. and DIRECTV Latin America to gauge the level of performance as it affects compensation decisions. The Committee evaluates the performance measures established in the short- and long-term incentive plans in the context of other performance measures over the same time periods. The Committee also gauges Company performance as compared to the peer group in order to balance the focus on achievement of internal measures. As appropriate, the Committee measures Company performance over one year (typically used for annual bonuses) or longer periods of time (typically used for long-term incentive programs).

        Operational measures have included net subscriber growth, churn and customer satisfaction. Financial measures have included SAC per gross additional subscriber, pre-SAC margin improvement, growth of ARPU, cash flow, free cash flow, free cash flow growth, growth in cash flow before interest and taxes, revenue growth, OPBDA growth, total return to stockholders, return on investment, and earnings per share growth. The specific performance measures used in each of the current annual and long-term incentive plans are described in the 2008 Company Performance and Incentive Programs on page G-15.

        The performance measures apply to the named executive officers as an executive team, that is, each individual named executive officer is held accountable for the achievement of all of the goals, regardless of their organizational responsibilities. Although individual performance is a factor in the Committee's exercise of discretion with respect to bonuses, the final bonus generally and primarily reflects overall Company performance more than individual performance. Typically, the Committee only exercises its discretion to decrease an individual bonus from the maximum amount payable under the annual bonus plan and not the RSU plan. The Committee has not increased any final incentive award above the maximum amount permitted in the relevant plan based in part on consideration of applicable tax consequences. However, the Committee retains the authority to determine that the formula-based amount does not adequately reflect actual achievement and may approve an additional payout that is separate from the incentive plan to reward such an achievement.

  How is long-term compensation allocated among different types of stock awards?

        The Committee has determined that a long-term incentive program should reward successful development and execution of business plans that are expected to increase the value of the Company's stock over time. We recognize that different forms of long-term incentive compensation, both cash-based and stock based, meet this objective and that the forms of incentive compensation may be used singly or in combination. We use a mix of incentives and allocate the target long-term incentive opportunity value between multiple forms of long-term incentives. This allows us to mix performance-based incentives with stock price appreciation or other objectives, balance different levels of upside opportunities and downside risks related to performance targets, and provide different forms of incentives with different time periods to achieve the performance objectives.

        For example, the Chief Executive Officer's long-term equity incentive set in his 2007 Employment Agreement has approximately 50% of targeted opportunity value allocated to stock options and the remainder to performance-based RSUs.

        Stock Options.    A stock option generally does not provide any value to the executive unless and until the market price of the stock increases, but provides greater upside potential over its normal ten-year term than an equivalent-value three-year RSU award. If the stock price remains unchanged or decreases, stockholders retain some value in their investment, while the executive earns no value for the stock option. Stock options provide significant upside opportunity, based solely on increases in the market price of the Company's stock. To ensure that the stock market price increase is sustained, we restrict the ability to exercise the option and purchase the underlying shares by establishing vesting schedules that require the passage of time before the option is exercisable (e.g., vesting one-third of the options per year for three years). This feature also serves as a retention tool, since the options will generally terminate if the executive voluntarily ceases his employment or is terminated for cause.

        Performance-Based RSUs.    RSU Plans meet the compensation program objectives by (i) awarding more or fewer shares compared to the initial target based on performance against one or more pre-set business performance measures, and (ii) increasing or reducing the potential value of the shares to be paid out based on the market price of the Company's stock. We intend to use performance measures that, if achieved or exceeded, are expected to increase the value of the Company's stock. Thus, the value of the incentive awards to the executives increase by the achievement of the business measures or by increasing the value of the stock, and the value of the incentive awards decrease if business measures are not achieved or the stock price declines. We believe that the performance measures which have been established for the RSUs are challenging and generally exceed consensus analysts' expectations at the time the performance criteria are established by the Committee.

EXECUTIVE COMPENSATION PROGRAMS AND PRACTICES

What are the objectives of the compensation programs?

        The objectives of our compensation program are to:

•	Support the business strategy	•	Focus on long-term growth and creating
•	Balance short- and long-term focus		value for stockholders
•	Pay for performance	•	Pay competitively

        The base salary, bonus and stock incentive compensation programs are intended to support these objectives. Further, we believe that, if we design the compensation programs well, we will attract and retain an executive management team that has key attributes such as business acumen, industry experience, personal integrity, the ability to recognize and make the most of the talent within the Company, and which will be motivated to work as a team and achieve results.

        A significant portion of the executives' compensation is expected to be paid in shares of stock through long-term incentive plans in order to directly align the management team's compensation with improving stockholder value. We have equity ownership guidelines that are applicable to all executives and are intended to encourage the executives to have significant equity at risk.

What are the elements of compensation?

        The primary elements of compensation for the executive officers are a base salary, an annual bonus paid in cash and a long-term incentive award denominated and usually paid in shares of Company stock. The executive officers are also eligible for certain other benefits and perquisites that are intended to be a part of a competitive compensation package that provides health, welfare, savings and retirement programs comparable to those provided to employees and executives at other companies in our industry. Some elements of compensation are related, meaning that the value of one element affects the value of another element. Increasing base salary increases target bonus opportunities, savings, pension and disability benefits. Increasing or decreasing bonuses also affect pension and savings plan benefits, but long-term incentive awards are excluded from calculation of pension and savings plan benefits.

        The purpose, key characteristics and target pay levels of each element of compensation are in the following table.

SUPPLEMENTARY TABLE 6—ELEMENTS OF COMPENSATION

Pay Element	Description/Purpose	Target Pay Level
Base Salary	Compensate for day-to-day performance at the executive's level of responsibility based on the executive's skills, experience and accomplishments. Support attracting and retaining executive talent. Base salaries are considered fixed compensation, paid in cash and short-term.	Approximately at or slightly above the median of the peer group.
Annual Bonus

Motivate and reward current year results by aligning efforts across the Company to achieve specific measurable results. Bonuses are considered variable compensation, are based on annual performance and paid in cash.

Combined base salary and target bonus opportunity approximately at the median of the peer group (or above or below based on performance).
Long-term Incentives

Motivate and reward long-term results, typically over three years, by aligning efforts to achieve specific measurable results and increase the market price of the Company's Common Stock. The long-term incentives are considered variable compensation, based on long-term Company performance and are paid in stock.

Combined base salary, target bonus opportunity and target long-term incentive opportunity approximately at the median of the peer group (or above or below based on performance).
Employee Benefits(1)

Protect against catastrophic expenses and loss of income (health, disability and life insurance plans) and provide retirement income (savings and pension). There are features in the savings and pension programs that preserve or restore benefits that are reduced or otherwise limited by IRS rules for those plans. Executives participate in these "restoration" features on the same basis as all other employees.

Combined value approximately at the median of general industry.
Perquisites	Assist in attracting and retaining executive talent at a practical value for the Company.	Approximately at or below median of general industry.
Post-Termination Compensation

Provide the basis for rapid transition out of the Company that is fair to the executive and to the Company by providing temporary income following an executive's involuntary termination (other than for cause).

Approximately at median of peer group.

(1)
The benefit plan descriptions in this proxy statement and accompanying the following tables provide an explanation of the major features of our employee benefit plans. These plans are administered and governed at all times by the official plan documents and the descriptions in the proxy statement of these plans are qualified in their entirety by reference to the applicable document. The Company reserves the right to amend, suspend or terminate the plans completely or in part at any time and for any reason. Stockholders may request a copy of a plan document by contacting the Corporate Secretary as provided on page 73 of our Proxy Statement.

What process does the Compensation Committee generally follow in determining executive compensation?

        As part of its processes and procedures, the Compensation Committee, with assistance from the Consultant and Company personnel:

  •
  Approves incentive plans' performance targets, which are linked to Company performance;

  •
  Reviews executive officer compensation to ensure that a significant portion is performance-based to create incentives for above-target performance and consequences for below-target performance;

  •
  Confirms with the Committee's Consultant that total compensation paid to the Chief Executive Officer and the other executive officers is appropriate based on the Company's performance relative to that of the peer group as measured by financial measures, including stockholder returns, over one-year and longer periods;

  •
  Approves base salary adjustments and annual and long-term incentive award payouts based on actual performance achieved relative to the pre-established performance targets and evaluation of individual performance;

  •
  Reviews the peer group of companies to benchmark Company performance and executive officer compensation opportunity; and

  •
  Reviews tally sheets of total compensation and benefits for each executive officer to ensure the Committee understands all aspects of each executive officer's total compensation.

  What information does the Committee consider when making executive compensation decisions?

        In setting executive compensation levels, the Committee considers a number of sources of information, including internal and peer group compensation data, and uses various analytical tools.

        These tools include tally sheets that (i) summarize the value of each element, including benefits and perquisites, and the total of an executive's compensation over the current and previous years, (ii) show current stock holdings and incentive compensation denominated in stock and the potential value from increases in the share price, (iii) show amounts payable upon termination of employment under different scenarios and including elements such as pensions and savings that have accumulated over a number of years of service, and (iv) summarize cumulative payments over the past five years for base salary, bonuses and stock payments.

        To evaluate past performance and to set future performance goals, the Committee reviews Company reports on past and forecasted financial and operational performance measures for the Company, DIRECT U.S. and DIRECTV Latin America, as well as compilations of analysts' consensus forecasts.

        The Committee also reviews reports and analyses prepared by the Consultant. These reports typically include a pay for performance review on the alignment between Company performance and incentive plan payouts; a review of the performance measures and the difficulty of achieving them; analysis of "opportunity" pay as compared to the peer companies; for the CEO, the analysis includes "earned and estimated" pay, which consists of amounts actually earned during the most recent performance period plus the estimated "paper" earnings in stock options and RSUs granted in the same period, as compared to Company performance, peer company performance and the peer company CEOs' earned and estimated pay; progress on achieving desired stock ownership levels, and changes in the group of peer companies. Analyses of pay at the peer companies include appropriate job-matching of our executives to the peer group executives, changes in target pay, allocations between forms of pay, and changes in pay that affect the Committee's objectives (e.g., combined base salary and bonus opportunity approximately at the median). As needed, the Consultant also provides the Committee reports on third-party governance advisors' assessments of the Company's pay processes; analysis and advice on proposed employment agreements or other compensation programs or changes to existing programs, including the links between pay and performance; reports of trends and best practices in compensation design and disclosure, and assistance in designing compensation governance policies.

        The Committee considers the potential accounting and tax implications of its compensation decisions and, for stock-based compensation, the potential dilution to stockholders. The Committee considers other factors for each executive such as previous compensation, industry experience and achievements, and how the executive's skills and experience enable the successful achievement of our business plans.

        When setting pay levels, no particular weight is given to any factor, although compensation data from the peer group is considered more relevant to our pay levels than other sources of information. In the end, the Committee relies on its judgment and experience to set compensation for each executive that is competitive with the peer group, fair internally and appropriate based on the Company's performance and on the executive's level of responsibility, experience and contribution to the success of the Company.

  Does the Committee benchmark compensation?

        The Committee annually evaluates pay practices among a peer group of companies to help set the level of the primary compensation elements of the executive officers' compensation—base salaries, annual bonus opportunities and long-term incentive opportunities—and the relative proportions of those elements. Opportunity pay is not guaranteed and actual values of bonuses and long-term incentives as measured at the end of the performance periods will vary from the target opportunity levels based on Company and individual performance.

        We review the list of companies in the peer group periodically. The current list was last revised in 2008, as discussed below. The Consultant developed the list, focusing on companies in the entertainment, content development and distribution industries and incorporated suggestions from management and the Chairman of the Committee. The selected peer companies fall within a range (both above and below the Company) of comparison factors such as revenue, market capitalization and net income; thus, certain companies that were significantly larger or smaller than the Company were excluded from the final list. In November 2007, the following peer group of 20 companies was appropriate:

Alltel Corp.	EchoStar Communications	Sprint Nextel Corp.
British Sky Broadcasting	Gannet Co.	Time Warner, Inc.
Cablevision Systems	Liberty Media Corporation	Tribune Co.
CBS Corporation	News Corporation	Univision Communications, Inc.
Charter Communications	Qwest Communications International	Viacom, Inc.
Clear Channel Communications	Sirius Satellite Radio	Walt Disney Co.
Comcast Corporation		XM Satellite Radio

        In October 2008, effective for 2009 compensation planning, the Committee revised the peer group to remove companies that are no longer publicly traded and for which proxy data on executive officers' pay will no longer be available (Alltel Corp, Clear Channel Communications, Tribune Company and Univision Communications); to recognize Sirius Satellite Radio as the survivor of the merger with XM Satellite Radio; to replace EchoStar Communications with DISH Network Corp. (the relevant competitor following the restructuring of EchoStar Communications); and to add Time Warner Cable (spun off from Time Warner, Inc.) and Liberty Global, Inc.

What role do executive officers have in determining executive compensation?

        Senior management plays an important role in the executive compensation decision-making process, due to its direct involvement in and knowledge of the business goals, strategies, experiences and performance of the Company.

        Mr. Carey, Mr. Hunter and Ms. Irene McKenna, Vice President, Compensation and Benefits, attend all Committee meetings and periodically provide information to the Committee. In addition, the Chief Financial Officer, the Senior Vice President, Human Resources and the Senior Vice President of Investor Relations and Financial Planning assist the Company to develop recommendations for the annual and long-term incentive compensation plans. In particular, the executives recommend to the Committee specific plan design, performance measures and target levels of performance that are intended to be consistent with the short- and long-term business plans that the Company presents to the Board of Directors.

        The Chief Executive Officer also provides the Committee with information to assist in the determination of annual base salaries, final bonus payouts, final stock plan payouts and whether to exercise its discretion to reduce bonuses or stock payouts from the maximum payments determined under those plans, including:

  •
  An assessment of the performance of the business over the past calendar year including discussion of various business measures and the performance of each business unit and the primary operating areas of the Company;

  •
  An assessment of individual performance of each named executive officer; and

  •
  Specific recommendations as to the level of compensation to be paid to each other executive officer.

        The Committee reviews the assessments of Company performance provided by the CEO and other information provided by the executives attending its meetings and accepts or adjusts the recommendations in light of analyses and advice provided by the Consultant and the Committee's own evaluation of Company and executive performance.

What role does the Compensation Consultant have in determining executive compensation?

        To obtain access to independent compensation data, analysis and advice, the Committee retained the services of an independent compensation consultant that is hired by and reports to the Committee. The Consultant is Watson Wyatt Worldwide. The Committee retained the Consultant in 2004 and has maintained the relationship since then. Committee members can engage or initiate contact with the Consultant and have direct access to the Consultant without management involvement. Examples of reports and projects that the Committee assigns to the Consultant can be found in the section "What information does the Committee consider when making executive compensation decisions?" on page G-26. The Consultant attends meetings as appropriate at the invitation of the Committee; representatives of the Consultant attended all Committee meetings in 2008.

        The Consultant meets with Company management, including the Chief Executive Officer, from time to time, particularly when changes are contemplated to the bonus or stock incentive plans. The Consultant provides information and insight as to relevant plan design trends in general industry or among the peer group. The Consultant obtains information from Company management with regard to such matters as the Company's performance and performance of individual named executive officers, business strategy and overall compensation plan design.

        Although the Committee receives information and recommendations regarding the design and level of compensation of our executive officers from both the Consultant and management, the Committee makes the final decisions as to the plan design and compensation levels for the named executive officers.

        The Consultant may have other relationships with the Company, so long as those relationships do not interfere with its ability to provide independent advice. To ensure independence of the Consultant, the Committee annually reviews all other services performed by the Consultant for the Company and we minimize such other work. In 2008, we purchased compensation survey reports from Watson Wyatt Worldwide on the same basis as its other clients; fees for the survey reports totaled less than $5,000. The Consultant was also engaged to perform one consulting assignment for the Company: the Company was preparing to engage an independent human resources consulting firm in Argentina for a research project estimated to cost $20,000, when the firm was acquired by the Consultant before the project was approved and funded. After discussion with the Chairman of the Committee, the consulting project was approved. In late 2008, the Committee reviewed all activities of the Consultant for the Company, concluded that the consulting project did not interfere with the Consultant's ability to provide objective and independent advice to the Committee and confirmed the Consultant's continued independence.

Other Executive Compensation Policies

        What are the practices for awarding equity-based compensation such as RSUs or stock options?

        Other than in special circumstances involving an individual executive or the Company, the Committee intends to grant long-term stock-based incentives to executives not more than once each year, typically during the first quarter of the calendar year and at the same time as it sets performance goals for the year. The value of the incentive awards will be set on the date of the grant or on a future date that is established on the date the awards are granted. As needed, for example, to recruit a new executive, long-term incentives would be awarded at the hire date with the value of the incentive award set on the date of the grant.

  What are the equity or other security ownership guidelines?

        The Company and the Committee have established guidelines and regular reviews for stock ownership levels among executives, policies on insider trading and hedging, and annual reviews on the use of Company stock in the stock incentive programs.

        Stock Ownership.    Stock ownership is an additional way to align the interests of the executive officers with those of our stockholders. Our guidelines cover all elected officers of the Company and, at subsidiaries, all executives with the title of Executive Vice President or higher. These executives are expected to acquire and maintain until termination of employment, shares of Common Stock or Common Stock equivalents equal in value to a multiple of the executive's base salary. The multiple for the Chief Executive Officer is six times base salary and the multiple for the other executive officers is two times base salary. Each executive has four years to attain the target ownership level. An executive may satisfy the requirement through direct purchase of shares or retention of shares acquired through stock option exercises or through the Company's savings plans or equity-based incentive plans. The value of unvested stock units and vested in-the-money stock options is reduced 50% as an approximation of shares that would be withheld for tax payments upon vesting or exercise. As of the record date, all the named executive officers meet or exceed the target ownership level.

        Insider Trading and Hedging.    Insider trading is illegal and hedging the economic risk of owning stock or receiving stock-based incentive compensation is contrary to the best interests of our stockholders. We maintain a policy that is applicable to all employees and bars insider trading and ownership of financial instruments or participating in investment strategies that hedge the economic risk of Company stock ownership. Executive officers generally are only permitted to trade shares of the Company's Common Stock during limited periods after public dissemination of the Company's annual and quarterly financial results. However, the Company permits our executives to enter into plans that are intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 in order to permit our executive officers to prudently diversify their asset portfolio and to assure that granted stock options may be exercised before their scheduled expiration date consistent with our policies on insider trading. The General Counsel of the Company or his designee must approve such plans.

        Stock Usage.    The number of shares issued under the stock plan is monitored periodically by evaluating the annual number of shares awarded under incentive programs (also known as the run rate) and the potential dilution of stock ownership due to incentive awards accumulated over a period of time, both measures as compared to the peer group. Currently, both the run rate and dilution caused by stock based awards are significantly below the median of the peer group.

  What is the Company's position and practice on severance and change-in-control agreements?

        Severance Agreements.    The Company has entered into employment agreements with severance compensation arrangements with each of the named executive officers. Based on research on the peer group and general industry conducted by the Consultant plus the Committee's own experience, the Company believes that pre-established severance arrangements provide assurances of fair treatment to the executives and help to retain key executives for the benefit of the Company. Such agreements support the development of an experienced management team and are competitive with practices among the peer group.

        The Committee has developed the following guidelines for the Company to limit compensation in severance agreements.

  •
  Although common in the entertainment industry, employment and severance agreements should be used only for a limited group of executives.

  •
  Termination of employment for cause should result in the forfeiture of all unpaid compensation, all unpaid cash or stock incentive compensation, and the Company may consider forfeiture of certain benefits that are not protected by federal or state law.

  •
  Death or disability should normally result in payment of compensation earned through that date, plus cash and stock compensation and other employee benefits under the terms and conditions of those plans.

  •
  Voluntary termination of employment or retirement should normally result in payment of compensation earned through that date, plus other vested employee benefits under the terms of the applicable plans and, in the case of retirement, accrued bonus and stock compensation under the terms of the applicable plans.

  •
  For involuntary termination of employment without cause or for constructive termination, the value of cash severance arrangements should be limited to compensation normally payable through the end of the employment agreement, but generally not less than one year's base salary and target bonus. Stock compensation should follow the vesting rules set by the Committee in the stock grant's terms and conditions, although the Committee varies from this practice depending on the facts and circumstances. Employee benefits remain payable under the terms and conditions of the benefit plans.

        Change in Control.    We have no individual agreements, arrangements or other programs in which additional compensation is paid upon entering into or completing a change-in-control of the Company, nor is additional compensation or severance payable in the event of termination of employment following a change-in-control of the Company beyond amounts otherwise payable upon termination of employment.

  What are the policies regarding the recovery of awards or payments?

        As part of its regular review of governance issues, the Committee reviews its practices and guidelines concerning the recovery of performance-based compensation from executives and employees. After discussing reports from the Consultant in 2008 and 2009, the Committee updated its prior practice and adopted the following policy in 2009:

        "In addition to any other remedies available to the Company, (i) if any of the financial or operating results of the Company is restated or otherwise adjusted, and (ii) after taking any such restatement or adjustment into account, the amount of any bonus or equity award paid within the preceding three years would have been reduced, then the Company may require any of its employees or former employees designated at least executive vice president of the Company or any of its subsidiaries to return to the Company all or any portion of the bonus or equity award in excess of the amount which would have been paid after taking into account such restatement or adjustment.

        The Committee will determine whether to require any present or former elected officers to return any such amounts and may also direct the officers to seek recovery from other present or former employees. In making such determinations, the Committee may consider such factors as it considers appropriate under the circumstances, including the reasons for, and persons responsible for, any such restatements or other adjustment, the amount of the excess bonus or equity award resulting from such restatement or other adjustment, the risks, costs and benefits associated with pursuing the recovery of such excess amount, other actions the Company or third parties may take, or may have taken, with respect to the person(s) who was responsible for the misstatement, and any other legal or other facts or circumstances the Committee considers appropriate."

        Effective with incentive awards (bonuses and RSUs) granted in 2009, the terms and conditions of each grant refer to this updated policy on the recovery of compensation. At this time, none of the employment agreements or previously granted incentive awards expressly permit the Company to obtain reimbursement of compensation previously paid to the named executive officer. However, all the outstanding performance-based share awards and bonuses permit downward adjustment, at the discretion of the Committee, at any time prior to issuance of the related shares or cash.

  What are the accounting and tax treatments of the compensation programs?

        The primary elements of executive compensation are generally considered taxable income to the executive and compensation expense to the Company when earned.

        Savings and Pension Plans.    Under Section 401-K of the Code, which applies to the DIRECTV Thrift and Savings Plan, or 401-K Plan, and Section 409A of the Code, which applies to the Excess Plan Savings Benefit, the Excess Pension Plan and the Executive Deferred Compensation Plan, executive and Company contributions to the plans are not treated as current income to the executive and the related income taxes are deferred until the amounts are paid out to the executive, typically upon termination of employment. Further, for tax purposes, the Company defers recognition of the compensation expense for the executives' contributions to the Section 409A plans until payout.

        Stock Awards.    For accounting purposes, we record compensation expense for RSUs and stock options on a straight-line basis over the service period of up to three years based upon the fair value of the award on the date approved, and adjusted for anticipated payout percentages related to the achievement of performance targets in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," or SFAS No. 123R. For tax purposes, the compensation expense is recognized when an RSU is earned and distributed in stock or an option is exercised.

        Deductible Compensation.    The Committee considers the potential impact of Section 162(m) of the Code on compensation decisions. Section 162(m) disallows a tax deduction by the Company for compensation exceeding $1 million in any taxable year for each of the chief executive officer and the other three highest compensated senior executive officers, excluding the chief financial officer. Performance-based compensation under a plan that is approved by the stockholders of the Company and that meets certain other technical requirements is excluded from the $1 million limitation. The annual bonus, the RSU and the stock option programs are intended to meet the performance-based compensation requirements, while base salary and perquisites do not. Based on these requirements, the Company has determined that it is entitled to a tax deduction for compensation paid to executive officers during 2008, other than the base salary and perquisites for Messrs. Carey and Churchill in excess of $1 million each. For 2008, the excess (and non-deductible) amount was estimated at slightly over $1.1 million and consisted primarily of Messrs. Carey's and Churchill's salaries in excess of $1 million.

        While accounting and tax treatment are relevant compensation issues, the Committee believes that stockholder interests are best served by not restricting flexibility in designing compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, compensation arrangements for certain named executive officers that are not fully deductible have been considered by the Committee from time to time, and may be considered in the future. Also, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m), we can give no assurance that compensation intended to satisfy the requirements for deductibility does, in fact, do so.

 EXECUTIVE AND DIRECTOR COMPENSATION

2008 Summary of Compensation

        The 2008 Summary Compensation Table sets forth the compensation paid or accrued by the Company for the Principal Executive Officer, the Principal Financial Officer and each of the Company's other three most highly compensated executive officers. Persons named in the 2008 Summary Compensation Table are referred to collectively as the "named executives," "named executive officers," or "executive officers."

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Option Awards ($) (e)	Non-Equity Incentive Plan Compensation ($) (f)	Change in Pension Value and Nonqualified Deferred Compensation Plan Earnings ($) (g)	All Other Compensation ($) (h)	Total ($) (i)
Chase Carey	2008	2,291,620	3,504,969	2,961,348	3,500,000	353,703	387,956	12,999,596
President and Chief	2007	2,213,822	5,674,500	1,132,756	4,200,000	333,984	375,764	13,930,826
Executive Officer	2006	2,149,590	5,674,500	0	4,000,000	321,558	325,256	12,470,904
Patrick T. Doyle	2008	500,032	635,836	0	285,000	200,007	67,415	1,688,291
Executive Vice President	2007	437,386	429,361	0	325,000	45,542	60,431	1,297,720
and Chief Financial Officer
Bruce B. Churchill	2008	1,136,188	1,271,672	0	1,256,000	129,566	149,573	3,942,999
Executive Vice President	2007	1,091,242	858,723	0	1,350,000	118,791	124,517	3,543,273
and President DIRECTV	2006	1,023,307	955,400	0	1,200,000	117,749	131,398	3,427,854
Latin America and New
Enterprises
Michael W. Palkovic	2008	879,753	1,183,491	0	512,000	320,575	91,163	2,986,982
Executive Vice President,	2007	732,244	753,524	0	625,000	161,748	80,880	2,353,396
Operations	2006	699,543	709,888	0	500,000	184,125	60,557	2,154,113
Larry D. Hunter	2008	774,753	1,183,491	0	511,000	576,947	92,455	3,138,646
Executive Vice President,	2007	744,276	784,827	0	625,000	319,052	84,720	2,557,875
Legal, Human Resources	2006	699,537	733,283	0	500,000	356,067	103,386	2,392,273
and Administration, General
Counsel and Secretary

Notes to 2008 Summary Compensation Table

        Officers.    Mr. Carey is reported in this table as the Principal Executive Officer and Mr. Doyle as the Principal Financial Officer. Messrs. Churchill, Palkovic and Hunter are the other named executive officers. Mr. Doyle was not a named executive officer in 2006 and only 2007 and 2008 compensation is shown. Mr. Carey is also a director of the Company, but receives no compensation for serving as a director.

        Salary.    The amount shown in column (c) is the salary paid during 2008 and includes amounts that the executive elected to contribute to two savings plans: the 401-K Plan and the Excess Savings Plan. The base salary amounts for 2008 differ slightly from the amounts shown in Supplementary Table 5 on page G-20 due to the payroll periods at the beginning and end of each year that bridge the calendar years. The amount shown for Mr. Palkovic includes $79,733 for paid time off that was accrued, but not used, prior to his appointment as an executive officer in 2005; this amount was paid out in 2008.

        Stock Awards and Option Awards.    The amounts shown in columns (d) and (e) represent the aggregate expense for all unvested stock and stock option grants that was recognized for financial statement reporting purposes in 2008 in accordance with SFAS 123R. Due to accounting rules and our current and historical stock programs, we disclose significant amounts of expense for stock grants made in prior years. Amounts for the stock expense are based on estimated percentages that are not guaranteed related to the achievement of performance targets and exclude estimates for forfeitures related to service based vesting conditions. For a discussion of the assumptions made in the valuation of the amounts shown in columns (d) and (e), refer to Note 14: Share-Based Payment of the Notes to the Consolidated Financial Statements of Form 10-K for the fiscal year ended December 31, 2008, Note 13: Share-Based Payment of the Notes to the Consolidated Financial Statements of Form 10-K for the fiscal year ended December 31, 2007 and Note 14: Share-Based Payment of the Notes to the Consolidated Financial Statements of Form 10-K for the fiscal year ended December 31, 2006. For additional information about these awards, see the 2008 Grants of Plan-Based Awards Table and related discussion beginning on page G-37.

        Note that the values in columns (d) and (e) of the 2008 Summary Compensation Table differ from the values shown in column (i) of 2008 Grants of Plan-Based Awards. The values in the 2008 Summary Compensation Table columns (d) and (e) are the values of 2008 stock grants and previous years' grants that were recognized in the financial statements for 2008 while the value in column (i) of 2008 Grants of Plan-Based Awards Table is the fair value on the grant date of the stock grant made in 2008. For a comparison of the two sets of values, see Supplementary Table 8 on page G-39.

        Non-Equity Incentive Compensation.    The amounts shown in column (f) represent performance-based bonuses earned under the Bonus Plan for performance during the year, but actually paid in the subsequent year. The amounts shown in column (f) include amounts that the executive elected to contribute to two savings plans: the 401-K Plan and the Excess Savings Plan.

        Change in Pension Value and Nonqualified Deferred Compensation Plan Earnings.    The amounts shown in column (g) of the 2008 Summary Compensation Table are the change in value of each executive's accumulated pension benefit as of December 31, 2008 compared to December 31, 2007. Refer to Note 11: Pension and Other Postretirement Benefit Plans of the Notes to the Consolidated Financial Statements of our Form 10-K for the fiscal year ended December 31, 2008, for a discussion of the assumptions made in the valuation of the amounts shown. The significantly increased amounts shown in 2008 as compared to 2007 for Messrs. Doyle, Palkovic and Hunter are attributed to changes in 2008 to the discount rate and mortality tables used to determine the value of the pension benefits; benefit calculations for Messrs. Carey and Churchill were not similarly affected. For additional information about the pension plan, see the 2008 Pension Benefits Table on page G-44.

        The amounts in column (g) do not include any earnings in non-qualified deferred compensation plans because none of the earnings in those plans are considered above market rates, which is the basis for reporting such earnings in column (g). For additional information about the nonqualified deferred compensation plans and the earnings for those plans, see the 2008 Nonqualified Deferred Compensation Table on page G-46.

        All Other Compensation.    All other compensation is included in column (h) of the 2008 Summary Compensation Table. The Company provides competitive health and welfare benefit plans to its employees and executive officers, including medical, dental and vision care; life insurance, accidental death and dismemberment insurance and dependent life insurance; short-term and long-term disability insurance; and paid time-off for vacations, illness, holidays and other personal needs. Because the health and welfare benefit programs generally are provided to all other employees, the value of these programs is excluded from this column.

        Supplementary Table 7 provides details on the amounts disclosed in column (h).

SUPPLEMENTARY TABLE 7—ALL OTHER COMPENSATION

Name (a)	Perquisites and Other Personal Benefits ($) (b)	Registrant Contributions to Defined Contribution Plans ($) (c)	Other ($) (d)	Total ($) (e)
Chase Carey	94,817	262,725	30,414	387,956
Patrick T. Doyle	31,173	33,386	2,856	67,415
Bruce B. Churchill	46,589	100,487	2,497	149,573
Michael W. Palkovic	30,318	57,616	3,229	91,163
Larry D. Hunter	30,522	56,699	5,234	92,455

        Perquisites and Other Personal Benefits.    The amounts in column (b) of Supplementary Table 7 include the incremental costs of Company contributions to the Executive Medical Plan, personal use of Company aircraft, car allowances, Company contributions to the Executive Long-Term Disability Plan and Company-paid premiums for personal liability insurance. From time to time, tickets to sporting and other entertainment events are provided to certain employees, including the named executive officers, without charge, to attend these events as they relate to a business purpose. Tickets are made available to employees, including the named executive officers, for personal use if the tickets are not otherwise needed for business use. The Company does not incur incremental costs with respect to tickets to sporting and other entertainment events, as the tickets were purchased by the Company for business purposes and are only made available if the tickets are not utilized for such purposes. In the following discussion, we have identified the nature of perquisites and other personal benefits, but have quantified only benefits that exceeded $25,000 in value.

  •
  Executive Medical.  We provide an arrangement in the medical, dental and vision care plans for each of the named executive officers such that the executive pays no premiums or out-of-pocket costs for eligible expenses.

  •
  Company-provided Transportation.  The Company owns a plane that is available to named executives for business travel. When not needed by the Company for business travel, the plane is available for personal use on a limited basis and only as approved by the Chief Executive Officer. The Board encourages the Chief Executive Officer to use the Company plane even for personal travel to ensure his personal safety and to maximize his availability and the time available for Company business. For Mr. Carey, the amount shown includes $63,719 for personal use of the Company plane. This is our best calculation of the incremental cost to the Company including the average cost of fuel, in-flight catering, landing, hangar and parking fees, other variable fees and crew travel expenses. Because the Company uses the plane primarily for business travel, we do not include ownership costs or aircraft maintenance expenses that do not change based on usage. The IRS treats the personal use of the Company plane as income to the executive and the executive pays the related taxes.

    We previously provided a car allowance for executives that was intended to cover some of the costs associated with the purchase or lease and maintenance of a vehicle. The program is closed to new participants, but continues for executives who previously received the car allowance. Each of the named executive officers participated in this program in 2008; during 2009, participation was cancelled. The IRS treats the car allowance as income to the executive and the executive pays the related taxes.

  •
  Executive Long-Term Disability Insurance.  For all employees whose salary exceeds a certain minimum level, we provide long-term disability insurance equal to 60% of base salary at no cost to the employee; in 2008, the minimum salary level was $150,000 per year. All named executive officers were covered under this plan.

  •
  Personal Liability Insurance.  We provide personal liability insurance with a coverage limit of $10 million to each of the named executive officers. The IRS treats the premium value of this personal liability insurance as income to the executive and the executive pays the related taxes.

  •
  Post-Retirement Welfare Benefits.  Executive officers may also receive post-employment welfare benefits, which are discussed at "Potential Payments upon Termination or Change in Control" beginning on page G-47.

  •
  Tax Reimbursements.  No named executive officer received a tax reimbursement in 2008.

        Registrant Contributions to Defined Contribution Plans.    The amounts shown in column (c) of Supplementary Table 7 include Company-matching contributions to two savings plans, the 401-K Plan and the Excess Plan Savings Benefit. In 2008, the matching contributions to the 401-K Plan were: for Mr. Carey, $11,870; for Mr. Doyle, $9,385; for Mr. Churchill, $9,975; for Mr. Palkovic, $9,615 and for Mr. Hunter, $9,665. In 2008, the matching contributions to the Excess Plan Savings Benefit were for Mr. Carey, $250,855; for Mr. Doyle, $24,001; for Mr. Churchill, $90,512; for Mr. Palkovic, $48,001 and for Mr. Hunter, $47,034.

        Other.    The amounts shown in column (d) of Supplementary Table 7 include the value of complimentary DIRECTV programming and Company-matching amounts made for the CEO's charitable contributions.

  •
  Complimentary Programming.  We provide all full-time employees with complimentary DIRECTV programming (including home installation) for TOTAL CHOICE Premier, local channels and a variety of premium programming packages and channels. The named executive officers also receive a DIRECTV HD DVR, all other channels (including all subscription channels and HD), local channels, all sports, music and special events, two pay-per-view movies per month and a subscription to "DIRECTV-The Guide." Mr. Carey's complimentary programming is valued at $10,414. The IRS does not treat complimentary programming as income for employees or for the executives.

  •
  Matching Charitable Contributions.  All employees, executives and members of the Board of Directors are eligible to participate in our Charitable Gift Matching Program, which is discussed further on page G-54. As a member of the Board of Directors, matching contributions of $20,000 for Mr. Carey are considered "payments and promises of payments pursuant to director legacy programs and similar charitable award programs" and are disclosed in the 2008 Summary Compensation Table in column (h), All Other Compensation, and again in column (d), Other, in the Supplementary Table 7.

2008 Grants of Plan-Based Awards

        The 2008 Grants Of Plan-Based Awards Table and the notes following the table provide information about 2008 grants of plan-based awards including awards made under the Bonus Plan for 2008 and the award of RSUs and stock options under the 2004 Stock Plan.

2008 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards (i)($)
Name (a)	Grant Date (b)	Threshold (c) ($)	Target (d) ($)	Maximum (e) ($)	Threshold (f) (#)	Target (g) (#)	Maximum (h) (#)
Chase Carey	2/8/08	0	3,456,000	10,000,000
Patrick Doyle	2/8/08	0	325,000	650,000
Bruce Churchill	2/8/08	0	1,256,000	2,512,000
Michael Palkovic	2/8/08	0	640,000	1,280,000
Larry Hunter	2/8/08	0	584,000	1,168,000
Chase Carey	N/A				0	0	0	0
Patrick Doyle	2/8/08				0	30,000	37,500	693,900
Bruce Churchill	2/8/08				0	60,000	75,000	1,387,800
Michael Palkovic	2/8/08				0	55,000	68,750	1,272,150
Larry Hunter	2/8/08				0	55,000	68,750	1,272,150

        Stockholders approved the Bonus Plan and 2004 Stock Plan in 2004 and approved amendments to both plans in 2007. We use the annual bonuses to focus the executive's decisions and actions on financial and operating results over the course of the year. We use long-term incentive programs to promote the long-term growth of the Company. To focus on enhancing stockholder value, we denominate and pay long-term incentive awards in shares of Common Stock. At the Committee's discretion, final RSU awards may be paid in cash in lieu of stock. Executives earn these shares based on achievement of pre-established long-term goals (or fewer shares if the goals are partially achieved). By increasing the market price per share for all stockholders over the long term, the executives also increase the value of their own stock grants.

        Estimated Future Payouts Under Non-Equity Incentive Plan Awards.    The amounts shown in columns (c), (d) and (e) are the potential annual bonus amounts that were applicable for 2008 under the Bonus Plan. The performance period was January 1 to December 31, and bonuses were actually paid in 2009. The Bonus Plan provides bonuses based on the Company's performance in relation to pre-established objectives and individual named executive officer performance for the year. The target value of an executive's bonus is based on the percentage of base salary established in each executive's employment agreement or by the Committee. Achieving target level performance provides a target level bonus; performance that is below target reduces the final bonus, while performance above target increases the bonus. The Committee uses the performance measure to set the maximum funding amount as determined under the Bonus Plan. We do not pay interest or earnings on the bonuses to the executive officers either before or after payment of the bonuses. The 2008 performance measure and the maximum funding formulas are discussed on page G-15. The amounts actually earned and paid to the executive officers under the Bonus Plan for 2008 are shown in the 2008 Summary Compensation Table in column (f) on page G-33.

        Estimated Future Payouts Under Equity Incentive Plan Awards.    The amounts shown in columns (f), (g) and (h) represent long-term performance-based RSUs granted in 2008 under the 2004 Stock Plan. Because Mr. Carey's RSU and stock option grants in 2007 were considered multi-year grants, no additional grant was made to him in 2008. For the named executive officers, other than the CEO, the 2008-2010 RSUs were granted with a performance period of January 1, 2008 to December 31, 2010. The 2008-2010 RSU performance measures, targets, performance ranges and performance payout factors are shown in Supplementary Tables 3 and 4 on page G-18. The maximum number of RSUs that may be earned based on final performance is 125% of the RSUs granted.

        Performance-Based RSUs.    Performance-based RSUs are conditional awards of stock and the value of each RSU is equal to the fair market value of a share of Common Stock. RSUs allow the combination of (i) performance factors that affect the number of shares earned and (ii) stock price that affects the value of the final award.

        The RSU program generally has a three-year performance measurement period to motivate the achievement of business goals over a longer term than the annual Bonus Plan. A new three-year performance plan is established and RSUs are granted each year to participants other than the Chief Executive Officer, resulting in three such plans operating concurrently at any one time after the first two years. The performance factors and the specific levels of achievement that need to be attained to earn the RSUs are determined when RSUs are granted. No stock is issued until (i) the performance measurement period is completed, (ii) the Committee determines the actual level of performance, and (iii) the Committee determines the number of RSUs to be converted one-for-one into shares of Common Stock to be issued to each executive.

        The number of RSUs granted to an executive officer each year is determined by reference to a grant table. The Committee requested the Consultant to develop a table of long-term incentive grant values based on survey data and using an executive's base salary and level (e.g., executive vice president). Management divided these values by an average price per share and, from that information, proposed a target number of shares to be granted, as well as a range above and below that target number to provide additional flexibility in the number of RSUs granted to an executive. The table was updated in February 2007 to use the average stock market price for a period ending December 31, 2006, which had increased significantly since stockholders approved the plan in 2004. The stock price is monitored periodically to determine if adjustments to the target number of shares to be granted are needed.

        Grant Date Fair Value of Stock and Option Awards.    The amounts shown in column (i) represent the fair value on the grant date of the 2008 stock-based RSU awards computed in accordance with SFAS No. 123R. The RSUs in column (g) were granted on February 8, 2008 and are valued in column (i) at the $23.13 per share closing stock price of the Common Stock on that date. During 2008, there were no modifications to any current or previous stock awards made to the named executive officers.

        The following Supplementary Table 8 compares the fair value on the grant date in 2008 to the Stock Awards and Option Awards financial expense in the 2008 Summary Compensation Table, in columns (d) and (e), respectively on page G-33. The current market value of all outstanding stock awards as of December 31, 2008 is found in the 2008 Outstanding Equity Awards At Fiscal Year-End Table on page G-41.

SUPPLEMENTARY TABLE 8—DETAILS OF STOCK AWARD EXPENSE

Name (a)	Grant Year (b)	Grant Type (c)	Number of Shares Granted (#) (d)		Grant Date Value ($) (e)	2008 Expense ($) (f)
Chase Carey	2007	Option	1,209,400	(1)	10,000,617	2,961,348
	2007	RSU	428,900	(1)	9,620,227	3,504,969

Total 2008 Expense						6,466,317
Patrick T. Doyle	2008	RSU	30,000	(1)	693,900	252,811
	2007	RSU	25,000	(1)	599,250	266,866
	2006	RSU	30,000	(2)	407,100	116,159

Total 2008 Expense						635,836
Bruce B. Churchill	2008	RSU	60,000	(1)	1,387,800	505,622
	2007	RSU	50,000	(1)	1,198,500	533,732
	2006	RSU	60,000	(2)	814,200	232,318

Total 2008 Expense						1,271,672
Michael W. Palkovic	2008	RSU	55,000	(1)	1,272,150	463,487
	2007	RSU	47,500	(1)	1,138,575	507,045
	2006	RSU	55,000	(2)	746,350	212,959

Total 2008 Expense						1,183,491
Larry D. Hunter	2008	RSU	55,000	(1)	1,272,150	463,487
	2007	RSU	47,500	(1)	1,138,575	507,045
	2006	RSU	55,000	(2)	746,350	212,959

Total 2008 Expense						1,183,491

(1)
Includes RSUs and stock options shown in the 2008 Outstanding Equity Awards at Fiscal Year-End Table on page G-41.

(2)
Includes RSUs shown in the 2008 Option Exercises and Stock Vested Table on page G-43.

Agreements with Executive Officers

Employment Agreement with the Chief Executive Officer of the Company

        Term.    The term of the agreement is from August 9, 2007 through December 31, 2010. Mr. Carey has agreed to work full time for the Company during the term of his employment, subject to continued service on specified boards.

        Base Salary.    Mr. Carey receives a base salary of $2,222,000 per year, subject to annual cost of living adjustments. His 2008 salary is shown in Supplementary Table 5 on page G-20.

        Annual Cash Bonus.    Mr. Carey is eligible to receive an annual performance bonus. The target annual bonus is 150% of his base salary for the applicable year. The Committee determines the amount of this bonus annually, in accordance with, and upon satisfaction of the standards contained in the Bonus Plan.

        Restricted Stock Units.    The Committee authorized the grant to Mr. Carey of 428,900 RSUs in August 2007. These RSUs vest at the end of his current employment agreement, which is December 31, 2010, and may be increased by up to 25% if the performance goals are exceeded, and are subject to downward adjustment based on the Company's achievement of certain performance standards established at the time of grant or otherwise in the Committee's discretion.

        Stock Options.    The Committee authorized the grant to Mr. Carey of 1,209,400 stock options in August 13, 2007, with the exercise price of $22.43 per share, which was the closing stock market price on that date. These options vest and become exercisable one-third per year on each of December 31, 2008, 2009 and 2010. The options expire August 13, 2017.

        Noncompetition and Confidentiality.    Mr. Carey has agreed not to compete with the Company during the term of his employment and for 12 months thereafter. He has also agreed, during the term of his employment and for 12 months thereafter, not to induce or solicit any executive, professional or administrative employee of the Company or its affiliates to leave such employment. Further, Mr. Carey is required to maintain the confidentiality of certain information of the Company, and not to use such information except for the benefit of the Company.

        Termination.    The terms and conditions for compensation upon termination of employment are summarized in the section "Potential Payments upon Termination or Change in Control" beginning on page G-47.

Other Employment Agreements with Named Executive Officers

        We have entered into employment agreements with each of the other named executives. The material terms of these agreements are:

        Term.    The term of each agreement with Messrs. Churchill and Hunter is from January 1, 2007 through December 31, 2009. The term of Mr. Palkovic's agreement is from October 5, 2007 through December 31, 2010. The term of Mr. Doyle's agreement is October 30, 2008 through December 31, 2011.

        Base Salary.    The 2008 base salaries for the executives are shown in Supplementary Table 5 on page G-20. Base salaries are subject to increase at the discretion of the Company, commensurate with the other senior executives of the Company, with the actual salary increase subject to the Committee's approval.

        Annual Cash Bonus.    The target bonus percentage of each officer's base salary for the applicable year is shown in Supplementary Table 5 on page G-20. Each of these executive officers is eligible to receive an annual performance bonus, payable in cash, subject to the recommendation of the Chief Executive Officer and the Committee's approval in accordance with, and upon satisfaction of, the standards contained in the Bonus Plan.

        Restricted Stock Units.    The numbers of RSUs granted to the named executive officers, other than Mr. Carey, in 2008 are shown in 2008 Grants of Plan-Based Awards on page G-37 and Supplementary Table 5 on page G-20. The number of RSUs granted to each of these executive officers is determined annually and the RSUs will vest three years after grant, subject to the performance standards established at the time the RSUs are granted. Under the agreements, annual grants will be commensurate with the other senior executives of the Company and, at grant, are expected to have a fair market value at least equal to each executive's base salary.

        Noncompetition and Confidentiality.    Each executive officer has agreed not to compete with the Company during the term of his employment agreement and for 12 months thereafter. Each executive officer has also agreed not to induce or solicit any executive, professional or administrative employee of the Company or its affiliates to leave such employment during the term of his employment and for 12 months thereafter. Further, each executive officer is required to maintain the confidentiality of certain information of the Company and not to use such information except for the benefit of the Company.

        Termination.    The terms and conditions for compensation upon termination of employment are summarized in the section "Potential Payments upon Termination or Change in Control" beginning on page G-47.

Outstanding Equity Awards at Fiscal Year-End

        This table and the notes following provide information on all equity awards granted to the named executive officers that were outstanding as of the end of 2008.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of securities underlying unexercised Options (#) Exercisable (b)	Number of securities underlying unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Option Value at Year-End ($) (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (g)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unit or Other Rights that Have Not Vested ($) (h)
Chase Carey	202,314		15.69	9/6/09	1,460,707
	561,982		15.69	11/15/09	4,057,510
	561,982		23.41	5/1/10	0
	134,876		23.93	8/1/10	0
	146,115		18.50	8/30/11	644,367
	6,744		15.69	10/9/12	48,692
	403,133	806,267	22.43	8/13/17	580,512
						536,125	(1)	12,282,264

Totals	2,017,146	806,267			6,791,788	536,125		12,282,264
Patrick T. Doyle	45,000		41.06	2/26/10	0
	120,000		34.01	6/2/10	0
	50,000		27.37	2/2/11	0
	50,000		20.45	6/23/11	123,000
						30,000	(2)	687,300
						37,500	(3)	859,125

Totals	265,000	0			123,000	67,500		1,546,425
Bruce B. Churchill	0	0	N/A	N/A	N/A
						60,000	(2)	1,374,600
						75,000	(3)	1,718,250

Totals	0	0			0	135,000		3,092,850
Michael W. Palkovic	24,000		41.06	2/26/10	0
	45,000		34.01	6/2/10	0
	32,000		27.37	2/2/11	0
	24,000		20.45	6/23/11	59,040
						57,000	(2)	1,305,870
						68,750	(3)	1,575,063

Totals	125,000	0			59,040	125,750		2,880,933
Larry D. Hunter	75,000		41.06	2/26/10	0
	300,000		34.01	6/2/10	0
	75,000		27.37	2/2/11	0
	75,000		20.45	6/23/11	184,500
						57,000	(2)	1,305,870
						68,750	(3)	1,575,063

Totals	525,000	0			184,500	125,750		2,880,933

(1)
Performance-based RSUs granted in August 2007 with a performance period of January 1, 2008 to December 31, 2010; the number of shares is shown at the maximum payout level because the current cumulative performance is between target and maximum performance levels. At target performance levels, the number of shares would be 428,900.

(2)
Performance-based RSUs granted in 2007 with a performance period of January 1, 2007 to December 31, 2009; the number of shares is shown at the maximum payout level because the current cumulative performance is between target and maximum performance levels. At target performance levels, the number of shares would be: for Mr. Doyle, 25,000; for Mr. Churchill, 50,000; for Mr. Palkovic, 47,500 and for Mr. Hunter, 47,500.

(3)
Performance-based RSUs granted in 2008 with a performance period of January 1, 2008 to December 31, 2010; the number of shares is shown at the maximum payout level because the current cumulative performance is between target and maximum performance levels. At target performance levels, the number of shares would be: for Mr. Doyle, 30,000; for Mr. Churchill, 60,000; for Mr. Palkovic, 55,000 and for Mr. Hunter, 55,000.

        Columns (b), (c), (d), (e) and (f) show information for stock options that remain exercisable. Since 2004, only the Chief Executive Officer has been granted stock options.

        Column (g) shows outstanding RSU grants whose three-year performance periods are still in progress and not yet ended.

        The values of the stock options are shown in column (f) and the values of the unvested RSUs are shown in column (h) based on the $22.91 per share closing stock price on December 31, 2008. The actual value of each stock option and RSU grant varies with the market price of the underlying stock and, for RSUs, also with the Company's performance against the targets, until the RSU grant vests and the underlying stock is issued.

        The information in columns (f) and (h) of this table are related to the information in the 2008 Summary Compensation Table in columns (e) and (d) respectively, on page G-33. All outstanding awards at year-end are shown in columns (f) and (h) of this table at the market closing price of $22.91 per share on December 31, 2008, while the Stock Awards and Option Awards values shown in the 2008 Summary Compensation Table columns (d) and (e) respectively, on page G-33, represent the aggregate dollar amounts recognized for financial statement reporting purposes in 2008 in accordance with SFAS No. 123R. For a comparison of the two sets of values, see Supplementary Table 8 on page G-39.

        The vesting dates for the unvested RSUs and stock options are in Supplementary Table 9.

SUPPLEMENTARY TABLE 9—VESTING DATES OF UNVESTED STOCK UNITS

Name (a)	Grant Type (b)	Grant Date (c)	Performance Period (d)	Equity Incentive Plan Awards: Number of Unearned Shares, Unit or Other Rights that Have Not Vested (#) (e)	Vesting Date (f)
Chase Carey	RSU	8/13/2007	2008-2010	428,900	12/31/10
	Option	8/13/2007	2007-2017	808,267	One-half of options vest on each of 12/31/2009 and 12/31/2010
Patrick T. Doyle	RSU	2/8/08	2008-2010	30,000	12/31/10
	RSU	2/6/07	2007-2009	25,000	12/31/09
Bruce B. Churchill	RSU	2/8/08	2008-2010	60,000	12/31/10
	RSU	2/6/07	2007-2009	50,000	12/31/09
Michael W. Palkovic	RSU	2/8/08	2008-2010	55,000	12/31/10
	RSU	2/6/07	2007-2009	47,500	12/31/09
Larry D. Hunter	RSU	2/8/08	2008-2010	55,000	12/31/10
	RSU	2/6/07	2007-2009	47,500	12/31/09

        Column (e) of Supplementary Table 9 shows, for RSUs, the number of shares granted on the grant date without regard to future performance levels, while column (g) of the 2008 Outstanding Equity Awards At Fiscal Year-End shows the same grants with the number of shares adjusted for the cumulative performance levels as of December 31, 2008.

        Column (f) of Supplementary Table 9 shows the vesting dates, which are the dates that the related RSU performance periods end, or, for Mr. Carey's stock option grant, the dates when options become exercisable. Mr. Carey's RSU and stock option grants may vest earlier on the date of termination of employment, if such termination occurs before the vesting date and is due to death, "disability", involuntary termination without "cause" or resignation due to "effective termination", the latter three terms as defined on page G-47.

2008 Option Exercises and Stock Vested

        This table and the notes following provide additional information regarding the compensation realized by the executives in 2008 due to the exercise of options and the acquisition of shares upon the vesting and distribution of RSUs.

2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name of Executive Officer (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Chase Carey	269,751	2,830,714	0	0
Patrick T. Doyle	66,000	727,701	28,560	606,329
Bruce B. Churchill	0	0	57,120	1,212,658
Michael W. Palkovic	18,000	230,580	52,360	1,111,603
Larry D. Hunter	30,000	202,098	52,360	1,111,603

        For Mr. Carey, the values in columns (b) and (c) represent stock options exercised in 2008 pursuant to pre-established option exercise programs intended to comply with the requirements of SEC Rule 10b5-1, with respect to stock options expiring in 2008.

        Vested stock awards in column (d) are from the 2006-2008 RSU grants and are valued in column (e) at the $21.23 per share closing market price on February 19, 2009 when the Committee approved the issuance of the shares. Mr. Carey did not receive a 2006-2008 RSU grant.

2008 Pension Benefits

        Pension Plans.    We provide an employee pension program with pension values allocated between two components: the tax-qualified Pension Plan and the Excess Pension Benefit Plan, or Excess Plan, which is a non-qualified supplemental pension benefit. The Excess Plan is a benefit restoration plan, designed to replace pension benefits that are reduced or otherwise limited by IRS rules for the Pension Plan. Eligibility and benefit formulas in both plans are the same for employees and executives. All employees whose compensation or pension benefit exceeds legislated limits on the Pension Plan automatically participate in the Excess Plan. In the pension benefit formulas, the maximum benefit amount permitted by applicable law and regulations is allocated to and paid from the Pension Plan and the balance is paid from the Excess Plan.

        The pension plans are the primary element of compensation in which the Company provides compensation based on an employee's length of service or tenure. Length of service for the executive officers is calculated on the same basis as all other employees. Pension benefits are determined, in part, using the employee's actual age and years of benefit service. In the Excess Plan, as a practice, the Company does not provide additional years of age or benefit service and no named executive officer has been credited with additional years of age or benefit service.

        The 2008 Pension Benefits Table and the notes following the table provide additional information regarding each named executive officer's participation in the Company's pension plans and the present value of those benefits. The assumed retirement age is the earlier of the normal retirement age defined in the plan, age 65, and the earliest unreduced retirement age where applicable (participants under the Non-Contributory Benefit and the Retirement Growth Benefit are eligible to retire early beginning at age 55 after attaining one year of service with the Company). No pre-retirement decrements are used in these calculations. The benefit values were determined assuming that the named executive officers will continue to earn the same amount of salary and bonus compensation as reported in the 2008 Summary Compensation Table until retirement.

        Refer to Note 11: Pension and Other Postretirement Benefit Plans of the Notes to the Consolidated Financial Statements of our Form 10-K for the fiscal year ended December 31, 2008, for a discussion of the assumptions made in the valuation of the amounts shown in column (d).

2008 PENSION BENEFITS

Name (a)	Plan name (b)	Number of years of credited service (#) (c)	Present Value of Accumulated Benefit ($) (d)
Chase Carey	Pension Plan	5	63,788
Chase Carey	Excess Pension Benefit Plan	5	1,217,101
Patrick T. Doyle	Pension Plan	15	268,963
Patrick T. Doyle	Excess Pension Benefit Plan	15	733,711
Bruce B. Churchill	Pension Plan	5	56,807
Bruce B. Churchill	Excess Pension Benefit Plan	5	409,160
Michael W. Palkovic	Pension Plan	11	171,768
Michael W. Palkovic	Excess Pension Benefit Plan	11	826,708
Larry D. Hunter	Pension Plan	14	378,976
Larry D. Hunter	Excess Pension Benefit Plan	14	2,006,277

        Participation of the Named Executive Officers.    There are three benefit formulas in the plans, which are discussed in Benefit Formulas below. No named executive officer participates in the Contributory Benefit. Messrs. Doyle, Palkovic and Hunter participate in the Non-Contributory Benefit, but will receive the greater of the benefit under the Non-Contributory Benefit or the Retirement Growth Benefit. Messrs. Carey and Churchill participate only in the Retirement Growth Benefit. Messrs. Carey and Hunter are currently eligible to retire early under both the Pension Plan and the Excess Plan. No payments from either plan were made to a named executive officer in 2008.

        Pensionable Compensation.    In the Pension Plan and the Excess Plan, benefits are determined using base salary and annual bonuses, which means that the value of a pension depends partially on achievement of business goals. Both Plans exclude from consideration the value of stock awards and all other long-term incentive awards. There is no double counting of compensation between the Pension Plan and the Excess Plan.

        Retirement Age.    The plans assume that an employee's retirement age is the earliest of (i) the normal retirement age defined in the plan, (ii) age 65, or (iii) the earliest age when an employee has earned an unreduced retirement benefit. The plans also provide for retirement at earlier age and service levels, but the benefit is reduced.

        Benefit Formulas.    There are three benefit formulas provided by the Pension Plan and the Excess Plan. Eligibility for a specific formula depends on the employee's date of hire. The three benefit formulas consist of:

  (i)
  a Contributory Benefit that was available to employees hired prior to August 2, 1990, who elected to participate, contribute and remain in this benefit (no named executive officer is eligible for this Contributory Benefit),

  (ii)
  a final average pay Non-Contributory Benefit for employees hired on or after August 2, 1990, but before December 1, 2001, and

  (iii)
  a cash balance benefit called the Retirement Growth Benefit, which was established December 1, 2001 for employees hired after November 30, 2001.

        Employees who were participants in the Non-Contributory Benefit as of December 1, 2001, will receive the better of that benefit or the Retirement Growth Benefit.

        The Contributory Benefit formula is not discussed further because no named executive officer is eligible for that benefit.

        The Non-Contributory Benefit is a final average pay benefit using the highest five out of the last 10 years of pensionable compensation. The Company calculates benefits as a percentage of final average monthly pay up to 35 years (and a lesser percentage after 35 years) minus an offset for Social Security. The resulting number is a monthly life annuity payable at Social Security Normal Retirement Age, or SSNRA, (which is 65, 66 or 67 depending on the year of birth). For early retirement within three years before the employee's SSNRA, this benefit is not reduced if the employee has at least ten years of continuous service on or prior to separation from service, otherwise, the benefit is reduced. The Company uses actuarial conversion factors to determine the benefit under different payment options; see Forms of Benefit Payments.

        The Retirement Growth Benefit provides an account-balance benefit based on (a) a percentage of pensionable compensation and (b) interest. The percentage of pensionable compensation increases by years of vesting service up to the maximum 4% per year in the employee's sixth year of service; however, for employees hired before December 1, 2006, the percentage is 4% per year. The formula provides an amount payable as a lump sum. The Company uses actuarial conversion factors to determine the benefit under different payment options.

        Forms of Benefit Payments.    The forms of benefit payments are identical in both the Pension Plan and the Excess Plan, although employees may elect a different form in each plan. Participants who terminate or retire may withdraw plan benefits in a lump sum, a single life annuity, various joint and survivor annuities, various periods certain and a 10-year period certain and continuous. The lump sum, 5- and 10-year period certain payments from the Pension Plan may be rolled over into another qualified retirement plan; no portion of the Excess Plan may be rolled over into another qualified retirement plan.

2008 Nonqualified Deferred Compensation

        We provide a 401-K Plan, an Excess Savings Plan and, through 2006, we also provided the Executive Deferred Compensation Plan. These savings plans are sometimes referred to as "deferred compensation plans" because by contributing a percentage of their compensation to the savings plans, employees defer receipt of that money until the date they withdraw their savings balances. The Excess Savings Plan is a benefit restoration plan, designed to replace savings benefits that are reduced or otherwise limited by IRS rules for the 401-K Plan.

        This table and the notes following provide additional information regarding each named executive officer's participation in these savings plans.

 2008 NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Plan Name (b)	Executive Contributions in Last FY ($) (c)	Registrant Contributions in Last FY ($) (d)	Aggregate Earnings in Last FY ($) (e)	Aggregate Withdrawals/ Distributions ($) (f)	Aggregate Balance at Last FYE ($) (g)
Chase Carey	Excess Savings Plan	688,564	250,855	(1,476,587)	—	3,551,791
Patrick T. Doyle	Excess Savings Plan	69,604	24,001	(222,414)	—	614,080
Bruce B. Churchill	Excess Savings Plan	175,542	90,512	(508,076)	—	745,881
Michael W. Palkovic	Excess Savings Plan	131,689	48,001	(115,206)	—	249,195
Larry D. Hunter	Excess Savings Plan	128,948	47,034	(482,616)	—	1,063,160
	Executive Deferred Compensation Plan	0	0	58,598	—	1,115,324

        Savings Plans.    The 401-K Plan is a tax-qualified broad-based employee savings plan that also has an after-tax savings feature. Employees may contribute up to 12% of base salary and annual bonuses up to dollar limits established annually by the IRS. We match 100% of employee contributions up to the first 4% contributed by the employee. The Company-matching contributions vest after three years of service. Employees may invest their contributions in a variety of funds, including a Company stock fund. Withdrawals from the 401-K Plan are permitted as provided by applicable regulations.

        The Excess Savings Plan is a non-qualified pre-tax savings plan subject to Section 409A of the Code that is provided for employees whose base salary and annual bonuses exceed the limits established by the IRS on compensation and benefits for the 401-K Plan. Employee contributions to the Excess Savings Plan begin only when the employee has contributed the maximum possible amount permitted by the Code to the 401-K Plan. The Excess Savings Plan has many features that mirror the 401-K Plan including contribution rates, matching and vesting. Employees may invest their contributions into the same funds that are available in the 401-K Plan, however, no actual monies are invested in these funds (to avoid tax consequences that conflict with the pre-tax nature of this Plan), and, thus, these investments are referred to as "notional investments." The value of the notional investments in the employee's account increase and decrease with the value of the selected fund. The Excess Savings Plan permits daily transfers of amounts among the available notional investments except for the DIRECTV Stock Fund, where trades are restricted to open trading periods. To the extent that the notional investment gains exceed employee contributions at the date of distribution, the Company pays the increase in value. The Excess Savings Plan permits distributions following termination of employment as a lump sum and as annual installment payments.

        The Executive Deferred Compensation Plan for senior executives is a non-qualified pre-tax savings plan subject to Section 409A of the Code. The Executive Deferred Compensation Plan was amended effective December 31, 2006, to bar all future contributions. The plan will continue to be administered until all account balances are withdrawn by executives upon termination of employment or retirement. Previous contributions from base salary and bonuses earn interest at a rate that is fixed annually and approximates 120% of 10-year Treasury Note rates. The Executive Deferred Compensation Plan permits distributions following termination of employment as lump sum or annual installment payments.

        Executive Contributions.    The amounts shown in column (c) represent compensation that was earned in 2008 and that the named executive officers elected to save into the Excess Savings Plan. The amounts shown in column (c) that came from 2008 base salary and the 2008 bonus paid in early 2009 are included in the 2008 Summary Compensation Table, columns (c) and (f), respectively, on page G-33.

        Company-Matching Contributions.    The amounts shown in column (d) represent Company-matching contributions to the Excess Savings Plan. The amounts shown in this column are included in the amounts shown in the 2008 Summary Compensation Table, column (h) on page G-33 and the Supplementary Table 7, column (c) on page G-35.

        Earnings.    The amounts shown in column (e) include gains or losses on notional investments in the Excess Savings Plan, interest on previous cash contributions to the Executive Deferred Compensation Plan and the change in the market value of Company stock units in the Excess Savings Plan. The interest and earnings from notional investments in this column are all at market rates and, therefore, are not included in the 2008 Summary Compensation Table, column (g) on page G-33. The negative values in this column reflect losses during 2008 in the notional investment funds.

        Withdrawals and Distributions.    As shown in column (f), there were no withdrawals or distributions in 2008.

        Year-End Balances.    The amounts shown in column (g) represent the closing balance as of December 31, 2008 in each executive's Excess Savings Plan account, including the amounts contributed in early 2009 for the bonus earned for 2008, and for Mr. Hunter, the Executive Deferred Compensation Plan account.

Potential Payments upon Termination or Change in Control

Change of Control Agreements with Named Executive Officers

        We have no individual agreements, arrangements or other programs in which additional compensation is paid upon entering into or completing a change-in-control of the Company, nor is additional compensation or severance payable in the event of termination of employment following a change-in-control of the Company beyond amounts otherwise payable upon termination of employment.

Employment Agreements with the Named Executive Officers

        We have an employment agreement with each of the named executive officers, which contains terms and conditions of compensation upon termination of employment under various circumstances. We entered into an agreement with Mr. Doyle in 2008. We intend to comply with Sections 162(m) and 409A of the Code, as each applies to compensation payable upon and following a termination of employment of each of the named executive officers. We use "cause," "disability" and "effective termination" in the following discussion.

        "Cause" in Mr. Carey's agreement shall mean: (i) executive's willful and continued failure to perform his material duties (other than due to Disability); (ii) the commission of any fraud, misappropriation or misconduct by executive that causes demonstrable material injury to the Company; (iii) executive's conviction of, or plea of guilty or nolo contendere to, a felony; (iv) the failure by executive to comply, in any material respect, with any applicable restrictive covenants, any other undertaking set forth in his employment agreement or any other agreement executive has with the Company or any breach by executive thereof, if such failure or breach is reasonably likely to result in a demonstrable material injury to the Company, in each case, that is not cured, within 30 days of written notice from the Company or otherwise satisfactorily explained. For Messrs. Churchill, Hunter, Palkovic and Doyle, "Cause" in each executive's agreement shall mean (i) the executive is convicted of, or pleads guilty or nolo contendere, to a felony; (ii) the executive engages in conduct that constitutes continued willful neglect or willful misconduct in carrying out duties under the agreement, resulting in economic harm to or damage to the reputation of the Company; or (iii) the executive breaches any material affirmative or negative covenant or undertaking in the agreement, which breach is not substantially cured within fifteen days after written notice to the executive specifying such breach.

        "Disability" in Mr. Carey's agreement shall mean the inability to perform all of his material duties under the agreement for more than 180 days in any 360-day period because of physical or mental incapacity or illness that is reasonably likely to continue indefinitely. For Messrs. Churchill, Palkovic, Hunter and Doyle, "Disability" in each executive's agreement shall mean the inability to substantially perform the executive's duties and responsibilities for a period of 120 consecutive days.

        "Effective Termination" in Mr. Carey's agreement shall mean the occurrence of any of the following, without executive's consent, subject to the Company's right to cure: (i) executive is required to report to any person or group, other than the Board or the Board is not the Board of Directors of a public company; (ii) a reduction in executive's base salary or bonus opportunity; (iii) the assignment of duties inconsistent with, or the significant reduction of the titles, powers, duties and functions associated with, his positions, titles or offices; or (iv) the relocation of executive's principal office to a location more than 50 miles from the New York City or Los Angeles metropolitan area. For Messrs. Churchill, Palkovic, Hunter and Doyle, "Effective Termination" means the occurrence without the executive's consent of (i) a change in the executive's principal place of employment or (ii) any adverse change in the scope of job responsibilities or reporting relationship.

        The terms and conditions in Mr. Carey's employment agreement for compensation upon termination of employment are summarized as follows:

        Termination.    If Mr. Carey's employment terminates due to his death or disability, Mr. Carey (or his estate or beneficiaries) is entitled to: (i) base salary for the balance of the term of agreement and pro-rated annual bonus earned through the date of termination; (ii) 100% of the RSUs granted in 2007 will vest and be distributed as of the termination date; (iii) the right to exercise any stock options granted in 2004 pursuant to the 2004 Stock Plan until the earlier of 12 months following the date of termination or the expiration date of the options, and (iv) immediate vesting of stock options granted in 2007, which shall remain exercisable until the expiration date, August 13, 2017. If we terminate Mr. Carey's employment for cause or if he resigns without effective termination, both as defined in his agreement, he is only entitled to base salary through the date of termination plus any earned but unpaid bonus for the immediately preceding fiscal year and he would forfeit all RSUs and unexercised options. If Mr. Carey's employment is terminated for any other reason, or if he resigns for effective termination, as defined in his agreement, he is entitled to: (i) an amount equal to the greater of (x) base salary and target bonus for the balance of the term of the agreement or (y) one times base salary and target bonus; (ii) 100% of the RSUs granted in 2007, which will vest and be distributed as of the termination date (subject to Sections 162(m) and 409A of the Code); (iii) the right to exercise options granted in 2004 until the earlier of 12 months following the date of termination or the expiration date of the options; and (iv) immediate vesting of options granted in 2007, which shall remain exercisable until the expiration date, August 13, 2017.

        The terms and conditions in the employment agreements for Messrs. Doyle, Churchill, Palkovic and Hunter for compensation upon termination of employment are summarized as follows:

        Termination.    If an executive's employment is terminated for cause (as defined in each agreement) or voluntary termination by the employee, he is only entitled to base salary through the date of termination and the bonus and all outstanding stock-based awards are forfeited.

        If the executive's employment terminates due to his death or disability, the executive's estate or beneficiary is entitled to (i) base salary through the date of termination, (ii) pro-rated annual cash bonus received for the fiscal year preceding the date of termination and, only for disability, (iii) the executive will continue to participate in all medical, dental, life insurance and all other employee plans and programs until the earlier of the end of the disability or the term of the agreement. Stock options for Messrs. Doyle, Palkovic and Hunter will continue to be exercisable until the earlier of the fifth anniversary of the termination date or the expiration date of the options. Mr. Churchill has no stock options. With respect to any unvested RSUs, RSUs would vest one-third for each full calendar year, subject to adjustment for Company performance and would be payable as each RSU performance period ends.

        If Mr. Doyle, Churchill, Palkovic or Hunter is terminated for any other reason, the executive is entitled to (i) base salary through the date of termination, (ii) pro-rated annual bonus for the calendar year in which employment is terminated, (iii) payment of an amount equal to the sum of current base salary and target bonus (for Mr. Churchill, the amount is one and one-half times this sum), (iv) vesting of equity awards as if the executive had remained employed through the end of the year and, if employment is terminated in December, for one additional year, subject to the terms and conditions of the equity awards, and, (v) until the later of the end of the term of the agreement or 12 months, the executive will continue to participate in medical plans, unless the executive receives earlier coverage from another employer. Stock options for Messrs. Doyle, Palkovic and Hunter will continue to be exercisable until the earlier of the fifth anniversary of the termination date or the expiration date of the options. The executive shall be entitled to these benefits also in the case of any adverse change in the scope of job responsibilities or reporting relationship, and, for Mr. Churchill, a change in the principal place of employment from New York, New York, and for Messrs. Doyle and Palkovic, a change in the principal place of employment from El Segundo, California, in each case without the consent of the executive. In consideration of Messrs. Doyle's, Palkovic's and Hunter's noncompetition and confidentiality commitments, which extend for 12 months following the termination of employment, each would receive, additionally, the sum of his base salary and target bonus valued at the date of termination of employment. In the event that the Company adopts a severance plan applicable to comparable executives that provides for payments or benefits that are more favorable to executives than the provisions of the employment agreements, then the executive will be entitled to the more favorable payments or benefits subject to the terms and conditions of such plan.

        The descriptions of each executive's employment agreement are qualified in their entirety by reference to the full agreement, which for Mr. Carey is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on August 14, 2007; for Mr. Doyle is attached as Exhibit 10.1 to the Current Report on Form 8K filed by the Company with the SEC on November 5, 2008; for Mr. Churchill is attached as Exhibit 10.2 to the Current Report on Form 8-K filed by the Company with the SEC on February 12, 2007; for Mr. Palkovic is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on November 9, 2007; for Mr. Hunter is attached as Exhibit 10.3 to the Current Report on Form 8K filed by the Company with the SEC on February 12, 2007. These documents may be accessed through the Company's website at www.directv.com/investor or through the SEC's website at www.sec.gov.

Values of Potential Payments upon Termination of Employment as of December 31, 2008

        Potential payments upon termination of employment in the following discussion were calculated under the terms and conditions of each executive's employment agreement. If not specifically addressed in the employment agreement, then payments were determined under the terms and conditions of each of the separate compensation and benefit plan documents. All payments are subject to Sections 162(m) and 409A of the Code, as each applies to compensation payable upon and following a termination of employment of each of the named executive officers.

        Calculation Assumptions.    Benefit amounts payable from health and welfare plans and the 401K Plan that are generally available to all employees have been excluded from the following discussion. For termination for cause, Excess Savings Plan values are assumed to be derived from the executive's own savings contributions and would likely remain payable, while excess pension values are assumed to be entirely derived from Company contributions and would likely be forfeited. Benefits payable from the pension plans are shown on the 2008 Pension Benefits Table on page G-44 and savings account balances other than the 401K Plan are shown in the 2008 Non-Qualified Deferred Compensation Table on page G-46. For voluntary termination, unexercised stock options are cancelled immediately following the date of voluntary termination of employment. Therefore, we assume that if vested stock options held by Messrs. Carey, Doyle, Palkovic or Hunter are "in the money," that is, the market price of the stock was greater than the exercise price of the stock option, then the executive would exercise the vested stock options on the last day of employment. Stock Option and RSU values are shown in the 2008 Outstanding Equity Awards at Fiscal Year-End Table on page G-41. Bonuses and RSUs paid for performance periods ending December 31, 2008, are shown in the 2008 Summary Compensation Table on page G-33 and the 2008 Option Exercises and Stock Vested Table on page G-43. All amounts would be payable in a lump sum except Mr. Carey has made an election to convert the Excess Pension Plan value to 60 monthly payments; Mr. Doyle has made an election to convert the Excess Pension Plan value to 60 monthly payments and the Excess Savings Plan value to five annual payments; and Mr. Hunter has made an election to convert the Excess Savings Plan value to five annual payments.

        Mr. Carey:

  •
  For termination for cause, he would receive no compensation beyond his accrued and vested savings and pension plan benefits and, for voluntary termination, the additional value of his vested stock options. Unvested stock options and RSUs would be cancelled.

  •
  For death or disability, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive $4,608,000 in respect of base salary payable over the remaining term of his employment agreement, his unvested stock options from the 2007 grants would vest (valued at $387,008 at December 31, 2008) and the 2007 RSUs would vest (valued at $9,826,099 at December 31, 2008).

  •
  For involuntary termination without cause, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive $11,520,000 in severance, his unvested stock options from the 2007 grants would vest (valued at $387,008 at December 31, 2008) and the 2007 RSUs would vest (valued at $9,826,099 at December 31, 2008).

        Mr. Doyle:

  •
  For termination for cause, he would receive no compensation beyond his accrued and vested savings and pension plan benefits and, for voluntary termination, the additional value of his vested stock options.

  •
  For death or disability, in addition to the accrued and vested savings and pension benefits and his vested stock options, he would receive a bonus of $325,000; vested RSUs (valued at $610,993 at December 31, 2008) would be payable at the scheduled dates, subject to Company performance, and his medical and long-term disability benefits continued for three years are valued at $48,990 and $2,994, respectively.

  •
  For involuntary termination without cause, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive $1,650,000 in severance (including the value of complying with his non-compete agreement payable after 12 months), vested RSUs (valued at $1,030,950 at December 31, 2008) would be payable at the scheduled dates, subject to Company performance, and his medical benefits continued for three years are valued at $48,990.

    Mr. Churchill:

  •
  For termination for cause and for voluntary termination, he would receive no compensation beyond his accrued and vested savings and pension plan benefits.

  •
  For death or disability, in addition to the accrued and vested savings and pension benefits, he would receive a bonus of $1,350,000, vested RSUs (valued at $2,061,900 at December 31, 2008) would be payable at the scheduled dates, subject to Company performance, and for disability only, his medical and long-term disability benefits continued for one year are valued at $16,330 and $998, respectively.

  •
  For involuntary termination without cause, in addition to the accrued and vested savings and pension benefits, he would receive $3,597,000 in severance, vested RSUs (valued at $2,061,900 at December 31, 2008, would be payable at the scheduled dates, subject to Company performance, and his medical benefit continued for one year is valued at $16,330.

        Mr. Palkovic:

  •
  For termination for cause, he would receive no compensation beyond his accrued and vested savings and pension plan benefits, and, for voluntary termination, the additional value of his vested stock options.

  •
  For death or disability, in addition to the accrued and vested savings and pension benefits and the value of his vested stock options, he would receive a bonus of $625,000, vested RSUs (valued at $1,145,500 at December 31, 2008) would be payable at the scheduled dates, subject to Company performance, and for disability only, his medical and long-term disability benefits continued for two years are valued at $32,658 and $1,997, respectively.

  •
  For involuntary termination without cause, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive $2,880,000 in severance (including the value of complying with his non-compete agreement payable after 12 months), vested RSUs (valued at $1,928,258 at December 31, 2008) would be payable at the scheduled dates, subject to Company performance, and his medical benefit continued for two years is valued at $32,658.

        Mr. Hunter:

  •
  For termination for cause, he would receive no compensation beyond his accrued and vested savings and pension plan benefits and, for voluntary termination, the additional value of his vested stock options.

  •
  For death or disability, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive a bonus of $625,000, vested RSUs (valued at $1,145,500 at December 31, 2008) would be payable at the scheduled dates, subject to Company performance, and for disability only, his medical and long-term disability benefits continued for one year are valued at $15,678 and $998, respectively.

  •
  For involuntary termination without cause, in addition to the accrued and vested savings and pension benefits and vested stock options, he would receive $2,726,000 in severance (including the value of complying with his non-compete agreement payable after 12 months), vested RSUs (valued at $1,928,258 at December 31, 2008) would be payable at the scheduled dates, subject to Company performance, and his medical benefit continued for one year is valued at $15,678.

2008 DIRECTOR COMPENSATION

        During 2008, only independent directors received compensation for serving on the Board of Directors. The two primary components of compensation for the independent directors are (i) annual cash retainers for service on the Board and its Committees and (ii) annual stock compensation. Beginning in 2009, non-employee directors who do not qualify as independent directors will be entitled to receive annual cash retainers and annual stock compensation for serving on the Board of Directors. Non-employee directors are entitled to reimbursement for travel expenses incurred in connection with their duties as directors. In addition, all directors are eligible for complimentary DIRECTV programming and, on the same basis as employees, matching of charitable gifts. Our Certificate of Incorporation and By-Laws provide for indemnification of the Company's directors and officers and we maintain director and officer liability insurance.

        There are no separate benefit plans for directors, other than the savings plan described in this section. Directors are not eligible to participate in any compensation or benefit program for the

Company's employees, except for Mr. Carey, who is an employee director. The directors have set a stock ownership guideline to retain all stock-based compensation for the duration of their term on the Board.

        Many aspects of compensation for the Company's directors are similar to those of the executives.

  •
  Directors' compensation is evaluated annually and against the same peer group of companies.

  •
  Target levels of Board and Committee compensation are approximately at the median for the peer group.

  •
  For Directors, stock-based compensation is approximately 50% of total compensation.

  •
  To assist in determining the forms and levels of director compensation, the Committee has engaged the same independent Consultant as it uses for executive compensation.

        The 2008 Director Compensation Table and the notes following the table provide information regarding compensation paid to the directors of the Company. As an employee director, Mr. Carey receives no compensation for his role as a director.

2008 DIRECTOR COMPENSATION

Name (a)	Fees earned or paid in cash ($) (b)	Stock Awards ($) (c)	All Other Compensation ($) (d)	Total ($) (e)
John Malone	0	0	6,168	6,168
K. Rupert Murdoch	0	0	35,079	35,079
Neil R. Austrian	109,182	100,176	9,445	218,803
Ralph F. Boyd, Jr.	105,012	100,176	6,551	211,739
Mark Carleton	0	0	4,545	4,545
Peter Chernin	0	0	32,838	32,838
James M. Cornelius	105,012	100,176	26,842	232,030
David F. DeVoe	0	0	31,858	31,858
Charles R. Lee	110,016	100,176	7,455	217,647
Peter A. Lund	105,012	100,176	6,955	212,143
Gregory Maffei	0	0	5,819	5,819
Nancy Newcomb	104,178	100,176	36,023	240,377
Haim Saban	90,012	100,176	16,926	207,114

        Cash Compensation.    The amounts shown in column (b) represent the cash compensation paid to the independent directors or contributed to the savings plan by the independent directors during 2008. The savings plan is discussed below.

        In 2008, the Board of Directors set the cash compensation for the independent directors as follows (the Company does not pay any compensation on a "per meeting" basis):

SUPPLEMENTARY TABLE 10—BOARD OF DIRECTORS RETAINERS

Annual Retainer	$80,000
Audit Committee Chair	$25,000
Other Committee Chair	$20,000
Audit Committee Member	$15,000
Other Committee Member	$10,000

        Stock Compensation.    The amounts shown in column (c) represent the aggregate expense recognized for financial statement reporting purposes in 2008 for all grants in accordance with SFAS 123R for the directors, but excluding estimates for forfeitures related to service based vesting conditions. Refer to Note 14: Share-Based Payment of the Notes to the Consolidated Financial Statements of our Form 10-K for the fiscal year ended December 31, 2008 for a discussion of the assumptions made in the valuation of the amounts shown in this column.

        The fair market value on the February 15, 2008 grant date of the shares paid for the directors' 2008 stock compensation was $25.49 per share, which is the closing stock price of the Common Stock on that date.

        The number of shares provided as stock compensation for the year are determined as $100,000 in value divided by the closing stock market price of the Common Stock on the date that is two days after the Company releases its earnings information for the prior year, rounded up to the next higher 10 shares. These shares are payable in a lump sum to the independent directors as soon as practicable after the grant date. Based on the $25.49 per share closing price on February 15, 2008, this calculation yielded a 2008 payment of 3,930 shares worth $100,176 payable to each independent director.

        Savings Plan.    The independent directors are eligible to participate in The DIRECTV Group, Inc. Deferred Compensation Plan for Non-Employee Directors or the Directors Deferred Compensation Plan, which is a non-qualified pre-tax savings plan. A director elects to contribute any combination of cash compensation up to 100% and stock compensation up to 100% or elect not to participate at all. Cash contributions are credited at the director's annual election either to an interest bearing account (at an interest rate that is fixed annually and approximates 10-year Treasury Note rates) or converted to RSUs; stock contributions are converted to RSUs. No portion of the interest was above market rates. The value of the RSUs increases and decreases with the market value of the Common Stock. Directors elect to have payments made as a lump sum or in up to 10 annual installments, beginning in the year following the year a director ceases to serve on the Board.

        All Other Compensation.    In this table and the discussion following, we identify the nature and value of all other compensation earned by the directors, other than Mr. Carey, as shown in column (d) of the 2008 Director Compensation Table on page G-52.

SUPPLEMENTARY TABLE 11—BOARD OF DIRECTORS—ALL OTHER COMPENSATION

Name (a)	Tax Reimbursements ($) (b)	Payments and Promises of Payments Pursuant to Director Legacy Programs and Similar Charitable Award Programs ($) (c)	Other ($) (d)	Total ($) (e)
John Malone	2,899	0	3,269	6,168
K. Rupert Murdoch	4,737	25,000	5,342	35,079
Neil R. Austrian	3,029	3,000	3,416	9,445
Ralph F. Boyd, Jr.	3,079	0	3,472	6,551
Mark Carleton	2,136	0	2,409	4,545
Peter Chernin	3,684	25,000	4,154	32,838
James M. Cornelius	3,216	20,000	3,626	26,842
David F. DeVoe	3,223	25,000	3,635	31,858
Charles R. Lee	3,504	0	3,951	7,455
Peter A. Lund	3,269	0	3,686	6,955
Gregory Maffei	2,735	0	3,084	5,819
Nancy Newcomb	2,831	30,000	3,192	36,023
Haim Saban	7,955	0	8,971	16,926

        Tax Reimbursements and Other.    Each director receives complimentary DIRECTV service and selects any programming provided by DIRECTV. The IRS requires the value of the programming to be reported as taxable income for each director. To maintain the complimentary intent of this program, a cash payment is made to each director such that, after taxes, there would be no expense to the director. Column (d) entitled "Other" represents the value of complimentary DIRECTV programming, while column (b) entitled "Tax Reimbursements" reflects the cash payment made to offset the taxable value of the complimentary DIRECTV programming.

        Payments and Promises of Payments Pursuant to Director Legacy Programs and Similar Charitable Award Programs.    Members of the Board of Directors along with all active full-time employees are eligible for the Charitable Matching Gift Program in which the Company will match dollar for dollar gifts in any calendar year under guidelines applicable to both employees and directors. For Messrs. Austrian and Lee, the maximum charitable gifts were made in 2008 and the corresponding Company match was paid or accrued in 2009. In addition to matching charitable contributions, the Company made direct contributions to qualifying charities in which certain directors are active. Charitable contributions are shown in Supplementary Table 11, column (c). Mr. Carey is eligible to participate in the Charitable Matching Gift Program; matching gifts on behalf of Mr. Carey are reported in column (h) of the 2008 Summary Compensation Table on page G-33.

        Supplementary Table 12 lists the aggregate number of stock options outstanding for each director (other than Mr. Carey) as of December 31, 2008. There are no other outstanding stock awards for the directors as of December 31, 2008.

SUPPLEMENTARY TABLE 12—BOARD OF DIRECTORS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name (a)	Grant Date (b)	Number of securities underlying unexercised Options (#) Exercisable (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Option Value at Year-End ($) f)
John Malone, K. Rupert Murdoch, Neil R. Austrian, Ralph F. Boyd, Jr., Mark Carleton, Peter F. Chernin, David F. DeVoe, Charles R. Lee, Gregory Maffei, Nancy Newcomb, Haim Saban	N/A	0	N/A	N/A	N/A
James M. Cornelius	4/1/00	4,998	40.92	4/2/10	0
	2/1/01	2,777	27.37	2/1/11	0
Peter A. Lund	1/7/02	5,000	16.54	1/8/12	31,850

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by 17 CFR §229.402(b). Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company's proxy statement on Schedule 14A for the Annual Meeting of Stockholders to be held June 2, 2009.

                      CHARLES R. LEE, CHAIR
                       NEIL R. AUSTRIAN
                       PETER A. LUND
                       HAIM SABAN

 COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        During 2008, four persons served as members of the Compensation Committee for the entire year: Charles R. Lee, Chair, Neil R. Austrian, Peter A. Lund and Haim Saban. Each member of the Compensation Committee has been determined by the Board to be an "independent director" as defined in the By-Laws and the applicable rules of the NASDAQ.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders(3)	44,866,607	$29.38	31,192,605
Equity compensation plans not approved by security holders	0	0	0
Total	44,866,607	$29.38	31,192,605

(1)
More detailed information regarding outstanding option grants and RSU awards is provided in Note 14: Share-Based Payments of the Notes to the Consolidated Financial Statements in the 2008 Form 10-K which is included in the Annual Report that is being provided to stockholders with this proxy statement.

(2)
The number of securities to be issued upon exercise of outstanding options, warrants and rights and weighted-average exercise price of awards issued under plans approved by stockholders includes 7,697,440 RSUs that had not vested as of year-end but the weighted-average exercise price in Column (b) is for options only. RSUs are time-based and Company performance-based awards and do not require any payment by the grantee to the Company. The weighted-average grant-date fair value of all unvested RSUs at December 31, 2008 was $20.25.

(3)
Plans adopted prior to the split-off of the Company from General Motors Corporation, or GM, were approved by GM as the sole stockholder of the Company. The DIRECTV Group, Inc. 2004 Stock Plan was approved by the Company's stockholders at the 2004 Annual Meeting and The DIRECTV Group, Inc. Amended and Restated 2004 Stock Plan was approved by the Company's stockholders at the 2007 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In connection with the acquisition by News Corporation of its interest in the Company as part of the split-off of the Company from General Motors Corporation, or GM, in 2003, the certificate of incorporation and by-laws of the Company were amended to provide that the Audit Committee shall have the sole authority to review, consider and pass upon any transaction by the Company and its subsidiaries that the Audit Committee determines is a related party transaction. The process for this review is also discussed in the Audit Committee Charter which may be accessed on the Company's website at www.directv.com/investor. The Audit Committee has adopted policies and procedures for related party transactions. Prior to the Liberty Transaction, certain matters involving News Corporation or its subsidiaries have been considered by the Audit Committee. As a result of the Liberty Transaction, transactions with News Corporation and its Affiliates are no longer considered to be related-party transactions. Subsequent to the Liberty Transaction, transactions with Liberty and its Affiliates have been subject to review pursuant to the policies and procedures of the Audit Committee. As a result of its review, the Audit Committee approved or ratified several transactions which are described below.

Transactions between the Company and News Corporation and its Subsidiaries

        Prior to the acquisition of its interest in the Company, in December 2003, News Corporation and its subsidiaries were engaged in a broad range of relationships with the Company and its subsidiaries. To the extent that those relationships were documented in agreements executed prior to that time and continue, the Company believes that the terms and conditions of all such arrangements were negotiated as arm's length transactions with an unaffiliated entity and are fair and reasonable.

        Relationships with News Corporation and its affiliates prior to the consummation of the Liberty Transaction are in the following areas:

        Obligations and Rights Arising out of the News Transactions:    As part of the transactions by which News Corporation acquired its interest in the Company, or the News Transactions, the Company is party to several agreements with News Corporation and with GM. Among other things, under the transaction agreements, each of GM, News Corporation and the Company provides limited indemnification for certain claims that could arise from the completion of the News Transactions. There are also agreements between the Company and News Corporation regarding certain employment matters. These matters are discussed in more detail in our Registration Statement on Form S-4 that was filed with the SEC in connection with the News Transactions. The Company believes that all of these various agreements were entered into on an arm's-length basis and that the terms and conditions are fair to the Company.

        Obligations and Rights Arising out of the Liberty Transaction:    On February 25, 2008, the Federal Communications Commission, or FCC, announced that it had approved the consolidated application of News Corporation, Liberty and the Company to transfer de facto control, under applicable FCC regulations, of various FCC licenses and authorizations held by the Company and its subsidiaries from News to Liberty Media in connection with the Liberty Transaction, subject to certain conditions.

        As one of the conditions, the FCC required that, within one year, all of the attributable interests connecting the separate operations in Puerto Rico of DIRECTV and of a subsidiary of Liberty Global, Inc., or Liberty Global, must be severed through divestiture or by otherwise making the interest non-attributable, in accordance with applicable FCC regulations. We refer to this as the FCC Puerto Rico Condition. Liberty Global was not a party to the application, but John Malone is deemed to have an attributable interest (under FCC regulations) in both Liberty Global and Liberty, and, upon completion of the Liberty Transaction, is also deemed to have such an attributable interest in the Company, due to his direct or indirect ownership interests, and positional interests, in each company.

        Since neither News Corporation nor Liberty was able to satisfy the FCC Puerto Rico Condition in accordance with its terms, they had requested DIRECTV to agree to do so, and the parties negotiated the Separation Agreement summarized below. The Company evaluated these arrangements as related party transactions subject to review and approval by the Company's Audit Committee in accordance with the Certificate of Incorporation and the By-Laws, and such request was also subject to review and approval by the Special Committee (also comprised entirely of independent directors) of the Board of Directors of the Company which was established in August 2006 to consider any actions to be taken by DIRECTV in connection with the Liberty Transactions. Such committees have approved the arrangements summarized in the following paragraph.

        After the issuance of the FCC Notice, the Company and News Corporation entered into a Separation Agreement dated as of February 26, 2008, or Separation Agreement, which has been filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the SEC on February 27, 2008. Pursuant to the Separation Agreement, the subsidiary of News Corporation transferred to Liberty in the Liberty Transaction agreed to make a capital contribution to the Company in cash in the amount of $160 million. In addition, at the closing of the Liberty Transaction, the parties entered into the other arrangements provided for in the Separation Agreement, including cost reimbursement, indemnities and commercial arrangements relating to the separation of DIRECTV from News Corporation. Also, the Company agreed, subject to applicable laws, that the FCC Puerto Rico Condition would be satisfied, modified or waived within the one year period specified in the FCC Notice.

        In order to comply with the FCC Puerto Rico Condition, effective February 25, 2009, the Company placed the shares of DIRECTV Puerto Rico into a trust and appointed an independent trustee who will oversee the management and operation of DIRECTV Puerto Rico, and has the authority, subject to certain conditions, to divest ownership of DIRECTV Puerto Rico. The Company will continue to consolidate the results of DIRECTV Puerto Rico.

        Facilities:    The Company had arrangements with News Corporation affiliates regarding the use of office space for its offices in New York City and in Washington, D.C. The Company and its affiliates vacated the Washington, D.C. office space in August 2008 and the New York City office space in September 2008 and moved into offices leased from unaffiliated third parties.

        Programming:    DIRECTV U.S. and DIRECTV Latin America purchase programming created or owned by News Corporation and its subsidiaries. DIRECTV U.S. has programming and retransmission agreements with Fox Entertainment for Fox News Channel, Fox Sports Networks, FX Networks and others. DIRECTV U.S. also obtains foreign language programming for its U.S. service from affiliates of News Corporation.

        DIRECTV U.S. also has an agreement with TV Guide Networks, Inc. pursuant to which DIRECTV U.S. licenses the rights to distribute the TV Guide Channel to its subscribers.

        Similarly, DIRECTV Latin America obtains programming from News Corporation and its subsidiaries. Such programming includes Fox Sports Latin America, Speed Channel, Canal Fox, National Geographic, Fox Life, FX and Fox News. DIRECTV Latin America also has purchased rights to broadcast cricket in Latin America from a News Corporation subsidiary. In cases where agreements have been executed subsequent to the News Transactions, the Audit Committee has reviewed and approved the arrangements based on a consideration of the contract terms and comparable arrangements with independent third parties.

        Middleware:    DIRECTV U.S. has an agreement with NDS to provide a customized middleware platform for DIRECTV U.S. set top boxes which permits the delivery of a simplified, more consistent on-screen user interface as well as to support the deployment of new interactive services. At the time these arrangements were made with NDS, News Corporation controlled approximately 96% of the voting power of NDS. In February 2009, a transaction was consummated whereby NDS was privately acquired with News Corporation acquiring a 49% interest in the restructured NDS.

        Interactive Program Guides:    DIRECTV U.S. has license and distribution agreements with Gemstar-TV-Guide Interactive, Inc., providing DIRECTV U.S. with rights to utilize Gemstar-TV Guide's intellectual property and technology, as well as its TV Guide brand, in interactive program guides across the DIRECTV U.S. subscriber base. At the time these arrangements were made with Gemstar-TV-Guide, News Corporation owned approximately 41% of Gemstar-TV Guide's common stock. In May 2008, Gemstar-TV-Guide was acquired by Macrovision Corporation.

        Conditional Access:    DIRECTV U.S. has an agreement for the provision of conditional access products and services, including smart cards, a key component of the access system. NDS is the exclusive provider of smart cards and conditional access services for DIRECTV U.S., and will be responsible for developing new smart cards for introduction periodically during the term of the agreement, which continues through June 2013. NDS also provides conditional access services to DIRECTV Latin America, including design, manufacture and distribution of the smart cards used to encrypt the DIRECTV service. NDS also operates the conditional access centers and provides signal security services for DIRECTV Latin America.

        Interactive:    NDS also provides some development tools that are used to create interactive applications for DIRECTV Latin America and provides interactive games used in the DIRECTV Latin America interactive television service.

        Aggregate amounts for sales and purchase transactions with related parties are disclosed in Note 16: Related-Party Transactions of the Notes to the Consolidated Financial Statements in the 2008 Form 10-K which is included in the Annual Report that is being provided to stockholders with this proxy statement.

Relationship between the Company and Liberty

        Existing relationships with Liberty and its subsidiaries are in the following areas:

        Obligations and Rights Arising Out of the Liberty Transaction:    As part of the Liberty Transaction, the Company is party to certain agreements which are described above.

        Programming:    DIRECTV U.S. and DIRECTV Latin America purchase programming created, owned or distributed by Liberty and its subsidiaries. DIRECTV U.S. has programming agreements with Game Show Network, QVC and STARZ/Encore. DIRECTV Latin America has programming agreements with STARZ/Encore.

        Interactive Games:    DIRECTV U.S. has an agreement with SkillJam Technologies Corporation, or SkillJam, a subsidiary of Liberty, pursuant to which SkillJam has developed interactive games for DIRECTV U.S. and provides related services and support.

Related Party Payments

        The following table summarizes sales to and purchases (primarily programming payments) made by DIRECTV U.S. and DIRECTV Latin America to Liberty Media, Discover, Liberty Global and News Corporation and subsidiaries of each for the fiscal year ended December 31, 2008:

Year Ended December 31, 2008
(Dollars in Millions)
DIRECTV U.S.
Sales:
Liberty Media and affiliates	$36
Discovery Communications, Liberty Global and affiliates	10
News Corporation and affiliates	2
Purchases:
Liberty Media and affiliates	$267
Discovery Communications, Liberty Global and affiliates	164
News Corporation and affiliates	157
DIRECTV Latin America
Sales:
Liberty Media and affiliates	$—
Discovery Communications, Liberty Global and affiliates	—
News Corporation and affiliates	—
Purchases:
Liberty Media and affiliates	$2
Discovery Communications, Liberty Global and affiliates	22
News Corporation and affiliates	10

        Other Relationships:    In addition, the Company is aware that Mr. Malone may be deemed to control approximately 30.7% of the voting power of Discovery Communications, Inc., or Discovery. DIRECTV U.S. and DIRECTV Latin America purchase programming created, owned or distributed by Discovery and its subsidiaries. DIRECTV U.S. has programming agreements with Animal Planet, BBC America, Discovery Channel, Discovery Health, Discovery HD Theater, Discovery Home, Discovery Kids, Science Channel, Investigation Discovery, Discovery Digital Networks, Discovery Commerce, Fit TV, Military Channel, The Learning Channel, and Discovery en Espanol. DIRECTV Latin America has programming agreements with Animal Planet, Discovery Channel, Discovery Home & Health, Discovery Kids, Discovery Travel & Living, BBC America and Science Channel. The Company is also aware that Mr. Malone has relationships with other entities through equity ownership and/or as an officer or director and that Liberty has or had minority ownership interests in various other entities that have business relationships with the Company and its subsidiaries. Such entities include: IAC, which owns HSN which is carried on DIRECTV U.S.; Crown Media Holdings, Inc., or Crown Media, which owns the Hallmark Channel which is carried by DIRECTV U.S. and DIRECTV Latin America; LodgeNet Entertainment Corporation, which provides in-room video and Internet services in hotels and motels; Time Warner, Inc. and Viacom, Inc., each of which provides programming carried by DIRECTV U.S. and DIRECTV Latin America; and WildBlue Communications, Inc., from which DIRECTV U.S. acquires wholesale broadband service which it resells to its customers in the United States. Based on information provided by Liberty, the Company does not believe that any of these parties would currently be considered related parties.

Relationships between the Company and Certain Other Parties

        Hallmark Channel:    DIRECTV U.S. is party to an agreement with Crown Media, dated as of August 20, 2001, whereby DIRECTV U.S. obtained stock in Crown Media and the right to have one observer attend meetings of the Crown Media Board of Directors. The stock was given as partial consideration for carriage by DIRECTV U.S. of Crown Media's Hallmark Channel. Mr. Malone, as noted above, has certain relationships with Crown Media and Mr. Lund, a Director of the Company since 2000, is also a Director and member of the audit committee of Crown Media.

Annex H

STANDSTILL AGREEMENT

        This AGREEMENT (this "Agreement") is made and entered into as of                  , 2009, by and among DIRECTV, a Delaware corporation (the "Company"), on the one hand, and each of John C. Malone ("JCM"), Leslie Malone ("LM"), The Tracy L. Neal Trust A (the "Tracy Trust") and The Evan D. Malone Trust A (such trust, collectively with JCM, LM and the Tracy Trust, the "Malones" and each individually, a "Malone"), on the other hand.

RECITALS

        WHEREAS, on May 4, 2009, the DIRECTV Group, Inc. ("DIRECTV") and Liberty Media Corporation ("Liberty Media"), announced that they, together with certain affiliated entities, had entered into an Agreement and Plan of Merger, dated as of May 3, 2009, as amended (the "Merger Agreement"), to combine, subject to the terms and conditions thereof, DIRECTV with Liberty Entertainment, Inc. ("LEI"), a wholly owned subsidiary of Liberty Media, to form the Company;

        WHEREAS, in connection with the transactions contemplated by the Merger Agreement each of the Malones will, among other things, receive shares of Holdings Class A Common Stock (as defined in the Merger Agreement);

        WHEREAS, between May 12, 2009 and May 19, 2009, four proposed shareholder class actions (the "Delaware Actions") were filed in the Court of Chancery in the State of Delaware (the "Court") against DIRECTV, Liberty Media, LEI and certain present and former members of the board of directors of DIRECTV (collectively, the "Defendants"), alleging that the Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties owed by other Defendants, to DIRECTV and its unaffiliated shareholders, in connection with the negotiation and execution of the Merger Agreement;

        WHEREAS, on May 22, 2009, the Court consolidated the Delaware Actions under the caption In re The DIRECTV Group Inc., Shareholder Litig., Consolid. C.A. No. 4581-VCP (the "Action");

        WHEREAS, the parties to the Action, by their respective counsel, have entered into a certain Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation"), dated September [    ], 2009, a copy of which is attached hereto as Exhibit A; and

        WHEREAS, in connection with the settlement of the Action pursuant to the Stipulation, the parties hereto have agreed that at the time of the closing of the transactions contemplated by the Merger Agreement the Company and the Malones will enter into this Agreement which restricts the Malones from making certain purchases or other acquisitions of additional shares of Holdings Class A Common Stock.

AGREEMENTS

        In consideration of the foregoing and the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

        1.    Definitions.     For purposes of this Agreement, capitalized terms used and not defined herein will have the respective meanings ascribed to them in the Merger Agreement. Terms defined in the singular shall have the same meanings when used in the plural and vice versa.

        2.    Standstill.

          (a)   Each Malone agrees, severally for himself, herself or itself and not jointly with any other Malone, that during the period commencing from and after the Merger Effective Time and ending on the termination of this Agreement pursuant to Section 4, he, she or it will not purchase or otherwise acquire any shares of Holdings Class A Common Stock other than a purchase or other acquisition that is a Permitted Acquisition. For the purposes of this Agreement, each of the following acquisitions of shares of Holdings Class A Common Stock by a Malone will be deemed a "Permitted Acquisition":

            (i)    any acquisition of shares of Holdings Class A Common Stock from the Company pursuant to the Merger Agreement;

            (ii)   any acquisition of shares of Holdings Class A Common Stock from another Malone;

            (iii)  any acquisition of shares of Holdings Class A Common Stock pursuant to the grant, exercise or vesting of any equity incentive awards;

            (iv)  any acquisition of shares of Holdings Class A Common Stock as a result of any stock dividend, stock split or other distribution so long as such dividend or distribution is made on a pro rata basis to all holders of Holdings Common Stock;

            (v)   any acquisition of shares of Holdings Class A Common Stock pursuant to the exercise of any rights, warrants or other securities issued or distributed to all holders of Holdings Common Stock on a pro rata basis;

            (vi)  any acquisition of shares of Holdings Class A Common Stock received in exchange for shares of Holdings Class B Common Stock so long as the aggregate voting power of the Malones, collectively, does not increase as a result of such exchange;

            (vii) any acquisition of shares of Holdings Class A Common Stock upon the redemption of shares of Holdings Class B Common Stock following the death of JCM in accordance with the provisions of the certificate of incorporation of the Company, as amended in accordance with Section 1.5(c) of the Merger Agreement; and

            (viii)  commencing on the first anniversary of the Split-Off Effective Time, any acquisition of shares of Holdings Class A Common Stock (in open market transactions or otherwise) in an amount not to exceed a number of shares equal to 1.0% of the number of shares of Holdings Common Stock outstanding (on a fully diluted basis) immediately following the Merger Effective Time (with such number of shares to be subject to adjustment to reflect the effects of stock splits, reverse splits, stock dividends and similar events occurring after the Merger Effective Time); provided, that the Malones will not acquire more than 50% of the number of shares permitted to be acquired pursuant to this clause (viii) prior to the second anniversary of the Split-Off Effective Time; and provided, further, that shares acquired by any Malone pursuant to clauses (i) through (vii) above will not be counted against acquisitions permitted pursuant to this clause (viii).

        3.    Representations and Warranties.     The Company, on the one hand, and each of the Malones, severally and not jointly, on the other hand, hereby represents and warrants to the other as follows:

          (a)   Such party has the legal right and all requisite power and authority to make and enter into this Agreement and to perform his, her or its obligations hereunder and comply with the provisions hereof. If such party is other than a natural person, the execution, delivery and performance of this Agreement by such party has been duly authorized by all necessary corporate, trust or other action on its part. This Agreement has been duly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against him, her or it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought;

          (b)   The execution, delivery and performance of this Agreement by such party, and the compliance by such party with the provisions hereof, do not and will not (with or without notice or lapse of time, or both) conflict with, or result in any violation of, or default under, or give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such party or any of his, her or its properties or assets, other than any such conflicts, violations, defaults, or other effects which, individually or in the aggregate, do not and will not prevent, restrict or impede such party's performance of his, her or its obligations under and compliance with the provisions of this Agreement. If such party is other than a natural person, the execution, delivery and performance of and compliance with this Agreement by it does not and will not contravene its certificate of incorporation, by-laws, trust agreement or other organizational document currently in effect or, in the case of the Company, those contemplated by the Merger Agreement to be in effect after the Closing; and

          (c)   No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or any other person is required by such party in connection with the execution, delivery or performance of this Agreement by such party, other than as may be required under applicable Federal and state securities laws.

        4.    Termination.

        (a)   This Agreement will continue in full force and effect until the earliest to occur of (i) such time as the Malones in the aggregate do not own shares of Holdings Class B Common Stock entitling them to vote at least 10% of the combined voting power of the Holdings Class A Common Stock and the Holdings Class B Common Stock; (ii) 5 p.m. Eastern Time on the Business Day immediately preceding the third anniversary of the Mergers; (iii) the death of JCM and (iv) June 30, 2010 in the event the Effective Date (as such term is defined in the Stipulation) has not occurred prior to such date.

        (b)   Upon the termination or expiration of this Agreement as provided herein, all of the covenants and agreements set forth in this Agreement applicable to any party shall terminate and be of no further force and effect.

        5.    Miscellaneous.

        (a)    Remedies.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

        (b)    Expenses.     Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        (c)    Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        (d)    Jurisdiction.     All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, or, if the Court of Chancery lacks subject matter jurisdiction, in any federal court sitting in the State of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

        (e)    Assignment; Successors.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated in whole or in part, by operation of Law, or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall inure to the benefit of, and be enforceable by, a successor to the Company only in the event that (i) such successor entity results from a merger involving the Company, (ii) the stockholders of the Company immediately prior to any such merger are the sole stockholders of such successor immediately after such merger, and (iii) the rights, privileges and preferences of the respective classes of common stock received by holders of Holdings Class A Common Stock and Holdings Class B Common Stock in such merger are, in all material respects, the same as the rights, privileges and preferences of the Holdings Class A Common Stock and Holdings Class B Common Stock, respectively, held by such persons immediately prior to such merger.

        (f)    Descriptive Headings.     Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

        (g)    Entire Agreement; No Third-Party Beneficiaries.     This Agreement constitutes the entire agreement among the parties, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; provided, that nothing herein will be deemed to affect the validity of or the obligations of the parties under the Voting and Right of First Refusal Agreement, dated as of May 3, 2009, as amended, by and among LEI, DIRECTV, the Company and each of the Malones. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and as provided in Section 5(e) any right, remedy or claim under or in respect of this Agreement or any provision hereof.

        (h)    Notices.     All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

    If to any Malone, to:

      John C. Malone or Leslie A. Malone
      c/o Liberty Media Corporation
      12300 Liberty Boulevard
      Englewood, CO 80112
      Facsimile: (720) 875-5401

    with a copy (which shall not constitute notice) to:

      Baker Botts L.L.P.
      30 Rockefeller Plaza
      New York, NY 10112
      Attention: Frederick H. McGrath
      Facsimile: (212) 259-2530

    If to the Company to:

      The DIRECTV Group, Inc.
      2230 East Imperial Highway
      El Segundo, CA 90245
      Attention: Larry D. Hunter
      General Counsel
      Facsimile: (310) 964-0838

    with a copy (which shall not constitute notice) to:

      Weil, Gotshal & Manges LLP
      767 Fifth Avenue
      New York, NY 10153
      Attention:  Frederick S. Green
                          Michael E. Lubowitz
      Facsimile: (212) 310-8007

    with a copy (which shall not constitute notice) to:

      Simpson Thacher & Bartlett LLP
      425 Lexington Avenue
      New York, NY 10017
      Attention:  Richard I. Beattie
                          Marni J. Lerner
                          Kathryn King Sudol
      Facsimile: (212) 455-2502

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

        (i)    Amendments and Waivers.     The provisions of this Agreement, including the provisions of this sentence, may not be amended or modified, unless (i) approved in writing by (A) each of the Malones and (B) the Company, and (ii) approved by either (A) the board of directors of the Company (including the unanimous approval of the Qualifying Directors (as such term is defined in the by-laws of the Company attached as Exhibit A-2 to the Merger Agreement)) or (B) the holders of a majority of the outstanding shares of the Holdings Class A Common Stock (other than any such shares held by the Malones).

        (j)    No Implied Waivers.     No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or made pursuant hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

        (k)    Interpretation.     When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

        (l)    Counterparts.     This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

DIRECTV
By:	Name: Title:
JOHN C. MALONE, individually
LESLIE MALONE, individually
TRACY L. NEAL TRUST A
By:	Name: Title:
EVAN D. MALONE TRUST A
By:	Name: Title:

 EXHIBIT A

Stipulation and Agreement of Compromise, Settlement and Release

 IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

In re THE DIRECTV GROUP, INC. SHAREHOLDER LITIGATION	Consolidated C.A. No. 4581-VCP

STIPULATION AND AGREEMENT OF
COMPROMISE, SETTLEMENT AND RELEASE

        This Stipulation and Agreement of Compromise, Settlement and Release ("Stipulation") is made and entered into this 16th day of October, 2009, by and among the parties to the action In re The DirecTV Group, Inc., Shareholder Litig., Consolid. C.A. No. 4581-VCP (the "Action"), pending before the Court of Chancery of the State of Delaware (the "Court"), by their respective undersigned counsel.

        WHEREAS, on May 4, 2009, The DIRECTV Group, Inc. ("DIRECTV" or the "Company") and Liberty Media Corporation ("Liberty Media"), announced that they, together with certain affiliated entities, had entered into an Agreement and Plan of Merger, dated as of May 3, 2009 (such agreement, as amended, the "Merger Agreement") to combine, subject to shareholder and regulatory approval, DIRECTV with Liberty Entertainment, Inc. ("LEI"), a wholly owned subsidiary of Liberty Media (the "Merger") and create a new corporation called DIRECTV ("New DIRECTV"); and

        WHEREAS, between May 12, 2009 and May 19, 2009, a total of four proposed shareholder class actions were filed in the Court (the "Delaware Actions") against DIRECTV, Liberty Media, LEI, and certain present and former members of the Board of Directors of DIRECTV (John C. Malone, Gregory B. Maffei, Mark D. Carleton, Neil R. Austrian, Ralph F. Boyd, Jr., Chase Carey, Charles R. Lee, Peter A. Lund, Nancy S. Newcomb, and Haim Saban (the "Individual Defendants") (collectively, "Defendants"), alleging that Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties owed by other Defendants, to DIRECTV and its unaffiliated shareholders, in connection with the negotiation and execution of the Merger Agreement, in which actions the named plaintiffs ("Plaintiffs") generally sought declaratory relief that Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties by other Defendants, injunctive relief to prevent such breaches, damages, and/or fees and expenses; and

        WHEREAS, on May 22, 2009, the Court consolidated the Delaware Actions under the caption In re The DirecTV Group, Inc., Shareholder Litig., Consolid. C.A. No. 4581-VCP, and appointed Co-Lead Counsel and Plaintiffs' Executive Committee (collectively, "Plaintiffs' Counsel") to prosecute the consolidated Action on behalf of Plaintiffs and the proposed class; and

        WHEREAS, the Court directed Co-Lead Counsel to designate a complaint filed in one of the Delaware Actions, or a subsequently filed consolidated complaint to serve as the operative complaint for purposes of the Action, and ordered that Defendants need not respond to any of the previously filed complaints in the Delaware Actions; and

        WHEREAS, on June 8, 2009, Plaintiffs served initial discovery requests upon Defendants; and

        WHEREAS, on June 8, 2009, New DIRECTV filed with the United States Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 ("Registration Statement"), which included a preliminary joint proxy statement/prospectus of DIRECTV (the "Preliminary Joint Proxy/Prospectus") in order to solicit approval of the Merger; and

        WHEREAS, on June 12, 2009, the Court entered and approved the Joint Stipulation and [Proposed] Order regarding Scheduling and Expedited Discovery (the "Joint Stipulation"), which Ordered Plaintiffs to serve a consolidated complaint and Ordered the parties to proceed with discovery on an expedited basis; and

        WHEREAS, on June 19, 2009, Co-Lead Counsel filed a Verified Consolidated Class Action Complaint (the "Consolidated Complaint") against Defendants alleging, among other things, that certain Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties owed by other Defendants, to DIRECTV and its unaffiliated shareholders, in connection with the negotiation and execution of the Merger Agreement, and alleged that the disclosures set forth in the Preliminary Joint Proxy/Prospectus were materially inaccurate and misleading, in which actions Plaintiffs generally sought declaratory relief that certain Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties by other Defendants, injunctive relief to prevent such breaches, damages, and/or fees and expenses; and

        WHEREAS, on June 19, 2009, Defendants began to produce, on a rolling basis, documents responsive to Plaintiffs' discovery requests; and

        WHEREAS, between July 22, 2009 and July 27, 2009, all Defendants filed answers to the Consolidated Complaint, denying all material allegations contained in such complaint; and

        WHEREAS, on July 30, 2009, New DIRECTV filed with the SEC an Amendment No. 1 to Form S-4, which included an amended preliminary joint proxy statement/prospectus (the "Amended Preliminary Joint Proxy/Prospectus"), which included additional disclosures addressing certain of the statements and omissions alleged by Plaintiffs to be materially misleading in the Consolidated Complaint; and

        WHEREAS, pursuant to the Court's Order dated June 12, 2009, the parties have engaged in expedited discovery during which Defendants and their financial advisors have produced over 300,000 pages of documents responsive to Plaintiffs' discovery requests and subpoenas in the Action, and which document production is ongoing as contemplated by this Stipulation; and

        WHEREAS, a shareholder class action captioned City of Pontiac General Employees' Retirement Sys. v. The DirecTV Group, Inc., Case No. BC414654, was filed in the Superior Court for the State of California, County of Los Angeles asserting claims against Defendants relating to the Merger Agreement; and

        WHEREAS, the parties now wish to resolve the claims asserted by Plaintiffs in the Action, and all claims relating to or arising out of the Merger, the Merger Agreement and the transactions contemplated thereby, the parties have, following arm's-length negotiations, reached an agreement as set forth in this Stipulation providing for the settlement of the Action on the terms and conditions set forth below (the "Settlement"), and the parties believe the Settlement is in the best interests of the parties and the Class (as defined in paragraph 4 below);

        NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

        1.     Applicable Defendants and New DIRECTV shall (a) amend and cause to be amended the Merger Agreement and the proposed New DIRECTV Charter (and any other affected document) as necessary to implement the actions set forth in Exhibit A to this Stipulation and provide public notice thereof through appropriate filings with the SEC as soon as practicable after the date hereof, and (b) amend the proxy statement concerning the Merger and the transactions related thereto (the "Proxy Materials") to include the additional disclosures set forth in Exhibit B to this Stipulation. Defendants acknowledge that incorporation in the Proxy Materials of the additional disclosures set forth in Exhibit B resulted from, and in response to, the claims asserted by Plaintiffs and from other efforts of their counsel.(1)

(1)
The SEC has also sought additional disclosures that may overlap with those set forth on Exhibit B.

        2.     Within three (3) business days of the execution of this Stipulation by all of the parties hereto, counsel shall inform the Court of the execution of this Stipulation.

        3.     Plaintiffs shall be afforded such discovery and additional due diligence, including documents and depositions, as is reasonably necessary for Plaintiffs to verify the reasonableness of the Settlement ("Confirmatory Discovery"), and the parties will attempt in good faith to complete such discovery by October 23, 2009.

        4.     The parties shall seek conditional certification, for settlement purposes only, pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1), and 23(b)(2), of a non-opt out class which shall include all persons or entities who held shares of common stock of DIRECTV (or any interest therein), either of record or beneficially, at any time between May 3, 2009 and the consummation of the Merger (the "Class"). Excluded from the Class are Defendants, members of the immediate family of any Individual Defendant, any entity in which a Defendant owns over 50% of the equity or over 50% of the voting power, officers of Defendants, and the legal representatives, agents, executors, heirs, beneficiaries, legatees, direct or indirect successors, principals, transferees or assigns of any such excluded person.

        5.     As soon as practicable, the parties shall seek final approval of the Settlement and entry of an order and final judgment (the "Judgment") in the form attached hereto as Exhibit C, dismissing with prejudice the Action and barring, settling, and releasing any and all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues, known or unknown (including Unknown Claims, as defined below), contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent (including, but not limited to, any of the foregoing arising under federal, state, foreign, or common law, including federal and state securities laws and regulations) (collectively, "Claims"), that have been or could have been asserted in the Action, or in any court, tribunal, or proceeding, by or on behalf of Plaintiffs or any member of the Class (collectively, the "Releasing Persons"), on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, whether individual, direct, class, derivative, representative, legal, equitable, or in any other capacity, against Defendants, New DIRECTV, or any member of the immediate families of the Individual Defendants, and their respective parents, entities, controlling persons, associates, affiliates, or subsidiaries and each and all of their respective past or present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, insurers, co-insurers, re-insurers, consultants, accountants, investment bankers, commercial bankers, lenders, counter-parties, entities providing fairness opinions, underwriters, brokers, dealers, advisors, agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, assigns and any counsel to any of the foregoing (collectively, the "Released Persons") which arise out of or relate to the Releasing Persons' status as holders of shares of DIRECTV (or any interest therein) between May 3, 2009 and the consummation of the Merger, and (i) the acts, events, facts, matters, transactions, occurrences, statements, representations, misrepresentations, or omissions giving rise to the allegations in the Action; (ii) the Merger; or (iii) the Merger Agreement, as amended, and the agreements and transactions contemplated thereby, or disclosures made in connection therewith (including the adequacy and completeness of such disclosures) (collectively, the "Settled Claims"), provided however, that the Settled Claims shall not include any claims to enforce this Stipulation, any order entered by the Court in this Action, or the Settlement.

        6.     The Judgment shall also bar, settle, and release any and all Claims that have been or could have been asserted in the Action, or in any court, tribunal, or proceeding, by Defendants, or any and all of their respective direct and indirect successors in interest, predecessors, principals, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming from, through or under, any of them (the "Defendants' Related Persons"), against Plaintiffs, the Class members and their counsel arising out of or relating to the filing, prosecution or settlement of the Action (the "Settled Defendants' Claims"); provided however, that the Settled Defendants' Claims shall not include the right of Defendants to enforce the terms of this Stipulation, any order entered by the Court in this Action, or the Settlement.

        7.     "Unknown Claims" means (a) any Claims that Plaintiffs, any Class members and their counsel do not know or suspect exist in his, her or its favor at the time of the release of the Settled Claims as against the Released Persons, and (b) any Claims that Defendants or any Defendants' Related Person do not know or suspect exist in his, her or its favor at the time of the release of the Settled Defendants' Claims as against Plaintiffs, the Class members and their counsel, in each case, including, without limitation, those Claims which, if known, might have affected the decision to enter into, or not object to, this Stipulation and/or the Settlement. With respect to any of the Settled Claims and Settled Defendants' Claims, the parties to this Stipulation stipulate and agree that upon the Effective Date (as defined in paragraph 11 below), Plaintiffs and Defendants shall expressly, and each member of the Class and each of the Defendants' Related Persons shall be deemed to have, and by operation of the Judgment shall have, waived, relinquished and released any and all provisions, rights and benefits conferred or under Cal. Civ. Code § 1542, which provides: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." Plaintiffs and Defendants acknowledge, and the members of the Class and the Defendants' Related Persons by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true by them with respect to the Settled Claims or the Settled Defendants' Claims, as the case may be, but that it is the intention of Plaintiffs and Defendants, and by operation of law the intention of the members of the Class and the Defendants' Related Persons, to completely, fully, finally and forever compromise, settle, release, discharge, and extinguish any and all Settled Claims and Settled Defendants' Claims, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Plaintiffs and Defendants acknowledge, and the members of the Class and the Defendants' Related Persons by operation of law shall be deemed to have acknowledged, that "Unknown Claims" are expressly included in the definitions of "Settled Claims" and "Settled Defendants' Claims," and that such inclusion was separately bargained for and was a key element of the Settlement and was relied upon by each and all of the Released Persons and the Plaintiffs in the Action and their counsel in entering into this Stipulation.

        8.     From execution of this Stipulation until entry of the Judgment or termination of this Stipulation in accordance with its terms, Plaintiffs shall not initiate any other proceedings asserting the Settled Claims.

        9.     This Stipulation and the Settlement described herein shall not be legally binding upon any party unless and until this Stipulation is executed by all of the signatories below. This Stipulation and the Settlement may be terminated (a) by Plaintiffs if, within five (5) business days following the later to occur of (i) the date provided for completion of Confirmatory Discovery set forth in paragraph 3 above, and (ii) the actual date of completion of Confirmatory Discovery, Plaintiffs deliver to Defendants written notice that, as a result of additional information obtained in such Confirmatory Discovery which was unavailable prior thereto, Plaintiffs have in good faith determined that the proposed Settlement is not fair, adequate, and reasonable; or (b) by any party hereto by providing written notice to all other parties of an election to do so within fifteen (15) business days following: (i) June 30, 2010 in the event that the Court does not enter the Judgment granting final approval of the Settlement by such date; (ii) the date upon which the Judgment entered by the Court is materially modified or reversed on appeal (and for the avoidance of doubt, the Judgment does not encompass the "Fee Award," as defined in paragraph 10 below); or (iii) the date upon which the Merger Agreement is terminated without the Merger being completed. Should this Stipulation not be fully executed by all of the parties hereto, or in the event that this Stipulation is terminated as provided above, this Stipulation and any orders that may have been entered by any court in connection with this Stipulation shall be null and void and of no force and effect, and shall not be deemed to prejudice in any way the position of any party with respect to the Action or any other litigation or proceeding. In such event, neither the existence of this Stipulation nor its contents shall be admissible in evidence or shall be referred to for any purpose in the Action or in any other litigation or proceeding.

        10.   Subject to entry of the Judgment as provided in paragraph 5 above, DIRECTV will pay, and in connection with the Merger will cause New DIRECTV to assume all obligations to pay, to Plaintiffs' Counsel such attorneys' fees and expenses, if any, as are awarded by the Court (the "Fee Award"). Any award of attorneys' fees shall be paid by DIRECTV (or New DIRECTV if payment shall be made following the date of consummation of the Merger) to Plaintiffs' Counsel within ten (10) business days after entry by the Court of the Fee Award (subject to entry of the Judgment). Plaintiffs' Counsel agree, on a joint and several basis, to pay back to DIRECTV (or New DIRECTV if payment shall be made following the date of consummation of the Merger) any Fee Award paid to them in the event (i) the Court's Fee Award is reduced or reversed on appeal, or (ii) the Merger Agreement is terminated without the Merger being completed; provided, however, that if the Merger Agreement is approved by an affirmative vote of the majority of the holders of the common stock of DIRECTV not held or controlled by Liberty Media, LEI or John C. Malone, but the Merger Agreement is thereafter terminated and the Merger is not completed, then Plaintiffs' Counsel agree, on a joint and several basis, to pay back to DIRECTV 50% of any Fee Award paid to them upon the termination of the Merger Agreement. Other than as set forth in this paragraph, Defendants shall have no obligation to pay or reimburse any fees, expenses, costs, or damages alleged or incurred by Plaintiffs, by any member of the Class, or by any of their attorneys, experts, advisors, agents or representatives with respect to the Action or Settled Claims and Defendants shall have no responsibility for and no liability with respect to any fee and/or expense allocation among Plaintiffs' Counsel and/or any other person who may assert any claim thereto. Court approval of the Settlement shall not in any way be conditioned on Court approval of any application for attorneys' fees and/or expenses. Defendants shall not oppose an application by Plaintiffs' Counsel for an award of attorneys' fees and expenses to the extent that such application does not exceed $7,000,000 in the aggregate. No other application for attorneys' fees and expenses shall be filed, and Plaintiffs' Counsel expressly waive any right to seek any award of such fees and expenses except as provided in this paragraph.

        11.   The effective date of this Settlement (the "Effective Date") shall be the date on which the Judgment becomes final and no longer subject to further direct appeal or other direct review, whether by exhaustion of any possible appeal, lapse of time, or otherwise.

        12.   Whether or not the Court approves the Settlement, DIRECTV will be, and it will cause New DIRECTV to become, solely responsible for the costs of providing notice of the Settlement to the Class and for providing such notice of the Settlement to the Class, and in no event shall Plaintiffs, the Class members or their counsel be responsible for any costs of notice.

        13.   The provisions contained in this Stipulation shall not be deemed a presumption, concession, or admission by any party or any Released Person or Class member of any fault, liability, or wrongdoing or lack of any fault, liability, or wrongdoing, as to any facts or claims alleged or asserted in the Action, or any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, or offered, revealed in evidence, or otherwise used by any person in the Action or in any other action or proceeding, whether civil, criminal, or administrative, except in connection with any proceeding to enforce the terms of this Settlement.

        14.   Plaintiffs represent and warrant that they are record or beneficial owners of DIRECTV common stock and have been DIRECTV stockholders at all relevant times, and that none of their

Claims or causes of action that are referred to in this Stipulation or that could have been asserted in the Action have been assigned, encumbered, or in any manner transferred in whole or in part.

        15.   Plaintiffs and their counsel believe that (i) the claims that Plaintiffs have asserted in the Action have legal merit, although they recognize that there are legal and factual defenses to such claims that Defendants have raised and/or might have raised, and (ii) subject to Confirmatory Discovery, the Settlement is fair, reasonable, adequate, and in the best interests of Plaintiffs and the Class.

        16.   This Stipulation may be executed in counterparts by facsimile, imaging or original signature by any of the signatories hereto and as so executed shall constitute one agreement.

        17.   This Stipulation shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles. Any dispute arising out of this Settlement or Stipulation shall be litigated in the Delaware Chancery Court to the extent it accepts jurisdiction; to the extent this Court does not accept jurisdiction, any such dispute shall be litigated in state or federal courts in Delaware.

        18.   Each of the attorneys executing this Stipulation has been duly empowered and authorized by his/her or its respective client(s) to do so.

        19.   This Stipulation constitutes and contains the entire agreement and understanding between the parties concerning the settlement of the Action, and supersedes and replaces all prior negotiations and representations, and all agreements proposed or otherwise, whether written or oral, concerning the settlement of the Action. This Stipulation may not be amended, modified, superseded, changed, or cancelled, and the terms and conditions hereof may not be waived, except by a written instrument signed by each of the parties expressly stating that it is intended to modify this Stipulation. Each party agrees that, in interpreting and applying the terms and provisions of this Stipulation, no party shall be deemed the drafter of any provision, and that no presumption shall exist or be implied for or against any party as a result of who drafted any provision.

        20.   This Stipulation, and the rights and duties of the parties under this Stipulation, are binding upon the parties and also shall inure to the benefit of and be binding upon Class Members, the Released Persons and their respective successors and permitted assigns.

        21.   As soon as practicable after this Stipulation has been executed, the parties will apply to the Court for the entry of a Scheduling Order in substantially the form attached hereto as Exhibit D, providing, among other things, that the Action shall proceed, for purposes of this Settlement only, as a class action on behalf of the Class, approving the manner and form of notice to the Class and scheduling a final approval hearing.

        22.   DIRECTV shall cause (and in connection with the Merger will cause New DIRECTV to assume all obligations to cause) notice to the Class to be given in the manner directed by the Court. In connection with the application to the Court for entry of the Scheduling Order, the parties shall seek Court approval to provide notice of the pendency of the Action, the Settlement provided by this Stipulation, the final approval hearing, and the right of Class members to appear thereat, substantially in the form attached hereto as Exhibit E (the "Notice"), by means of (1) a Form 8-K filing with the SEC that includes a copy of the Notice and the Stipulation, and (2) the posting of the Notice and the Stipulation on the Company's website, which shall remain available until the expiration date of the time for filing or noticing any appeal from the Court's Judgment approving the Settlement. DIRECTV shall also provide a description of the Settlement terms in the Proxy Materials, together with the date and time of the final approval hearing and the deadline and manner for Class members to file objections to the Settlement and/or the Fee Application. DIRECTV shall assume administrative responsibility for and will pay (and in connection with the Merger will cause New DIRECTV to assume all obligations to pay) all costs and expenses related to preparing and disseminating the Notice, and in no event shall Plaintiffs, the Class or Plaintiffs' Counsel be responsible for any notice costs or expenses.

        IN WITNESS WHEREOF, the parties intending to be legally bound, have caused this Stipulation to be executed and delivered as of the date first written above.

GRANT & EISENHOFFER P.A.	CONNOLLY, BOVE, LODGE & HUTZ LLP
/s/ MICHAEL J. BARRY	/s/ COLLINS J. SEITZ, JR.

Stuart M. Grant (Bar No. 2526)
Michael J. Barry (Bar No. 4368)
Cynthia A. Calder (Bar No. 2978)
1201 N. Market Street
Wilmington, Delaware 19801
Telephone: (302) 622-7000

BERNSTEIN LITOWITZ BERGER &
GROSSMANN LLP
Mark Lebovitch
Samuel Lieberman
1285 Avenue of the Americas
New York, New York 10019
Telephone: (212) 554-1400	Collins J. Seitz, Jr. (Bar No. 2237)
David E. Ross (Bar No. 5228)
Bradley R. Aronstam (Bar No. 5129)
The Nemours Building
1007 North Orange Street
P.O. Box 2207
Wilmington, Delaware 19899
Telephone: (302) 658-9141

 Counsel for Defendants The DIRECTV Group,
Inc. DTVG One, Inc., DTVG Two, Inc., and
Chase Carey
Co-Counsel for Plaintiffs
POTTER, ANDERSON & CORROON LLP	RICHARDS, LAYTON & FINGER, P.A.
/s/ PETER J. WALSH, JR.	/s/ RAYMOND J. DICAMILLO

Michael B. Tumas (Bar No. 2310)
Peter J. Walsh, Jr. (Bar No. 2437)
1313 North Market Street
Wilmington, Delaware 19801
Telephone: (302) 984-6000

 Counsel for Defendants Liberty Media
Corporation Liberty Entertainment, Inc.,
Mark D. Carleton, Gregory B. Maffei,
and John C. Malone	Raymond J. DiCamillo (Bar No. 3188)
One Rodney Square
Wilmington, Delaware 19801
Telephone: (302) 651-7700

 Counsel for Neil R. Austrian, Ralph F. Boyd,
Charles R. Lee, Peter A. Lund, Nancy S.
Newcomb, and Haim Saban

 EXHIBIT A

 Settlement Term Sheet*

*
The provisions of this Term Sheet would be implemented upon execution of a mutually acceptable settlement agreement among the parties; provided, that in the event final court approval of such settlement agreement is not obtained by June 30, 2010, the changes in the terms of the transaction provided herein (other than those referred to in paragraphs 4 and 7) would become null and void.

1.     Separate Class A Vote

        The Merger Agreement will be amended to add a provision to the form of Certificate of Incorporation of Holdings (the "Holdings Charter") to the effect that in the event Holdings (which term, for purposes of this term sheet, will be deemed to include the successor in interest to Holdings resulting from any merger involving Holdings in which (x) the persons owning common stock of Holdings immediately prior to such merger are the only recipients of common stock of such successor and (y) the rights, privileges and preferences of the respective classes of common stock received by such holders of Class A common stock and Class B common stock are, in all material respects, the same as the rights, privileges and preferences of the Class A common stock and Class B common stock, respectively, held by such persons, immediately prior to the merger) proposes to engage in a merger, consolidation or sale of all or substantially all of its assets (a "Subject Transaction") (i) the effectiveness of which under Delaware law would require the approval of the holders of the common stock of Holdings (which, for the avoidance of doubt, will not include situations where a Class B Consent (as defined in the Holdings Charter) is required pursuant to the Holdings Charter but stockholder approval otherwise is not required) and (ii) the terms of such Subject Transaction provide that the holders of Class A common stock are to receive consideration per share of Class A common stock which is different in form or amount from the consideration to be received by the holders of Class B common stock per share of Class B common stock in such Subject Transaction, then in addition to the approvals otherwise required by Delaware law, such transaction will also require the approval of a majority of the outstanding shares of Class A common stock, voting as a separate class.

2.     Corporate Opportunity Limitation

        The Merger Agreement will be amended by deleting in its entirety Article IX of the Holdings Charter.

3.     Standstill Agreement

        The Malones will enter into a standstill arrangement with Holdings covering the period commencing on the effectiveness of the Mergers and ending at the close of business on the Business Day immediately preceding the third anniversary of the Mergers, providing that none of the Malones will acquire shares of Class A common stock of Holdings other than in a Permitted Acquisition. Such standstill arrangement will not be modified without either (i) the approval of the Board of Holdings (including the unanimous approval of the Qualifying Directors (as defined below) then serving on the Board of Directors of Holdings) or (ii) the approval of the holders of a majority of the outstanding Class A common stock (other than shares held by the Malones). Each of the following will be deemed a Permitted Acquisition for this purpose:

  (a)
  acquisitions of shares of Class A common stock from Holdings pursuant to the Merger Agreement;

  (b)
  acquisitions of shares of Class A common stock from another Malone;

  (c)
  acquisitions of shares of Class A common stock pursuant to the grant, exercise or vesting of any equity incentive awards;

  (d)
  acquisitions of shares of Class A common stock as a result of any stock dividend, stock split or other distribution so long as such dividend or distribution is made on a pro rata basis to all holders of common stock of Holdings;

  (e)
  acquisitions of shares of Class A common stock pursuant to the exercise of any rights, warrants or other securities issued or distributed to all holders of common stock on a pro rata basis;

  (f)
  acquisitions of shares of Class A common stock received in exchange for shares of Class B common stock so long as the aggregate voting power of the Malones (as a group) does not increase as a result of such exchange;

  (g)
  acquisitions of shares of Class A common stock upon the redemption of shares of Class B common stock following the death of John C. Malone in accordance with the provisions of the Holdings Charter; and

  (h)
  commencing on the first anniversary of the Split-Off Effective Time, acquisitions of shares of Class A common stock (in open market transactions or otherwise) in an amount not to exceed a number of shares equal to 1.0% of the number of shares of common stock outstanding (on a fully diluted basis) immediately following the effective time of the Mergers (with such number of shares to be subject to adjustment to reflect the effects of stock splits, reverse splits, stock dividends and similar events occurring after such effective time); provided that the Malones will not acquire more than 50% of the number of shares permitted to be acquired pursuant to this clause (h) prior to the second anniversary of the Split-Off Effective Time; and provided, further, that shares acquired by any Malone pursuant to clauses (a) through (g) above will not be counted against acquisitions permitted pursuant to this clause (h).

4.     Majority of Minority Vote

        The DIRECTV Proxy Statement and the Merger Agreement will be amended as needed to reflect the agreement that DIRECTV will not waive the condition to closing of the Mergers set forth in Section 7.1(c) of the Merger Agreement.

5.     Right to Call Special Meeting

        The Merger Agreement will be amended to add a provision to Section 7.1 of the Holdings Charter permitting the holders of 10% or more of the outstanding shares of Class A common stock to require that the Board of Directors of Holdings call and hold a special meeting of stockholders of Holdings.

6.     Board Independence

        The Merger Agreement will be amended by adding a provision to the form of By-laws of Holdings requiring that a majority of the entire Board of Directors be Qualifying Directors and that at least fifty percent (50%) of each of the audit committee, compensation committee and any "special transaction committee" hereafter established by the Board be comprised of Qualifying Directors. For these purposes, a director will be considered a "Qualifying Director" if such director meets the requirements of a Qualifying Director attached hereto as Exhibit A, and a "special transaction committee" shall mean a committee of the Board that is established for the purpose of evaluating a change of control transaction proposal received by Holdings (it being understood that the Board shall be responsible for determining whether a special transaction committee should be established in any given instance). The By-law provisions implementing the foregoing may be amended by either (i) the approval of the Board of Holdings (including the unanimous approval of the Qualifying Directors then serving on the Board of Directors of Holdings) or (ii) the approval of the holders of a majority of the outstanding Class A common stock (other than shares held by the Malones), provided that no such amendment by the Board pursuant to the preceding clause (i) may be made prior to the third anniversary of the Mergers.

7.     Modifications to DIRECTV Proxy Statement

        The DIRECTV Proxy Statement will be amended to incorporate the various modifications reflected in Exhibit B (which are in addition to those modifications previously agreed upon and incorporated in prior drafts of such Proxy Statement).

8.     Termination.

        The provisions hereof (other than those in paragraphs 2, 4, 5 and 7) and the standstill agreement referred to in paragraph 3 hereof shall cease to have further applicability upon the earlier to occur of (i) such time as the Malones in the aggregate do not own shares of Class B common stock of Holdings entitling them to vote at least 10% of the combined voting power of Class A and Class B common stock, and (ii) the death of Mr. John Malone.

 EXHIBIT A

        "Qualifying Director" means a director who:

  A.
  Is not currently, and within the last five years has not been, employed by Holdings (which is referred to in this Exhibit A as the "Company") or by a Company Affiliate.

  B.
  Has not received during any 12-month period in the last three years more than $50,000 in direct compensation from the Company or from a Company Affiliate, exclusive of:

  i.
  Director and committee fees, including bona fide expense reimbursements.

  ii.
  Payments arising solely from investments in the Company's or such Company Affiliate's securities

  iii.
  Payments in respect of a pension or other form of deferred compensation for prior service, provided that such payments are pursuant to plans or arrangements of the Company or such Company Affiliate generally available to similarly situated personnel.

  C.
  Is neither currently employed as an executive officer, nor is an Affiliate, of a company that provides professional, advisory or consulting services to the Company or to a Company Affiliate that has received more than $250,000 from the Company or such Company Affiliate during any 12-month period in the last two years.

  D.
  Is neither currently employed as an executive officer, nor is an Affiliate, of (i) a customer or supplier of the Company or a customer or supplier of a Company Affiliate that has made payments to, or received payments from, the Company or such Company Affiliate that exceed the greater of $200,000 or 1% of such other company's consolidated gross revenues in the most recent full fiscal year or (ii) a debtor or creditor of the Company or a debtor or creditor of a Company Affiliate where the amount owed to or by the Company or such Company Affiliate exceeds the greater of $200,000 or 1% of such company's assets, determined at the end of the most recently completed fiscal year of such other company.

  E.
  Is neither currently employed as an executive officer nor an Affiliate of a not-for-profit entity (including charitable organizations) that receives annual contributions from the Company or from a Company Affiliate that exceed $200,000.

  F.
  Is not, and for the past five years has not been, an executive officer of a for-profit company in which the CEO or another executive officer of the Company serves on the board.

  G.
  Is not an immediate family member of an individual who has had any of the relationships described above within the time periods described above.

Solely for purpose of the definition of "Qualifying Director," (i) a person shall be considered an "Affiliate" of another person if such first person exercises a controlling influence over the management or policies of such other person, whether through the ownership of securities, by contract or otherwise, and any person who beneficially owns, directly or indirectly, at least twenty percent (20%) or more of the voting interests of such other person is an Affiliate of such other person unless at such time another person or group of persons acting in concert owns in excess of fifty percent (50%) of the voting interests of such other person; (ii) "Company Affiliate" means a person that is currently or was at any time during the prior twenty-four months an Affiliate of the Company or of The DIRECTV Group, Inc. (iii) "immediate family member" means an individual's spouse, parent and any person who shares an individual's home; and (iv) "executive officer" shall have the meaning ascribed thereto under the Securities Exchange Act of 1934, as amended. In determining whether any individual is a Qualifying Director under the foregoing definition (a) the Company shall be entitled to rely on information provided by such individual to the Company; and (b) the determination of a majority of the Qualifying Directors (other than such individual) shall be presumed to be valid.

EXHIBIT B

 EXHIBIT B

PROXY STATEMENT AMENDMENTS RESPONSIVE TO PLAINTIFFS'
DISCLOSURE-RELATED ALLEGATIONS

In the "Dear Stockholder" Letter

        LEI will hold Liberty's entire interest in DIRECTV (currently approximately 57% of the economic interest and approximately 48% of the voting interest), 100% of Liberty Sports Holdings LLC, 65% of Game Show Network, LLC and approximately $50 million in cash and cash equivalents, together with approximately $2 billion of indebtedness related to Liberty's acquisition of DIRECTV common stock in April 2008.

        Upon completion of the transactions contemplated by the merger agreement, DIRECTV's former stockholders (other than Liberty or LEI) will collectively own approximately 45% of the common stock of Holdings, and LEI's former stockholders will collectively own approximately 55% of the common stock of Holdings. LEI's former stockholders in the aggregate will control approximately 66% of the total voting power of Holdings common stock as a result of the high vote stock being issued to the Malones and DIRECTV's former stockholders (other than Liberty or LEI) will collectively control approximately 34% of the total voting power of Holdings, compared to their prior voting control of approximately 52% of DIRECTV. However, after the mergers, DIRECTV's former stockholders (other than Liberty or LEI) and LEI's public stockholders (other than the Malones) will, in the aggregate, control approximately 76% of the total voting power of Holdings common stock, as compared to approximately 52% controlled by DIRECTV stockholders (other than Liberty or LEI) prior to the mergers. Holdings Class A common stock is expected to be listed on the NASDAQ Global Select Market under DIRECTV's current ticker symbol, "DTV". The Holdings Class B common stock will not be listed on any stock exchange or automated dealer quotation system.

In the Notice of Special Meeting:

        Adoption of the merger agreement requires the affirmative vote of holders of record, as of the record date for the DIRECTV special meeting, voting together as a single class, of a majority of the outstanding shares of DIRECTV common stock in favor of adoption of the merger agreement. In addition to the foregoing, the ~~board of directors of DIRECTV is seeking the~~ affirmative ~~vote~~votes of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Voting and Right of First Refusal Agreement are closing conditions to the mergers.

In the "Questions and Answers About the Transaction" section:

Q.    What is the proposed transaction for which I am being asked to vote?

*    *    *

        The Malone Agreement provides, among other things, that after the Split-Off, but immediately prior to the mergers, the Malones will exchange each of their outstanding shares of LEI Series B common stock (carrying 10 votes per share, having certain limited consent rights and being subject to certain other conditions) for a number of shares of Holdings Class B common stock (carrying 15 votes per share, having certain limited consent rights and being subject to certain other conditions) equal to the LEI exchange ratio, which we refer to as the "Malone Contribution". Immediately after the mergers, it is estimated that the Malones will hold approximately 3,127,315 shares of Holdings Class A common stock and approximately 21,806,138 shares of Holdings Class B common stock. This will give the Malones an approximate 3% economic interest in Holdings and 24.23% of the voting power of

Holdings common stock (due to the Holdings Class B common iv stock carrying 15 votes per share and after giving effect to the 24% cap on the voting power of Holdings Class B common stock held by the Malones). The shares of Holdings Class A common stock that are anticipated to be owned by the Malones would represent approximately 0.23% of the total voting power of Holdings common stock immediately after the completion of the mergers and the shares of Holdings Class B common stock that are anticipated to be owned by the Malones would represent approximately 26.0% of the total voting power of Holdings common stock immediately after completion of the mergers. However, pursuant to the Malone Agreement, the Malones have agreed to limit their voting rights with respect to their Holdings Class B common stock to 24% of the total voting power of Holdings common stock. As a result, through their ownership of Holdings Class A common stock and Holdings Class B common stock, the Malones will hold approximately 24.23% of the total voting power of Holdings common stock immediately after completion of the mergers.

Q.    What stockholder approvals are needed for DIRECTV?

*    *    *

        In addition, the ~~board of directors of DIRECTV is seeking the~~ affirmative ~~vote~~votes of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Malone Agreement are closing conditions to the mergers.

Q.    Why is the board of directors of DIRECTV seeking the adoption of the merger agreement and the approval of the Malone Agreement by disinterested holders of DIRECTV common stock?

A.
The adoption of the merger agreement and the approval of the Malone Agreement by the affirmative vote of the holders of record~~, as of the record date for the DIRECTV special meeting, voting together as a separate class,~~ of a majority of the outstanding shares of DIRECTV common stock~~, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. Malone, certain affiliated persons of Mr, Malone or any director or officer of Liberty,~~ held by disinterested holders is not required by either the terms of DIRECTV's amended and restated certificate of incorporation or by Delaware law. DIRECTV has decided, however, ~~that it is appropriate to seek such adoption and approval to ensure that~~to give the disinterested holders of DIRECTV common stock ~~have~~ the power to determine whether the various transactions contemplated by the merger agreement and the Malone Agreement are acceptable to them. Adoption of the merger agreement and approval of the Malone Agreement in each case by holders of a majority of the outstanding shares of the DIRECTV common stock held by disinterested holders are conditions to completion of the mergers. Although the merger agreement permits the waiver of certain conditions to completion of the mergers, the merger agreement prohibits DIRECTV from waiving the condition that in order to consummate the mergers DIRECTV must receive the prior approval of a majority of the outstanding shares of DIRECTV common stock held by persons other than Liberty or its affiliates, its directors or officers, Mr. Malone or any affiliate of Mr. Malone.

        DIRECTV believes, among other things, that the adoption of the merger agreement and the approval of the Malone Agreement by such disinterested holders of DIRECTV common stock should constitute ratification of the transactions contemplated by such agreements. Ratification is an expression of approval by the stockholders of one or more matters for which their approval is not necessarily required as a matter of law. In general, ratification by stockholders may be effective to approve actions taken by a corporation and its board of directors, even if the actions are challenged by some of the stockholders, provided that such actions are not against public policy (such as actions involving waste, fraud, or similar egregious conduct). The Delaware case law relating to the legal effect of stockholder ratification and whether the doctrine of stockholder ratification will be applicable to the adoption of the merger agreement and approval of the Malone Agreement by disinterested stockholders is not entirely clear. Recent Delaware case law suggests that the ability of stockholder ratification to extinguish claims may be available only in limited circumstances. That recent case law also suggests that the doctrine of stockholder ratification is not applicable if the stockholder vote approving the particular transaction is a vote required under Delaware law or a corporation's charter to authorize the transaction.

~~Q.~~    Why is DIRECTV proposing the mergers?

A.
DIRECTV believes that substantial benefits to its stockholders can be obtained as a result of the mergers, including:

•
elimination of the ~~transactions eliminate the existing~~ approximate ~~54~~56% concentration of ownership (and approximate 48% concentration of voting power) ~~by Liberty~~ of DIRECTV common stock ~~which will provide~~held by Liberty (or post Split-Off, held by LEI), resulting in greater liquidity of Holdings common stock, greater operating and governance independence ~~to~~for Holdings and ~~will also climinate~~elimination of the risk that Liberty could transfer control of DIRECTV without the DIRECTV public stockholders ~~obtaining~~participating in any control premium;

•
elimination of a single stockholder, or group of stockholders, with the absolute ability to veto change of control transactions, providing Holdings more flexibility to pursue strategic transactions:

•
~~the absence of special veto rights associated with the Holdings Class B common stock to be acquired by the Malones, the right of first refusal and redemption right on the Malones' shares of Holdings Class B common stock in favor of DIRECTV, the applicability to Holdings of Section 203 of the DGCL and the reduction in voting power for the Malones relative to their current voting power in Liberty, all of which reduce the level of control and~~reducing the level of influence that the Malones can exert over Holdings as compared with the level of ~~control and~~ influence the Malones currently possess with regard to Liberty and, through Liberty, DIRECTV;

•
~~the transactions will eliminate~~elimination of share arbitrage ~~situations between~~opportunities created by the ability to acquire an interest in DIRECTV through the purchase of either Liberty Entertainment common stock ~~and~~or DIRECTV common stock;

•
~~with an increased public float, and no single stockholder or group holding a blocking right as to significant transactions, DIRECTV will have more flexibility to pursue strategic opportunities, thereby creating the potential for obtaining a control premium for all DIRECTV stockholders in a future transaction;~~

•
~~the transactions mitigate~~mitigation of the risk of a third party gaining effective control of DIRECTV without paying a premium to all DIRECTV stockholders by (i) buying shares of Liberty Entertainment common stock (prior to, but in anticipation of, the Split-Off) or LEI stock (after the Split-Off) from Mr. Malone or in the open market ~~without paying a premium to all DIRECTV stockholders~~ or (ii) acquiring ~~all of LEI without paying a premium to all DIRECTV stockholders~~LEI;

•
~~the transactions result in DIRECTV~~increasing share liquidity ~~increasing~~ by 115%, ~~thereby~~potentially creating additional index fund demand (S&P 500 and NASDAQ); and

•
~~the fact that the DIRECTV public stockholders will continue to own approximately 47% of Holdings following the mergers and that Holdings will include the three regional sports networks~~

~~and a 65% interest in the Game Show Network (and its wholly owned subsidiary, FUN Technologies); and~~

  •
  the expectation that the exchange of DIRECTV common stock for Holdings common stock, pursuant to the DIRECTV merger, generally would be nontaxable to DIRECTV stockholders.

        DIRECTV also considered a number of potentially countervailing factors and risks, including the following:

  •
  the risk that the transactions might not be consummated in a timely manner or at all;

  •
  the fact that DIRECTV, on a consolidated basis, will assume approximately $2 billion in debt, and associated equity collars, owed by LEI to Bank of America and the risk that some or all of such debt, and associated loss (or gain) related to the equity collars, may be required to be repaid at or shortly after the closing of the mergers;

  •
  the fact that DIRECTV officers and employees have expended and will expend extensive efforts attempting to complete the transactions and have experienced and will experience significant distractions from their work during the pendency of the transactions, and that DIRECTV has incurred and will incur substantial transaction costs in connection with the transactions even if the transactions are not consummated;

  •
  the risk that LEI and Holdings could become liable for substantial transaction related taxes pursuant to the Tax Sharing Agreement with Liberty;

  •
  the requirement to provide the Malones with Holdings Class B common stock which carries 15 votes per share, and the attendant risk that the Malones' 24,23% voting power of Holdings common stock (after giving effect to the 24% cap on the voting power of Holdings Class B common stock held by the Malones) could make stockholder approval in a subsequent transaction more difficult to obtain without the approval of the Malones;

  •
  the premium DIRECTV will pay to LEI stockholders of approximately 5.6% of LEI's net asset value and approximately 20.7% of Liberty Entertainment's common stock market value as of May 1, 2009;

  •
  the risk that a third party seeking to acquire DIRECTV in a subsequent transaction might not pay the same premium to all DIRECTV stockholders, as such party could offer to pay a greater premium to the Malones than the holders of the Holdings Class A common stock to either purchase the Malones' Holdings Class B common stock or obtain the approval of the Malones for such transaction; and

  •
  the dilution of the voting power of DIRECTV stockholders (other than Liberty or LEI) from approximately 52% of the voting power of DIRECTV pre-mergers to approximately 34% of the voting power of Holdings post-mergers.

        DIRECTV also considered, among other things, the following factors in making its decision to recommend to the stockholders of DIRECTV both the adoption of the merger agreement and the approval of the Malone Agreement:

  •
  the fact that the special committee of DIRECTV's board of directors received an opinion from Morgan Stanley & Co. Incorporated, its financial advisor, that, as of the date of such opinion, and based upon and subject to various considerations, assumptions and limitations set forth in the opinion, the DIRECTV exchange ratio, pursuant to and as defined in the merger agreement, was fair, from a financial point of view, to the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates), taking into account the transactions contemplated by the merger agreement (including the exhibits thereto) and the other transaction agreements referred to in the merger agreement. However, Morgan Stanley was not asked to express an opinion regarding, and Morgan Stanley's opinion did not address, the relative fairness of the consideration to be received by the holders of DIRECTV common stock (other than Liberty, LEI, Mr. Malone or any of their respective affiliates) as compared with the consideration to be received by Liberty, LEI, Mr. Malone, any of their respective affiliates or the holders of LEI common stock in the transactions;

Q:    What is the Greenlady Debt Restructuring and why is it important?

A:
Prior to the closing of the mergers, Liberty and LEI will use their reasonable best efforts to assist DIRECTV, and to provide DIRECTV all cooperation reasonably requested by it, to cause Bank of America to amend the approximately $2 billion principal amount of debt Greenlady II, LLC, an indirect wholly owned subsidiary of Liberty, had outstanding as of June 30, 2009, which we refer to as the "Greenlady Debt", in a manner reasonably satisfactory to DIRECTV, including a release of any and all liens held by Bank of America on the shares of DIRECTV common stock held by Greenlady II, which we refer to as the "Greenlady Debt Restructuring". However, if the parties are unable to effect the Greenlady Debt Restructuring by the time all other conditions to the merger agreement are satisfied (other than those which by their terms can only be satisfied at the closing of the mergers), then at or shortly after the closing DIRECTV will repay the Greenlady Debt in full, without any cost or liability to Liberty, LEI or any of their respective subsidiaries. In the event that, at or prior to the closing of the mergers, Bank of America does not approve the release of any and all liens held by it on the shares of DIRECTV common stock owned by Greenlady II, then, if instructed by DIRECTV in its sole discretion, each share of DIRECTV common stock owned by Greenlady II will, rather than remain outstanding following the DIRECTV merger, be converted into the right to receive one share of Holdings Class A common stock.

Q.    Why is DIRECTV loaning up to $650 million to Greenlady?

A.
DIRECTV is loaning up to $650 million to ~~Greenlady,~~ a wholly owned subsidiary of LEI, following the Split-Off, to refinance amounts advanced under existing credit arrangements between Liberty and Greenlady and to fund Greenlady II's ongoing obligations pursuant to ~~a Credit Agreement dated as of April 9, 2008, between~~the Bank of America, ~~N.A. and~~ credit facility relating to the equity collar. In April 2008, Greenlady II, ~~LLC, which is a wholly owned subsidiary of Greenlady, and certain equity collar collar transactions~~an indirect wholly owned subsidiary of Liberty, entered into an equity collar with respect to 110 million shares of DIRECTV common stock and a related credit facility against the present value of the put value of such collar. Amounts outstanding under the credit facility become due as the collar terminates in six tranches from June 2009 through August 2012. Each tranche is repayable during a six-month period based upon a formula that factors in several variables including the market price of DIRECTV common stock.

Q.    How does the value of the LEI assets relate to the exchange ratio?

A.
As described in the preceding question and answer, the exchange ratio in the LEI merger is 1.11111, subject to adjustment in the event that equity awards have been or are granted by Liberty (with respect to Liberty Entertainment common stock prior to the Split-Off) or LEI (with respect to LEI common stock after the Split-Off), in each case, on or after March 1, 2009, and to reflect changes in outstanding share numbers of Liberty Entertainment common stock prior to the Split-Off or LEI common stock following the Split-Off. The adjustment will not occur with respect to certain awards granted to Robert R. Bennett, a director of Liberty, pursuant to an agreement entered into among Mr. Bennett, Liberty and LEI in connection with the execution of the merger agreement. The exchange ratio resulted from a series of negotiations between DIRECTV and

  Liberty relating to the value that should be attributed to the LEI assets, including whether there should be a premium attributed to the shares of DIRECTV common stock owned by Liberty. During their negotiations, Liberty and DIRECTV agreed that, for purposes of determining the number of shares of Holdings common stock to be issued in the LEI merger to former LEI stockholders, the exchange ratio would ~~be based on~~include a 5% premium attributed to the number of shares of DIRECTV common stock owned by Liberty. As a result, for purposes of determining the exchange ratio, LEI was effectively treated as holding approximately 576.2 million shares of DIRECTV common stock (rather than its actual holdings of approximately 548.7 million shares of DIRECTV common stock). DIRECTV and LEI also agreed on a reference price of $22.00 per share, to be used in determining the number of shares of Holdings common stock attributed to the other assets and liabilities of LEI. The value ascribed to these other assets (i.e., ~~the three regional sports networks~~ Liberty Sports Holdings, LLC and LEI's 65% interest in ~~GSN and FUN Technologies~~Game Show Network, LLC) by DIRECTV was approximately $877 million. Taking into account the mutually agreed cash amount to be retained by LEI at the time of the Split-Off (approximately $30 million), the value of the LEI options and other equity rights to be assumed by Holdings (approximately $175 million as determined by DIRECTV) and the approximately $2.0 billion ~~in Greenlady debt~~principal amount of debt LEI had outstanding as of March 31, 2009 to be assumed by Holdings, Liberty and DIRECTV agreed that LEI stockholders would receive 518,325,335 shares of Holdings common stock in the LEI ~~Merger~~merger which represents an implied premium of 5.6% to the net asset value of LEI. The valuation of LEI is further described in the "Opinion of the Financial Advisor to the Liberty Transaction Special Committee of the Board of Directors of DIRECTV" section on page [    •    ].

Q.    Why are there two classes of common stock of Holdings?

A.
After the Split-Off, there will be two classes of common stock of LEI. LEI Series A common stock will carry one vote per share, and LEI Series B common stock will carry 10 votes per share. In order to induce the Malones to execute the Malone Agreement in which they agreed to vote their shares in favor of the mergers and to certain restrictions on their shares, DIRECTV agreed to create a high/low vote structure. As a result, immediately prior to the mergers, the Malones will exchange all of their shares of LEI Series B common stock (carrying 10 votes per share, having certain limited consent rights and being subject to certain other restrictions), representing 92% of the outstanding shares of LEI Series B common stock, for shares of Holdings Class B common stock (carrying 15 votes per share, having certain limited consent rights and being subject to certain other restrictions) at the LEI exchange ratio. After the exchange and completion of the mergers, the Malones will hold an approximate 3% economic ownership interest in Holdings common stock, and approximately 24.23% of the voting power of Holdings common stock (after giving effect to the 24% cap on the voting power of Holdings Class B common stock held by the Malones with any voting power attributable to such shares in excess of 24% to be voted on a pro rata basis in the same manner as the votes of the non-Malone stockholders of Holdings). DIRECTV negotiated this structure primarily to assist in the preservation of the tax-free treatment of the transactions, but also based on DIRECTV's desire to have only one class of publicly traded common stock. In this connection, DIRECTV determined that restrictions on the transfer and limitations on the convertibility of the Holdings Class B common stock would be advisable to assist in the preservation of the tax-free treatment of the transactions but that it would be impractical to negotiate such restrictions with the public holders of the Series B Liberty Entertainment common stock and impractical for Holdings to enforce such restrictions.

Q.    Will the two classes of common stock of Holdings have different per share values?

A.
Holdings cannot predict what the value per share of either class of Holdings common stock will be after completion of the mergers. Holdings, however, has the right to redeem, upon the death of

Mr. Malone, either (a) all of the outstanding shares of Holdings Class B common stock held by the Malones and certain related persons of the Malones, or (b) all of the outstanding shares of Holdings Class B common stock held by any person(s) (other than certain exempt transferees) provided that Holdings also redeems all of the shares of Holdings Class B common stock held by the Malones and certain related persons of the Malones, in each case, for 110% of the per share market price of the Holdings Class A common stock at such time. Holdings Class A common stock is not subject to any right of redemption.

Q.    How does the value of the LEI assets relate to the exchange ratio?

A.
Liberty and DIRECTV agreed that LEI stockholders would receive 518,325,335 shares of Holdings common stock in the LEI merger (subject to adjustment as provided in the merger agreement), which represents an implied premium of approximately 5.6% to the net asset value of LEI, as further described in the "Opinion of the Financial Advisor to the Special Committee of the Board of Directors of DIRECTV" section on page [    ]. The implied premium to LEI stockholders based on the market values of Liberty Entertainment common stock and DIRECTV common stock as of May 1, 2009 was approximately 20.7%. These calculations take into account the mutually agreed cash amount to be retained by LEI at the time of the Split-Off (approximately $30 million as of May 3, 2009), the value of the LEI options and other equity rights to be assumed by Holdings (approximately $175 million as determined by DIRECTV as of March 2009), the approximately $2.0 billion principal amount of debt Liberty Entertainment had outstanding as of March 31, 2009 that Holdings, on a consolidated basis, will become responsible for repayment of in connection with the transactions contemplated by the merger agreement and certain other agreed upon values.

Q:    What is the Greenlady Debt Restructuring and why is it important?

A:
Prior to the closing of the mergers, Liberty and LEI will use their reasonable best efforts to assist DIRECTV, and to provide DIRECTV all cooperation reasonably requested by it, to cause Bank of America to amend the approximately $2 billion principal amount of debt Greenlady II, LLC, an indirect wholly owned subsidiary of Liberty, had outstanding as of June 30, 2009, which we refer to as the "Greenlady Debt", in a manner reasonably satisfactory to DIRECTV, including a release of any and all liens held by Bank of America on the shares of DIRECTV common stock held by Greenlady II, which we refer to as the "Greenlady Debt Restructuring~~" However, if~~". Greenlady II incurred the Greenlady Debt in April 2008 in connection with the increase of its holdings of DIRECTV common stock from approximately 41% to approximately 48% of the then outstanding shares. The approximately $2 billion used to purchase these additional shares was obtained under a credit facility that is secured by a pledge of the put components of a "cashless collar" transaction (consisting of a series of six puts and calls) and 170 million shares of DIRECTV stock owned by Greenlady II. If the parties are unable to effect the Greenlady Debt Restructuring by the time all other conditions to the merger agreement are satisfied (other than those which by their terms can only be satisfied at the closing of the mergers), then at or shortly after the closing DIRECTV will repay the Greenlady Debt in full, without any cost or liability to Liberty, LEI or any of their respective subsidiaries.

Q.    Why is DIRECTV loaning up to $650 million to Greenlady?

A.
~~DIRECTV is loaning~~ DIRECTV has agreed to lend amounts aggregating (together with prior advances) up to $650 million to a wholly -owned subsidiary of LEI, following the Split-Off, to refinance amounts advanced under existing credit arrangements between Liberty and Greenlady and to fund Greenlady II's ongoing obligations pursuant to the Bank of America credit facility relating to the equity collar. In April 2008, Greenlady II, an indirect wholly owned subsidiary of Liberty, entered into an equity collar with respect to 110 million shares of DIRECTV common stock and a related credit facility against the present value of the put value of such collar. Amounts outstanding under the credit facility become due as the collar terminates in six tranches from June 2009 through August 2012. Each tranche is repayable during a six-month period based upon a formula that factors in several variables including the market price of DIRECTV common stock and to fund Greenlady II's ongoing obligations pursuant to the Bank of America credit facility relating to the equity collar. Portions of the Greenlady Debt facility become due as the collar terminates in six tranches from June 2009 through August 2012. Since Holdings, upon completion of the mergers, on a consolidated basis, will become responsible for repayment of the Greenlady Debt, all amounts drawn-down under the $650 million facility will serve to reduce, on a dollar-for-dollar basis, the liability for which Holdings is responsible and therefore will not increase the aggregate liability associated with the assumption of the Greenlady Debt. The terms of the loans were based on the terms of the existing credit agreement between Greenlady and Bank of America. For additional information regarding the Greenlady Debt, see "The Mergers—Greenlady Debt" beginning on page [    ].

In the "Summary" section:

        The adoption of the merger agreement and the approval of the Malone Agreement by the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty, or beneficially owned by Mr. Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, is not required by either the terms of DIRECTV's certificate of incorporation or Delaware law, but Liberty and DIRECTV have agreed that DIRECTV will seek these approvals. Although the merger agreement permits the waiver of certain conditions to completion of the mergers, the merger agreement prohibits DIRECTV from waiving the condition that in order to consummate the mergers, DIRECTV must receive the prior approval of a majority of the outstanding shares of DIRECTV common stock held by persons other than Liberty or its affiliates, its directors or officers, Mr. Malone or any affiliate of Mr. Malone.

DIRECTV Stockholder Vote Required (see page [    •    ])

        Adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of DIRECTV common stock outstanding on the record date for the DIRECTV special meeting in favor of adoption of the merger agreement~~. In addition, board of directors of DIRECTV is seeking~~ (the "DIRECTV General Approval"). Pursuant to a voting agreement among DIRECTV and Holdings, on the one hand, and Liberty and certain of its subsidiaries, on the other hand, the Liberty affiliated entities have agreed to vote shares of DIRECTV common stock beneficially owned by them, currently representing approximately 57% of the outstanding shares of DIRECTV common stock, in favor of the adoption of the merger agreement. However, due to an existing standstill agreement between DIRECTV and Liberty, Liberty is only permitted to exercise its discretionary voting power with respect to approximately 48% of the outstanding shares of DIRECTV common stock, and must vote any additional shares it owns in the same manner as, and in the same proportion to, the votes of all DIRECTV stockholders other than Liberty. In addition, the mergers are conditioned upon the receipt of the affirmative vote of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Malone Agreement (the "DIRECTV Minority Approval", and together with the DIRECTV General Approval, the "DIRECTV Stockholder Approval"). None of the disinterested holders of DIRECTV common stock have committed to vote in favor of the adoption of the merger agreement or the approval of the Malone Agreement.

        You may cast one vote for each share of DIRECTV common stock you owned as of the record date. Adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of DIRECTV common stock outstanding on the record date for the DIRECTV special meeting in favor of adoption of the merger agreement. In addition, the ~~board of directors of DIRECTV is seeking the~~ affirmative ~~vote~~votes of the holders of record, as of the record date for the DIRECTV special meeting, voting together as a separate class, of a majority of the outstanding shares of DIRECTV common stock, excluding all shares of DIRECTV common stock owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty, in favor of (i) the adoption of the merger agreement and (ii) the approval of the Malone Agreement are closing conditions to the mergers.

Former DIRECTV stockholders who become stockholders of Holdings will be governed by the amended and restated certificate of incorporation and by-laws of Holdings.

        DIRECTV stockholders will become Holdings stockholders in the DIRECTV merger and their rights as stockholders will be governed by the amended and restated certificate of incorporation and by-laws of Holdings. As a result, there will be material differences between the current rights of DIRECTV stockholders and the rights they can expect to have as Holdings stockholders. These differences include among other things, that (a) Holdings will have a class of common stock that carries 15 votes per share, all of which will initially be owned by the Malones, providing the Malones with voting power in excess of their economic interest in Holdings, (b) except as may be required by law, special meetings of stockholders of Holdings may be called only by or at the direction of the board, and may not be called by any other person or persons, severely curtailing (if not completely eliminating) the ability of common stockholders to call a special meeting, without the approval of the board, (c) Holdings will be subject to Section 203 of the DGCL, which would place certain limitations on the ability of any non-approved transferee of the high vote Holdings Class B common stock held by the Malones to engage in a business combination transaction involving Holdings without obtaining approval from the board of directors of Holdings and the disinterested stockholders of Holdings, and (d) subject to the rights of any preferred stock, holders of Holdings common stock cannot act by written consent (except that holders of Class B common stock may act by written consent solely in instances where the consent of the Class B common stockholders, as a class, is required).

        DIRECTV believes, among other things, that such approval of the transactions by vote of the disinterested holders of DIRECTV common stock should constitute ratification of the transactions contemplated by the merger agreement and the Malone Agreement. Ratification is an expression of approval by the stockholders of one or more matters for which their approval is not necessarily required as a matter of law. In general, ratification by stockholders may be effective to approve actions taken by a corporation and its board of directors, even if the actions are challenged by some of the stockholders, provided that such actions are not against public policy (such as actions involving waste, fraud, or similar egregious conduct). The Delaware case law relating to the legal effect of stockholder ratification and whether the doctrine of stockholder ratification will be applicable to the adoption of the merger agreement and approval of the Malone Agreement by disinterested stockholders is not entirely clear. Recent Delaware case law suggests that the ability of stockholder ratification to extinguish claims may be available only in limited circumstances. That recent case law also suggests that the doctrine of stockholder ratification is not applicable if the stockholder vote approving the particular transaction is a vote required under Delaware law or a corporation's charter to authorize the transaction.

        Because the ~~board of directors of DIRECTV is seeking~~ adoption of the merger agreement and the approval of the Malone Agreement by the affirmative ~~vote~~votes of the holders of a majority of the outstanding shares, excluding all shares owned by subsidiaries of Liberty or beneficially owned by Mr. John Malone, certain affiliated persons of Mr. Malone or any director or officer of Liberty are closing conditions to the mergers, abstentions, failures to vote and broker non-votes by or on behalf of such disinterested holders will have the same effect as ~~votes~~a vote against adoption of the merger agreement and a vote against the approval of the Malone Agreement. Abstentions, failures to vote and broker non-votes will have no effect with respect to the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

        DIRECTV and Liberty have reached an agreement in principle with the plaintiffs in the multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery that were brought on behalf of the public stockholders of DIRECTV alleging, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement. Although the principal terms of the Stipulation and Agreement of Compromise Settlement and Release (the "Stipulation of Settlement") have been agreed upon by DIRECTV, Liberty and the plaintiffs in the Delaware Action, the Stipulation of Settlement has yet to be executed. Pursuant to the terms of the draft Stipulation of Settlement, in the event that final court approval of the Stipulation of Settlement is not obtained by June 30, 2010, the terms of the Stipulation of Settlement and the related changes to the Holdings amended and restated certificate of incorporation and by-laws, with certain limited exceptions, will become null and void. For a description of the terms of the Stipulation of Settlement, see the "Legal Proceedings Regarding the Mergers" section on page [    ].

        In the event that a material condition to the merger agreement is waived, DIRECTV intends to resolicit stockholder approval of the merger agreement and the Malone Agreement. Although the merger agreement permits the waiver of certain conditions to completion of the mergers, the merger agreement prohibits DIRECTV from waiving the condition that in order to consummate the mergers DIRECTV must receive the prior approval of a majority of the outstanding shares of DIRECTV common stock held by persons other than Liberty or its affiliates, its directors or officers, Mr. Malone or any affiliate of Mr. Malone.

        Pursuant to the Malone Agreement, the Malones, holders of approximately [92]% of the outstanding shares of Series B Liberty Entertainment common stock, have agreed that after the Split-Off but immediately prior to the mergers, they will exchange each of their outstanding shares of LEI Series B common stock for a number of shares of Holdings Class B common stock equal to the LEI exchange ratio. Each share of Holdings Class B common stock will entitle the holder thereof to fifteen votes on all matters on which stockholders are generally entitled to vote. Accordingly, upon completion of the Malone Contribution and consummation of the mergers, we estimate that DIRECTV's former stockholders will own approximately ~~47~~45%, and former LEI stockholders will own approximately ~~53~~55%, of the common stock of Holdings~~, and former~~. Former LEI stockholders, however, will own approximately ~~64~~66% of the voting power of Holdings due to the impact of the Malone Contribution and the issuance of the high vote Holdings Class B common stock (which have 15 votes per share) to the Malones. Pursuant to the Malone Agreement, the Malones have agreed to limit their voting rights, only with respect to their Holdings Class B common stock, to 24% of the total voting power of Holdings common stock. Immediately after the mergers, through their ownership of Holdings Class A common stock and Holdings Class B common stock, the Malones will hold approximately ~~24~~24.23% of the total voting power of Holdings common stock after giving effect to the restrictions set forth in the Malone Agreement. The Malone Agreement also provides for certain transfer restrictions and other limitations on the shares of Holdings Class B common stock to be received by the Malones in the Malone Contribution, including a right of first refusal in favor of Holdings. See "—Malone Agreement" for more information.

        The consolidated complaint in the Delaware Action also alleges that the preliminary Form S-4 filed on June 8, 2009 did not accurately disclose, among other things, that: (i) the DIRECTV board of directors may elect to waive the requirement for approval of the transaction by a majority of DIRECTV's minority stockholders; (ii) in the aggregate, LEI stockholders will increase their voting interest from 48% to 65%; (iii) DIRECTV stockholders are paying a control premium in connection with the mergers in excess of 5%; and (iv) based on the holdings of Malone and his family in Liberty ntertainment and DIRECTV, Malone currently has beneficial interest in approximately only 16-17% of the outstanding stock of DIRECTV.

        DIRECTV and Liberty have reached an agreement in principle with the plaintiffs in the multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery that were brought on behalf of the public stockholders of DIRECTV alleging, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement. Although the principal terms of the Stipulation of Settlement have been agreed upon by DIRECTV, Liberty and the plaintiffs in the Delaware Action, the Stipulation of Settlement has yet to be executed. Pursuant to the terms of the draft Stipulation of Settlement, in the event that final court approval of the Stipulation of Settlement is not obtained by June 30, 2010, the terms of the Stipulation of Settlement and the related changes to the Holdings amended and restated certificate of incorporation and by-laws, with certain limited exceptions, will become null and void. For a description of the terms of the Stipulation of Settlement, see the "Legal Proceedings Regarding the Mergers" section on page [    ].

In the section titled "The Mergers":

        After the mergers. DIRECTV's former stockholders (other than Liberty or LEI) will collectively control approximately 34% of the total voting power of Holdings, as compared to their prior control of approximately 52% of the total voting power of DIRECTV. However, after the mergers, DIRECTV's former stockholders (other than Liberty or LEI) and LEI's public stockholders (other than the Malones) will, in the aggregate, control approximately 76% of the total voting power of Holdings common stock, as compared to 52% controlled by DIRECTV stockholders (other than Liberty or LEI) prior to the mergers.

        -Immediately after the mergers, it is estimated that the Malones will hold approximately 3,127,315 shares of Holdings Class A common stock and approximately 21,806,138 shares of Holdings Class B common stock in addition to options to acquire approximately [            ] shares of Holdings Class A common stock. The shares of Holdings Class A common stock that are anticipated to be owned by the Malones would represent approximately 0.23% of the total voting power of Holdings common stock immediately after the completion of the mergers and the shares of Holdings Class B common stock that are anticipated to be owned by the Malones would represent approximately 26.0% of the total voting power of Holdings common stock immediately after completion of the mergers. However, pursuant to the Malone Agreement, the Malones have agreed to limit their voting rights with respect to their Holdings Class B common stock to 24% of the total voting power of Holdings common stock. As a result, through their ownership of Holdings Class A common stock and Holdings Class B common 43 stock, the Malones will hold approximately 24.23% of the total voting power of Holdings common stock immediately after completion of the mergers. The Malones' ownership of Holdings common stock collectively is anticipated to represent an approximate 3% economic interest in Holdings.

        Upon completion of the transactions, we estimate that DIRECTV's former stockholders (other than LEI stockholders) will collectively own approximately 45%, and former LEI stockholders (including the Malones) will collectively own approximately 55%, of the common stock of Holdings~~, and former~~. Former LEI stockholders (including the Malones) will collectively own approximately 66% of the voting power of Holdings, and DIRECTV former stockholders (other than Liberty or LEI) will own approximately 34% of the voting power of Holdings. Immediately after the mergers, through their ownership of Holdings Class A common stock and Holdings Class B common stock, the Malones will hold approximately 24.23% of the total voting power of the Holdings common stock after giving effect to the restrictions set forth in the Malone Agreement.

        On March 23, 2009, DIRECTV management delivered a revised term sheet to Liberty management based on their ongoing discussions and the due diligence review. The revised term sheet provided, among other things, that ~~the~~ additional consideration of $160 million to Mr. Malone would be ~~made~~paid in the form of Holdings common stock (approximately 7.2 million additional shares of Holdings common stock), that obtaining the consent of ~~third parties pursuant to~~ certain ~~significant~~unaffiliated third party ~~contracts~~programming providers to LEI's regional sports networks would be a closing condition to the Mergers and that the outstanding equity awards issued by Liberty to its employees and directors would vest and be exercisable for their remaining terms. The amount of $160 million was a negotiated amount arrived at in consideration of the agreements Mr. Malone would have been required to execute in connection with the contemplated transaction, including his agreement not to serve on the board of directors of Holdings, his agreement to receive low-vote Holdings stock in exchange for his high-vote LEI common stock and the fact that the contemplated transactions would likely resolve the FCC Puerto Rico Condition, thereby eliminating the possibility that DIRECTV could be required to divest DTVPR at less than its fair value. No particular value was ascribed by the parties to any one of the foregoing factors. Also in formulating this term sheet, DIRECTV tentatively valued the assets and liabilities of LEI as follows: the three regional sports networks and LEI's interest in the Game Show Network and FUN Technologies-approximately $870 million; the Greenlady debt and associated equity collar ~~at~~ $2.0 billion (the approximate unpaid principal balance of the debt); and the options and other equity rights to be assumed by LEI-$175 million. Pursuant to the proposal, the number of shares of Holdings common stock that holders of LEI common stock would receive in the merger was to be fixed at 517 million, subject to adjustment in certain circumstances. That number of shares was calculated by applying a premium to the DIRECTV shares owned by Liberty of 5%, and subtracting from that amount the liabilities that the parties agreed would be owed by LEI at the time of the mergers, net of the value of assets (other than DIRECTV shares) that the parties agreed would be held by LEI at the time of the mergers. The reduction in the number of shares was calculated by dividing the total net liability agreed to by the parties by $22, which was within the range of sale prices of DIRECTV stock on March 20, 2009, the trading day preceding the date on which DIRECTV made its revised proposal. Also on March 23, 2009, Mr. Maffei met with Mr. Carey at his offices in El Segundo, California, to discuss the proposed transactions, including the valuation of LEI's assets and liabilities.

        DIRECTV management then summarized, and discussed with the Liberty Transaction Special Committee, the terms of programming agreements which were being negotiated by DIRECTV management with management of Liberty or its subsidiaries on an arm's-length basis separate and apart from the DIRECTV/Liberty transaction.

        The table below presents the implied discount to sum-of-the-parts value, based on publicly available Wall Street equity research estimates, for specified dates since the launch of the tracking stock on March 3, 2008.

Implied Discount to Sum-of-the-Parts Implied Discount Date to SOTP Description of Key Dates
3-Mar-08 14.0% Launch of LMDIA tracker.
4-Mar-08 18.1%
13-Mar-08 21.5%
18-Mar-08 27.3%
3-Apr-08 19.6% Liberty acquires 78.3 million shares of DIRECTV increasing stake to 48%.
25-Apr-08 11.6%
7-May-08 17.4% DIRECTV announces plan to raise up to $2.5 billion in debt which will be available to fund share repurchase program.
8-May-08 18.6% Liberty announces first quarter 2008 results.
18-Jun-08 16.0%
30-Jun-08 20.6%
18-Jul-08 22.8%
11-Aug-08 20.8% Liberty announces second quarter 2008 results.
3-Sep-08 14.4% Liberty announces that its board of directors authorized management to proceed with the development of a plan to split-off businesses and assets attributed to the Liberty Entertainment group.
15-Sep-08 17.4%
20-Oct-08 30.3%
30-Oct-08 39.2% Liberty announces third quarter 2008 results and delay in split-off.
10-Nov-08 44.7%
20-Nov-08 47.6%
8-Dec-08 60.0%
12-Dec-08 52.7% Liberty announces plan to split-off majority of Liberty Entertainment (excluding Starz and WildBlue).
15-Dec-08 4l.3%
18-Dec-08 32.0%
1-Jan-09 36.1%
21-Jan-09 31.8% Liberty files preliminary proxy statement for split-off.
3-Feb-09 26.9%
25-Feb-09 29.9% Liberty announces results for fourth quarter and full year 2008.
25-Mar-09 26.9%
17-Apr-09 20.9%
1-May-09 14.9%

        The consolidated Delaware complaint and the California complaint allege, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement. Specifically, the complaints allege, among other things, that the transactions contemplated by the merger agreement are unfair to DIRECTV stockholders because: (i) Mr. Malone has exploited his position as Chairman of both Liberty and DIRECTV to force an unfavorable transaction on DIRECTV's board and stockholders and (ii) Mr. Malone will receive a unique benefit of 15:1 super voting shares that ~~provide him with~~represents an unjustified personal premium in the form of increased and disproportionate voting power in Holdings~~; (ii~~, In addition, the stockholder plaintiffs in the Delaware Action allege that (i) the voting rights of DIRECTV minority stockholders will be diluted unfairly from 52% pre~~-transaction to 35% post transaction; and (iii) DIRECTV will assume the $2 billion Greenlady Debt following the mergers. In addition,~~mergers to 35% post-mergers; and (ii) Holdings will assume, following the mergers, the $2 billion Greenlady Debt that Liberty acquired to increase its holdings of DIRECTV to 48%, rather than having Liberty pay off that debt first (which could have caused Liberty to reduce its ownership of DIRECTV stock by 7% to 8%).

        After filing their consolidated complaint, the stockholder plaintiffs ~~were to prevail in these actions, the consummation of the mergers could be delayed or prevented and/or monetary damages could become payable by the defendants.~~in the Delaware Action engaged in expedited discovery into the transactions. The stockholder plaintiffs served comprehensive document requests on DIRECTV, DIRECTV's directors, Liberty and their respective financial advisors. The parties engaged in a meet and confer process to address the scope of discovery, and this led to the defendants making an initial document production in excess of 250,000 pages of documents beginning in July. The stockholder plaintiffs in the Delaware Action also negotiated with DIRECTV and Liberty a timetable for the conduct of expedited fact and expert depositions in anticipation of a preliminary injunction hearing, and issued notices of depositions and testimony subpoenas. Several depositions had been scheduled to occur in late August 2009 and early September 2009 prior to the time the parties reached a settlement.

        At the end of June, counsel for DIRECTV and Liberty met with counsel for the stockholder plaintiffs in the Delaware Action to present their view of the transactions and the benefits to DIRECTV shareholders. Subsequently, the stockholder plaintiffs provided a list of demands and held a series of telephone conversations regarding a possible resolution of the litigation. On August 18, 2009, counsel met to discuss a possible resolution and reached preliminary agreement regarding the elements thereof, subject to further negotiation, satisfactory documentation, and client approval. DIRECTV and Liberty have reached an agreement in principle with the plaintiffs in the multiple purported class action complaints pending against DIRECTV, Liberty and the DIRECTV board of directors in the Delaware Court of Chancery that were brought on behalf of the public stockholders of DIRECTV alleging, among other things, that the members of the DIRECTV board of directors breached their fiduciary duties in approving the merger agreement. Although the principal terms of the Stipulation of Settlement have been agreed upon by DIRECTV, Liberty and the plaintiffs in the Delaware Action, the Stipulation of Settlement has yet to be executed. Pursuant to the terms of the draft Stipulation of Settlement, in the event that final court approval of the Stipulation of Settlement is not obtained by June 30, 2010 ("Approval Deadline"), the terms of the Stipulation of Settlement and the related changes to the amended and restated certificate of incorporation and by-laws, unless otherwise noted below, will become null and void.

        The terms of the Stipulation of Settlement include certain changes to the terms of the mergers and the transaction agreements as follows:

  •
  the merger agreement will be amended to add a provision to the amended and restated certificate of incorporation of Holdings to the effect that any future merger, consolidation or sale of all or substantially all of the assets which requires stockholder approval but provides for payment of per share consideration to be made to the holders of Holdings Class B common stock that is different in form or amount from the per share consideration to be paid to holders of Holdings Class A common stock will require a separate vote of holders of Holdings Class A common stock (almost entirely non-Malone holders at the time of the mergers), voting as a separate class;

  •
  the elimination of certain provisions in the amended and restated certificate of incorporation of Holdings that were intended to exculpate the directors and officers of Holdings who also serve as directors or officers of other entities for any potential breach of fiduciary duty arising out of

    93 the allocation of business opportunities not presented to such persons in their capacity as directors or officers of Holdings;

  •
  the Malones' ability to seek control of Holdings through future purchases of Holdings common stock will be restricted by their agreement to a 3-year standstill (the "Malone Standstill") commencing upon the completion of the mergers. The Stipulation of Settlement provides that the Malones may, however, acquire shares of Holdings Class A common stock: (i) pursuant to the merger agreement, (ii) from another Malone, (iii) pursuant to the grant, exercise or vesting of any equity incentive awards, (iv) as a result of any stock dividend, stock split or other distribution so long as such dividend or distribution is made on a pro rata basis to all holders of Holdings common stock, (v) pursuant to the exercise of any rights, warrants or other securities issued or distributed to all holders of Holdings common stock on a pro rata basis, (v) received in exchange for shares of Holdings Class B common stock so long as the aggregate voting power of the Malones (as a group) does not increase as a result of such exchange, (vii) upon the redemption of Holdings Class B common stock following the death of Mr. Malone in accordance with the provisions of the Holdings amended and restated certificate of incorporation and (viii) commencing on the first anniversary of the effective time of the Split-Off, in an amount not to exceed 1% of the fully diluted shares outstanding immediately following the effective time of the mergers; provided that the Malones will not acquire more than 50% of the number of shares permitted to be acquired pursuant to this clause (viii) prior to the second anniversary of the effective time of the Split-Off and provided further that shares acquired by any Malone pursuant to clauses (i) through (vii) above will not be counted against acquisitions permitted pursuant to this clause (viii). The Malone Standstill cannot be modified without either (i) the approval of the board of directors of Holdings (which must include the unanimous approval of the Qualifying Directors (as defined in the sixth bullet below) then serving on the board of directors of Holdings) or (ii) the approval of the holders of a majority of the outstanding Holdings Class A common stock (other than shares held by the Malones);

  •
  that the merger agreement and the disclosure thereof in this proxy statement/prospectus will be amended (and will remain in effect regardless of whether or not final court approval of the Stipulation of Settlement is obtained by the Approval Deadline) to reflect that DIRECTV will not waive the DIRECTV Stockholder Approval closing condition;

  •
  that the organizational documents of Holdings will provide holders of 10% or more of the outstanding shares of Holdings Class A common stock with the right to call a special meeting;

  •
  that the Holdings by-laws will provide that a majority of the board of directors be Qualifying Directors and that at least 50% of the audit committee, compensation committee and any special transaction committee established by the board of directors be comprised of Qualifying Directors. Such requirements cannot be amended without either (i) the approval of the board of directors of Holdings (which must include the unanimous approval of the Qualifying Directors then serving on the board of directors of Holdings) or (ii) the approval of the holders of a majority of the outstanding Holdings Class A common stock (other than shares held by the Malones); provided, however that no such amendment by the board of directors pursuant to the preceding clause (i) may be made prior to the third anniversary of the mergers. A "Qualifying Director" is a director who (i) is not currently, and within the last five years has not been, employed by Holdings or a Holdings affiliate, (ii) has not received during any 12-month period in the last three years more than $50,000 in direct compensation from Holdings or a Holdings affiliate (excluding director and committee fees, bona fide expense reimbursements, payments arising solely from investments in securities of Holdings or a Holdings affiliate, payments in respect of a pension or other form of deferred compensation for prior service pursuant to plans or arrangements of Holdings or a Holdings affiliate), (iii) is neither currently employed as an executive officer, nor is an affiliate, of a company that provides advisory services to Holdings or a Holdings affiliate that has received more than $250,000 from Holdings or such affiliate during 94 any 12-month period in the last two years, (iv) is neither currently employed as an executive officer, nor is an affiliate, of (x) a customer or supplier of Holdings or a Holdings affiliate that has made payments to, or received payments from, Holdings or such affiliate that exceed the greater of $200,000 or 1% of such other company's consolidated gross revenues in the most recent full fiscal year or (v) a debtor or creditor of Holdings or a Holdings affiliate where the amount owed to or by Holdings or such affiliate exceeds the greater of $200,000 or 1% of such company's assets, determined at the end of the most recently completed fiscal year of such other company, (v) is neither currently employed as an executive officer nor an affiliate of a not-for-profit entity (including charitable organizations) that receives annual contributions from Holdings or a Holdings affiliate that exceed $200,000, (vi) is not, and for the past five years has not been, an executive officer of a for-profit company in which the CEO or another executive officer of Holdings serves on the board, and (vii) is not an immediate family member of an individual who has had any of the relationships described above within the time periods described above;

  •
  that this proxy statement/prospectus will be amended (and will remain in effect regardless of whether or not final court approval is obtained by the Approval Deadline) to incorporate certain modifications proposed by the stockholder plaintiffs; and

  •
  that the provisions in the first, third and sixth bullet points, including the Malone Standstill referred to in the third bullet point, terminate upon the earliest to occur of (i) Mr. Malone's death and (ii) the time at which the Malones, in the aggregate, do not own shares of Holdings Class B common stock representing at least 10% of the combined voting power of Holdings Class A common and Holdings Class B common stock.

In the section titled "Comparison of Stockholder Rights":

Stockholder Voting

*    *    *

        Pursuant to the terms of the Stipulation of Settlement, the Class A common stock will be entitled to a class vote in the event that Holdings proposes to engage in a merger, consolidation or sale of all or substantially all of its assets in which the effectiveness of such a transaction would (i) require the approval of the holders of the common stock of Holdings and (ii) result in the holders of Class A common stock receiving consideration per share different in form or amount than that to be received by holders of Class B common stock. In such instance, the approval by the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class, will be required. Such separate voting right shall, however, cease to be of any force or effect and will be automatically repealed upon the earliest to occur of: (i) Mr. Malone's death, (ii) the time at which the Malones, in the aggregate, do not own shares of Holdings Class B common stock representing at least 10% of the combined voting power of Holdings Class A common stock and Holdings Class B common stock and (iii) the Approval Deadline, if final court approval of the Stipulation of Settlement is not obtained as of such date.

Action by Written Consent

        DIRECTV.    The amended and restated certificate of incorporation of DIRECTV provides that stockholder actions can be taken by written consent by the holders of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

        Holdings.    The amended and restated certificate of incorporation of Holdings will, subject to the rights of any series of preferred stock, prohibit stockholder actions taken by written consent; provided that; (i) holders of Class B common stock will be entitled to take action by written consent but solely in instances where the consent of the Class B common stockholders, as a class, is required, (ii) if, pursuant to the amended and restated certificate of incorporation of Holdings, the approval by the holders of a majority of the outstanding shares of Class A common stock is required in connection with seeking approval for a merger, consolidation or sale of all or substantially all of its assets in which the DGCL requires the approval, vote or consent of the corporation's stockholders and in which the holders of Class A common stock are to receive consideration per share different in form or amount than the per share consideration to be received in respect of shares of Class B common stock, then holders of Class A common stock may take action by written consent without a meeting solely for purposes of providing consent in connection with such a transaction, and (iii) the holders of a majority of the voting power of the outstanding shares of Class A common stock (other than shares held by the Malones) may take action by written consent without a meeting solely for purposes of approving amendments to certain provisions in the by-laws that, if in force and effect, provide that a majority of the board of directors of Holdings be Qualifying Directors and that at least 50% of the audit committee, compensation committee and any special transaction committee established by the board of directors be comprised of Qualifying Directors.

Ability to Call Special Meetings of Stockholders

*    *    *

        Pursuant to the terms of the Stipulation of Settlement, the holders of 10% or more of the outstanding shares of Class A common stock will be permitted to cause the board of directors of Holdings to call and hold a special meeting of stockholders; provided, that in the event that the Stipulation of Settlement does not receive final court approval by the Approval Deadline, such by-law provision will become null and void.

        Pursuant to the terms of the amended and restated certificate of incorporation and by-laws of Holdings, and in connection with the Stipulation of Settlement, certain by-law provisions of Holdings that provide that a majority of the board of directors of Holdings be Qualifying Directors and that at least 50% of the audit committee, compensation committee and any special transaction committee established by the board of directors be comprised of Qualifying Directors, cannot be amended without either (i) the approval of the board of directors of Holdings (which must include the unanimous approval of the Qualifying Directors then serving on the board of directors of Holdings) or (ii) the approval of the holders of a majority of the outstanding Holdings Class A common stock (other than shares held by the Malones); provided, however that no such amendment by the board of directors pursuant to the preceding clause (i) may be made prior to the third anniversary of the mergers. The preceding sentence, however, shall cease to be of any force or effect and will be automatically repealed upon the earliest to occur of (i) Mr. Malone's death, (ii) the time at which the Malones, in the aggregate, do not own shares of Holdings Class B common stock representing at least 10% of the combined voting power of Holdings Class A common stock and Holdings Class B common stock and (iii) the Approval Deadline, if final court approval of the Stipulation of Settlement is not obtained as of such date.

 EXHIBIT C

 IN THE COURT OF THE CHANCERY OF THE STATE OF DELAWARE

In re THE DIRECTV GROUP, INC. SHAREHOLDER LITIGATION	Cons. C.A. No. 4581-VCP

ORDER AND FINAL JUDGMENT

        A hearing having been held before this Court on                        , 2009, pursuant to this Court's Order dated                        , 200    (the "Scheduling Order"), upon a Stipulation and Agreement of Compromise, Settlement and Release dated October 9, 2009 (the "Stipulation") filed in the above-captioned action (the "Action"), which (along with the defined terms therein) is incorporated herein by reference; it appearing that due notice of said hearing has been given in accordance with the aforesaid Scheduling Order; the respective parties to the Stipulation having appeared by their attorneys of record; the Court having heard and considered evidence in support of the proposed settlement (the "Settlement") set forth in the Stipulation; the attorneys for the respective parties to the Stipulation having been heard; an opportunity to be heard having been given to all other persons requesting to be heard in accordance with the Scheduling Order; the Court having determined that notice to the Class was adequate and sufficient; and the entire matter of the proposed Settlement having been heard and considered by the Court;

        IT IS ORDERED, ADJUDGED AND DECREED THIS                DAY OF            200    AS FOLLOWS:

          1.     The Notice of Pendency of Class Action, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear (the "Notice") has been provided pursuant to and in the manner directed by the Scheduling Order; proof of dissemination of notice was filed with the Court; and full opportunity to be heard has been offered to all parties, the Class, and persons in interest. The form and manner of notice is hereby determined to have been the best notice practicable under the circumstances and to have been given in full compliance with each of the requirements of due process, Delaware Court of Chancery Rule 23, and applicable law, and it is further determined that all members of the Class, are bound by this Order and Final Judgment.

          2.     Based on the record in the Action, each of the provisions of Delaware Court of Chancery Rule 23 has been satisfied and the Action has been properly maintained according to the provisions of Delaware Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2). Specifically, this Court finds that (1) the Class is so numerous that joinder of all members is impracticable; (2) there are questions of law and fact common to the Class; (3) the claims of Plaintiffs are typical of the claims of the Class; and (4) Plaintiffs and their counsel have fairly and adequately protected the interests of the Class.

          3.     The Action is hereby finally certified as a class action, pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2), without opt-out rights, on behalf of a class consisting of all persons and entities who held shares of common stock of DIRECTV, either of record or beneficially, at any time between May 3, 2009, and the consummation of the Merger (the "Class"). Excluded from the Class are Defendants, members of the immediate family of any Individual Defendant, any entity in which a Defendant owns over 50% of the equity or over 50% of the voting power, officers of Defendants, and the legal representatives, agents, executors, heirs, beneficiaries, legatees, direct or indirect successors, principals, transferees or assigns of any such excluded person.

          4.     Pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2), Plaintiffs Key West Police & Fire Pension Fund, the City of Roseville Employees' Retirement System, New Orleans Employees' Retirement System, and Erste-Sparinvest Kapitalanlagegesellschaft m.b.H. are finally certified as representatives for the Class.

          5.     The Settlement is found to be fair, reasonable and adequate and in the best interests of the Class, and is hereby approved pursuant to Delaware Court of Chancery Rule 23(e). The parties to the Stipulation are hereby authorized and directed to comply with and to consummate the Settlement in accordance with its terms and provisions, and the Register in Chancery is directed to enter and docket this Order and Final Judgment.

          6.     The Action is hereby dismissed with prejudice on the merits and without costs, except as provided in the Stipulation and herein, as against Defendants.

          7.     As provided for in the Stipulation, the Court hereby bars, settles and releases:

              (i)  any and all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues, known or unknown (including Unknown Claims, as defined in the Stipulation), contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent (including, but not limited to, any of the foregoing arising under federal, state, foreign, or common law, including federal and state securities laws and regulations) (collectively, "Claims"), that have been or could have been asserted in the Action, or in any court, tribunal, or proceeding, by or on behalf of Plaintiffs or any member of the Class (collectively, the "Releasing Persons"), on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, whether individual, direct, class, derivative, representative, legal, equitable, or in any other capacity, against Defendants, New DIRECTV, or any member of the immediate families of the Individual Defendants, and their respective parents, entities, controlling persons, associates, affiliates, or subsidiaries and each and all of their respective past or present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, insurers, co-insurers, re-insurers, consultants, accountants, investment bankers, commercial bankers, lenders, counter-parties, entities providing fairness opinions, underwriters, brokers, dealers, advisors, agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, assigns and any counsel to any of the foregoing (collectively, the "Released Persons") which arise out of or relate to the Releasing Persons' status as holders of shares of DIRECTV (or any interest therein) between May 3, 2009 and the consummation of the Merger, and (i) the acts, events, facts, matters, transactions, occurrences, statements, representations, misrepresentations, or omissions giving rise to the allegations in the Action; (ii) the Merger; or (iii) the Merger Agreement, as amended, and the agreements and transactions contemplated thereby, or disclosures made in connection therewith (including the adequacy and completeness of such disclosures) (collectively, the "Settled Claims"), provided however, that the Settled Claims shall not include any claims to enforce the Stipulation, any order entered by the Court in this Action, or the Settlement; and

             (ii)  any and all Claims that have been or could have been asserted in the Action, or in any court, tribunal, or proceeding, by Defendants, or any and all of their respective direct and indirect successors in interest, predecessors, principals, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming from, through or under, any of them (the "Defendants' Related Persons"), against Plaintiffs, the Class members and their counsel arising out of or relating to the filing, prosecution or settlement of the Action (the "Settled Defendants' Claims"); provided however, that the Settled Defendants' Claims shall not include the right of Defendants to enforce the terms of this Stipulation, any order entered by the Court in this Action, or the Settlement.

          8.     Plaintiffs' Counsel are hereby awarded attorneys' fees and expenses in the aggregate sum of $                        , which the Court finds to be fair and reasonable and which shall be paid by DIRECTV to Plaintiffs' Counsel in accordance with the terms of the Stipulation.

          9.     The effectiveness of this Order and Final Judgment and the obligations of Plaintiffs and Defendants under the Stipulation shall not be conditioned upon or subject to the resolution of any appeal from this Order and Final Judgment that relates solely to the issue of Plaintiffs' Counsel's application for an award of attorneys' fees and expenses.

          10.   Neither the Stipulation, the Settlement, this Order and Final Judgment, nor any of their terms and provisions, nor any of the negotiations, discussions and proceedings in connection with the Settlement, shall be deemed or constitute a presumption, concession or an admission by any party to the Stipulation of any fault, liability or wrongdoing by any of them, and shall not be interpreted, construed, deemed, involved, offered or received in evidence or otherwise used by any person in the Action or in any other action or proceeding, whether civil, criminal or administrative, except in connection with any proceeding to enforce the terms of the Stipulation.

          11.   Without affecting the finality of this Order and Final Judgment, jurisdiction is hereby retained by this Court for the purpose of protecting and implementing the Stipulation and the terms of this Order and Final Judgment, including the resolution of any disputes that may arise with respect to the effectuation of any of the provisions of the Stipulation, and for the entry of such further orders as may be necessary or appropriate in administering and implementing the terms and provisions of the Settlement and this Order and Final Judgment.

Vice Chancellor Donald F. Parsons, Jr.

 EXHIBIT D

 IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

In re THE DIRECTV GROUP, INC. SHAREHOLDER LITIGATION	Consolidated C.A. No. 4581-VCP

ORDER FOR NOTICE AND SCHEDULING
OF HEARING ON SETTLEMENT

        The parties having made an application for an order for notice and scheduling of a hearing with respect to a settlement (the "Settlement") of this consolidated action (the "Action") in accordance with a Stipulation and Agreement of Settlement, Compromise and Release dated October 9, 2009 (the "Stipulation"), which, together with the Exhibits thereto, sets forth the terms and conditions for the proposed Settlement of the Action, and which provides for ultimate dismissal of the Action with prejudice;

        IT IS HEREBY ORDERED this 19th day of October 2009, that:

          1.     This Order incorporates by reference the definitions in the Stipulation, and all capitalized terms used herein shall have the same meanings as set forth in the Stipulation.

          2.    Approval of Notice.    The Court approves, in form and content, the Notice annexed as Exhibit E to the Stipulation and finds that the publication of the Notice comports with the requirements of Rule 23 of the Rules of the Court of Chancery of the State of Delaware and shall constitute due and sufficient notice of the Settlement Hearing (as defined below) and all other matters referred to in the Notice to all persons entitled to receive notice of the Settlement Hearing. DIRECTV shall, no later than ten (10) days before the Settlement Hearing directed herein, file appropriate affidavits of proof of publication with respect to the Notice.

          3.    Notice Procedures.    Within three (3) business days of the date of this Order, DIRECTV shall cause a copy of the Notice, substantially in the form attached as Exhibit E to the Stipulation, to be published by means of: (i) a Form 8-K filing with the SEC that includes a copy of the Notice and the Stipulation, and (ii) the posting of the Notice and the Stipulation on the Company's website, which shall remain available thereon until the expiration date of the time for filing or noticing any appeal from the Court's Judgment approving the Settlement. DIRECTV shall also provide a description of the Settlement terms in the Proxy Materials concerning the Merger, together with the date and time of the final approval hearing and the deadline and manner for Class members to file objections to the Settlement and/or the Plaintiffs' Counsel's application for attorneys' fees and expenses. DIRECTV shall assume administrative responsibility for and will pay (and in connection with the Merger will cause New DIRECTV to assume all obligations to pay) all costs and expenses related to preparing and disseminating the Notice, and in no event shall Plaintiffs, the Class or Plaintiffs' Counsel be responsible for any notice costs or expenses.

          4.    Conditional Certification of Class Action and Designation of Settlement Class.    For settlement purposes only, the Court conditionally certifies the Action as a non-opt-out class action pursuant to Rules 23(a), 23(b)(1) and 23(b)(2) of the Rules of the Court of Chancery of the State of Delaware on behalf of all persons or entities who held shares of common stock of DIRECTV (or any interest therein), either of record or beneficially, at any time between May 3, 2009 and the consummation of the Merger (the "Class"). Excluded from the Class are Defendants, members of the immediate family of any Individual Defendant, any entity in which a Defendant owns over 50% of the equity or over 50% of the voting power, officers of Defendants, and the legal representatives, agents, executors, heirs, beneficiaries, legatees, direct or indirect successors, principals, transferees or assigns of any such excluded person.

          5.    Designation of Class Representatives.    The Court conditionally certifies Plaintiffs Key West Police & Fire Pension Fund, the City of Roseville Employees' Retirement System, New Orleans Employees' Retirement System, and Erste-Sparinvest Kapitalanlagegesellschaft m.b.H. as representatives for the Class.

          6.    Preliminary Approval of the Settlement.    The Court preliminarily approves the Stipulation and the Settlement set forth therein, subject to further consideration at the Settlement Hearing described below.

          7.    Settlement Hearing.    A hearing (the "Settlement Hearing") shall be held before this Court on November 25, 2009, at 11:00 a.m., before Vice Chancellor Donald F. Parsons, Jr., to: (a) determine whether the Settlement is fair, reasonable and adequate to the Class and should be approved by the Court; (b) determine whether the conditional certification of the Class described in this Order shall be made final; (c) determine whether an Order and Final Judgment as provided in the Stipulation should be entered herein; (d) consider Plaintiffs' Counsel's application for an award of attorneys' fees and expenses as provided in the Stipulation; and (e) rule on such other matters as the Court may deem appropriate. The Court may adjourn the Settlement Hearing or any adjournment thereon without further notice to Class members.

          8.    Appearance at Settlement Hearing and Objections to Settlement.    Any member of the Class who objects to the certification of the Class, the Settlement, the Judgment to be entered in the Action, and/or the Plaintiffs' Counsel's application for an award of attorneys' fees and expenses, or who otherwise wishes to be heard, may appear personally or by counsel at the Settlement Hearing and present evidence or argument that may be proper and relevant; provided, however, that no member of the Class may be heard and no papers or briefs submitted by or on behalf of any member of the Class shall be received and considered, except by Order of the Court for good cause shown, unless, no later than November 11, 2009, copies of (a) a written notice of intention to appear, identifying the name, address, and telephone number of the objector and, if represented, their counsel, (b) a written detailed statement of such person's specific objections to any matter before the Court, (c) a written statement certifying that the objector is a member of the Class, (d) the grounds for such objections and any reasons for such person's desiring to appear and be heard, and (e) all documents and writings such person desires the Court to consider, shall be served electronically or by hand or overnight mail upon the following counsel: Stuart M. Grant, Grant & Eisenhoffer P.A., 1201 N. Market Street, Wilmington, Delaware 19801, Telephone: (302) 622-7000, Co-Lead Counsel for Plaintiffs; Collins J. Seitz, Jr., Connolly, Bove, Lodge & Hutz LLP, The Nemours Building, 1007 North Orange Street, P.O. Box 2207, Wilmington, Delaware 19899, Counsel for Defendants The DIRECTV Group, Inc. DTVG One, Inc., DTVG Two, Inc., and Chase Carey; Michael B. Tumas, Potter, Anderson & Corroon LLP, 1313 North Market Street, Wilmington, Delaware 19801, Telephone: (302) 984-6000, Counsel for Defendants Liberty Media Corporation Liberty Entertainment, Inc., Mark D. Carleton, Gregory B. Maffei, and John C. Malone; and Raymond G. DiCamillo, Richard, Layton & Finger, P.A., One Rodney Square, Wilmington, Delaware 19801,Telephone: (302) 651-7700, Counsel for Neil R. Austrian, Ralph F. Boyd, Charles R. Lee, Peter A. Lund, Nancy S. Newcomb, and Haim Saban, at the same time these papers must be filed with the Register in Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801. Unless the Court otherwise directs, no member of the Class shall be entitled to object to the Settlement, or to the judgment to be entered herein, or to the award of attorneys' fees and expenses to Plaintiffs' Counsel, or otherwise to be heard, except by serving and filing written objections as described above. Any person who fails to object in the manner provided above shall be deemed to have waived such objection and shall forever be barred from making any such objection in the Action or in any other action or proceeding

          9.    Stay of Proceedings.    All proceedings in the Action, other than such proceedings as may be necessary to carry out the terms and conditions of the Settlement, are hereby stayed and suspended until further order of this Court. Pending final determination by the Court of whether the Settlement should be approved, Plaintiffs and all members of the Class, and any of them, are individually and severally barred and enjoined from asserting, commencing, prosecuting, assisting, instigating or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively or in any other capacity.

          10.    Termination of Settlement.    If the Settlement is terminated for any reason pursuant to the terms of the Stipulation, the conditional Class certification provided for herein and any other actions taken or to be taken in connection with the Settlement (including this Order and any judgment entered herein) shall be terminated and shall become null and void and of no further force and effect, except for DIRECTV's obligation to provide and pay for any expenses incurred in connection with the Notice as provided for by this Order. If the Settlement is terminated pursuant to the terms of the Stipulation, the parties to the Action shall revert to their respective litigation positions as if the Stipulation never existed. In that event, neither the Stipulation nor any provision contained therein except as stated herein, nor any action undertaken pursuant thereto, nor the negotiation thereof by any party, shall be deemed an admission, or offered or received as evidence at any proceeding in this Action or any other action or proceeding.

          11.    No Admission.    The Stipulation and all negotiations, statements and proceedings in connection therewith shall not in any event be construed, or deemed to be evidence of, an admission or concession by any of the Defendants or Released Parties, of any liability or wrongdoing by them, or any of them as to any claim alleged or asserted in the Action or otherwise, and shall not be offered or received into evidence in any action or proceeding (except in an action or proceeding to enforce the terms and conditions of the Stipulation), or be used in any way as an admission, concession, or evidence of any liability or wrongdoing of any nature, and shall not be construed as, or deemed to be evidence of, an admission or concession that Plaintiffs, any Class members or any present or former shareholders of DIRECTV, or any other person, has or has not suffered any damage as a result of the facts at issue in the Action, or as to the merit or lack of merit of any claim asserted or any that could have been asserted in the Action, except in an action or proceeding to enforce the terms and conditions of the Stipulation.

          12.    Retention of Exclusive Jurisdiction by the Court.    The Court retains exclusive jurisdiction over this Action to consider all further applications arising out of or connected with the proposed Settlement.

Dated:	October 19, 2009
/s/ DONALD F. PARSONS, JR. Vice Chancellor Donald F. Parsons, Jr.

 EXHIBIT E

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

In re THE DIRECTV GROUP, INC. SHAREHOLDER LITIGATION	Consolidated C.A. No. 4581-VCP

NOTICE OF PENDENCY OF CLASS ACTION,
PROPOSED SETTLEMENT OF CLASS ACTION,
SETTLEMENT HEARING AND RIGHT TO APPEAR

TO:
ALL PERSONS OR ENTITIES WHO HELD SHARES OF COMMON STOCK IN THE DIRECTV GROUP, INC., EITHER OF RECORD OR BENEFICIALLY, AT ANY TIME BETWEEN MAY 3, 2009, AND THE CONSUMMATION OF THE MERGER (AS DEFINED BELOW).

        PLEASE READ THIS NOTICE CAREFULLY. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT OF THE LITIGATION REFERRED TO IN THE CAPTION AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS. IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS OR ADEQUACY OF THE PROPOSED SETTLEMENT, AND FROM PURSUING THE SETTLED CLAIMS (AS DEFINED BELOW).

THE PURPOSE OF THIS NOTICE

        1.     The purpose of this Notice is to inform you of a proposed settlement (the "Settlement") of the above-captioned action (the "Action") by and among the parties to the Action pending before the Court of Chancery of the State of Delaware (the "Court"), and of a hearing to be held before the Court, in the New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801, on November 25, 2009 at 11:00 a.m. (the "Hearing"). The purpose of the Hearing is to determine: (a) whether the Court should finally certify the Action as a class action, without opt-out rights, pursuant to Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2), on behalf of all persons or entities who held shares of common stock of The DIRECTV Group, Inc. ("DIRECTV" or the "Company"), either of record or beneficially, at any time between May 3, 2009, and the consummation of the Merger (as defined below), excluding Defendants, members of the immediate family of any Individual Defendant, any entity in which a Defendant owns over 50% of the equity or over 50% of the voting power, officers of Defendants, and the legal representatives, agents, executors, heirs, successors, or assigns of any such excluded person (the "Class"); (b) whether the Court should approve the proposed Settlement of the Action; (c) whether the Court should enter final judgment dismissing the class claims asserted in the Action on the merits and with prejudice as against the named Plaintiffs and the Class; (d) if the Court approves the Settlement and enters such final judgment, whether the Court should grant the application of Plaintiffs' Counsel for an award of attorneys' fees and expenses to be paid by the Company; and (e) such other matters as may properly come before the Court.

        2.     The Court has the right to adjourn the Hearing without further notice. The Court also has the right to approve the Settlement with or without modifications, and to enter its final judgment dismissing the Action on the merits and with prejudice and to order the payment of attorneys' fees and expenses without further notice.

        THE FOLLOWING RECITATION DOES NOT CONSTITUTE FINDINGS OF THE COURT AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY CLAIMS OR DEFENSES BY ANY OF THE PARTIES. IT IS BASED ON STATEMENTS OF THE PARTIES AND IS SENT FOR THE SOLE PURPOSE OF INFORMING YOU OF THE EXISTENCE OF THIS ACTION AND OF A HEARING ON A PROPOSED SETTLEMENT

SO THAT YOU MAY MAKE APPROPRIATE DECISIONS AS TO STEPS YOU MAY WISH TO TAKE IN RELATION TO THIS LITIGATION.

BACKGROUND AND DESCRIPTION OF THE LITIGATION

        3.     On May 4, 2009, DIRECTV and Liberty Media Corporation ("Liberty Media"), announced that they, together with certain affiliated entities, had entered into an Agreement and Plan of Merger, dated as of May 3, 2009 (the "Merger Agreement") to combine, subject to shareholder and regulatory approval, DIRECTV with Liberty Entertainment, Inc. ("LEI"), a wholly owned subsidiary of Liberty Media (the "Merger") to create a new corporation called DIRECTV ("New DIRECTV").

        4.     Between May 12, 2009 and May 19, 2009, a total of four proposed shareholder class actions were filed in the Court (the "Delaware Actions") against DIRECTV, Liberty Media, LEI, and certain present and former members of the Board of Directors of DIRECTV (John C. Malone, Gregory B. Maffei, Mark D. Carleton, Neil R. Austrian, Ralph F. Boyd, Jr., Chase Carey, Charles R. Lee, Peter A. Lund, Nancy S. Newcomb, and Haim Saban (the "Individual Defendants")) (collectively, "Defendants"), alleging that Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties owed by other Defendants, to DIRECTV and its unaffiliated shareholders, in connection with the negotiation and execution of the Merger Agreement, in which actions the named plaintiffs ("Plaintiffs") generally sought declaratory relief that Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties by other Defendants, injunctive relief to prevent such breaches, damages, and/or fees and expenses.

        5.     On May 22, 2009, the Court consolidated the Delaware Actions under the caption In re The DirecTV Group, Inc., Shareholder Litig., Consolid. C.A. No. 4581-VCP, and appointed Co-Lead Counsel and Plaintiffs' Executive Committee (collectively, "Plaintiffs' Counsel") to prosecute the consolidated Action on behalf of Plaintiffs and the proposed class.

        6.     On June 8, 2009, New DIRECTV filed with the United States Securities and Exchange Commission ("SEC") a Registration Statement on Form S-4 ("Registration Statement"), which included a preliminary joint proxy statement/prospectus (the "Preliminary Joint Proxy/Prospectus") in order to solicit approval of the Merger.

        7.     On June 19, 2009, Co-Lead Counsel filed a Verified Consolidated Class Action Complaint (the "Consolidated Complaint") against Defendants alleging that Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties owed by other Defendants, to DIRECTV and its unaffiliated shareholders, in connection with the negotiation and execution of the Merger Agreement, and that the disclosures set forth in the Preliminary Joint Proxy/Prospectus were materially inaccurate and misleading. The Consolidated Complaint generally sought declaratory relief that Defendants breached their fiduciary duties, or aided and abetted the breach of fiduciary duties by other Defendants, injunctive relief to prevent such breaches, damages, and/or fees and expenses.

        8.     On July 30, 2009, August 27, 2009, and October 2, 2009, New DIRECTV filed with the SEC, respectively, Amendments No. 1, 2 and 3 to Form S-4, which included an amended preliminary joint proxy statement/prospectus (the "Amended Preliminary Joint Proxy/Prospectus"), which included additional disclosures addressing certain of the statements and omissions alleged by Plaintiffs in the Consolidated Complaint to be materially misleading.

        9.     On October 9, 2009, the parties submitted a Stipulation and Agreement of Compromise, Settlement and Release (the "Stipulation"), which resulted in the Court entering a scheduling order (the "Scheduling Order") in this Action on October 19, 2009.

REASONS FOR THE SETTLEMENT

        10.   Plaintiffs, through their counsel, have investigated the claims and allegations asserted in the Action, as well as the underlying events and transactions relevant to the Action.

        11.   In evaluating the Settlement, Plaintiffs and their counsel have considered: (i) the substantial benefits to the members of the Class (as defined above) from the Settlement; (ii) the attendant risks of continued litigation and the uncertainty of the outcome of the Action; (iii) the probability of success on the merits and the allegations contained in the Action, including the uncertainty relating to the proof of those allegations; (iv) the desirability of permitting the Settlement to be consummated as provided by the terms of the Stipulation; and (v) the conclusion of the Plaintiffs' Counsel that the terms and conditions of the Settlement are fair, reasonable, adequate and in the best interests of Plaintiffs and the Class.

        12.   DIRECTV and its directors have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the other wrongful acts alleged in any of the above-described actions, and expressly maintain that they have diligently and scrupulously complied with their fiduciary and other legal duties, and are entering into the Stipulation and Settlement solely to eliminate the burden and expense of further litigation.

        13.   Liberty Media and LEI have denied, and continue to deny, that either of them has committed or aided and abetted in the commission of any violation of law or engaged in, or aided and abetted, any wrongful conduct of any kind, and each expressly maintains that it has diligently and scrupulously complied with its legal duties, and is entering into the Stipulation and Settlement solely to eliminate the burden and expense of further litigation.

SUMMARY OF THE SETTLEMENT TERMS

        14.   The principal terms of the Settlement are as follows:

  (a)
  In consideration for the full settlement and release of all Settled Claims (as defined below), DIRECTV and Liberty Media have agreed to make material changes to the Merger Agreement and to the governing documents of New DIRECTV, including the following:

  (i)
  The requirement in the Merger Agreement to obtain the affirmative vote of the majority of the holders of the common stock of DIRECTV not held or controlled by Liberty Media, LEI or John Malone, to approve the Merger can no longer be waived.

  (ii)
  The Certificate of Incorporation of New DIRECTV shall contain a provision requiring that, subject to certain conditions, in the event that it proposes to engage in a merger, consolidation or sale of all or substantially all of its assets (the effectiveness of which under Delaware law would require stockholder approval) pursuant to which the holders of Class A common stock are to receive consideration per share of Class A common stock which is different in form or amount from the consideration to be received by the holders of Class B common stock per share of Class B common stock, then in addition to the approvals otherwise required by Delaware law, such transaction will also require the approval of the holders of a majority of the outstanding shares of Class A common stock, voting separately as a class;

  (iii)
  The Certificate of Incorporation of New DIRECTV shall not contain any provision providing any director of such corporation with any "safe harbor" with respect to participating in or assuming any corporate opportunity;

  (iv)
  John Malone and his spouse and related trusts shall enter into a standstill agreement restricting their ability, subject to certain exceptions, to acquire any additional of Class A common stock of New DIRECTV for a period of three years following the Merger;

    (v)
    The Certificate of Incorporation of New DIRECTV shall contain a provision permitting the holders of 10% or more of the outstanding shares of its Class A common stock to require the board of directors to call and hold a special meeting of stockholders;

    (vi)
    The bylaws of New DIRECTV shall contain a provision requiring that a majority of the entire Board of Directors of such corporation and that at least fifty percent (50%) of each of the audit committee, compensation committee and any "special transaction committee" established for the purpose of evaluating a change in control transaction received by such corporation, shall consist of individuals who qualify as independent subject to the enhanced requirements set forth in the Stipulation; and

    (vii)
    As a result of extensive negotiations between the parties and the allegations set forth in the Consolidated Complaint, DIRECTV, Liberty Media and LEI have included certain additional material disclosures in the proxy statement relating to the Merger (the "Proxy Materials").

  (b)
  The full terms of the Settlement are set forth in the Stipulation (see Scope of This Notice and Further Information, below).

DISMISSAL AND RELEASE OF CLAIMS

        15.   If the Settlement is approved, the Court will enter an order and final judgment (the "Judgment") which will dismiss with prejudice the Action and bar, settle and release:

  (i)
  any and all claims, demands, rights, actions, causes of action, liabilities, damages, losses, obligations, judgments, duties, suits, costs, expenses, matters, and issues, known or unknown (including Unknown Claims, as defined in paragraph 16 below), contingent or absolute, suspected or unsuspected, disclosed or undisclosed, liquidated or unliquidated, matured or unmatured, accrued or unaccrued, apparent or unapparent (including, but not limited to, any of the foregoing arising under federal, state, foreign, or common law, including federal and state securities laws and regulations) (collectively, "Claims"), that have been or could have been asserted in the Action, or in any court, tribunal, or proceeding, by or on behalf of Plaintiffs or any member of the Class (collectively, the "Releasing Persons"), on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, whether individual, direct, class, derivative, representative, legal, equitable, or in any other capacity, against Defendants, New DIRECTV, or any member of the immediate families of the Individual Defendants, and their respective parents, entities, controlling persons, associates, affiliates, or subsidiaries and each and all of their respective past or present officers, directors, stockholders, principals, representatives, employees, attorneys, financial or investment advisors, insurers, co-insurers, re-insurers, consultants, accountants, investment bankers, commercial bankers, lenders, counter-parties, entities providing fairness opinions, underwriters, brokers, dealers, advisors, agents, heirs, executors, trustees, general or limited partners or partnerships, limited liability companies, members, joint ventures, personal or legal representatives, estates, administrators, predecessors, successors, assigns and any counsel to any of the foregoing (collectively, the "Released Persons") which arise out of or relate to the Releasing Persons' status as holders of shares of DIRECTV (or any interest therein) between May 3, 2009 and the consummation of the Merger, and (i) the acts, events, facts, matters, transactions, occurrences, statements, representations, misrepresentations, or omissions giving rise to the allegations in the Action; (ii) the Merger; or (iii) the Merger Agreement, as amended, and the agreements and transactions contemplated thereby, or disclosures made in connection therewith (including the adequacy and completeness of such disclosures) (collectively, the "Settled Claims"), provided however, that the Settled Claims shall not include any claims to enforce the Stipulation, any order entered by the Court in this Action, or the Settlement; and

  (ii)
  any and all Claims that have been or could have been asserted in the Action, or in any court, tribunal, or proceeding, by Defendants, or any and all of their respective direct and indirect successors in interest, predecessors, principals, representatives, trustees, executors, administrators, heirs, assigns, or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming from, through or under, any of them (the "Defendants' Related Persons"), against Plaintiffs, the Class members and their counsel arising out of or relating to the filing, prosecution or settlement of the Action (the "Settled Defendants' Claims"); provided however, that the Settled Defendants' Claims shall not include the right of Defendants to enforce the terms of the Stipulation, any order entered by the Court in this Action, or the Settlement.

        If the Settlement is finally approved by the Court, all Claims which have been asserted in this Action or in the action captioned City of Pontiac General Employees' Retirement Sys. v. The Direct TV Group, Inc., Case No. BC414654, pending in the Superior Court for the State of California, County of Los Angeles, shall be forever released and extinguished.

        16.   "Unknown Claims" means (a) any Claims that Plaintiffs, any Class members and their counsel do not know or suspect exist in his, her or its favor at the time of the release of the Settled Claims as against the Released Persons, and (b) any Claims that Defendants or any Defendants' Related Person do not know or suspect exist in his, her or its favor at the time of the release of the Settled Defendants' Claims as against Plaintiffs, the Class members and their counsel, in each case, including, without limitation, those Claims which, if known, might have affected the decision to enter into, or not object to, this Stipulation and/or the Settlement. With respect to any of the Settled Claims and Settled Defendants' Claims, the parties to this Stipulation stipulate and agree that upon the Effective Date (as defined in the Stipulation), Plaintiffs and Defendants shall expressly, and each member of the Class and each of the Defendants' Related Persons shall be deemed to have, and by operation of the Judgment shall have, waived, relinquished and released any and all provisions, rights and benefits conferred or under Cal. Civ. Code § 1542, which provides: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." Plaintiffs and Defendants acknowledge, and the members of the Class and the Defendants' Related Persons by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true by them with respect to the Settled Claims or the Settled Defendants' Claims, as the case may be, but that it is the intention of Plaintiffs and Defendants, and by operation of law the intention of the members of the Class and the Defendants' Related Persons, to completely, fully, finally and forever compromise, settle, release, discharge, and extinguish any and all Settled Claims and Settled Defendants' Claims, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Plaintiffs and Defendants acknowledge, and the members of the Class and the Defendants' Related Persons by operation of law shall be deemed to have acknowledged, that "Unknown Claims" are expressly included in the definitions of "Settled Claims" and "Settled Defendants' Claims," and that such inclusion was separately bargained for and was a key element of the Settlement and was relied upon by each and all of the Released Persons and the Plaintiffs in the Action and their counsel in entering into this Stipulation.

TEMPORARY BAR AND INJUNCTION

        17.   Pursuant to the Scheduling Order, pending final determination by the Court of whether the Settlement should be approved, Plaintiffs and all members of the Class, and any of them, are individually and severally barred and enjoined from asserting, commencing, prosecuting, assisting, instigating or in any way participating in the commencement or prosecution of any action asserting any

Settled Claims, either directly, representatively, derivatively or in any other capacity. In addition, all proceedings in this Action, other than such proceedings as may be necessary to carry out the terms and conditions of the Settlement, have been stayed and suspended until further order of the Court.

THE APPLICATION FOR ATTORNEYS' FEES AND EXPENSES

        18.   Concurrently with seeking final approval of the Settlement, Plaintiffs' Counsel will apply to the Court for an award of up to $7,000,000 in attorneys' fees and expenses (the "Fee Application"). DIRECTV has agreed to pay, and in connection with the Merger has agreed to cause New DIRECTV to assume all obligations to pay, to Plaintiffs' Counsel such attorneys' fees and expenses, if any, but no greater than $7,000,000, as are awarded by the Court (the "Fee Award").

        19.   Defendants have agreed not to oppose the Fee Application to the extent that such application does not exceed $7,000,000 in the aggregate. Court approval of the Settlement shall not in any way be conditioned on Court approval of the Fee Application. No other application for attorneys' fees and expenses shall be filed, and Plaintiffs' Counsel has expressly waived any right to seek any award of fees and expenses except as provided in the Stipulation.

RIGHT TO APPEAR AND OBJECT

        20.   Any member of the Class who objects to the certification of the Class, the Settlement, the judgment to be entered in the Action, and/or the Fee Application, or who otherwise wishes to be heard, may appear personally or by counsel at the Hearing and present evidence or argument that may be proper and relevant; provided, however, that no member of the Class may be heard and no papers or briefs submitted by or on behalf of any member of the Class shall be received and considered, except by Order of the Court for good cause shown, unless, no later than November 11, 2009, copies of (a) a written notice of intention to appear, identifying the name, address, and telephone number of the objector and, if represented, their counsel, (b) a written detailed statement of such person's specific objections to any matter before the Court, (c) a written statement certifying that the objector is a member of the Class, (d) the grounds for such objections and any reasons for such person's desiring to appear and be heard, and (e) all documents and writings such person desires the Court to consider, shall be served electronically or by hand or overnight mail upon the following counsel:

    Stuart M. Grant
    GRANT & EISENHOFFER P.A.
    1201 N. Market Street
    Wilmington, Delaware 19801
    Telephone: (302) 622-7000

    Plaintiffs' Co-Lead Counsel

    Collins J. Seitz, Jr.
    CONNOLLY, BOVE, LODGE & HUTZ LLP
    The Nemours Building
    1007 North Orange Street
    P.O. Box 2207
    Wilmington, Delaware 19899

    Counsel for Defendants The DIRECTV Group, Inc.
    DTVG One, Inc., DTVG Two, Inc., and Chase Carey

    Michael B. Tumas
    POTTER, ANDERSON & CORROON LLP
    1313 North Market Street
    Wilmington, Delaware 19801
    Telephone: (302) 984-6000

    Counsel for Defendants Liberty Media Corporation Liberty
    Entertainment, Inc., Mark D. Carleton, Gregory B. Maffei,
    and John C. Malone

    Raymond G. DiCamillo
    RICHARDS, LAYTON & FINGER, P.A.
    One Rodney Square
    Wilmington, Delaware 19801
    Telephone: (302) 651-7700

    Counsel for Neil R. Austrian, Ralph F. Boyd, Charles R. Lee,
    Peter A. Lund, Nancy S. Newcomb, and Haim Saban

at the same time these papers must be filed with the Register in Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801. Unless the Court otherwise directs, no member of the Class shall be entitled to object to the Settlement, or to the judgment to be entered herein, or to the award of attorneys' fees and expenses to Plaintiffs' Counsel, or otherwise to be heard, except by serving and filing written objections as described above. Any person who fails to object in the manner provided above shall be deemed to have waived such objection and shall forever be barred from making any such objection in the Action or in any other action or proceeding.

THE ORDER AND FINAL JUDGMENT OF THE COURT

        21.   If the Court determines that the Settlement, as provided for in the Stipulation, is fair, reasonable, adequate and in the best interests of the Class, the parties to the Action will ask the Court to enter an Order and Final Judgment, which will, among other things:

  (a)
  approve the Settlement as fair, reasonable, adequate and in the best interests of the Class and direct consummation of the Settlement in accordance with its terms and conditions;

  (b)
  finally certify the Class pursuant to Court of Chancery Rules 23(a), 23(b)(1) and 23(b)(2);

  (c)
  dismiss Plaintiffs' claims with prejudice as against the named Plaintiffs and all of the members of the Class;

  (d)
  permanently bar and enjoin the members of the Class from instituting, commencing, prosecuting, participating in or continuing any action or other proceeding in any court or tribunal of any jurisdiction, either directly, representatively, derivatively or in any other capacity, asserting any Settled Claims; and

  (e)
  retain jurisdiction over all matters relating to the administration and consummation of the Settlement described herein.

        22.   In the event the Settlement is not approved, or such approval does not become final, or if the Merger is not consummated, then the Settlement shall be of no further force and effect and each party then shall be returned to his, her or its respective position prior to the Settlement without prejudice and as if the Settlement had not been entered into.

SCOPE OF THIS NOTICE AND FURTHER INFORMATION

        23.   The foregoing description of the Hearing, the Action, the terms of the proposed Settlement and other matters described herein does not purport to be comprehensive. Accordingly, members of the Class are referred to the documents filed with the Court in the Action. You or your attorney may examine the documents filed in the Action during regular business hours on any business day at the office of the Register in Chancery, Delaware Court of Chancery, New Castle County Courthouse, 500 North King Street, Wilmington, Delaware 19801.

        24.   If you would like further information, you may contact the following counsel for Plaintiffs:

    Stuart M. Grant
    GRANT & EISENHOFFER P.A.
    1201 N. Market Street
    Wilmington, Delaware 19801
    Telephone: (302) 622-7000

PLEASE DO NOT WRITE OR CALL THE COURT.

Dated: Wilmington, Delaware
October 19, 2009

BY ORDER OF THE COURT:
Register in Chancery

Annex I

VOTING, STANDSTILL, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

May 3, 2009

        This Voting, Standstill, Non-Competition and Non-Solicitation Agreement, dated as of May 3, 2009 (this "Agreement"), is by and among Liberty Media Corporation, a Delaware corporation ("Liberty"), DIRECTV, a Delaware corporation formed as a direct, wholly-owned Subsidiary of The DIRECTV Group, Inc. ("Holdings"), The DIRECTV Group, Inc., a Delaware corporation ("DIRECTV"), Liberty Entertainment, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Liberty ("Splitco"), Greenlady Corporation, a Delaware corporation ("Greenlady Corp."), and Greenlady II, LLC, a Delaware limited liability company ("Greenlady II", together with Greenlady Corp., the "Greenlady Entities" and each, a "Greenlady Entity").

        For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger, dated as of May 3, 2009 (as amended from time to time, the "Merger Agreement"), by and among Liberty, Splitco, Holdings, DTVG ONE, INC., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub One"), DTVG TWO, INC., a Delaware corporation and a direct, wholly-owned Subsidiary of Holdings ("Merger Sub Two"), and DIRECTV.

        WHEREAS, subject to the receipt of the Liberty Stockholder Approval, prior to the Effective Time, Liberty will (i) pursuant to the Reorganization Agreement, complete the Restructuring (as defined in the Reorganization Agreement) and (ii) redeem, in accordance with the terms of the Reorganization Agreement and on a pro rata basis, ninety percent (90%) of the outstanding shares of Liberty Entertainment Common Stock in exchange for all of the outstanding Splitco Common Stock (the "Split-Off);

        WHEREAS, Liberty acknowledges the highly competitive nature of the businesses of DIRECTV and the Splitco Business and further acknowledges that it has been provided with access to sensitive, proprietary and confidential information of DIRECTV and the Splitco Business and has been provided with the opportunity to develop relationships with customers, vendors, prospective customers, prospective vendors, employees and other agents of DIRECTV and its Affiliates and the Splitco Business, which, in each case, Liberty and Splitco acknowledges and agrees constitute valuable assets thereof;

        WHEREAS, as further set forth in this Agreement, Liberty and Splitco desire to cause each of the Greenlady Entities to vote all of their Liberty DIRECTV Shares in favor of the DIRECTV Merger at the DIRECTV Stockholders Meeting;

        WHEREAS, in connection with the Transactions, each of Holdings and DIRECTV has provided or given Liberty and Splitco access to certain confidential information regarding their respective businesses; and

        WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Holdings and DIRECTV have required that Liberty and Splitco enter into this Agreement and, in order to induce Holdings and DIRECTV to enter into the Merger Agreement, Liberty and Splitco are willing to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt of which are hereby acknowledged, each of the parties hereby agree as follows:

1.    Certain Definitions.

        As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

  "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and with respect to a natural Person, such Person's immediate family members and any trust, partnership, limited liability company or similar vehicle established and maintained for the benefit of such Person. For purposes of this Agreement, (i) none of Liberty, Splitco, DIRECTV or Holdings shall be considered an Affiliate of John C. Malone, Liberty Global, Inc., Ascent Media Corporation or Discovery Communication, Inc., (ii) DIRECTV and its Subsidiaries shall not be deemed to be an Affiliate of Liberty or any of its Subsidiaries or (after giving effect to the Restructuring and Split-Off but prior to the Merger Effective Time) Splitco or any of its Subsidiaries and (iii) neither IAC/InteractiveCorp nor Expedia, Inc., nor any of their respective Affiliates, will be treated as Affiliates of Liberty or Splitco for any purpose.

  "Beneficial Owner" and "Beneficial Ownership" and words of similar import have the meaning assigned to such terms in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act and a Person's Beneficial Ownership of securities shall be calculated in accordance with the provisions of such rules; provided that a Person shall be deemed to have Beneficial Ownership of all securities that such Person has a right to acquire without regard to the 60 day limitation in such rule.

  "Covered Areas" means (i) the Rocky Mountain area consisting of Colorado, Utah, Wyoming, Montana, southern Idaho, western Nebraska, western Kansas and northeastern Nevada, (ii) the Northwest area consisting of Washington, Oregon, Idaho, Montana, Alaska, Wyoming and northern Nevada and (iii) the Pittsburgh area consisting of Pennsylvania, West Virginia, Ohio and western Maryland.

  "Current Market Price" of any security on any day means (i) the last reported sale price (or, if no sale is reported, the average of the high and low bid prices) on The Nasdaq Stock Market on such day, or (ii) if the primary trading market for such security is not The Nasdaq Stock Market, then the closing sale price regular way on such day (or, in case no such sale takes place on such day, the reported closing bid price regular way on such day) in each case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such exchange, then on the principal exchange on which such security is traded, or (iii) if the Current Market Price of such security on such day is not available pursuant to one of the methods specified above, then the average of the bid and asked prices for such security on such day as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.

  "EchoStar" means EchoStar Corp.

  "Equity Security" means (i) any common stock, preferred stock or other capital stock, (ii) any securities convertible into or exchangeable for common stock, preferred stock or other capital stock or (iii) any subscriptions, options, rights, warrants, calls, convertible or exchangeable securities (or any similar securities) or agreement of any character to acquire common stock, preferred stock or other capital stock.

  "Liberty Standstill and Voting Agreement" means that certain standstill and voting agreement dated, May 6, 2008, by and among Liberty, the Greenlady Entities and DIRECTV (as the same may be assumed by Splitco pursuant to the Merger Agreement).

  "Per Share Value", as to (i) Holdings Class B Common Stock on any relevant day, means the average of the Current Market Prices of Holdings Class A Common Stock into which the shares of Holdings Class B Common Stock are convertible under certain circumstances described in the Certificate of Incorporation of Holdings for the period of 30 consecutive trading days ending on the last trading day prior to the date the parties enter into a definitive agreement in respect of a transaction to acquire the Persons referred to in Section 5(A) of this Agreement and (ii) as to Holdings Class A Common Stock on any relevant day, means the average of the Current Market Prices of Holdings Class A Common Stock for the period of 30 consecutive trading days ending on the last trading day prior to the date the parties enter into a definitive agreement in respect of a transaction to acquire such Person, in the case of clauses (i) and (ii), appropriately adjusted to take into account any stock dividends on the Holdings Class A Common Stock, or any stock splits, reclassifications or combinations of Holdings Class A Common Stock during the period following the first of such 30 trading days and ending on the last full trading day immediately preceding the date the parties enter into a definitive agreement.

  "Primarily Engaged in a Restricted Business" means, with respect to any Person, that more than 10% of such Person's business, as measured by the average of such Person's consolidated revenues for the last one completed fiscal year, is comprised of a Restricted Business.

  "Proprietary Information" shall mean all non-public, proprietary or confidential information obtained by Liberty, Splitco (prior to the Merger Effective Time), their respective Affiliates or their respective Representatives (collectively, the "Liberty Group") in connection with the Transactions or as a result of being the owner of the businesses comprising the Splitco Business and a principal stockholder, director or officer of DIRECTV, including trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, joint venture partners, personnel, recruiting, advertising, sales, marketing, promotions, government and regulatory activities and approvals, concerning the past, current or future business, activities and operations of Holdings or any of its Affiliates, including Splitco and the Splitco Business (after the Merger Effective Time) and DIRECTV and all analyses, compilations, data, studies, translations, memoranda or other documents prepared by the Liberty Group containing or based in whole or in part on any such information. Proprietary Information does not include, however, information which (i) is or becomes generally available to the public, other than as a result of a disclosure by a member of the Liberty Group, (ii) was or becomes available to the Liberty Group from a Person other than Holdings, its Affiliates or its or their Representatives who is not known nor believed by Liberty, in good faith, to be bound by a confidentiality agreement with Holdings, its Affiliates or any of its or their Representatives, or is otherwise not known by Liberty nor believed, in good faith, to be under an obligation to Holdings, its Affiliates or any of its or their Representatives not to disclose the information, or (iii) Liberty can establish was or is independently developed by a member of the Liberty Group or its Representatives without reliance upon any Proprietary Information.

2.    Agreement to Vote Liberty DIRECTV Shares and Related Matters.

        (a)    Voting.     From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the stockholders of DIRECTV however called (or any action by written consent in lieu of a meeting) or any adjournment or postponement thereof, during the period from and after the date of this Agreement to the Split-Off Effective Time Liberty shall cause, and from and after the Split-Off Effective Time Splitco shall cause, each Greenlady Entity to, and each Greenlady Entity agrees that it shall, subject to the limitations set forth in the Liberty Standstill and Voting Agreement, appear at such meeting of stockholders or otherwise cause the Liberty DIRECTV Shares to be counted as present thereat for the purpose of establishing a quorum, and vote all of the Liberty DIRECTV Shares (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (i) in favor of the adoption of the Merger Agreement, (ii) against any action or agreement (including any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Liberty or Splitco in the Merger Agreement, (iii) against any DIRECTV Takeover Proposal and (iv) against any agreement (including any amendment of any agreement), amendment of the Certificate of Incorporation or By Laws of DIRECTV or other action that would reasonably be expected to prevent, prohibit, or materially delay the consummation of the DIRECTV Merger. Any such vote shall be cast (or consent shall be given) by the Greenlady Entities in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

        (b)    Proxy.

            (i)  In furtherance of the agreements in Section 2(a) above, but subject to the following sentence, each Greenlady Entity hereby irrevocably constitutes and appoints DIRECTV and any officer(s) or directors of DIRECTV designated as proxy or proxies by DIRECTV as its attorney-in-fact and proxy in accordance with the DGCL, (with full power of substitution and re-substitution), for and in the name, place and stead of such Greenlady Entity, to vote, subject to the limitations set forth in the Liberty Standstill and Voting Agreement, all its Liberty DIRECTV Shares (at any meeting of stockholders of DIRECTV however called or any adjournment or postponement thereof), or to execute one or more written consents in respect of such Liberty DIRECTV Shares, (A) in favor of the adoption of the Merger Agreement, (B) against any action or agreement (including any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Liberty or Splitco in the Merger Agreement, (C) against any DIRECTV Takeover Proposal and (D) against any agreement (including any amendment of any agreement), amendment of the Certificate of Incorporation or By Laws of DIRECTV or other action that would reasonably be expected to prevent, prohibit or materially delay the consummation of the DIRECTV Merger.

           (ii)  Such proxy shall (A) be valid and irrevocable until the termination of this Agreement in accordance with Section 9 hereof and (B) automatically terminate upon the termination of this Agreement in accordance with Section 9 hereof. Liberty and Splitco represent that any and all other proxies heretofore given in respect of the Liberty DIRECTV Shares are revocable, that such other proxies either have been revoked or are hereby revoked. Liberty and Splitco affirm that the foregoing proxy is: (x) given (I) in connection with the execution and adoption of the Merger Agreement and (II) to secure the performance of the duties of Liberty, Splitco and the Greenlady Entities under this Agreement, (y) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (z) intended to be irrevocable prior to termination of this Agreement in accordance with the provisions of Section 212(e) of the DGCL. If for any reason the proxy granted herein is not irrevocable or is for any reason unenforceable, then Liberty, Splitco and the Greenlady Entities irrevocably agree to vote or to direct the voting or the execution of written consents in respect of their Liberty DIRECTV Shares in accordance with Section 2(a).

        (c)    Proxies; Non-Interference; etc.     From the date hereof until any termination of this Agreement in accordance with its terms or except as expressly provided by this Agreement (including Section 2(b)(ii)), none of Liberty, Splitco or any Greenlady Entity shall directly or indirectly (i) deposit any Liberty DIRECTV Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Liberty DIRECTV Shares, (ii) take any action that would make any representation or warranty of Liberty, Splitco or the Greenlady Entities set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling or materially delaying Liberty, Splitco and the Greenlady Entities from performing any of their respective obligations under this Agreement or (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii) of this Section 2(c). DIRECTV shall cause all certificates representing Liberty DIRECTV Shares to bear a prominent legend stating that such shares are subject to the voting and other restrictions described in this Agreement, and Liberty and the Greenlady Entities hereby consent thereto; provided, however, that such legend shall be removed immediately in the event of the termination of this Agreement or the Merger Agreement.

        (d)    Additional Shares.     Until any termination of this Agreement in accordance with its terms, Liberty, Splitco and the Greenlady Entities shall promptly notify Holdings and DIRECTV of the number of shares of DIRECTV Common Stock, if any, as to which Liberty, Splitco or any Greenlady Entity acquires record or Beneficial Ownership after the date hereof (including pursuant to the exercise of any stock option or stock appreciation right and excluding any such shares received as a result of any dividend or other distribution made or similar action taken by DIRECTV or any of its Affiliates), provided, however, that Liberty and Splitco have covenanted under the Merger Agreement to not acquire Beneficial Ownership of DIRECTV Common Stock. Any shares of DIRECTV Common Stock as to which Liberty, Splitco or the Greenlady Entities acquire record or Beneficial Ownership after the date hereof and prior to termination of this Agreement shall be Liberty DIRECTV Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of DIRECTV affecting DIRECTV Common Stock, the number of shares of DIRECTV Common Stock constituting Liberty DIRECTV Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of DIRECTV Common Stock or other voting securities of DIRECTV issued to Liberty, Splitco or the Greenlady Entities in connection therewith. For the avoidance of doubt, nothing herein shall void, modify, limit, qualify or amend Liberty's obligations pursuant to Sections 6.26 and 6.27 of the Merger Agreement.

3.    Non-Solicitation.    Liberty acknowledges that Holdings' and its Subsidiaries' employees from and after the Closing Date will be key components to the success of Holdings and its Subsidiaries, including Splitco, the Splitco Business and DIRECTV, and that the preservation of Holdings' and its Subsidiaries' respective employee bases from and after the Closing Date is critical to, among other things, Holdings' and its Subsidiaries' prospects. Consequently, Liberty agrees that, for a period of two years from and after the Closing Date, without the prior written consent of Holdings, Liberty will not, and will cause its Affiliates not to, directly or indirectly, (a) solicit any individual who is an executive officer or other member of senior management of Holdings or its Subsidiaries from and after the Closing Date to leave his or her employment with Holdings or its Subsidiaries or interfere with the employment relationship between Holdings or its Subsidiaries, on the one hand, and any individual who is an executive officer or other member of senior management of Holdings or its Subsidiaries, on the other hand, from and after the Closing Date, or (b) hire any individual who is an executive officer or other member of senior management of DIRECTV, the Splitco Business or any of their Subsidiaries during the twelve month period preceding the Closing Date; provided that the foregoing restrictions shall not prohibit Liberty or its Affiliates from (A) soliciting or hiring any individuals through the placement of general advertisements of employment opportunities which are not specifically directed at employees of Holdings or its Subsidiaries or (B) hiring any such individuals who become aware of employment opportunities other than by a solicitation prohibited by this Section 3 and approach Liberty or its Affiliates with respect thereto.

4.    Non-Competition.

        (a)   For a period of three (3) years from and after the Closing Date (the "Restricted Period"), Liberty shall not, and shall cause its Affiliates not to, directly or indirectly, as a stockholder, owner, equityholder, manager, operator, lender, investor, consultant, member, partner, licensor, contractor, agent or in any other capacity, engage or participate in a Restricted Business (as defined below) anywhere in North America or South America where the Restricted Business was operated, directly or indirectly, by Liberty or DIRECTV prior to the Closing Date. The term "Restricted Business" means (i) the provision of direct-to-home delivery of video services by satellite ("DTH Service"); (ii) the provision of programming consisting of live coverage of regional and local sports in the Covered Areas; or (iii) the provision of programming or on-line skill-based games of the nature produced, carried, offered or hosted by Game Show Network, LLC or its Subsidiary, FUN Technologies ULC (formerly known as FUN Technologies Inc.), on the Closing Date.

        (b)   Notwithstanding the foregoing, the restrictions of this Section 4 shall not apply to any business (other than the DTH Service and the Splitco Business) in which (x) Liberty, (y) any of its Subsidiaries or (z) any Person in which Liberty, as of the date hereof, owns directly or indirectly 5% or more of the outstanding voting stock or is engaged (including any services offered by Sirius XM Radio Inc. or any of its Subsidiaries or successors). In addition, the restrictions set forth herein shall not be applicable to any acquisition, directly or indirectly, after the date of this Agreement by Liberty or any of its Affiliates (whether by merger, share exchange, purchase or otherwise) of:

            (i)  any Person (or any interest therein) which is not Primarily Engaged in a Restricted Business;

           (ii)  securities listed on any securities exchange of any Person (a "Public Company") that is Primarily Engaged in a Restricted Business, provided that Liberty and its Affiliates would not, in the aggregate, own, directly or indirectly, 5% or more of the outstanding voting power or capital stock of such Person (after giving effect to such acquisition, the "Public Company Threshold"); and

          (iii)  securities not listed on any securities exchange of any Person (a "Private Company") that is Primarily Engaged in a Restricted Business, provided that (A) Liberty and its Affiliates would not, in the aggregate, own, directly or indirectly, more than 10% of the outstanding voting power or capital stock of such Person (after giving effect to such acquisition, the "Private Company Threshold"), and (B) neither Liberty nor any of its Affiliates would possess any management or other rights to direct the operations of such Person (after giving effect to such acquisition).

        (c)   Liberty agrees, that during the Restricted Period, it shall not and shall cause its Affiliates not to, in the aggregate, own, directly or indirectly, 5% or more of the outstanding voting power or capital stock of EchoStar or any of its Subsidiaries primarily engaged in the business of providing goods or services to Dish Network Corporation.

5.    Standstill.

        For a period of three years from and after the Closing Date, Liberty shall not, and shall not authorize or permit any of its Affiliates or their respective Representatives to do or agree to do any of the following, without the prior written consent of Holdings:

            (i)  effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (A) any acquisition of any Equity Securities (or Beneficial Ownership thereof), or any indebtedness or businesses of Holdings or any of its Subsidiaries, (B) any tender or exchange offer, consolidation, business combination, acquisition, merger, joint venture or other business combination involving Holdings or any of its Subsidiaries or any material assets of Holdings or any of its Subsidiaries, (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Holdings or any of its Subsidiaries, or (D) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote any voting securities of Holdings or consents to any action from any holder of any voting securities of Holdings or seek to advise or influence any Person with respect to the voting of or the granting of any consent with respect to any voting securities of Holdings;

           (ii)  form, join or in any way participate in a "group" (as defined under the Exchange Act) in connection with the voting securities of Holdings or otherwise act in concert with any Person in respect of any such securities;

          (iii)  otherwise act, alone or in concert with others, to seek representation on, or to control or influence the management of, the Board of Directors or policies of Holdings;

          (iv)  enter into any discussions or arrangements with any third party with respect to any of the foregoing;

           (v)  request that Holdings or any of its Representatives amend or waive any provision of this paragraph, or make any public announcement with respect to the restrictions of this paragraph, or take any action which would reasonably be expected to require Holdings to make a public announcement regarding the possibility of a business combination or merger; or

          (vi)  advise, assist or encourage any other Persons, in connection with any of the foregoing;

provided, however, that notwithstanding anything contained herein,

        (A)  any acquisition (or proposed acquisition) of an indirect interest in Equity Securities of Holdings or any of its Subsidiaries arising out of an acquisition by Liberty or any of its Affiliates of an interest in another Person (which Person, immediately following such acquisition, would be an Affiliate of Liberty) (an "Acquired Person") that Beneficially Owns Equity Securities of Holdings or any of its Subsidiaries will not constitute a breach or violation of Liberty's obligations under this Section 5, so long as

          (X)  such Equity Securities of Holdings or any of its Subsidiaries Beneficially Owned by such Acquired Person (together with such Equity Securities of Holdings or its Subsidiaries Beneficially Owned by Liberty, its Affiliates and other Acquired Persons at such time) do not constitute, in the aggregate, on an as-converted basis, two percent or more of any class of Holdings' or any of its Subsidiaries' Equity Securities immediately prior to the execution in full of a binding purchase or similar agreement relating to such acquisition (but after giving effect to any sale or other disposition of Equity Securities of Holdings or any of its Subsidiaries by such Acquired Person (or by Liberty, its Affiliates or other Acquired Person) to occur on a reasonably prompt basis after the closing of such acquisition pursuant to a binding agreement entered into by such Acquired Person (or Liberty, its Affiliates or other Acquired Persons) prior to or in connection with the closing of such acquisition to sell or dispose of a sufficient number of such Acquired Person's (or of Liberty's, its Affiliates' or other Acquired Person's) Equity Securities of Holdings or any of its Subsidiaries so as to cause such Person (together with such Equity Securities of Holdings or its Subsidiaries Beneficially Owned by Liberty, its Affiliates and the other Acquired Persons at such time) to Beneficially Own Equity Securities of Holdings or any of its Subsidiaries constituting, in the aggregate, on an as-converted basis, less than two percent of any class of Holdings' or any of its Subsidiaries' Equity Securities, subject to such disposition closing; provided, that prior to such disposition, Liberty shall vote, and shall cause its Affiliates to vote, the excess of any Equity Securities of Holdings or any of its Subsidiaries constituting, in the aggregate, on an as converted basis, two percent or more of any class of Holdings' or any of its Subsidiaries' Equity Securities at any special or annual meeting of stockholders of Holdings or any of its Subsidiaries, as applicable, in proportion to the votes cast by stockholders of Holdings or its Subsidiaries, as applicable, other than Liberty and its Affiliates, at such meeting); and

          (Y)  the aggregate value of such Equity Securities of Holdings (calculated based on the applicable Per Share Value) or any of its Subsidiaries Beneficially Owned by such Acquired Person do not constitute, in the aggregate, on an as-converted basis, five percent or more of the fair value of the consolidated net assets of such Acquired Person immediately prior to the execution in full of a binding purchase or similar agreement relating to such acquisition but after giving effect to any sale or other disposition of Equity Securities of Holdings or any of its Subsidiaries by such Acquired Person to occur on a reasonably prompt basis after the closing of such acquisition pursuant to a binding agreement entered into by such Acquired Person prior to or in connection with the closing of such acquisition to sell or dispose of a sufficient number of such Acquired Person's Equity Securities of Holdings or any of its Subsidiaries so as to cause such Acquired Person to Beneficially Own Equity Securities of Holdings or any of its Subsidiaries constituting, in the aggregate, on an as-converted basis, less than five percent or more of the fair value of the consolidated net assets of such Acquired Person, subject to such disposition closing; provided, that prior to such disposition, Liberty shall vote, and shall cause its Affiliates to vote, the excess of any Equity Securities of Holdings or any of its Subsidiaries constituting, in the aggregate, on an as converted basis, five percent or more of the fair value of the consolidated net assets of the Acquired Person, as applicable, in proportion to the votes cast by stockholders of Holdings or its Subsidiaries, as applicable, other than Liberty and its Affiliates, at such meeting); and

        (B)  for all purposes of this Section 5, Liberty, its Affiliates and any Acquired Person will not be deemed to have acquired Beneficial Ownership of, and following such acquisition will not be deemed to have Beneficial Ownership of, any Equity Securities of Holdings or any of its Subsidiaries to the extent that such Equity Securities are (i) received by Liberty or its Affiliates as a result of any dividend or other distribution made, or similar action taken (including receipt by Liberty or any of its Affiliates of any rights, warrants or other securities granting to the holder the right to acquire Equity Securities of Holdings or its Affiliates, and any acquisition of Equity Securities of Holdings or its Affiliates upon the exercise thereof), by Holdings, any of its Affiliates or any other Person which is not Liberty or an Affiliate of Liberty or (ii) acquired from Holdings or any of its Subsidiaries.

6.    Confidentiality.    Liberty agrees that it will, and that it will cause the Liberty Group to, keep all Proprietary Information in its possession as of the Closing Date confidential and refrain from using such Proprietary Information; provided that, notwithstanding anything to the contrary herein, Liberty may use such Proprietary Information to the extent reasonably necessary for purposes of preparing and filing tax returns, corresponding with tax authorities, preparing accounting records and in connection with any litigation, including litigation arising out of, relating to, or resulting from the Transactions or the subject matter of such Proprietary Information. Liberty agrees to be responsible for any breach of this Agreement by any of its Representatives.

7.    Representations and Warranties of Liberty and Splitco.

        (a)    Liberty Organization, Standing, Power and Authority for this Agreement.     Subject to Section 9(a) hereof, Liberty represents and warrants that, as of the date hereof and as of the Closing Date, each of Liberty and each Greenlady Entity (collectively, the "Liberty/Greenlady Group" and each a "Liberty/Greenlady Group Member") is a corporation or legal entity duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction in which it is organized or formed and has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Liberty/Greenlady Group Member and the consummation by it of the transactions contemplated hereby (i) will not violate any order, writ, injunction, decree, statute, rule, regulation or Law applicable to it or by which any of the Liberty DIRECTV Shares are bound, (ii) will not violate or constitute a breach or default under any agreement by which it or the Liberty DIRECTV Shares may be bound (other than in connection with the Greenlady Debt), (iii) will not require the consent of or any notice or other filing with any third party (other than in connection with the

Greenlady Debt), including any governmental authority, and (iv) have been duly and validly authorized, and no other proceedings on the part of Liberty/Greenlady Group are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Liberty/Greenlady Group Member and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding agreement of each Liberty/Greenlady Group Member, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting enforcement of creditors' rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). Except as provided herein, there is no party to any other agreement or arrangement (other than in connection with the Greenlady Debt), whose consent is required for the execution and delivery of this Agreement or the consummation by each Liberty/Greenlady Group Member of the transactions contemplated hereby.

        (b)    Ownership of Liberty DIRECTV Shares.     Subject to Section 9(a) hereof, Liberty represents and warrants that, as of the date hereof all of the shares of DIRECTV capital stock Beneficially Owned by Liberty are owned as follows: (i) 170,000,000 shares of DIRECTV Common Stock are owned directly by Greenlady II, LLC and (ii) 378,720,752 DIRECTV Common Stock are owned directly by Greenlady Corp. (collectively, the "Liberty DIRECTV Shares"). All of the Liberty DIRECTV Shares are owned free and clear of all Liens, other than those Liens incurred in connection with the Greenlady Debt, the Liberty Standstill and Voting Agreement, encumbrances created by this Agreement, the Merger Agreement, the Liberty Revolving Credit Facility, the DIRECTV Credit Facility (including the pledge agreement and any other related agreements entered into in connection therewith) and any restrictions on transfer under applicable federal and state securities laws. Except for the Liberty DIRECTV Shares, as of the date hereof, the Liberty/Greenlady Group does not Beneficially Own any Equity Securities of DIRECTV or any of its Subsidiaries.

        (c)    Splitco Organization, Standing, Power and Authority for this Agreement.     Splitco represents and warrants that, as of the date hereof and as of the Closing Date, Splitco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Splitco and the consummation by it of the transactions contemplated hereby (i) will not violate any order, writ, injunction, decree, statute, rule, regulation or Law applicable to it or by which any of the Liberty DIRECTV Shares are bound, (ii) will not violate or constitute a breach or default under any agreement by which it or the Liberty DIRECTV Shares may be bound (other than in connection with the Greenlady Debt), (iii) will not require the consent of or any notice or other filing with any third party (other than in connection with the Greenlady Debt), including any governmental authority, and (iv) have been duly and validly authorized, and no other proceedings on the part of Splitco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Splitco and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding agreement of Splitco, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting enforcement of creditors' rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity). Except as provided herein, there is no party to any other agreement or arrangement (other than in connection with the Greenlady Debt), whose consent is required for the execution and delivery of this Agreement or the consummation by Splitco of the transactions contemplated hereby.

8.    Representations and Warranties of DIRECTV.

        DIRECTV represents and warrants that, as of the date hereof and as of the Closing Date, DIRECTV is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by DIRECTV and the consummation by DIRECTV of the transactions contemplated hereby (i) will not violate any order, writ, injunction, decree, statute, rule, regulation or Law applicable to DIRECTV, (ii) will not violate or constitute a breach or default under any agreement by which DIRECTV may be bound, (iii) except as set forth on Schedule 8, will not require the consent of or any notice or other filing with any third party, including any Governmental Authority, and (iv) have been duly and validly authorized, and no other proceedings on the part of DIRECTV are necessary to authorize this Agreement or, subject to receipt of the DIRECTV Stockholder Approval, to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by DIRECTV and, assuming it has been duly and validly authorized, executed and delivered by Liberty, constitutes a legal, valid and binding obligation of DIRECTV enforceable against DIRECTV in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting enforcement of creditors' rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity).

9.    Effects of Split-Off; Termination.

        (a)   Effective as of the Split-Off Effective Time, DIRECTV hereby releases Liberty from any and all obligations and liabilities relating to any breach by of any representation or warranty set forth in Section 7 or the failure of Liberty or Splitco to perform any covenant, agreement or obligation to be performed by Liberty or Splitco pursuant to Section 2 hereof. In furtherance of and not in limitation of the foregoing, the parties agree that from and after the Split-Off Effective Time, DIRECTV will look solely to Splitco with respect to the performance of Splitco's and Liberty's covenants, agreements or obligations under Section 2 hereof and with respect to any liability of Splitco or Liberty under Section 2 hereof, whether such obligation or liability arises before or after the Split-Off Effective Time.

        (b)   This Agreement shall terminate automatically, without further action of the parties hereto, upon the first to occur of (i) the consummation of the Mergers and (ii) the termination of the Merger Agreement in accordance with its terms, provided, that (A) subject to Section 9(a), nothing herein shall relieve any party from liability for any breach of this Agreement and (B) the rights and obligations of the parties hereto under Sections 3, 4, 5, 6 and 10 of this Agreement shall survive consummation of the Mergers.

10.    Miscellaneous.

        (a)    Remedies.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 10(d), without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

        (b)    Expenses.     Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        (c)    Governing Law.     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

        (d)    Jurisdiction.     Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware (the "Delaware Chancery Court"), or, if the Delaware Chancery Court does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(j) shall be deemed effective service of process on such party.

        (e)    Waiver of Jury Trial.     EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(e).

        (f)    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors (whether as a result of merger, reorganization, restructuring, consolidation or any other transaction) and permitted assigns. Any purported assignment not permitted under this Section 10(f) shall be null and void.

        (g)    Counterparts.     This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

        (h)    Descriptive Headings.     Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

        (i)    Entire Agreement; No Third-Party Beneficiaries.     This Agreement, the Merger Agreement and the Liberty Standstill and Voting Agreement constitute the entire agreements, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

        (j)    Notices.     All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

  If to DIRECTV or Holdings, to:

    The DIRECTV Group, Inc.
    2230 East Imperial Highway
    El Segundo, CA 90245
    Attention: Larry D. Hunter, General Counsel
    Facsimile: (310) 964-0838

  with a copy (which shall not constitute notice) to:

    Weil, Gotshal & Manges LLP
    767 Fifth Avenue
    New York, NY 10153
    Attention: Frederick S. Green
                       Michael E. Lubowitz
    Facsimile: (212) 310-8007

  with a copy (which shall not constitute notice) to:

    Simpson Thacher & Bartlett LLP
    425 Lexington Avenue
    New York, NY 10017
    Attention: Richard I. Beattie
                       Marni J. Lerner
                       Kathryn King Sudol
    Facsimile: (212) 455-2502

  If to Liberty or Splitco, to:

    Liberty Media Corporation
    12300 Liberty Boulevard
    Engelwood, CO 80112
    Attention: Charles Y. Tanabe, General Counsel
    Facsimile: (720) 875-5382

  with a copy (which shall not constitute notice) to:

    Baker Botts L.L.P.
    30 Rockefeller Plaza
    New York, NY 10112
    Attention: Frederick H. McGrath
                       Jonathan Gordon
                       Renee Wilm
    Facsimile: (212) 259-2530

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

        (k)    Severability.     If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        (l)    Interpretation.     When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

[Signature Page Follows]

        IN WITNESS WHEREOF, each of the undersigned has executed this agreement as of the date first above written.

LIBERTY MEDIA CORPORATION
By:	/s/ CHARLES Y. TANABE Name: Charles Y. Tanabe Title: Executive Vice President
DIRECTV
By:	/s/ LARRY D. HUNTER Name: Larry D. Hunter Title: Executive Vice President
LIBERTY ENTERTAINMENT, INC.
By:	/s/ CHARLES Y. TANABE Name: Charles Y. Tanabe Title: Executive Vice President
GREENLADY CORPORATION
By:	/s/ CHARLES Y. TANABE Name: Charles Y. Tanabe Title: Executive Vice President
GREENLADY II, LLC
By:	/s/ CHARLES Y. TANABE Name: Charles Y. Tanabe Title: Executive Vice President

SCHEDULE

TO THE

VOTING,

STANDSTILL,

NON-COMPETITION AND

NON-SOLICITATION

AGREEMENT

BY AND AMONG

LIBERTY MEDIA CORPORATION

LIBERTY ENTERTAINMENT, INC.,

THE DIRECTV GROUP, INC.,

DIRECTV,

GREENLADY CORP.

AND

GREENLADY II, LLC

DATED AS OF MAY 3, 2009

        All capitalized terms used in this Schedule which are not separately defined herein shall have the meanings given to them in the Voting, Standstill, Non-Competition and Non-Solicitation Agreement, dated as of May 3, 2009 (the "Agreement"), by and among Liberty Media Corporation, a Delaware corporation, DIRECTV, a Delaware corporation formed as a direct, wholly-owned Subsidiary of The DIRECTV Group, Inc., The DIRECTV Group, Inc., a Delaware corporation, Liberty Entertainment, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Liberty Media Corporation, Greenlady Corporation, a Delaware corporation, and Greenlady II, LLC, to which Agreement this Schedule is attached and into which this Schedule is incorporated by reference. This Schedule corresponds to the section number in the Agreement. The heading contained in this Schedule is for reference purposes only and shall not affect in any way the reading or interpretation of this Schedule.

        Matters reflected in this Schedule are not necessarily limited to matters required by the Agreement to be reflected in this Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. The information contained in this Schedule shall not be used as a basis for interpreting the terms "material" or other similar terms in the Agreement.

 Schedule 8
Authority for this Agreement

1.
Filings made pursuant to the HSR Act.

2.
Filings made with the FCC.

3.
The Liberty Stockholder Approval and the DIRECTV Stockholder Approval.

4.
Filings made pursuant to any applicable federal or state securities laws.

Annex J

Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112	Liberty Entertainment, Inc. 12300 Liberty Boulevard Englewood, CO 80112

October 19, 2009

Mr. Larry D. Hunter
Chief Executive Officer and General Counsel
The DIRECTV Group, Inc.
DIRECTV
2230 East Imperial Highway
El Segundo, CA 90245

  Re:
  Splitco Adjusted Restricted Shares

Dear Larry:

        Reference is made to the Agreement and Plan of Merger, dated as of May 3, 2009, as amended through the date hereof (the "Merger Agreement"), by and among Liberty Media Corporation ("Liberty"), Liberty Entertainment, Inc., The DIRECTV Group, Inc., DIRECTV ("Holdings") and the other parties named therein. Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Merger Agreement.

        This letter will confirm our agreement with respect to the settlement of the withholding obligations due in connection with the accelerated vesting of all outstanding Splitco Adjusted Restricted Shares as of the Merger Effective Time in accordance with Section 2.4(c) of the Liberty Disclosure Schedule.

        Notwithstanding anything to the contrary contained in the Merger Agreement, but subject to Section 2.2(i) of the Merger Agreement (but without duplication):

          1.     On or prior to the Closing Date, Liberty will notify Holdings, in writing, of (i) each award of Splitco Adjusted Restricted Shares that vests as of the Merger Effective Time; and (ii) each such award that will be subject to the following withholding provisions (a "Covered Award").

          2.     Liberty hereby represents and warrants to Holdings that Liberty has the power and authority to authorize and effect the withholding of such amounts and in such form as is provided for in the withholding provisions set forth below.

          3.     No later than 5pm Denver time on the Business Day that immediately follows the first day of "regular way" trading in Holdings Class A Common Stock (the "First Trading Day"), Liberty will notify Holdings, in writing, of (i) the dollar value of the withholding amount applicable to each Covered Award; (ii) the stock price to be used in calculating the number of shares of Holdings Class A Common Stock to be withheld from each Covered Award, which stock price will equal the average of the high and the low reported sale prices for the Holdings Class A Common Stock on the First Trading Day rounded up to the next higher whole cent (the "Stock Price"); and (iii) the number of shares of Holdings Class A Common Stock to be deducted from each Covered Award following its conversion to shares of Holdings Class A Common Stock at the Splitco Exchange Ratio in accordance with the Merger Agreement, which number of shares (the "Withheld Shares") will equal the quotient of (x) the notified withholding amount applicable to such Covered Award divided by (y) the Stock Price, rounded up to the next higher whole share.

          4.     Holdings will cause its transfer agent to distribute promptly, and in any event prior to the third Business Day following the First Trading Day, (A) to each holder of a Covered Award, all shares of Holdings Class A Common Stock subject to such Covered Award less the Withheld Shares subject to such Covered Award, and (B) to each holder of an award of Splitco Adjusted Restricted Shares not designated as a Covered Award, all shares of Holdings Class A Common Stock subject to such award.

          5.     Holdings will also pay promptly, by wire transfer, and in any event prior to the third Business Day following the First Trading Day, to Liberty an amount equal to the product of (i) the Stock Price multiplied by (ii) the aggregate number of Withheld Shares, in immediately available funds.

          6.     Liberty will then use these funds to timely pay the appropriate Governmental Authority, thereby satisfying all withholding obligations with respect to the Covered Awards.

        This will also confirm our agreement, on behalf of the holders of Covered Awards, that the board of directors of Holdings will approve, under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, the disposition of shares of Holdings Class A Common Stock in accordance with the foregoing withholding arrangement by any person serving as a director or executive officer of Holdings as of the Merger Effective Time.

[signature page follows]

        Kindly acknowledge your agreement with the foregoing by executing below and returning the same to the undersigned at your earliest convenience.

Very truly yours,
Liberty Media Corporation
By:	/s/ CHARLES Y. TANABE
Name:	Charles Y. Tanabe
Title:	Executive Vice President and General Counsel
Liberty Entertainment, Inc.
By:	/s/ CHARLES Y. TANABE
Name:	Charles Y. Tanabe
Title:	Executive Vice President and General Counsel

Accepted and Agreed this 19th day of October 2009:

The DIRECTV Group, Inc.
By:	/s/ LARRY D. HUNTER
Name:	Larry D. Hunter
Title:	Chief Executive Officer
DIRECTV
By:	/s/ LARRY D. HUNTER
Name:	Larry D. Hunter
Title:	Chief Executive Officer